As filed with the Securities and Exchange Commission on November 6, 2008
Registration No. 333-153625
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-4

Registration Statement Under
The Securities Act of 1933

ONSTREAM MEDIA CORPORATION
(Exact name of Registrant as specified in its charter)

Florida	7373	65-0420146
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1291 SW 29 Avenue, Pompano Beach, Florida 33069
(954) 917-6655
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Randy S. Selman
President and Chief Executive Officer
Onstream Media Corporation
1291 SW 29th Avenue
Pompano Beach, Florida 33069
(954) 917-6655
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joel D. Mayersohn, Esq. Roetzel & Andress LPA One Financial Plaza, 8th Floor 100 S.E. Third Avenue Fort Lauderdale, Florida 33394 (954) 462-4150	David C. McCourt Interim Chief Executive Officer Narrowstep Inc. 116 Village Boulevard, Suite 200 Princeton, New Jersey 08540 (609) 945-1772

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price			Amount of Registration Fee
Common Stock, par value $.0001	22,280,006	(1)	$	[ ]		$2,931,120	(2)		$115	(4)
Contingent Value Rights(3)	[ ]			N/A	$	N/A		$	N/A

(1)
Represents the estimated maximum number of shares of common stock of Registrant (including shares of Registrant's common stock underlying the Registrant’s Contingent Value Rights) to be issued in connection with the merger of Registrant's wholly owned subsidiary, Onstream Merger Corp., a Delaware corporation ("Merger Sub") with and into Narrowstep Inc., a Delaware corporation ("Narrowstep"), including finders fees. Such number also includes the estimated maximum number of shares of common stock of Registrant issuable upon the exercise of warrants to purchase Narrowstep common stock outstanding immediately prior to the effective time of the Merger described herein.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is the sum of (a) the product of (i) $0.015, the average of the high and low sales price of Narrowstep common stock (Symbol "NRWS") as quoted on the Over the Counter Bulletin Board ("OTCBB") on October 17, 2008 and (ii) 139,407,977, the estimated maximum number of shares of Narrowstep common stock to be exchanged pursuant to the Merger described herein (which includes 136,907,977 shares of common stock outstanding and/or underlying restricted stock awards); and (b) the product of (i) 2,000,000, the number of shares of Onstream common stock to exchanged for Narrowstep Series A Preferred Stock and (b) $0.42, the average of the high and low sales price of Onstream common stock (Symbol “ONSM”) as quoted on the NASDAQ Capital Market on October 17, 2008.

(3)
Contingent value rights issued by Registrant as part of the Merger Consideration to holders of Narrowstep common stock and upon certain exercises of Narrowstep warrants assumed by Onstream, pursuant to the terms of a Contingent Value Rights Agreement ("CVR Agreement") between the Registrant, W. Austin Lewis IV, as Representative, and Interwest Transfer Co., as Exchange Agent. The amount to be registered assumes the immediate exercise of all Narrowstep warrants.

(4)	The filing fee has been previously paid by the Registrant.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Onstream Media Corporation may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED - __, 2008
MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

The boards of directors of Onstream Media Corporation and Narrowstep Inc. have approved a merger agreement that provides for the merger of Onstream Merger Corp., a Delaware corporation and wholly owned subsidiary of Onstream with and into Narrowstep. Narrowstep will continue as the surviving corporation (with respect to Onstream Merger Corp.) and a wholly owned subsidiary of Onstream.

If the merger agreement is approved and the merger is subsequently completed, Onstream will issue a minimum of 10,100,000 shares and up to a maximum of 20,000,000 shares of Onstream common stock to the securities holders of Narrowstep. Each share of Narrowstep common stock outstanding prior to the merger will :

•	convert into not less than approximately 0.058 of a share of Onstream common stock; and

•
receive one contingent value right that entitles its holder to receive an additional fraction of a share of Onstream common stock in the event that Narrowstep meets certain revenue targets following the merger.

Each share of Narrowstep Series A preferred stock, outstanding immediately prior to the merger, will be automatically converted into shares of Onstream common stock, not to exceed an aggregate of 2,000,000 shares of Onstream common stock, which shares are included in the aggregate merger consideration.

Onstream will also assume all outstanding Narrowstep warrants, which, upon exercise following the merger, may require Onstream to issue approximately 2,000,000 additional shares of Onstream common stock and which entitle the warrant holders to receive contingent value rights when exercised under certain circumstances.

The actual number of shares of Onstream common stock issuable to the securities holders of Narrowstep will be determined as of the date of the closing, based on the formulas described in detail on page 163. The number of contingent value rights are subject to Narrowstep meeting certain post merger revenue targets based on formulas described on page 166.

The common stock of Onstream is quoted on the NASDAQ Capital Market under the symbol "ONSM." The common stock of Narrowstep is quoted on the Over the Counter Bulletin Board ("OTCBB") under the symbol "NRWS."

On October 17, 2008, the last practicable trading date before the printing of this joint proxy statement/prospectus, the closing share price of Onstream common stock was $0.45. For illustrative purposes only, assuming the minimum exchange ratio of 0.058 per share, if the merger had closed on October 17, 2008, Narrowstep common stockholders would have received aggregate share consideration of approximately 8,100,000 shares of Onstream common stock with an aggregate value of approximately $3,645,000 and Narrowstep preferred stockholders would have received aggregate share consideration of approximately 2,000,000 shares of Onstream common stock with an aggregate value of approximately $900,000. Assuming the foregoing share prices, and for illustrative purposes only, assuming that Onstream issues the maximum of 9,900,000 common shares, Narrowstep stockholders will receive aggregate contingent value rights consideration with an aggregate value of approximately $4,455,000.

The foregoing amounts are for illustrative purposes only. The actual shares to be issued may differ due to a number of factors described in this joint proxy statement/prospectus, including Narrowstep's consolidated revenue associated with certain contracts entered into or terminated between May 31, 2008 and immediately prior to the effective time of the merger, the number of convertible or restricted securities of Narrowstep that will convert or otherwise automatically vest immediately prior to the merger and the number of warrants that are exercised prior to a date specified in the agreement governing the terms of the contingent value rights. In addition, the actual number of shares of Onstream common stock issuable pursuant to the contingent value rights will depend upon Narrowstep meeting certain revenue targets within an 18-month revenue measurement period, which commences six months after the effective time of the merger and the number of warrants, if any, exercised prior to the final determination of the consideration, if any, to be paid pursuant to a contingent value rights agreement. If Narrowstep fails to meet these revenue targets, the contingent value rights will expire and Onstream will have no obligation to issue additional shares to the Narrowstep stockholders. A discussion of the foregoing variables and effects on the shares and contingent rights to be issued in the merger may be found beginning on page 172.

As a result of the foregoing factors and conditions, Narrowstep securities holders will not know at the time of the Narrowstep special meeting the exact consideration such holder will receive in the merger. We describe in detail the terms of the merger in the accompanying joint proxy statement/prospectus under the caption "THE MERGER" beginning on page 117 which we urge you to read carefully.

The merger cannot be completed unless Narrowstep stockholders adopt the merger agreement and Onstream's stockholders approve the issuance of Onstream common stock and contingent value rights in connection with the merger and an amendment to Onstream’s articles of incorporation to increase its authorized capital to issue the merger consideration and additional shares underlying the assumed Narrowstep warrants, each at their respective special stockholder meetings. More information about Onstream, Narrowstep and the merger is contained in the accompanying joint proxy statement/prospectus. We encourage you to read the joint proxy statement/prospectus and to carefully consider the "RISK FACTORS" beginning on page 19 of the accompanying joint proxy statement/prospectus before voting.

Your vote is very important. Whether or not you plan to attend your company's special meeting, please take the time to vote your shares. You may vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

Sincerely,

Randy S. Selman	David C. McCourt
President, Chief Executive Officer	Interim Chief Executive Officer
and Chairman of the Board	and Chairman of the Board
Onstream Media Corporation	Narrowstep Inc.

The accompanying joint proxy statement/prospectus is dated _________, 2008 and is first being mailed to the stockholders of Onstream and Narrowstep on or about _________, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus includes important business and financial information about Onstream and Narrowstep from documents that Onstream and Narrowstep have filed with the Securities and Exchange Commission and that is included in or delivered with this document as an exhibit or appendix.

This information about Onstream and Narrowstep is also available to you without charge upon your written or oral request. You can obtain these documents through the Securities and Exchange Commission website at www.sec.gov. You can also obtain copies of these documents by requesting them in writing or by telephone from Onstream or Narrowstep at the following address and telephone number:

Onstream Media Corporation Investor Relations Brett Maas (646) 536-7331	Narrowstep Inc. Ellyn Ito (609) 945-1772

TO OBTAIN TIMELY DELIVERY OF REQUESTED DOCUMENTS PRIOR TO THE RESPECTIVE SPECIAL MEETINGS, YOU MUST REQUEST DOCUMENTS NO LATER THAN ____________, 2008. If you request any documents, we will mail the documents you request by first class mail, or another equally prompt means, within one business day after your request is received.

You should rely only on the information contained in this joint proxy statement/prospectus in deciding how to vote on each of the proposals. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated ______, 2008. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Onstream and Merger Sub has been provided by Onstream, and information contained in this joint proxy statement/prospectus regarding Narrowstep has been provided by Narrowstep.

ONSTREAM MEDIA CORPORATION
1291 SW 29th Avenue
Pompano Beach, Florida 33069

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON _____________, 2008

To the Stockholders of Onstream Media Corporation:

We will hold a special meeting of the stockholders of Onstream Media Corporation, a Florida corporation on ______________, 2008 at ________ p.m., local time, at ______________, to consider and vote upon the following matters:

•
A proposal to issue shares of Onstream common stock and contingent value rights to acquire additional shares of Onstream common stock, as well as to issue additional shares of Onstream common stock upon exercise of warrants assumed by Onstream in connection with the merger contemplated by the Agreement and Plan of Merger, dated May 29, 2008, by and among Onstream, Onstream Merger Corp., a Delaware corporation and wholly owned subsidiary of Onstream, Narrowstep Inc., a Delaware corporation, and W. Austin Lewis IV, as Representative of the Narrowstep stockholders, as amended on August 13, 2008, and September 15, 2008. Copies of the Merger Agreement, First Merger Agreement Amendment and Second Merger Agreement Amendment are attached as Appendices A, B and C, respectively, to the joint proxy statement/prospectus accompanying this notice;

•
A proposal to adopt an amendment to Onstream's articles of incorporation to increase the number of authorized shares of common stock to 150,000,000 shares. A copy of the form of Amendment to the Articles of Incorporation is attached as Appendix E to the joint proxy statement/prospectus accompanying this notice;

•	To elect a Board of Directors consisting of seven members to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

•	To ratify the appointment of Goldstein Lewin & Co. as the independent auditors of Onstream for the fiscal year ending September 30, 2008;

•
A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of common stock and contingent value rights and assumption of certain warrants in connection with the merger and the amendment to Onstream's articles of incorporation to increase its authorized capital; and

•	To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

The Board of Directors of Onstream has unanimously adopted and approved the merger agreement and the issuance of Onstream common stock and contingent value rights in connection with the merger and recommends that the stockholders vote FOR approval of the issuance of Onstream common stock and contingent value rights in connection with the merger and FOR approval to amend Onstream's Articles of Incorporation to increase its authorized capital to 150,000,000 shares of common stock to facilitate the merger.

The Board further recommends that the stockholders vote FOR the election of the director nominees, FOR ratification of Goldstein Lewin & Co. as the independent auditors of Onstream and FOR the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to approve the issuance of Onstream common stock and contingent value rights in connection with the merger and the amendment of Onstream’s Articles of Incorporation to increase its authorized capital.

The close of business on October 17, 2008 has been fixed by Onstream's Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. Only holders of record of Onstream common stock at the close of business on the record date may attend and vote at the special meeting. A list of such stockholders will be available for inspection at the principal offices of Onstream, located at 1291 SW 29th Avenue, Pompano Beach, Florida 33069, during ordinary business hours for the ten-day period prior to the special meeting.

All stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the special meeting. Executed proxies with no instructions indicated thereon will be voted FOR the approval of the issuance of Onstream common stock and contingent value rights in connection with the merger, and the assumption of certain warrants; FOR the approval of the amendment to Onstream's Articles of Incorporation to increase its authorized capital; FOR the election of the proposed directors; FOR ratification of the appointment of Goldstein Lewin & Co. as the independent auditors of Onstream; FOR the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are insufficient votes at the time of the special meeting to approve the issuance of Onstream common stock and contingent value rights and assumption of certain warrants in connection with the merger and the amendment to Onstream’s Articles of Incorporation to increase its authorized capital, and, in the discretion of the proxy holders, on each of the other proposals that may properly come before the special meeting.

If you plan on attending the meeting and your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

If you plan to vote via proxy and your shares are held in "street name," please note that your broker will not be permitted to vote on the proposals to issue Onstream common stock and contingent value rights and assumption of certain warrants in connection with the merger or the amendment to Onstream's Articles of Incorporation to increase its authorized capital unless you provide your broker with instructions on how to vote.

By Order of the Board of Directors,

Randy S. Selman President, Chief Executive Officer and Chairman of the Board Onstream Media Corporation

Pompano Beach, Florida _____, 2008

NARROWSTEP INC.
116 Village Boulevard, Suite 200
Princeton, New Jersey 08540

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON __________, 2008

To the Stockholders of Narrowstep Inc.:

We will hold a special meeting of the stockholders of Narrowstep Inc., a Delaware corporation ("Narrowstep") on _____________ at _________, local time, at 116 Village Boulevard, Suite 200, Princeton, New Jersey, to consider and vote upon the following matters:

•
A proposal to adopt the Agreement and Plan of Merger, dated May 29, 2008, by and among Onstream Media Corporation, a Florida corporation, and its wholly owned subsidiary, Onstream Merger Corp., a Delaware corporation, Narrowstep, and W. Austin Lewis IV, as Representative of Narrowstep's stockholders, as amended on August 13, 2008, and September 15, 2008. Copies of the Merger Agreement, First Merger Agreement Amendment and Second Merger Agreement Amendment are attached as Appendices A, B and C, respectively, to the joint proxy statement/prospectus accompanying this notice;

•
A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

The Board of Directors of Narrowstep has unanimously adopted and approved the merger agreement and the merger, and recommends that the stockholders vote FOR the adoption of the merger agreement.

The close of business on November 3, 2008 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. Only holders of record of Narrowstep's common stock at the close of business on the record date may attend and vote at the special meeting. A list of such stockholders will be available for inspection for any purpose germane to the meeting at the principal offices of Narrowstep, located at 116 Village Boulevard, Suite 200, Princeton, New Jersey 08540, during ordinary business hours for the ten-day period prior to the special meeting. Purchasers of Narrowstep’s Series A preferred stock have agreed to consent to the adoption of the merger agreement.

All stockholders entitled to vote are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the special meeting. Executed proxies with no instructions indicated thereon will be voted FOR the adoption of the merger agreement, FOR the proposal to adjourn the special meeting to a later date, if necessary to permit further solicitation of proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement, and, in the discretion of the proxy holders, on each of the other proposals that may properly come before the special meeting.

Under Delaware law, if you do not vote in favor of the adoption of the merger agreement, you will have the right to seek appraisal of the fair value of your shares of common stock if the merger is completed, but only if you comply with all of the Delaware law procedures governing appraisal rights. See "THE MERGER—Appraisal Rights" beginning on page 157.

If you plan on attending the meeting and your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. If you plan to vote via proxy and your shares are held in "street name," please note that your broker will not be permitted to vote on the proposals unless you provide your broker with instructions on how to vote.

By Order of the Board of Directors,

David C. McCourt Interim Chief Executive Officer and Chairman of the Board Narrowstep Inc.

Princeton, New Jersey ____________, 2008

TABLE OF CONTENTS

SUMMARY	1

FORWARD-LOOKING STATEMENTS	9

QUESTIONS AND ANSWERS	10

About the Merger	10
About the Special Meetings	15

RISK FACTORS	19

Risks Relating to the merger	19
Risks Relating to Onstream Common Stock	28

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION	32

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION	34

INFORMATION ABOUT ONSTREAM	35

Business	35
Properties	40
Legal Proceedings	41
Description of Onstream Securities	41
Market for Common Equity and Related Stockholder Matters and Small Business Issuer Purchases of Equity Securities	43
Securities Authorized for Issuance Under Equity Compensation Plans.	44
Management’s Discussion and Analysis or Plan of Operation	45
Results of Operations for the fiscal year ended September 30, 2007 as compared to the fiscal year ended September 30, 2006	47
Results of Operations for the three months ended June 30, 2008 as compared to the three months ended June 30, 2007	53
Results of Operations for the nine months ended June 30, 2008 as compared to the nine months ended June 30, 2007	56
Changes in and Disagreements with Accountants	67
Management of Onstream and Director Nominee Information	68
Executive Officers and Directors	68
Communications with Directors	71
Director Independence	71
Expansion of Board of Directors	72
Board of Directors Meetings and Committees	72
Equity Compensation Plans	75
Directors' Compensation	77
Employment Agreements	79
Executive Compensation	82
Compliance with Section 16(a) of the Exchange Act	84
Beneficial Ownership of Securities	85
Transactions with Related Persons	88
Code of Conduct and Ethics	92

INFORMATION ABOUT NARROWSTEP	93

Business	92
Properties	102
Legal Proceedings	102
Market for Common Equity and Related Stockholder Matters	102

Management's Discussion and Analysis or Plan of Operation	103
Results of Operations for the fiscal year ended February 29, 2008 as compared to the fiscal year ended February 28, 2007	103
Results of Operations for the six months ended August 31, 2008 as compared to the six months ended August 31, 2007	111
Executive Officers and Directors	114
Beneficial Ownership of Securities	115

THE MERGER	117

Structure of the Merger	117
Background of the Merger	118
Recommendation of the Board of Directors of Onstream	127
Onstream's Reasons for the Merger — the Original Merger Agreement	127
Onstream's Reasons for the First Merger Agreement Amendment	130
Onstream's Reasons for the Second Merger Agreement Amendment	131
Onstream's Reasons for Increasing Authorized Capital	132
Interests of Onstream's Directors and Executive Officers in the Merger	133
Fairness Opinion of Financial Advisor to Onstream	133
Recommendation of the Board of Directors of Narrowstep	142
Narrowstep's Reasons for the Merger — the Original Merger Agreement	142
Narrowstep's Reasons for the First Merger Agreement Amendment	145
Narrowstep's Reasons for the Second Merger Agreement Amendment	146
Interests of Narrowstep's Directors and Executive Officers in the Merger	147
Fairness Opinion of Financial Advisor to Narrowstep	150
Accounting Treatment	156
Regulatory Approvals	156
Resales of Onstream Common Stock Issued in Connection with the Merger	157
Listing on the NASDAQ Capital Market of Onstream Shares Issued Pursuant to the Merger	157
Withdrawal from Quotation on the OTCBB	157
Appraisal Rights	157

THE MERGER AGREEMENT	161

Explanatory Note Regarding Representations and Warranties in the Merger Agreement	161
Structure of the Merger	161
Merger Consideration	161
Share Consideration Exchange Ratios	163
Adjustments to Share Consideration	165
Contingent Value Rights Consideration Exchange Ratios	166
Adjustments to Contingent Value Rights Consideration	172
Preferred Stock Exchange Ratio	174
Treatment of Narrowstep Stock Options	175
Treatment of Narrowstep Warrants	175
Treatment of Narrowstep Restricted Stock Awards	176
Treatment of Narrowstep Restricted Stock Unit Awards	177
No Fractional Shares	178
Exchange of Narrowstep Stock Certificates for Onstream Stock Certificates	178
Distributions with Respect to Unexchanged Shares	179
Lost Stock Certificates	179
Stockholder Representative	179
Representations and Warranties	180
Covenants Relating to Conduct of Business	181
Other Covenants	184
Preparation of Registration Statement and Joint Proxy Statement/Prospectus	184
NASDAQ Capital Market Listing	184
Effectiveness of Registration Statement	184
Meetings of Narrowstep Stockholders	184

No Solicitation by Narrowstep	186
Meeting of Onstream Stockholders	188
Confidentiality; Access to Information	189
Reasonable Best Efforts	189
Third Party Consents	189
Resignations of Narrowstep Directors	189
Appointment to Onstream Board of Directors	189
Obligations of Merger Sub	190
Indemnification and Insurance	190
Treatment as a Tax-Free Reorganization	190
Transfer Taxes and Fees	191
State Takeover Laws	191
Rule 16b-3	191
Registration for Certain Resales	191
Narrowstep Tax Returns	191
Conditions Precedent to the Merger	191
Termination of Merger Agreement	196
Effect of Termination	197
Termination Fee	198
Payment of Expenses	198
Amendment; Waiver and Extension	198

VOTING AGREEMENTS	198

Onstream Voting Agreements	198
Narrowstep Voting Agreements	199

ONSTREAM SPECIAL MEETING	200

Date, Time and Place of the Onstream Special Meeting	200
Purpose of the Onstream Meeting	200
Merger Consideration Proposal	201
Amendment Proposal	201
Election of Directors Proposal	204
Ratification of Auditors Proposal	205
Quorum Required for Onstream Meeting	206
Onstream Voting Rights	206
Onstream Proxies	207
Revocation of Onstream Proxies	207
Onstream Votes Required	207
Solicitation of Onstream Proxies	208

NARROWSTEP SPECIAL MEETING	208

Date, Time and Place of the Narrowstep Special Meeting	208
Purpose of the Narrowstep Meeting	208
Merger Proposal	209
Quorum Required for Narrowstep Meeting	209
Narrowstep Voting Rights	209
Narrowstep Proxies	210
Revocation of Narrowstep Proxies	210
Narrowstep Votes Required	210
Solicitation of Narrowstep Proxies	211

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	211

COMPARISON OF STOCKHOLDER RIGHTS	217

OTHER MATTERS	229

FUTURE STOCKHOLDER PROPOSALS	229

LEGAL MATTERS	229

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	229

TRANSFER AGENT AND REGISTRAR	230

WHERE YOU CAN FIND MORE INFORMATION	230

INDEX TO FINANCIAL STATEMENTS FOR ONSTREAM	232

INDEX TO FINANCIAL STATEMENTS FOR NARROWSTEP	232

TABLE OF APPENDICES

Appendix A:
Agreement and Plan of Merger, dated May 29, 2008, by and among Onstream Media Corporation, its wholly owned subsidiary, Onstream Merger Corp., Narrowstep Inc. and W. Austin Lewis IV, as Representative of the Narrowstep stockholders

Appendix B:	First Amendment to Agreement and Plan of Merger, dated as of August 13, 2008

Appendix C:	Second Amendment to Agreement and Plan of Merger, dated as of September 12, 2008 and agreed as of September 15, 2008

Appendix D:	Form of Contingent Value Rights Agreement by and among Onstream Media Corporation, W. Austin Lewis IV, as Representative of the Narrowstep stockholders and Interwest Transfer Co., as Rights Agent

Appendix E:	Form of Amendment to the Articles of Incorporation of Onstream Media Corporation

Appendix F:	Form of Voting Agreement by and between Onstream Media Corporation and the Narrowstep stockholders party thereto

Appendix G:	Form of Voting Agreement by and between Narrowstep Inc. and the Onstream stockholders party thereto

Appendix H:	Written Opinion of New Century Capital Partners LLC, financial advisors to Onstream Media Corporation, dated May 26, 2008

Appendix I:	Written Opinion of Houlihan Smith & Company Inc., financial advisor to Narrowstep Inc., dated September 15, 2008

Appendix J:	Delaware Appraisal Rights

Appendix K:	Onstream Audit Committee Charter

Appendix L:	Onstream Corporate Governance and Nominating Committee Principles

Appendix M:	Unaudited Pro Forma Condensed Combining Financial Information

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. For a more complete description of the legal terms of the merger, you should carefully read the rest of this document and the appendices. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Onstream Media Corporation
1291 SW 29th Avenue
Pompano Beach, Florida 33069
Telephone (954) 917-6655
www.onstreammedia.com

Onstream is an online service provider of live and on-demand Internet video, corporate web communications and content management applications. See “INFORMATION ABOUT ONSTREAM” beginning on page 35.

Narrowstep Inc.
116 Village Boulevard, Suite 200
Princeton, New Jersey 08540
Telephone (609) 945-1772
www.narrowstep.com

Narrowstep is a provider of Internet TV services supporting content providers, broadcasters and telecommunications companies worldwide. See “INFORMATION ABOUT NARROWSTEP” beginning on page 93.

Onstream Merger Corp.
c/o Onstream Media Corporation
1291 SW 29th Avenue
Pompano Beach, Florida 33069

Onstream Merger Corp., also referred to herein as “Merger Sub”, is a wholly owned subsidiary of Onstream, incorporated in Delaware in connection with the merger. Merger Sub currently has no assets and no operations.

Structure of the Merger (see page 117)

In the proposed merger, Merger Sub, a wholly owned subsidiary of Onstream, will merge with and into Narrowstep. Merger Sub will cease to exist as a separate entity and Narrowstep will continue as the surviving corporation and a wholly owned subsidiary of Onstream. The proposed merger will occur following:

•	approval of the merger by the Narrowstep stockholders; and

•
approval of the merger consideration and issuance of additional shares upon exercise of assumed warrants and amendment to Onstream’s Articles of Incorporation to increase its authorized capital, by the Onstream stockholders; and

•
satisfaction or waiver of the other conditions set forth in the merger agreement, as amended (attached as Appendices A and B to this joint proxy statement/prospectus) and as described under “Conditions Precedent to the Merger” beginning on page 202.

If the merger is approved, Onstream will issue a minimum of 10,100,000 shares and a maximum of 20,000,000 shares to Narrowstep stockholders. The actual number of shares and value of the merger consideration issuable to the securities holders of Narrowstep will be determined, in part, as of the date of the closing of the merger and in part, at a future date subject to a number of factors described in this joint proxy statement/prospectus. As a result, Narrowstep securities holders will not know at the time of the Narrowstep special meeting the exact consideration they will receive in the merger. See “Merger Consideration” beginning on page 161 and specifically, “Adjustments to Share Consideration” and “Adjustments to Contingent Value Rights Consideration” on pages 165 and 172.

What Narrowstep Securities Holders Will Receive in the Merger (See page 117)

The total number of Narrowstep common shares entitled to receive shares of Onstream common stock will include issued and outstanding Narrowstep common shares; shares of Narrowstep common stock underlying options if exercised prior to the merger; shares of Narrowstep common stock underlying Narrowstep accelerated restricted stock awards for which vesting will accelerate in connection with the merger; and shares underlying Narrowstep restricted stock unit awards. Narrowstep common shares held by Narrowstep stockholders that have properly exercised appraisal rights in accordance with Delaware law, cancelled shares, shares held by any subsidiary of Narrowstep or by Onstream, and shares issuable pursuant to certain Narrowstep non-accelerated restricted stock awards are not included in the total number of Narrowstep shares entitled to receive shares of Onstream common stock.

Holders of Narrowstep common stock (other than excluded shares described above) will be entitled to receive, for each share of Narrowstep common stock:

•	at least 0.058 of a share of Onstream common stock; and

•
one contingent value right that entitles the Narrowstep stockholder to receive an additional fraction of a share of Onstream common stock in the event that Narrowstep meets certain revenue targets following the merger.

Throughout this joint proxy statement/prospectus, we refer to the share consideration and contingent value rights, if any, to be paid to Narrowstep stockholders by Onstream as the merger consideration.

The actual number of shares and value of the merger consideration issuable to the securities holders of Narrowstep will be determined as of the date of the closing of the merger subject to a number of factors as follows:

•
The 0.058 share consideration is a minimum exchange ratio that is based on the assumption that none of Narrowstep’s outstanding restricted stock awards are exercised or forfeited prior to the effective date of the merger. The 0.058 minimum exchange ratio is primarily based on Narrowstep's consolidated revenues for the quarter ended May 31, 2008, as adjusted for bad debts and revenue associated with certain contracts entered into or terminated between May 31, 2008 and the effective time of the merger, and will not be adjusted in the event of any change in the stock prices of Narrowstep or Onstream prior to the merger. The 0.058 minimum exchange ratio is further dependent on the number of convertible or restricted securities of Narrowstep that convert or that otherwise automatically vest immediately prior to the merger; and the number of warrants or options that are exercised prior to the merger.

•
The actual number of shares of Onstream common stock issuable pursuant to the contingent value rights will depend upon Narrowstep meeting certain revenue targets within an 18-month revenue measurement period, which begins six months after the merger and the number of warrants, if any, exercised prior to the final determination of the consideration, if any, to be paid pursuant to the contingent value rights agreement. If Narrowstep fails to meet these revenue targets, the contingent value rights will expire and Onstream shall have no obligation to issue additional shares to the Narrowstep stockholders.

As a result of the foregoing variables, Narrowstep stockholders will not know at the time of the Narrowstep special meeting the exact number of shares of Onstream common stock that he or she will receive in the merger and the contingent value rights, if any, to receive additional shares. See “Adjustments to Share Consideration” and “Adjustments to Contingent Value Rights Consideration” on pages 165 and 172.

Onstream Special Meeting (See page 200)

Onstream will hold its special meeting on __________, 2008 at ___ p.m., local time, at the _________________. At the special meeting, the Onstream Board of Directors will ask its stockholders to consider several proposals and vote for the merger consideration and issuance of additional shares underlying assumed warrants ; vote for an amendment to increase the authorized capital of Onstream to facilitate the issuance of shares in connection with the merger; vote to adjourn the special meeting if necessary; elect seven directors to serve until the next annual meeting; ratify the appointment of Goldstein Lewin & Co. as the independent auditors of Onstream for the fiscal year ending September 30, 2008; and to vote on such other matters that may properly come before the special meeting or any postponements or adjournments of the meeting.

Onstream Record Date; Voting Power (See page 206)

Only holders of Onstream common stock at the close of business on October 17, 2008 are entitled to receive notice of and to vote at the Onstream special meeting. Onstream stockholders are entitled to one vote per share of Onstream common stock held on the record date.

Onstream Vote Required (See page 207)

Provided a quorum is present, approval of the merger consideration, the amendment to increase Onstream’s authorized capital, and adjournment of the special meeting, will require the affirmative vote of the holders of record of a majority of the outstanding shares of the Onstream common stock present or represented by proxy at the special meeting and entitled to vote on the proposals. Pursuant to voting agreements, the holders of approximately 42% of the Onstream common stock presently outstanding have agreed to vote their shares in favor of the merger consideration and the amendment to increase Onstream’s authorized capital. See "Voting Agreements" beginning on page 198.

Election of seven individuals to serve on the Board of Directors until the next annual meeting and ratification of the appointment of Goldstein Lewin & Co. as the independent auditors of Onstream will each require a plurality of the votes cast by the shares entitled to vote at the Onstream stockholders’ meeting.

Recommendation to the Onstream Stockholders (See page 127)

The Board of Directors of Onstream believes the merger is advisable and fair and in the best interests of Onstream and its stockholders and recommends that Onstream stockholders vote FOR approval of the merger consideration; FOR approval of the amendment to increase Onstream’s authorized capital; and FOR approval to adjourn the special meeting if necessary. The Board further recommends that the stockholders vote FOR the election of seven individuals to the Board of Directors and FOR ratification of the appointment of Goldstein Lewin & Co. as the independent auditors of Onstream For a description of the factors considered by the Onstream Board of Directors in the course of reaching its decision regarding the merger consideration proposal, see "Recommendation of the Board of Directors of Onstream; Onstream's Reasons for the Merger" on page 127).

Narrowstep's Special Meeting (See page 208)

Narrowstep will hold its special meeting on _____________ at ________, local time, at Narrowstep’s offices located at 116 Village Boulevard, Suite 200, Princeton, New Jersey. At the Narrowstep special meeting, the Narrowstep Board of Directors will ask its stockholders to consider and vote upon the merger, vote to adjourn the special meeting if necessary and to vote on such other matters as may properly come before the special meeting or any postponements or adjournments of the meeting.

Narrowstep's Record Date; Voting Power (See page 209)

Only holders of Narrowstep common stock at the close of business on November 3, 2008 will receive notice of and may vote at the Narrowstep special meeting of stockholders. On that date, there were holders of record holding 136,907,977 shares of Narrowstep common stock (including shares underlying restricted stock awards with voting rights). Purchasers of Narrowstep’s Series A preferred stock have agreed to consent to the adoption of the merger agreement. Each Narrowstep stockholder of record on November 3, 2008 is entitled to one vote for each share of Narrowstep common stock held by such stockholder on that date.

Narrowstep Quorum (See page 209)

The holders of a majority of the shares of Narrowstep common stock issued and outstanding and entitled to vote at the Narrowstep special meeting, present in person or represented by proxy, will constitute a quorum for the Narrowstep special meeting.

Narrowstep Vote Required (See page 210)

The affirmative vote of the holders of record of a majority of the issued and outstanding shares of Narrowstep common stock is required to approve the merger. The affirmative vote of the holders of record of a majority of the shares of Narrowstep common stock present in person or by remote communication or represented by proxy at the special meeting and entitled to vote is required to approve adjournment, if necessary, and the affirmative vote of the holders of record of a majority of the shares of Narrowstep common stock present in person or by remote communications or represented by proxy, entitled to vote and voting is required to approve such other proposals that may properly come before the special meeting. Pursuant to voting agreements, the holders of approximately 35% of the Narrowstep common stock presently outstanding have agreed to vote their shares in favor of the merger. See "Voting Agreements" beginning on page 199.

Recommendation to Narrowstep Stockholders (See page 142)

The Narrowstep Board of Directors believes the merger is advisable and in the best interests of Narrowstep stockholders and recommends that Narrowstep stockholders vote FOR the approval of the merger. For a description of the factors considered by the Narrowstep Board of Directors in the course of reaching this decision, see "Recommendation of the Board of Directors of Narrowstep; Narrowstep's Reasons for the Merger – the Original Merger Agreement" beginning on page 142.

Interests of Narrowstep Officers and Directors in the Merger (See page 147)

Some members of Narrowstep management and the Narrowstep Board of Directors have interests in the merger that are different from, or in addition to, the interests of the Narrowstep stockholders generally, including, without limitation, officers and directors of Narrowstep may be entitled to accelerated vesting of certain incentive awards; continued employment with the surviving corporation; appointment to the Onstream Board of Directors; and indemnification and insurance coverage for acts and omissions in their capacities as Narrowstep officers and directors and for certain liabilities following the merger. The Narrowstep Board was aware of these interests and considered them, among other matters, when they voted to approve and adopt the merger agreement. These interests are described in "THE MERGER—Interests of Narrowstep Directors and Executive Officers in the Merger" beginning on page 147.

Completion of the Merger (See page 191)

To complete the merger, a number of conditions must be satisfied or waived. These include:

•
the proposals to approve the merger consideration and shares underlying assumed warrants, and amendment to sufficiently increase Onstream’s authorized capital to issue shares in connection with the merger shall have been approved by the Onstream stockholders as described above;

•	the proposal to approve the merger shall have been approved by the Narrowstep stockholders as described above;

•	no governmental entity shall have enacted or entered any statute, injunction or other order which is in effect and prohibits consummation of the merger;

•	Onstream and Narrowstep shall have received an opinion from Onstream’s counsel that the merger will be treated for federal income tax purposes as a tax-free reorganization under the Code;

•	Onstream shall have filed an Amendment to its Articles of Incorporation to increase its authorized capital and such filing shall have been accepted, and be effective;

•	Narrowstep shall have received at or prior to the effective time of the merger, an equity contribution of $300,000 in connection with the sale of its Series A preferred stock;

•
the NASDAQ Capital Market must have approved for listing the shares of the Onstream common stock to be issued in the merger, shares of Onstream common stock underlying the contingent value rights pursuant to the contingent value rights agreement, and shares underlying the assumed warrants;

•	the Securities and Exchange Commission must have declared effective the registration statement of which this joint proxy statement/prospectus is part;

•	there shall not have been any court proceeding or other action by any governmental entity or law challenging or preventing the merger;

•	Onstream and Narrowstep must have obtained all necessary consents, approvals and authorizations required in connection with the merger agreement and the merger;

•
each of the parties must have performed each of its covenants and agreements contained in the merger agreement in all material respects, and each of the representations and warranties of the parties contained in the merger agreement must be accurate, unless failure to be accurate would not have a material adverse effect; and

•	a material adverse effect with respect to Narrowstep or Onstream shall not have occurred and be continuing since May 29, 2008.

Onstream or Narrowstep, as applicable, may waive certain conditions to the completion of the merger. Other than the condition regarding effectiveness of the registration statement of which this joint proxy statement/prospectus is part, the conditions regarding stockholder approval, the condition regarding a governmental order preventing consummation of the merger and the condition requiring the filings of an amendment to Onstream’s Articles of Incorporation, satisfaction of each of the conditions to the merger is permitted by law to be waived in the discretion of Onstream or Narrowstep, as applicable. Neither Onstream nor Narrowstep will waive any of the conditions to the completion of the merger if its board of directors believes that the condition being waived is material to it or its stockholders, unless a supplement to this joint proxy statement/prospectus is first provided to stockholders.

Termination of the Merger Agreement (See page 196)

Onstream or Narrowstep can mutually terminate the merger agreement without completing the merger and may terminate the merger agreement if the merger is not completed by November 30, 2008. The parties may terminate the merger agreement under other circumstances, including failure to obtain required stockholder approvals and upon the triggering of certain events. Under the terms of the merger agreement, Narrowstep must pay a termination fee of $377,000 to Onstream if certain triggering events occur as set forth on page 196.

Fees and Expenses (See page 198)

Except in the event of a termination of the merger agreement triggering the payment of a termination fee, each party will pay its own costs, expenses and fees incurred in connection with the merger, except that Onstream and Narrowstep will share equally all filing fees and printing expenses related to the registration statement of which this joint proxy statement/prospectus is part. Narrowstep (as the surviving corporation with respect to Merger Sub) will pay all expenses and transfer taxes, including those of the Interwest Transfer Co., in connection with the exchange of Narrowstep securities for the merger consideration.

Accounting Treatment (See page 156)

The surviving corporation will account for the merger under the "purchase" method of accounting for business combinations under U.S. generally accepted accounting principles, or GAAP. See Appendix M "UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION".

Fairness Opinions of Financial Advisors (See page 133 and page 150)

In connection with the merger, New Century Capital Partners LLC rendered a written opinion to the Onstream Board of Directors on May 27, 2008 that, as of that date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio for the shares of Onstream common stock and the contingent value rights to be paid by Onstream under the merger agreement was fair, from a financial point of view, to Onstream. New Century's opinion is based upon and subject to the factors and assumptions set forth therein and appears as Appendix H to this joint proxy statement/prospectus. For more information, see "Fairness Opinion of Financial Advisor to Onstream" on page 133.

Narrowstep engaged Houlihan Smith & Company Inc. in connection with the proposed merger. Houlihan rendered its written opinion on May 27, 2008 to the Narrowstep Board of Directors that, as of such date, and based upon and subject to certain matters stated in its opinion, the merger consideration to be received by holders of Narrowstep common stock pursuant to the merger is fair from a financial point of view to such holders of Narrowstep common stock. In connection with the first and second merger agreement amendments, Houlihan rendered its written opinions on August 11, 2008 and September 15, 2008, respectively, to the Narrowstep Board of Directors that, as of such dates, and based upon and subject to certain matters stated in its opinion, the merger consideration to be received by holders of Narrowstep common stock pursuant to the merger is fair from a financial point of view to such holders of Narrowstep common stock. The full text of Houlihan's written opinion is attached as Appendix I to this joint proxy statement/prospectus. For more information, see "Fairness Opinion of Financial Advisor to Narrowstep" on page 150.

Material United States Federal Income Tax Consequences of the Merger (See page 211)

Onstream Stockholders, Onstream and Merger Sub. Onstream stockholders will not receive anything upon consummation of the merger and will not recognize any gain or loss for United States federal income tax purposes as a result of the consummation of the merger. Onstream and Merger Sub will not recognize any gain or loss for U.S. Federal income tax purposes as a result of the consummation of the merger.

Narrowstep Stockholders and Holders of Narrowstep Warrants. The merger is intended to qualify as a reorganization under Section 368(a) of the Code. Narrowstep stockholders participating in the merger will not recognize gain or loss for U.S. Federal income tax purposes with respect to Onstream common stock received in the merger, except for gain or loss resulting from cash that Narrowstep stockholders receive in lieu of a fractional share of Onstream common stock and except that, with respect to contingent value rights, some portion of the value of the Onstream common stock received by Narrowstep stockholders may be treated as imputed interest income. Holders of Narrowstep warrants will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Narrowstep warrants for Onstream warrants in accordance with the merger. Tax matters are very complicated and the tax consequences of the merger to a particular Narrowstep stockholder will depend on the facts of the stockholder's own situation. Each stockholder should carefully read the full discussion of "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" beginning on page 211. We further encourage you to review the opinion filed as Exhibit 8.1 to the registration statement of which this joint proxy statement/prospectus is part and to consult your own tax advisor for a full understanding of the tax consequences to you.

Appraisal Rights (See page 157)

Holders of Narrowstep common stock are entitled to exercise appraisal rights under Delaware law with respect to the proposed merger transaction. Holders of Narrowstep common stock desiring to exercise appraisal rights must follow the procedures required by the General Corporation Law of the State of Delaware, or the DGCL. Under Delaware law, if a holder of Narrowstep common stock does not vote in favor of approving the merger Agreement, he will have the right to seek appraisal of the fair value of his Narrowstep common stock under Section 262 of the DGCL if the merger is completed, but only if the stockholder submits a written demand for an appraisal before the special meeting and if he complies with the applicable DGCL procedures. Failure to comply with all of the requirements of Section 262 of the DGCL will result in the loss of appraisal rights. Except as may be required by law, Narrowstep will not notify Narrowstep stockholders of any deadlines, filing requirements or any other matters in connection with their rights to seek appraisal. See "Appraisal Rights" on page 167. In addition, the full text of the applicable provisions of Delaware law is included as Appendix J to this joint proxy statement/prospectus.

Under Florida law, Onstream stockholders will not be entitled to appraisal rights under the applicable provisions of the Florida Business Corporations Act.

Comparative Stockholder Rights (See page 217)

After the merger, Narrowstep stockholders will become Onstream stockholders and to the extent the Narrowstep stockholders have not perfected their appraisal rights, their rights will be governed by Florida law and Onstream's Articles of Incorporation and Bylaws.

Regulatory Approvals (See page 156)

Onstream and Narrowstep are required to make certain filings or to obtain certain approvals to consummate the merger. Onstream must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Capital Market in connection with the issuance of shares of Onstream common stock and contingent value rights in the merger and shares of Onstream common stock required to be reserved for issuance under the contingent value rights agreement, and the filing of this joint proxy statement/prospectus with the Securities and Exchange Commission. Narrowstep must comply with applicable federal and state securities laws in connection with the merger.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains "forward-looking statements." These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Onstream and/or Narrowstep, whose assumptions are based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely," "potential" or similar expressions, we are making forward-looking statements. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of Onstream and Narrowstep set forth under:

"SUMMARY," "RISK FACTORS," "THE MERGER—Background of the Merger," "THE MERGER—Recommendation of the Board of Directors of Onstream; Onstream's Reasons for the Merger," "THE MERGER—Recommendation of the Narrowstep Board of Directors; Narrowstep's Reasons for the Merger," "THE MERGER—Fairness Opinion of Financial Advisor to Onstream," "THE MERGER—Fairness Opinion of Financial Advisor to Narrowstep," and "UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION."

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The actual results of Onstream and Narrowstep after the Merger may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of Onstream or Narrowstep to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements.

For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "RISK FACTORS" beginning on page 19.

The list of factors discussed under "RISK FACTORS" that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

QUESTIONS AND ANSWERS

About the Merger

Q:	What is the proposed transaction?

A:
Onstream Merger Corp., a Delaware corporation and wholly owned subsidiary of Onstream Media Corporation, a Florida corporation will merge with and into Narrowstep Inc., a Delaware corporation. Narrowstep will be the surviving corporation (with respect to Onstream Merger Corp.) and will continue as a wholly owned subsidiary of Onstream. See “THE MERGER" beginning on page 117.

Q:	What will Narrowstep stockholders receive in the merger?

A:
If the proposed merger is completed, each share of Narrowstep common stock (except for certain excluded shares including Narrowstep shares held by stockholders who have perfected their appraisal rights under Delaware law, cancelled shares, shares held by any subsidiary of Narrowstep or Onstream, and shares issuable pursuant to certain Narrowstep non-accelerated restricted stock awards) will:

•	convert into not less than 0.058 of a share of Onstream common stock; and

•	receive one contingent value right that entitles the holder to receive additional shares of Onstream common stock in the event that Narrowstep meets certain revenue targets following the merger.

The actual number of shares and value of the merger consideration issuable to the securities holders of Narrowstep will be determined as of the date of the closing of the merger subject to a number of factors discussed in this joint proxy registration/prospectus. As a result, Narrowstep stockholders will not know at the time of the Narrowstep special meeting the exact number of shares of Onstream common stock that he or she will receive in the merger or the contingent value rights, if any, to receive additional shares. See “Adjustments to Share Consideration” and “Adjustments to Contingent Value Rights Consideration” on pages 165 and 172.

If the merger is completed, Onstream will issue a minimum of 10,100,000 shares of Onstream common stock to Narrowstep securities holders as follows:

•	8,100,000 shares to Narrowstep common stockholders; and

•	2,000,000 shares to Narrowstep Series A preferred stockholders.

If the post merger revenue targets are met, Onstream could issue up to 9,900,000 additional shares of Onstream common stock for a maximum of 20,000,000 shares of Onstream common stock issued to Narrowstep stockholders. For more information, see "Merger Consideration" beginning on page 161.

Q:	How will current Onstream stockholders be affected by the merger?

A:
Current holders of Onstream common stock will experience dilution as a result of the issuance of shares in the merger. The actual number of shares and value of the merger consideration issuable to the securities holders of Narrowstep will be determined, in part, as of the date of the closing of the merger based on the formulas described in detail on page 163. The number of contingent value rights will be subject to Narrowstep meeting certain post merger revenue targets based on formulas described on page 166. As a result, Onstream stockholders will not know at the time of the Onstream special meeting the actual dilution Onstream stockholders will experience as a result of the merger. However, based on the minimum and maximum number of shares to be issued by Onstream, if Onstream issues the minimum of 10,300,000 shares (8,100,000 shares to Narrowstep common stockholders, 2,000,000 shares to Narrowstep Series A preferred stockholders and 200,000 shares for fees), holders of Onstream common stock will collectively own approximately 81% of Onstream’s outstanding common stock following the merger. If Onstream issues the maximum of 20,200,000 shares (10,300,000 shares plus 9,900,000 additional shares as contingent value rights consideration), then holders of Onstream common stock will collectively own approximately 68% of Onstream's outstanding common stock following the merger. These percentages do not include estimated dilution as a result of the issuance of up to 1,969,965 additional shares of Onstream common shares that may be issuable upon the exercise of certain Narrowstep warrants being assumed by Onstream as part of the merger. If Onstream issues the additional shares of Onstream common stock underlying the assumed warrants, then holders of Onstream common stock will collectively own approximately 66% of Onstream's outstanding common stock following the merger. The foregoing estimates are for illustrative purposes only. The actual shares to be issued will depend upon a number of factors described in this joint proxy statement/prospectus. See “Adjustments to Share Consideration” and “Adjustments to Contingent Value Rights Consideration” on pages 165 and 172 for a discussion on the factors that will affect the range of merger consideration to be issued to Narrowstep stockholders which will affect the resulting dilution to Onstream stockholders.

Q:	Will Narrowstep stockholders receive fractional shares?

A:	No. Narrowstep stockholders will receive cash in lieu of the issuance of any fractional shares. See “No Fractional Shares” on page 178.

Q:	Should stockholders send in their stock certificates at this time?

A:
No. After the merger is completed, Interwest Transfer Co., as exchange agent for Onstream, will send former Narrowstep stockholders written instructions for exchanging their stock certificates. Onstream stockholders will keep their existing stock certificates. See "Exchange of Narrowstep Stock Certificates for Onstream Stock Certificates" on page 178.

Q:	Will Narrowstep stockholders be able to immediately trade the Onstream common stock that they receive in the merger?

A:
Yes. All of the Onstream common stock (including, upon issuance, shares of Onstream common stock issued pursuant to the contingent value rights) in the merger will be quoted on the NASDAQ Capital Market under the symbol "ONSM" and will be freely tradable, unless you are an affiliate of or become an affiliate of Onstream. Generally, persons who are deemed to be affiliates (generally directors, officers and 10% or greater stockholders) of Onstream must comply with Rule 144 under the Securities Act of 1933, as amended, (the "Securities Act") if they wish to sell or otherwise transfer any of the shares of Onstream common stock they receive in the merger. For more information, see “Registration for Certain Resales" beginning on page 191.

Q:	What are the tax consequences of the merger to me?

A:
We have structured the merger to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). As a reorganization, no gain or loss will be recognized by Onstream, Narrowstep or Merger Sub by reason of the merger. Except for any cash you receive in lieu of fractional shares, you will not recognize gain or loss on your receipt of Onstream common stock except that you may recognize imputed interest income, upon receipt of any additional shares of Onstream common stock pursuant to the contingent value rights agreement, in exchange for your shares of Narrowstep common stock in the merger. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" beginning on page 211. Your tax consequences will depend on your personal situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this document. You should therefore consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What if I hold stock options exercisable for Narrowstep common stock?

A:
Prior to the merger, at such time designated by Narrowstep, you will be able to exercise your options to acquire Narrowstep common stock, regardless of whether your options are vested or exercisable. If you do not exercise your options prior to the merger, your options will be cancelled and of no further force and effect. Any shares of Narrowstep common stock issued upon exercise of options prior to the effective time of the merger will then be included in the outstanding shares of Narrowstep common stock entitled to receive the merger Consideration. See "Treatment of Narrowstep Stock Options" beginning on page 175.

Q:	What if I hold warrants exercisable for Narrowstep common stock?

A:
Onstream will assume Narrowstep's obligations under its outstanding warrant agreements. Subject to exercise restrictions based on the type of warrant you hold, you will have the right to exercise your warrants for shares of Onstream common stock. In addition, if you exercise your warrants prior to the thirty day anniversary of the final determination of the contingent value rights year two exchange ratio, which we refer to as the final exercise date, you will be entitled to receive contingent value rights in an amount equal to the number of contingent value rights you would have received had your warrants been exercised immediately prior to the effective time of the merger. You will not be entitled to receive contingent value rights if you exercise your warrants after such date. See "Treatment of Narrowstep Warrants" beginning on page 175 and “Contingent Value Rights Consideration Exchange Ratios” beginning on page 166 and the Contingent Value Rights Agreement attached hereto as Appendix D.

Q:	What if I hold shares of Narrowstep restricted stock or Narrowstep restricted stock units?

A:
If you hold "accelerated" restricted stock or restricted stock units, as those terms are defined in the merger agreement, your award will fully vest prior to the effective time of the merger into shares of Narrowstep common stock, which will then be included in the outstanding shares of Narrowstep common stock entitled to receive merger consideration. If you hold shares of "non-accelerated" restricted stock that has not been designated as an accelerated award in the merger agreement, each outstanding share of Narrowstep common stock that you would have been entitled to immediately prior to the effective time of the merger will convert into the right to receive (i) shares of Onstream restricted common stock and (ii) one unvested contingent value right. Both the Onstream common stock and the contingent value rights are subject to future vesting in accordance with the same vesting schedule and other requirements (and cancellation conditions) applicable to such Narrowstep non-accelerated restricted stock. See "Treatment of Narrowstep Restricted Stock Awards" on page 176 and "Treatment of Narrowstep Restricted Stock Unit Awards" on page 177.

Q:	Did either Onstream or Narrowstep engage a financial advisor to provide an opinion on the merger?

A:
Onstream engaged New Century Capital Partners LLC in connection with the proposed merger. New Century rendered its written opinion on May 27, 2008 to the Onstream Board of Directors that, as of such date, and based upon and subject to certain matters stated in its opinion, the exchange ratio for the shares of Onstream common stock and the contingent value rights to be paid by Onstream under the merger agreement was fair, from a financial point of view, to Onstream. The full text of New Century's written opinion is attached as Appendix H to this joint proxy statement/prospectus. For more information, see "Fairness Opinion of Financial Advisor to Onstream" on page 133.

Narrowstep engaged Houlihan Smith & Company Inc. in connection with the proposed merger. Houlihan rendered its written opinion on May 27, 2008 to the Narrowstep Board of Directors that, as of such date, and based upon and subject to certain matters stated in its opinion, the merger consideration to be received by holders of Narrowstep common stock pursuant to the merger is fair from a financial point of view to such holders of Narrowstep common stock. In connection with the first and second merger agreement Amendments, Houlihan rendered its written opinion on August 11, 2008 and September 15, 2008, respectively, to the Narrowstep Board of Directors that, as of such dates, and based upon and subject to certain matters stated in its opinion, the merger consideration to be received by holders of Narrowstep common stock pursuant to the merger is fair from a financial point of view to such holders of Narrowstep common stock. The full text of Houlihan's written opinion is attached as Appendix I to this joint proxy statement/prospectus. For more information, see "Fairness Opinion of Financial Advisor to Narrowstep" on page 150.

Q:	When do you expect to complete the merger?

A:	We expect to hold a closing and complete the merger as soon as possible following the special meetings of the stockholders of Onstream and Narrowstep.

Q:	How may the merger agreement be terminated?

A:
We can mutually terminate the merger agreement without completing the merger. Either Onstream or Narrowstep may terminate the merger agreement if the merger is not completed by November 30, 2008, and under other circumstances, including failure to obtain required stockholder approvals. See "Termination of Merger Agreement" on page 196.

Q:	What is the "effective time" of the merger?

A:
The "effective time" of the merger occurs at the closing of the merger and will be the date and time of the filing of a certificate of merger with the Secretary of State of Delaware, or such later time as is specified in the certificate of merger and agreed to by Onstream and Narrowstep.

About the Special Meetings

Q:	What is being voted on at the Onstream special meeting?

A:
There are five proposals that stockholders of Onstream are being asked to vote on at the special meeting. The first proposal is to approve the issuance of Onstream common stock and contingent value rights as merger consideration payable to the stockholders of Narrowstep in exchange for their shares of Narrowstep common stock and Narrowstep Series A preferred stock, as well as the issuance of additional shares of Onstream common stock in connection with the assumed Narrowstep warrants. This proposal is referred to as the merger consideration proposal. The second proposal is to approve an amendment to Onstream's articles of incorporation to increase the authorized shares to 150,000,000 shares of common stock to facilitate the issuance of the Onstream common stock and shares underlying the contingent value rights and the assumed Narrowstep warrants in connection with the merger. This proposal is referred to as the amendment proposal. The third proposal is to elect a Board of Directors consisting of seven members. This proposal is referred to as the election of directors proposal. The fourth proposal is to ratify the appointment of Goldstein Lewin & Co. as the independent auditors of Onstream and is referred to as the ratification of auditors proposal. The fifth proposal is to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger consideration proposal or the amendment proposal. This proposal is referred to as the adjournment proposal. See "Purpose of the Onstream Meeting" beginning on page 200.

Q:
What vote is required in order to approve the merger consideration, the amendment to increase Onstream’s authorized capital and to adjourn the special meeting if necessary at the Onstream special meeting?

A:
Approval of the merger consideration proposal, the amendment proposal and the adjournment proposal will each require the affirmative vote of the holders of record of a majority of the outstanding shares of the Onstream common stock entitled to vote and present at the special meeting or represented by proxy at the Onstream stockholders’ meeting. See "Onstream Votes Required" beginning on page 207.

Q:	What vote is required in order to elect the directors and to ratify the appointment of Goldstein Lewin & Co. as the independent auditors of Onstream at the Onstream special meeting?

A:
Election of the seven individuals to the Board of Directors and ratification of Goldstein Lewin & Co. as the independent auditors of Onstream will each require a plurality of the votes cast by the shares entitled to vote at the Onstream stockholders’ meeting. See "Onstream Votes Required" beginning on page 207.

Q:	What is being voted on at the Narrowstep special meeting?

A:
There are two proposals that stockholders of Narrowstep are being asked to vote on at the special meeting. The first proposal is to adopt the merger agreement. This proposal is referred to as the merger proposal. The second proposal is to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. This proposal is referred to as the adjournment proposal. See "Purpose of the Narrowstep Meeting" beginning on page 208.

Q:	What vote is required in order to approve the merger and to adjourn the special meeting, if necessary, at the Narrowstep special meeting?

A:
Approval of the merger will require the affirmative vote of a majority of the shares of Narrowstep common stock entitled to vote upon the merger proposal. Approval of the adjournment proposal will require the affirmative votes of a majority of the shares of Narrowstep common stock present in person or by remote communication or represented by proxy at the meeting and entitled to vote. See "Narrowstep Votes Required" beginning on page 210.

Q:	What is the impact of the voting agreements on the merger?

A:
Concurrently with the execution of the merger agreement, certain of the officers, directors and principal stockholders of each of Onstream and Narrowstep entered into voting agreements. Pursuant to the voting agreements, the holders of approximately 35% of the Narrowstep common stock presently outstanding and approximately 42% of the Onstream common stock presently outstanding have agreed to vote their shares (each solely in their capacity as stockholders) in favor of the adoption of the merger agreement and related proposals and against any proposal or action that could reasonably be expected to delay, impede or interfere with the approval of the merger or any related transactions. The voting agreements will have the effect of limiting the number of additional votes that are required to approve the merger, the merger consideration, the amendment to increase Onstream’s authorized capital, and each of the adjournment proposals. See "Voting Agreements" beginning on page 198.

Q:	What is a quorum requirement?

A:
A quorum of stockholders is necessary to hold a valid meeting. A quorum for each of the special meetings will be present if a majority of the shares of common stock issued and outstanding as of the record date of each company are represented at the meeting in person, by remote communication, or by proxy. Abstentions and broker non-votes will be treated as shares present for purposes of the quorum requirement for the special meetings. If there is no quorum, the stockholders present in person or by proxy at the special meeting and entitled to vote may adjourn the special meeting to another date. See "Quorum Required for Onstream Meeting" on page 206 and "Quorum Required for Narrowstep Meeting" on page 209.

Q:	Who can vote at the special meetings?

A:
Only holders of Onstream common stock as of record at the close of business on October 17, 2008 will be entitled to vote at the Onstream special meeting. For the Narrowstep special meeting, only holders of Narrowstep's common stock as of record at the close of business on November 3, 2008 will be entitled to vote at the Narrowstep special meeting. Purchasers of Narrowstep’s Series A preferred stock have agreed to consent to the adoption of the merger agreement. See "Onstream Votes Required" on page 207 and "Narrowstep Votes Required" on page 210.

Q:	If my shares are held in a brokerage account, will my broker vote my shares for me?

A:
If you are a Narrowstep stockholder, you will need to provide your broker with instructions on how to vote your "street name" shares. Your broker will not be permitted to vote your shares on the merger proposal, the adjournment proposal or any other proposal presented at the special meeting. Therefore, you should be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker regarding submission of proxies. See "Narrowstep Votes Required" on page 210.

If you are an Onstream stockholder, your broker may vote upon the election of directors proposal and the ratification of auditors proposal. Your broker will not be able to vote on the merger consideration proposal, the amendment proposal, the adjournment proposal, or any other proposal presented at the special meeting. Therefore, you should be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker regarding submission of proxies. See "Onstream Votes Required" on page 207.

Q:	Am I entitled to appraisal or dissenters’ rights?

A:
Holders of Narrowstep common stock will have appraisal rights under Delaware law with respect to the proposed merger transaction only if they comply with all the requirements of Delaware law. See "Appraisal Rights" on page 157. In addition, the full text of the applicable provisions of Delaware law is included as Appendix J to this joint proxy statement/prospectus. Under Florida law, Onstream stockholders will not be entitled to appraisal rights.

Q:	How do I cast my vote?

A:
There are several ways your shares can be represented at your company's special meeting. You can attend the special meeting in person or you can indicate on the enclosed proxy card how you want to vote and return it in the accompanying pre-addressed postage paid envelope. In order to assure that your vote is obtained, please complete, sign and return your proxy card even if you currently plan to attend the meeting in person. Your attendance at the meeting will not, by itself, revoke any proxy you have previously given for the meeting. If your shares are held in "street name," through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. "Street name" stockholders who wish to vote at the meeting will have to obtain a proxy form from the institution that holds their shares.

Q:	Why is my vote important?

A:
If you do not return your proxy card or vote in person at your special meeting, it will be more difficult for Onstream and Narrowstep to obtain the necessary quorum to hold their special meetings. In addition, if you are a Narrowstep stockholder, your failure to vote will have the same effect as a vote against the merger. If you are an Onstream stockholder, your failure to vote with respect to the amendment to increase the authorized capital of Onstream will have the same effect as a vote against such proposal.

Q:	Can I change my vote after I mail my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at your company's special meeting. You can do this in one of three ways:

•	timely delivery by mail of a valid, subsequently dated proxy;
•	delivery to the Secretary of the company in which you hold shares before or at the applicable stockholders' meeting of a written notice that you have revoked your proxy; or
•	by voting your shares at the applicable Onstream or Narrowstep special meeting.

Your attendance at the meeting will not, by itself, revoke any proxy you have previously given for the meeting. If you have instructed a street name holder to vote your shares, you must follow the street name holder's directions in order to change those instructions.

Q:	What do I need to do now?

A:
You should carefully read and consider the information contained in this joint proxy statement/prospectus and decide how you wish to vote your shares. You may wish to consult with your own legal and tax advisors.

Q:	Who can help me or answer my questions?

A:
If you have any questions about the merger, including how to complete and return your proxy card, or if you would like additional copies of this joint proxy statement/prospectus, you should contact either:

Onstream Media Corporation Investor Relations Brett Maas (646) 536-7331	Narrowstep Inc. Ellyn Ito (609) 945-1772

RISK FACTORS

The proposed merger of Onstream and Narrowstep involves a high degree of risk, and there can be no assurance that Onstream, or Narrowstep’s operations, will be successful. In addition, by voting in favor of adoption of the merger agreement at the Narrowstep special meeting, Narrowstep stockholders will be choosing to invest in Onstream common stock and contingent value rights. An investment in Onstream common stock and the contingent value rights involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus, Narrowstep stockholders should carefully consider the following risk factors in deciding whether to vote in favor of the merger proposal, and Onstream stockholders should carefully consider the following risk factors in deciding whether to vote in favor of the merger consideration proposal and the proposal to amend Onstream’s Articles of Incorporation to increase its authorized capital to facilitate the issuance of Onstream common stock and shares underlying the contingent value rights and the assumed Narrowstep warrants in connection with the merger. In addition, stockholders should also read and consider the risks associated with each of the businesses of Onstream and Narrowstep because these risks will also relate to Narrowstep’s operations. These risk factors can be found in each company's Form 10-KSB as filed with the Securities and Exchange Commission. Onstream stockholders and Narrowstep stockholders should keep these risk factors in mind when they read forward-looking statements. See "FORWARD-LOOKING STATEMENTS" on page 9. If any of the following risks actually occurs, or other risks which are currently deemed immaterial become material, the business, financial condition and results of operations of Onstream or Narrowstep could suffer. In that case the market price of Onstream common stock and the value of the contingent value rights would likely decline.

Risks Relating to the merger

Narrowstep has incurred net losses and negative cash flow from operations since inception. Onstream’s ability to absorb Narrowstep’s negative cash flow may adversely affect the financial condition of Onstream, including Narrowstep’s operations.

As of August 31, 2008, Narrowstep had an accumulated deficit of approximately $38.5 million. It has financed its operations primarily through private equity and convertible debt financings and currently does not have the liquidity or financing available to fund its operations for the next 12 months without raising additional capital or incurring indebtedness. Narrowstep’s revenues for the three months ended August 31, 2008 decreased by $1,256,336, or 44%, to $1,620,414 as compared to $2,876,750, for the six months ended August 31, 2007. Narrowstep’s cash balance was approximately $1.4 million as of August 31, 2008 and its net cash used in operations was approximately $2.7 million for the six months ended August 31, 2008. We do not anticipate that Narrowstep’s revenues or cash position will improve prior to the merger except as it relates to cash proceeds from the anticipated one time issuance of Narrowstep Series A preferred stock. Therefore, we cannot be certain when the Narrowstep will operate profitably, if ever, and if in light of its own cash deficits, Onstream will be able to absorb ongoing losses of Narrowstep, without adversely affecting its own operations and financial condition.

The anticipated benefits of the merger may not be realized which could adversely affect the financial condition of Onstream, including Narrowstep’s operations.

Narrowstep and Onstream entered into the merger agreement with the expectation that the merger will result in various benefits that cannot be quantified at this time. Achieving these benefits will depend in part on the integration of the Narrowstep business into Onstream. This integration may be a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the Narrowstep and/or Onstream business. The challenges involved in this integration include the following:

• demonstrating to Narrowstep’s existing customers that the merger will not result in adverse changes in client service standards or business focus and helping such customers conduct business easily with Onstream;

• coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

• combining product offerings;

• coordinating sales and marketing efforts to communicate effectively the capabilities of Narrowstep and Onstream; and

• preserving distribution, marketing or other important relationships of both Narrowstep and Onstream, and resolving potential conflicts that may arise.

The integration of the Narrowstep business into Onstream’s business may not be successfully completed in a timely manner, or at all, and we may not achieve the intended benefits at the levels expected or at all. If we fail to achieve the expected benefits the results of operations and the financial condition of Onstream and Narrowstep may be adversely affected.

The exact number of shares of Onstream common stock that each Narrowstep stockholder will receive in the merger is not yet determined and may not be determined by the time of the Narrowstep special meeting; therefore a Narrowstep stockholder will not know the exact number of shares of Onstream common stock and contingent value rights that he or she will receive.

The exact number of shares of Onstream common stock that a Narrowstep stockholder will receive will be determined at the closing of the merger at an exchange ratio based on, among other factors, Narrowstep's consolidated revenue associated with certain contracts entered into or terminated between May 31, 2008 and the effective time of the merger. Further, the conversion of contingent value rights into Onstream common stock will occur in two stages, shortly following the final determination of whether the initial 12-month and subsequent 6-month revenue targets within the 18-month revenue measurement period (which commences six months after the effective date of the merger) have been met. Contingent value rights, in addition to being issued as a portion of the merger consideration, may also be issued in connection with the exercise of certain warrants of Narrowstep depending on when the holder exercises his or her Narrowstep warrant. As a result, Narrowstep stockholders will not know at the time of the Narrowstep special meeting the exact consideration he or she will receive in the merger.

The Stockholder Representative and the Contingent Value Rights Representative is a significant stockholder of Onstream and Narrowstep and therefore the performance of his duties under the merger agreement and the contingent value rights agreement may create a potential conflict of interest.

The Board of Directors of Narrowstep selected W. Austin Lewis IV to act as the Stockholder Representative under the merger agreement and as the Contingent Value Rights Representative under the contingent value rights agreement. Pursuant to the terms of the merger agreement and the contingent value rights agreement, Mr. Lewis is required to perform certain duties on behalf of the former stockholders of Narrowstep, including confirming or disputing Onstream’s calculation of the exchange ratio under the merger agreement and the amount of consideration, if any, payable under the contingent value rights agreement. Mr. Lewis is the principal owner of Lewis Asset Management Corp., Lewis Opportunity Fund and LAM Opportunity Fund, and as such the beneficial owner of approximately 3,414,893 shares of Onstream common stock. In addition, pursuant to the merger agreement, Lewis Asset Management Corp., Lewis Opportunity Fund and/or LAM Opportunity Fund will receive in aggregate approximately 1,767,387 additional shares of Onstream common stock and 11,506,667 contingent value rights in exchange for the shares of Narrowstep common and preferred stock beneficially owned by them or expected to be owned by them on the effective date of the merger.

In addition, Lewis Opportunity Fund and LAM Opportunity Fund hold in aggregate warrants to purchase 26,250 shares of Onstream common stock at $1.50 per share and warrants to purchase 2,770,000 shares of Narrowstep common stock, the latter which will be assumed by Onstream upon the merger and converted into warrants to purchase 132,383 shares of Onstream common stock at an prices from $3.50 to $10.34 per share, with a weighted average price of $5.75 per share and which will also result in the issuance of up to 2,770,000 contingent value rights in the event the warrants are exercised within 25 months after the effective date of the merger. Further, Mr. Lewis executed voting agreements with respect to his beneficially owned common shares in both Onstream and Narrowstep. See “Voting Agreements.” Because of his ownership interest in Onstream, Mr. Lewis may be presented with circumstances where his duties under the merger agreement and the contingent value rights agreement conflict with his financial interest in Onstream. Pursuant to the terms of the merger agreement and the contingent value rights agreement, the former Narrowstep stockholders do not have the right to remove Mr. Lewis as the Stockholder Representative and may only remove Mr. Lewis as the Contingent Value Rights Representative by action of the holders of a majority of the contingent value rights. Mr. Lewis is not required to recuse himself from any situation where a conflict of interest may exist and will not be liable to the former Narrowstep stockholders for any act or omission as Stockholder Representative or Contingent Value Rights Representative except to the extent such act or omission has been held by a court of competent jurisdiction to constitute willful misconduct or gross negligence. As a result, former Narrowstep stockholders will have only limited rights to pursue claims against Mr. Lewis in connection with the performance of his duties as Stockholder Representative and Contingent Value Rights Representative.

You may not receive any shares of Onstream common stock pursuant to the contingent value rights thereby reducing your aggregate consideration received in the merger.

The right to receive shares of Onstream common stock, if any, pursuant to the contingent value rights to be issued upon consummation of the merger is dependent on numerous factors outside the control of a contingent value rights holder. The number of shares of Onstream common stock issuable pursuant to the contingent value rights is based on Narrowstep achieving certain revenue targets specified in the contingent value rights agreement relating to the former Narrowstep business. There can be no assurances that Narrowstep will achieve its revenue targets or that Onstream will devote the capital and resources to the business necessary to achieve such targets. In addition, Onstream may discontinue the Narrowstep business prior to the expiration of the revenue measurement periods if its Board of Directors makes certain determinations regarding the anticipated revenue of the Narrowstep business. Accordingly, there can be no assurances as to the number of shares, if any, of Onstream common stock former Narrowstep stockholders will receive pursuant to the contingent value rights. In addition, the determination of amounts, if any, to be received under the contingent value rights agreement will be determined by Onstream, subject to approval the contingent value rights Representative. Both Onstream and the Contingent Value Rights Representative will have a conflict of interest in determining such amounts.

The contingent value rights are non-transferable and you will not be permitted to sell any contingent value rights you receive as a result of merger.

The contingent value rights are, by their terms, non-transferable, except for specified permitted transfers, and therefore represent an illiquid investment unless and until such time that any payments due thereunder may be made.

The value of the shares of Onstream common stock and contingent value rights Narrowstep stockholders receive upon the consummation of the merger may be less than the value of their shares of Narrowstep common stock as of the date of the merger agreement, the date of this joint proxy statement/prospectus or the date of the Narrowstep special meeting.

The consideration that Narrowstep stockholders will receive in the merger is based on an exchange ratio based on, among other things, Narrowstep's consolidated revenues for the quarter ended May 31, 2008 and Narrowstep's consolidated revenue associated with certain contracts entered into or terminated between May 31, 2008 and the effective time of the merger, and will not be adjusted in the event of any change in the stock prices of Narrowstep or Onstream prior to the merger. There may be a significant amount of time between the dates when the stockholders of Narrowstep vote on the merger agreement at the special meeting and the date when the merger is completed. The absolute price of shares of Narrowstep common stock, as well as the price of Narrowstep common stock relative to Onstream common stock, may vary significantly between the date of this joint proxy statement/prospectus, the date of the special meetings and the date of the completion of the merger. These variations may be caused by, among other things, changes in the businesses, operations, results or prospects of Narrowstep or Onstream, market expectations of the likelihood that the merger will be completed and the timing of completion, the prospects of post-merger operations, general market and economic conditions and other factors. See “Adjustments to Share Consideration” and “Adjustments to Contingent Value Rights Consideration” on pages 165 and 172 for a discussion of the factors that will affect the range of merger consideration to be issued.

The merger agreement limits Narrowstep’s ability to pursue an alternative acquisition proposal and requires Narrowstep to pay a termination fee to Onstream if it does.

The merger agreement prohibits Narrowstep from soliciting, initiating or encouraging alternative merger or acquisition proposals with any third party. The merger agreement also provides for the payment by Narrowstep of a termination fee of $377,000 if the merger agreement is terminated in certain circumstances or upon the withdrawal by the Board of Directors of Narrowstep of its recommendation that its stockholders vote for the adoption of the merger Agreement, as the case may be. See “No Solicitation by Narrowstep” beginning on page 186. These provisions limit Narrowstep’s ability to pursue offers from third parties that could result in greater value to Narrowstep’s stockholders. The obligation to make the termination fee payment may also discourage a third party from pursuing an alternative acquisition proposal.

Narrowstep and Onstream will each incur significant transaction and merger-related integration costs in connection with the merger.

Narrowstep and Onstream expect to pay transaction costs of approximately $1,200,000 in the aggregate, excluding change of control severance payments to certain of Narrowstep’s departing employees, D&O insurance premiums for coverage for Narrowstep officers and directors after the merger and termination payments for leases and other Narrowstep commitments. These transaction costs include investment banking, finder’s fees, legal and accounting fees and expenses, Securities and Exchange Commission filing fees, printing expenses, mailing expenses and other related charges. These amounts are preliminary estimates that are subject to change. A portion of the transaction costs will be incurred regardless of whether the merger is consummated. Except in the event of a termination of the merger agreement triggering the payment of a termination fee, Narrowstep and Onstream will each pay its own transaction costs, except that they will share equally certain filing and printing costs related to this joint proxy statement/prospectus. Onstream also expects to incur costs associated with integrating the operations of Narrowstep. Narrowstep and Onstream are in the early stages of assessing the magnitude of these integration costs and can make no assurances that the costs will not materially affect the financial condition of Onstream.

The merger agreement and related transactions, regardless of whether they are ultimately consummated, have presented and will continue to present Narrowstep with certain risks and uncertainties, and impose on Narrowstep’s operations certain restrictions and required actions.

Pursuant to the merger agreement, Narrowstep has agreed to operate its business in accordance with a restructuring plan designed to significantly reduce or eliminate substantial costs related to its facility leases, selling, general and administrative expenses, public company and headquarters costs, and other professional fees and services. The restructuring plan requires that Narrowstep take certain material actions prior to the effectiveness of the merger, including termination of a number of Narrowstep’s employees including most members of senior management, elimination of certain agreements and other arrangements and significant curtailment of its operations and expenses both to eliminate potential duplication with Onstream and in anticipation of becoming a subsidiary of Onstream. Narrowstep’s compliance with the restructuring plan will effectively eliminate Narrowstep’s ability to operate as a stand-alone business.

While the merger is pending, Narrowstep and Onstream will be subject to business uncertainties and contractual restrictions that could adversely affect their businesses.

Uncertainty about the effect of the merger on customers and suppliers may have an adverse effect on Narrowstep and Onstream. These uncertainties could cause customers, suppliers and others who deal with Narrowstep and Onstream to seek to change existing business relationships with Narrowstep and Onstream. In addition, the merger agreement restricts Narrowstep, without Onstream’s consent and subject to certain exceptions, from making certain acquisitions and taking other specified actions until the merger occurs or the merger agreement terminates. These restrictions may prevent Narrowstep from pursuing otherwise attractive business opportunities and making other changes to its businesses that may arise prior to completion of the merger or termination of the merger agreement.

Uncertainty about the effect of the merger on employees may have an adverse effect on Narrowstep and Onstream.

The restructuring plan, along with the other uncertainties associated with the merger, may impair Narrowstep’s and Onstream’s ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter. Employee retention may be particularly challenging during the pendency of the merger because employees may experience uncertainty about their future roles with the surviving corporation. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Narrowstep as the surviving corporation, Narrowstep’s business could be seriously harmed.

If the merger is delayed or not completed, the price of Narrowstep or Onstream common stock may decline to the extent that the current market price of that stock reflects a market assumption that the merger will be completed and that the related benefits will be realized, or a market perception that the merger was not consummated due to an adverse change in Narrowstep’s or Onstream’s business.

The merger is subject to the receipt of certain consents and approvals. It is possible that we may not obtain the required consents and approvals on a timely basis. A substantial delay in obtaining any required approvals may jeopardize or delay completion of the merger. A delay or failure to complete the merger could negatively impact the stock prices and the future business and financial results of Narrowstep and Onstream because of, among other things, the disruption that would occur as a result of uncertainties relating to a failure to complete the merger. If the merger is delayed or not completed for any reason, Narrowstep and Onstream could be subject to several risks, including the following:

•
having had the focus of management of each of the companies directed toward the merger and integration planning instead of on each company’s core business and other opportunities that could have been beneficial to the companies;

•	incurring substantial transaction costs related to the merger;

•
Narrowstep’s compliance with the restructuring plan (described above) will effectively eliminate its ability to operate as a stand-alone business and, in the event that the merger is not consummated, it would be difficult, time-consuming and capital intensive to create the infrastructure necessary for Narrowstep to resume operation of its business on a stand-alone basis; and

•	Narrowstep may be required to pay Onstream a termination fee in certain circumstances, as described under “Termination Fee" beginning on page 208.

In addition, Narrowstep’s business and Onstream’s business may be harmed, and the prices of their stock may decline as a result, to the extent that customers, suppliers and others believe that the companies cannot compete in the marketplace as effectively without the merger or otherwise remain uncertain about the companies’ future prospects in the absence of the merger. Similarly, current and prospective employees of Narrowstep and Onstream may experience uncertainty about their future roles and choose to pursue other opportunities, which could adversely affect Narrowstep or Onstream, as applicable, if the merger is not completed. The realization of any of these risks may materially adversely affect the business, financial results, financial condition and stock prices of Narrowstep and Onstream.

Some of the directors and executive officers of Narrowstep have interests in the merger that are different from the interests of Narrowstep’s stockholders.

When considering the recommendation of their Board of Directors with respect to the merger, Narrowstep stockholders should be aware that some directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the stockholders. These interests include:

•	the accelerated vesting of certain incentive awards held by non-continuing officers and directors of Narrowstep as a result of the consummation of the merger;

•	the appointment of David C. McCourt to the Board of Directors of Onstream following consummation of the merger; and

•	the continuation of indemnification and insurance coverage for acts and omissions in their capacities as Narrowstep officers and directors.

Stockholders should consider these interests in conjunction with the recommendation of the directors of Narrowstep of approval of the merger. These interests have been described more fully in “Interests of Narrowstep's Directors and Executive Officers in the Merger" beginning on page 147.

Some of the directors and executive officers of Onstream have interests in the merger that are different from the interests of Onstream’s stockholders.

When considering the recommendation of their Board of Directors with respect to the merger, Onstream stockholders should be aware that some directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the stockholders. These interests include certain options that will be issuable in accordance with the terms of the employment contracts of five members of executive management as a result of the consummation of the merger. Stockholders should consider these interests in conjunction with the recommendation of the directors of Onstream of approval of the merger. These interests have been described more fully in “Interests of Onstream's Directors and Executive Officers in the Merger" beginning on page 133.

If the merger does not qualify as a tax-free reorganization for U.S. Federal income tax purposes, holders of the assumed warrants and stockholders will recognize gain or loss on the exchange of shares of Narrowstep common stock or Series A preferred stock for shares of Onstream common stock and the contingent value rights.

Although it is a condition to the closing of the merger that Onstream’s counsel provide an opinion that, subject to the assumptions and qualifications included in such opinion, the merger will qualify as a tax-free reorganization under Section 368(a) of the Code, this opinion neither binds the IRS nor prevents the IRS from adopting a contrary position. If the merger fails to qualify as a tax-free reorganization, Narrowstep warrant holders and Narrowstep stockholders would generally recognize gain or loss on each share of Narrowstep common stock or Narrowstep Series A preferred stock surrendered in the reorganization in exchange for stock of Onstream in the amount of the difference between their basis in such shares and the fair market value of the Onstream common stock they receive.

The rights of Narrowstep stockholders will be governed by Onstream’s Articles of Incorporation and Bylaws and by Florida law instead of Delaware law.

The rights of Narrowstep’s stockholders are governed by Delaware law and by its Certificate of Incorporation and Bylaws. The rights of Onstream stockholders are governed by Florida law and by Onstream’s Articles of Incorporation and Bylaws. After the merger, Narrowstep stockholders will become Onstream stockholders. Onstream’s Articles of Incorporation and Bylaws provide its stockholders with different rights than those provided to Narrowstep's stockholders under its Certificate of Incorporation. In addition, there are differences in Florida and Delaware law that will result in changes to the rights of Narrowstep stockholders who become Onstream stockholders as a result of the merger. For a summary of significant differences between the rights of Narrowstep stockholders and Onstream stockholders, see "COMPARISONS OF STOCKHOLDER RIGHTS" beginning on page 217.

Continued significant research and development expenditures will be required to develop new Narrowstep products and Onstream may elect not to incur such costs.

The development of Narrowstep’s core technology platform has required, and will continue to require, significant research and development expenditures. After the completion of the merger, Onstream will control the decision of whether to continue to develop the business and incur such costs and whether to address issues that have had a negative impact on the business in the past. As indicated above, Onstream has no obligation to initiate or continue research, development, commercialization, marketing or sales activities with respect to any Narrowstep products, and, pursuant to the contingent value rights agreement, may abandon efforts to research, develop, commercialize, market or sell any or all Narrowstep products.

Narrowstep may be required to pay licensing fees for digital sound recordings it delivers in its original and archived programming and through retransmissions of radio broadcasts which fees Onstream cannot predict with certainty and if deemed excessive, could adversely effect Narrowstep’s operations.

The U.S. Digital Millennium Copyright Act (“DMCA”) includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. The DMCA generally does not specify the rate and terms of the licenses, which are determined by voluntary negotiations among the parties or, for certain compulsory licenses where voluntary negotiations are unsuccessful, by arbitration proceedings known as CARP proceedings, supervised by the U.S. Copyright Office. Past CARP proceedings have resulted in proposed rates for statutory webcasting that were significantly in excess of rates requested by webcasters. CARP proceedings relating to music subscription and non-subscription services offering music programming that qualify for various licenses under U.S. copyright law are pending. Neither Onstream, nor Narrowstep cannot predict the outcome of CARP proceedings and may elect instead to directly license music content for Narrowstep subscriptions and/or non-subscription services, either alone or in concert with other affected companies. Such licenses may only apply to music performed in the United States, and the availability of corresponding licenses for international performances is unclear. Management of Onstream anticipates that there may be future CARP proceedings relating to music subscription delivery services, which may also adversely affect the online distribution of music and Narrowstep’s ability to deliver music programming. Depending on the rates and terms adopted for the statutory licenses, Narrowstep’s business could be harmed by increasing its cost of doing business, as well as by increasing the cost of doing business for Narrowstep’s customers.

The fairness opinions obtained by Onstream and Narrowstep will not reflect changes in the relative values of Onstream and Narrowstep between the time the opinions were issued and the effective time of the merger.

The fairness opinions of Houlihan Smith & Company Inc. were delivered to the Board of Directors of Narrowstep on May 27, 2008, August 11, 2008 and September 15, 2008. New Century Capital Partners LLC delivered a fairness opinion to the Board of Directors of Onstream on May 27, 2008. Neither Narrowstep nor Onstream intend to obtain any further update of their respective fairness opinions. Changes in the operations and prospects of Onstream and Narrowstep, general market and economic conditions, and other factors both within and outside of Onstream's and Narrowstep's control, on which the opinions are based, may alter the relative value of the companies. Therefore, the opinions do not address the fairness of the merger consideration as of the date hereof or at the time the merger will be completed.

If the adjournment proposal is not approved at either of the special meetings, and an insufficient number of votes has been obtained for approval of the merger by Narrowstep stockholders, and/or the merger consideration and/or the amendment to increase Onstream’s authorized capital by the Onstream stockholders, then the Boards of Directors of Narrowstep or Onstream, as the case may be, will not have the ability to adjourn the special meeting to a later date or dates in order to solicit further votes, and, therefore, the merger and related actions may not be approved forcing a delay in consummating the merger or termination of the merger agreement.

Each of Onstream's and Narrowstep's Board of Directors is seeking approval to adjourn the special meetings to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are insufficient votes to approve the merger in the case of Narrowstep, or the merger consideration or the amendment to increase Onstream’s authorized capital in the case of Onstream. If either of the adjournment proposals are not approved, the subject Board of Directors will not have the ability to adjourn the related special meeting to a later date and, therefore, will not have more time to solicit proxies to approve or facilitate the consummation of the merger. In such event, the merger would either be delayed or would not be completed and could result in a termination of the merger agreement resulting in each incurring substantial expenses without realizing the expected benefits of the merger.

Risks Relating to Onstream Common Stock

Onstream may be delisted from NASDAQ and the shares of Onstream common stock to be issued in connection with the merger or the contingent value rights agreement may not be listed on NASDAQ which could limit investors' ability to effect transactions in its securities and subject Onstream to additional trading restrictions.

Onstream's securities are listed on the NASDAQ Capital Market. In January 2008, Onstream was notified by NASDAQ that it was not in compliance with Marketplace Rule 4310(c)(4), which is necessary in order to be eligible for continued listing on the NASDAQ Capital Market. The notice letter from NASDAQ indicated that Onstream’s non-compliance was as a result of the bid price of ONSM common stock closing below $1.00 per share for the preceding thirty consecutive business days and Onstream was given 180 calendar days, or until July 2, 2008, to regain compliance with the Rule. On July 3, 2008, Onstream was notified by NASDAQ that it was not considered compliant with the Rule as of that date, but because Onstream met all other initial listing criteria for the NASDAQ Capital Market, Onstream was granted an additional 180 calendar days, or until December 30, 2008, to regain compliance with the Rule. On October 22, 2008, Onstream received a letter from NASDAQ stating that NASDAQ had recently suspended enforcement of the bid price listing requirement through January 19, 2009. As a result, all companies presently in a bid price compliance period will remain at the same stage of the process they were when the NASDAQ announced the suspension and will not be subject to delisting for that concern, and accordingly Onstream will have until at least April 6, 2009 to regain compliance with this requirement. Onstream may be considered compliant, subject to the NASDAQ staff’s discretion, if ONSM common stock closes at $1.00 per share or more for a minimum of ten consecutive business days before the April 6, 2009 deadline.

Onstream cannot assure you that it will be compliant by April 6, 2009, or that it will remain compliant, or that its securities will continue to be listed on NASDAQ in the future.

On October 1, 2008 Onstream received a letter from NASDAQ stating that its common stock is subject to delisting since Onstream failed to hold the required annual shareholder meeting by September 30, 2008, the end of its fiscal year. This listing requirement will be met by the scheduled annual shareholder meeting as outlined in this joint proxy statement/prospectus. Furthermore, Onstream is scheduled to attend a hearing with the NASDAQ Listing Qualifications Panel on November 20, 2008, at which time Onstream intends to appeal the deficiency, seek extension of the annual meeting date requirement and a waiver of the proposed delisting. Onstream’s common shares will continue to be listed on NASDAQ pending a decision.

Onstream cannot assure you that the NASDAQ Listing Qualifications Panel hearing will be decided in Onstream’s favor, or that its securities will continue to be listed on NASDAQ in the future.

If NASDAQ delists Onstream's securities from trading or the Listing Qualifications Panel delays the additional listing of the shares of common stock of Onstream issued in connection with the merger, Onstream could face significant material adverse consequences, including:

•	the merger may be substantially delayed;

•
the issuance of Onstream securities in connection with the merger may require compliance with the individual securities laws or "blue sky" laws of several states. Compliance with blue sky laws may be time consuming and costly and could result in delay of the merger;

•	a limited availability of market quotations for its securities;

•
the determination that Onstream common stock is a "penny stock," which would require brokers trading in Onstream common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for Onstream common stock;

•	more limited amount of news and analyst coverage for Onstream;

•	decreased ability to issue additional securities or obtain additional financing in the future; and

•	decreased ability of Onstream security holders to sell their securities in certain states.

Onstream cannot assure you that it will be able to meet the foregoing additional listing requirements or that the Listing Qualifications Panel will grant Onstream any extension of time to hold its annual meeting in conjunction with this joint proxy/registration statement, or that Onstream’s securities will not be delisted until Onstream has held its annual meeting, or when NASDAQ will approve Onstream’s additional listing application in connection with the merger. In the event Onstream's securities are delisted from NASDAQ or Onstream’s additional listing application is delayed, Onstream’s common stock may be less liquid, the value of Onstream’s common stock could decline, and you may be unable to sell your securities unless and until a market can be sustained.

Onstream can issue common stock and preferred stock without your approval, diluting your proportional ownership interest.

Subject to the favorable vote of the amendment to increase Onstream’s authorized capital by Onstream’s shareholders, Onstream’s amended and restated articles of incorporation following the merger will authorize it to issue 150,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 700,000 have been designated Series A-10 convertible preferred stock. As of October 17, 2008 there are issued and outstanding (i) 42,625,627 shares of Onstream common stock, (ii) 74,841 Series A-10 shares convertible into 748,410 shares of Onstream common stock, (iii) $1,000,000 face value of notes convertible into up to 1,700,000 shares (including interest) of Onstream common stock; and (iv) options and warrants exercisable for up to 15,174,993 shares of Onstream common stock. Considering these items together with up to an additional 20,200,000 shares of Onstream common stock to be issued in the merger (including fees) and the assumption of Narrowstep warrants convertible into 1,969,965 shares of Onstream common stock, Onstream will have approximately 67,581,005 shares of common stock at its discretion for future issuances. Onstream may issue shares of its capital stock in connection with either of its equity compensation plans, one or more acquisitions or for capital raising or other corporate purposes in the future, which could result in material dilution to the equity interest of Onstream's stockholders. Consequently, any shares of common stock or preferred stock that Onstream issues after the merger will (i) dilute your proportional ownership interest in Onstream; (ii) may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to Onstream common stock; and (iii) may adversely affect prevailing market prices for Onstream common stock.

Provisions of Onstream’s amended and restated Articles of Incorporation and its bylaws may delay or prevent a take-over, which may not be in the best interests of its stockholders.

Certain provisions may be deemed to have anti-takeover effects, which govern when and by whom special meetings of stockholders may be called, and which provisions may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders. As a result of such anti-takeover provisions, it may be more difficult to implement a change in control even if the stockholders desire a change in control.

Outstanding warrants may have an adverse effect on the market price of Onstream common stock.

Onstream has issued and outstanding warrants to purchase up to 15,174,993 shares of its common stock. In addition, pursuant to the terms of the merger agreement, upon the effective time of the merger, Onstream may be required to issue up to 1,969,965 shares of its common stock upon exercise of Narrowstep warrants. The sale, or even the possibility of the sale, of the shares underlying these warrants could have an adverse effect on the market price for Onstream common shares and other securities or on Onstream's ability to obtain future financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

Sales by Narrowstep stockholders of large numbers of Onstream common stock after the merger may adversely affect Onstream's stock price.

Onstream will issue up to a maximum of 20,000,000 and a minimum of 10,100,000 (8,100,000 shares to Narrowstep common stockholders and 2,000,000 shares to Narrowstep Series A Preferred stockholders) shares of Onstream common stock in the merger, plus 200,000 Onstream common shares for fees. If Onstream issues the maximum of 20,200,000 shares, then Narrowstep stockholders would own approximately 32% of Onstream common stock outstanding after the merger. If Onstream issues the minimum of 10,300,000 shares, then Narrowstep stockholders would own approximately 19% of Onstream common stock outstanding after the merger. The shares issued to Narrowstep stockholders will be freely tradable following the merger, except shares held by affiliates of Onstream. The sale of these shares or the perception that such sales may be made may cause substantial fluctuations in the price of Onstream common stock over short time periods. Onstream may also issue up to 1,969,965 shares of Onstream common stock in connection with the exercise of Narrowstep warrants following the effective time of the merger.

The value of Onstream common stock may be adversely affected by market volatility and prevent you from selling your shares at a profit.

The price of Onstream stock may fluctuate significantly. Many factors influence the price, including:

•
future announcements concerning Onstream, its competitors or its principal customers, such as quarterly operating results, changes in earnings estimates by analysts, technological innovations, new product introductions, governmental regulations, or litigation;

•	changes in accounting rules, particularly those related to the expensing of stock options, accounting for uncertainty in income taxes, fair value accounting and business combinations;

•	the liquidity within the market for Onstream common stock;

•	sales or purchases by Onstream or by its officers, directors, other insiders and large stockholders;

•	investor perceptions concerning the prospects of Onstream’s business and the digital media and webcasting services industry;

•	market conditions and investor sentiment affecting market prices of equity securities of high technology and/or Internet related companies; and

•	general economic, political and market conditions, such as recessions or international currency fluctuations.

The trading price of Onstream common stock may continue to fluctuate in response to these factors and others, many of which are beyond Onstream’s control. You are strongly urged to consider the likelihood of these market fluctuations before deciding whether to vote for the merger Proposal.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Onstream common stock is listed on the NASDAQ Capital Market and Narrowstep common stock is listed on the OTCBB. Onstream's and Narrowstep's ticker symbols are "ONSM" and "NRWS," respectively. The following table shows, for the quarters indicated, based on published financial sources, the high and low closing prices of Onstream common stock and the high and low last reported sale prices of Narrowstep common stock as reported or quoted on the NASDAQ Capital Market and OTCBB, respectively.

The stock prices listed below for Narrowstep are quotations, which reflect inter-dealer prices, without retail mark-up, mark-down, or commissions.

	Onstream common stock(1)			Narrowstep common stock(2)
	High	Low		High	Low
Fiscal Year 2006			Fiscal Year 2006
First Quarter ended 12/31/05	$1.17	$0.65	First Quarter ended 5/31/05	$1.48	$0.90
Second Quarter ended 3/31/06	$1.15	$0.85	Second Quarter ended 8/31/05	$1.15	$0.61
Third Quarter ended 6/30/06	$1.30	$0.78	Third Quarter ended 11/30/05	$0.91	$0.55
Fourth Quarter ended 9/30/06	$0.95	$0.56	Fourth Quarter ended 2/28/06	$1.08	$0.75

Fiscal Year 2007			Fiscal Year 2007
First Quarter ended 12/31/06	$3.15	$0.46	First Quarter ended 5/31/06	$1.42	$0.58
Second Quarter ended 3/31/07	$3.59	$2.28	Second Quarter ended 8/31/06	$0.85	$0.53
Third Quarter ended 6/30/07	$3.15	$2.19	Third Quarter ended 11/30/06	$1.04	$0.61
Fourth Quarter ended 9/30/07	$2.34	$1.20	Fourth Quarter ended 2/28/07	$1.29	$0.75

Fiscal Year 2008			Fiscal Year 2008
First Quarter ended 12/31/07	$1.66	$0.80	First Quarter ended 5/31/07	$0.95	$0.53
Second Quarter ended 3/31/08	$1.03	$0.62	Second Quarter ended 8/31/07	$0.60	$0.21
Third Quarter ended 6/30/08	$0.99	$0.66	Third Quarter ended 11/30/07	$0.60	$0.02
Fourth Quarter ended 9/30/08	$0.83	$0.29	Fourth Quarter ended 2/29/08	$0.20	$0.08

Fiscal Year 2009			Fiscal Year 2009
First Quarter through October 17, 2008	$0.45	$0.28	First Quarter ended 5/31/08	$0.14	$0.04
			Second Quarter ended 8/31/08	$0.07	$0.01
			Third Quarter through October 17, 2008	$0.05	$0.01

(1)	Onstream’s fiscal year ends September 30.
(2)	Narrowstep’s fiscal year ends February 28 or 29.

On October 17, 2008, the closing sale price of the Onstream common stock on the NASDAQ Capital Market was $0.45 per share. As of October 17, 2008 there were approximately 562 stockholders of record of the Onstream common stock.

On October 17, 2008, the last reported sale for Narrowstep common stock on the OTCBB was $0.01 per share. As of October 17, 2008, there were approximately 152 stockholders of record of the Narrowstep common stock.

Neither Onstream nor Narrowstep has ever declared or paid dividends on its common stock. Dividends on Onstream's Series A-10 convertible preferred stock are cumulative and must be fully paid by Onstream prior to payment of any dividend on Onstream common stock. Onstream currently expects to retain any future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. The holders of Narrowstep’s Series A preferred stock will be entitled to dividends, if any, as may be declared by Narrowstep's Board of Directors prior to the merger, however, Narrowstep's Board of Directors does not anticipate declaring any such dividends.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth the last reported sale prices of Onstream common stock and Narrowstep common stock as reported on the NASDAQ Capital Market and the OTCBB, respectively, on the last full trading day prior to the announcement of the entry into the merger agreement, and October 17, 2008, the most recent practicable date prior to the mailing of this prospectus to Onstream and Narrowstep stockholders.

	Onstream Common Stock	Narrowstep Common Stock
May 29, 2008	$0.95	$0.09
October 17, 2008	$0.45	$0.01

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Narrowstep stockholders in determining how to vote. These prices may fluctuate prior to the merger, and Narrowstep stockholders are urged to obtain current stock price quotations for Onstream common stock and Narrowstep common stock and to review carefully the other information contained in this joint proxy statement/prospectus when considering whether to adopt and approve the merger Agreement and the transactions contemplated hereby. See "WHERE YOU CAN FIND MORE INFORMATION" on page 230.

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

Information about Onstream’s financial condition and results of operations on a pro forma basis after giving effect to the merger and related transactions is set forth in Appendix M. Appendix M sets forth the information as if the merger and related transactions had become effective on June 30, 2008, with respect to balance sheet data, and on October 1, 2006 and 2007, with respect to statement of operations data. The unaudited pro forma financial information assumes that the merger will be accounted for using the purchase method of accounting and includes adjustments to record the assets and liabilities of Narrowstep at their estimated fair values (using currently available information) and is subject to further adjustment as additional information becomes available and as additional analyses are performed.

The information in Appendix M should be read together with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Narrowstep and Onstream included in this joint proxy statement/prospectus beginning on page F-1. The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

INFORMATION ABOUT ONSTREAM

Onstream Media Corporation was formed under the laws of the State of Florida in May 1993. Onstream's executive offices are located at 1291 SW 29th Avenue, Pompano Beach, Florida 33069. Its telephone number at that location is (954) 917-6655.

Business

Onstream is a leading online service provider of live and on-demand Internet video, corporate web communications and content management applications. Onstream employs approximately 110 full time employees with operations organized in two main operating groups: Digital Media Services Group and Web Communications Services Group as follows:

Digital Media Services Group - The Digital Media Services Group, which operates primarily from facilities in San Francisco, California, consists of the Smart Encoding division, the DMSP (Digital Media Services Platform) division, the UGC (User Generated Content) division and the EDNet division. This group represented approximately 33.1% and 55.0% of Onstream’s revenues for the years ended September 30, 2007 and 2006, respectively and approximately 24.5% and 34.7% of its revenues for the nine months ended June 30, 2008 and 2007, respectively. These revenues are comprised primarily of network access and usage fees, the sale and rental of communication equipment, and fees for encoding, storage, search and retrieval and distribution of digital assets.

The Smart Encoding division provides both automated and manual encoding and editorial services for processing digital media, using a set of coordinated technologies and processes that allow the quick and efficient on-line search, retrieval and streaming of this media, which can include photos, videos, audio, engineering specs, architectural plans, web pages, and many other pieces of business collateral. The DMSP division provides an on-line, subscription based service that includes access to enabling technologies and features for the clients to acquire, store, index, secure, manage, distribute and transform these digital assets into saleable commodities. The UGC division, which also operates as Auction Video, provides a video ingestion and flash encoder that can be used by the clients on a stand-alone basis or in conjunction with the DMSP. In addition, the EDNet division provides connectivity within the entertainment and advertising industries through its managed network, which encompasses production and post-production companies, advertisers, producers, directors, and talent.

In December 2004 Onstream completed the acquisition of the remaining approximately 74% of Acquired Onstream not previously owned by Onstream (the “Onstream Merger”). Acquired Onstream was a development stage company founded in 2001 with the business objective of developing a feature rich digital asset management service and offering the service on a subscription basis over the Internet. This product, the initial version of what became the DMSP, was initially designed and managed by Science Applications International Corporation (one of the country's foremost IT security firms) and is actually comprised of four separate products - encoding, storage, search and retrieval and distribution. A limited version of the DMSP, with three of the four products accessible, was first placed in service with third-party customers in November 2005. The fourth product was made available to Onstream DMSP customers as of October 2006. In 2007, Onstream introduced the “store and stream” application of the DMSP, which was developed as a focused interface for SMB (small to medium business) clients.

On March 27, 2007 Onstream completed the acquisition of the assets, technology and patents pending of privately owned Auction Video, Inc., a Utah corporation, and Auction Video Japan, Inc., a Tokyo-Japan corporation. The primary assets acquired were the video ingestion and flash transcoder that is now integrated into Onstream’s DMSP, related technology and patents pending, customer lists and employment and non-compete agreements.

Web Communications Services Group. The Web Communications Services Group includes a) the Webcasting division, which operates primarily from facilities in Pompano Beach, Florida and provides an array of corporate-oriented, web-based media services to the corporate market including live audio and video webcasting and on-demand audio and video streaming for any business, government or educational entity, b) the Infinite Conferencing (“Infinite”) division, which operates primarily from facilities in the New York City area and provides “reservationless” and operator-assisted audio and web conferencing services and c) the Travel division, which produces and distributes Internet-based multi-media streaming videos related to hotels, resorts, time-shares, golf facilities, and other travel destinations. This group represented approximately 66.9% and 45.0% of Onstream’s revenues for the years ended September 30, 2007 and 2006, respectively, and approximately 75.5% and 65.3% of its revenues for the nine months ended June 30, 2008 and 2007, respectively. These revenues are comprised primarily of production, usage and distribution fees.

The Webcasting division, which operates primarily from facilities in Pompano Beach, Florida, provides online webcasting services, a cost effective means for corporations to broadcast conference calls live, making them available to the investing public, the media and to anyone worldwide with Internet access. The Webcasting division also has a sales and production support office in New York City as well as additional production and back-up webcasting facilities in the San Francisco office. We market the webcasting services through a direct sales force and through channel partners, also known as resellers. Each webcast can be heard and/or viewed live, and then archived for replay for an additional fee with an option for accessing the archived material through a company's own web site. These webcasts primarily communicate corporate earnings and other financial information; product launches and other marketing information; training, emergency or other information directed to employees; and corporate or other special events.

On April 27, 2007 Onstream completed the acquisition of Infinite Conferencing LLC (“Infinite”), a Georgia limited liability company. The primary assets acquired, in addition to Infinite’s ongoing audio and web conferencing business operations, were accounts receivable, equipment, internally developed software, customer lists and employment and non-compete agreements. Infinite Conferencing operates primarily from facilities in Millburn, New Jersey.

The Web Communications Services Group also includes the Travel division. These production and distribution operations primarily include the production, storage and Internet streaming of two to four minute multi-media videos for clients such as hotel, resort, golf facility, travel destination and time-shares.

Sales and Marketing

Onstream uses a variety of marketing methods, including an internal sales force and channel partners, also known as resellers, to market its products and services. One key element of Onstream's marketing strategy has been to enter into distribution agreements with recognized leaders in each of the markets for its products and services. By offering Onstream products and services in conjunction with the distributors’ products, management believes these distribution agreements enable Onstream to take advantage of the particular distributors' existing marketing programs, sales forces and business relationships. Contracts with these distributors generally range from one to two years.

Onstream has expanded its marketing efforts during the past year through the use of public relations and telemarketing firms. The Company intends to continue these actions during the coming year, as well as the introduction of targeted television and radio advertising, as well as direct mail. See Liquidity and Capital Resources, below.

For the years ended September 30, 2007 and 2006, the Company provided smart encoding services to a significant customer, America Online, Inc. Revenues from sales to this customer were approximately $461,000, or approximately 4%, and $911,000, or approximately 11%, of total consolidated revenue for the years ended September 30, 2007 and 2006, respectively. These revenues represented approximately 11% and 20% of Digital Media Services Group revenues for the same periods.

Other than these agreements, no other agreement with a customer has represented more than 10% of Onstream's revenues during these periods, or for the nine months ended June 30, 2008.

Competition

Onstream operates in highly competitive and rapidly changing business segments and expects its competition to intensify. Onstream competes with:

•	other web sites, Internet portals and Internet broadcasters to acquire and provide content to attract users;

•	video and audio conferencing companies and Internet business service broadcasters;

•	online services, other web site operators and advertising networks;

•	traditional media, such as television, radio and print; and

•	end-user software products.

Onstream's webcasting products and services fall into two competitive areas: live or archived financial and fair-disclosure related conferences, and all other live or archived webcast productions for the corporate, financial, educational and government segments. In the financial conferences area, Onstream competes with ON24, IVT, WILink, Talkpoint, Wall Street Transcripts, Netbriefings, PTEK Holdings, Stockholder.com, Thomson Financial Group, ViaVid and others that offer live webcasts of quarterly earnings conference calls. This list includes entities that are currently active resellers of Onstream services and not in significant competition with Onstream, but could compete with Onstream under certain circumstances. For other webcast production, Onstream competes with other smaller geographically local entities. Onstream's production services, however, have been in demand by some of its competitors, and from time to time Onstream has provided services to these companies. The nature of the streaming media sector of the Internet market is highly interdependent while being competitive.

Competition for audio and web conferencing is primarily segregated between the low-cost, low-service offerings such as FreeConference.Com and other more high-end providers such as Premiere Global Services. Onstream, through its Infinite division, service a niche market for audio and web conferencing services primarily for SMB (small to medium size) companies looking for superior customer service at an affordable rate. Onstream's niche also includes a growing demand for lead generation seminars, which the Company addresses by offering a dedicated account manager to coordinate a customized solution for each event.

Competition for the audio and video networking services provided by the EDNet division of Onstream's Digital Asset Management Group is based upon the ability to provide systems compatibility and proprietary off-the-shelf codecs. Due to the difficulty and expense of developing and maintaining private digital networks, bridging services, engineering availability and service quality, management of Onstream believes that the number of audio networking competitors are, and will remain, small. Onstream's primary video networking competitors are video appliance dealers that source video transport hardware. This group's advantage is one that provides a total solution including system design, broadband sourcing, and custom software connectivity applications that include a comprehensive digital path for television commercial transport. However, companies that compete in some portion of the audio and video networking services market targeted by Onstream include Telestream, Globix, Acceris, Media Link, Savvis, Digital Generation (DG) Systems, Globecast, MediaNet, SohoNet, Pathfire, Source Elements and Ascent Media.

While there is competition for the provision of digital media services by Onstream's Digital Media Services Group, this is a relatively new product with few established providers. Management of Onstream believes that its approach of partnering with technology providers such as SAIC, Autonomy/Virage Application Services and North Plains reduces the competition in this area. Onstream’s management also believes that Onstream's ability to offer integrated webcasting, networking and other services as part of “full service” digital media services limits direct competition. However, companies that compete in some portion of the digital media services market targeted by Onstream include MerlinOne, ClearStory Systems, Equant, Getty Images, Quebecor, American Color, Ascent Media, Wam!Net, Interchange Digital and Publicis.

Government Regulation

Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. It is possible that governments will enact legislation that may be applicable to Onstream in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. The majority of such laws was adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any such export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase Onstream's cost of doing business or increase Onstream's legal exposure, which could have a material adverse effect on Onstream's business, financial condition and results of operations.

By distributing content over the Internet, Onstream faces potential liability for claims based on the nature and content of the materials that it distributes, including claims for defamation, negligence or copyright, patent or trademark infringement, which claims have been brought, and sometimes successfully litigated, against Internet companies. To protect Onstream from such claims, it maintains general liability insurance (including umbrella coverage) of approximately $4.0 million. The general liability insurance may not cover all potential claims of this type or may not be adequate to indemnify Onstream for any liability to which it may be exposed. Any liability not covered by insurance or in excess of insurance coverage could have a material adverse effect on Onstream's business, results of operations and financial condition.

Onstream's audio and video networking services are conducted primarily over telephone lines, which are heavily regulated by various Federal and other agencies. Although Onstream’s management believes that the responsibility for compliance with those regulations primarily falls on the local and long distance telephone service providers and not the Company, the Federal Communications Commission (FCC) recently issued an order that requires conference calling companies to remit Universal Service Fund (USF) contribution payments on customer usage associated with conference calls. This obligation requires Infinite to register as a reporting company with the FCC, as well as to file both quarterly and annual reports regarding the revenues derived from conference calling.

Intellectual Property

Onstream's success depends in part on its ability to protect its intellectual property. To protect Onstream's proprietary rights, Onstream relies generally on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and agreements with consultants, vendors and customers, although Onstream have not signed such agreements in every case. As part of Onstream's March 2007 acquisition of Auction Video, a pending United States patent was assigned to Onstream covering certain aspects of uploading live webcam images, which Onstream believes has potential value. A parallel filing was done to protect these patent rights on an international basis, via the filing of a “Patent Cooperation Treaty Request”. Onstream is currently pursuing the final approval of this patent application and in March 2008 retained the law firm of Hunton & Williams to assist in expediting the patent approval process and to help protect rights related to its UGV (User Generated Video) technology.

Despite such protections, a third party could, without authorization, copy or otherwise obtain and use Onstream's content. Onstream can give no assurance that Onstream's agreements with employees, consultants and others who participate in development activities will not be breached, or that Onstream will have adequate remedies for any breach, or that Onstream's trade secrets will not otherwise become known or independently developed by competitors.

Onstream may pursue the registration of certain of Onstream's trademarks and service marks in the United States, although Onstream has not secured registration of all Onstream's marks. In addition, the laws of some foreign countries do not protect Onstream's proprietary rights to the same extent as the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. In general, there can be no assurance that Onstream's efforts to protect Onstream's intellectual property rights through copyright, trademark and trade secret laws will be effective to prevent misappropriation of its content. Onstream's failure or inability to protect Onstream's proprietary rights could materially adversely affect Onstream's business, financial condition and results of operations.

Employees

At October 17, 2008, Onstream had approximately 110 full time employees, of whom 60 were design, production and technical personnel, 26 were sales and marketing personnel and 24 were general, administrative and executive management personnel. None of the employees are covered by a collective bargaining agreement and Onstream's management considers relations with its employees to be good.

Properties

Onstream leases:

•
an approximately 16,500 square foot facility at 1291 SW 29th Street in Pompano Beach, Florida, which serves as its corporate headquarters and houses the majority of Onstream's webcasting production, marketing and distribution activities. Onstream's lease ends in September 2010 and provides for a two-year renewal option. The monthly base rental is approximately $20,400 (including Onstream's share of property taxes and common area expenses) with annual five percent (5%) increases;

•
an approximately 8,500 square foot facility at 200 Vallejo Street in San Francisco, California, which serves as administrative headquarters for the Digital Media Services Group, including EDNet, and houses the centralized network hub for electronically bridging affiliate studios. In addition, the facility operates as a backup to Florida for webcasting operations. This lease expires in May 2009 and provides for one five-year renewal option at 95% of fair market value. The monthly base rental is approximately $17,200 (including month-to-month parking) with annual increases up to five percent (5%);

•
an approximately 3,000 square foot facility at 56 Main Street in Millburn, New Jersey, which houses the Infinite Conferencing audio and web conferencing operations. Onstream's monthly rental is approximately $6,800 and the lease expires on July 31, 2009;

•
business offices located at 440 Ninth Avenue, New York City, New York. These offices total approximately 1,000 square feet and serve primarily for webcasting sales activities and backup to Florida-based webcasting operations. Onstream's monthly rental is approximately $6,600 and the lease expires on December 31, 2008; and

•
small limited purpose office space in Colorado, as well as equipment space at co-location or other equipment housing facilities in South Florida, Atlanta, Georgia, Jersey City, New Jersey, San Francisco, California and Colorado Springs, Colorado.

Legal Proceedings

Onstream is involved in litigation and regulatory investigations arising in the ordinary course of business. While the ultimate outcome of these matters is not presently determinable, it is the opinion of Onstream’s management that the resolution of these outstanding claims will not have a material adverse effect on Onstream's financial position or results of operations.

Description of Onstream Securities

Common stock. The authorized capital stock of Onstream currently consists of 75,000,000 shares of common stock, $0.0001 par value per share, of which 42,625,627 shares were issued and outstanding as of October 17, 2008. All of the issued and outstanding shares of Onstream common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Onstream has reserved (i) 15,174,993 shares of Onstream common stock for issuance upon exercise of outstanding warrants and options currently outstanding; (ii) 1,915,000 common shares for restricted stock and option grants available to be made under Onstream's 2007 Equity Incentive Plan, (iii) 786,200 common shares issuable upon the conversion of Series A-10 convertible preferred stock (“Series A-10”) plus dividends thereon and (iv) 1,700,000 common shares issuable upon the conversion of the convertible notes plus interest thereon.

Preferred Stock. Onstream is authorized to issue 5,000,000 shares of undesignated preferred stock, par value $0.0001 per share, of which 700,000 shares have been designated Series A-10. As of October 17, 2008, there were 74,841 shares of the Series A-10 issued and outstanding. The shares of Series A-10 have no voting rights (other than as may be required under Florida law), have a liquidation preference of $10.00 per share plus declared but unpaid dividends, and include certain additional terms as follows:

(i) the Series A-10 are senior to all other classes of preferred stock and, as applicable, junior to or on a parity with other classes of preferred stock the terms of which expressly provide that they are senior to or on parity with the Series A-10 convertible preferred stock. Onstream cannot create or issue any preferred stock which ranks senior to or pari passu with the Series A-10 without the consent of the holders of at least 50% of the then outstanding shares of Series A-10;

(ii) the holders are entitled to preferred, cumulative dividends at the rate of 8% per annum, payable every six months in arrears at Onstream’s option, in cash or with Series A-10 shares upon the same conversion ratio;

(iii) the shares are not redeemable by Onstream and any shares of Series A-10 that are still outstanding as of December 2008 will automatically convert into Onstream common stock at a conversion price of $1.00 per common share; and

(iv) Onstream cannot incur any aggregate indebtedness greater than $1.5 million (excluding trade and purchase money payables) without the consent of holders of 50% of the outstanding shares of Series A-10;

(v) The Series A-10 holders have the right to designate one member of Onstream’s Board of Directors, which right has not yet been exercised.

Options. As of October 17, 2008, there were outstanding options to purchase 12,391,508 shares of Onstream common stock.

Warrants. As of October 17, 2008, there were issued and outstanding warrants to acquire 2,783,485 shares of Onstream common stock.

Convertible Notes. As of October 17, 2008, there were issued and outstanding convertible notes with a face value of $1.0 million (the “Convertible Notes”) secured by specifically designated software and equipment owned by Onstream with a cost basis of approximately $1.5 million, as well as a subordinated lien on certain of Onstream’s other assets to the extent that the designated software and equipment, or other software and equipment added to the collateral at a later date, is not considered sufficient security for the loan. Under this arrangement, the holders received 10,000 restricted Onstream common shares for each $100,000, and will also receive interest at 12% per annum. Interest is payable every 6 months in cash or at Onstream’s option, in restricted Onstream common shares, based on a conversion price equal to seventy-five percent (75%) of the average Onstream common stock closing price for the 30 trading days prior to the date the applicable payment is due. The first interest payment date is October 31, 2008.

Onstream may prepay the Convertible Notes, which have a three year maturity date, at any time upon ten days' prior written notice to the holders during which time the holder may choose to convert the Convertible Note. In the event of such repayment, all interest accrued and due for the remaining unexpired loan period is due and payable and may be paid in cash or restricted Onstream common stock in accordance with the above formula.

The outstanding principal is due on demand in the event a payment default is uncured ten business days after written notice. Holders of in excess of 50% of the outstanding principal amount of the Convertible Notes may declare a default and may take steps to amend or otherwise modify the terms of the Convertible Notes and related security agreement.

The Convertible Notes may be converted to restricted Onstream common stock at any time six months after issuance and prior to the three year maturity date, at the holder’s option, based on a conversion price equal to seventy-five percent (75%) of the average Onstream common stock closing price for the 30 trading days prior to the date of conversion, but in no event may the conversion price be less than $0.80 per share. In the event the Convertible Notes are converted prior to maturity, interest on the Convertible Notes for the remaining unexpired loan period will be due and payable in additional restricted Onstream common stock in accordance with the same formula. Notwithstanding the foregoing, Onstream has the right in its sole discretion to allow the holder to convert the Convertible Note into restricted Onstream common stock during the first six months after issuance for any reason.

Market for Common Equity and Related Stockholder Matters and Small Business Issuer Purchases of Equity Securities

Market Information for Common Equity

Onstream common stock is quoted on the NASDAQ Capital Market, under the trading symbol "ONSM." The following table sets forth the high and low closing sale prices for Onstream common stock as reported on the NASDAQ Capital Market for the period from October 1, 2005 through October 17, 2008. These prices do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

	High	Low
Fiscal Year 2009
First Quarter through October 17, 2008	$0.45	$0.28

Fiscal Year 2008
Fourth Quarter ended September 30, 2008	$0.83	$0.29
Third Quarter ended June 30, 2008	$0.99	$0.66
Second Quarter ended March 31, 2008	$1.03	$0.62
First Quarter ended December 31, 2007	$1.66	$0.80

Fiscal Year 2007
Fourth Quarter ended September 30, 2007	$2.34	$1.20
Third Quarter ended June 30, 2007	$3.15	$2.19
Second Quarter ended March 31, 2007	$3.59	$2.28
First Quarter ended December 31, 2006	$3.15	$0.46

Fiscal Year 2006
Fourth Quarter ended September 30, 2006	$0.95	$0.56
Third Quarter ended June 30, 2006	$1.30	$0.78
Second Quarter ended March 31, 2006	$1.15	$0.85
First Quarter ended December 31, 2005	$1.17	$0.65

On October 17, 2008, the closing sale price of the common stock on the NASDAQ Capital Market was $0.45 per share. As of October 17, 2008, there were approximately 562 stockholders of record of the common stock.

Dividend Policy

Onstream has never declared or paid any cash dividends on Onstream common stock. Onstream currently expect to retain future earnings, if any, to finance the growth and development of Onstream’s business. Dividends related to the Series A-10 convertible preferred stock are cumulative and must be fully paid by us prior to the payment of any dividend on Onstream common stock.

Securities Authorized for Issuance Under Equity Compensation Plans.

The following table sets forth securities authorized for issuance under equity compensation plans, including Onstream's 1996 Stock Option Plan, the Onstream 2007 Equity Incentive Plan, individual compensation arrangements and any other compensation plans as of September 30, 2007, Onstream’s most recently ended fiscal year:

Plan category		Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

		(a)	(b)	(c)
1996 Stock Option Plan	(1)	4,371,332	$1.22	none

2007 Equity Incentive Plan	(2)	3,100,000	$1.73	2,900,000

Equity compensation plans approved by stockholders	(3)	2,431,390	$2.09	none

Equity compensation plans not approved by stockholders		none	-	none

(1)
On February 9, 1997, the Board of Directors and a majority of Onstream’s stockholders adopted the 1996 Stock Option Plan (the "Plan"). On April 11, 2002, an amendment to the Plan, ratified by the stockholders, reserved an aggregate of 733,334 plan options and added an equity compensation component. On December 15, 2004, a majority of Onstream’s stockholders voted to increase the number of shares available for issuance under the plan to 3,500,000. On September 13, 2005, a majority of Onstream’s stockholders voted to increase the number of shares available for issuance under the plan to 6,500,000 (up to 4,500,000 shares available for issuance as options and up to another 2,000,000 shares available for stock grants).

On December 15, 2004 a majority of Onstream stockholders voted to approve the cancellation of stock option grants to directors, executive officers, senior management and employees covering 292,992 shares (65,216 Non-Plan options and 227,776 of which were issued under the 1996 Stock Option plan) with a weighted-average exercise price of $22.93, with such options to be re-issued six months and one day from the date of cancellation with an exercise price equal to the fair market value on the date of the reissue. This cancellation has not yet been implemented and 259,660 of the options (all 65,216 of the Non-Plan options and 194,444 of which were issued under the 1996 Stock Option plan) had expired as of September 30, 2007.

(2)
On September 18, 2007, Onstream’s Board of Directors and a majority of Onstream’s stockholders adopted the 2007 Equity Incentive Plan (the “New Plan”), which authorized the issuance of up to 6,000,000 shares of ONSM common stock pursuant to stock options, stock purchase rights, stock appreciation rights and/or stock awards for employees, directors and consultants. The options and stock grants authorized for issuance under the New Plan were in addition to those already issued under the Plan, although the Company may no longer issue additional options or stock grants under the Plan.

(3)
On December 15, 2004, a majority of Onstream’s stockholders voted to issue 1,631,390 Non Plan options to certain executives, directors and other management in connection with the Onstream Merger and 800,000 Non-Plan options to certain executives in connection with their employment contracts.

Management’s Discussion and Analysis or Plan of Operation

The following discussion should be read together with the information contained in Onstream's audited consolidated financial statements and related notes.

Fiscal 2007 Highlights

On March 27, 2007 Onstream completed the acquisition of the assets, technology and patents pending of privately owned Auction Video, Inc., a Utah corporation, and Auction Video Japan, Inc., a Tokyo-Japan corporation. The primary assets acquired were the video ingestion and flash transcoder that is already integrated into Onstream's Digital Media Services Platform (“DMSP”), related technology and patents pending, customer lists and employment and non-compete agreements.

On April 27, 2007 Onstream completed the acquisition of Infinite Conferencing LLC (“Infinite”), a Georgia limited liability company. The primary assets acquired, in addition to Infinite’s ongoing audio and web conferencing business operations, were accounts receivable, equipment, internally developed software, customer lists, trademarks, URLs (internet domain names), favorable supplier terms and employment and non-compete agreements.

In April 2007 Onstream announced its selection as a member of the Qwest Communications International team that was awarded a stake in Networx Universal, the largest communications services contract in the world. Qwest and its team members will participate in the U.S. government program to provide leading-edge voice, data and video services, including managed and secure advanced data networks, to federal agencies nationwide. Onstream's role as part of the Qwest team will be providing comprehensive video and audio encoding services and webcasting for live and archived distribution of content via a wide range of digital delivery networks.

Onstream arranged a private equity financing totaling $11 million, to partially fund the Infinite transaction, consisting of the sale of Onstream restricted common stock at $2.25 per share to approximately sixty individuals, funds and other entities. The remainder of the purchase price was funded from Onstream's cash.

In September 2007 Onstream announced its selection by the Massachusetts Department of Revenue to provide digital media storage and streaming services under a one-year contract renewable annually over four subsequent years. In November 2007 Onstream announced that it had been awarded a stake in a three-year Master Services Agreement by the State of California to provide video and audio streaming services to the state and participating local governments.

During the year ended September 30, 2007, Onstream received approximately $6.9 million from the exercise of previously issued warrants and options and approximately $2.3 million of proceeds from convertible notes entered into with four individual investors (for total proceeds under those notes of $3.1 million when combined with funds received by Onstream prior to October 1, 2006).

As of September 30, 2007, all 8% Senior and Subordinated Convertible Debentures had been converted to common shares and all notes payable, with the exception of two capitalized leases, had been repaid or converted to common shares.

As a result of acquisition, equity and financing transactions, including the above, during the year ended September 30, 2007, the number of Onstream common shares outstanding increased by approximately 26.8 million shares, to approximately 41.9 million common shares outstanding as of September 30, 2007. See Liquidity and Capital Resources below.

During fiscal year 2007, Onstream completed several feature enhancements to its proprietary webcasting platform, including embedded Flash video and animations as well as a webinar service providing the means to hold a virtual seminar on-line in real time and both audio and video editing capabilities. Additional upgrades expected include storage and search of webcasts in the DMSP by September 2008.

During 2007, Onstream announced an upgrade to its webcasting service, featuring broadcast quality video using the industry standard 16:9 aspect ratio and called Visual Webcaster HD™. The new upgrade includes the ability to use high definition cameras and other HD sources input via SDI (Serial Digital Interface) into Onstream's encoders, providing a broadcast-quality experience. In addition, Onstream have announced the expected deployment of iEncode™, a full-featured, turnkey, standalone webcasting solution, being designed to operate inside a corporate LAN environment with multicast capabilities. Initial releases of both Visual Webcaster HD and iEncode are available, and will be fully compatible with the DMSP for archiving, intelligent indexing and retrieval by September 2008.

Revenue Recognition

Revenues from recurring service are recognized when (i) persuasive evidence of an arrangement exists between Onstream and the customer; (ii) the good or service has been provided to the customer; (iii) the price to the customer is fixed or determinable and (iv) collectibility of the sales prices is reasonably assured.

Onstream's Digital Media Services Group recognizes revenues from the acquisition, editing, transcoding, indexing, storage and distribution of its customers’ digital media. Charges to customers by the Smart Encoding and UGC divisions are generally based on the activity or volume of such media, expressed in megabytes or similar terms, and are recognized at the time the service is performed. This division also provides hosting, storage and streaming services for digital media, which are provided via the DMSP. Charges to customers by the DMSP division are generally based on a monthly subscription fee, as well as charges for hosting, storage and professional services. Fees charged to customers for customized applications or set-up are recognized as revenue at the time the application or set-up is completed. The EDNet division primarily generates revenue from customer usage of digital telephone connections controlled by EDNet. EDNet purchases digital phone lines from telephone companies and sells access to the lines, as well as separate per-minute usage charges. Network usage and bridging revenue is recognized based on the timing of the customer’s usage of those services.

Onstream's Web Communications Services Group recognizes revenue from live and on-demand internet webcasting, audio and web conferencing and production and internet distribution of travel information. The Webcasting division charges for live and on-demand webcasting at the time an event is accessible for streaming over the Internet. The Infinite Conferencing division generally charges for audio conferencing and web conferencing services on a per-minute usage rate, although webconferencing services are also available for a monthly subscription fee allowing a certain level of usage. Audio conferencing and web conferencing revenue is recognized based on the timing of the customer’s use of those services. The Travel division recognizes production revenue at the time of completion of the related video or website. Travel distribution revenue is recognized when a user watches a video on the Internet, if charged on a per hit basis, or over the term of the contract, if charged as a fixed monthly fee.

Effective October 1, 2007, Onstream began to include the DMSP and UGC divisions’ revenues, along with the Smart Encoding division’s revenues from hosting, storage and streaming, in the DMSP and hosting revenue caption. At the same time, Onstream also began to include the Travel division revenues, the EDNet division’s revenues from equipment sales and rentals and the Smart Encoding division’s revenues from encoding and editorial services in the Other revenue caption. The tables for the fiscal years ended September 30, 2007 and 2006, as presented below, have not been restated to reflect this change.

Results of Operations for the fiscal year ended September 30, 2007 as compared to the fiscal year ended September 30, 2006

The following discussion should be read together with the information contained in Onstream's audited consolidated financial statements and related notes.

Onstream's consolidated net loss for the year ended September 30, 2007 was approximately $14.8 million ($0.48 loss per share) as compared to a loss of approximately $6.5 million ($0.47 loss per share) for the prior fiscal year, an increase in Onstream's loss of approximately $8.3 million (128%). The increased net loss for fiscal 2007, as compared to the prior fiscal year, was primarily due to higher non-cash interest expense in fiscal 2007 as compared to the prior fiscal year, arising from a significant increase in the number of conversions to equity of the 8% Senior and Subordinated Convertible Debentures and a resulting increase in the write-off of unamortized discount, as well as conversions of notes payable to equity during fiscal 2007 for which similar transactions did not occur in the prior fiscal year, and the resulting write-off of prepaid interest and fees.

The following table shows, for the periods presented, the percentage of revenue represented by items on Onstream's consolidated statements of operations.

	PERCENTAGE OF REVENUE
	Year Ended September 30,
	2007	2006
Revenue:
Smart encoding, DMSP and UGC	14.2%	25.5%
Network usage	17.4	24.9
Webcasting	39.4	43.0
Audio and web conferencing	26.4	—
Other	2.6	6.6
Total revenue	100.0%	100.0%

Cost of revenue:
Smart encoding, DMSP and UGC	8.6	9.0
Network usage	7.4	10.8
Webcasting	14.2	16.3
Audio and web conferencing	4.5	—
Other	1.0	2.6
Total costs of revenue	35.7%	38.7%

Gross margin	64.3%	61.3%

Operating expenses:
Compensation	55.1	59.2
Professional fees	27.6	27.4
Other general and administrative	18.0	19.1
Depreciation and amortization	25.6	25.2
Total operating expenses	126.3%	130.9%

Loss from operations	(62.0)%	(69.6)%

Other expense, net:
Interest income	0.6	0.1
Interest expense	(61.6)	(25.3)
Debt extinguishment loss	(1.1)	—
Income from derivative instruments	—	15.5
Other income, net	2.3	2.5
Total other expense, net	(59.8)%	(7.2)%

Net loss	(121.8)%	(76.8)%

The following table is presented to illustrate Onstream’s management’s discussion and analysis of Onstream’s results of operations and financial condition. This table should be read in conjunction with the consolidated financial statements and the notes therein.

	For the year ended September 30,		Increase (Decrease)
	2007	2006	Amount	Percent

Total revenue	$12,115,045	$8,419,451	$3,695,594	43.9%
Total costs of revenue	4,319,085	3,256,094	1,062,991	32.6%
Gross margin	7,795,960	5,163,357	2,632,603	51.0%

General and administrative expenses	12,207,877	8,899,195	3,308,682	37.2%
Depreciation and amortization	3,099,940	2,121,161	978,779	46.1%
Total operating expenses	15,307,817	11,020,356	4,287,461	38.9%

Loss from operations	(7,511,857)	(5,856,999)	1,654,858	28.3%

Other expense	(7,246,196)	(609,214)	6,636,982	1089.4%

Net loss	$(14,758,053)	$(6,466,213)	$8,291,840	128.2%

Revenues and Gross Margin

Consolidated operating revenue was approximately $12.1 million for the year ended September 30, 2007, an increase of approximately $3.7 million (44%) from the prior fiscal year due to increased revenues of the Web Communications Services Group.

Web Communications Services Group revenues were approximately $8.1 million for the year ended September 30, 2007, an increase of approximately $4.3 million (114%) from the prior fiscal year. This increase was primarily due to approximately $3.2 million of audio and web conferencing revenues recognized since the Infinite Merger on April 27, 2007, having no corresponding effect in the prior fiscal year, although Onstream also experienced an approximately 32% increase in webcasting division sales over the prior fiscal year, arising from increased production services sales and a continuation of the past growth in Onstream's sales of higher priced video webcasts. The number of webcasts produced increased to approximately 4,500 webcasts for the year ended September 30, 2007, versus approximately 3,300 webcasts for the prior fiscal year, although the average revenue per webcast event decreased slightly to approximately $1,052 for fiscal 2007 as compared to approximately $1,096 for the prior fiscal year.

The number of webcasts reported above, as well as the resulting calculation of the average revenue per webcast event, does not include any webcast events attributed with $100 or less revenue, based on the determination of Onstream’s management that excluding such low-priced or even no-charge events increases the usefulness of this statistic. This represents a restatement of the amounts previously reported for both fiscal years.

Digital Media Services Group revenues were approximately $4.0 million for the year ended September 30, 2007, a decrease of approximately $618,000 (13%) from the comparable prior year period. This decrease was primarily due to a decrease in smart encoding revenues arising from (i) an approximately $450,000 decrease in sales to a single customer from approximately $911,000 in fiscal 2006 to approximately $461,000 in fiscal 2007, as well as (ii) an approximately $311,000 decrease in sales due to the January 2007 discontinuance of work for a former customer. EDNet equipment sales also declined by approximately $194,000 in fiscal 2007 as compared to fiscal 2006.

Consolidated gross margin was approximately $7.8 million for the year ended September 30, 2007, an increase of approximately $2.6 million (51%) from the prior fiscal year. This increase was primarily due to approximately $2.7 million gross margin on the audio and web conferencing revenues recognized since the Infinite Merger on April 27, 2007, having no corresponding effect in the prior fiscal year, although Onstream also experienced an approximately $793,000 increase in webcasting gross margin for fiscal 2007 period versus the prior fiscal year. This increase in webcasting gross margin was primarily due to an increase in the number of events as well as the average revenue per event, as discussed above, which allowed Onstream to better leverage the fixed portion of its webcasting costs. The above increases in gross margin were partially offset by a decrease in smart encoding gross margin, arising primarily from decreased sales to the two smart encoding customers discussed above, as well as the decrease in EDNet equipment sales, also discussed above.

The gross margin percentage was 64.3% for the year ended September 30, 2007, versus 61.3% for the prior fiscal year. This increase was primarily due to 82.9% gross margin percentage on Infinite’s audio and web conferencing revenues, which is higher than Onstream's historical gross margin experience, although Onstream also experienced increased gross margin percentages for EDNet usage, webcasting and certain other product lines for the year ended September 30, 2007, versus the prior fiscal year.

Operating Expenses

Consolidated operating expenses were approximately $15.3 million for the year ended September 30, 2007, an increase of approximately $4.3 million (39%) over the prior fiscal year, primarily from increased compensation, professional fee and depreciation and amortization expenses.

Compensation expense for the year ended September 30, 2007 was approximately $1.7 million greater than the prior fiscal year. This increase is primarily due to (a) approximately $857,000 of compensation expense recognized as a result of the Infinite Merger since April 27, 2007, having no corresponding effect in the prior fiscal year, (b) approximately $384,000 of increased webcasting division compensation, primarily for sales staff increases as well as commissions on increased webcasting sales and (c) approximately $213,000 of increased executive and administrative staff compensation, including the effect of contractual raises as well as the impact of non-cash equity compensation recognized in accordance with SFAS 123R, which Onstream implemented in fiscal 2007, having no corresponding effect in the prior fiscal year period.

Professional fee expense for the year ended September 30, 2007 was approximately $1.0 million greater than the prior fiscal year. This increase is primarily related to amounts incurred under consulting contracts for financial related services, paid by the issuance of common shares and options to purchase common shares, as opposed to cash. In addition, the expense recognized for a given share or option payment was generally higher during the current fiscal year than in the prior fiscal year, due to the significant increase in the quoted market price of an Onstream common share since December 2006 through September 2007 (although the market price had declined to $0.94 per share as of December 7, 2007).

Depreciation and amortization expense for the year ended September 30, 2007 was approximately $1.0 million greater than the prior fiscal year. This increase was primarily due to (a) amortization and depreciation of the tangible and intangible assets acquired as a result of Onstream's March 2007 acquisition of Auction Video and Onstream's April 2007 acquisition of Infinite Conferencing, having no corresponding effect in the prior fiscal year and (b) the increased percentage of the DMSP being depreciated as of October 2006, from 75% of the carrying value to 100% of the carrying value.

Since the Auction Video acquisition occurred on March 27, 2007 and the Infinite Merger occurred on April 27, 2007, operating expenses related to those operations were reflected for only six and five months, respectively, in Onstream's results for the year ended September 30, 2007.

Other Expense

Other expense increased to approximately $7.2 million for the year ended September 30, 2007, versus approximately $609,000 for the prior fiscal year, an increase of approximately $6.6 million (1089%). This increase was primarily due to an increase in interest expense of approximately $5.3 million primarily due to higher non-cash interest expense in fiscal 2007 as compared to the prior fiscal year, arising from a significant increase in the number of conversions to equity of the 8% Senior and Subordinated Convertible Debentures and a resulting increase in the write-off of unamortized discount, as well as conversions of notes payable to equity during fiscal 2007 for which similar transactions did not occur in the corresponding prior fiscal year, and the resulting write-off of prepaid interest and fees.

For the year ended September 30, 2006, Onstream reflected an approximately $1.3 million valuation gain from adjusting certain derivatives to market value in accordance with EITF 00-19. However, effective within the year ended September 30, 2007, Onstream adopted FASB Staff Position (“FSP”) EITF 00-19-2, “Accounting for Registration Payment Arrangements”, which establishes that contingent obligations under registration payment arrangements, as defined in FSP EITF 00-19-2, shall be recognized and measured separately in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 5, “Accounting for Contingencies” and FASB Interpretation (“FIN”) No. 14, “Reasonable Estimation of the Amount of a Loss”, and not under EITF 00-19. As the Company determined that all of the underlying factors that had resulted in the Company’s previous determination to account for certain warrants and conversion features as derivatives were registration payment arrangements and as a result of its adoption of FSP EITF 00-19-2, these warrants and conversion features were no longer considered derivatives to be accounted for under EITF 00-19, Onstream do not expect to record future valuation EITF 00-19 valuation gains and losses for these items. In addition, Onstream do not expect to record future liabilities or expenses for these items related to SFAS 5 or FIN 14, although the ONSM share price is less than $1.00 as of December 7, 2007, a continuation of which could eventually affect Onstream's NASDAQ listing status.

In accordance with the accounting rules for debt extinguishments, the renegotiated note payable to J&C Resources was recorded at its fair value at the date the modifications, primarily conversion rights, were approved by Onstream's Board of Directors, which value was significantly higher than the value at the time the modifications were renegotiated with the lender two weeks earlier. That accounting resulted in Onstream's recognition of a non-cash debt extinguishment loss during the year ended September 30, 2007 of $135,000, which was the difference between the $435,000 fair value of the ONSM shares that the note was convertible into as of the Board approval date and the $300,000 face value of the note. At the time it was renegotiated, the note was convertible into ONSM shares with a value equal to or less than the face value of the note.

Liquidity and Capital Resources

Cash used in operating activities was approximately $2.3 million for the year ended September 30, 2007, as compared to approximately $1.5 million for the prior fiscal year. The $2.3 million reflects Onstream's net loss of approximately $14.8 million, reduced by approximately $12.8 million of non-cash expenses included in that loss and increased by approximately $363,000 arising from a net increase in non-cash working capital items during the period. The increase in non-cash working capital items for the year ended September 30, 2007 is primarily due to an approximately $169,000 increase in accounts receivable and an approximately $134,000 decrease in accounts payable and accrued liabilities, both excluding the effects of the Infinite and Auction Video acquisitions. This compares to a net decrease in non-cash working capital items of approximately $750,000 for the prior fiscal year. The primary non-cash expenses included in Onstream's loss for the year ended September 30, 2007 were approximately $7.3 million of amortization of discount on debentures and notes payable, including amounts arising from early debt repayment, approximately $3.1 million of depreciation and amortization and approximately $2.3 million of amortization of deferred professional fee expenses paid for by issuing stock and options. The primary sources of cash inflows from operations are from receivables collected from sales to customers. Future cash inflows from sales are subject to Onstream's pricing and ability to procure business at existing market conditions.

Cash used in investing activities was approximately $16.1 million for the year ended September 30, 2007 as compared to approximately $1.1 million for the prior fiscal year. Current and prior period investing activities included acquisition of property and equipment, although the current year investing activities also included approximately $14.7 million of aggregate cash payments made in connection with the Infinite and Auction Video acquisitions.

Cash provided by financing activities was approximately $18.7 million for the year ended September 30, 2007 as compared to approximately $2.9 million for the prior fiscal year. Current period financing activities primarily related to approximately $17.1 million net proceeds from the sale of common shares, including shares issued in a private financing arranged to partially fund the Infinite Merger and shares issued upon exercise of previously issued common stock warrants and options, as well as approximately $1.6 million from loans and notes payable, net of repayments, while the prior year financing activities were primarily related to approximately $1.8 million received from the sale of 8% Subordinated Convertible Debentures as well as approximately $1.1 million from loans and notes payable, net of repayments.

Results of Operations for the three months ended June 30, 2008 as compared to the three months ended June 30, 2007

The following discussion should be read together with the information contained in Onstream's unaudited consolidated financial statements and related notes.

Onstream’s consolidated net loss for the three months ended June 30, 2008 was approximately $1.7 million ($0.04 loss per share) as compared to a loss of approximately $1.5 million ($0.04 loss per share) for the corresponding period of the prior fiscal year, an increase in Onstream’s loss of approximately $179,000 (12%). The increased net loss was primarily due to increased compensation expenses, including non-cash expenses for the impact of non-cash equity compensation arising from service and performance-based options granted in connection with new executive employment contracts approved by Onstream’s Board in September 2007, partially offset by increased sales and gross margin primarily as a result of the Infinite Conferencing acquisition that Onstream completed on April 27, 2007 and therefore was only reflected in the results of operations for two months of the three month period ended June 30, 2007.

In addition to the above, Onstream's results of operations for the three months ended June 30, 2008 included the Auction Video acquisition that Onstream completed on March 27, 2007 and the Infinite Conferencing acquisition that Onstream completed on April 27, 2007 and that were therefore not reflected in the results of Onstream's operations for the three months ended June 30, 2007.

The following table shows the percentage of revenue represented by items on Onstream’s consolidated statements of operations.

	PERCENTAGE OF REVENUE
	Three Months Ended June 30,
	2008	2007

Revenue:
DMSP and hosting	8.0%	5.5%
Network usage	12.7	13.8
Webcasting	35.0	39.2
Audio and web conferencing	40.8	35.5
Other	3.5	6.0
Total revenue	100.0%	100.0%

Cost of revenue:

DMSP and hosting	4.9%	2.9%
Network usage	5.3	5.9
Webcasting	12.0	12.7
Audio and web conferencing	8.6	5.8
Other	3.6	5.1
Total costs of revenue	34.4%	32.4%

Gross margin	65.6%	67.6%

Operating expenses:
Compensation	54.3%	49.3%
Professional fees	9.5	20.8
Other general and administrative	15.0	16.0
Depreciation and amortization	22.6	24.2
Total operating expenses	101.4%	110.3%

Loss from operations	(35.8)%	(42.7)%

Other income (expense), net:
Interest income	-%	0.5%
Interest expense	(1.8)	0.1)
Debt extinguishment loss	-	-
Other income, net	-	2.2
Total other income (expense), net	(1.8)%	2.8)%

Net loss	(37.6)%	(39.9)%

The following table is presented to illustrate Onstream’s management’s discussion and analysis of Onstream’s results of operations and financial condition. This table should be read in conjunction with the consolidated financial statements and the notes therein.

	For the three months ended June 30,		Increase (Decrease)
	2008	2007	Amount	Percent

Total revenue	$4,482,447	$3,775,216	$707,231	18.7%
Total costs of revenue	1,544,031	1,221,458	322,573	26.4%
Gross margin	2,938,416	2,553,758	384,658	15.1%

General and administrative expenses	3,533,862	3,254,393	279,469	8.6%
Depreciation and amortization	1,012,273	911,933	100,340	11.0%
Total operating expenses	4,546,135	4,166,326	379,809	9.1%

Loss from operations	(1,607,719)	(1,612,568)	(4,849)	(0.3)%

Other (expense) income	(77,879)	105,868	(183,747)	(173.6)%

Net loss	$(1,685,598)	$(1,506,700)	$178,898	11.9%

Revenues and Gross Margin

Consolidated operating revenue was approximately $4.5 million for the three months ended June 30, 2008, an increase of approximately $707,000 (19%) from the corresponding prior fiscal year quarter, primarily due to increased revenues of the Web Communications Services Group.

Web Communications Services Group revenues were approximately $3.4 million for the three months ended June 30, 2008, an increase of approximately $578,000 (20%) from the corresponding prior fiscal year quarter. This increase was primarily due to an increase of approximately $490,000 of audio and web conferencing revenues recognized from the Infinite Conferencing division, to approximately $1.8 million from approximately $1.3 million in the corresponding prior fiscal year quarter. Onstream acquired Infinite on April 27, 2007, and thus these prior fiscal year quarter revenues represent only the two months of operations by Infinite after the acquisition date. Onstream also experienced an approximately $92,000 (6%) increase in webcasting division sales over the corresponding prior fiscal year quarter, arising primarily from a continuation of the past growth in sales of audio webcasts, including an approximately $125,000 increase in revenues generated via a single reseller of Onstream’s financial webcasts. The number of webcasts produced increased to approximately 1,900 webcasts for the three months ended June 30, 2008, versus approximately 1,300 webcasts for the corresponding prior fiscal year quarter, and the average revenue per webcast event decreased to approximately $832 for the current fiscal year quarter as compared to approximately $1,147 for the prior fiscal year quarter.

Digital Media Services Group revenues were approximately $1.1 million for the three months ended June 30, 2008, an increase of approximately $129,000 (14%) from the corresponding prior year period. This increase was due to an approximately $72,000 increase in hosting and bandwidth charges to certain larger DMSP customers serviced by Onstream’s Smart Encoding division and an approximately $86,000 increase in DMSP “store and stream” revenues. These and other Digital Media Services Group revenue increases were partially offset by an approximately $56,000 decrease in sales to a single customer from approximately $71,000 in the third fiscal 2007 quarter to approximately $15,000 in the third fiscal 2008 quarter.

Consolidated gross margin was approximately $2.9 million for the three months ended June 30, 2008, an increase of approximately $385,000 (15%) from the corresponding prior fiscal year quarter. This increase was primarily due to an increase of approximately $323,000 of gross margin on the audio and web conferencing revenues recognized from the Infinite Conferencing division, to approximately $1.4 million from approximately $1.1 million in the corresponding prior fiscal year quarter. Onstream acquired Infinite on April 27, 2007, and thus these prior fiscal year quarter revenues and gross margins represent only the two months of operations by Infinite after the acquisition date.

The consolidated gross margin percentage was 65.6% for the three months ended June 30, 2008, versus 67.6% for the corresponding prior fiscal year quarter. This decrease was primarily due to a 78.8% gross margin percentage on Infinite’s audio and web conferencing revenues for the quarter ended June 30, 2008 versus 83.5% for the corresponding prior fiscal year quarter.

Operating Expenses

Consolidated operating expenses were approximately $4.5 million for the three months ended June 30, 2008, an increase of approximately $380,000 (9%) over the corresponding prior fiscal year quarter, primarily from increased compensation expense, partially offset by decreased professional fee expense.

Compensation expense for the three months ended June 30, 2008 was approximately $572,000 (31%) greater than the corresponding prior fiscal year quarter. This increase is primarily due to an approximately $354,000 of increased executive and administrative staff compensation, primarily the impact of non-cash equity compensation arising from service and performance-based options granted in connection with new executive employment contracts approved by Onstream’s Board in September 2007, as well as the effect of contractual raises and (b) approximately $235,000 of increased compensation expense recognized by Onstream’s Infinite Conferencing division, primarily because Onstream acquired Infinite on April 27, 2007 and the prior fiscal year quarter compensation expense includes only the two months of operations by Infinite after the acquisition date.

Professional fee expense for the three months ended June 30, 2008 was approximately $361,000 (46%) less than the corresponding prior fiscal year quarter. This decrease is primarily due to an approximately $291,000 decrease in the non-cash expense for financial consulting and advisory services paid for by the issuances of shares and options. Onstream has significantly reduced the number of such contracts in the past twelve months. Furthermore, shares issued to consultants during the quarters ended March 31, 2007 and June 30, 2007 were valued between $2.37 and $3.27 per share, based on the quoted market price at the time, which has declined significantly since then.

Results of Operations for the nine months ended June 30, 2008 as compared to the nine months ended June 30, 2007

Onstream’s consolidated net loss for the nine months ended June 30, 2008 was approximately $5.3 million ($0.13 loss per share) as compared to a loss of approximately $13.0 million ($0.49 loss per share) for the corresponding period of the prior fiscal year, a decrease in Onstream’s loss of approximately $7.7 million (59%). The decreased net loss was primarily due to a significant number of conversions to equity of the 8% Senior and Subordinated Convertible Debentures in the nine months ended June 30, 2007 and the resulting write-off of unamortized discount as interest expense at that time, as well as conversions of notes payable to equity during the fiscal 2007 period and the resulting write-off of prepaid interest and fees. Similar transactions did not occur in the nine months ended June 30, 2008.

In addition to the above, Onstream’s results of operations for the nine months ended June 30, 2008 included the Auction Video acquisition that Onstream completed on March 27, 2007 and the Infinite Conferencing acquisition that Onstream completed on April 27, 2007 and that were therefore not reflected in the results of operations for the full nine month period ended June 30, 2007.

The following table shows the percentage of revenue represented by items on Onstream’s consolidated statements of operations.

	PERCENTAGE OF REVENUE
	Nine Months Ended June 30,
	2008	2007

Revenue:
DMSP and hosting	8.2%	6.3%
Network usage	13.0	19.9
Webcasting	33.7	44.4
Audio and web conferencing	41.1	16.7
Other	4.0	12.7
Total revenue	100.0%	100.0%

Cost of revenue:

DMSP and hosting	3.5%	2.6%
Network usage	5.4	8.3
Webcasting	11.4	14.6
Audio and web conferencing	8.2	2.8
Other	3.9	7.8
Total costs of revenue	32.4%	36.1%

Gross margin	67.6%	63.9%

Operating expenses:
Compensation	56.3%	57.6%
Professional fees	12.2	32.3
Other general and administrative	15.2	18.4
Depreciation and amortization	23.6	26.0
Total operating expenses	107.3%	134.3%

Loss from operations	(39.7)%	(70.4)%

Other income (expense), net:
Interest income	-%	0.8%
Interest expense	(0.8)	(93.1)
Debt extinguishment loss	-	(1.7)
Other income, net	0.5	1.7
Total other income (expense), net	(0.3)%	(92.3)%

Net loss	(40.0)%	(162.7)%
The following table is presented to illustrate Onstream management’s discussion and analysis of Onstream’s results of operations and financial condition. This table should be read in conjunction with the consolidated financial statements and the notes therein.

	For the nine months ended June 30,		Increase (Decrease)
	2008	2007	Amount	Percent

Total revenue	$13,221,058	$8,015,060	$5,205,998	65.0%
Total costs of revenue	4,282,922	2,889,561	1,393,361	48.2%
Gross margin	8,938,136	5,125,499	3,812,637	74.4%

General and administrative expenses	11,072,617	8,677,546	2,395,071	27.6%
Depreciation and amortization	3,112,054	2,085,771	1,026,283	49.2%
Total operating expenses	14,184,671	10,763,317	3,421,354	31.8%

Loss from operations	(5,246,535)	(5,637,818)	(391,283)	(6.9)%

Other (expense)	(48,215)	(7,394,951)	(7,346,736)	(99.3)%

Net loss	$(5,294,750)	$(13,032,769)	$(7,738,019)	(59.4)%

Revenues and Gross Margin

Consolidated operating revenue was approximately $13.2 million for the nine months ended June 30, 2008, an increase of approximately $5.2 million (65%) from the corresponding prior fiscal year period, primarily due to increased revenues of the Web Communications Services Group.

Web Communications Services Group revenues were approximately $10.0 million for the nine months ended June 30, 2008, an increase of approximately $5.0 million (100%) from the corresponding prior fiscal year period. This increase was primarily due to an increase of approximately $4.1 million of audio and web conferencing revenues recognized from the Infinite Conferencing division, to approximately $5.4 million from approximately $1.3 million in the corresponding prior fiscal year period. Onstream acquired Infinite on April 27, 2007, and thus these prior fiscal year period revenues represent only the two months of operations by Infinite after the acquisition date. Onstream also experienced an approximately $903,000 (25%) increase in webcasting division sales over the corresponding prior fiscal year period, arising from increased production services sales and a continuation of the past growth in its sales of higher priced video webcasts. Onstream’s revenues from audio webcasts, although having a much lower per-event price than video webcasts, have also increased significantly in the first nine months of fiscal 2008 as compared to the first nine months of fiscal 2007, primarily due to an approximately $457,000 increase in revenues generated via a single reseller of Onstream financial webcasts. The number of webcasts produced increased to approximately 5,100 webcasts for the nine months ended June 30, 2008, versus approximately 3,200 webcasts for the corresponding prior fiscal year period, and the average revenue per webcast event decreased to approximately $868 for the current fiscal year period as compared to approximately $1,104 for the prior fiscal year period.

The number of webcasts reported above, as well as the resulting calculation of the average revenue per webcast event, does not include any webcast events attributed with $100 or less revenue, based on Onstream’s management’s determination that excluding such low-priced or even no-charge events increases the usefulness of this statistic. The prior period numbers presented herein have been calculated on the same basis.

Onstream’s management expects the remaining fiscal 2008 revenues of the Web Communications Services Group to continue to exceed the corresponding fiscal 2007 amounts, including the continuation of audio and web conferencing revenues Onstream began to recognize in May 2007 as a result of the Infinite Merger. Onstream’s management also expects revenues from the webcasting division to exceed the corresponding prior year, due to the contract discussed under Onstream’s fiscal year end discussion, as well as the results of Onstream’s focus on building sales in the higher per-event priced product segment that capitalizes on its proprietary feature set, including slides, chat, polling and streaming video solutions.

Digital Media Services Group revenues were approximately $3.2 million for the nine months ended June 30, 2008, an increase of approximately $223,000 (7.4%) from the corresponding prior year period. his increase was due to an approximately $295,000 increase in hosting and bandwidth charges to certain larger DMSP customers serviced by Onstream’s Smart Encoding division, an approximately $209,000 increase in DMSP “store and stream” revenues, approximately $74,000 of UGC revenues arising from Onstream’s recent acquisition of Auction Video and approximately $121,000 higher EDNet network usage charges. These and other Digital Media Services Group revenue increases were partially offset by (i) an approximately $297,000 decrease in sales to a single customer from approximately $392,000 in the first nine months of fiscal 2007 to approximately $95,000 in the first nine months of fiscal 2008, as well as (ii) an approximately $264,000 decrease in sales due to the January 2007 discontinuance of encoding and editorial work for Discovery Education, Inc.

As of June 30, 2008, Onstream had approximately 218 monthly recurring subscribers to the “store and stream” application of the DMSP, which was developed as a focused interface for small to medium business (SMB) clients. Most of these subscribers were signed up since May 2007. Onstream’s management expects this DMSP customer base to continue to grow, especially as Onstream adds reporting and other features to this interface. In addition, Onstream is also developing a provisioning function which will allow customers to sign up online for the DMSP on a fully automated basis, using a credit card, which management of Onstream believes will accelerate even further the growth in this customer base and related revenues. Enhanced video search is expected to be completed and deployed by September 2008.

In addition to the “store and stream” application of the DMSP, Onstream has entered into strategic partnership and other agreements with several entities assisting it in the deployment via the DMSP of enabling technologies necessary to create social networks with integrated professional and user generated multimedia content, such as found on YouTube, MySpace and other similar platforms.

One of the key components of Onstream’s March 2007 acquisition of Auction Video was the video ingestion and flash transcoder, already integrated into the DMSP as an integral component of the social network services offered as part of Onstream’s partnership with Five Across (Cisco Systems). Auction Video’s technology is being used in various applications such as online Yellow Pages listings, delivering video to mobile phones, multi-level marketing and online newspaper classified advertisements, and can also provide for direct input from webcams and other imaging equipment. In addition, the Auction Video service was recently approved by eBay to provide video hosting services for eBay users and PowerSellers (high volume users of eBay). This eBay approval also prompted Onstream’s signing of teaming agreements with both Infopia and Hammertap, two of eBay’s third party software and service providers for PowerSellers. The Auction Video acquisition was another strategic step in providing a complete range of enabling, turnkey technologies for Onstream clients to facilitate “video on the web” applications, which management of Onstream believes will make the DMSP a more competitive option as an increasing number of companies look to enhance their web presence with digital rich media and social applications.

In addition to the beneficial effect of the Auction Video technology on DMSP revenues, Onstream’s management believes that Onstream’s ownership of that technology will provide Onstream with other revenue opportunities, including software sales and licensing fees, although the timing and amount of these revenues cannot be assured. In March 2008, Onstream retained the law firm of Hunton & Williams to assist in expediting the patent approval process and helping protect its rights related to its patent pending User Generated Video (UGV) technology. As a result of this technology, plus other enhancements to the DMSP as noted above and Onstream’s increased sales and marketing focus on opportunities with social networks and other high-volume users of digital rich media, Onstream’s management expects the future revenues of the Digital Media Services Group to exceed the corresponding prior year amounts, although such increases cannot be assured.

Consolidated gross margin was approximately $8.9 million for the nine months ended June 30, 2008, an increase of approximately $3.8 million (74%) from the corresponding prior fiscal year period. This increase was primarily due to an increase of approximately $3.2 million of gross margin on the audio and web conferencing revenues recognized from the Infinite Conferencing division, to approximately $4.3 million from approximately $1.1 million in the corresponding prior fiscal year period. Onstream acquired Infinite on April 27, 2007, and thus these prior fiscal year period revenues and gross margins represent only the two months of operations by Infinite after the acquisition date. Onstream also experienced an approximately $567,000 (24%) increase in webcasting gross margin over the corresponding prior fiscal year period. This increase in webcasting gross margin was primarily due to an increase in the number of events, as discussed above, which allowed Onstream to better leverage the fixed portion of its webcasting costs.

The consolidated gross margin percentage was 67.6% for the nine months ended June 30, 2008, versus 63.9% for the corresponding prior fiscal year period. This increase was primarily due to an 80.0% gross margin percentage on Infinite’s audio and web conferencing revenues, which is higher than Onstream’s historical gross margin experience.

Based on Onstream’s sales expectations discussed above, as well as anticipated higher than historical gross margin percentages on audio and web conferencing revenues, Onstream’s management expects gross margin for the remainder of fiscal year 2008 to exceed the corresponding prior period amounts, although such increase cannot be assured.

Operating Expenses

Consolidated operating expenses were approximately $14.2 million for the nine months ended June 30, 2008, an increase of approximately $3.4 million (32%) over the corresponding prior fiscal year period, primarily from increased compensation and depreciation and amortization expense.

Compensation expense for the nine months ended June 30, 2008 was approximately $2.8 million (62%) greater than the corresponding prior fiscal year period. This increase is primarily due to (a) approximately $1.3 million of increased compensation expense recognized by Onstream’s Infinite Conferencing division, primarily because Onstream acquired Infinite on April 27, 2007 and the prior fiscal year period compensation expense includes only the two months of operations by Infinite after the acquisition date, (b) approximately $1.1 million of increased executive and administrative staff compensation, primarily the impact of non-cash equity compensation arising from service and performance-based options granted in connection with new executive employment contracts approved by Onstream’s Board in September 2007, as well as the effect of contractual raises, (c) approximately $265,000 of increased DMSP division compensation, primarily arising from development and programming staff increases and (d) approximately $160,000 of increased webcasting division compensation, primarily for commissions on increased webcasting sales, as well as sales staff increases.

Depreciation and amortization expense for the nine months ended June 30, 2008 was approximately $1,026,000 (49%) greater than the corresponding prior fiscal year period. This increase was primarily due to the amortization and depreciation of the tangible and intangible assets acquired as a result of Onstream’s March 2007 acquisition of Auction Video and its April 2007 acquisition of Infinite Conferencing, which was only recognized in the corresponding prior fiscal year period for the three and two month periods after their respective acquisition dates.

As a result of the factors discussed above, including but not limited to the relatively recent acquisitions of Auction Video and Infinite Conferencing, Onstream’s management expects its consolidated operating expenses to exceed the corresponding prior period amounts for the remainder of fiscal year 2008.

Other Expense

Other expense of approximately $48,000 for the nine months ended June 30, 2008 represented the significant reduction of the approximately $7.5 million in interest expense recognized for the nine months ended June 30, 2007. This was primarily due to a significant number of conversions to equity of the 8% Senior and Subordinated Convertible Debentures in the nine months ended June 30, 2007 and the resulting write-off of unamortized discount as interest expense at that time, as well as conversions of notes payable to equity during the fiscal 2007 period and the resulting write-off of prepaid interest and fees. Similar transactions did not occur in the nine months ended June 30, 2008 and interest expense for that period was only approximately $131,000.

As of June 30, 2008, Onstream had no 8% Senior or Subordinated Convertible Debentures outstanding and therefore Onstream’s management anticipates Onstream’s interest expense during the remainder of fiscal 2008 to be less than recorded in the corresponding prior year periods. However, Onstream’s management expects Onstream’s interest expense to increase as compared to current levels, as a result of interest being incurred on (i) $1.0 million in current borrowings outstanding for working capital under a line of credit arrangement with a financial institution, collateralized by Onstream’s accounts receivable and bearing interest at prime plus 8%, (ii) notes payable to former shareholders of Infinite Conferencing, with a balance of $640,741 at June 30, 2008 and incurring interest expense at 12% per annum and (iii) convertible debentures for financing software and equipment purchases with a balance of $950,000 at June 30, 2008 and incurring interest expense at 12% per annum. In addition to these cash interest amounts, Onstream is also recognizing interest expense as a result of amortizing discount on these debts.

In accordance with the accounting rules for debt extinguishments, the renegotiated note payable to J&C Resources was recorded at its fair value at the date the modifications, primarily conversion rights, were approved by Onstream’s Board of Directors, which value was significantly higher than the value at the time the modifications were renegotiated with the lender two weeks earlier. That accounting resulted in Onstream’s recognition of a non-cash debt extinguishment loss during the nine months ended June 30, 2007 of $135,000, which was the difference between the $435,000 fair value of the Onstream common stock that the note was convertible into as of the Board approval date and the $300,000 face value of the note. At the time it was renegotiated, the note was convertible into shares of Onstream common stock with a value equal to or less than the face value of the note.

Liquidity and Capital Resources

Onstream’s financial statements for the nine months ended June 30, 2008 reflect a net loss of approximately $5.3 million and cash used in operations for that period of approximately $124,000. Although Onstream had cash of approximately $875,000 at June 30, 2008, working capital was a deficit of approximately $524,000 at that date.

Since the beginning of fiscal 2008, Onstream obtained financing from two primary sources - a) a line of credit arrangement collateralized by Onstream’s accounts receivable, under which Onstream had borrowed the maximum allowable amount of $1.0 million as of June 30, 2008 (increased to $1.4 million borrowed out of maximum allowable amount of $1.6 million as of October 17, 2008) and b) convertible debentures (“Notes”) collateralized by certain software and equipment, which Onstream issued for total gross proceeds of $950,000 through June 30, 2008 (increased to $1.0 million as of October 17, 2008).

Onstream’s management believes that Onstream could draw up to approximately $50,000 additional financing under its line of credit based on the current level of accounts receivables in excess of the amount required to support the existing $1.4 million balance, based on the advance formulas currently in place. In addition, although there is not currently additional borrowing capacity available under the above convertible debenture arrangements Onstream’s management believes that Onstream could finance approximately $700,000 secured by software and equipment purchased and paid for by Onstream during the past year, which is not included in the $1.5 million of software and equipment identified as collateral for the currently outstanding convertible debentures. Therefore, Onstream’s management believes that Onstream has sufficient capital resources to fund its continued operations.

In accordance with the terms of its acquisition of Infinite Conferencing, Onstream agreed that in the event the accumulated gross proceeds of the sale of certain shares issued in connection with that acquisition were less than a contractually defined amount, Onstream would pay the difference. On December 27, 2007, the former Infinite shareholders notified Onstream that those shares had been sold by them for proceeds which would require Onstream to pay an additional $958,399. Onstream recorded this amount as a liability as of December 31, 2007, which was offset by a reduction in additional paid in capital and on February 14, 2008, Onstream paid $100,000 against this obligation.

On March 12, 2008, Onstream executed promissory notes (the “Infinite Notes”) for the remaining aggregate balance due of $858,399 plus interest accruing at 12% per annum on the outstanding balance from February 15, 2008 until the July 10, 2009 maturity. Note payments of (i) $100,000 (one hundred thousand dollars) were paid on March 15, 2008 and (ii) $50,000 (fifty thousand dollars) were paid monthly from April through October 2008. Additional payments of (iii) $50,000 (fifty thousand dollars) will be due on the 10th of the following eight months and (iv) the final payment of $8,399 plus accrued interest will be due on July 10, 2009. The Infinite Notes are secured by all of Onstream’s assets other than accounts receivable and are subordinated to the first $4.0 million of Onstream debt outstanding from time to time. The Infinite Notes may be prepaid without penalty and all principal and interest thereunder, as well as the legal expenses, is payable in cash. The Infinite Notes provide that if any of certain identified events of default occur, which includes a scheduled payment not made and remaining unpaid after five days notice from the Infinite Shareholders, then or at any time during the continuance of the event of default, the Infinite Shareholders, at their option, may accelerate the maturity of the Infinite Notes and require all accrued interest and other amounts to become immediately due and payable.

During June and July 2008, Onstream issued Notes for aggregate proceeds of $1.0 million, which may be converted to restricted Onstream common stock at any time six months after issuance and prior to their three year maturity date, at the Lender’s option, based on a conversion price equal to seventy-five percent (75%) of the average Onstream common stock closing price for the 30 trading days prior to the date of conversion, but in no event may the conversion price be less than $0.80 per share. In the event the Notes are converted prior to maturity, interest on the Notes for the remaining unexpired loan period will be due and payable in additional restricted Onstream common stock in accordance with the same formula. Notwithstanding the above, Onstream has the right in its sole discretion to allow the Lender to convert the Note into restricted shares of Onstream common stock during the first six months after issuance for any reason.

The Notes bear interest at 12% per annum, payable every six months in cash or, at Onstream’s option, in restricted shares of Onstream common stock, based on a conversion price equal to 75% of the average closing price of Onstream common stock for the 30 trading days prior to the date the applicable payment is due. The first interest payment date is October 31, 2008.

Onstream has experienced increases in Onstream’s operating expenses during fiscal year 2008 arising from a Sarbanes-Oxley 404 compliance program, and expects those expenses to continue during fiscal year 2009. Onstream may be able to defer or reduce these expenses based on the status of regulatory changes in this area, although at this point Onstream has already expended approximately $100,000 (incremental out of pocket costs only) for this program during the six months ended December 31, 2008. Onstream has also experienced additional operating expenses during fiscal year 2008, and expects these expenses to continue during fiscal year 2009 related to the continuation of Onstream’s marketing program expansion that began in previous fiscal years, although the management of Onstream cannot guarantee that this expansion will be continued or that Onstream’s marketing efforts will be successful.

On May 29, 2008, Onstream entered into the merger agreement to acquire Narrowstep with most of its employees and facilities located in the United Kingdom. Narrowstep is a provider of Internet TV services supporting content providers, broadcasters, telecommunications companies and corporations worldwide. The merger is not expected to be consummated until December 2008. The terms of the merger agreement call for a minimum issuance of 10.1 million shares of Onstream common stock, as well as the assumption of certain Narrowstep warrants. In addition, Onstream could be required to issue up to an additional 9.9 million shares of Onstream common stock, subject to the achievement of certain revenues from the Narrowstep business during the 18-month period beginning six months after the consummation of the merger.

Prior to the consummation of the merger, Onstream’s management expects to incur incremental acquisition-related costs of approximately $425,000 payable in cash, of which approximately $213,000 had been included in other non-current assets on Onstream’s balance sheet as of June 30, 2008, including approximately $64,000 paid as of that date. Additional cash closing costs of approximately $210,000 will be incurred once the merger is consummated. If the merger agreement is terminated under certain circumstances specified in the merger agreement, Narrowstep may be required to pay Onstream a termination fee of $377,000.

In connection with, and in anticipation of, the acquisition, Onstream entered into an employment contract with Ari Kestin who was employed by Narrowstep as a consultant upon the signing of the merger agreement and who will become an employee (and the Managing Director) of Narrowstep on the effective date of the merger, although Onstream’s obligations under the contract are not contingent on the closing of the merger. The terms of Mr. Kestin’s contract include base fees/salary of $20,000 per month (pro-rated for initial part-time service), a recoverable draw of $2,000 per month for the first six months, to be deducted from future paid commissions if applicable, commissions of 1% on Narrowstep’s sales that are 25% above annualized existing revenue and 2% on sales that are 50% above annualized existing revenue, reimbursement of travel and moving expenses up to $16,000, as well as certain option grants.

Although Narrowstep reported cash used in operating activities of approximately $2.7 million for the six months ended August 31, 2008, this included a number of one-time expenses associated with the termination of leases and other commitments as well as expenses related to the merger. In addition, Narrowstep reported cash and short term investments totaling approximately $1.4 million as of August 31, 2008 and has committed to selling preferred shares for additional cash proceeds of $1.0 million prior to the merger.

Although Narrowstep has agreed to use its commercially reasonable efforts to operate its business in accordance with a restructuring plan (the “Restructuring Plan”) attached as an exhibit to the Merger Agreement, which is designed to significantly reduce or eliminate substantial costs related to Narrowstep’s facility leases, selling, general and administrative expenses, public company and headquarters costs, and other professional fees and services, Onstream’s management anticipates that the operations of Narrowstep could still be generating operating cash deficits at the time the merger is consummated. In addition, it is possible that Onstream will need to incur additional cash expenses in connection with capital expenditures needed to continue or expand those operations. However, Onstream’s management believes that the anticipated Narrowstep cash balance as of the consummation of the merger, including the additional proceeds from the sale of preferred shares as discussed above, will be sufficient to fund such operating cash deficits and capital expenditures until such time as the Narrowstep operations are cash flow positive, although this cannot be assured.

Projected capital expenditures for the next twelve months total approximately $1.2 million which includes software and hardware upgrades to the DMSP and the webcasting system infrastructure. This total includes the payment of approximately $392,000 reflected by Onstream as accounts payable at June 30, 2008 (which will not be reflected as capital expenditures in Onstream’s cash flow statement until paid). This total does not include capital expenditures that may be necessary as a result of the Narrowstep acquisition, as discussed above. In addition, certain of these projected capital expenditures may be financed, deferred past the twelve month period or cancelled entirely.

As of October 17, 2008, there were approximately 720,000 registered options and warrants outstanding, excluding options held by directors and employees, to purchase Onstream common stock with exercise prices of $1.10 or less and an average exercise price of approximately $1.06 per share. The closing Onstream common stock price was $0.45 per share on October 17, 2008.

Onstream’s accumulated deficit was approximately $100.9 million at June 30, 2008. Onstream has incurred losses since inception and its operations have been financed primarily through the issuance of equity and debt. Cash used for operations will be affected by numerous known and unknown risks and uncertainties including, but not limited to, Onstream’s ability to successfully market and sell the DMSP, market its other existing products and services, the degree to which competitive products and services are introduced to the market, and Onstream’s ability to control overhead expenses as the Company grows.

Other than working capital which may become available to Onstream through the exercise of outstanding options and warrants or from further borrowing against Onstream receivables and/or equipment, Onstream does not presently have any additional sources of working capital other than cash on hand and cash, if any, generated from operations. There are no assurances whatsoever that any options or warrants will be exercised, that Onstream will be able to further borrow against its receivables and/or equipment, or that Onstream will increase its revenues and/or control its expenses to a level sufficient to continue and/or provide positive cash flow.

Onstream’s management cannot assure that Onstream’s revenues will continue at their present levels, nor can Onstream’s management assure that revenues will not decrease. Although Onstream’s management believes there is a market for the DMSP, which had 218 monthly recurring subscribers (“store and stream”) as of June 30, 2008, there have only been limited DMSP revenues recognized to date and Onstream’s management does not know when, if ever, that Onstream will generate significant revenues from this product. As long as Onstream’s cash flow from sales remains insufficient to completely fund operating expenses, financing costs and capital expenditures, Onstream will continue depleting its cash and other financial resources. As a result of the uncertainty as to Onstream’s available working capital over the upcoming months, Onstream may be required to delay or cancel certain of the projected capital expenditures, some of the planned marketing expenditures, or other planned expenses. In addition, it is possible that Onstream will need to seek additional capital through equity and/or debt financing. If Onstream raises additional capital through the issuance of debt, this will result in increased interest expense. If Onstream raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Onstream held by existing shareholders will be reduced and those shareholders may experience significant dilution.

There can be no assurance that acceptable financing, if needed to fund Onstream’s ongoing operations, can be obtained on suitable terms, if at all. Onstream’s ability to continue its existing operations and/or to continue to implement its growth strategy could suffer if Onstream is unable to raise additional funds on acceptable terms, which will have an adverse impact on its financial condition and results of operations.

Cash used by operating activities was approximately $124,000 for the nine months ended June 30, 2008, as compared to approximately $2.2 million used by operations for the corresponding prior fiscal year period. The $124,000 reflects Onstream’s net loss of approximately $5.3 million, reduced by approximately $5.0 million of non-cash expenses included in that loss as well as by approximately $128,000 arising from a net decrease in non-cash working capital items during the period. The decrease in non-cash working capital items for the nine months ended June 30, 2008 is primarily due to an approximately $246,000 increase in accounts payable and an approximately $99,000 decrease in deferred revenue. This compares to a net increase in non-cash working capital items of approximately $616,000 for the prior fiscal year period. The primary non-cash expenses included in Onstream’s loss for the nine months ended June 30, 2008 were approximately $3.1 million of depreciation and amortization, approximately $1.1 million of employee compensation expense arising from the issuance of stock and options and approximately $856,000 of amortization of deferred professional fee expenses paid for by issuing stock and options. The primary sources of cash inflows from operations are from receivables collected from sales to customers. Future cash inflows from sales are subject to Onstream’s pricing and ability to procure business at existing market conditions.

Cash used in investing activities was approximately $980,000 for the nine months ended June 30, 2008 as compared to approximately $15.9 million for the corresponding prior fiscal year period. Current period investing activities related to acquisition of property and equipment and while prior period investing activities included the acquisition of property and equipment, they were primarily related to the Infinite Conferencing acquisition.

Cash provided by financing activities was approximately $1.4 million for the nine months ended June 30, 2008 as compared to approximately $18.7 million for the corresponding prior fiscal year period. Current period financing activities primarily related to net proceeds from convertible debentures loans as well as proceeds from notes payable, net of repayments, while the prior period financing activities were primarily related to approximately $17.0 million net proceeds from the sale of common shares, including shares issued in a private financing arranged to partially fund the Infinite Conferencing acquisition and shares issued upon exercise of previously issued common stock warrants and options.

Critical Accounting Policies and Estimates

Onstream's consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and Onstream's significant accounting policies are described in Note 1 to those statements. The preparation of financial statements in accordance with GAAP requires that Onstream make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying footnotes. Onstream's assumptions are based on historical experiences and changes in the business environment. However, actual results may differ from estimates under different conditions, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the management’s most subjective judgments. Onstream's most critical accounting policies and estimates are described as follows.

Onstream's prior acquisitions of several businesses, including the Onstream Merger and the Infinite Merger, have resulted in significant increases in goodwill and other intangible assets. Goodwill and other unamortized intangible assets, which include acquired customer lists, were approximately $25.8 million at June 30, 2008, representing approximately 74% of Onstream’s total assets and 88% of the book value of shareholder equity. In addition, property and equipment as of June 30, 2008 includes approximately $1.6 million (net of depreciation) related to the DMSP.

In accordance with GAAP, Onstream periodically tests these assets for potential impairment. As part of Onstream's testing, Onstream relies on both historical operating performance as well as anticipated future operating performance of the entities that have generated these intangibles. Factors that could indicate potential impairment include a significant change in projected operating results and cash flow, a new technology developed and other external market factors that may affect Onstream's customer base. Onstream will continue to monitor its intangible assets and its overall business environment. If there is a material change in Onstream's business operations, the value of Onstream's intangible assets, including the DMSP, could decrease significantly. In the event that it is determined that Onstream will be unable to successfully market or sell the DMSP, an impairment charge to Onstream's statement of operations could result. Any future determination requiring the write-off of a significant portion of unamortized intangible assets, although not requiring any additional cash outlay, could have a material adverse effect on Onstream's financial condition and results of operations.

Changes in and Disagreements with Accountants

None.

Management of Onstream and Director Nominee Information

  Executive Officers and Directors

Onstream's current executive officers and directors, and their ages are as follows:

Name	Age	Position
Randy S. Selman	52	Chairman of the Board, President and Chief Executive Officer
Clifford Friedland	57	Vice Chairman of the Board, Senior Vice President Business Development
Alan M. Saperstein	49	Director, Chief Operating Officer and Treasurer
David Glassman	57	Senior Vice President and Chief Marketing Officer
Robert E. Tomlinson	51	Senior Vice President and Chief Financial Officer
Robert J. Wussler(1)(2)(3)(4)	72	Director
Charles C. Johnston(1)(2)(3)	73	Director
Carl L. Silva(1)(2)(3)(4)	45	Director
Leon Nowalsky(2)(3)	47	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Governance and Nominating Committee
(4)	Member of the Finance Committee

Randy S. Selman. Since Onstream’s inception in May 1993, Mr. Selman has served as Onstream’s Chief Executive Officer, President, and Chairman and, from September 1996 through June 1999 and from August 1, 2004 through December 15, 2004, as Onstream’s Chief Financial Officer. From March 1985 through May 1993, Mr. Selman was Chairman of the Board, President and Chief Executive Officer of SK Technologies Corporation (NASDAQ:SKTC), a software development company. SKTC developed and marketed software for point-of-sale with complete back office functions such as inventory, sales analysis and communications. Mr. Selman founded SKTC in 1985 and was involved in their initial public offering in 1989. Mr. Selman's responsibilities included management of SKTC, public and investor relations, finance, high level sales and general overall administration.

Clifford Friedland. Mr. Friedland has been a member of Onstream’s Board of Directors since December 2004. From June 2001 until the closing of the Onstream Merger in December 2004 he had served as Chairman, CEO and co-founder of privately held Onstream Media Corporation. Mr. Friedland was Vice President of Business Development and co-founder of TelePlace, Inc., a developer and owner of internet data centers and central offices from December 1999 to May 2001. Mr. Friedland was co-founder, Chairman and co-CEO of Long Distance International, Inc., one of the first competitive European telephone operators from May 1993 to December 1999. Mr. Friedland was President of Clifford Friedland Inc., a technology consulting firm, from January 1991 to April 1993. Mr. Friedland was a Director and co-founder of Action Pay-Per-View, a pay per view cable channel from January 1988 to December 1990. Mr. Friedland was President and co-founder of Long Distance America, one of the first competitive long distance operators after the breakup of AT&T from June 1984 to December 1987. Mr. Friedland was Vice President and co-founder of United States Satellite Systems, Inc., an FCC licensed builder and operator of geosynchronous communications satellites from April 1981 until December 1983. Mr. Friedland was Director and co-founder of United Satellite Communications, Inc., the world’s first direct-to-home satellite network from April 1981 until May 1984. Mr. Friedland received a B.B.A. cum laude, from City University of New York.

Alan M. Saperstein. Mr. Saperstein has served as Onstream’s Executive Vice President, Treasurer and a director since Onstream’s inception in May 1993, and has been Onstream’s Chief Operating Officer since December 2004. From March 1989 until May 1993, Mr. Saperstein was a free-lance producer of video film projects. Mr. Saperstein has provided consulting services for corporations that have set up their own sales and training video departments. From 1983 through 1989, Mr. Saperstein was the Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screenings and staffing.

David Glassman. Mr. Glassman has served as Onstream’s Chief Marketing Officer since December 2004. He served as Vice Chairman, President and co-founder of Acquired Onstream from June 2001 until joining Onstream’s company. Mr. Glassman was Vice President of Marketing and co-founder of TelePlace, Inc., a developer and owner of internet data centers and central offices from December 1999 to May 2001. Mr. Glassman was co-founder, Vice Chairman and Co-CEO of Long Distance International, Inc., one of the first competitive European telephone operators from May 1993 to December 1999. Mr. Glassman was an independent technology consultant from January 1988 to April 1993. Clients included Action Pay Per View. Mr. Glassman was President and co-founder of Long Distance America, one of the first competitive long distance operators after the breakup of AT&T from January 1984 to December 1987. Mr. Glassman was a communications consultant from January 1981 to January 1984 providing services to United States Satellite Systems Inc. and United Satellite Communications Inc. Mr. Glassman was co-founder and director of All American Hero, Inc., from January 1981 until December 1986. Mr. Glassman received a B.S. in Business Management from Florida International University.

Robert E. Tomlinson. On December 15, 2004 Mr. Tomlinson was appointed Onstream’s Chief Financial Officer. Mr. Tomlinson joined us as Vice President-Finance in September 2004. Mr. Tomlinson started his financial and accounting career in 1977 with the international accounting firm of Price Waterhouse. In 1982 he left that firm to join Embraer, an international aircraft manufacturing and support firm, at their U.S. subsidiary in Fort Lauderdale, Florida, where he managed all financial functions and eventually was named Senior Vice President-Finance and a member of the U.S. firm’s Board of Directors. Mr. Tomlinson left Embraer in 1994 and joined staffing and human resource firm OutSource International, serving as its Chief Financial Officer and helping to take the company public in 1997. Mr. Tomlinson's areas of responsibility at OutSource International included corporate accounting, treasury and risk management. From when he left OutSource International in February 2000 until 2002 he worked as an independent certified public accountant, focusing on accounting and tax services to corporations. From 2002 until joining us, Mr. Tomlinson served as CFO for Total Travel and Tickets, a Fort Lauderdale based ticket broker. Mr. Tomlinson has held an active Certified Public Accountant license since 1978.

Robert J. Wussler. Mr. Wussler has been a member of Onstream’s Board of Directors since July 1999 and serves on Onstream’s Audit, Compensation, Governance and Nominating and Finance Committees. Mr. Wussler is currently the Chairman of the Wussler Group, a global entity in the telecommunication business. Mr. Wussler has been the President of Ted Turner Pictures LLC and Chairman of the Board of Directors of Team Sports Entertainment, Inc., a publicly-traded company (OTC Bulletin Board:TSPT) that is in the closed-wheel auto racing business. Prior to that, he served as Chairman, Chief Executive Officer and President of U.S. Digital Communications, Inc., a global satellite communications firm. From June 1995 to May 1998, Mr. Wussler was President and Chief Executive Officer of Affiliate Enterprises, Inc., a company formed by ABC Television affiliates to pursue new business opportunities. From 1989 to 1992, he was President and Chief Executive Officer of COMSAT Video Enterprises. From 1980 to 1990, he was Senior Vice President and Chief Operating Officer of Turner Broadcasting System. Mr. Wussler spent 21 years at CBS in various capacities, starting in the mailroom, and served as President of CBS Television and Sports from 1975 to 1978.

Charles C. Johnston. Mr. Johnston has been a member of Onstream’s Board of Directors since April 2003 and serves on Onstream’s Audit (as Chairman), Compensation and Governance and Nominating Committees. Mr. Johnston has been the Chairman of Ventex Technology, Inc., a privately-held neon light transformer company, since July 1993. Mr. Johnston has also served as Chairman of Inshore Technologies, a private company, since 1994 and J&C Resources, a private company, since 1987. Mr. Johnston is a member of the board of directors of AuthentiDate Holding Company (Nasdaq National Market: ADAT), Internet Commerce Corporation (Nasdaq National Market: ICCA) and McData Corporation (Nasdaq National Market: MCDT). Mr. Johnston serves as a Trustee of Worcester Polytechnic Institute and earned his B.S. degree from WPI in 1957.

Carl Silva. Mr. Silva, who has been a member of Onstream’s Board of Directors since July 2006, serves on Onstream’s Audit, Compensation (as Chairman), Governance and Nominating and Finance Committees. Mr. Silva has over 20 years of experience in the telecommunications and high tech industry, and he has held a variety of positions in business development, sales, marketing, software engineering, and systems engineering during this time. In May 2003, Mr. Silva started Anza Borrego Partners (ABP) as a management consulting firm designed to support entrepreneurs in the growth of their businesses. Mr. Silva is currently president and CEO or Cognigen Business Systems, Inc., a joint venture of ABP and Cognigen Networks, Inc. (NASDAQ: CNGW). Mr. Silva was Senior Vice-President for SAIC’s Converged Network Professional services organization from July 1998 to May 2003. From September 1994 to June 1998, he was with Telcordia Technologies (formerly Bell Communications Research, or Bellcore), where he implemented the first VoIP softswitch in the cable industry.

Leon Nowalsky. Mr. Nowalsky was appointed a member of Onstream’s Board of Directors in December 2007 and serves on Onstream’s Compensation and Governance and Nominating (as Chairman) Committees. Mr. Nowalsky, a partner in the New Orleans based law firm of Nowalsky, Bronston & Gothard APLLC (NBG), possesses over 20 years experience in the field of telecommunications law and regulation. Mr. Nowalsky presently is a founder and board member of Thermo Credit, LLC, a specialty finance company for the telecommunications industry and J.C. Dupont, Inc., a Louisiana based oil and gas concern. Mr. Nowalsky has been general counsel for Telemarketing Communications of America, Inc., (“TMC”), as well as lead counsel in TMC’s mergers and acquisitions program, and following TMC’s acquisition by a wholly owned subsidiary of Advanced Telecommunications Corporation, Mr. Nowalsky served as ATC’s chief regulatory counsel as well as interim general counsel. In 1990, Mr. Nowalsky left ATC to set up a private law practice specializing in telecommunications regulatory matters, mergers and acquisitions and corporate law, which later expanded to become NBG. Mr. Nowalsky has previously served as a director of the following companies: Network Long Distance, Inc., a long distance company which was acquired by IXC Communications; RFC Capital Corp., a specialty finance company dedicated exclusively to the telecommunications industry which was purchased in 1999 by TFC Financial Corp., a division of Textron (NYSE:TXT); and New South Communications, a facilities-based competitive local exchange carrier which merged to form NUVOX; W2Com, LLC, a video conferencing and distance learning provider which was acquired by Arel Communications & Software, Ltd. (NASDAQ: ARLC).

There is no family relationship between any of the executive officers and directors. There are no business relationships between any any of the executive officers and directors and Onstream. There are no material proceedings to which any director or officer is a party adverse to Onstream or any of its subsidiaries or has a material interest adverse to Onstream or any of its subsidiaries.

Each director is elected at Onstream’s annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified. Onstream’s bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. The Board of Directors elects officers annually and their terms of office are at the discretion of the Board. Onstream’s officers devote full time to Onstream’s business.

Communications with Directors

Stockholders may communicate with any member of the Board of Directors, or the Board of Directors as a whole, by writing to Onstream's Corporate Secretary at 1291 SW 29th Avenue, Pompano Beach, Florida 33069 with a request to forward same to the intended recipient. In general, all stockholder communications delivered to Onstream's Corporate Secretary for forwarding will be forwarded in accordance with the stockholder’s instructions. However, the Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Director Independence

Rule 4350(c) of the NASDAQ Marketplace Rules to which Onstream is subject requires that a majority of the members of its Board of Directors are independent as defined in Rule 4200 of the NASDAQ Marketplace Rules. Onstream's independent directors are Messrs. Wussler, Johnston, Silva and Nowalsky.

Expansion of Board of Directors

Onstream's bylaws provide that the number of directors shall be no less than one and no more than nine. Under the terms of the purchase and sale agreement for its Series A-10 convertible preferred stock, the purchasers have the right to designate one individual to join Onstream’s Board of Directors. As of the date hereof, no individual has been designated. There are seven directors currently on the board. As contemplated by the terms of the merger agreement, David C. McCourt is expected to become a new member of the Onstream Board of Directors following the merger. Please see Mr. McCourt's biographical information under "Executive Officers and Directors" beginning on page 114. Immediately following completion of the merger, Onstream expects that its Board will consist of eight directors.

Board of Directors Meetings and Committees

The Board of Directors meets regularly (in-person and/or by telephone conference) during the year to review matters affecting Onstream and to act on matters requiring Board approval. It also holds special meetings whenever circumstances require and may act by majority written consent. During the fiscal year ended September 30, 2007, there were nine meetings of the Board, and the Board took action 13 times by majority written consent.

The Board of Directors has four standing committees as discussed below and may, from time to time, establish additional committees.

Audit Committee

The Audit Committee of the Board of Directors is responsible for the engagement of Onstream's independent public accountants, approving services rendered by Onstream's accountants and reviewing and evaluating Onstream's accounting systems, financial controls and financial personnel. The Audit Committee operates pursuant to a charter. A copy of the updated Audit Committee Charter is included as Appendix K to this proxy statement. In addition, a stockholder can request, in writing without charge, a copy of the Audit Committee Charter, by contacting Investor Relations as set forth in the Section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 230. The Audit Committee is presently composed of Messrs. Johnston (chairman), Wussler and Silva. Each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of the NASDAQ Stock Market and they are “audit committee financial experts” within the meaning of the applicable regulations of the Securities and Exchange Commission promulgated pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met (in-person and/or by telephone conference) six times in fiscal 2007.

2007 Audit Committee Report

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of Onstream's financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a charter for the Audit Committee. Onstream’s management has responsibility for preparing financial statements of Onstream as well as Onstream’s financial reporting process. Goldstein Lewin & Co., acting as independent auditors, is responsible for expressing an opinion on the conformity of Onstream's audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2007 with Onstream's management.

2)	The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees.

3)
The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed the matter of independence with the independent auditors.

4)
Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors of Onstream, and the Board has approved, that the audited financial statements be included in Onstream’s Annual Report on Form 10-KSB for the year ended September 30, 2007, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee is independent as defined under the listing standards of the NASDAQ Stock Market.

Compensation Committee

The Compensation Committee establishes and administers Onstream's executive compensation practices and policies, reviews the individual elements of total compensation for elected officers and recommends salary adjustments to the Board of Directors. In addition, the Committee administers Onstream's 1996 Stock Option Plan and its 2007 Equity Incentive Plan and determines the number of performance shares and other equity incentives awarded to elected officers and the terms and conditions on which they are granted, amends compensation plans within the scope of the Compensation Committee's authority and recommends plans and plan amendments to the Board, sets company policy for employee benefit programs and plans and oversees administration of employee retirement plans and various other benefit plans as Onstream may establish from time to time. The Compensation Committee is presently composed of Messrs. Silva (chairman), Wussler, Johnston and Nowalsky. The Compensation Committee met in fiscal 2007 in person and/or by telephone conference) three times in fiscal 2007.

Finance Committee

The Finance Committee reviews and makes recommendations concerning:

•	proposed dividend actions, stock splits and repurchases;

•	current and projected capital requirements;

•	issuance of debt or equity securities;

•	strategic plans and transactions, including mergers, acquisitions, divestitures, joint ventures and other equity investments;

•	customer financing activities, business and related customer finance business and funding plans of Onstream and its subsidiaries;

•	overall company risk management program and major insurance programs; and

•	investment policies, administration and performance of the trust investments of Onstream's employee benefit plans.

The Finance Committee is presently composed of Messrs. Wussler and Silva. The Finance Committee met in fiscal 2007 in conjunction with meetings of the full Board of Directors.

Governance and Nominating Committee

While Onstream has not adopted a formal charter for the Governance and Nominating Committee, in June 2003, Onstream's Board of Directors adopted Corporate Governance and Nominating Committee Principles. A copy of the Corporate Governance and Nominating Committee Principles is included as Appendix L to this proxy statement. In addition, a stockholder can request, in writing without charge, a copy of the Corporate Governance and Nominating Committee Principles, by contacting Investor Relations as set forth in the Section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 230. The Governance and Nominating Committee is presently composed of Messrs. Nowalsky (chairman), Johnston, Wussler and Silva, who are each "independent" as independence for nominating committee members is defined within the NASDAQ Marketplace Rules. The Governance and Nominating Committee met in fiscal 2007 in conjunction with meetings of the full Board of Directors.

The Governance and Nominating Committee reviews and makes recommendations to the Board of Directors with respect to:

•	the responsibilities and functions of the Board and Board committees and with respect to Board compensation;

•	the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board;

•	candidates for election as Chief Executive Officer and other corporate officers; and

•	monitoring the performance of the Chief Executive Officer and Onstream's plans for senior management succession.

The procedures for identifying candidates include a review of Onstream's current directors; soliciting input from existing directors and executive officers, and a review of submissions from stockholders, if any. Onstream’s management believes that the Board should be composed of:

•	directors chosen with a view to bringing to the Board a variety of experiences and backgrounds;

•	directors who have high level managerial experience or are accustomed to dealing with complex problems;

•
directors who will represent the balanced, best interests of the stockholders as a whole rather than special interest groups or constituencies, while also taking into consideration the overall composition and needs of the Board; and

•	a majority of the Board's directors must be independent directors under the criteria for independence required by the Securities and Exchange Commission and the NASDAQ Stock Market.

In considering possible candidates for election as an outside director, the Governance and Nominating Committee and other directors should be guided by the foregoing general guidelines and by the following criteria:

•
Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and a reputation for working constructively with others.

•	Each director should have sufficient time available to devote to the affairs of Onstream in order to carry out the responsibilities of a director.

•	Each director should be free of any conflict of interest, which would interfere with the proper performance of the responsibilities of a director.

•	The Chief Executive Officer is expected to be a director. Other members of senior management may be considered, but Board membership is not necessary or a prerequisite to a higher management position.

Equity Compensation Plans

On February 9, 1997, the Board of Directors and a majority of Onstream's stockholders adopted Onstream's 1996 Stock Option Plan (the "Plan"). Pursuant to an amendment to the Plan ratified by stockholders on September 13, 2005, Onstream has reserved an aggregate of 4,500,000 shares of common stock for issuance pursuant to options granted under the Plan ("Plan Options") and 2,000,000 shares for restricted stock grants (“Stock Grants”) made under the Plan. At September 30, 2007, there were unexercised options to purchase 4,371,332 shares of Onstream common stock outstanding under the Plan. Such options were issued to Onstream's directors, employees and consultants at exercise prices ranging from $0.71 to $22.50 per share.

On September 18, 2007, the Company’s Board of Directors and a majority of Onstream's stockholders adopted the 2007 Equity Incentive Plan (the “2007 Plan”), which authorized the issuance of up to 6,000,000 shares of ONSM common stock pursuant to stock options, stock purchase rights, stock appreciation rights and/or stock awards for employees, directors and consultants. The options and stock grants authorized for issuance under the 2007 Plan were in addition to those already issued under the Plan, although Onstream may no longer issue additional options or stock grants under the Plan.

On December 15, 2004 a majority of Onstream's stockholders voted to approve the cancellation (subject to the option holder’s approval) of stock option grants to directors, executive officers, senior management and employees covering 292,992 shares (227,776 of which were issued under the 1996 Stock Option plan) with a weighted-average exercise price of $22.93, with such options to be re-issued six months and one day from the date of cancellation with an exercise price equal to the fair market value on the date of the reissue. This cancellation has not yet been implemented and 201,110 of the Plan options subject to this cancellation and re-issue had expired as of December 7, 2007.

The stated purpose of the Plan and the 2007 Plan is to increase Onstream's employees', advisors', consultants' and non-employee directors' proprietary interest in the company, and to align more closely their interests with the interests of Onstream's stockholders, as well as to enable Onstream to attract and retain the services of experienced and highly qualified employees and non-employee directors. The Plan and the 2007 Plan is administered by the Compensation Committee of Onstream's Board of Directors (“the Committee"). The Committee determines, from time to time, those of Onstream's officers, directors, employees and consultants to whom Stock Grants and Plan Options will be granted, the terms and provisions of the respective Grants and Plan Options, the dates such Plan Options will become exercisable, the number of shares subject to each Plan Option, the purchase price of such shares and the form of payment of such purchase price. Stock Grants may be issued by the Committee at up to a 10% discount to market at the time of grant. All other questions relating to the administration of the Plan and the 2007 Plan, and the interpretation of the provisions thereof are to be resolved at the sole discretion of the Board of Directors or the Committee.

Plan Options granted under the Plan or the 2007 Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allowed for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of common stock owned by the eligible person and to receive a new Plan Option to purchase shares of common stock equal in number to the tendered shares. Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of Onstream common stock must be at least 110% of such fair market value as determined on the date of the grant.

The term of each Plan Option and the manner in which it may be exercised is determined by the Board of Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of Onstream common stock, no more than five years after the date of the grant. In any case, the exercise price of any stock option granted under the Plan or the 2007 Plan will not be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of Non-Qualified Options is determined by the Committee.

The per share purchase price of shares subject to Plan Options granted under the Plan or the 2007 Plan may be adjusted in the event of certain changes in Onstream's capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan. Officers, directors and employees of and consultants to Onstream and Onstream's subsidiaries are eligible to receive Non-Qualified Options under the Plan or the 2007 Plan. Only such individuals who are employed by Onstream or by any of Onstream's subsidiaries thereof are eligible to receive Incentive Options.

All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not Onstream's employee but is a member of Onstream's Board of Directors and his service as a Director is terminated for any reason, other than death or disability, the Plan Option granted may be exercised on the earlier of the expiration date or 90 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Code, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

The Board of Directors may amend, suspend or terminate the Plan or the 2007 Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plan or the 2007 Plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in Onstream's capitalization) without the consent of Onstream's stockholders, (ii) affects outstanding Plan Options or any exercise right thereunder, (iii) extends the term of any Plan Option beyond ten years, or (iv) extends the termination date of the Plan or the 2007 Plan.

Unless the Plan or 2007 Plan has been earlier suspended or terminated by the Board of Directors, the Plan or the 2007 Plan shall terminate 10 years from the date of the Plan's or the 2007 Plan’s adoption. Any such termination of the Plan or the 2007 Plan shall not affect the validity of any Plan Options previously granted thereunder.

The potential benefit to be received from a Plan Option is dependent on increases in the market price of the common stock. The ultimate dollar value of the Plan Options that have been or may be granted under the Plan or the 2007 Plan are therefore not ascertainable.

Directors' Compensation

The following table presents director compensation for the year ended September 30, 2007:

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other compensation ($)	Total compensation ($)

Robert J. Wussler	$15,000		-0-	-0-	-0-	-0-	-0-	$15,000
Charles C. Johnston	$15,000		-0-	-0-	-0-	-0-	-0-	$15,000
Carl L. Silva	$15,000		-0-	-0-	-0-	-0-	-0-	$15,000
Benjamin Swirsky	$15,000	(2)	-0-	-0-	-0-	-0-	-0-	$15,000
Leon Nowalsky	-0-	(2)	-0-	-0-	-0-	-0-	-0-	-0-

(1)
Directors who are not Onstream's employees received $3,750 per quarter as compensation for serving on the Board of Directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors meetings.

(2)
On December 6, 2007 Mr. Benjamin Swirsky resigned from his post on the Board of Directors, for health-related reasons. On the same day, the remaining members of the Board appointed Mr. Leon Nowalsky as Mr. Swirsky’s replacement.

(3)
From time to time Onstream issue the members of Onstream's Board of Directors options to purchase shares of Onstream common stock as compensation for their services as directors. At September 30, 2007 members of Onstream's Board of Directors (excluding those who are named executive officers) held outstanding options and warrants to purchase an aggregate of 829,620 shares of Onstream common stock at prices ranging from $0.71 to $3.376 per share. No options were issued to the directors who were not also named executive officers during the year ended September 30, 2007.

In December 2004, and in connection with the Onstream Merger, Messrs. Wussler, Johnston and Swirsky each received immediately exercisable five-year options to purchase 100,000 shares of Onstream common stock with an exercise price of $1.57 per share (fair market value on the date of issuance). These options were issued outside of Onstream's 1996 Stock Option Plan and are still outstanding. In July 2005 Messrs. Wussler, Johnston and Swirsky each received immediately exercisable five-year Plan options to purchase 100,000 shares of Onstream common stock with an exercise price of $1.12 per share (fair market value on the date of issuance), which are still outstanding. In July 2006 Onstream issued immediately exercisable four-year Plan options to purchase 50,000 shares of Onstream common stock with an exercise price of $0.88 per share (fair market value on the date of issuance) granted to Mr. Carl L. Silva upon his initial appointment to Onstream's Board of Directors, which are still outstanding. In September 2006 Messrs. Wussler, Johnston and Swirsky each received immediately exercisable five-year Plan options to purchase 50,000 shares of Onstream common stock with an exercise price of $0.71 per share (above fair market value on the date of issuance), which are still outstanding.

Messrs. Wussler and Silva also each hold warrants to purchase 14,810 Onstream common shares at $3.376 per share, issued at the time of the Onstream Merger in exchange for warrants issued to them by Acquired Onstream.

In December 2007, pursuant to approval by Onstream's Compensation Committee and Onstream's Board of Directors, Onstream issued 25,000 restricted Plan shares of Onstream common stock to Mr. Charles Johnston as compensation for services to be rendered by him for the fiscal year ended September 30, 2008, in connection with his recent appointment as Chairman of Onstream's Audit Committee. These shares will be valued at $1.73 per share, the fair market value at the date of the approval.

In December 2007 Onstream issued immediately exercisable four-year Plan options to purchase 50,000 shares of Onstream common stock with an exercise price of $1.00 per share (above fair market value on the date of issuance) granted to Mr. Leon Nowalsky upon his initial appointment to Onstream's Board of Directors.

Employment Agreements

On September 27, 2007, Onstream's Compensation Committee and Onstream's Board of Directors approved three-year employment agreements with Messrs. Randy Selman (President and CEO), Alan Saperstein (COO and Treasurer), Robert Tomlinson (Chief Financial Officer), Clifford Friedland (Senior Vice President Business Development) and David Glassman (Senior Vice President Marketing), collectively referred to as “the Executives”. Other than the extended term of the new agreements, the following salary, raise and benefit payments are substantially the same as the Executives would have received under the employment agreements previously in place that would have expired December 27, 2008. The new agreements provide annual base salaries of $253,000 for Mr. Selman, $230,000 for Mr. Saperstein, $207,230 for Mr. Tomlinson and $197,230 for Messrs. Friedland and Glassman, and allow for 10% annual increases through December 27, 2008 and 5% per year thereafter. In addition, each of the Executives receives an auto allowance payment of $1,000 per month, a “retirement savings” payment of $1,500 per month, and an annual $5,000 allowance for the reimbursement of dues or charitable donations. Onstream also pay insurance premiums for the Executives, including medical, life and disability coverage.

As part of the above employment agreements, and in accordance with the terms of the “2007 Equity Incentive Plan” approved by Onstream's stockholders in their September 18, 2007 annual meeting, Onstream granted each of the Executives options (“Plan Options”) to purchase an aggregate of 400,000 shares of Onstream common stock at an exercise price of $1.73 per share, the fair market value at the date of the grant, which shall be exercisable for a period of four (4) years from the date of vesting. The options vest in installments of 100,000 per year, starting on September 27, 2008, and they automatically vest upon the happening of the following events on a date more than six (6) months after the date of the agreement: (i) change of control (ii) constructive termination, and (iii) termination other than for cause, each as defined in the employment agreements. Unvested options automatically terminate upon (i) termination for cause or (ii) voluntary termination. In the event the agreement is not renewed or the Executive is terminated other than for cause, the Executives shall be entitled to require Onstream to register the options.

The Executives will be eligible for a performance bonus, based on meeting revenue and cash flow objectives. In connection with this bonus program, Onstream granted each of the Executives Plan Options to purchase an aggregate of 220,000 shares of Onstream common stock at an exercise price of $1.73 per share, the fair market value at the date of the grant, which shall be exercisable for a period of four (4) years from the date of vesting. Up to one-half of these shares will be eligible for vesting on a quarterly basis and the rest annually, with the total grant allocated over a two-year period starting October 1, 2007. Vesting of the quarterly portion is subject to achievement of increased revenues over the prior quarter as well as positive and increased net cash flow per share (defined as cash provided by operating activities per the Company’s statement of cash flow, measured before changes in working capital components and not including investing or financing activities) for that quarter. Vesting of the annual portion is subject to meeting the above cash flow requirements on a year-over-year basis, plus a revenue growth rate of at least 30% for the fiscal year over the prior year. In the event of quarter to quarter decreases in revenues and or cash flow, the options shall not vest for that quarter but the unvested quarterly options shall be added to the available options for the year, vested subject to achievement of the applicable annual goal. In the event options do not vest based on the quarterly or annual goals, they shall immediately expire. In the event the agreement is not renewed or the Executive is terminated other than for cause, the Executives shall be entitled to require Onstream to register the vested options. Onstream have agreed that this bonus program will continue after the initial two-year period, with the specific bonus parameters to be negotiated in good faith between the parties at least 90 days before the expiration of the program then in place.

Onstream has determined that the performance objectives were met for the quarter ended December 31, 2007 and as a result recognized compensation expense of approximately $160,000 for the three months ended December 31, 2007, related to the vested quarterly portion of these options plus 25% of the annual portion that it expects to vest based on meeting the annual objectives. Although Onstream has determined that the performance objectives were not met for the quarters ended March 31, 2008 or June 30, 2008, it recognized compensation expense of approximately $160,000 in each of those two quarters, related to the quarterly portion plus 25% of the annual portion, since it expects both to vest based on meeting the annual objectives, although this cannot be assured.

Under the terms of the agreements, upon a termination subsequent to a change of control, termination without cause or constructive termination, each as defined in the agreements, Onstream would be obligated to pay each of the executives an amount equal to three times the Executive’s base salary plus full benefits for a period of the lesser of (i) three years from the date of termination or (ii) the date of termination until a date one year after the end of the initial employment contract term. Onstream may defer the payment of all or part of this obligation for up to six months, to the extent required by Internal Revenue Code Section 409A. In addition, if the five day average closing price of the common stock is greater than or equal to $2.50 per share on the date of any termination or change in control, all options previously granted the Executive(s) will be cancelled, with all underlying shares (vested or unvested) issued to the executive, and Onstream will pay all taxes for the Executive(s). If the five-day average closing price of the common stock is less than $2.50 per share on the date of any termination or change in control, the options will remain exercisable under the original term.

As part of the above employment agreements, and in consideration for the provision in the new employment agreements that change of control benefits would not be paid related to any merger and any related financing occurring within 18 months of entering into the new agreements, Onstream agreed to grant each of the executives fully vested four-year options for shares equivalent to one percent (1%) of the total number of shares issued in connection with any such merger and/or any related financing. If Onstream enters into a definitive merger agreement during that 18 month period, the number of options will be determined and granted at the time of closing that merger and will have an exercise price equal to the fair value at the date of grant (but no less than $1.00). Onstream agreed to register these and all other shares or options held by the executives with or simultaneously to any shares registered in connection with such a merger and/or any related financing.

Under the terms of the agreements, Onstream may terminate an Executive’s employment upon his death or disability or with or without cause. To the extent that an Executive is terminated for cause, no severance benefits are due him. If an employment agreement is terminated as a result of the Executive’s death, his estate will receive one year base salary plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his death. If an employment agreement is terminated as a result of the Executive’s disability, as defined in the agreement, he is entitled to compensation in accordance with Onstream's disability compensation for senior executives to include compensation for at least 180 days, plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his disability. These employment agreements contain certain non-disclosure and non-competition provisions and Onstream has agreed to indemnify the executives in certain circumstances.

As part of the above employment agreements, Onstream agreed that in the event Onstream is sold for a “Company Sale Price” in excess of the “Current Capitalization” during the term of the agreements, both terms as defined below, and the Company Sale Price represents at least $2.50 per share (adjusted for recapitalization including but not limited to splits and reverse splits), the executives and certain other employees, will receive, as a group, cash compensation of twelve and one-half percent (12.5%) of the excess of the Company Sale Price over the Current Capitalization, payable in immediately available funds at the time of closing such transaction. The Current Capitalization is defined as the sum of (i) the number of common shares issued and outstanding, (ii) the common stock equivalent shares related to paid for but not converted preferred shares and (iii) the number of common shares underlying “in-the-money” warrants and options, such sum multiplied by the market price per share and then reduced by the proceeds payable upon exercise of the “in-the-money” warrants and options, all determined as of the date of this new agreement but the market price per share used for this purpose to be no less than $2.00. The Company Sale Price is defined as the number of common shares outstanding at the time Onstream is sold multiplied by the price per share paid in such Company Sale transaction. The 12.5% was allocated in the new employment agreements as two and one-half percent (2.5%) each to Messrs. Selman, Saperstein, Friedland and Glassman and one and one-half percent (1.5%) to Mr. Tomlinson. The remaining one percent (1.0%) will be allocated by the Board and Onstream's management at a later date, which will be primarily to compensate Onstream's other executives not having employment contracts, but may also include additional allocation to some or all of these five senior executives.

The above description is qualified in its entirety by the terms and conditions of the employment agreements.

Executive Compensation

The following table sets forth certain information relating to the compensation of (i) Onstream’s Chief Executive Officer; and (ii) each Onstream executive officer who earned more than $100,000 in total compensation during the most recent fiscal year (collectively, the “named executive officers”):

SUMMARY COMPENSATION TABLE

Name, Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (11)	Option Awards ($) (11)		Securities Underlying Options (#) (11)		All other compensation ($) (13)		Total compensation ($) (11)

Randy S. Selman	2007	$224,272	-0-	-0-	-0-	(12)	620,000	(12)	$48,679	(1)	$272,951
President, Chief Executive Officer and Director	2006	$191,541	-0-	-0-	-0-		100,000		$48,242	(2)	$239,783

Alan Saperstein	2007	$206,689	-0-	-0-	-0-	(13)	620,000	(12)	$54,901	(3)	$261,590
Chief Operating Officer, Treasurer and Director	2006	$177,552	-0-	-0-	-0-		100,000		$54,230	(4)	$231,782

Cliff Friedland	2007	$192,940	-0-	-0-	-0-	(13)	620,000	(12)	$58,263	(5)	$251,203
Senior VP Business Development and Director	2006	$175,400	-0-	-0-	-0-		100,000		$57,278	(6)	$232,678

David Glassman	2007	$192,940	-0-	-0-	-0-	(13)	620,000	(12)	$51,629	(7)	$244,569
Senior VP Marketing	2006	$175,400	-0-	-0-	-0-		100,000		$45,749	(8)	$221,149

Robert Tomlinson	2007	$191,134	-0-	-0-	-0-	(13)	620,000	(12)	$51,950	(9)	$243,084
Chief Financial Officer	2006	$161,411	-0-	-0-	-0-		100,000		$48,977	(10)	$210,388

(1)	Includes $13,679 for medical and other insurance; $12,000 automobile allowance; $5,000 dues allowance and $18,000 deferred compensation.
(2)	Includes $13,242 for medical and other insurance; $12,000 automobile allowance; $5,000 dues allowance and $18,000 deferred compensation.
(3)	Includes $19,901 for medical and other insurance; $12,000 automobile allowance; $5,000 dues allowance and $18,000 deferred compensation.
(4)	Includes $19,230 for medical and other insurance; $12,000 automobile allowance; $5,000 dues allowance and $18,000 deferred compensation.
(5)
Includes $19,897 for medical and other insurance; $12,000 automobile allowance; $5,000 dues allowance and $21,366 deferred compensation and 401(k) match. Table excludes amounts paid to Mr. Friedland during fiscal 2007 related to compensation accrued prior to the Onstream Merger.

(6)
Includes $19,222 for medical and other insurance; $12,000 automobile allowance; $5,000 dues allowance and $21,056 deferred compensation and 401(k) match. Table excludes amounts paid to Mr. Friedland during fiscal 2006 related to compensation accrued prior to the Onstream Merger.

(7)
Includes $13,263 for medical and other insurance; $12,000 automobile allowance; $5,000 dues allowance and $21,366 deferred compensation and 401(k) match. Table excludes amounts paid to Mr. Glassman during fiscal 2007 related to compensation accrued prior to the Onstream Merger.

(8)	Includes $7,693 for medical and other insurance; $12,000 automobile allowance; $5,000 dues allowance and $21,056 deferred compensation and 401(k) match.
(9)	Includes $19,871 for medical and other insurance; $10,875 automobile allowance and $21,204 deferred compensation and 401(k) match.
(10)	Includes $19,164 for medical and other insurance; $9,000 automobile allowance and $20,813 deferred compensation and 401(k) match.
(11)
The above table does not include the compensation value of any shares or options issued to the named executive officers for the year ended September 30, 2006, nor are such amounts contemplated in the total compensation reported for that period, as this period was before the effective date of the required disclosure of such information by the Securities and Exchange Commission. However, the number of securities underlying option awards during that period are included in the above table, as previously reported.

(12)
During the year ended September 30, 2007, each of the named executive officers was issued options to purchase 620,000 common shares at $1.73 per share, which was the fair value at date of grant. 220,000 of those options vest based on performance over the two year period from October 1, 2007 through September 30, 2009 and since that service period starts after September 30, 2007, there was no related compensation expense for the year then ended. The remaining 400,000 of those options vest based on service over a four year period that starts on September 27, 2007. The four days from the vesting period start date through September 30, 2007 represent approximately one quarter of one percent of an approximately 1,460 day total service period, which is considered immaterial for inclusion of compensation expense for the year ended September 30, 2007. The entire compensation expense for these options will be recognized over the two years starting October 1, 2007, using the Black-Scholes model.

(13)
The named executive officers did not receive non-equity incentive plan compensation or compensation from changes in pension value and nonqualified deferred compensation earnings during the periods covered by the above table.

The following table sets forth certain information regarding stock options held as of September 30, 2007 by the named executive officers. There were no other outstanding stock awards held by them as of that date:

	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)				EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED		OPTION EXERCISE	OPTION EXPIRATION
NAME	EXERCISABLE		UNEXERCISABLE		OPTIONS (#)		PRICE ($)	DATE
Randy Selman (3)	100,000						$0.71	9/29/2011
	450,000						$1.12	7/6/2010
	450,000						$1.57	12/27/09
	400,000						$2.50	9/30/09
	13,333	(1)					$22.50	8/1/2008
			400,000	(2)			$1.73	9/28/2012- 9/28/2015
					220,000	(2)	$1.73	12/31/2011-9/28/2013
Alan Saperstein (3)	100,000						$0.71	9/29/2011
	450,000						$1.12	7/6/2010
	450,000						$1.57	12/27/09
	400,000						$2.50	9/30/09
	13,333	(1)					$22.50	8/1/2008
			400,000	(2)			$1.73	9/28/2012- 9/28/2015
					220,000	(2)	$1.73	12/31/2011-9/28/2013
Cliff Friedland (3)	100,000						$0.71	9/29/2011
	88,860						$3.376	7/1/2012
			400,000	(2)			$1.73	9/28/2012- 9/28/2015
					220,000	(2)	$1.73	12/31/2011-9/28/2013
David Glassman (3)	100,000						$0.71	9/29/2011
	88,860						$3.376	7/1/2012
			400,000	(2)			$1.73	9/28/2012- 9/28/2015
					220,000	(2)	$1.73	12/31/2011-9/28/2013
Robert Tomlinson (3)	100,000						$0.71	9/29/2011
	100,000						$1.12	7/6/2010
	150,000						$1.21	7/6/2009
			400,000	(2)			$1.73	9/28/2012- 9/28/2015
					220,000	(2)	$1.73	12/31/2011-9/28/2013

(1)	The 13,333 options are subject to cancellation and repricing as described below.
(2)
Vesting of the options to purchase 400,000 shares and 220,000 shares is based on years of service and achieving certain financial objectives, respectively. These vesting conditions are discussed in detail under “Employment Agreements” above.

(3)
The executive’s employment agreement provides that under certain circumstances, all options previously granted the executive will be cancelled, with all underlying shares (vested or unvested) issued to the executive, and Onstream will pay all taxes for the executive. These conditions are discussed in detail under “Employment Agreements” above.

Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Onstream under Rule 16a-3(d) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended September 30, 2007 and Forms 5 and amendments thereto furnished to Onstream with respect to the fiscal year ended September 30, 2007, as well as any written representation from a reporting person that no Form 5 is required, Onstream’s management is not aware of any person that failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended September 30, 2007, other than indicated below.

Robert Tomlinson, Onstream’s CFO, filed a Form 4 on July 23, 2007, related to 100,000 stock options granted him on July 6, 2005. In accordance with Section 16 of the Securities Exchange Act of 1934, this filing due date was within 10 days of the applicable event, or July 16, 2005. In addition, Mr. Tomlinson filed a Form 4 on July 23, 2007, related to 100,000 stock options granted him on September 29, 2006.

Randy Selman, Onstream’s CEO and Chairman of the Board, Alan Saperstein, Onstream’s COO and a director and Clifford Friedland, Senior VP-Business Development and a director, have not filed a Form 4 on a timely basis related to 100,000 options granted each of them on September 29, 2006. Mr. Selman, Mr. Saperstein and Mr. Friedland have represented to Onstream that they will file these forms as soon as practicable.

Charles Johnston, Benjamin Swirsky, and Robert Wussler, each being a director at the time of the option grant, have not filed a Form 3 or Form 4 on a timely basis related to 50,000 options granted each of them on September 29, 2006. Mr. Johnston, Mr. Swirsky and Mr. Wussler have represented to Onstream that they will file these forms as soon as practicable.

David Glassman, Senior VP-Marketing, has not filed a Form 4 on a timely basis related to 100,000 options granted to him on September 29, 2006. Mr. Glassman has represented to Onstream that he will file this form as soon as practicable.

Beneficial Ownership of Securities

The following table contains information regarding beneficial ownership of Onstream common stock as of October 17, 2008 held by persons who own beneficially more than 5% of Onstream’s outstanding common stock, its directors, named executive officers, and all of its directors and officers as a group. Unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Onstream Media Corporation, 1291 Southwest 29 Avenue, Pompano Beach, Florida 33069. Unless otherwise noted, management believes that all persons named in the table have sole voting and investment power with respect to all shares of Onstream common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from October 17, 2008 upon exercise of options, warrants or convertible securities. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from the date hereof (unless otherwise indicated below) have been exercised. All information is based upon a record list of stockholders as of October 17, 2008. At that date, approximately 71% of Onstream's outstanding shares were held by CEDE & Co., which is accounted for as a single stockholder of record for multiple beneficial owners. CEDE & Co. is a nominee of the Depository Trust Company (“DTC”), with respect to securities deposited by participants with DTC, e.g., mutual funds, brokerage firms, banks, and other financial organizations. Shares held by Cede & Co. are not reflected in the following table, except with regards to shares held by Messrs. Lewis, Berman and Tuccio, since that information was provided to Onstream in connection with their execution of Voting Agreements.

	Shares of common stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage

Randy S. Selman (1)	1,619,952	3.7%
Alan M. Saperstein (2)	1,621,820	3.7%
Robert Wussler (3)	265,426	0.6%
Charles C. Johnston (4)	744,828	1.7%
Cliff Friedland (5)	1,142,276	2.7%
David Glassman (6)	1,142,109	2.7%
Carl L. Silva (7)	64,810	0.2%
Leon Nowalsky (8)	50,000	0.1%
Robert E. Tomlinson (9)	560,000	1.3%
All directors and officers as a group (nine persons) (10)	7,211,221	15.1%
Fred DeLuca (11)	4,043,849	9.4%
Austin Lewis (12)	3,414,893	8.0%
Neil Berman (13)	2,690,100	6.3%
Edward Tuccio (14)	2,212,000	5.2%

(1)
Includes 9,952 shares of Onstream common stock presently outstanding, options to acquire 100,000 common shares at $0.71 per share, options to acquire 450,000 common shares at $1.12 per share, options to acquire 450,000 common shares at $1.57 per share, options to acquire 13,125 common shares at $1.73 per share and options to acquire 400,000 common shares at $2.50 per share. Also includes unvested options to acquire 196,875 common shares at $1.73 per share, which could potentially vest within 60 days after October 17, 2008, 100,000 of those options based on service and 96,875 of those options subject to the achievement of certain performance objectives. Options to acquire another 410,000 common shares at $1.73 per share are excluded from the ownership table, as they are not expected to vest within that time frame, although they could vest under certain circumstances such as (i) change of control, (ii) constructive termination or (iii) termination other than for cause. See sections on “Employment Agreements” and “Executive Compensation” under “Information about Onstream” above.

(2)
Includes 11,820 shares of Onstream common stock presently outstanding, options to acquire 100,000 common shares at $0.71 per share, options to acquire 450,000 common shares at $1.12 per share, options to acquire 450,000 common shares at $1.57 per share, options to acquire 13,125 common shares at $1.73 per share and options to acquire 400,000 common shares at $2.50 per share. Also includes unvested options to acquire 196,875 common shares at $1.73 per share, which could potentially vest within 60 days after October 17, 2008, 100,000 of those options based on service and 96,875 of those options subject to the achievement of certain performance objectives. Options to acquire another 410,000 common shares at $1.73 per share are excluded from the ownership table, as they are not expected to vest within that time frame, although they could vest under certain circumstances such as (i) change of control, (ii) constructive termination or (iii) termination other than for cause. See sections on “Employment Agreements” and “Executive Compensation” under “Information about Onstream” above.

(3)
Includes 616 shares of Onstream common stock presently outstanding, options to acquire 50,000 common shares at $0.71 per share, options to acquire 100,000 common shares at $1.12 per share, options to acquire 100,000 common shares at $1.57 per share and warrants to purchase 14,810 common shares at $3.376 per share.

(4)
Includes 25,000 restricted shares of Onstream common stock presently outstanding, 460,214 shares of Onstream common stock held by J&C Resources, LLC, 9,614 shares of Onstream common stock held by Asset Factoring, Ltd., options to acquire 50,000 common shares at $0.71 per share, options to acquire 100,000 common shares at $1.12 per share and options to acquire 100,000 common shares at $1.57 per share. Mr. Johnston is the control person of J&C Resources, LLC and Asset Factoring, Ltd. and exercises sole voting and dispositive powers over these shares. Mr. Johnston's holdings exclude Onstream securities owned by CCJ Trust. CCJ Trust is a trust for Mr. Johnston's adult children and he disclaims any beneficial ownership interest in CCJ Trust.

(5)
Includes 447,216 shares of Onstream common stock presently outstanding, 148,100 shares of Onstream common stock held by Titan Trust, 148,100 shares of Onstream common stock held by Dorado Trust, options to acquire 100,000 common shares at $0.71 per share, options to acquire 13,125 common shares at $1.73 per share and options to acquire 88,860 common shares at $3.376 per share. Also includes unvested options to acquire 196,875 common shares at $1.73 per share, which could potentially vest within 60 days after October 17, 2008, 100,000 of those options based on service and 96,875 of those options subject to the achievement of certain performance objectives. Options to acquire another 410,000 common shares at $1.73 per share are excluded from the ownership table, as they are not expected to vest within that time frame, although they could vest under certain circumstances such as (i) change of control, (ii) constructive termination or (iii) termination other than for cause. See sections on “Employment Agreements” and “Executive Compensation” under “Information about Onstream” above. Mr. Friedland is the control person and beneficial owner of both Titan Trust and Dorado Trust and exercises sole voting and dispositive powers over these shares. Mr. Friedland executed a Voting Agreement with respect to the 743,416 outstanding shares of common stock included above.

(6)
Includes 447,049 shares of Onstream common stock presently outstanding, 148,100 shares of Onstream common stock held by JMI Trust, 148,100 shares of Onstream common stock held by Europa Trust, options to acquire 100,000 common shares at $0.71 per share, options to acquire 13,125 common shares at $1.73 per share and options to acquire 88,860 common shares at $3.376 per share. Also includes unvested options to acquire 196,875 common shares at $1.73 per share, which could potentially vest within 60 days after October 17, 2008, 100,000 of those options based on service and 96,875 of those options subject to the achievement of certain performance objectives. Options to acquire another 410,000 common shares at $1.73 per share are excluded from the ownership table, as they are not expected to vest within that time frame, although they could vest under certain circumstances such as (i) change of control, (ii) constructive termination or (iii) termination other than for cause. See sections on “Employment Agreements” and “Executive Compensation” under “Information about Onstream” above. Mr. Glassman is the control person and beneficial owner of both JMI Trust and Europa Trust and exercises sole voting and dispositive powers over these shares. Mr. Glassman executed a Voting Agreement with respect to the 743,249 outstanding shares of common stock included above.

(7)	Includes options to acquire 50,000 common shares at $0.88 per share and warrants to purchase 14,810 common shares at $3.376 per share.

(8)	Includes options to acquire 50,000 common shares at $1.00 per share.

(9)
Includes options to acquire 100,000 common shares at $0.71 per share, options to acquire 100,000 common shares at $1.12 per share, options to acquire 150,000 common shares at $1.21 per share and options to acquire 13,125 common shares at $1.73 per share. Also includes unvested options to acquire 196,875 common shares at $1.73 per share, which could potentially vest within 60 days after October 17, 2008, 100,000 of those options based on service and 96,875 subject to the achievement of certain performance objectives. Options to acquire another 410,000 common shares at $1.73 per share are excluded from the ownership table, as they are not expected to vest within that time frame, although they could vest under certain circumstances such as (i) change of control, (ii) constructive termination or (iii) termination other than for cause. See sections on “Employment Agreements” and “Executive Compensation” under “Information about Onstream” above.

(10)	See footnotes (1) through (9) above.

(11)
Includes 3,839,304 shares of Onstream common stock presently outstanding, warrants to acquire 21,212 common shares at $1.65 per share, warrants to acquire 83,333 common shares at $1.50 per share and options to acquire 100,000 common shares at $2.46 per share. Mr. DeLuca executed a Voting Agreement with respect to the 3,839,304 outstanding shares of common stock included above.

(12)
Includes 3,388,643 shares of Onstream common stock presently outstanding and warrants to acquire 26,250 common shares at $1.50 per share. These items are held in the name of Lewis Asset Management, LAM Opportunity Fund, Ltd and/or Lewis Opportunity Fund, LP. Mr. Lewis is the control person and beneficial owner of these entities and exercises sole voting and dispositive powers over these shares. Mr. Lewis executed a Voting Agreement with respect to the 3,388,643 outstanding shares of common stock included above.

(13)
Includes 2,312,600 shares of Onstream common stock presently outstanding, 240,000 common shares issuable under an April 1, 2008 consulting agreement for financial public relations services to be received over a two year term from Mr. Berman, warrants to acquire 87,500 common shares at $1.50 per share and options to acquire 50,000 common shares at $1.00 per share. Mr. Berman executed a Voting Agreement with respect to the 2,312,600 outstanding shares of common stock included above. Mr. Berman disclaims ownership with regards to shares owned or controlled by David Berman, Corey Berman or Robyn Berman.

(14)
Includes 2,087,000 shares of Onstream common stock presently outstanding and options to acquire 125,000 common shares at $1.00 per share. Mr. Tuccio executed a Voting Agreement with respect to the 2,087,000 outstanding shares of common stock included above.

Transactions with Related Persons

On May 7, 2003 Onstream entered into an agreement with Mr. Fred Deluca, which restructured a previous loan, including a significant increase in the loaned amount outstanding. The new loan was evidenced by a three year promissory note in the principal amount of $3.0 million, interest payable only on a quarterly basis beginning in July 2003 at the rate of 5.25% per annum. The new loan was collateralized by a blanket security interest in Onstream's assets and a pledge of the stock of Onstream's subsidiaries.

Onstream issued Mr. Deluca 140,000 shares of Onstream's newly created Class A-8 convertible preferred stock as consideration for entering into the above agreement. At the same time, he exchanged approximately 123,667 shares of Onstream common stock already owned by him for an additional 92,750 shares of Class A-8. Onstream granted Mr. Deluca demand and piggy-back registration rights covering the shares of common stock issuable upon the conversion of the Class A-8 convertible preferred stock.

In December 2004, Onstream repaid $2.0 million of the May 2003 loan and the remaining $1.0 million was invested in 100,000 shares of Class A-10 convertible preferred stock on the same terms as offered to new investors. Also, Mr. Deluca purchased $400,000 of 8% senior secured convertible notes on the same terms as the other investors. In addition, Mr. Deluca exchanged all 232,750 shares of Class A-8 for 139,650 shares of Class A-10, but did not receive accompanying warrants. Finally, Mr. DeLuca agreed to accept common shares, valued as of the date of issuance, for approximately $149,000 of unpaid interest on the three year promissory note. Mr. DeLuca converted the 239,650 Class A-10 shares, plus subsequent dividends paid in kind, to 2,886,990 common shares during March, June and July 2007.

In February 2004, Onstream received a $300,000 loan from J&C Resources, LLC. One of the members of Onstream's Board of Directors is the President, Chairman and CEO of J&C Resources, LLC. The term of the loan was one year, and all interest was prepaid through the issuance of 21,000 shares of common stock. In addition, Onstream issued 9,000 shares of common stock as an origination fee and 10,000 shares of common stock for legal and other fees (including 7,500 shares issued to Asset Factoring International, Inc., a related entity). The proceeds from this loan were used for working capital pending the closing of new financing in December 2004, at which time this loan was repaid. J&C Resources also received $24,500 from Onstream as finder’s fee compensation in the December 2004 financing transactions.

In December 2004, Onstream paid $100,000 to each of Messrs. Clifford Friedland and David Glassman, as a partial payment of accrued and unpaid salaries due to them from privately held Onstream Media prior to the closing of the Onstream Merger. In February 2005 Onstream paid an additional $50,000 to each of Messrs. Friedland and Glassman as a second partial payment of these accrued salaries. In September 2006 Onstream paid an additional $15,000 to Mr. Friedland only, as a third partial payment of these accrued salaries. In January 2007 Onstream paid an additional $50,000 to each of Messrs. Friedland and Glassman as a fourth partial payment of these accrued salaries.

In January 2005, Onstream entered into an addendum to an August 2002 consulting agreement with Mr. Neil Berman, a major stockholder, calling for the issuance of 5,000 restricted common shares per month for the year ended December 31, 2005. Under that agreement, 32,500 restricted common shares were issued for the year ended December 31, 2004. In January 2006, Onstream entered into a one-year consulting agreement with Mr. Berman calling for the issuance of 120,000 restricted common shares as well as 100,000 four-year common stock options immediately exercisable at $1.00 per share. In January 2007, Onstream entered into a one-year consulting agreement with Mr. Berman calling for the issuance of 120,000 restricted common shares as well as 100,000 four-year common stock options immediately exercisable at $2.46 per share. In April 2008, Onstream entered into a two-year consulting agreement (for services starting January 1, 2008) with Mr. Berman calling for the issuance of 240,000 restricted common shares.

In August 2005, Onstream received a $300,000 loan from Asset Factoring International, Inc., whose Investment Manager is a member of Onstream's Board of Directors. The term of the loan was one year, with a 2% loan origination fee and interest of 8% per annum. All interest and fees were due and payable in the event of early repayment. The terms of the loan, which was secured by $600,000 of equipment and software, required repayment within 5 days of Onstream obtaining other financing, including but not limited to equipment financing. Asset Factoring agreed to several extensions for the repayment of this loan after Onstream obtained such other financing in October and November 2005 until Onstream repaid $360,000 in April 2006, which represented principal and the initially negotiated loan origination fee and interest, plus subsequently negotiated extension fees.

In August 2005, Onstream entered into a consulting agreement with Allenstown Investments, Ltd., whose Investment Manager is a member of Onstream's Board of Directors. The agreement was for a term of one year and resulted in the issuance of 30,000 restricted common shares.

In October 2005, Onstream entered into a five-year note with Mr. Neil Berman, a major stockholder in the aggregate principal amount of $750,000, collateralized by hardware and software. Interest, at 10.85% per annum, was payable upon maturity. At Onstream's option, and with the consent of required security holders, both interest and principal could be paid with Series A-10 preferred stock. Onstream received $300,000 of the note amount as of September 30, 2005 and an additional $150,000 in October 2005, resulting in a notes payable balance of $450,000 as of September 30, 2006. Onstream received the remaining $300,000 in December 2006. Following Board of Director approval of the modified terms on October 25, 2006, the note was formally modified in January 2007 to increase the principal amount to $1,500,000, adjust the remaining term to four years, increase the interest rate to 17.75% (which the lender may request prepayment of in Onstream common shares at $1.00 per share) and modify the note priority to unsecured and subordinated to all other debt. In addition, the new terms allowed Onstream or the lender to convert the loan balance to restricted common stock at $1.00 per share at any time. Onstream received $100,000 of the increased note amount in December 2006, $50,000 in January 2007 and the $600,000 balance in March 2007. During March 2007, Mr. Berman exercised his option to require prepayment of interest and fees in shares and also converted this note to common stock. Accordingly, Onstream issued an aggregate of 2,789,592 unregistered common shares for conversion of the note and the related interest and fees due. Onstream has granted Mr. Berman demand registration rights, effective six months from the date of the modified note, for any unregistered common shares issuable thereunder. Upon such demand, Onstream will have 60 days to file a registration statement and shall use Onstream's best efforts to obtain promptly the effectiveness of such registration statement. 784,592 of the 2,789,592 shares were included in a registration statement declared effective by the Securities and Exchange Commission on June 15, 2007 and as of October 17, 2008 Onstream has not received any demand for registration of the balance.

In June 2006, Onstream received a $300,000 loan from J&C Resources, LLC. The principal balance was due in one year or three days after receipt of funding, including exercise of warrants, in excess of $1.0 million, whichever occurs first. Total interest, origination and legal fess totaling $21,000 cash and 21,000 common shares were due on maturity. Finders fees of $9,000 cash and 9,000 common shares were payable at loan maturity to Asset Factoring Ltd, a related entity. In January and February 2007, all fees due upon maturity were paid in cash and stock, as applicable. Following Board of Director approval of the modified terms on December 20, 2006, the note was formally modified in January 2007 to be convertible into common shares at $1.22 per share and to bear interest at 14.67% per annum, non-compounding, which Onstream could settle in shares at $1.22 per share. During March 2007, Onstream exercised Onstream's option to force early conversion of this note to common stock, and as a result were required to pay interest (in shares) for the entire original term of the note. Accordingly, Onstream issued an aggregate of 300,000 unregistered common shares for conversion of the note and the related interest due.

On September 14, 2006, Onstream borrowed $300,000 from Lewis Opportunity Fund LP, a major shareholder. Cash interest of 10% was paid in advance. The principal, plus additional interest of 90,000 common shares, was due on September 14, 2007. Onstream could prepay all or any part of the principal after April 15, 2007 and before maturity without penalty, provided it gave the lender five days notice before repayment to allow the lender opportunity to exercise rights of conversion. In the event of early repayment or transfer to another financing all cash interest for the entire term of the loan would be deemed earned but the interest shares would be partially earned on the following basis – prepayment within eight months – 60,000 shares; thereafter – 90,000 shares. The note was convertible at the lender’s option at any time after April 15, 2007, to unregistered common stock at the rate of $1.00 per common share, which exceeded the fair market value at the time of the loan. In the event of such a conversion of the entire principal amount, all cash and interest shares for the entire term of the loan would be fully earned. Onstream granted the lender a secondary lien on certain equipment. During March 2007, Onstream exercised its option to force early conversion of this note to common stock, and as a result was required to pay interest (in shares) for the entire original term of the loan. Accordingly, Onstream issued an aggregate of 390,000 unregistered common shares for conversion of the note and the related interest due.

On October 27, 2006, Onstream entered into a four-year convertible note with SBV Capital Corporation in the aggregate principal amount of $1.0 million, which was funded in installments through December 2006. Onstream elected to prepay all interest on a non-compounding, non-refundable basis for the entire remaining term of the loan, with the aggregate issuance of 694,495 unregistered common shares during November and December 2006. The note was converted into 1.0 million unregistered common shares on January 10, 2007. Onstream has granted SBV Capital demand registration rights, effective six months from the date of the note, for any unregistered common shares issuable thereunder. Upon such demand, Onstream will have 60 days to file a registration statement and shall use Onstream's best efforts to obtain promptly the effectiveness of such registration statement. 1,000,000 of the 1,694,495 total principal and interest shares were included in a registration statement declared effective by the Securities and Exchange Commission on June 15, 2007 and as of October 17, 2008 Onstream has not received any demand for registration of the balance.

On November 20, 2006, Onstream entered into a three-year consulting contract with the principal and beneficial owner of SBV Capital Corporation, for the provision of international business development and financial advice. The contract, which was cancellable upon thirty days notice after the first year, called for the issuance of 60,000 restricted common shares in advance every six months. The first two tranches under this contract (60,000 shares each) were issued in January and May 2007. This contract was amended in July 2007 for some additional short-term services, resulting in issuance of an additional 15,000 shares plus $22,425 for cash reimbursement of related travel expenses. This contract was amended again in October 2007, which resulted in the issuance of the remaining 240,000 restricted common shares, in exchange for the extension of the remaining term of the contract from two years to three years.

In November 2006, Onstream issued 100,000 unregistered shares of common stock, as well as immediately exercisable four-year options to purchase 50,000 shares at $1.00 per share, to Mr. Neil Berman, a major stockholder, as a finder’s fee in connection with the $1.0 million loan from SBV Capital Corporation.

In December 2007, Onstream entered into a line of credit arrangement with a financial institution under which it could borrow up to an aggregate of $1.0 million for working capital, collateralized by its accounts receivable. This arrangement was amended in September 2007 to allow maximum borrowings on $1.6 million. As of October 17, 2008, Onstream has received $1.4 million funding under this arrangement. The outstanding balance bears interest at prime plus 8% per annum, payable monthly in arrears, and may be repaid at any time, but no later than two (2) years after the date of the agreement, which term may be extended by Onstream for an extra year, subject to compliance with all loan terms, including no material adverse change. The outstanding principal is due on demand in the event a payment default is uncured five (5) days after written notice. The loan is also subject to Onstream maintaining an adequate level of receivables, based on certain formulas, as well as its compliance with debt service coverage and minimum tangible net worth covenants. Onstream received waivers from the lender with respect to lack of compliance with the tangible net worth covenant as of March 31, 2008 and waivers with respect to the tangible net worth and debt service to cash flow covenants as of June 30, 2008 and for the quarter then ended. It is probable that Onstream will ask the lender for such waivers with respect to the tangible net worth and debt service to cash flow covenants as of September 30, 2008 and for the quarter then ended. Mr. Leon Nowalsky, a member of Onstream’s Board of Directors, is also a founder and board member of the lender.

Code of Conduct and Ethics

Effective December 18, 2003, Onstream's Board of Directors adopted a Code of Business Conduct and Ethics that applies to, among other persons, Onstream's President (being Onstream's principal executive officer) and Onstream's Chief Financial Officer (being Onstream's principal financial and accounting officer), as well as persons performing similar functions. As adopted, Onstream's Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Onstream file with, or submit to, the Securities and Exchange Commission and in other public communications made by Onstream; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and (v) accountability for adherence to the Code of Business Conduct and Ethics.

Onstream's Code of Business Conduct and Ethics requires, among other things, that all of Onstream's company's personnel shall be accorded full access to Onstream's President and Chief Financial Officer with respect to any matter that may arise relating to the Code of Business Conduct and Ethics. Further, all of Onstream's company's personnel are to be accorded full access to Onstream's company's Board of Directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by Onstream's President or Chief Financial Officer.

In addition, Onstream's Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within Onstream, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to Onstream's President or Chief Financial Officer. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by the President or Chief Financial Officer, the incident must be reported to any member of Onstream's Board of Directors. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against Onstream's policy to retaliate against any individual who reports in good faith the violation or potential violation of Onstream's Code of Business Conduct and Ethics by another.

Onstream will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request. Requests can be sent to: Onstream Media Corporation, 1291 SW 29 Avenue, Pompano Beach, Florida 33069.

INFORMATION ABOUT NARROWSTEP

Business

Narrowstep is a pioneer in the field of Internet-based video content delivery. Narrowstep's objective is to provide world class tools to content owners, best of breed tools to the Internet television viewer, and to move video around the globe efficiently and effectively utilizing Narrowstep's own content delivery network. Narrowstep's proprietary operating system, which Narrowstep has termed the Television Operating System - TelvOS, provides comprehensive delivery of video content and television-like programming to mobile, wireless, Internet, broadband and broadcast services. Narrowstep's system provides a platform to enable owners and users of video content to reach specific audiences by “narrowcasting” - targeting delivery of specific content to interested groups. Narrowcasting provides new business opportunities for content providers to build commercial channels by creating a new model for delivering content. In addition to enabling delivery of content, Narrowstep's company’s platform enables Narrowstep's clients to commercialize video-based content. This can be achieved through directed advertising, sponsorship, pay-per-view, subscription, and/or e-commerce.

Market Overview

Management believes that the market for viewing video content over the Internet is rapidly expanding. For example, when Oprah.com began hosting an online, interactive class called “A New Earth,” more than 500,000 simultaneous viewers were tuned in for the first 90-minute episode as reported on Oprah.com. Traditional print sites such as CNNMoney.com have also added broadband video content. In addition, large Narrowstep networks currently put their most popular television shows on websites for viewers who are unable to tune in at the scheduled time on television. Popular shows, such as “Lost” or “Desperate Housewives,” can all be seen on ABC’s website.

At the same time, rapid improvement has been made in video delivery. Content is now being encoded at various bit rates up to and as high as 2MB in order to deliver an HD like viewing experience. Video now can also be delivered on mobile and wireless networks. This transformation has also resulted from the addition of community tools and various other technological capabilities that take advantage of the Internet and its community based environment. Video delivery over the Internet has created such a unique user experience that it has surpassed traditional television. This has also translated in how marketing and advertisers will spend their budgets. According to Nielsen Online, in January 2008 the Top 10 Online Video Brands were YouTube, Fox Interactive Media, Yahoo!, Nickelodeon, MSN/Windows Live, Disney Online, Turner Entertainment, ESPN, Google and Veoh. YouTube had 2.6 Billion streams with over 66 million unique viewers. Overall online video usage in January 2008, produced 6.0 billion video streams averaging 51.3 streams per viewer. Another interesting statistic is that the time spent viewing per viewer was 124.4 minutes during the month. Not only are more and more users viewing video content online, but Narrowstep is also seeing a trend that viewers are spending a longer period of time viewing content online. Instead of clicking through page to page, viewers are watching a video clip that can be as short as five minutes to as long as a full movie of 90 minutes. These viewing statistics are very interesting facts for any advertiser and as a result, Narrowstep is seeing marketing dollars shifting from television to video distributed on the web.

Narrowstep was formed to provide content delivery solutions through an Internet-based delivery solution. Narrowstep's platform allows content owners to manage their content and publish it on the web. Narrowstep hosts the video content on Narrowstep's servers and uses its internal content delivery network to distribute its customer video on the internet. Narrowstep's platform also has additional functionality that gives the content owner the ability to monetize their content via subscription or with banner and video advertisements. It is also flexible enough to integrate many of the popular community tools that web sites have been incorporating today.

Since the Internet is available globally, unlike most traditional broadcasting mechanisms which are generally limited to geographical regions, targeted audiences can also be aggregated across the world providing a means of grouping a desired audience in sufficient numbers to make directed content economically viable. Management believes that the provision of broadband content will be a fast-growth market in media and technology. In addition, other network delivery systems such as wireless and mobile will also provide considerable market opportunities beyond the growth of broadband, providing longevity to Narrowstep's plans and business model. The increasing availability of bandwidth, combined with the significantly cheaper costs of Internet transmission as compared with traditional satellite and cable televisions, as well as the potential to reach a greater number of viewers due to its global accessibility, are creating a market for Internet-based video content which Narrowstep believes is attractive to content providers, channel producers, and advertisers.

Products and Services

Narrowstep provides a range of products and services based on Narrowstep's core technology platform, TelvOS. This is a comprehensive video and audio management and play-out system. It facilitates making video and audio content available as a live stream, distributing images of live events over the network, as highlights, or video on demand, as searchable content from an archive, and as a 24 x 7 stream, like television. A video stream is not downloaded to the viewer’s computer; rather it is made available as a continuously playing service, similar to traditional broadcast television. Additionally, video can be offered for download with integrated digital rights management.

From the TelvOS platform, content can be made available to the Internet, broadband services, cable and satellite, mobile networks, wireless systems, and to digital signage, point of sale and point of information displays. All elements can be controlled in real time from a web-based interface. The service can be commercialized using pay-per-view, subscription, content syndication, advertising, sponsorship and e-commerce functions, and can be controlled and changed in real time. It also provides full real time monitoring and statistical feedback to the channel operator.

The Narrowstep family of products and services consists of the following:

TelvOS - Core System

The TelvOS Core System is a complete platform for the management and play-out of rich media over the Internet and other IP networks. The TelvOS Core System includes a content management system to manage, search, and publish rich media assets. Content can be uploaded automatically or manually in any common computer audio, video or streaming format and then managed with full metadata support. Metadata provides detailed descriptions of the content and attaches details such as the length, category and copyright owner. Channel owners can create video sequences for play-out including advertising, station identifications and content trailers, along with the programming content. The content can be made available to viewers as a live, ‘as it happens’ service, as video on demand, via an archive and search function, and as scheduled programming streams in the Narrowstep Player. The TelvOS Core System features control over in which territories the content is made available, provides full security and digital rights management control and can include advertising and sponsorship support, along with pay-per-view and subscription payment packages. Once prepared, the content can be made available to mobile, wireless, broadband and broadcast networks. This system enables customers to build and manage video channels over multiple media outlets. The TelvOS Core System provides detailed statistics on all elements of the system’s performance, from the number of unique viewers to the length of time the channel was watched and the number of advertisements delivered.

TelvOS provides clients with a complete suite of content management tools. Content can be uploaded automatically or manually in any common computer audio, video or streaming format and then managed with full metadata support. A statistics function delivers real time intelligence on the number of viewers, data transferred and even the proportion of the data viewed or listened to. In addition, a detailed search engine supports the retrieval of content from the archive. TelvOS also allows clients to determine how and when to make the content available to viewers. Narrowstep's technology enables clients to control where the content is available, provides full security and digital rights management control and can include advertising and sponsorship support, along with pay-per-view, subscription and microcharging options. Clients can use TelvOS to make video and audio content available as a live stream, to distribute live event coverage, to play highlights, to provide video on demand, to enable viewers to obtain searchable content from an archive, and to provide continuous play video 24 hours per day, similar to broadcast and cable television.

Narrowstep's system enables clients to fully commercialize broadband video distribution by providing complete control and management of advertising content. With TelvOS AdServer or through Narrowstep's integration with 3rd party advertising platform provider Atlas Ad Solutions, clients can upload, store and manage advertisements, infomercials and sponsored programs. Advertising campaigns can be constructed in real time by defining the required profile of the target audience and selecting how many views of the advertisement - called ad impressions - are desired by the advertiser.

The Narrowstep Player provides the graphic user interface for viewers to access and control content from TelvOS. During a viewer’s initial connection, the Narrowstep Player automatically runs a bandwidth check to detect the viewer’s connection, device and platform and then provides the content in a format and size, and at a data rate most appropriate for the viewer. The Narrowstep Player then provides the viewer with controls over the video content being displayed, including the ability to select between live content, scheduled content, on demand content and content in the video or audio archive. Where a pay-per-view or subscription model is deployed the Narrowstep Player enables the viewer to pay for the content. Narrowstep Players can be embedded into an existing website or application, thus extending the reach of the channel through third party web site syndication.

Player 2.7

Player 2.7 is the newest version of the Narrowstep Player. Player 2.7 offers the benefit of Microsoft’s Windows Media high-quality streaming and digital rights management while providing play-out on various operating systems and browsers including Mac, Safari, and Firefox using Microsoft’s Silverlight technology. Additionally, Player 2.7 offers a rich, graphical user interface with community tools for viewers including rating engines, send-to-a friend, and user play-list and sharing capabilities. Any number of Narrowstep's monetization tools may be easily integrated with Player 2.7 so that content owners are able to monetize their content using video-on-demand, pay-per-view, subscription, advertising, sponsorship and/or e-commerce models.

AdServer and Atlas Ad Solutions

Narrowstep currently runs two ad-serving platforms to enable the commercialization of broadband video distribution by providing complete control and management of advertising content. Narrowstep's legacy platform, AdServer, allows clients to upload, store and manage advertisements, infomercials and sponsored programs. Advertising campaigns can be constructed in real time by defining the required profile of the target audience and selecting how many views of the advertisement, called “ad impressions”, are desired by the advertiser as well as bidding terms. Advertisements are then automatically played out matching the viewer profile to the available campaigns while maximizing the advertising revenue for the channel. Narrowstep's newly integrated Atlas Ad Solutions provides an enterprise-class advertising platform allowing for superior campaign management, including features such as automated companion video/banner ad playout, advanced configurations, and reporting capabilities which are industry renown and verified. Narrowstep's Atlas integrated platform is ideal not only for content owners who leverage their own advertising sales force in conjunction with the automated advertising inventory of a third-party ad network, it is also an easy solution for those content providers who want to deliver banner and video advertising using just a third-party ad network alone.

PayGate

PayGate is an interface between the TelvOS platform and payment gateways, such as PayPal and Cybersource. Any item on the platform, such as an on-demand video or a channel can have a payment rule attached to it which requires the viewer to pay before they can view or access the content. PayGate supports single and recurring transactions for pay per view and subscription business models. All transactions are captured and reported for each channel. Sensitive payment details are not stored, but are forwarded to a PSP (payment service provider) for processing.

NCoder

NCoder is an encoding hardware solution that provides direct encoding capability for video content and attaches to a client’s edit machine or network. Video files are placed in an upload file folder on the nCoder by the client and the files are compressed into all the selected formats, sizes and data rates required and then uploaded into the client’s TelvOS account. The nCoder is offered in 2 tiers, nCoder and nCoder Pro. The nCoder Pro includes faster encoding up to real time feeds in multiple data formats.

DownloadServer

DownloadServer is a product integrated within TelvOS to offer secure downloads of any rich media. Multiple files or file formats can be bundled into a download pack and secured with Microsoft DRM (digital rights management). Channel owners can configure the license terms of the DRM of the download pack and payment rules such as pay per download and subscription access.

Narrowstep also provides a full range of services complementary to Narrowstep's technology platform, including:

Channel and Player Set Up. Narrowstep uses its core technology to establish internet channels and customized players for clients according to their specifications which then operate under a license arrangement. Player customization can be ongoing work through the life of the channel, because an Internet TV channel, like any website, is constantly being updated and improved.

Production Services. Narrowstep provides a full range of production services for Narrowstep's clients, focusing on high quality content encoding, ingestion into TelvOS, metadata entry, support for live streaming, and pre-production and production services.

Portal Development. Narrowstep offers custom website development to build video-optimized sites that are designed to engage a viewer community and monetize video libraries and streaming. Narrowstep's video portal solution offers everything from the full-video player solution to integrated media, enhanced monetization tools, search engine optimization, RSS, and web community functionality including chat, discussion boards, voting, viral marketing, upload, to a fully outsourced, managed portal solution complete with business planning, marketing, and sponsorship activities.

Customer Service & Support: For Narrowstep's Internet TV channels, Narrowstep provide 24x7 email and phone support as it pertains to the TelvOS System.

Narrowstep's Content Delivery Network (CDN)

Narrowstep's platform is generally deployed under an application service provider model. Clients and partners are provided with logins and Narrowstep controls the applications and the platform they run on. Narrowstep's platform and all of Narrowstep's products are operated on Narrowstep's servers; under certain circumstances, Narrowstep will install a copy of the server within a client’s network. This is most likely to happen with Internet service providers and telecom partners.

Narrowstep's technology has been designed and engineered to be scalable and replicable. When a client uploads a file to any Narrowstep server, this file is replicated to every server on the network, unless otherwise configured. Narrowstep's network is currently capable of handling approximately 5,000 simultaneous users.

Narrowstep operates its core technology platform on top of its content delivery network or “CDN”, which is hosted by some of the world’s leading Internet service providers. Narrowstep has points of presence or “POP” locations with each of Teleglobe and Interoute in London and Interoute in New York.

Sales and Marketing

To date, Narrowstep has sold and marketed its services largely through direct approaches to potential clients. More recently, many sales leads have been generated by word of mouth, via Narrowstep's web site and by attending and presenting at various industry trade shows. As of October 17, 2008, Narrowstep had four full-time sales and marketing employees.

Narrowstep has also established partnering or reseller arrangements with third parties under which Narrowstep has agreed to pay its partners a portion of the revenues they generate in reselling Narrowstep's products. Under these arrangements partners are entitled to receive commissions of between 10% and 30% for work resulting from introductions and are expected to continue to provide related supporting services. Management believes these arrangements will enable Narrowstep to enter specialized and more diverse geographical markets than Narrowstep might otherwise be able to penetrate using solely its own sales efforts. Narrowstep intends to continue to update its support arrangements, training and promotional materials to provide additional support for Narrowstep's partners.

Management plans to concentrate primarily on the following marketing techniques in the coming year:

•	Direct sales - by Narrowstep's in-house sales team;
•	Channel sales - building a network of resellers for Narrowstep's products;
•	Public relations - attracting increased media coverage for Narrowstep's business;
•	Trade shows - exhibiting at key trade shows in Europe and the United States; and
•	Marketing materials - updating Narrowstep's literature, website and general marketing materials to more effectively promote Narrowstep's business, products and services.

Clients

Many of Narrowstep's customers are producers, owners of content or have rights to content. Many of these customers use Narrowstep's solutions to address a specific niche in the marketplace. Some examples of these niche areas are faith based channels, travel channels, and extreme sports. Narrowstep also has customers that are cable operators that have also launched channels on the web and are using Narrowstep's services to broadcast and manage their content. In addition, Narrowstep provides production services for various content owners or companies that have rights to film a sporting event.

Competition

The Internet video distribution market is highly competitive and subject to changing technology and market dynamics. Management believes the principal competitive factors in Narrowstep's market include:

•	ability to provide a complete solution;
•	content management capabilities;
•	enabling clients to monetize content;
•	quality of video stream; and
•	service reliability.

Management believes Narrowstep competes effectively in all of these areas. TelvOS enables Narrowstep to provide clients with a user-friendly complete end-to-end content management and delivery system whereas many of Narrowstep's competitors specialize in only one particular part of the video delivery process. For example, certain of Narrowstep's competitors focus on player design and build but do not provide tools for the direct control of content delivery. Others focus on advertising and syndication without addressing clients’ need to manage digital rights, content registration, and content delivery. In addition to TelvOS, Narrowstep provides a number of complementary services, including channel and player set up and customization, production services and consulting services. These service offerings allow Narrowstep to offer complete turn-key solutions to its clients.

Narrowstep focuses primarily on providing clients with the ability to manage and stream long form video content (longer than 30 minute streams) compared to many of Narrowstep's competitors who provide short form streaming tools. Although existing technology can be used to provide both long form and short form streaming capability, the ability to provide high quality long form content depends primarily on the reliability of the network used to stream the content and the availability of sufficient bandwidth. Unlike many of Narrowstep's competitors, who contract with third parties aggregators, such as Akamai, to carry their video content through shared networks, Narrowstep contracts directly with network owners to provide dedicated network availability for the channels Narrowstep host. In addition, to boost service reliability Narrowstep has established a number of POPs (points of presence) on the internet. These POPs enable Narrowstep to route content more directly, thereby enhancing the quality and reliability of Narrowstep's channels.

Many of Narrowstep's competitors have significantly longer operating histories, significantly greater financial, marketing and other resources, and significantly greater name recognition than Narrowstep. In addition, costs of entry are low and as a result new entrants may enter the market in the future with a commercial advantage that would undermine Narrowstep's business model. Narrowstep does not own any patented technology that precludes or inhibits others from entering its market. As a result, new entrants pose a threat to Narrowstep's business and Narrowstep may face further competition in the future from companies who do not currently offer competitive services or products.

Intellectual Property Rights

Narrowstep's success is dependent in part upon its proprietary TelvOS system. To date, Narrowstep has not filed for any patents or registered copyrights relating to any of its intellectual property rights.

Narrowstep currently relies on a combination of trade secret, nondisclosure and other contractual agreements, as well as existing copyright and trademark laws to protect its intellectual property. Narrowstep requires all personnel and outside contractors to execute agreements to keep secret and confidential Narrowstep's proprietary technology and Narrowstep has a policy of not providing third parties with any secret or proprietary information regarding its technology. Since Narrowstep's technology is centrally controlled by Narrowstep, no third parties have access to the systems or source code. Narrowstep cannot assure stockholders, however, that these arrangements will be adequate to deter misappropriation of Narrowstep's proprietary information or that Narrowstep will be able to detect unauthorized use and take appropriate steps to enforce Narrowstep's intellectual property rights.

Government Regulation

Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries may apply to Narrowstep's products. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the Internet. These laws may relate to many areas that impact Narrowstep's business, including content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, digital rights management, encryption, caching of content by server products, personal privacy, taxation, e-mail, sweepstakes, promotions, network and information security and the convergence of traditional communication services with internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. It is likely that other countries and political organizations will impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for and costs associated with Narrowstep's services, and may affect the growth of the Internet. Although Narrowstep is able to control the distribution of content on a territorial basis, such laws or regulations may harm Narrowstep's business. Narrowstep's services may also become subject to investigation and regulation of foreign data protection and e-commerce authorities, including those in the European Union. Such activities could result in additional costs for Narrowstep in order to comply with such regulation.

Many laws governing issues such as property ownership, copyright, patent and other intellectual property issues, digital rights management, taxation, gambling, security, illegal or obscene content, retransmission of media, and personal privacy and data protection apply to the Internet. However, the vast majority of such laws were adopted before the advent of the Internet and related technologies and their applicability to the Internet continues to evolve.

In addition to potential legislation from local, state, federal and foreign governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the Internet may directly or indirectly affect Narrowstep's business. While Narrowstep and its customers may be directly affected by such agreements, Narrowstep is not a party to such agreements and have little ability to influence the degree such agreements favor or disfavor Internet distribution or Narrowstep's business models. Changes to or the interpretation of these laws and the entry into such industry agreements could:

•	limit the growth of the Internet;
•	create uncertainty in the marketplace that could reduce demand for Narrowstep's services;
•	increase Narrowstep's cost of doing business;
•
expose Narrowstep to increased litigation risk, substantial defense costs and significant liabilities associated with content available on its websites or distributed or accessed through Narrowstep's services, with Narrowstep's provision of services, and with the features or performance of its websites;

•	lead to increased development costs or otherwise harm Narrowstep's business; or
•	decrease the rate of growth of Narrowstep's user base and limit its ability to effectively communicate with and market to its user base.

The U.S. Digital Millennium Copyright Act (“DMCA”) includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, Narrowstep and third party channel owners may be required to pay licensing fees for digital sound recordings Narrowstep delivers in original and archived programming and through retransmissions of radio broadcasts. The DMCA does not specify the rate and terms of the licenses, which are determined by arbitration proceedings, known as CARP proceedings, supervised by the U.S. Copyright Office. Past CARP proceedings have resulted in proposed rates for statutory webcasting that were significantly in excess of rates requested by webcasters. CARP proceedings relating to music subscription and non-subscription services offering music programming that qualify for various licenses under U.S. copyright law are pending. Narrowstep cannot predict the outcome of these CARP proceedings and may elect instead to directly license music content for Narrowstep's subscription and/or non-subscription services, either alone or in concert with other affected companies. Such licenses may only apply to music performed in the United States, and the availability of corresponding licenses for international performances is unclear. Therefore, Narrowstep's ability to find rights holders and negotiate appropriate licenses is uncertain. Narrowstep and third party channel owners may be affected by these rates, which may negatively impact Narrowstep's revenues. Depending on the rates and terms adopted for the statutory licenses, Narrowstep's business could be harmed both by increasing Narrowstep's own cost of doing business, as well as by increasing the cost of doing business for third party channel owners. Narrowstep management anticipates future CARPs relating to music subscription delivery services, which may also adversely affect the online distribution of music.

The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. Narrowstep does not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject Narrowstep to potential liability if Narrowstep were deemed to be non-compliant with such rules and regulations, which in turn could harm Narrowstep's business.

There are a large number of legislative proposals before the United States Congress and various state legislatures regarding intellectual property, digital rights management, copy protection requirements, privacy, email marketing and security issues related to Narrowstep's business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect Narrowstep's business.

Employees

As of October 17, 2008, Narrowstep had a total of 20 employees (excluding consultants) of whom eight were in operations, four in sales & marketing, three in administration, and five in research & development. To date, Narrowstep has been successful in recruiting and hiring individuals with the desired skills and experience. None of Narrowstep's employees are represented by labor unions and Narrowstep has never experienced a work stoppage. Management believes its employee relations are good.

Properties

Narrowstep currently maintains offices in the United Kingdom and the United States. The facility in London holds its administrative, sales and marketing, customer service and developers which management believes will be adequate to meet its office space needs for the next several years as Narrowstep currently utilizes approximately 70% of the total office space. Narrowstep's lease for the London facility was signed in November 2007 and is for approximately four years. Narrowstep's office in New Jersey currently houses many of its senior executives and most of its back office staff. The lease for the New Jersey facility is on a month-to-month renewable term, expiring September 30, 2008.

Legal Proceedings

During its fiscal year ended February 29, 2008, Narrowstep was not involved in any legal proceedings.

Market for Common Equity and Related Stockholder Matters

Market Information for Common Equity

Narrowstep’s common stock has been quoted on the OTCBB under the symbol “NRWS” since August 4, 2005. Prior to that time, there was no public trading market for Narrowstep common stock. The following table sets for the period indicated, the high and low sales prices of Narrowstep common stock as reported by the OTCBB, for the period from March 1, 2006 through October 17, 2008. These prices do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

Fiscal Year 2009	High	Low
Third Quarter through October 17, 2008	$0.05	$0.01
Second Quarter ended August 31, 2008	$0.07	$0.01
First Quarter ended May 31, 2008	$0.14	$0.04

Fiscal Year 2008	High	Low
Fourth Quarter ended February 29, 2008	$0.20	$0.08
Third Quarter ended November 30, 2007	$0.60	$0.02
Second Quarter ended August 31, 2007	$0.60	$0.21
First Quarter ended May 31, 2007	$0.95	$0.53

Fiscal Year 2007	High	Low
Fourth Quarter ended February 28, 2007	$1.29	$0.75
Third Quarter ended November 30, 2006	$1.04	$0.61
Second Quarter ended August 31, 2006	$0.85	$0.53
First Quarter ended May 31, 2006	$1.42	$0.58

On October 17, 2008, the last quoted sale price of the common stock on the OTCBB was $0.01 per share. As of October 17, 2008, there were approximately 152 stockholders of record of the common stock.

Dividend Policy

Narrowstep paid no cash dividends during the fiscal year ended February 29, 2008 and expects to continue its current policy of paying no cash dividends to holders of Narrowstep common stock for the foreseeable future.

Management's Discussion and Analysis or Plan of Operation

Results of Operations for the fiscal year ended February 29, 2008 as compared to the fiscal year ended February 28, 2007

The following discussion should be read together with the information contained in Narrowstep's audited consolidated financial statements and related notes.

Narrowstep provides its customers with technology that allows them to transmit video content over the Internet to targeted audiences. Narrowstep's services allow customers to format and manage content, create programming, transmit programming to specific audiences and create and manage subscription, pay-per-view and other revenue generation models. In the past, Narrowstep has also provided production services to Narrowstep's customers. During the fiscal year ended February 29, 2008, Narrowstep completed Narrowstep's exit from the production service business. As a result, production services have declined as a percentage of total revenues as Narrowstep's core “narrowcasting” service grew.

Narrowstep was initially incorporated as a Delaware corporation in May 2002. Narrowstep's headquarters is in Princeton, New Jersey and Narrowstep has offices in London. For the fiscal year ended February 29, 2008, approximately 82% of Narrowstep's total revenues were generated from customers in Europe, the Middle East and Africa, 15% was generated from customers in the United States and the remaining 3% was generated from customers in the Asia Pacific region. Narrowstep expects its revenues from sources in the United States to continue to increase as a percentage of total revenues as Narrowstep begin to focus more on revenue opportunities there.

Narrowstep generates revenue primarily from fees it charges for the use of Narrowstep's technology and related services for narrowcasting and from the sale of production services. Revenues from Narrowstep's narrowcasting activities include fees paid for the establishment and maintenance of channels, encoding and uploading of content, as well as the management of channels on behalf of clients. The fee charged for the establishment of a channel depends on the level of service desired by the customer and typically ranges from $5,000 to $200,000. Narrowstep also charges a monthly license fee which ranges from $1,000 to $30,000, depending upon the range of features and capabilities being licensed, which covers the use of the TelvOS system, cost of support, maintenance and upgrades. In addition, based on the customer’s contract, Narrowstep may obtain additional revenues from content hosting (the storage of files on Narrowstep's network on a per gigabyte basis), content delivery (the cost of bandwidth, on a per gigabyte basis, to deliver the content to the end viewer), and, to a lesser extent, revenue sharing arrangements. These revenue sharing arrangements come from monthly or annual subscription fees charged to the viewer for the channel, pay per view events, and in some cases from advertising campaigns that Narrowstep has provided for the content owner. The majority of Narrowstep's customers sign twelve-month contracts which are the basis of Narrowstep's billing arrangements.

Revenues for narrowcasting are recognized in Narrowstep's financial statements as follows: any consulting services or one-time setup fees for a customer channel are recognized once the work is completed and accepted by the customer. The monthly recurring revenue items are the monthly license fee, the monthly usage of bandwidth, and the amount of storage at time of billing. Narrowstep currently does not use any estimates for recording revenue. The revenue recognized during the month is based on a contractual rate or monthly fee which covers the month invoiced.

Revenues from production services include fees paid for the production, filming, editing and encoding of programs. Narrowstep charges its clients on a time and expense basis for these services, typically on a project-by-project basis, although occasionally under longer term agreements. Revenues for production services are recognized only when the project is completed and delivered to the customer.

Narrowstep may receive payments in advance for narrowcasting and production services. These payments are deferred and recognized only when the revenue is earned as described above.

95% of Narrowstep's revenues for the fiscal year ended February 29, 2008 came from narrowcasting and other services and 5% came from production services. 73% of Narrowstep's revenues for the fiscal year ended February 28, 2007 came from Narrowstep's narrowcasting activities and 27% came from production services. As indicated above, Narrowstep exited the production services business during the fiscal year ended February 29, 2008.

Key Revenue Drivers

Currently Narrowstep has identified several key drivers that management believes significantly affect its revenue and operations and is beginning to track these drivers. Below is a description of the drivers Narrowstep believes are important to track and monitor in order to gauge the success and/or indicate any problems occurring in the business.

Average Monthly Recurring Revenue (MRR) is the total monthly recurring revenue divided by the number of customers. Management believes that an increase in Narrowstep's average monthly recurring revenue, which is the largest component in its monthly billing for narrowcasting, indicates that Narrowstep's customers are increasing their usage of Narrowstep's TelvOS capabilities. In February 2007, Narrowstep's average MRR was $4,800 per month as compared to $6,300 per month in February 2008, a 31% increase. This increase is due to Narrowstep's change in focus on customer type. Many of Narrowstep's recent customers tend to utilize many of the TelvOS modules which then command a higher monthly recurring price.

Average Bandwidth Usage is the total bandwidth usage divided by the total number of customers. An increase in average bandwidth usage is an indicator of the popularity of Narrowstep's customer channels as a group. Narrowstep expects that such an increase would have a positive effect on Narrowstep's related revenue streams, such as revenue sharing arrangements which includes subscription or advertising. In February 2007, the average bandwidth usage was 889 GB per month as compared to 2,018 GB per month in February 2008. This increase was due to the increase in popularity for the content of a select number of Narrowstep's customers.

Average Storage is the total amount of content stored divided by the total number of customers. Narrowstep believes that an increase in average storage is an indicator of new and fresh content that can also drive traffic and affect related revenue streams. In February 2007, the average storage usage was 90 GB per month as compared to 87 GB per month in February 2008. Storage remained relatively constant due to efforts by Narrowstep's operations group to work with its customers to remove older content that was not being viewed. Storage also remained constant due to Narrowstep's change in customer focus from many smaller customers to a fewer number of larger more established customers.

	Year Ended
	February 29, 2008 $	February 28, 2007 $	Inc (Dec) $	Percent Change
Revenue
Narrowcasting and other	5,559,042	4,369,117	1,189,925	27%
Production services	286,691	1,639,718	(1,353,027)	-83%

Total revenue	5,845,733	6,008,835	(163,102)	-3%

Costs and Expenses
Operating	5,679,898	2,655,395	3,024,503	114%
Selling, general and administrative	10,486,333	8,206,223	2,280,110	28%
Research & development	2,738,259	1,088,723	1,649,536	152%
Impairment charge on long-lived assets	861,858	1,228,437	(366,579)	-30%

Total operating expenses	19,766,348	13,178,778	6,587,570	50%

Operating Loss	(13,920,615)	(7,169,943)	(6,750,672)	94%

Interest income (expense), net	(697,385)	118,814	(816,199)	-687%
Currency exchange income (loss)	(22,942)	(10,345)	(12,597)	122%

Net Loss	(14,640,942)	(7,061,474)	(7,579,468)	107%

Headcount	45	56	(11)

Consolidated revenues decreased $163,000 or 3% over the prior year for fiscal year ended February 29, 2008 as follows:

Narrowcasting and other revenues for the fiscal year ended February 29, 2008 increased $1,190,000, or 27% over the prior year. This increase in narrowcasting revenues resulted primarily from a net increase in customers. Narrowcasting revenues also include one-time implementation fees, which will continue to contribute to revenue as more customers are added. The addition of the sales team in the United States has begun making strides in that market. As a result, Narrowstep has seen an increase of revenue in the United States over the prior year of 15% (see geographical distribution below).

Production services revenues for the fiscal year ended February 29, 2008 decreased $1,353,000, or 83% over the prior year. Per Narrowstep's business plan, Narrowstep has exited this business segment.

Geographical distribution of consolidated revenues:

	Year Ended
	February 29, 2008 $	February 28, 2007 $	Percent Change

United States	872,216	755,452	15%
Europe, Middle-East and Africa	4,766,875	4,794,144	-1%
Asia Pacific	184,656	356,765	-48%
Internet Sales	21,986	102,474	-79%

Total	5,845,733	6,008,835	-3%

Consolidated costs and expenses for the fiscal year ended February 29, 2008 increased $6,588,000, or 50%, over the prior year as follows:

Operating expenses includes the cost of bandwidth, direct labor, sub-contracted labor, consulting fees and depreciation. For the fiscal year ended February 29, 2008 these costs were $5,680,000, a 114% increase over the prior year.

The increase resulted primarily from increased headcount and the use of contractors to assist in the build out of Narrowstep's internal CDN system. Narrowstep also experienced an increase in its operating costs for the CDN which includes bandwidth charges and collocation fees. Bandwidth charges increased due to an increase in customer traffic and collocation fees increased due to Narrowstep's expansion efforts. As traffic increases, so will the cost of bandwidth.

Selling, general and administrative expenses include employee compensation and related costs for personnel engaged in marketing, direct and reseller sales support functions, the executive team and backoffice help. For the fiscal year ended February 29, 2008 these costs were $10,486,000, a 28% increase over the prior year. This increase is due to an increase in headcount primarily in direct sales and sales support and an increase in Narrowstep's stock compensation expense. In the last quarter of the fiscal year Narrowstep reduced its headcount and consolidated its office space from three locations to two. The effects of these cost reductions are expected to be realized beginning in the quarter ending May 31, 2008.

Research & Development expenses include employee compensation, stock-based compensation, depreciation and any related costs for personnel primarily focused on research and development efforts. For the fiscal year ended February 29, 2008 these costs were $2,738,000, a 152% increase over the prior year. Narrowstep has hired various contractors to add new and enhanced products to the TelvOS system. Some of these items included adding Microsoft Silverlight technology to Narrowstep's player which gave Narrowstep cross browser and cross platform compatibility as well as a richer end user experience. Narrowstep also integrated Atlas ad solutions which provide Narrowstep's customers with another ad platform for video and banner playout. Narrowstep has significantly reduced its use of outside contractors as many of these enhancements and products are now complete.

Impairment charge on long-lived assets reflects the write down of Narrowstep's equipment assets located in Narrowstep's California POP (Point of Presence) located in Narrowstep's internal content delivery network (CDN), which was shut down during April 2008.

The reason for the impairment was due to several factors. During the build out of the California POP, which had taken close to a year, Narrowstep's internal reports from Narrowstep's CDN indicated that Narrowstep's London and NY POPs were sufficiently managing the traffic of Narrowstep's existing and newly signed customers. During this time, many of the projections related to customer bandwidth requirements had declined. One reason for the decline came as a result of Narrowstep's shift in focus from smaller content owners to larger enterprise customers. Making this change during the year created a delay in signing up new customers since the sales cycle is longer for enterprise customers. At the same time, many third party CDN providers had dropped their rates and improved the streaming capabilities. In performing the cost analysis of keeping the California POP vs. utilizing Narrowstep's existing London and NY POP’s while interconnecting to a third party CDN, management determined that it could operate sufficiently and save a substantial amount per month versus continuing to pay the high fixed monthly charges that the California POP required. In an effort to conserve operating cash and still meet the bandwidth demands of Narrowstep's customers, management made the decision to discontinue the operation of the California POP. Therefore, the assets associated with the POP were written down to market value. The market value was determined by obtaining the cost to sell the majority of the equipment and then applying that percent write down to the entire system.

During the fiscal year ended February 28, 2007, Narrowstep took an impairment charge on long-lived assets, which reflected the write off of the goodwill and intangible assets of Sportshows Television, Ltd., Narrowstep's production services business. The production segment has not been profitable and Narrowstep subsequently decided to exit the production segment.

Trends in Narrowstep's Business

During 2007, Narrowstep invested in the TelvOS platform by adding new enhancements and functionality. Narrowstep also invested in the CDN and made some critical decisions on its sales strategy as Narrowstep moved its focus away from smaller content owners to larger Telco’s and broadcasters. The pipeline although not large in numbers, has increased substantially in the size of the contract and commitment level. Narrowstep has exited the production business as planned and has focused its efforts completely on growing the narrowcasting business. Narrowstep implemented many cost reductions in the fourth quarter of Narrowstep's fiscal year ended February 29, 2008, that management anticipates Narrowstep will realize the benefits of in future quarters.

This change in customer focus should lead to more opportunities and more stability in the business.

Liquidity and Capital Resources

Narrowstep had $4,170,850 in cash and cash equivalents available at February 29, 2008 and available bank overdraft facilities of $59,500. Cash was used to meet the needs of the business including, but not limited to, payment of operating expenses, funding capital expenditures and working capital as discussed below.

Narrowstep has financed its operations from inception through private equity financing. From inception through February 29, 2008, Narrowstep sold an aggregate of 122,780,977 shares of its common stock for gross proceeds of approximately $32.4 million.

On March 2, 2007, Narrowstep entered into a Purchase Agreement (the “Purchase Agreement”) with a number of accredited investors (the “Investors”) for the sale of its 12% mandatorily convertible notes and warrants for a total purchase price of $7,110,000. The notes, which mature on March 2, 2009, bear interest at 12% per annum, payable at maturity. The notes will mandatorily convert at a 10% discount into the securities issued by Narrowstep in any subsequent private placement that results in gross proceeds to Narrowstep of at least $3,000,000 or, in the event of a sale of the Company prior thereto, shares of common stock valued at a discount of 10% to the per share price to be paid in the Company sale. The warrants are exercisable at any time on or prior to March 2, 2012 for an aggregate of 3,555,000 shares of common stock at an exercise price of $0.60 per share, subject to adjustment. Narrowstep has the right to force the cash exercise of the warrants if the common stock trades at or above $1.80 per share for at least 20 consecutive trading days. Both the notes and the warrants contain customary anti-dilution provisions in the event of any stock split, reverse stock split, reclassification or recapitalization of the Company. In connection with the August 8, 2007 financing, the full amount of the notes was automatically converted into an aggregate of 35,392,003 shares of common stock at a conversion price of $0.225 per share.

On August 8, 2007, Narrowstep closed a private financing with a number of accredited investors for the sale of common stock and warrants for a total purchase price of $10,510,000. Pursuant to the financing, Narrowstep sold a total of 42,040,000 shares of common stock at a purchase price of $0.25 per share. Narrowstep also issued warrants to purchase an aggregate of 21,020,000 shares of common stock at an exercise price of $0.50 per share, subject to adjustment. The warrants are exercisable at any time on or prior to August 8, 2012. The warrants contain customary anti-dilution provisions in the event of any stock split, reverse stock split, reclassification or recapitalization of the company. In addition, the exercise price and the number of shares issuable upon the exercise of the warrants are subject to adjustment on a full-ratchet basis in the event that Narrowstep issues or is deemed to have issued shares of common stock at an effective purchase price of less than $0.50 per share, subject to certain exceptions. In the financing, Narrowstep issued warrants to the placement agents to purchase an aggregate of 1,706,400 shares of common stock. Those warrants have the same terms as the warrants issued in the financing, except that the warrants issued to the placement agents have a cashless exercise right. In addition, Narrowstep has granted options and issued shares in lieu of cash in payment to third parties for services rendered. To a lesser extent, Narrowstep has also used capital leases to fund some of its equipment acquisitions. Narrowstep has incurred significant losses since inception and, at February 29, 2008, had an accumulated deficit of approximately $34.2 million.

Narrowstep's current ratio (current assets divided by current liabilities) relates to Narrowstep's ability to pay its short-term debts as they become due. At February 29, 2008, Narrowstep's current ratio was 3.2, compared to 0.9 at February 28, 2007. Narrowstep's current ratio fluctuates primarily as Narrowstep uses cash to develop its business and raises additional funds from private equity financing from time to time.

Net cash used in operating activities was approximately $9,600,000 for the fiscal year ended February 29, 2008 and approximately $4,500,000 for the fiscal year ended February 28, 2007. The increase in cash used in operations was due primarily to an increase in Narrowstep's net loss. This increase was primarily due to an increase in headcount as Narrowstep sought to build its narrowcasting customer base and an increase in the operations and development to enhance the TelvOS system capabilities.

Net cash provided by (used in) investing activities was approximately ($3,300,000) for the fiscal year ended February 29, 2008 and approximately $1,300,000 for the fiscal year ended February 28, 2007. The increase over the prior year primarily resulted from the purchase of capital equipment for Narrowstep's network.

Net cash provided by financing activities was approximately $16,600,000 for the fiscal year ended February 29, 2008 and approximately $1,400,000 for the fiscal year ended February 28, 2007. The increase resulted primarily from the debt and equity financings completed during the fiscal year ended February 29, 2008. As of February 29, 2008, Narrowstep's principal capital commitments consisted of obligations outstanding under capital leases as shown in the table below:

Year ended February 29, 2008
Amounts payable:
Within 12 months	175,469
Between one and two years	121,252
Between two and three years	31,521
Total future commitment	328,242
Less: finance charges allocated to future periods	(31,512)
Present Value	296,730

An overdraft facility is a line of credit arrangement, negotiated with a bank and usually reviewable on an annual basis, whereby the bank’s customer is permitted to take its checking account into a debit balance on a pre-agreed interest basis up to an agreed amount. Amounts utilized under overdraft facilities are payable on demand. At February 29, 2008 and February 28, 2007, the overdraft facilities consisted of approximately $19,800 and $19,600, respectively, with Barclays Bank PLC and $39,700 and $39,000, respectively, with National Westminster Bank PLC (“NatWest”). Neither facility was utilized on February 29, 2008 or February 28, 2007. The interest rate on the Barclays facility is 5.75% above Barclays’ variable base rate (which base rate was 5.0% per annum as of February 29, 2008). The interest rate on the NatWest facility is 5.75% above NatWest’s variable base rate (which base rate was 5.25% per annum as of February 29, 2008). The Barclays overdraft facility was renewed on March 20, 2008. The NatWest overdraft facility was renewed on October 10, 2007, which will expire in one year.

Foreign Exchange Risks

Narrowstep is a Delaware corporation and since inception has been raising funds in US dollars. However, Narrowstep has significant operations in London, and a substantial portion of Narrowstep's business is conducted in sterling. This currency difference between Narrowstep's fundraising and business operations represents a risk related to the rate of exchange from US dollars to sterling. Narrowstep holds surplus funds mainly in US dollars. A larger currency exchange risk results from Narrowstep's primary assets being denominated almost entirely in sterling. The dollar value of Narrowstep's assets, and thus Narrowstep's stockholders’ equity, increases when the dollar weakens relative to the pound and vice versa. In the future, Narrowstep expects to generate a greater percentage of Narrowstep's revenues from operations in the United States which would be received in US dollars and which should help mitigate the exchange risk.

Critical Accounting Policies and Estimates

The preparation of Narrowstep's consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates. Refer to Footnote 2 to the consolidated financial statements for the listing of the company’s critical accounting policies.

Off Balance Sheet Arrangements

Narrowstep has no off-balance sheet arrangements that have had or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Results of Operations for the six months ended August 31, 2008 as compared to the six months ended August 31, 2007

The following discussion should be read together with the information contained in Narrowstep's unaudited consolidated financial statements and related notes.

Consolidated revenues for the three months ended August 31, 2008 decreased by $626,524, or 49%, to $659,333 as compared to $1,285,857 for the three months ended August 31, 2007. Consolidated revenues for the six months ended August 31, 2008 decreased by $1,256,236, or 44%, to $1,620,414 as compared to $2,876,650 for the six months ended August 31, 2007 as follows:

Revenues for the three months ended August 31, 2008 decreased by $484,622, or 42%, to $659,333 as compared to $1,143,955 for the three months ended August 31, 2007. Narrowcasting revenues for the six months ended August 31, 2008 decreased by $938,701, or 37%, to $1,620,414 as compared to $2,559,115 for the six months ended August 31, 2007. The decrease in revenue resulted primarily in an increase in net customer loss, particularly in Europe. Revenues were negatively impacted by the non-renewal of several large customer contracts which expired during the first quarter. Narrowstep re-negotiated the contract of its largest customer which resulted in a significant decrease in the overall value of the contract as compared to the previous year. Revenues also declined as a result of Narrowstep’s previously announced exit from the production services business.

Geographical distribution of consolidated revenues (unaudited):

	Six Months Ended
	August 31, 2008	August 31, 2007	% Change
United States	$323,463	$431,647	-25%
Europe, Middle-East and Africa	$1,194,974	$2,388,230	-50%
Asia Pacific	$94,592	$38,559	145%
Internet Sales	$7,385	$18,214	-59%
Total	$1,620,414	$2,876,650	-44%

Consolidated costs and expenses for the three months ended August 31, 2008 decreased by $3,113,769, or 56%, to $2,480,255 as compared to $5,594,024 for the three months ended August 31, 2007. Consolidated costs and expenses for the six months ended August 31, 2008 decreased by $4,293,284, or 42%, to $5,970,905 as compared to $10,264,189 for the six months ended August 31, 2007 as follows:

Operating expenses include the cost of bandwidth, direct labor, sub-contracted labor, consulting fees and depreciation. For the three months ended August 31, 2008, these costs were $774,565, a 43%, decrease over the $1,361,524 reported in the three months ended August 31, 2007. Operating expenses for the six months ended August 31, 2008 were $1,713,112, a 34%, decrease over the $2,587,315 reported in the six months ended August 31, 2007. The decrease resulted primarily from headcount reductions in customer support and production services related to the restructuring and streamlining of sales support and Narrowstep’s previously announced decision to exit the production business.

Selling, general and administrative expenses include employee compensation and related costs for personnel engaged in marketing, direct and reseller sales support functions, the executive team and back office help. For the three months ended August 31, 2008, these costs were $1,414,529, a 59% decrease over the $3,449,202 reported for the three months ended August 31, 2007. Selling, general and administrative expenses for the six months ended August 31, 2008 were $3,721,203, a 39% decrease over the $6,094,826 reported for the six months ended August 31, 2007. The decrease resulted primarily from headcount reductions in sales and administrative staff. Due to Narrowstep’s efforts in establishing policies and procedures to lower bad debt expense, there was also a significant reduction in bad debt expenses as compared to the previous year. Partially offsetting this decrease was a settlement payment made in connection with the cancellation of its lease at Carnegie Center. Management of Narrowstep decided to exit this lease because of the reduction in headcount and to reduce facility expenses going forward. During the quarter, Narrowstep canceled 1,304,500 restricted shares associated with employee separations. Of these canceled shares, 1,000,000 were canceled in connection with the separation of employment with Narrowstep’s President and Chief Operating Officer, Barak Bar-Cohen.

Research & development expenses include employee compensation, stock options and depreciation and any related costs for personnel primarily focused on research and development efforts. For the three months ended August 31, 2008, these costs were $291,161, a 63% decrease over the $783,298 reported for the three months ended August 31, 2007. Research & development expenses for the six months ended August 31, 2008, these costs were $536,590, and a 66% decrease over the $1,582,048 reported for the six months ended August 31, 2007. The decrease came primarily from reductions in consulting costs and in employee headcount. Many of the projects launched last year were completed in the third and fourth quarter of the fiscal year ended February 29, 2008. Current initiatives are being managed by the existing staff of Narrowstep.

Liquidity and Capital Resources

Net cash used in operating activities was $2,662,043 for the six months ended August 31, 2008, compared to $5,557,029 for the six months ended August 31, 2007. The decrease in cash used in operations was due primarily to the decrease in Narrowstep’s net loss. Net loss for the period decreased significantly for the reasons described above.

Net cash used in investing activities was $237,476 for the six months ended August 31, 2008, compared to $1,725,248 for the six months ended August 31, 2007. This decrease resulted primarily from the reduction in Narrowstep’s capital equipment purchases.

Net cash provided by (used in) financing activities was ($95,376) for the six months ended August 31, 2008, compared to $17,034,589 for the six months ended August 31, 2007. The decrease is primarily attributable to the issuance of Narrowstep 12% mandatorily convertible notes issued March 2, 2007 and the private equity raise on August 8, 2007 as described below.

Narrowstep had $1,153,747 in cash and cash equivalents available at August 31, 2008 and available bank overdraft facilities of $54,615.

Narrowstep has financed operations primarily through private sales of its equity and convertible debt securities since inception. From inception date through August 31, 2008, Narrowstep issued an aggregate of 122,780,977 shares of its common stock for gross proceeds of approximately $32.4 million. In addition, Narrowstep has granted options and issued shares in lieu of cash as payment to third parties for services rendered. To a lesser extent, Narrowstep has also used capital leases to fund some of its equipment acquisitions. Narrowstep has incurred significant losses since inception and at August 31, 2008, had an accumulated deficit of approximately $38.5 million.

At August 31, 2008 and February 29, 2008, the overdraft facilities consisted of approximately $18,200 and $19,800, respectively, with Barclays Bank PLC (“Barclays”) and $34,400 and $39,700, respectively, with National Westminster Bank PLC (“NatWest”). An overdraft facility is a line of credit arrangement, negotiated with a bank and usually reviewable on an annual basis, whereby the bank’s customer is permitted to take its checking account into a debit balance on a pre-agreed interest basis up to an agreed amount. Amounts utilized under overdraft facilities are payable on demand. Neither facility was utilized on August 31, 2008 or February 29, 2008. The interest rate on the Barclays facility is 5.75% above Barclays’ variable base rate (which base rate was 5.0% per annum as of August 31, 2008). The interest rate on the NatWest facility is 5.75% above NatWest’s variable base rate (which base rate was 5.25% per annum as of August 31, 2008). The Barclays overdraft facility was renewed on March 20, 2008. The NatWest overdraft facility was renewed on October 10, 2007 and it will expire in one year.

Narrowstep’s current ratio (current assets divided by current liabilities) relates to its ability to pay its short-term debts as they become due. At August 31, 2008, Narrowstep’s current ratio was 1.3, compared to 5.7 at August 31, 2007. Narrowstep’s current ratio fluctuates primarily because it uses cash to develop its business and raise additional funds from private financing from time to time.

Narrowstep will have sufficient working capital to fund its operations for the next three to four months. In the event that the Merger Agreement is terminated, Narrowstep will need to raise further funds to continue operations thereafter. Narrowstep is unable to determine if such funding will be available, and if available, what terms such funding may require.

As of August 31, 2008, Narrowstep’s principal capital commitments consisted of obligations outstanding under capital leases as shown in the table below (unaudited):

August 31, 2008
Amounts payable:
Within 12 months	$147,520
Between one and two years	$70,907
Between two and three years	$0
Total future commitment	$218,427
Less: finance charges allocated to future periods	$(17,073)
Present Value	$201,354

Off Balance Sheet Arrangements

Narrowstep has no off-balance sheet arrangements that have had or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Executive Officers and Directors

In accordance with the merger agreement, all of the officers and directors of Narrowstep will resign on or prior to the effective time of the merger. Onstream has agreed to cause David McCourt to be appointed to Onstream’s Board of Directors as of the close of business on the effective date of the merger.

David C. McCourt, 51, Narrowstep’s Chairman of the Board, Interim Chief Executive Officer, and a Director, has been a member of Narrowstep’s Board of Directors since June 2006. Mr. McCourt became the Chairman of the Board and Interim Chief Executive Officer in December 2006. Mr. McCourt is the Founder and Chief Executive Officer of Granahan McCourt Capital, LLC, a private investment firm focused in the telecommunications and media industries, a position he has held since January 2005. Mr. McCourt has over 25 years of experience in the telecommunications and media industries, founding or acquiring over ten companies in four countries in North America and Europe. Mr. McCourt served as the Chairman and Chief Executive Officer of RCN Corporation (a cable television operator) from October 1997 until December 2004. In 2005, Mr. McCourt received an Emmy Award for his role as Executive Producer of the award-winning children’s show “Reading Rainbow.” Mr. McCourt serves on the National Advisory Board of JPMorgan Chase Bank, the North American Advisory Board of the Michael Smurfit Graduate School of Business at University College in Dublin, Ireland, the Board of Overseers of the Robert Wood Johnson Medicine and Dentistry of New Jersey.

Beneficial Ownership of Securities

The following table contains information regarding beneficial ownership of Narrowstep’s common stock as of October 17, 2008 held by persons who own beneficially more than 5% of Narrowstep’s outstanding common stock, its directors, named executive officers, and all of its directors and officers as a group. Unless otherwise noted, management believes that all persons named in the table have sole voting and investment power with respect to all shares of Narrowstep common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from October 17, 2008 upon exercise of options, warrants or convertible securities. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from the date hereof (unless otherwise indicated below) have been exercised. All information is based upon a record list of stockholders as of October 17, 2008.

	Shares of common stock Beneficially Owned
Name and Address of Beneficial Owner	Number		Percentage

Renaissance Capital	27,000,000	(1)	16.5%
8080 N. Central Expressway, Suite 210-LB 59
Dallas, TX 75206-1857

Austin Lewis	14,521,667	(2)	8.7%
45 Rockefeller Plaza, Ste 2570
New York, NY 10111

David C. McCourt	21,591,639	(3)	13.2%
Granahan & McCourt, LLC
PO Box AQ
Princeton, NJ 08542

Oded Aboodi and Stanley Mauss	12,072,224	(4)	7.4%
Sano Ventures XII LLC
c/o Stanley Mauss
1700 Broadway, 17th Floor
New York, NY 10019

Roger L. Werner, Jr.	2,451,667	(5)	1.5%
10 Barnstable Lane
Greenwich, CT 08630

Lisa VanPatten	66,667	(6)	*
116 Village Boulevard, Suite 200
Princeton, NJ 08540

John Whyte	800,000	(7)	*
35 Crescent Street, Unit 617
Waltham, MA 02453

All Directors and Executive Officers as a group (4 persons)	24,909,973	(8)	15.3%

* Less than 1% of the outstanding shares.

(1)
Includes (i) 12,000,000 shares and 6,000,000 shares issuable upon the exercise of warrants which are exercisable within 60 days of October 17, 2008 held by The Frost National Bank FBO (ii) 4,000,000 shares and 2,000,000 shares issuable upon the exercise of warrants which are exercisable within 60 days of October 17, 2008 held by The Frost National Bank FBO US (iii) 2,000,000 shares and 1,000,000 shares issuable upon the exercise of warrants which are exercisable within 60 days of October 17, 2008 held by Booth & Co c/o Premier RENN US. Renaissance Capital is responsible for the voting, selection, acquisition and disposition of the shares held by The Frost National Bank FBO and The Frost National Bank FBO US and Booth & Co c/o Premier RENN US and thus may be deemed to be the beneficial owners of such shares. Renaissance executed a Voting Agreement with respect to an aggregate of 18,000,000 outstanding shares of common stock included above. Renaissance US Growth Investment Trust, an affiliate of Renaissance Capital, has entered into subscription agreements whereby it agreed to subscribe for $200,000 of Narrowstep’s Series A preferred stock.

(2)
Includes (i) 9,478,667 shares and 2,203,500 shares issuable upon the exercise of warrants which are exercisable within 60 days of October 17, 2008 held by Lewis Opportunity Fund LP (ii) 2,028,000 shares and 566,500 shares issuable upon the exercise of warrants which are exercisable within 60 days of October 17, 2008 held by LAM Opportunity Fund LTD. Austin Lewis is responsible for the voting, selection, acquisition and disposition of the shares held by Lewis Opportunity Fund LP and LAM Opportunity Fund LTD and thus may be deemed to be the beneficial owners of such shares. LAM Opportunity Fund Ltd. and Lewis Opportunity Fund, LP, executed a Voting Agreement with respect to an aggregate of 11,506,667 outstanding shares of common stock included above. LAM Opportunity Fund Ltd., Lewis Opportunity Fund, L.P. and Lewis Asset Management have entered into subscription agreements whereby such entities have agreed to subscribe for $550,000 of Narrowstep’s Series A preferred stock.

(3)
Includes (i) 7,488,889 shares held by Granahan McCourt Capital LLC, (ii) 5,256,000 shares issuable upon the exercise of warrants owned by Granahan McCourt Capital LLC which are exercisable within 60 days of October 17, 2008, (iii) 100,000 shares held by Granahan McCourt Advisors, LLC, and (iv) 6,446,750 shares and 2,000,000 shares issuable upon the exercise of warrants and 300,000 shares issuable upon the exercise of options granted to David C. McCourt which are exercisable within 60 days of October 17, 2008. Mr. McCourt is responsible for the voting, selection, acquisition and disposition of the shares held by Granahan McCourt Capital, LLC and Granahan McCourt Advisors, LLC, and thus may be deemed to be the beneficial owner of such shares. Mr. McCourt is a director of the Company. Mr. McCourt, Granahan McCourt Advisors, LLC and Granahan McCourt Capital, LLC, executed a Voting Agreement with respect to an aggregate of 19,935,639 outstanding shares of common stock included above. David McCourt has entered into a subscription agreement whereby he agreed to subscribe for $100,000 of Narrowstep’s Series A preferred stock.

(4)
Consists of (i) 8,155,556 shares owned by Sano Ventures XII LLC and (ii) 3,916,668 shares issuable upon the exercise of warrants owned by Sano Ventures XII LLC which are exercisable within 60 days of October 17, 2008. Obed Aboodi and Stanley Mauss are responsible for the voting, selection, acquisition and disposition of the shares held by Sano Ventures XII LLC and thus may be deemed to be the beneficial owners of such shares.

(5)	Includes 1,546,667 shares and 905,000 shares issuable upon the exercise of options and warrants held by Mr. Werner which are exercisable within 60 days of October 17, 2008.

(6)	Includes 66,667 shares issuable upon the exercise of options held by Mrs. VanPatten which are exercisable within 60 days of October 17, 2008.

(7)	Consists of 500,000 shares and 300,000 shares issuable upon the exercise of options held by Mr. Whyte which are exercisable within 60 days of October 17, 2008.

(8)
Includes 8,827,667 shares issuable upon the exercise of options and warrants held by the directors and executive officers, or entities related to them, which are exercisable within 60 days of October 17, 2008.

THE MERGER

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Merger Sub will be merged with and into Narrowstep. Narrowstep will survive the Merger as a wholly owned subsidiary of Onstream and will continue its corporate existence under Delaware law under the name "Narrowstep Inc." Narrowstep's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as in effect immediately prior to the Merger will be amended as set forth in the Merger Agreement and will be the Certificate of Incorporation and Bylaws of Narrowstep as the surviving corporation until thereafter changed as provided therein or by applicable law.

At the effective time of the Merger, subject to adjustment for fractional shares, each share of Narrowstep common stock outstanding immediately prior to the effective time of the Merger, except as described below under "The Merger Agreement", will automatically:

•	convert into a number of shares Onstream common stock equal to the greater of the exchange ratio and the minimum exchange ratio of 0.058, each as described below; and

•
receive one contingent value right that entitles its holder to receive an additional fraction of a share of Onstream common stock in the event that Narrowstep meets certain revenue targets following the merger.

At the effective time of the Merger, each outstanding share of Narrowstep Series A preferred stock will be converted into shares of Onstream common stock based on a formula set forth on page 174, not to exceed an aggregate of 2,000,000 shares of Onstream common stock, which shares are included in the aggregate Merger Consideration. Narrowstep non-accelerated restricted stock will convert into the right to receive shares of Onstream restricted common stock and contingent value rights, subject to vesting restrictions. Narrowstep warrants will be assumed by Onstream.

The aggregate number of shares of Onstream common stock issuable in the Merger in exchange for the Narrowstep common stock will be the greater of (i) the sum of (A) two times Annualized Narrowstep Revenue (as described below under the heading “The Merger Agreement”) and (B) the amount of Narrowstep's cash and cash equivalents immediately prior to the effective time (including any cash held in escrow in respect of Narrowstep’s proposed issuance and sale of Series A preferred stock) but not exceeding 600,000 and (ii) 8,100,000. The exchange ratio will be the amount determined as described in the prior sentence divided by the Narrowstep common stock entitled to receive the Merger Consideration plus the number of Narrowstep shares held by stockholders who have perfected their appraisal rights (the "Exchange Ratio"). The final Exchange Ratio will be determined based on certain factors, including Narrowstep's consolidated revenue associated with certain contracts entered into or terminated between May 31, 2008 and immediately prior to the effective time of the Merger (after adjustments for fractional shares or stock split or dividends issued between the date hereof and the closing of the Merger) and may not be known prior to the effective time of the Merger. Accordingly, the Merger Agreement provides that the Narrowstep stockholders will receive an aggregate of 8,100,000 shares of Onstream common stock (the "Minimum Exchange Ratio") upon consummation of the Merger. In the event that the final Exchange Ratio exceeds the Minimum Exchange Ratio, holders of Narrowstep common stock entitled to receive the Merger Consideration will receive additional shares of Onstream common stock within 30 days after the final determination of the Exchange Ratio.

If the proposed Merger is completed, Onstream will issue a minimum of 8,100,000 shares of Onstream common stock to holders of Narrowstep common stock and 2,000,000 shares of Onstream common stock to holders of Narrowstep Series A preferred stock. If the post merger revenue targets discussed on page 176 are met, Onstream could issue up to 9,900,000 additional shares of Onstream common stock for a maximum of 20,000,000 shares of Onstream common stock issued to Narrowstep stockholders. If Narrowstep fails to meet these revenue targets, the contingent value rights will expire and Onstream shall have no obligation to issue additional shares to the Narrowstep stockholders. Onstream will also assume all outstanding Narrowstep warrants, which, upon exercise following the Merger, may require Onstream to issue approximately 2,000,000 additional shares of Onstream common stock and which entitle the warrant holders to receive contingent value rights when exercised under certain circumstances. For more information, see "Share Consideration Exchange Ratios" beginning on page 163, "Contingent Value Rights Exchange Ratios" beginning on page 166, “Preferred Stock Exchange Ratio” beginning on page 174 and “Treatment of Narrowstep Warrants" on page 175. The actual shares to be issued may differ due to a number of factors described under “Adjustments to Share Consideration” beginning on page 165 and “Adjustments to Contingent Value Rights Consideration”, beginning on page 172.

Background of the Merger

Over the past several years, Onstream has been executing a strategic plan for growth that involves acquiring and forming alliances with companies in the business of providing live and on-demand Internet video, corporate web communications and content management applications. Narrowstep is a provider of Internet TV services supporting content providers, broadcasters and telecommunications companies worldwide.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement, First Merger Agreement Amendment and Second Merger Agreement Amendment by Onstream and Narrowstep. During this period, Randy S. Selman, Chairman, President and Chief Executive Officer of Onstream, and David C. McCourt, Chairman of the Board, Interim Chief Executive Officer, and Director of Narrowstep, held many conversations, both by telephone and in person, about various strategic opportunities between the companies. The chronology below covers only the key events leading up to the execution of the Merger Agreement, First Merger Agreement Amendment and Second Merger Agreement Amendment, and does not purport to reference every conversation between representatives of Onstream and Narrowstep.

Upon completing a $10.5 million equity financing in August 2007, Narrowstep’s senior executives met often to discuss the future of the Narrowstep business. An analysis of Narrowstep’s revenue technology strengths, customer base and bad debt experience created much discussion and led to management’s determination that Narrowstep’s sales force needed to narrow its targeted customer base to larger broadcasters or established content owners and telecommunications companies. Although Narrowstep’s management believed that the shift in customer focus from smaller content owners to larger enterprise customers would result in a fewer number of customer relationships, and that the sales cycle for these larger customers would be longer, it determined that the size of each deal it completed would be considerably greater, the costs of servicing these customers would be lower and collection issues would be minimized. To accomplish this change, Narrowstep restructured sales and sales support functions, which resulted in a reduction of its operating expenses. Pursuant to such discussions, Narrowstep’s management also agreed that further consolidation in the field of internet-based video content delivery was likely and that Narrowstep should take steps to take advantage of such opportunities when they arose. Accordingly, on June 29, 2007, Narrowstep hired two consultants that were tasked with finding companies that would create revenue and cost synergies with Narrowstep.

During this time, Narrowstep approached several potential acquisition targets and merger partners. In certain instances, Narrowstep held detailed conversations and performed business due diligence on potential targets and partners.

On September 18, 2007, one of Narrowstep’s largest stockholders approached Mr. McCourt about the possibility of a relationship with Onstream. At approximately the same time, a representative of Brimberg & Co., LP suggested to Mr. Selman that he should take a meeting with Mr. McCourt to discuss possible synergies. Mr. McCourt and Mr. Selman met on December 12, 2007 to discuss the possibility of a relationship. It was agreed at that meeting that members of both companies, including Mr. Patrick Tangney (a consultant to Narrowstep), Ms. Lisa VanPatten (Narrowstep), Mr. Cliff Friedland (Onstream) and Mr. Robert Tomlinson (Onstream), should begin discussions to evaluate such a relationship. The two companies began to share certain financial information after signing a Non-disclosure Agreement dated December 17, 2007. Both companies initiated due diligence at such time.

On December 18, 2007, Narrowstep’s Board of Directors met for a regularly scheduled Board meeting at which senior management updated the Board on the recent strategic changes and on Narrowstep's discussions with Onstream. Mr. Tangney presented to the Board the benefits expected to be obtained by spreading fixed costs and public company costs over a larger revenue base. He indicated that the market was served primarily through small, highly fragmented service providers; therefore, consolidation provided opportunities to grow while reducing costs. Mr. Tangney described the potential benefits of certain potential acquisitions and discussed the status of Narrowstep’s current activity.

During January and February 2008, Ms. VanPatten, along with Mr. Tangney, began to analyze financial data in order to identify anticipated revenue and cost synergies with Onstream. Several conference calls were held with Onstream representatives during this time to discuss Narrowstep’s actual results and future expectations. During this time, the technology teams of the two companies also met to determine whether any technological synergies could be achieved. In addition, internal management meetings were held and the Narrowstep team determined that a merger of these two companies appeared to create financial and technological benefits for both companies.

On February 20, 2008, Messrs. Selman and Friedland from Onstream flew to Narrowstep’s facilities in Princeton, New Jersey in order to deliver a presentation of the Onstream business to the Narrowstep executive team. Once the presentation was complete, Mr. Selman and Mr. McCourt met to discuss preliminary terms for a potential merger.

On February 27, 2008, members of the Narrowstep Board met for a regularly scheduled Board meeting. At this meeting, Mr. Tangney updated the Board on the discussions with Onstream and the work done to date. Several other potential transactions were also discussed and it was noted that each was in an earlier stage and had not progressed as far as the discussions with Onstream.

Narrowstep management believed that any potential acquisition targets would require all cash consideration. Since Narrowstep would not have the liquidity to fund such an acquisition, Narrowstep management ceased pursuing such acquisition opportunities.

During this period, representatives of Narrowstep held discussions with a number of other parties concerning a potential business combination. Pursuant to these discussions, Narrowstep received an offer from another public company that management seriously considered as an alternative to a combination with Onstream. The offer would have consisted of cash, common stock to be paid over a multi-year period tied to the trading prices of the combined company’s common stock and warrants. Narrowstep management believed that the aggregate value of this offer was lower than the value of an Onstream combination and presented more risk to Narrowstep stockholders than a combination with Onstream. Narrowstep's Board concluded that, given the nature of the two offers and the perceived benefits from each in terms of current and potential growth in cash flows and equity value over time, the Onstream offer was more attractive. Narrowstep communicated to the alternative counterparty that its offer would not be accepted. In response, the alternative counterparty presented a revised offer, which reflected a similar format but revised the vesting schedule for the common stock consideration. However, Narrowstep management believed that, notwithstanding the change in the proposed terms, the aggregate value of the revised offer was lower than the offer then being considered from Onstream. The Narrowstep Board again concluded that, given the nature of the two offers and the perceived benefits from each in terms of current and potential growth in cash flows and equity value over time, the Onstream offer was more attractive.

Throughout March 2008, Narrowstep and Onstream actively discussed the proposed terms of a merger and by the end of the month, the parties were close to an agreement on the principal terms. On March 31, 2008, Narrowstep held a telephonic Board meeting. Mr. McCourt updated the Board on the status of Narrowstep's M&A activity. Mr. McCourt indicated that Narrowstep management felt that a combination with Onstream held the most potential. Discussion ensued about the possible combination and the fact that current market conditions made additional financing difficult, particularly in light of Narrowstep’s current cash position. Mr. McCourt indicated that at this stage of the discussions with Onstream, Onstream was requesting an exclusivity agreement. Mr. McCourt expressed his belief that a short-term exclusivity agreement would be beneficial in reaching a definitive agreement. At the conclusion of this meeting, the Narrowstep Board authorized management to enter into a 30-day exclusive negotiation period with Onstream.

On April 1, 2008, Onstream and Narrowstep amended the Non-disclosure Agreement signed on December 17, 2007 by adding an exclusivity clause that would expire in 30 days. Thereafter, Onstream's attorneys began drafting a Merger Agreement and Contingent Value Rights Agreement. Narrowstep management believed that the results from certain investments in its business would not be realized until a later date and that such contingent consideration would provide an attractive opportunity for Narrowstep stockholders to receive additional considerations as part of the transaction with Onstream. At this time, Narrowstep also commenced a search for a financial advisor to render a fairness opinion.

In early April 2008, Robert Tomlinson, Onstream’s Chief Financial Officer, and Mr. Joel Mayersohn, representing Onstream’s outside legal counsel Arnstein & Lehr (“Arnstein”), met with Narrowstep’s finance team and certain other executives in New Jersey to conduct due diligence. During the same time period, Onstream representatives and Mr. Holder flew to Narrowstep's London offices to meet with certain key senior members of the Narrowstep management team to conduct an onsite inspection of the European operation.

On April 17, 2008, Arnstein delivered a draft of the proposed Merger Agreement to Narrowstep. On April 21, 2008, Arnstein delivered a draft of the proposed form of Contingent Value Rights Agreement to Narrowstep. During the remainder of April and May 2008, Narrowstep and Onstream exchanged multiple drafts of the Merger Agreement and the Contingent Value Rights Agreement and multiple discussions were held between the parties and their respective counsel with respect thereto, including Narrowstep’s outside counsel, Lowenstein Sandler PC (“Lowenstein Sandler”).

On April 22, 2008, Onstream Board members met for a regularly scheduled Board meeting. All members of the Board of Directors were in attendance as well as Mr. Tomlinson and Mr. Mayersohn. Mr. Selman informed the Board of the discussions it had had with the management of Narrowstep and the due diligence performed to date including trips to all of the key Narrowstep facilities and thorough review of all materials provided thus far. The Board was also informed of the various benefits that the acquisition was expected to provide including additional recurring revenue, technology enhancements to the Onstream service offerings, international sales capabilities and working capital. In addition, the Onstream executive team proposed a transaction structure that had been tentatively agreed to by the Narrowstep management. The Board members asked many questions of the proposed transaction and of the supplied materials which included Narrowstep’s cash flow projections and an Onstream management prepared Restructuring Plan for Narrowstep. The Board authorized Onstream management to continue negotiations with Narrowstep consistent with what had been presented, provided the resulting terms were still subject to later approval by the Board. The Board also approved the proposed terms of a contract to obtain a fairness opinion with respect to this potential acquisition.

In mid-May 2008, Ms. VanPatten contacted most of the Board members to describe significant changes in the proposed merger terms since the March 31, 2008 Board meeting. Ms. VanPatten also contacted two of Narrowstep’s largest stockholders on a confidential basis to inform them of the proposed merger. Such stockholders responded favorably to the proposed terms of the Merger and indicated they would support the Merger by entering into voting agreements to vote their shares of Narrowstep common stock in favor of adoption of the Merger Agreement. W. Austin Lewis IV, one of Narrowstep’s largest stockholders, agreed to become the stockholder representative for the Merger Agreement and the Contingent Value Rights Agreement.

On May 27, 2008, a telephonic meeting of the Board of Directors of Narrowstep was held. Mr. Tangney described for the Board the review conducted by Narrowstep management of various strategic alternatives for Narrowstep, including (i) potential merger transactions (including the receipt of Onstream’s proposal)); (ii) potential acquisition targets for Narrowstep; and (iii) successfully operating Narrowstep's business on a stand-alone basis.

Mr. Tangney reviewed with the Board the Onstream proposal and the financial terms of the proposed Merger Agreement.

Mr. Tangney indicated that while Narrowstep management had attempted to maximize value on a stand-alone basis, Narrowstep might face liquidity issues in the future in the absence of raising additional capital, despite the potential for successful cost reduction efforts.

Mr. Tangney described Narrowstep's review of other potential transaction partners and indicated management's opinion was that none of such partners were viable for Narrowstep. Mr. Tangney then reviewed the terms of the proposals made by another potential acquirer. Mr. Tangney indicated that Narrowstep management believed the Onstream transaction provided greater economic benefits to Narrowstep stockholders due to the minimum number of shares of Onstream common stock deliverable at closing and anticipated diversification benefits to be enjoyed by combining the Onstream and Narrowstep businesses. Mr. Tangney also indicated that Narrowstep management had concluded that Onstream was the most attractive merger partner based on the potential synergies that could be achieved by combining the technologies and backoffice personnel of the two companies, in addition to the strategic fit resulting from the coupling of Narrowstep products and Onstream’s video products and the potential cross-selling opportunities. Mr. Tangney also described the various cost savings that would be realized by combining operations of both companies.

Mr. Tangney reviewed with the Board certain aspects of the Onstream business, including its positive acquisition history, its ability to sell Narrowstep products, the potential synergies arising from combining two public companies and the management team. Mr. Tangney also reviewed the trading price history of Onstream common stock and the pro forma contribution of each of Narrowstep and Onstream to a combined entity.

Houlihan Smith & Company (“Houlihan”), Narrowstep's financial advisor, provided a presentation to the Narrowstep Board regarding Houlihan's analysis of the fairness of the transaction to Narrowstep stockholders from a financial point of view. Houlihan reviewed with the Board the diligence procedures and methodologies employed in performing its analysis. Houlihan delivered its oral opinion to the Board, stating that the consideration to be received by Narrowstep common stockholders pursuant to the Merger is fair to holders of Narrowstep’s common stock from a financial point of view.

Lowenstein Sandler then reviewed with the Board the material terms of the Merger Agreement and the Contingent Value Rights Agreement. Lowenstein Sandler described, among other things, transaction structure, consideration, treatment of equity equivalents, representations, warranties and covenants (including the Restructuring Plan), stockholder approval, fiduciary outs, termination rights, and closing conditions.

Throughout the meeting, the Narrowstep Board members asked many questions and had numerous discussions. At the end of the meeting, the Board unanimously voted to approve the Merger and authorized management to complete negotiation of the Merger Agreement and the Contingent Value Rights Agreement and to execute a final form of such document on Narrowstep's behalf.

On May 27, 2008, a telephonic meeting of the Board of directors for Onstream was held. All Board members were present, as well as Mr. Tomlinson, Mr. Mayersohn and representatives of New Century Capital Partners LLC (“New Century”), which had been retained by Onstream in order to provide a fairness opinion.

Mr. Selman reviewed the original transaction proposal and the current financial terms of the proposed Merger Agreement to be entered into between Narrowstep and Onstream. Mr. Selman discussed the minimum number of shares of Onstream common stock to be delivered to Narrowstep common stockholders at the closing of the merger transaction (minimum enterprise value) and the additional shares (earnout shares) and the formula and time frame for earning such shares. Discussions were held as to the change in the number of shares based on the minimum enterprise value and the original formula that was based on revenues and cash at closing. It was agreed that although the formula was no longer the only method of determining the purchase price that the technology and other assets would be factored in to the valuation as well and based on all the above (revenue, cash, technology and other assets the Board agreed on the minimum enterprise value).

New Century then provided a presentation to the Onstream Board regarding their analysis of the fairness of the transaction to Onstream shareholders from a financial point of view. New Century reviewed with the Onstream Board the diligence procedures employed in performing its analysis and its methodologies. New Century delivered its oral opinion to the Onstream Board that the transaction is fair to Onstream’s holders of common stock from a financial point of view.

Onstream’s attorney, Mr. Mayersohn, then with Arnstein & Lehr, LLP and currently with Roetzel & Andress, LPA (“Roetzel”), reviewed with the Onstream Board the material terms of the Merger Agreement and the Contingent Value Rights Agreement. In reviewing the Merger Agreement, Mr. Mayersohn, described, among other things, transaction structure, consideration, treatment of equity equivalents, representations, warranties and covenants (including the Restructuring Plan), stockholder approval, fiduciary outs, termination rights, and closing conditions.

Throughout the meeting, the Onstream Board members asked many questions and had numerous discussions. The Onstream Board voted unanimously to approve the Merger and Contingent Value Rights Agreements.

On May 29, 2008, Narrowstep and Onstream executed and delivered the Merger Agreement, which included the final form of the Contingent Value Rights Agreement.

On June 16, 2008, Narrowstep filed its Form 10-KSB for the fiscal year ended February 29, 2008 and filed amendments to such report on June 16, 2008 and June 20, 2008. On July 8, 2008, Narrowstep filed its Form 10-QSB for the fiscal quarter ended May 31, 2008. As reported in its Form 10-QSB, Narrowstep's revenues for the three months ended May 31, 2008 decreased by $629,712, or 40%, to $961,081, as compared to $1,590,793 for the three months ended May 31, 2007.

As a result of Narrowstep’s results for the fiscal quarter ended May 31, 2008, Mr. Selman proposed to Ms. VanPatten revising certain terms of the Merger Agreement. On July 1, 2008, Mr. Selman formalized his concerns with Narrowstep's performance in a letter that he sent via e-mail to Ms. VanPatten and Mr. McCourt. Mr. McCourt responded in writing to such letter in a letter sent via e-mail to Mr. Selman on July 2.

On July 3, 2008, Mr. Selman and Mr. McCourt had a telephone conversation where they discussed the necessity of investing more resources into upgrading the technology platform and proposed amending the minimum number of shares of Onstream common stock that Narrowstep common stock holders would receive at closing from 10,500,000 shares to 9,100,000 shares and applying those shares to raise additional funds from a few existing shareholders. In addition, they discussed a proposal that the revenue measurement period under the Contingent Value Rights Agreement not commence until the six month anniversary of the effective time of the Merger. Ms. VanPatten and Mr. Selman subsequently exchanged e-mails discussing the proposed amended terms, including the threshold amount for the revenue target under the Contingent Value Rights Agreement and increasing the amount of Series A preferred stock to be sold prior to the effective time of the merger.

On July 9, 2008, Narrowstep delivered a letter to Onstream reflecting the proposed revised transaction terms. On July 11, 2008, Mr. McCourt, Ms. Ellyn Ito (a consultant to Narrowstep), Mr. Tangney, Mr. Selman, Mr. Friedland, Mr. Tomlinson, Mr. Mayersohn and representatives of Lowenstein Sandler held a telephonic meeting to discuss the proposed amendment terms. During that call, the parties agreed that Narrowstep's counsel would draft an amendment to the Merger Agreement reflecting the terms discussed in such call.

On July 18, 2008, Narrowstep's counsel delivered a draft of the proposed First Merger Agreement Amendment to Onstream.

Between July 31, 2008 and August 7, 2008, several drafts of the proposed amendment were exchanged between the parties.

On August 11, 2008, a telephonic meeting of the Board of Directors of Narrowstep was held. At the meeting, Mr. McCourt and Ms. VanPatten described for the Board the proposed terms of the First Merger Agreement Amendment and the proposed revisions to the Contingent Value Rights Agreement. They also advised the Board that Narrowstep would be required to raise an additional $700,000 from the sale of additional shares of Series A preferred stock. Mr. McCourt advised the Board that management was still negotiating certain aspects of the revised Contingent Value Rights Agreement, but that the outcome of that negotiation would not affect management’s assessment of the terms of the proposed First Merger Agreement Amendment.

Houlihan provided an updated presentation to the Narrowstep Board regarding Houlihan’s analysis of the fairness of the transaction to Narrowstep stockholders from a financial point of view. Houlihan delivered its oral opinion to the Board, stating that the consideration to be received by Narrowstep common stockholders pursuant to the Merger is fair to holders of Narrowstep’s common stock from a financial point of view.

Throughout the meeting, the Narrowstep Board members asked many questions and had numerous discussions. At the end of the meeting, the Board unanimously voted to approve the First Merger Agreement Amendment and authorized management to complete negotiation of the revised Contingent Value Rights Agreement and to execute the final forms of such documents on Narrowstep’s behalf.

Subsequent to the Narrowstep Board meeting, Ms. VanPatten and Mr. Tomlinson continued to discuss the terms of the revised Contingent Value Rights Agreement.

On August 13, 2008, the Board of Directors of Onstream held a telephonic meeting. At that meeting, Messrs. Selman and Tomlinson described for the Board the proposed terms of the First Merger Agreement Amendment and the proposed revisions to the Contingent Value Rights Agreement. They informed the Board that Narrowstep would be required to enter into subscription agreements to raise an additional $700,000 from the sale of additional shares of Series A preferred stock. Mr. Tomlinson advised the Board that management was still negotiating certain aspects of the revised Contingent Value Rights Agreement, but that if there was any material change in the existing version before the Board, the Board would be consulted before a final agreement was made - in the end, no material change was made. Included in the Board’s discussion was the review of an analysis of how the adverse changes in Narrowstep’s operating results might affect the fairness opinion the Board received on May 27, 2008 from New Century. It was determined that even though the margin of error was smaller, it appeared that the three methodologies, even if updated for Onstream’s lowered revenue estimates, would in the aggregate generally support the purchase price.

Throughout the meeting, the Onstream Board members asked many questions and had numerous discussions. At the end of the meeting, the Board unanimously voted to approve the First Merger Agreement Amendment and authorized management to complete negotiation of the revised Contingent Value Rights Agreement and to execute the final forms of such documents on Onstream’s behalf.

On August 13, 2008, Narrowstep, Onstream and Merger Sub entered into the First Merger Agreement Amendment which included the revised form of the Contingent Value Rights Agreement.

On August 20, 2008, Mr. Selman and Mr. McCourt had a telephone conversation where they discussed Mr. Selman’s concern with certain customer contracts and the impact of these contracts on the operations going forward. Both agreed that Mr. Selman would identify such issues specifically and document in a letter.

On August 22, 2008 Mr. Selman sent Mr. McCourt a letter outlining his concerns with specific provisions and obligations in certain customer contracts and requested that discussions be held to renegotiate or amend such contracts.

On August 29, 2008, Mr. McCourt sent a letter to Mr. Selman in reply. On this day, Mr. McCourt and Mr. Selman also had a telephone conversation where certain solutions were discussed.

On September 2, 2008, Mr. Selman sent a letter to Mr. McCourt in reply of the letter sent by Mr. McCourt on August 29, 2008. Included in this letter was a proposal to amend the terms of the Merger Agreement including the reduction of the minimum number of shares of Onstream common stock that Narrowstep common stock holders would receive at Closing and including those shares as part of the Contingent Value Rights Agreement. The letter also proposed certain amendments to the Contingent Value Rights Agreement.

On September 4, 2008, Mr. Selman and Mr. McCourt had a telephone conversation about the proposed amendments to the Merger Agreement and Contingent Value Rights Agreement. Mr. Selman and Mr. McCourt discussed a proposal to amend the minimum number of shares of Onstream common stock that Narrowstep common stock holders would receive at Closing from 9,100,000 shares to 8,100,000 shares, with one million shares being added to the earn out consideration under the Contingent value Rights Agreement. In addition, they discussed a proposal whereby the revenue minimum under the Contingent Value Rights Agreement would be reduced from $4,250,000 to $4,000,000, except that in the event the Company did not make the revenue minimum under the first year measurement period, that the contingent value rights holders could still earn if the Company’s second year revenue equaled $4,000,000 ($2,000,000 during the first six months) or greater. Additionally, Mr. Selman and Mr. McCourt discussed scenarios related to the renegotiation of certain customer contracts, how it might affect the on-going operations, and further discussed ways to optimize the operation for efficiencies in order to focus resources on improvements to the technology. During this conversation, Mr. Selman and Mr. McCourt discussed that in the event that certain operations were discontinued, the revenue minimum under the Contingent Value Rights Agreement would be further reduced to $2,000,000.

On September 8, 2008, Mr. Selman delivered a draft of the proposed Second Merger Agreement Amendment to Mr. McCourt and Ms. Ito.

Between September 8 and September 11, 2008, several drafts of the proposed amendment were exchanged between the parties.

On September 11, 2008, a telephonic meeting of the Board of Directors of Onstream was held. At the meeting, Mr. Selman described for the Board the proposed terms of the Second Merger Agreement Amendment and the proposed revisions to the Contingent Value Rights Agreement. Throughout the meeting, the Onstream Board members asked many questions and had extensive discussions concerning the terms of the proposed transaction. At the end of the meeting, the Board unanimously voted to approve the Second Merger Agreement Amendment to execute the final forms of such documents on Onsteam’s behalf.

On September 15, 2008, Houlihan provided an updated letter to the Narrowstep Board regarding Houlihan’s analysis of the fairness of the transaction to Narrowstep stockholders from a financial point of view and affirmed that the consideration received by Narrowstep common stockholders pursuant to the Merger is fair to holders of Narrowstep’s common stock from a financial point of view. That same day, a telephonic meeting of the Board of Directors of Narrowstep was held. At the meeting, Mr. McCourt described for the Board the proposed terms of the Second Merger Agreement Amendment and the proposed revisions to the Contingent Value Rights Agreement. Throughout the meeting, the Narrowstep Board members asked many questions and had numerous discussions. At the end of the meeting, the Board unanimously voted to approve the Second Merger Agreement Amendment to execute the final forms of such documents on Narrowstep’s behalf.

On September 15, 2008, Narrowstep, Onstream and Merger Sub entered into the Second Merger Agreement Amendment.

Recommendation of the Board of Directors of Onstream

Onstream's Reasons for the Merger — the Original Merger Agreement

On May 27, 2008, the Onstream Board of Directors unanimously declared that the Merger Agreement and the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, were advisable, fair to and in the best interests of Onstream and its stockholders, and determined that the issuance of shares of Onstream common stock and contingent value rights to Narrowstep stockholders, along with shares issued upon exercise of assumed Narrowstep warrants, upon the terms and subject to the conditions set forth in the Merger Agreement, was fair to and in the best interests of Onstream and its stockholders. The Onstream Board of Directors has declared that the Merger Agreement, the Merger and the issuance of shares and contingent value rights as merger consideration and shares issued upon exercise of assumed Narrowstep warrants are advisable and recommends that Onstream's stockholders vote "FOR" the issuance of shares of Onstream common stock and contingent value rights and shares underlying assumed Narrowstep warrants at the special meeting of stockholders.

In reaching its determination to declare the Merger and the issuance of shares of Onstream common stock and contingent value rights as merger consideration and shares issued upon exercise of assumed Narrowstep warrants advisable and to recommend that Onstream's stockholders approve the issuance of shares of Onstream common stock and contingent value rights as merger consideration and shares issued upon exercise of assumed Narrowstep warrants the Onstream Board of Directors considered a number of factors, including the ones discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Onstream Board of Directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination. Rather, the Onstream Board of Directors made its recommendation based on the totality of information presented to, and the investigation conducted by or at the direction of, the Onstream Board of Directors. In addition, individual directors may have given different weight to different factors. This explanation of Onstream's reasons for the Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed above under "FORWARD-LOOKING STATEMENTS" on page 9.

In arriving at its determination, the Onstream Board of Directors consulted with Onstream's management and financial and legal advisors, and reviewed a significant amount of information and considered a number of factors. The material factors considered by the Onstream Board of Directors were:

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current industry, market and economic conditions, including the continuing trend of consolidation in the live and on-demand Internet video and corporate web communications industry and the importance of operational scale and platform growth in remaining competitive in the long term;

•	the ability of the combined companies to expand the distribution of live and on-demand Internet video;

•	Onstream's business, financial condition, results of operations, assets, management, competitive position, operating performance, trading performance and prospects;

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the ability of the combined companies to enhance net operating margins by reducing the costs of certain duplicative facilities and redundant expenses of certain marketing, communications, administrative and compliance activities;

•	the strategic fit between the two companies;

•	the ability of the combined companies to eventually offer expanded product and service offerings;

•	the ability to expand the customer base of both Onstream and Narrowstep, including the potential impact of Narrowstep’s European operations and presence;

•	the complementary nature of the companies' product and service offerings, and sales and customer service employees;

•	Onstream management's view of the financial condition, results of operations, assets, management, competitive position, operating performance and prospects of Narrowstep's business;

•	the anticipated financial condition of the combined companies after the transaction, including pro forma market capitalization, revenues and operating results, including per share amounts;

•	historical financial information concerning the financial performance and operations of Onstream and Narrowstep; and

•	the ability of the combined companies, due to their increased size, to attract and retain skilled personnel.

In the course of deliberations, the Onstream Board of Directors also considered a number of additional factors relevant to the Merger, including:

•	the possibility of strategic alternatives to the Merger for enhancing long-term stockholder value, including investigating strategic transactions with other companies;

•	the historical market prices, volatility and trading information with respect to Onstream common stock and the common stock of Narrowstep;

•	the belief of the Onstream Board of Directors that the market price of Onstream common stock in the future is likely to be positively impacted by the Merger, although such beliefs cannot be assured;

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the opinion of New Century to the effect that, as of the date of the opinion and based on and subject to the assumptions and matters described in the opinion, the initial consideration (which results in a minimum exchange ratio of approximately 0.058 (excluding contingent consideration) of a share of Onstream common stock for each share of Narrowstep stock) to be paid by Onstream under the Merger Agreement was fair, from a financial point of view, to Onstream;

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the relationship between the market value of the common stock of Narrowstep and the consideration proposed to be paid to stockholders of Narrowstep in the Merger and a comparison of comparable merger transactions;

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the fact that, because the exchange ratio under the Merger Agreement is tied to among other things, Narrowstep's consolidated revenues for the quarter ended May 31, 2008, the per share value of the Merger Consideration to be paid to Narrowstep stockholders on completion of the Merger could be significantly more or less than its implied value immediately prior to the announcement of the Merger Agreement;

•	the reasonableness of the terms and conditions of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their relative obligations;

•	the expected qualification of the Merger as a reorganization under Section 368(a) of the Code; and

•	the likelihood that the Merger will be completed.

The Onstream Board of Directors also identified and considered a number of potentially negative factors in its deliberations concerning the Merger, including:

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the incurrence of significant expenses and disruptions in connection with the Merger, including substantial management time and effort required to complete the Merger, and possible disruptions to Onstream's business relationships and operations;

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the restrictions on the conduct of Onstream's business prior to the completion of the Merger, including requirements that Onstream conducts its business in the ordinary course consistent with past practice, which may delay or prevent Onstream from undertaking business opportunities that may arise pending completion of the Merger;

•	the risk that, despite the efforts of the combined companies, key technical and management personnel might not remain employed by them;

•	the risk that a significant number of Onstream's and Narrowstep's customers and suppliers might cease doing business with the combined companies;

•	the risk of potential adverse effects of one-time charges expected to be incurred in connection with the costs of the Merger and the subsequent integration of the companies;

•	the risk of the potential adverse effects on the combined companies results of operations of amortizing tangible and intangible assets that would be recorded in connection with the Merger;

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the risk of the potential adverse effects on the combined companies results of operations of future write-downs if there was determined to be an impairment of goodwill that would be recorded in connection with the Merger;

•	the possibility that the Merger might not be consummated, or that consummation of the Merger might be unduly delayed;

•	the risk that the potential benefits of the Merger might not be fully realized;

•	the necessity of amending Onstream's Articles of Incorporation to increase its authorized capital to facilitate the exchange of shares and contingent value rights for Narrowstep common stock; and

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other risks commonly associated with transactions such as the Merger, including risks associated with the Merger and the business of Onstream, Narrowstep and the combined companies, including those described "RISK FACTORS" beginning on page 19.

The Onstream Board of Directors determined that Onstream and Narrowstep could avoid or mitigate these and other risks and that overall these risks were outweighed by the potential benefits of the Merger. The foregoing discussion of the factors, risks and countervailing factors considered by the Onstream Board of Directors is not intended to be exhaustive, but does set forth the material factors, risks and countervailing factors considered by the Onstream Board of Directors.

Onstream's Reasons for the First Merger Agreement Amendment

On August 13, 2008, the Onstream Board of Directors unanimously declared that the Merger Agreement, as amended by the First Merger Agreement Amendment, and the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, are advisable and in the best interests of Onstream and its stockholders and directed that the Merger Agreement be submitted for adoption by the Onstream stockholders at the Onstream special meeting.

In arriving at its determination, the Onstream Board of Directors consulted with Onstream's management and financial and legal advisors, and reviewed a significant amount of information and (i) considered, in the context of the Merger Agreement, as amended by the First Merger Agreement Amendment, all of the relevant factors previously considered in its evaluation of the Original Merger Agreement, and (ii) considered a number of additional factors relating to the Merger Agreement, as amended by the First Merger Agreement Amendment, that it believed supported its decision, including the following:

•
The First Merger Agreement Amendment would provide additional cash resources within Narrowstep to offset the expected cash deficits arising from the unexpected decrease in Narrowstep’s revenues, as reported in Narrowstep’s Form 10-QSB as of and for the period ended May 31, 2008.

•	These additional cash resources provided under the terms of the First Merger Agreement Amendment would not result in an increase in the Merger Consideration.

It should be noted that this explanation of the reasoning of the Onstream Board of Directors and all other information presented in this section is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements,” beginning on page 9.

Onstream's Reasons for the Second Merger Agreement Amendment

On September 11, 2008, the Onstream Board of Directors unanimously declared that the Merger Agreement, as amended by the First and Second Merger Agreement Amendments, and the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement as amended, are advisable and in the best interests of Onstream and its stockholders and directed that the Merger Agreement be submitted for adoption by the Onstream stockholders at the Onstream special meeting.

In arriving at its determination, the Onstream Board of Directors consulted with Onstream's management and financial and legal advisors, and reviewed a significant amount of information and (i) considered, in the context of the Merger Agreement, as amended by the Second Merger Agreement Amendment, all of the relevant factors previously considered in its evaluation of the Original and First Amendment to the Merger Agreement; and (ii) considered a number of additional factors relating to the Merger Agreement, as amended by the First Merger Agreement Amendment and further amended by the Second Merger Agreement Amendment, that it believed supported its decision, including the following:

•
On or about August 19, 2008, upon receipt and review by Onstream management of information relating to certain Narrowstep customer contracts and after discussing concerns raised by the information with management of Narrowstep, Onstream determined that certain of the restrictions, terms and conditions contained in such contracts would require adjustments to Narrowstep’s operations based on (i) the decline in revenue as reported in Narrowstep’s Quarterly Report on Form 10-QSB for the quarter ended May 31, 2008; (ii) its concern that Narrowstep’s future revenues might be insufficient to offset the costs of continued operations; and (iii) the belief that the parties could be required to make substantive changes to the Narrowstep operations on a prospective basis so as not to affect the continued operations of Onstream due to insufficient cash resources; and

•	The Onstream Board of Directors also considered the identification of customer based issues with Narrowstep’s current technology during the past month due to new upgrades.

The Onstream Board of Directors considered as positive factors:

•	the Merger continues to present a substantial technological advantage when the Intellectual property (TelvOS technology) is combined with the Onstream Media technology (DMSP); and

•
with Narrowstep’s cooperation in making modifications to its existing UK based operations, Onstream would be in a better position to manage available cash to maximize the amount available at Closing and to continue the development of the TelvOS technology after consummation of the Merger.

It should be noted that this explanation of the reasoning of the Onstream Board of Directors and all other information presented in this section is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements,” beginning on page 9.

The Onstream Board of Directors unanimously recommends that Onstream stockholders vote FOR adoption of the Merger Agreement.

Onstream's Reasons for Increasing Authorized Capital

Onstream's Articles of Incorporation currently provide for 75,000,000 shares of authorized common stock, of which 42,625,627 shares were issued and outstanding as of October 17, 2008; 786,200 shares are reserved for the conversion of 74,841 shares of Series A-10 convertible preferred stock issued and outstanding, plus dividends thereon; 1,700,000 shares are reserved for the conversion of and interest payable on $1,000,000 face value of convertible notes issued and outstanding; 15,174,993 shares are reserved for issuance of common stock upon exercise of options and warrants currently outstanding; and 1,915,000 shares are reserved for restricted stock and options grants available to be made under Onstream's 2007 Equity Incentive Plan. As a result, 12,798,180 shares of Onstream’s common stock remain available for future issuance, after considering the reserved shares.

As a result of the proposed issuance of shares of Onstream common stock and contingent value rights as Merger Consideration, in addition to the potential issuance of Onstream common stock as a result of the exercise of Narrowstep warrants being assumed by Onstream as part of the Merger, the Board of Directors of Onstream has determined that it is advisable and in the best interests of the Company to provide for additional authorized shares of common stock in its Articles of Incorporation to reserve for future issuances and to provide flexibility to Onstream in its capital structure and financing after consummation of the Merger. This proposal to increase the authorized number of shares of common stock from 75,000,000 to 150,000,000 shares is conditioned upon the approval of the Merger proposal, and the Board of Directors, even if approved, will not undertake to amend Onstream's Articles of Incorporation if the issuance of Merger Consideration is not approved.

Interests of Onstream's Directors and Executive Officers in the Merger

In considering the recommendations of the Onstream Board of Directors with respect to its approval of the Merger Agreement, Onstream's stockholders should be aware that Onstream's executive officers and directors have interests in the Merger that are different from, or in addition to, those of Onstream stockholders generally. These factors are discussed below:

Options Issuable Under Executive Employment Agreements. As part of the employment agreements entered into with five Onstream Executives (three of whom are also Onstream directors) on September 27, 2007, and in consideration for the provision in those employment agreements that change of control benefits would not be paid related to any merger and any related financing occurring within 18 months of entering into the employment agreements, Onstream agreed to grant each of the Executives fully vested four-year options for shares equivalent to one percent (1%) of the total number of shares issued in connection with any such merger and/or any related financing. If Onstream enters into a definitive merger agreement during that 18 month period, the number of options will be determined and granted at the time of closing that merger and will have an exercise price equal to the fair value at the date of grant (but no less than $1.00). Onstream agreed to register these and all other shares or options held by the Executives with or simultaneously to any shares registered in connection with such a merger and/or any related financing.

Fairness Opinion of Financial Advisor to Onstream

Onstream retained New Century Capital Partners LLC (“New Century”), solely as a financial advisor to render an opinion to the Onstream Board of Directors as to the fairness, from a financial point of view, to Onstream of the consideration to be paid under the Merger Agreement. New Century's opinion does not constitute a recommendation to the Onstream Board to proceed with the Merger nor does the opinion constitute a recommendation to any holder of Onstream common stock or anyone else on how to vote at any meeting held in connection with the Merger. The opinion was prepared based on information available as of May 26, 2008, the date of New Century’s presentation to Onstream’s Board of Directors. As described below, in the opinion of New Century, the Merger, as described in this joint proxy statement/prospectus, is fair, from a financial point of view, to the stockholders of Onstream as of the date of the opinion.

The full text of New Century's written opinion to the Onstream Board of Directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix H to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Holders of Onstream common stock are encouraged to read the opinion carefully and in its entirety. The following summary is qualified in its entirety by reference to the full text of the opinion.

New Century has not provided any services to Onstream other than rendering this opinion and a valuation in connection with Onstream’s acquisition of Infinite Conferencing, LLC in April 2007. New Century does not own any interest in Onstream or Narrowstep nor did New Century participate in the negotiations of the terms of the Merger between Narrowstep and Onstream. New Century will receive a fee from Onstream for providing this opinion and may receive additional fees if it is required by Onstream to render additional fairness opinions in connection with the Merger. Onstream has also agreed to indemnify New Century against certain liabilities, and to reimburse it for certain expenses, in connection with New Century providing the opinion.

In rendering its opinion, New Century, among other things:

•	Reviewed certain financial, operational and business information and data regarding Narrowstep and Onstream;

•	Reviewed a draft term sheet, dated March 20, 2008 and a draft of the Merger Agreement, dated May 22, 2008;

•
Held discussions with senior management of Narrowstep and Onstream and Rothstein Kass & Company, P.C., the accounting firm for Narrowstep, about certain financial, operational and business information and data regarding Narrowstep, the online video industry and Onstream;

•
Reviewed average market trading and stock price performance of Narrowstep and Onstream as compared against the NASDAQ Composite Index and a comparable company index consisting of certain companies in the online video and streaming services industries which New Century believed to be generally comparable to the businesses of Onstream and Narrowstep;

•
Reviewed financial and operating information with respect to certain publicly-traded companies in the internet and online services industries which New Century believed to be generally comparable to the businesses of Onstream and Narrowstep;

•
Reviewed the premiums paid in recent mergers and acquisition transactions of certain publicly-traded companies in the internet and online services industries which New Century believed to be generally comparable to the businesses of Onstream and Narrowstep;

•	Reviewed industry information that New Century deemed relevant for purposes of its opinion; and

•	Performed other financial studies, analyses and investigations, and considered such other information, as New Century deemed necessary or appropriate.

The opinion is based on economic, monetary, market and other conditions as they exist, and the information made available to New Century, as of the date of the opinion. New Century has no obligation and assumes no responsibility to update, revise or reaffirm its opinion based upon circumstances and events occurring after the date of the opinion.

New Century based its opinion on the representations of, and information and data provided to New Century by senior management of Onstream and Narrowstep, that Narrowstep has negative cash flow, is not profitable and has continually incurred losses from its operations since it completed its initial public offering in August 2005. The analysis performed by New Century in connection with the opinion was also based on the value of Narrowstep as a going concern as expressed by Narrowstep’s accounting firm in its draft audit of Narrowstep for fiscal year ending February 28, 2007 (the “2007 Audit”). The opinion does not opine as to findings and concerns expressed in the final audited financials included with Narrowstep’s 10-KSB filed with the Securities and Exchange Commission on June 16, 2008.

New Century expressed no opinion as to the structure, terms or effect of any other aspect of the Merger, including, without limitation:

•	compliance with the applicable provisions of the Securities Act, the Exchange Act, and any other applicable federal and state statutes.

•	whether Onstream will be able to achieve any such operational, financial or strategic benefits in connection with the Merger.

•	any legal, regulatory or tax effects of the Merger.

•	the effect on the Merger of any accounting regulations, or any potential changes thereto.

•	any financial assumptions provided by the senior management of Onstream regarding the future operations of Narrowstep.

•	the effect of any changes to economic, monetary, market or other conditions that may occur after the date of the opinion, including any potential changes in supply and demand for online video.

•
whether Narrowstep will become profitable before the Merger is consummated or at any time in the future; or will become cash flow positive before the Merger is consummated or at any time in the future.

•	whether Narrowstep has adequately addressed any or all of the deficiencies identified by its accounting firm in connection with its 2007 Audit.

•
the price at which Onstream’s or Narrowstep’s shares may trade upon the announcement of the Merger, or the price at which Onstream’s shares may trade upon the consummation of the Merger, or at time in the future.

•	whether the applicable stock market will react favorably to the Merger.

•	whether any party to the Merger Agreement will decide to cancel the Agreement or terminate the Merger.

•	whether the necessary approvals or other conditions to the consummation of the Merger will be obtained or satisfied.

New Century did not undertake to determine whether there is any pending or threatened litigation, regulatory action, contingent liabilities or unasserted claims against Onstream or Narrowstep, or an analysis of same; (ii) perform appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Onstream or Narrowstep; (iii) receive or review any executed Merger Agreement or amendment thereto; (iv) visit the Narrowstep facilities; (v) receive or review any insurance policies procured or maintained by Narrowstep to confirm whether sufficient insurance coverage exists to cover any mishaps that might occur or risks associated with its business; perform any analysis regarding the value of liquidating Narrowstep or any of its assets; or (vi) opine as to the business decision to proceed with the Merger, or the merits of the Merger relative to any alternative transaction or business strategy that may be available to Onstream.

In rendering its opinion, New Century assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness:

•	of all financial and other information and data that was publicly available regarding Narrowstep and Onstream.

•	of all financial and other information and data that Onstream and Narrowstep provided to, reviewed with or discussed with New Century.

•
that the Merger will be consummated as described in the Merger Agreement and that the Merger Agreement will be further revised, but that further revisions to the Merger Agreement will not materially change the analysis or conclusions of New Century in its opinion.

•	that the operational, financial and strategic benefits that Onstream represented to New Century will be achieved by the Merger.

•	that there will be no material change in Narrowstep’s business, customers, assets, prospects, operations or financial condition prior to the consummation of the Merger.

•	that the representations and warranties made by Onstream and Narrowstep in the Merger Agreement are and will be true and correct in all respects that would be material to its analysis.

•
that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Onstream or Narrowstep that would be material to its analysis.

•
that neither Narrowstep, nor Onstream is a party to any material pending transaction other than this Merger, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off.

New Century further assumed, with the assurances of senior management of Onstream and Narrowstep, that the information and other data provided to New Century have been reasonably prepared in accordance with industry standards and Onstream and Narrowstep are not aware of any relevant information that had been omitted or not disclosed to New Century, or that would make any of the information provided to New Century incomplete or misleading; and that the financial forecasts of Narrowstep for the fiscal years 2009, 2010, 2011 and 2012 have been reasonably prepared in accordance with industry standards, and Onstream and Narrowstep are not aware of any relevant information that has been omitted or not disclosed to New Century, or that would make any of the financial forecasts provided to New Century incomplete or misleading.

Market Analysis

New Century reviewed the average daily closing price and average daily trading volume of Narrowstep’s common stock for the quarters of Narrowstep’s fiscal years 2006 to 2008 finding that the average daily closing price of Narrowstep’s common stock decreased 91% from $1.43 for the quarter ended November 30, 2005 to $0.13 for the quarter ended February 29, 2008. New Century also compared Narrowstep stock price volume relative to material public announcements made by Narrowstep during the period May 23, 2007 through May 23, 2008. New Century then reviewed selected price and volume distribution data and the relative stock price performance of Narrowstep’s common stock against Onstream, the NASDAQ Composite Index and two indices of comparable companies for the period May 23, 2007 through May 23, 2008 shown below. The comparable companies’ indices were broken down into an online video composite including Enliven Marketing Technologies, On2 Technologies and Sonic Foundry and a streaming composite including Akamai, Internap and Level 3 Communications.

_________________________________________________________________________________
Source: Capital IQ, as of May 23, 2008.
Online video composite includes: Enliven Marketing Technologies, On2 Technologies, and Sonic Foundry.
Streaming composite includes: Akamai, Internap, and Level 3 Communications.

Comparable Company Analysis

Using publicly available information, New Century compared selected financial data of Narrowstep with similar data of publicly traded companies considered by New Century to be comparable to Narrowstep based on the assumptions that (i) although such companies were considered similar, none of the companies have the same management, makeup, size or combination of business as Narrowstep; (ii) companies in the same industry share similar markets; (iii) the potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets; (iv) companies in the same industry experience similar operating characteristics; and (v) the companies are ongoing concerns.

New Century used Akamai, Enliven Marketing Technologies, Internap, Level 3 Communications, On2 Technologies and Sonic Foundry in its comparable companies analysis. For each comparable company, New Century analyzed the enterprise value (“EV”) and the closing price of the common stock of each comparable company on May 23, 2008 as a multiple of earnings per share (“EPS”) estimates for 2008 and 2009. EV is defined as common stock market value (the number of common shares and options using the Treasury Stock Method multiplied by the closing price of the common stock), plus total debt and preferred stock, less cash as a multiple of revenues for the latest twelve months (four most recent fiscal quarters) for which revenues figures have been reported (“LTM”) and 2008 and 2009 estimated revenues as provided by an independent source of research and earnings estimates. Based on its comparisons, New Century derived an EV of $15.5 million for Narrowstep.

New Century then reviewed comparable merger and acquisition transactions of streaming and online video companies to analyze the premiums paid compared to the seller’s stock price at various times prior to the announcement of the acquisition. Based on its analysis, New Century estimated a 25% acquisition premium to be appropriate for its analysis. New Century analyzed the premium paid for Narrowstep relative to its current trading valuation, and in comparison to other public-to-public transactions completed over the last four years. New Century concluded that the premium-paid valuation methodology would provide less meaningful data in determining the fairness of the proposed purchase price relative to the underlying value of Narrowstep and that the valuations derived from the alternative comparable companies common stock valuation, comparable transaction analysis and discounted cash flow analysis would provide the most meaningful indications of value.

New Century performed valuation analyses by applying certain market trading statistics of the comparable companies to the historical and estimated financial results of Narrowstep. The following shows the comparable companies’ common stock public valuation multiples, which include a 25% acquisition premium applied to their market value. As of May 23, 2008, the comparable companies were trading at the following mean valuation multiples:

($ in millions)		Market Valuation			40% Discounted Valuation			50% Discounted Valuation
Public Mean Valuation Metric	NRWS Metric	Mean Public Multiples	Implied NRWS Ent. Val.	Implied NRWS Equity Value	Discounted Public Multiples	Implied NRWS Ent. Val.	Implied NRWS Equity Value	Discounted Public Multiples	Implied NRWS Ent. Val.	Implied NRWS Equity Value
Enterprise Value LTM Revenue	$4.8	6.5x	$31.1	$32.4	3.9x	$18.6	$20.0	3.2x	$15.5	$16.9
Enterprise Value to CY2008 Revenue	4.4	6.0x	26.5	27.8	3.6x	15.9	17.2	3.0x	13.2	14.6
Enterprise Value to CY2009 Revenue	6.2	4.3x	27.0	28.3	2.6x	16.2	17.5	2.2x	13.5	14.8
Mean			$28.2	$29.5		$16.9	$18.2		$14.1	$15.4

New Century believes that Narrowstep will continue to trade at a discount to the comparable companies for a number of reasons, including but not limited to its limited size compared to the comparable companies, its customer concentration, its negative operating cash flow and limited cash given its current negative operating cash flow. New Century estimated a discount of approximately 40% to 50% of the mean of the comparable companies. As a result of these valuation analyses which produced a range of equity values for the various analyses from $14.6 to $20.0 million, New Century derived an average implied equity value of $16.8 million for Narrowstep.

Comparable Transaction Analysis

New Century reviewed 18 merger and acquisition transactions from January 1, 2004 to May 23, 2008, involving comparable public companies within the internet and online services industry (referred to as precedent transactions) and including Onstream’s acquisition of Infinite Conferencing, LLC. New Century used the following precedent transactions in its analysis:

Maven Networks/Yahoo!
Cycling Television Limited/JumpTV
XOS Tech.Bband Ntwk Bus./JumpTV
Servecast/Level 3 Communications
Red Swoosh/Akamai
Infinite Conferencing/Onstream
WebEx Communications/Cisco Systems
SAVVIS -CDN/Level 3
EC Teleconferencing/Premiere Global Svcs
VitalStream/Internap
Precision IR Group/SV Investment Partners
Progress Telecom/Level 3
Intermix (myspace)/News. Corp.
Macromedia/Adobe
Speedera Networks/Akamai
Norstan/Black Box
Connect-us Gp Comm./Premiere Global Services
ClearOne Division/Premiere Global Services

Information reviewed by New Century in the precedent transactions consisted of EV (where available) divided by LTM (if available) net revenues as of the time of the announcement of the acquisition. Based on its review of the 18 comparable companies, New Century determined a mean multiple EV/LTM Revenue factor of 5.9x. The following sets forth a summary of the EV/LTM Revenue analysis:

Enterprise Value to LTM Revenues($MM)	Discount Amount
	40%	50%
Discounted Precedent Transactions Mean Multiple	5.9x	5.9x

Discounted Precedent Transactions Mean Multiple	3.6x	3.0x

Narrowstep’s LTM Revenue	$4.8	$4.8

EV	$17.1	$14.3
Plus estimated cash at close	$1.3	$1.3
Equity Value / Purchase Price	$18.4	$15.6

Based on its review of precedent transactions, New Century determined that Narrowstep could be acquired at a discount of approximately 40% to 50% for a number of reasons, including but not limited to its limited size when compared to the precedent transactions; its customer concentration; its negative operating cash flow and lack of cash. Applying a 40% to 50% discount to the average of the multiples paid in the precedent transactions, New Century derived a mean implied equity value of $17.0 million.

Discounted Cash Flow Analysis

A discounted cash flow analysis assumes that the present value of the common stock is equal to the sum of the present value of the projected available cash flow streams to the equity holders and the terminal value of the equity. New Century used financial projections for Narrowstep, provided by the management of Narrowstep and Onstream, for the four fiscal years ending February 28, 2009 through February 29, 2012. New Century then calculated projected free cash flows and Narrowstep’s terminal value based on estimated revenue of $9.4 million in year 2012, which were then discounted using a range of discount rates from 15.0% to 25.0%, to yield a range of equity values of $12.9 million to $22.7 million and a mean equity value of $17.1 million.

The following table sets forth New Century’s discounted cash flow analysis for the projected fiscal years 2009-2012 and terminal equity value of the Company in 2012 based on financial information of Narrowstep provided by the management of Narrowstep and Onstream:

($ in millions)	Fiscal Year Ending
Projected Cash Flow(1)	2009P	2010P	2011P	2012P
Revenue	$4.4	$6.2	$8.0	$9.4
EBITDA	$0.2	$1.2	$2.6	$3.5
Less Deprecation and Amortization	$0.5	$0.5	$0.5	$0.5
Taxes 40%	$0.0	(0.3)	(0.9)	(1.2)
Plus Deprecation and Amortization	$0.5	$0.5	$0.5	$0.5
Change in Net Working Capital	(0.1)	(0.1)	(0.1)	(0.1)
Capital Expenditures	(0.2)	(0.2)	(0.2)	(0.2)
Free Cash Flow	(0.1)	$0.6	$1.5	$2.0

Calculation of Terminal Value
Terminal Value Based on Revenue Multiple
FY 2012P Rev.	$9.4	$9.4	$9.4
Rev. Multiple	2.5x	3.0x	3.5x
Enterprise Value	23.4	28.1	32.8

Calculation of Present Value of NRWS

	Terminal Value				Terminal Value				Terminal Value
PRESENT VALUE	Based on 2.5x Revenue Multiple				Based on 3.0x Revenue Multiple				Based on 3.5x Revenue Multiple
Discount Rate	15%	19%	22%	25%	15%	19%	22%	25%	15%	19%	22%	25%
PV of Cash Flows '09-'12	$2.6	$2.3	$2.1	$2.0	$2.6	$2.3	$2.1	$2.0	$2.6	$2.3	$2.1	$2.0
PV of Terminal Value	13.4	11.7	10.6	9.6	16.1	14.0	12.7	11.5	18.8	16.4	14.8	13.4
Plus Cash at Close(2)	$1.3	$1.3	$1.3	$1.3	$1.3	$1.3	$1.3	$1.3	$1.3	$1.3	$1.3	$1.3
Total Present Equity Value	$17.3	$15.3	$14.0	$12.9	$20.0	$17.6	$16.1	$14.8	$22.7	$20.0	$18.2	$16.7

The following sets forth a summary of the foregoing valuation methodologies and conclusions reached by New Century, in opining that the Merger would be fair, from a financial point of view, to the stockholders of Onstream:

	Enterprise Value	Cash	Equity Value
Methodology ($ in millions)
Comparable Companies Analysis	$15.7	$1.3	$17.0
Comparable Transactions Analysis	$15.5	$1.3	$16.8
Discounted Cash Flow Analysis	$15.8	$1.3	$17.1
Mean	$15.7	$1.3	$17.0
Purchase Price	$9.9	$1.3	$11.2

Recommendation of the Board of Directors of Narrowstep

Narrowstep's Reasons for the Merger — the Original Merger Agreement

On May 27, 2008, the Narrowstep Board of Directors unanimously declared that the Original Merger Agreement and the Merger, upon the terms and subject to the conditions set forth in the Original Merger Agreement, were advisable and in the best interests of Narrowstep and its stockholders and directed that the Original Merger Agreement be submitted for adoption by the Narrowstep stockholders at the Narrowstep special meeting.

In reaching its determination to declare the Merger advisable and in the best interests of Narrowstep and its stockholders, the Narrowstep Board of Directors considered a number of factors, including those discussed in the following paragraphs and with respect to the First Merger Agreement Amendment and Second Merger Agreement Amendment, discussed below under "Narrowstep's Reasons for the First Merger Agreement Amendment" and "Narrowstep's Reasons for the Second Merger Agreement Amendment." In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Narrowstep Board of Directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination. Rather, the Narrowstep Board of Directors made its recommendation based on the totality of information presented to, and the investigation conducted by or at the direction of, the Narrowstep Board of Directors. In addition, individual directors may have given different weight to different factors. This explanation of Narrowstep's reasons for the Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed above under "FORWARD-LOOKING STATEMENTS" on page 9.

In arriving at its determination, the Narrowstep Board of Directors consulted with Narrowstep's management and financial and legal advisors, and reviewed a significant amount of information and considered a number of factors. The material factors considered by the Narrowstep Board of Directors in connection with the Original Merger Agreement were:

•	Narrowstep's business, financial condition, results of operations, assets, management, competitive position, operating performance, trading performance and prospects;

•
the Board's view that the Merger under the Original Merger Agreement was more favorable to stockholders than continuing to operate the business as a stand-alone, independent company in light of (i) Narrowstep's need to raise additional capital and the market for raising such capital; and (ii) the strategic fit and anticipated synergies between Narrowstep and Onstream;

•
the Merger Consideration contemplated by the Original Merger Agreement which consisted of a minimum fixed number of shares of Onstream common stock at the effective time of the Merger and the ability of former Narrowstep stockholders to receive additional shares of Onstream common stock based on (i) revenue of Narrowstep prior to the effective time of the Merger and (ii) pursuant to the Contingent Value Rights Agreement, the performance of Narrowstep business during the post-Merger revenue measurement periods specified in such agreement;

•
Narrowstep management’s view that the Merger Consideration contemplated by the Original Merger Agreement was more attractive than the consideration offered by any other potential merger partner and provided stockholders with the opportunity to participate in the future growth of the combined companies;

•	the strategic fit between the two companies;

•	Narrowstep management's views as to the ability of the current Onstream management team to operate the combined business;

•	the ability of the combined companies to offer expanded product and service offerings;

•
the ability of the combined companies to enhance net operating margins by reducing the costs of certain duplicative facilities and redundant expenses of certain marketing, communications, administrative and compliance activities;

•	the complementary nature of the companies' product and service offerings, and sales and customer service employees;

•	Narrowstep management's view of Onstream’s financial condition, results of operations, assets, management, competitive position, operating performance, trading performance and prospects;

•	the anticipated financial condition of the combined companies after the transaction, including the pro forma market capitalization, revenues and operating results, including per share amounts;

•	historical financial information concerning the financial performance and operations of Onstream and Narrowstep;

•
the written opinion of Houlihan Smith & Company presented at the board meeting on May 27, 2008 that, as of such date, and based upon and subject to certain matters stated in its opinion, the merger consideration to be received by holders of Narrowstep common stock pursuant to the Merger is fair from a financial point of view to such holders of Narrowstep common stock; and

•	the expected qualification of the Merger as a reorganization under Section 368(a) of the Code.

In the course of deliberations, the Narrowstep Board of Directors also considered a number of additional factors relevant to the Merger, including:

•	the possibility of strategic alternatives to the Merger for enhancing long-term stockholder value, including investigating strategic transactions with other companies;

•
the inability of Narrowstep to continue to operate as a standalone company if additional financing was not obtained and the difficulty in obtaining such financing given current market conditions and Narrowstep’s prospects;

•	the historical market prices, volatility and trading information with respect to Onstream common stock and Narrowstep common stock;

•	the reasonableness of the terms and conditions of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their relative obligations; and

•	the likelihood that the Merger would be completed.

The Narrowstep Board of Directors also identified and considered a number of potentially negative factors in its deliberations concerning the Merger, including:

•
the requirements under the Merger Agreement that Narrowstep operate its business in accordance with the Restructuring Plan, which requires that Narrowstep take certain material actions prior to the effectiveness of the Merger, including termination of a number of Narrowstep’s employees (including most members of senior management), elimination of certain agreements and other arrangements and significant curtailment of its operations and expenses both to eliminate potential duplication with Onstream and in anticipation of becoming a subsidiary of Onstream;

•
the risk that Onstream will not operate the Narrowstep business following the closing in a manner designed to achieve maximum revenue generation, thereby reducing the number of additional shares of Onstream common stock that it must deliver under the Contingent Value Rights Agreement;

•	the risk that Onstream exercises its right to discontinue the Narrowstep business prior to the expiration of the revenue measurement periods under the Contingent Value Rights Agreement;

•
the relative complexity of the terms of the Merger Agreement and the fact that existing Narrowstep stockholders may not receive additional shares of Onstream common stock under the Contingent Rights Agreement;

•	the risk that Onstream’s conflict of interest would impact the number of shares of Onstream common stock to be delivered pursuant to the Contingent Value Rights Agreement;

•	the possibility that the Merger might not be consummated, or that consummation of the Merger might be unduly delayed;

•	the risk that the potential benefits of the Merger might not be fully realized; and

•
other risks associated with transactions such as the Merger, including risks associated with the Merger and the business of Onstream and Narrowstep, including those described in the "RISK FACTORS" beginning on page 19.

Narrowstep's Reasons for the First Merger Agreement Amendment

On August 11, 2008, the Narrowstep Board of Directors unanimously declared that the Merger Agreement, as amended by the First Merger Agreement Amendment, and the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, are advisable and in the best interests of Narrowstep and its stockholders and directed that the Merger Agreement be submitted for adoption by the Narrowstep stockholders at the Narrowstep special meeting.

In arriving at its determination, the Narrowstep Board of Directors consulted with Narrowstep's management and financial and legal advisors, and reviewed a significant amount of information and (i) considered, in the context of the Merger Agreement, as amended by the First Merger Agreement Amendment, all of the relevant factors previously considered in its evaluation of the Original Merger Agreement, and (ii) considered a number of additional factors relating to the Merger Agreement, as amended by the First Merger Agreement Amendment, that it believed supported its decision, including the following:

•	the decline in Narrowstep’s results as reported in its Quarterly Report on From 10-QSB for the quarter ended May 31, 2008;

•	the possibility that Onstream could seek to terminate the Merger Agreement as a result of the decline in Narrowstep’s reported results;

•	the Merger continued to present the best alternative to maximize value for Narrowstep stockholders notwithstanding the terms of the First Merger Agreement Amendment;

•
the written opinion of Houlihan Smith & Company presented at the board meeting on August 11, 2008 that, as of such date, and based upon and subject to certain matters stated in its opinion, the merger consideration to be received by holders of Narrowstep common stock pursuant to the Merger is fair from a financial point of view to such holders of Narrowstep common stock;

•	the terms of the Merger Agreement as amended by the First Merger Agreement Amendment, including:

o	the commencement of the first revenue measurement period under the Contingent Value Rights Agreement, which was changed from the closing date to the 180 day anniversary of the closing date; and

o	the reduction of the revenue target during the first measurement period under the Contingent Value Rights Agreement from $4.5 million to $4.25 million.

The Narrowstep Board of Directors considered as negative factors:

•	the substantial reduction in the consideration payable to Narrowstep stockholders when compared to the consideration payable on the terms specified in the Original Merger Agreement;

•	the need for Narrowstep to raise additional capital from existing stockholders to facilitate the Merger;

•	the delays resulting from the negotiations with Onstream regarding the proposed First Merger Agreement Amendment; and

•	the possibility that Onstream could seek additional concessions in the future.

It should be noted that this explanation of the reasoning of the Narrowstep Board of Directors and all other information presented in this section is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements,” beginning on page 9.

Narrowstep's Reasons for the Second Merger Agreement Amendment

On September 15, 2008, the Narrowstep Board of Directors unanimously declared that the Merger Agreement, as amended by the Second Merger Agreement Amendment and the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, are advisable and in the best interests of Narrowstep and its stockholders and directed that the Merger Agreement be submitted for adoption by the Narrowstep stockholders at the Narrowstep special meeting.

In arriving at its determination, the Narrowstep Board of Directors consulted with Narrowstep's management and financial and legal advisors, and reviewed a significant amount of information and (i) considered, in the context of the Merger Agreement and First Merger Agreement Amendment, as amended by the Second Merger Agreement Amendment, all of the relevant factors previously considered in its evaluation of the Merger Agreement and First Merger Agreement Amendment; and (ii) considered a number of additional factors relating to the Merger Agreement and First Merger Agreement Amendment as amended by the Second Merger Agreement Amendment, that it believed supported its decision, including the following:

•	the impact of certain key Narrowstep employee separations on Narrowstep’s ability to maintain and grow revenues;

•
the possibility that Onstream could seek to terminate the Merger Agreement as a result of the decline in Narrowstep’s reported results and concern over liabilities associated with certain customer contracts;

•	the Merger continued to present the best alternative to maximize value for Narrowstep stockholders notwithstanding the terms of the First Merger Agreement Amendment;

•	the terms of the Merger Agreement as amended by the Second Merger Agreement Amendment, including:

o	the reduction of the revenue target during the first measurement period under the Contingent Value Rights Agreement from $4.25 million to $4.00 million.
o
the ability for contingent value rights holders to receive rights if the minimum $4.00 million revenue target was not achieved in the first measurement period but was achieved in the second measurement period.

o	a further reduction of the revenue target to $2.00 million in the event that certain operations needed to be discontinued prior to the effective date of the merger.

•
the written opinion of Houlihan Smith & Company dated September 15, 2008, that as of such date, and based upon and subject to certain matters stated in its opinion, the merger consideration to be received by holders of Narrowstep common stock pursuant to the Merger is fair from a financial point of view to such holders of Narrowstep common stock.

The Narrowstep Board of Directors considered as negative factors:

•	the substantial reduction in the consideration payable to Narrowstep stockholders when compared to the consideration payable on the terms specified in the Original Merger Agreement;

•	the need for Narrowstep to raise additional capital from existing stockholders to facilitate the Merger;

•	the delays resulting from the negotiations with Onstream regarding the proposed First Merger Agreement Amendment; and

•	the possibility that Onstream could seek additional concessions in the future.

It should be noted that this explanation of the reasoning of the Narrowstep Board of Directors and all other information presented in this section is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements,” beginning on page 9.

The Narrowstep Board of Directors unanimously recommends that Narrowstep stockholders vote FOR adoption of the Merger Agreement.

Interests of Narrowstep's Directors and Executive Officers in the Merger

In considering the recommendations of the Narrowstep Board of Directors with respect to its approval of the Merger Agreement, Narrowstep's stockholders should be aware that Narrowstep's executive officers and directors have interests in the Merger that are different from, or in addition to, those of Narrowstep stockholders generally. These factors are discussed below:

Beneficial Ownership of Common Stock Outstanding. As of October 17, 2008, the (i) directors and executive officers of Narrowstep as well as (ii) other stockholders who have agreed to vote in favor of adoption of the Merger Agreement pursuant to the Narrowstep Voting Agreements and/or approve and consent to the Merger pursuant to a Narrowstep Series A Preferred Stock Subscription Agreement, were the beneficial owners of 48,996,296 shares of Narrowstep common stock, representing 36% of Narrowstep’s outstanding common stock as of such date.

Preferred Stock. Certain of Narrowstep's principal stockholders (Lewis Opportunity Fund and LAM Opportunity Fund Ltd (which entities were controlled by Mr. Lewis); Rennaisance US Growth Investment Trust, PLC; Max Capital, Sphrosyne Technology Fund LTD; and David C. McCourt, Narrowstep's Chairman and Interim Chief Executive Officer) have agreed to purchase an aggregate of $1,000,000 of a to-be-established Series A preferred stock of Narrowstep which at the effective time of the Merger, will convert into the right to receive of a share of Onstream common stock, not to exceed an aggregate of 2,000,000 shares of Onstream common stock. See “Preferred Stock Exchange Ratio” on page 174.

Stock Options. As of October 17, 2008, the directors and executive officers of Narrowstep held an aggregate of 1,130,000 options to acquire Narrowstep common stock. All Narrowstep options, regardless of whether vested, may be exercised for shares of Narrowstep common stock prior to the Merger which will then be included in the outstanding shares of Narrowstep common stock entitled to receive the merger consideration. To the extent that any Narrowstep option is not exercised prior to the effective time of the Merger, the option will be canceled and be of no further force and effect. See “Treatment of Narrowstep Stock Options" on page 175.

Warrants. As of October 17, 2008, executive officers and directors of Narrowstep hold warrants to acquire an aggregate of 2,000,000 shares of Narrowstep common stock issued by Narrowstep in August 2007 (the "2007 Warrants") and will have the right to exercise their 2007 Warrants for cash only for an aggregate of 88,003 shares of Onstream common stock at an exercise price of $3.50 per share. In the event that the officers and directors exercise their warrants prior to the final exercise date, they will also be entitled to receive contingent value rights in an amount equal to the number of contingent value rights they would have received had they exercised their warrants immediately prior to the effective time of the Merger. In connection with the Merger Agreement, certain holders of the 2007 Warrants entered into an Amendment and Waiver Agreement with Narrowstep pursuant to which such holders, on behalf of themselves and all other holders of the 2007 Warrants, agreed to amend the terms of the 2007 Warrants to waive certain antidilution and other rights. See “Treatment of Narrowstep Warrants" on page 175.

Accelerated Restricted Stock Awards. Under the terms of his employment agreement with Narrowstep, Mr. McCourt is entitled to 3,400,000 restricted stock awards that vest immediately in the event of a change in control of Narrowstep which results in his termination of employment on or after the date of the Merger Agreement and prior to the effective time of the Merger. As contemplated by the Merger Agreement, Mr. McCourt will cease to be an employee of Narrowstep upon the closing of the Merger, although he will become a director of Onstream following the consummation of the Merger, his restricted stock awards will fully vest into 3,400,000 shares of Narrowstep common stock which shall then be included in the outstanding shares of Narrowstep common stock entitled to receive the Merger Consideration.  See “Treatment of Narrowstep Restricted Stock Awards" on page 176.

Non-Accelerated Restricted Stock Awards. Certain other executive officers and directors of Narrowstep hold "non-accelerated" restricted stock awards, generally granted under the 2004 Narrowstep Stock Plan covering an aggregate of 1,222,500 shares of Narrowstep common stock. If the Merger is consummated, these awards will be settled in Merger Consideration, subject to future vesting in accordance with the same vesting schedule and other requirements (and cancellation conditions) applicable to such Narrowstep non-accelerated restricted stock awards. See “Treatment of Narrowstep Restricted Stock Awards" on page 176.

Restricted Stock Unit Awards. Executive officers and directors of Narrowstep hold restricted stock unit awards, generally granted under the 2004 Narrowstep Stock Plan covering an aggregate of 2,500,000 shares of Narrowstep common stock. If the Merger is consummated, these awards will be settled in the Merger Consideration. See “Treatment of Narrowstep Restricted Stock Unit Awards" on page 177.

Employment Agreements. The consummation of the Merger will constitute a "change in control" as defined in the employment agreement between Narrowstep and Mr. McCourt, its Chairman and Interim Chief Executive Officer, and upon the consummation of the Merger, the employment agreement between Narrowstep and Mr. McCourt will terminate. Pursuant to the employment agreement, upon the consummation of the Merger, all unvested restricted stock units and unvested bonus restricted shares and any other unvested equity-based awards granted to Mr. McCourt will accelerate and become fully vested.

Continued Employment with the Surviving Corporation. Certain of Narrowstep's employees may be offered continued employment with Narrowstep as the surviving corporation after the effective time of the Merger. The list of specific employees receiving such offers has not been finalized as of the date of this joint proxy statement/prospectus. In connection with the Merger, Onstream entered into an employment contract with Ari Kestin, who was employed by Narrowstep as a consultant and who will become an employee (and the Managing Director) of Narrowstep on the effective date of the Merger. Onstream’s obligations under the contract are not contingent upon the closing of the Merger. The terms of this contract include base fees/salary of $20,000 per month (pro-rated for initial part-time service), a recoverable draw of $2,000 per month for the first six months, to be deducted from future paid commissions if applicable, commissions of 1% on Narrowstep’s sales that are 25% above annualized existing revenue and 2% on sales that are 50% above annualized existing revenue, reimbursement of travel and moving expenses up to $16,000, as well as certain option grants.

Indemnification of Narrowstep's Directors and Officers. The Merger Agreement provides that from and after the effective time of the Merger all rights to indemnification now existing in favor of the employees, agents, directors or officers of Narrowstep and its subsidiaries as provided in Narrowstep's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or any indemnification agreement, employment agreement or Narrowstep employee plan, in each case in effect on the date, will survive the Merger and will continue in full force and effect for a period of not less than six years from the effective time of the Merger.

Directors of Onstream Following the Merger. As contemplated by the terms of the Merger Agreement, Mr. McCourt is expected to become a member of the Onstream Board of Directors following the consummation of the Merger.

Fairness Opinion of Financial Advisor to Narrowstep

Narrowstep retained Houlihan Smith & Company, Inc. in connection with the Merger solely as a financial advisor to render an independent fairness opinion, referred to in this joint proxy statement/prospectus as the opinion, to the Narrowstep Board. The purpose of the opinion was to advise the Narrowstep Board whether, in the opinion of Houlihan, the Merger Consideration is fair to Narrowstep stockholders from a financial point of view. The terms of the Merger resulted from the negotiations between Narrowstep and Onstream, and Houlihan did not participate in such negotiations. Houlihan delivered an opinion in connection with the Original Merger Agreement, the First Merger Agreement Amendment and the Second Merger Agreement Amendment. Each opinion was based upon a review of the companies from a financial point of view. As described below, in the opinion of Houlihan, the Merger, as described in this joint proxy statement/prospectus, is fair, from a financial point of view, to the stockholders of Narrowstep as of the date of the opinion.

The full text of the opinion, dated September 15, 2008, which incorporates the opinions dated May 27, 2008 and August 11, 2008, is attached as Appendix I to this joint proxy statement/prospectus and incorporated herein by reference. The following is a description of the September 15, 2008 opinion. The opinion contains a description of the matters considered by Houlihan and the limits of its review. Narrowstep stockholders are encouraged to read the opinion carefully and in its entirety.

The opinion is for the information of the Narrowstep Board in connection with its evaluation of the Merger, and it does not constitute a recommendation to the Narrowstep Board to proceed with the Merger. Additionally, the opinion does not constitute a recommendation to any holder of Narrowstep common stock as to how that holder should vote with respect to the Merger. The opinion relates solely to whether the Merger Consideration is fair to Narrowstep stockholders, from a financial point of view. Further, Houlihan expressed no opinion as to the structure, terms or effect of any other aspect of the Merger, including, without limitation, any effects resulting from the application of any bankruptcy proceeding, fraudulent conveyance, or other international, federal or state insolvency law, or of any pending or threatened litigation affecting Narrowstep or Onstream. Houlihan also expressed no opinion as to the tax consequences of the Merger.

In arriving at the opinion, Houlihan, among other things:

(i)  reviewed the financial terms and conditions of the Agreement and Plan of Merger dated May 29, 2008;

(ii)  reviewed a draft of the First Merger Agreement Amendment dated August 7, 2008;

(iii)  reviewed a draft of the Amended Form of Contingent Value Rights Agreement, dated August 7, 2008, which served as an exhibit to the Merger Agreement;

(iv)  reviewed a draft of the Second Merger Agreement Amendment dated September 12, 2008;

(v)  reviewed Narrowstep Board of Directors Meeting Presentation, dated March 31, 2008, which outlined the rationale for a merger, overview of terms and status, an overview of Onstream and an overview of the potential synergies;

(vi)  reviewed Narrowstep Board of Directors Meeting Presentation, dated April 23, 2008, which outlined key strategies for a potential merger, an overview of Onstream, and an overview of potential synergies;

(vii)  reviewed an analysis of Narrowstep common stock prepared by Merriman Curhan Ford, dated January 15, 2008;

(viii)  reviewed publicly available financial information and other data with respect to Onstream, including the Annual Report on Form 10-KSB for the year ended September 30, 2007 and the Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2007 and December 31, 2007;

(ix)  reviewed publicly available financial information and other data with respect to Narrowstep, including the Annual Report on Form 10-KSB for the year ended February 28, 2007 and, the Quarterly Reports on Form 10-QSB for the quarterly periods ended May 31, 2008, May 31, 2007, November 30, 2007, and August 31, 2007;

(x)  reviewed certain internal financial information and other data relating to the business and financial prospects of both Onstream and Narrowstep, including financial forecasts and estimates prepared by the management of Narrowstep and Onstream;

(xi)  held discussions with the senior management of Narrowstep regarding, among other items, the process by which Narrowstep conducted its search for a strategic acquisition, Narrowstep’s decision to form a business combination with Onstream, and the management's outlook for the future prospects of Narrowstep’s operations on a post-transaction basis;

(xii)  reviewed financial and operating information with respect to certain publicly-traded companies in the internet and online services industries which Houlihan believed to be generally comparable to the businesses of Onstream and Narrowstep, as well as other research related to the size and growth of markets in which each company operates or may operate;

(xiii)  reviewed the financial terms of certain recent business combinations in the internet and online services industry specifically and in other industries generally;

(xiv)  reviewed certain internet and online services industry trade information, including information and industry trends provided by Bear Stearns, ReadWriteWeb, Online Publishers Association, and various other industry trade publications as Houlihan deemed appropriate; and

(xv)  performed other financial studies, analyses and investigations, and considered such other information, as Houlihan deemed necessary or appropriate.

During Houlihan’s review, it relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax and other information provided, and further relied upon the assurances of Narrowstep senior management that they are unaware of any facts that would make the information provided to Houlihan incomplete or misleading for the purposes of the opinion. Houlihan further relied upon the accuracy of publicly available financial data. Houlihan did not assume responsibility for any independent verification of this information nor did it assume any obligation to verify this information. Houlihan assumed that the financial projections provided by Narrowstep senior management in connection with the rendering of the opinion were reasonably prepared using assumptions that reflect the best currently available estimates and good faith judgments of Narrowstep senior management, at the date of the opinion, with respect to the future financial performance of Narrowstep, on a stand-alone basis. Houlihan assumed no responsibility for and expressed no view as to the forecasts or the assumptions on which they were based. Houlihan did not perform an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Narrowstep or Onstream, nor was it furnished with any such evaluation or appraisal.

The opinion was necessarily based on economic, monetary, market, financial and other conditions as they existed on, and on the information made available to Houlihan as of the date of the opinion. Houlihan disclaimed any obligation to advise the Narrowstep Board or any person of any change in any fact or matter affecting the opinion which may come or be brought to its attention after the date of the opinion.

Each of the analyses conducted by Houlihan was carried out to provide a particular perspective on the Merger. Houlihan did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the Merger Consideration to the Narrowstep shareholders. Houlihan did not place any specific reliance or weight on any individual analysis, but instead concluded that its analyses taken as a whole, supported its determination. Accordingly, Houlihan believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the process underlying the analyses performed by Houlihan in connection with the preparation of the opinion.

Merger Consideration

Houlihan determined that the estimated value of the Merger Consideration will be within the range of approximately $5.8 million to $10.7 million, based upon minimum consideration of 8.1 million shares of Onstream common stock issued to Narrowstep, and maximum consideration, including contingent value rights, which would increase the total shares of Onstream common stock issued to Narrowstep to 18.0 million as follows:

Merger Consideration	Minimum Consideration	Maximum Consideration (1)

Onstream Common Stock Outstanding	$42.1	$42.1
Common Stock Issued to Narrowstep	8.1	18.0
Total Common Stock of Combined Entity	50.2	60.1

Narrowstep Stake in Combined Entity	16.1%	30.0%

Enterprise Value of Combined Entity	$35.84	$35.84

Fair Value of Narrowstep’s Stake in Surviving Corporation	$5.8	$10.7

(1) Based upon certain Revenue and Cash Benchmarks
All Share and $ amounts in millions

Guideline Public Company Method

The guideline public company method applies the trading multiples of publicly traded companies to the subject company to derive an indication of value. The analyst searches for guideline public companies in industries similar to the subject company with operating structures and target customers as similar to the subject company as possible. Houlihan searched the universe of publicly traded companies on public exchanges and found seven companies, in the internet and online services industries, which Houlihan believes to be generally comparable to the business of Narrowstep. The comparable companies used in Houlihan’s analysis were the following:

•	DigitalFX International, Inc.
•	RealNetworks Inc.
•	Avistar Communications Corp.
•	Art Technology Group Inc.
•	DivX, Inc.
•	On2 Technologies Inc.
•	ROO Group Inc.

Houlihan determined that the valuations derived from revenue multiples of the guideline public companies would provide the most meaningful indications of value. Houlihan multiplied Narrowstep’s projected revenue for Year 1 following the Merger of $6.9 million by the selected median multiple of 1.2, and concluded indicated enterprise values of $10.6 million applying the guideline public company method.

Market Approach Summary: Guideline Public Company Method

(all $ in Millions)	Projected Enterprise Value/ Revenue
Financial Metric	$6.9
Selected Multiples	1.2
Enterprise Value Before Adjustments	$8.4
Present Value Discount @ 20.0%	(1.7)
Indicated Enterprise Value	$6.7
Plus: Present Value of NOL Discounted at 20%	3.9

Indicated Enterprise Value	$10.6

Comparable Transaction Method

The comparable transactions method is a market approach which analyzes transactions involving target companies operating in industries similar to Narrowstep. While it is known that no two companies are exactly alike, nor are any two transactions structured exactly the same, consideration is given to the similarity in capital structure, operations, size and profitability, as well as other operating characteristics of Narrowstep.

Houlihan found five transactions within the internet and online services industry specifically and in other industries generally that compared to Narrowstep. The comparable transactions used in Houlihan's analysis were the following:

•	Web.com, Inc./Website Pros, Inc.
•	Telecity Group plc/3i Group Plc
•	Centra Software Inc./Saba Software Inc.
•	Webcentral Group Ltd./Melbourne IT Ltd.
•	Pacific Internet Ltd./Pacnet Limited

Houlihan applied the median enterprise value to revenue multiples of the comparable transactions to Narrowstep’s projected Year 1 revenue by the selected median multiples of 1.1 and concluded an indicated enterprise value of $10.1 million applying the Comparable Transactions Method.

Market Approach Summary: Comparable Transactions Method

(all $ in Millions)	Projected Enterprise Value/ Revenue
Financial Metric	$6.9
Selected Multiples	1.1
Enterprise Value Before Adjustments	$7.7
Present Value Discount @ 20.0%	(1.5)
Indicated Enterprise Value	$6.2
Plus: Present Value of NOL Discounted at 20%	3.9

Indicated Enterprise Value	$10.1

Discounted Cash Flow Method

A discounted cash flow analysis estimates value based upon a company's projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

Houlihan performed a discounted cash flow analysis for Narrowstep using Narrowstep’s projections on a stand-alone basis. Houlihan reviewed audited financial information of Narrowstep for the years ending February 28, 2007, as well as unaudited financial information for fiscal year 2008. In addition, Narrowstep provided Houlihan with projected financial information through the fiscal quarter ending August 31, 2009. Additionally, Houlihan held discussions with management of Narrowstep to discuss management’s estimates of revenue, expenses, net income, working capital and capital expenditures on a five year basis. Projections were stress-tested by examining Historical Growth Rates of Narrowstep, industry growth trends and analyst reports prepared by third-party research firms.

Houlihan was provided with historical financial information of Narrowstep on which it based its assumptions used in its discounted cash flow analysis. The financial projections are set forth in the table below:

		Projected Period
(all $ in Millions)	FY 2008	Year 1	Year 2	Year 3	Year 4	Year 5
Total Revenue	$6.3	$6.9	$8.2	$9.8	$11.7	$13.7
Growth Rate %	N/A	9.6%	20.0%	20.0%	10.0%	17.0%

Cost of Revenue	$5.6	$4.1	$4.1	$3.9	$3.5	$4.1
% of Total Revenue	88.9%	60.0%	50.0%	40.0%	30.0%	30.0%

Gross Profit	$0.7	$2.8	$4.1	$5.9	$8.2	$9.6
Gross Profit Margin %	11.1%	40.0%	50.0%	60.0%	70.0%	70.0%

Operating Expenses
Selling General & Admin Expenses	$10.4	$4.8	$3.9	$4.3	$4.7	$4.4
R&D Expenses	$3.2	$3.0	$1.0	$1.1	$1.2	$1.1

Total Operating Expenses	$13.6	$7.8	$4.9	$5.4	$5.9	$5.5
Total Operating Expense %	215.9%	112.9%	60.0%	55.0%	50.0%	40.0%

Operating Profit	$(12.9)	$(5.0)	$(0.8)	$(0.6)	$0.5	$4.1
Operating Profit Margin %	-204.8%	-72.9%	-10.0%	5.0%	20.0%	30.0%

Adjusted EBITDA	$(12.2)	$(4.6)	$(0.6)	$0.8	$2.6	$4.4
EBITDA Margin %	-194.0%	-67.2%	-7.0%	7.7%	22.5%	32.0%

Houlihan used the financial projections to determine the enterprise net cash flows of Narrowstep over the projected five-year period. Houlihan calculated the enterprise net cash flows assuming a weighted average cost of capital (discount rate) of 20.0%, developed using buildup method which takes into account the estimated cost of equity and debt capital in Narrowstep on a capital structure weighted basis. Based on this analysis, Houlihan concluded an indicated enterprise value of $6.0 million. Houlihan projected Narrowstep’s revenue, expenses, net income, working capital and capital expenditures from Year 1 through Year 5 as set forth in the table below.

		Projected Period
(all $ in Millions)	FY 2008	Year 1	Year 2	Year 3	Year 4	Year 5
Adjusted EBITDA	$(12.2)	$(4.6)	$(0.6)	$0.8	$2.6	$4.4
Less: Depreciation & Amortization	(0.7)	(0.4)	(0.2)	(0.3)	(0.3)	(0.3)
Earnings Before Interest and Taxes	$(12.9)	$(5.0)	$(0.8)	$0.5	$2.3	$4.1
Less: Net Interest Expense	(0.8)	-	-	-	-	-
Less: Income (Taxes) Benefit	-	-	-	-	-	(1.6)
Adjusted Net Income	$(13.7)	$(5.0)	$(0.8)	$0.5	$2.3	$2.5
Plus: Depreciation & Amortization	0.7	0.4	0.2	0.3	0.3	0.3
Gross Cash Flow	$(13.1)	$(4.6)	$(0.6)	$0.8	$2.6	$2.7
Less: Additions in Working Capital	(0.2)	(0.2)	(0.3)	(0.3)	(0.2)	(0.1)
Less: Capital Expenditures	(0.3)	(0.3)	(0.3)	(0.4)	(0.4)	(0.4)
Enterprise Net Cash Flow	$(13.6)	$(5.1)	$(1.2)	$0.1	$2.0	$2.2

		Projected Period
(all $ in Millions)	FY 2008	Year 1	Year 2	Year 3	Year 4	Year 5
Present Value of Enterprise Net Cash Flows:
Present Value Factor @ 20.0%		0.9129	0.7607	0.6339	0.5283	0.4402
Present Value of Net Cash Flows		(4.7)	(0.9)	0.0	1.1	1.0
Total Present Value of Enterprise Net Cash Flows	$(3.5)

Present Value of Terminal Enterprise Net Cash Flow:
Terminal Period (Year 5 Net Cash Flow X Terminal Growth at 5%)	2.4
Capitalization Multiple	6.67
Terminal Value	15.7
Present Value Factor at 20%	0.4402
Present Value of Terminal Enterprise Net Cash Flow	$6.9

Valuation Summary:
Total Present Value of Enterprise Net Cash Flows (Year 1 through Year 5)	$(3.5)
Terminal Value	6.9
Indicated Enterprise Value	$3.4
Plus: Present Value of NOL	$2.5
Indicated Enterprise Value	$6.0

Accounting Treatment

The Merger will be accounted for by Onstream using the "purchase" method of accounting, in accordance with GAAP. Under this method of accounting, the aggregate consideration paid by Onstream in connection with the Merger, together with the direct costs of the Merger, will be allocated to Narrowstep's tangible and intangible assets and liabilities based on their fair market values, with any excess being treated as goodwill. Acquired intangible assets are expected to be amortized on a straight-line basis over periods ranging from one to six years. The assets and liabilities and results of operations of Narrowstep will be consolidated into the results of operations of Onstream as of the effective time of the Merger.

Regulatory Approvals

Onstream must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Capital Market in connection with the issuance of shares of Onstream common stock and contingent value rights and shares underlying Narrowstep warrants assumed in the Merger and the filing of this joint proxy statement/prospectus with the Securities and Exchange Commission. NASDAQ Rules 4350(i)(1)(C) and (D) require stockholder approval for an acquisition of stock or assets of another company and in connection with a transaction other than a public offering, respectively, if the present or potential issuance of common stock or securities convertible into or exercisable for common stock, other than a public offering for cash, may exceed 20% of the voting power or the total shares outstanding on a pre-transaction basis. In order to ensure compliance with Rule 4350(i)(1), Onstream is soliciting stockholder approval for the issuance of the Onstream common stock and contingent value rights as merger consideration along with shares underlying Narrowstep warrants assumed in the Merger.

Narrowstep must comply with the applicable federal and state securities laws and the regulations of the OTCBB in connection with the Merger.

Resales of Onstream Common Stock Issued in Connection with the Merger

The shares of Onstream common stock to be issued in connection with the Merger and underlying the contingent value rights and assumed Narrowstep warrants will be registered under the Securities Act and upon effectiveness of the registration statement will be freely transferable. On the first business day immediately following the six-month anniversary of the effective time of the Merger, Onstream is obligated to file a resale registration statement (which may be in the form of a new registration statement or post-effective amendment of joint proxy statement/prospectus) registering the resale of (i) all shares of Onstream common stock to be received by any person (such persons collectively, the “Restricted Holders”) who may not offer or sell any shares of Onstream common stock received pursuant to the Merger Agreement or the Contingent Value Rights Agreement without registration of such offer and sale under the Securities Act, and (ii) any remaining shares Onstream common stock issuable upon the exercise of Narrowstep warrants.

Listing on the NASDAQ Capital Market of Onstream Shares Issued Pursuant to the Merger

Onstream will use its reasonable best efforts to cause the shares of Onstream common stock to be issued, including those required to be reserved for issuance under the Contingent Value Rights Agreement, in connection with the Merger to be approved for listing on the NASDAQ Capital Market prior to the completion of the Merger, subject to official notice of issuance.

Withdrawal from Quotation on the OTCBB

If the Merger is completed, Narrowstep common stock will no longer be quoted on the OTCBB.

Appraisal Rights

Under the Delaware General Corporation Law ("DGCL"), any Narrowstep stockholder who does not wish to accept the Merger Consideration provided in the Merger Agreement has the right to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for his or her shares of Narrowstep common stock, so long as the stockholder strictly complies with the provisions of Section 262 of the DGCL. Holders of record of Narrowstep common stock who do not vote in favor of the Merger Agreement and who otherwise comply with the applicable statutory procedures summarized in this joint proxy statement/prospectus will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Narrowstep common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX J TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A “STOCKHOLDER” OR “HOLDER” ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

Under Section 262 of the DGCL, holders of shares of Narrowstep common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Narrowstep common stock appraised by the Delaware Chancery Court and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed Merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for the meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in that required notice a copy of Section 262 of the DGCL.

This joint proxy statement/prospectus constitutes the required notice to the holders of those Narrowstep shares and the applicable statutory provisions of the DGCL are attached to this joint proxy statement/prospectus as Appendix J. Any Narrowstep stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Appendix J carefully, because failure to timely and properly comply with the procedures specified in Appendix J will result in the loss of appraisal rights under the DGCL.

A holder of Narrowstep shares wishing to exercise his or her appraisal rights must (a) not vote in favor of the Merger; and (b) prior to the vote on the Merger Agreement and Merger Proposal at the Narrowstep special meeting, deliver to Narrowstep a written demand for appraisal of his or her Narrowstep shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger. The demand must reasonably inform Narrowstep of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his or her shares. A holder of Narrowstep common stock wishing to exercise his or her holder’s appraisal rights must be the record holder of these Narrowstep shares on the date the written demand for appraisal is made and must continue to hold the Narrowstep shares until the consummation of the Merger. Accordingly, a holder of Narrowstep common stock who is the record holder of Narrowstep common stock on the date the written demand for appraisal is made, but who thereafter transfers these Narrowstep shares prior to consummation of the Merger, will lose any right to appraisal in respect of those Narrowstep shares.

Only a holder of record of Narrowstep common stock is entitled to assert appraisal rights for the Narrowstep shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. If the Narrowstep shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Narrowstep common stock is owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder such as a broker who holds Narrowstep common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Narrowstep shares held for one or more beneficial owners while not exercising appraisal rights with respect to the Narrowstep common stock held for other beneficial owners. In this case, the written demand should set forth the number of Narrowstep shares as to which appraisal is sought. If a number of Narrowstep shares is not expressly mentioned, the demand will be presumed to cover all Narrowstep common stock in brokerage accounts or other nominee forms, and those who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO: Narrowstep, Inc., 116 Village Boulevard, Suite 200, Princeton, NJ, ATTENTION: Corporate Secretary.

Within ten days after the effective time of the Merger, Onstream will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the Merger Agreement of the date the Merger became effective. Within 120 days after the effective time of the Merger, but not thereafter, Onstream or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares of Narrowstep common stock of all those stockholders. None of Onstream, Merger Sub or Narrowstep is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the Narrowstep shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL. In addition, within 60 days after the effective time of the Merger, any stockholder who has not yet initiated an appraisal proceeding may withdraw the demand for appraisal rights and may accept the terms of the Merger.

Within 120 days after the effective time of the Merger, any Narrowstep stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Onstream a statement setting forth the aggregate number of Narrowstep shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those Narrowstep shares. That statement must be mailed to those stockholders within ten days after a written request has been received by Onstream.

If a petition for an appraisal is timely filed, at a hearing on the petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights. After determining those stockholders, the Delaware Chancery Court will appraise the “fair value” of their Narrowstep shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Narrowstep shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the Merger Consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Narrowstep shares and that financial advisor opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose Narrowstep shares have been appraised. The costs of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the Narrowstep shares entitled to appraisal.

Any holder of Narrowstep common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the Merger, be entitled to vote the Narrowstep shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those Narrowstep shares (except dividends or other distributions payable to holders of record of Narrowstep common stock as of a record date prior to the effective time of the Merger).

If any stockholder who properly demands appraisal of his or her Narrowstep common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262 of the DGCL, the Narrowstep shares of that stockholder will be converted into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to Narrowstep or Onstream, as the case may be, a written withdrawal of his or her demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the consummation of the Merger will require the written approval of Narrowstep (as the surviving corporation with respect to its merger with Onstream Merger Corp.).

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a Narrowstep stockholder will be entitled to receive the Merger Consideration receivable with respect to his or her Narrowstep shares in accordance with the Merger Agreement.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement, as amended. This summary does not purport to describe all the terms of the Merger Agreement and is qualified by reference to the complete Merger Agreement attached as Appendix A, the First Merger Agreement Amendment attached as Appendix B and the Second Merger Agreement Amendment attached as Appendix C to this joint proxy statement/prospectus and which we incorporate by reference into this joint proxy statement/prospectus. All stockholders of Onstream and Narrowstep are urged to read the Merger Agreement, First Merger Agreement Amendment and Second Merger Agreement Amendment carefully and in their entirety.

Explanatory Note Regarding Representations and Warranties in the Merger Agreement

The summary of the terms of the Merger Agreement is intended to provide information about the material terms of the Merger. The terms of the Merger Agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger. In particular, the representations and warranties reflect negotiations between the parties to the Merger Agreement and, in certain cases, merely represent risk allocation decisions between the parties and may not be statements of fact. As such, the representations and warranties are solely for the benefit of the parties to the Merger Agreement and may be limited or modified by a variety of factors, including among others, subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and the disclosure schedules to the Merger Agreement. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and you should not rely on them as statements of fact.

Structure of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with Delaware law, at the completion of the Merger, Merger Sub will be merged with and into Narrowstep. Following the Merger, Narrowstep will continue as the surviving corporation and be a wholly owned subsidiary of Onstream.

Merger Consideration

At the effective time of the Merger, subject to adjustment for fractional shares, each share of Narrowstep common stock outstanding immediately prior to the effective time of the Merger, except as described below, will automatically:

•	convert into a number of shares Onstream common stock equal to the greater of the exchange ratio and the minimum exchange ratio of 0.058, each as described below (the “Share Consideration”); and

•
receive one contingent value right to be issued by Onstream pursuant to the Contingent Value Rights Agreement, that entitles its holder to receive an additional fraction of a share of Onstream common stock in the event that Narrowstep meets certain revenue targets following the Merger (the “Contingent Value Rights Consideration”). We refer to the Share Consideration and the Contingent Value Rights Consideration collectively as the “Merger Consideration” both of which are discussed in greater detail on pages 163 and 166.

The foregoing applies to each share of Narrowstep common stock outstanding immediately prior to the effective time of the Merger, other than shares of Narrowstep common stock:

•	held by a stockholder who has not voted in favor of or consented to the adoption of the Merger Agreement and has complied with Section 262 of the General Corporation Law of the State of Delaware;

•
owned by Onstream or Merger Sub immediately prior to the effective time of the Merger, or held in treasury by Narrowstep immediately prior to the effective time of the Merger, all of which will be cancelled and cease to exist and no consideration shall be delivered in exchange for such cancellation;

•	held by any subsidiary of Narrowstep; and

•	issued under Narrowstep restricted stock awards and that are not accelerated restricted stock awards, which are defined below under “Treatment of Narrowstep Restated Stock Awards”.

At the effective time of the Merger, each share of Narrowstep Series A preferred stock, will be converted into shares of Onstream common stock as determined by the formula on page 174, provided that the total number of Onstream common shares issued in exchange for all shares of Narrowstep Series A preferred stock outstanding shall not exceed 2,000,000.

The total Merger Consideration consists of the following and will not exceed twenty million (20,000,000) shares of Onstream common stock:

•
8,100,000 shares of Onstream common stock payable in respect of each share of Narrowstep common stock outstanding immediately prior to the effective time of the Merger (except as otherwise described above) including shares that immediately prior to the effective time of the Merger are then the subject of a restricted stock award;

•	2,000,000 shares of Onstream common stock payable in respect of Narrowstep Series A preferred stock; and

•	9,900,000 shares of Onstream common stock issued in connection with the contingent value rights, subject to the post merger revenue targets discussed on page 166.

If Narrowstep fails to meet these revenue targets, the contingent value rights will expire and Onstream shall have no obligation to issue additional shares to the Narrowstep stockholders.

Share Consideration Exchange Ratios

The minimum exchange ratio is 8,100,000 divided by the number of shares of Narrowstep common stock outstanding (except for such shares described in the second and third items above) immediately prior to the effective time of the Merger.

The exchange ratio is the sum of the following amounts divided by the number of shares of Narrowstep common stock outstanding immediately prior to the effective time of the Merger:

•	two multiplied by the Annualized Narrowstep Revenue, as described below; plus

•
the amount of cash and cash equivalents held by Narrowstep immediately prior to the effective time of the Merger (including any cash held in escrow in respect of Narrowstep’s proposed issuance and sale of Series A preferred stock), but not exceeding 600,000.

Annualized Narrowstep Revenue is an amount equal to four multiplied by the following:

•	the product of 0.92 and Narrowstep’s consolidated recognized revenue for the fiscal quarter ended May 31, 2008, which we refer to as the Prior Full Period, plus

•
the product of 3 multiplied by the aggregate of the per month recurring fees and charges (whether billed or unbilled) payable to Narrowstep for all eligible contracts (as described below) to which Narrowstep or any subsidiary of Narrowstep is a party (whether entered into before, during or after the Prior Full Period) for the initial month of each such contract during which a monthly fee is charged, but only to the extent such amounts have not been included in Narrowstep’s consolidated recognized revenue for the fiscal quarter ended May 31, 2008, minus

•	to the extent included pursuant to the first bullet point above,

o	any non-recurring fees from a single customer that exceed in the aggregate for such customer $212,000; and

o	revenues from customers who have terminated contracts or agreements (whether terminated before, during or after the Prior Full Period) on or prior to the effective time of the Merger.

"Eligible contracts” is defined as those contracts for which:

•	Narrowstep or any subsidiary of Narrowstep has received payment in full of “set-up” fees payable to Narrowstep or any subsidiary of Narrowstep; and

•	Narrowstep or any subsidiary of Narrowstep has verified the credit history of the other party to the contract by performing a credit check consistent with Narrowstep’s past practices.

Not later than five business days following the closing date of the Merger, Onstream is obligated to deliver to the Stockholder Representative, a certificate setting forth the calculation of the exchange ratio. If within thirty days upon delivery of such certificate the Stockholder Representative has not given written notice of its objection to such certificate, then Onstream's calculation will be binding. If the Stockholder Representative delivers such notification and the parties fail to resolve the issues outstanding within a period of thirty days after notification of rejection, the parties are obligated to submit the issues remaining in dispute to an independent public accounting firm. The decision of the independent public accounting firm will be final and binding and be non-appealable and will not be subject to further review. Onstream is obligated to pay the fees and costs of the independent accountant, except that if the independent accountant determines that Onstream's calculation is correct, then such fees and costs will be paid by Onstream and to the extent paid shall be set off against the number of shares of Onstream common stock issuable pursuant to provision of the Merger Agreement requiring the issuance of additional shares in the event the exchange ratio is greater than the minimum exchange ratio. If no additional shares of Onstream common stock are issued, Onstream will be able to offset such amount against any shares of Onstream common stock issuable pursuant to the contingent value rights in an amount equal to the accountant’s fees divided by the average of the last reported sales prices of Onstream common stock for the last fifteen trading days immediately preceding the date on which the right to set off arises. To the extent this amount is less than the amount of the accountant’s fees payable by the former Narrowstep stockholders (we refer to such amount as the “Accountant’s Fees Deficiency”), the number of shares underlying contingent value rights shall be reduced in the aggregate by an amount equal to the Accountant’s Fees Deficiency by the average of the last reported sales prices of Onstream common stock for the last fifteen trading days immediately preceding the date on which the contingent value rights year one exchange ratio and the contingent value rights year two exchange ratio, as applicable, are finally determined.

If the exchange ratio is greater than the minimum exchange ratio, Onstream and the exchange agent, Interwest Transfer Co., will issue, within thirty days of such final determination, to each former holder of Narrowstep common stock who surrenders certificates to the Interwest Transfer Co., a number of shares of Onstream common stock applying the exchange ratio (as opposed to the minimum exchange ratio) less any shares of Onstream common stock previously issued and delivered to such holder.

Adjustments to Share Consideration

On October 17, 2008, the last practicable trading date before the printing of this joint proxy statement/prospectus, the closing share price of Onstream common stock was $0.45 per share. For illustrative purposes only, assuming the minimum exchange ratio of 0.058 per share, if the Merger had closed on October 17, 2008, Narrowstep common and preferred stockholders would have received aggregate Share Consideration of approximately 10.1 million shares of Onstream common stock with an aggregate value of approximately $4,545,000.

The following table sets forth the number of common shares that may be issued by Onstream in exchange for Narrowstep common shares, depending on certain variables. The amounts shown are approximations provided for illustrative purposes only and the final exchange ratio and actual shares to be issued are subject to, among other things, all applicable terms of the Merger Agreement, as amended, and may differ from the amounts shown below.

Adjustments to Narrowstep revenue for the quarter ended May 31, 2008, arising from new and cancelled contracts through the date of the Merger	Exchange ratio for purposes of initial Merger Consideration (portion of one share of Onstream common given for one share of Narrowstep common stock)

30% decrease ($288,000)	0.058
20% decrease ($192,000)	0.058
10% decrease ($96,000)	0.058
No change	0.058
5% increase ($48,000)	0.058
10% increase ($96,000)	0.060
15% increase ($144,000)	0.063
20% increase ($192,000)	0.066
25% increase ($240,000)	0.069
30% increase ($288,000)	0.071

Certain factors that affect the exchange ratio are already known - for example, Narrowstep has already reported its revenues for the quarter ended May 31, 2008 and the adjustment for bad debts applied to that number is contractually agreed. It is also assumed that there will be no adjustment to this historical revenue number, for purposes of determining the exchange ratio, arising from the contractually agreed limit on non-recurring revenues included in that total. The exchange ratio is also affected by the amount of cash held by Narrowstep at closing, subject to a certain maximum, and it was assumed that there will be no adjustment to this maximum cash number, for purposes of determining the exchange ratio. The two primary remaining factors affecting the exchange ratio relate to adjustments to the revenue total and are (i) the addition of revenues from new contracts to the extent not included in the reported revenues for the quarter ended May 31, 2008 and (ii) the subtraction of revenues related to terminated contracts to the extent included in the reported revenues for the quarter ended May 31, 2008.

For purposes of the foregoing share consideration sensitivity analysis, we combined the potential effect of these two primary remaining factors and expressed it as a single net percentage increase or decrease in the base revenue number, as compared to and for the quarter ended May 31, 2008. The low end of the range of this sensitivity analysis, a decrease of 30%, generally corresponds with the approximately 31% decrease in the revenues reported by Narrowstep for the quarter ended August 31, 2008, as compared to the revenues reported by them for the quarter ended May 31, 2008. The factors entering into the exchange ratio are subject to certain contractual minimums, the effects of which are reflected in this sensitivity analysis.

Contingent Value Rights Consideration Exchange Ratios

The actual number of shares of Onstream common stock issuable pursuant to the contingent value rights will depend upon Narrowstep meeting certain revenue targets within an 18-month revenue measurement period, which begins six months after the Merger and the number of warrants, if any, exercised prior to the final determination of the consideration, if any, to be paid pursuant to the contingent value rights agreement. If Narrowstep fails to meet these revenue targets, the contingent value rights will expire and Onstream shall have no obligation to issue additional shares to the Narrowstep stockholders.

The revenue target for the first revenue measurement time period (the twelve months commencing on the 180th day following the date of closing of the Merger) is $4,000,000, if the Minimum Exchange Ratio is used. If the First Year Revenue is less than $4,000,000, Onstream may be obligated to issue additional shares of Onstream common stock in connection with the contingent value rights, but only to the extent that Second Year Revenue, which is for a six month period commencing on the 18th month anniversary of the closing date, exceeds $2,000,000 (50% of the $4,000,000 annual threshold). In the event the Minimum Exchange Ratio is not used, the revenue target for the First Year Revenue will be higher than $4,000,000 and the revenue target for the Second Year Revenue will be higher than $2,000,000.

Onstream may require Narrowstep to promptly make certain identified adjustments to its operations and Narrowstep prior to the effective time of the Merger, based solely upon Onstream’s evaluation of certain items, including Narrowstep’s “cash burn rate” and the terms and conditions of certain identified Narrowstep contracts. In the event that certain identified adjustments are made prior to the effective time of the Merger as a result of Onstream’s directives, the $4,000,000 thresholds will be replaced with $2,000,000, provided that Narrowstep takes all reasonable actions within its power to carry out those directives.

If the revenue targets are met, shares underlying the contingent value rights will be issued pursuant to the terms of a Contingent Value Rights Agreement attached hereto as Appendix D to be entered into among Onstream, W. Austin Lewis IV, as Representative, and Interwest Transfer Co., as Rights Agent. In accordance with the terms of the Contingent Value Rights Agreement, each contingent value right (or “CVR”) will be converted into and become the right to receive a number of shares of Onstream common stock equal to:

•	the CVR Year One Exchange Ratio, plus

•	the CVR Year Two Exchange Ratio, plus

•	the sum of the Warrant Expiration Exchange Ratio and the 2006 Warrant Expiration Exchange Ratio (in the case of CVRs issued other than in respect of Narrowstep warrants).

The maximum number of shares of Onstream common stock issuable pursuant to the Contingent Value Rights Agreement will not exceed 20,000,000 minus the following amounts:

•	the number of shares of Onstream common stock into which shares of Narrowstep common stock are converted pursuant to the Merger Agreement;

•	the number of shares of Onstream common stock into which shares of Narrowstep Series A preferred stock are converted pursuant to the Merger Agreement.

The number referenced above as 20,000,000 will, until such time as any shares of Onstream common stock are issuable following the first business day following the expiration of the Narrowstep warrants issued on February 22, 2006, be deemed to equal 19,900,000 and thereafter shall be 20,000,000 less the number of shares of Onstream common stock issued upon cashless exercise of the Narrowstep warrants issued on February 22, 2006, such reduction not to exceed 100,000 shares.

The CVR Year One Exchange Ratio is the sum of the following amounts divided by the number of shares of Narrowstep common stock outstanding immediately prior to the effective time of the Merger plus the number of CVRs issuable upon exercise of Narrowstep Warrants:

•
two multiplied by the First Year Revenue, as described below, minus the annualized Narrowstep revenue, as calculated in the Merger Agreement, or minus $4,000,000 if the minimum exchange ratio exceeded the exchange ratio under the Merger Agreement, provided that if First Year Revenue exceeds $8,000,000, such number will be deemed to be $8,000,000; plus

•	the amount of the First Year Revenue minus $8,000,000; minus

•	the lesser of 100,000 or the sum of the two items described immediately above.

First Year Revenue is defined as all revenue recognized by Onstream with respect to the Narrowstep business, as described below, during the period commencing on the 180 day anniversary of the closing date and ending on the 18 month anniversary of the closing date, which we refer to as First Year Gross Revenue, minus the First Year Bad Debt Expense. First Year Bad Debt Expense means

•	the amount recorded by Onstream as actual write-offs of revenue of the Narrowstep business during such period divided by First Year Gross Revenue, minus 0.01, multiplied by

•	the First Year Gross Revenue, but only to the extent such product exceeds one percent of First Year Gross Revenue.

If First Year Bad Debt Expense exceeds nine percent of First Year Gross Revenue, First Year Bad Debt Expense will be deemed to equal eight percent of First Year Gross Revenue.

Narrowstep business means the business of developing, selling and servicing

•	any products or services offered by Narrowstep or its subsidiaries on or prior to the date of the Merger Agreement;

•	any products or services in development by Narrowstep or its subsidiaries on or prior to the date of the Merger Agreement, including Narrowstep's "TelvOS" product; and

•	any products derived or based on the products or services referenced above.

The CVR Year Two Exchange Ratio is the sum of the following amounts divided by the number of shares of Narrowstep common stock outstanding immediately prior to the effective time of the Merger plus the number of CVRs issuable upon exercise of Narrowstep warrants:

•
the Second Year Revenue, as described below, minus 0.5 multiplied by the First Year Revenue; provided that in the event First Year Revenue is less than $4,000,000 then solely for purposes of calculating the CVR Year Two Exchange Ratio, First Year Revenue shall be deemed to be $4,000,000; minus

•	the lesser of 100,000 (adjusted for any reduction of this 100,000 taken with respect to the First Year Revenue) or the amount of the immediately preceding item.

Second Year Revenue is all revenue recognized by Onstream with respect to the Narrowstep business during the period commencing on the 18 month anniversary of the closing date and ending on the 24 month anniversary of the closing date (which we refer to as Second Year Gross Revenue) minus the Second Year Bad Expense. Second Year Bad Debt Expense means

•
the amount recorded by Onstream as actual write-offs of revenue of the Narrowstep business during the period commencing on the 180 day anniversary of the closing date and ending on the 18 month anniversary of the closing date, divided by First Year Gross Revenue, minus 0.01, multiplied by

•	the Second Year Gross Revenue, but only to the extent such product exceeds one percent of Second Year Gross Revenue.

If Second Year Bad Debt Expense exceeds nine percent of Second Year Gross Revenue, Second Year Bad Debt Expense shall be deemed to equal eight percent of Second Year Gross Revenue.

Warrant Expiration Exchange Ratio means the amount obtained by dividing the following amounts by the number of shares of Narrowstep common stock outstanding immediately prior to the effective time of the Merger:

•
the number of shares of Onstream common stock holders of Narrowstep warrants would have been entitled to if such holders exercised prior to the thirty day anniversary of the final determination of the CVR Year Two Exchange Ratio pursuant to the Contingent Value Rights Agreement, which we refer to as the Final Exercise Date; minus

•	the number of shares of Onstream common stock holders of Narrowstep warrants received in connection with CVRs acquired upon exercise of all Narrowstep warrants prior to the Final Exercise Date.

2006 Warrant Expiration Exchange Ratio means the amount (not less than zero) obtained by dividing the following amounts by the sum of the number of shares of Narrowstep common stock outstanding immediately prior to the effective time of the Merger (other than cancelled shares and shares held by a subsidiary) plus the number of CVRs issuable upon exercise of Narrowstep warrants:

•	100,000, minus

•	0.5 multiplied by the number of shares of Onstream common stock issued to holders of Narrowstep warrants issued on February 22, 2006 as the result of a cashless exercise.

Not later than sixty days after the 18 month anniversary of the closing date, Onstream will deliver to the CVR Representative a certificate setting forth the calculation of the CVR Year One Exchange Ratio. Not later than sixty days after the 24 month anniversary of the closing date, Onstream will deliver to the CVR Representative a certificate setting forth the calculation of the CVR Year Two Exchange Ratio. If within thirty days upon delivery of such certificate the CVR Representative has not given written notice of its objection to such calculation, then such calculation shall be binding. If the CVR Representative delivers such notification and the parties fail to resolve the issues outstanding within a period of thirty days after notification of rejection, the parties are obligated to submit the issues remaining in dispute to an independent public accounting firm. The decision of the independent public accounting firm will be final and binding and be non-appealable and not be subject to further review. Onstream is obligated to pay the fees and costs of the independent accountant, except that if the independent accountant determines that Onstream's calculation is correct, then such fees and costs shall be paid by Onstream and to the extent paid shall be set off against the number of shares of Onstream common stock issuable pursuant to the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio as set forth below. The aggregate number of shares of Onstream common stock issuable in respect of the Year One Exchange Ratio and the Year Two Exchange Ratio will be reduced by an amount equal to the accountant fees relating to Onstream’s year one or year two report, as the case may be, divided by the average of the last reported sales prices of Onstream common stock for the last fifteen trading days immediately preceding the date of determination of the Year One Exchange Ratio or Year Two Exchange Ratio, as the case may be.

We refer to the date on which the Onstream calculation relating to the CVR Year One Exchange Ratio becomes final and binding as the Year One Final Determination Date. We refer to the date on which the Onstream calculation relating to the CVR Year One Exchange Ratio becomes final and binding as the Year Two Final Determination Date.

On the Year One Final Determination Date, each CVR outstanding immediately prior to such date will be entitled to receive a number of shares of Onstream common stock equal to the CVR Year One Exchange Ratio. On the Year Two Final Determination Date, each CVR outstanding immediately prior to such date will be entitled to receive

•	a number of shares of Onstream common stock equal to the CVR Year Two exchange ratio, and

•	a number of shares of Onstream common stock equal to the Warrant Exchange Ratio (in the case of CVRs issued other than in respect of Narrowstep warrants).

On the first business day following the expiration of the Narrowstep warrants issued on February 22, 2006, holders of each CVR outstanding immediately prior to such date shall be entitled to receive a number of shares of Onstream common stock equal to the 2006 Warrant Exchange Ratio (in the case of CVRs issued other than in respect of Narrowstep warrants).

Within ten business days after the thirty day anniversary of the Year One Final Determination Date and the Final Exercise Date, Onstream will issue to each CVR holder as of such date a certificate representing the number of shares of Onstream common stock into which the CVRs owned by such person shall have been converted pursuant to the Contingent Value Rights Agreement.

In the event Onstream publicly announces (or is required by law to publicly announce) a change of control transaction (defined as (i) any transaction pursuant to which any of the voting stock of Onstream is converted into or exchanged for cash, securities or other property, other than any transaction where the voting stock of Onstream outstanding immediately prior to such transaction is converted into voting stock constituting more than 50% of the voting stock of the surviving or transferee entity; or (ii) a sale of all or substantially all of Onstream’s assets) at any time before the six month anniversary of the date of the Merger Agreement, the acquiring entity shall be obligated to assume all of Onstream's and Narrowstep's obligations under the Contingent Value Rights Agreement. In the event Onstream enters into a change of control transaction after such six month anniversary and the surviving entity does not assume all of Onstream’s and Narrowstep’s obligations under the Contingent Value Rights Agreement, then immediately following such announcement, each CVR shall be converted into the right to receive a number of shares of Onstream common stock equal to:

•
the CVR Year One Exchange Ratio plus the CVR Year Two Exchange Ratio, except that in calculating each of such ratios, First Year Revenue and Second Year Revenue will each be deemed to equal the corresponding portion of

o
the revenue recognized by Onstream with respect to the Narrowstep business during the period commencing on the closing date of the Merger and ending on the last full quarter immediately preceding the post six month change of control announcement date; plus

o	an estimated amount of revenue for the quarter during which the post-six month change of control occurs, calculated as set forth below:

▪	business revenue during each completed month of such quarter; plus

▪
business revenue for the last completed month of such quarter multiplied by the average month over month growth rate of the immediately preceding three months multiplied by the number of remaining uncompleted months in such quarter; plus

o
an amount equal to the estimated amount of revenue for the quarter multiplied by the average quarter over quarter growth rate (expressed as a decimal plus 1.0) for the immediately preceding two quarters multiplied by the number of quarters remaining until and including the occurrence of the 24 month anniversary, compounded quarterly.

The foregoing calculation of revenue will reflect a reduction for bad debt expense and non-recurring fees and terminated contracts, and an increase for eligible contracts computed consistent with the terms of the Merger Agreement.

Within ten business days after each of the Year One and Year Two Final Determination Dates, Onstream will notify Narrowstep warrant holders of the number of CVR Shares issuable in respect of each share of Onstream common stock. To receive the CVR Shares, Narrowstep warrant holders will be required to exercise their warrants no later than the thirty day anniversary of the Year One Final Determination Date (the “Initial Exercise Date”) and/or the thirty day anniversary of the Year Two Final Determination Date (the “Final Exercise Date”) as the case may be, except that if the holder exercises subsequent to the Initial Exercise Date but prior to the Final Exercise Date, such holder will be entitled to receive any CVR Shares payable in respect of the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio.

CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of other than by operation of law or in connection with the dissolution of any corporation or other entity.

From and after the effective time of the Merger and until the 24 month anniversary of the closing date, Onstream is obligated to operate the Narrowstep business using commercially reasonable efforts to maximize revenues generated by the business and to minimize write-offs of such revenues and in accordance with the Restructuring Plan. Onstream may discontinue the operation of the Narrowstep business, at any time following the three-month anniversary of the effective time of the Merger, in the event that Onstream's Board of Directors determines in good faith that despite compliance with the covenants in the Contingent Value Rights Agreement regarding operation of the business, it is reasonably certain that:

•	first year revenue will not exceed the greater of annualized company revenue and $4,500,000; or

•	in the case of a determination after the 18 month anniversary of the closing date, second year revenue will not exceed fifty percent of the greater of First Year Revenue and $4,500,000.

The CVR holders are obligated to indemnify the CVR Representative and hold it harmless against any and all liabilities incurred by it, except for liabilities incurred by the CVR Representative resulting from its own willful misconduct, gross negligence or bad faith, Any indemnification obligations of the holders shall be satisfied solely out of shares of Onstream common stock deliverable in respect of CVRs, but only to the extent such shares were not issued prior to the time such indemnification obligation arises.

Notwithstanding anything to the contrary contained in the Contingent Value Rights Agreement, Onstream may require Narrowstep to promptly discontinue its European operations and the entity prior to the effective time of the Merger or Onstream may terminate the business of Narrowstep (as the surviving corporation with respect to the Merger Sub) at any time prior to the third month anniversary of the effective time, based solely upon Onstream’s evaluation of (i) Narrowstep’s or the surviving corporation’s, as the case may be, “cash burn rate” and/or (ii) the terms and conditions of existing provisions in certain identified contracts of Narrowstep or the surviving corporation as the case may be. In the event that the European operations and/or entity are discontinued prior to the Effective Time as a result of Onstream’s directives, the $4,000,000 thresholds utilized in calculating the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio will be replaced with $2,000,000, provided that Narrowstep takes all reasonable actions within its power to carry out those directives.

Adjustments to Contingent Value Rights Consideration

On October 17, 2008, the last practicable trading date before the printing of this joint proxy statement/prospectus, the closing share price of Onstream common stock was $0.45. For illustrative purposes only, assuming the foregoing share price and that Onstream issues the maximum of 9,900,000 shares, Narrowstep stockholders will receive aggregate Contingent Value Rights Consideration with an aggregate value of approximately $4,455,000.

Assuming Narrowstep fails to meet the revenue targets, the contingent value rights will expire and Onstream will have no obligation to issue additional shares to the Narrowstep stockholders.

The following table sets forth the number of common shares that may be issued by Onstream in exchange for contingent value rights issue to Narrowstep, depending on certain variables. The amounts shown are approximations provided for illustrative purposes only and the final exchange ratio and actual shares to be issued are subject to, among other things, all applicable terms of the Merger Agreement and the Contingent Value Rights Agreement, both as amended, and may differ from the amounts shown below.

Narrowstep revenue for the twelve month period beginning seven months after the merger closing and ending nineteen months after the merger closing	Exchange ratio for purposes of contingent merger consideration (portion of one share of ONSM common given for one contingent value right)	AND Narrowstep revenue for the six month period beginning nineteen months after the merger closing and ending twenty-five months after the merger closing	Exchange ratio for purposes of contingent merger consideration (portion of one share of ONSM common given for one contingent value right)	OR Narrowstep revenue for the six month period beginning nineteen months after the merger closing and ending twenty-five months after the merger closing	Exchange ratio for purposes of contingent merger consideration (portion of one share of ONSM common given for one contingent value right)

$4,000,000 and below	0.000	$2,000,000 and below	0.000	$2,000,000 and below	0.000
$4,000,000	0.000	$2,300,000	0.002	$2,800,000	0.004
$4,500,000	0.006	$2,587,500	0.002	$3,150,000	0.005
$5,000,000	0.011	$2,875,000	0.002	$3,500,000	0.006
$5,500,000	0.017	$3,162,500	0.002	$3,850,000	0.006
$6,000,000	0.022	$3,450,000	0.003	$4,200,000	0.007
$7,000,000	0.033	$4,025,000	0.003	$4,900,000	0.008
$8,000,000	0.045	$4,600,000	0.003	$5,600,000	0.009
$9,000,000	0.050	$5,175,000	0.004	$6,300,000	0.005
$9,500,000	0.053	$5,462,500	0.002	$6,650,000	0.002
$10,000,000 and above	0.055	$5,750,000 and above	0.000	$7,000,000 and above	0.000

The revenue used for purposes of calculating the contingent value exchange ratio, and as it is presented above, is based on gross revenues from the Narrowstep operations for the applicable period, reduced for actual bad debt write-offs during that period in excess of 1% of revenues, but such reduction contractually limited to no more than 8% of revenues. For purposes of the above analysis, it was assumed that bad debt write-offs would be 4% of gross revenues and the adjustment would therefore be 3% of gross revenues. It was also assumed for purposes of the above analysis that the Narrowstep revenues used for purposes of calculating the exchange ratio used to determine the initial merger consideration did not exceed $4.0 million, after adjustments for bad debt, excess non-recurring revenue, terminated contracts and new contracts. In the event that this adjusted number exceeds $4.0 million, the contingent value exchange ratios would be reduced below the amounts shown in the above analysis.

The total shares issuable in exchange for the contingent value rights are subject to certain contractual maximums, the effects of which are reflected in this sensitivity analysis. Furthermore, the shares underlying the Narrowstep warrants to be assumed by Onstream as part of the merger will receive an allocation of contingent value rights. The above analysis assumes that these warrants will be exercised and the underlying shares issued along with those allocated contingent value rights. To the extent that these warrants are not exercised within twenty-five months after the merger closing, those allocated contingent value rights will be re-distributed on a pro-rata basis to all holders of contingent value rights other than those holders as a result of a warrant exercise. The effects of this possible redistribution are not reflected in the above analysis.

The determination of the exchange ratio for distribution of Onstream common shares based on contingent value rights is based on revenue resulting from the Narrowstep operations during two separate measurement periods - the first period being the twelve month period beginning seven months after the merger closing and ending nineteen months after the merger closing and the second period being the six month period beginning nineteen months after the merger closing and ending twenty-five months after the merger closing. The exchange ratio determined in the second period could be affected by the exchange ratio determined in the first period. Therefore, the above analysis includes two scenarios for the second period associated with each scenario presented for the first period. The first scenario for the second period assumes a 15% increase in revenues for that six month period as compared to the average monthly revenue for the first twelve month period and the second scenario increases that assumption to 40%.

The above amounts might vary in the event of alternate formulas provided under the Contingent Value Rights Agreement under certain change in control scenarios or in the event Onstream exercises certain rights contained in the Contingent Value Rights Agreement related to the discontinuance of Narrowstep’s UK operations.

Preferred Stock Exchange Ratio

As a condition to closing, Narrowstep entered into subscription agreements with three of its major stockholders, including Mr. Austin Lewis and David C. McCourt, in which the three subscribers agreed to purchase, immediately prior to the Merger, shares of a to-be-established Series A preferred stock, par value $.000001 per share, at a purchase price of $100,000 per stockholder. Subsequently, Narrowstep entered into subscription agreements with four subscribers, including some of the subscribers to the initial $300,000 purchase entered into as a closing condition, wherein the four subscribers agreed to purchase, immediately prior to the Merger, shares of the same Series A preferred stock at an aggregate purchase price of $700,000. Each subscriber is expected to receive 10,000 shares of Narrowstep Series A preferred stock for every $100,000 purchased.

At the effective time of the Merger, each share of Narrowstep Series A preferred stock will be converted shares of Onstream common stock provided that the total number of Onstream common shares issued in exchange for all shares of Narrowstep Series A preferred stock outstanding shall not exceed 2,000,000.

Assuming that there are 100,000 shares of Narrowstep Series A preferred stock issued and outstanding immediately prior to the Merger, then each share of Narrowstep Series A preferred stock will be converted into 20 shares of Onstream common stock.

On October 17, 2008, the last practicable trading date before the printing of this joint proxy statement/prospectus, the closing share price of Onstream common stock was $0.45. For illustrative purposes only, assuming the foregoing share prices and that Onstream issues the maximum of 2,000,000 shares, Narrowstep Series A preferred stockholders will receive aggregate merger consideration with an aggregate value of approximately $900,000. The actual number of Onstream common shares issued may differ due to a number of factors, including the actual number of shares of Narrowstep Series A preferred stock outstanding immediately prior to the Merger and due to factors described under “Adjustments to Share Consideration” beginning on page 165.

Treatment of Narrowstep Stock Options

For a period of at least fifteen days prior to the effective time of the Merger, Narrowstep is obligated to provide each holder of an option granted by it under the Narrowstep Inc. 2004 Stock Plan or otherwise, including those held by Narrowstep's officers and directors, the opportunity to exercise each such Narrowstep option, regardless of whether such Narrowstep option is otherwise vested or exercisable. To the extent that any such Narrowstep option is not exercised prior to the effective time of the Merger, such Narrowstep option will be canceled and be of no further force and effect. If any Narrowstep options are exercised prior to the effective time of the Merger, any shares of Narrowstep common stock issued as a result will be included in the total number of shares to Narrowstep common stock outstanding used in calculating the exchange ratio and the minimum exchange ratio.

As of October 17, 2008 options to purchase approximately 7,027,691 shares of Narrowstep common stock were outstanding, of which 1,130,000 are held by executive officers and directors of Narrowstep.

Treatment of Narrowstep Warrants

As of the effective time of the Merger, Onstream will assume the obligations of Narrowstep under the warrant agreements applicable to outstanding Narrowstep warrants, which we refer to as "Narrowstep Warrants." The holders of the Narrowstep warrants will continue to have, and be subject to, the same terms and conditions set forth in such Narrowstep Warrants (including, without limitation, any provision contained therein relating to the repurchase or redemption thereof), except that each such Narrowstep Warrant will:

•	in the case of a Narrowstep Warrant that was not issued on August 8, 2007, be exercisable for

o
that number of shares of Onstream common stock equal to the product of the number of shares of Narrowstep common stock covered by the such Warrant immediately prior to the effective time of the Merger multiplied by the greater of the exchange ratio and the minimum exchange ratio, and

o
the per share exercise price for the shares of Onstream common stock issuable upon the exercise of such assumed Narrowstep Warrant shall be equal to the quotient obtained by dividing the exercise price per share of Narrowstep common stock specified in such Narrowstep Warrant in effect immediately prior to the effective time of the Merger by the greater of the exchange ratio and the minimum exchange ratio, rounding the resulting exercise price down the nearest whole cent;

•
in the case of a Narrowstep Warrant issued on August 8, 2007, be exercisable for that number of shares of Onstream common stock, and at a per share exercise price, as set forth in the terms of such Narrowstep Warrants, as amended; and

•
in the case of each Narrowstep Warrant exercised prior to the final exercise date, upon such exercise, without any further payment required on the part of the holders, receive such number of CVRs that such holder would have been entitled to receive upon conversion of the resulting shares of Narrowstep common stock in connection with the Merger if such Narrowstep Warrants had been exercised by such holder immediately prior to the effective time of the Merger.

Onstream is not obligated to issue fractional shares of Onstream common stock upon the exercise of any Narrowstep Warrant. In the event a holder exercises a Narrowstep Warrant (other than a Narrowstep Warrant issued on August 8, 2007) prior to a final determination pursuant to the Merger Agreement that the exchange ratio is greater than the minimum exchange ratio, then as soon as practicable following such determination Onstream is obligated to issue and deliver to such holder a certificate representing that number of whole shares of Onstream common stock into which the Narrowstep Warrants so exercised shall have been converted pursuant to the provisions of the Merger Agreement applying the exchange ratio (as opposed to the minimum exchange ratio) less any shares of Onstream common stock issued and delivered to such holder respect of such prior exercise. The Contingent Value Rights Agreement provides that holders of Narrowstep Warrants who exercise such warrants subsequent to final exercise date specified therein shall not be entitled to receive contingent value rights.

As of October 17, 2008, there were outstanding Narrowstep Warrants issued to acquire 39,449,939 shares of Narrowstep common stock, including Narrowstep Warrants to acquire 22,726,400 shares of Narrowstep common stock that were issued on August 8, 2007, of which warrants issued on August 8, 2007 to purchase 2,000,000 shares are held by executive officers and directors of Narrowstep.

Treatment of Narrowstep Restricted Stock Awards

Accelerated Restricted Stock Awards

Immediately prior to the effective time of the Merger, each share of Narrowstep common stock outstanding on the date of the Merger Agreement that is

•	subject to a restricted stock award,

•	subject to a written agreement or provision that provides for the acceleration of vesting in the event of a change in control of Narrowstep that results in a termination of employment, and

•	held by a person who has been terminated from service by Narrowstep on or after the date of the Merger Agreement and prior to the effective time of the Merger,

including those held by Narrowstep's officers and directors, will fully vest immediately prior to the effective time of the Merger and shall be treated as outstanding shares of Narrowstep common stock immediately prior to the effective time of the Merger. We refer to such awards as Accelerated Restricted Stock Awards. As of October 17, 2008, approximately 9,666,667 shares of Narrowstep common stock were outstanding subject to Accelerated Restricted Stock Awards, of which 3,400,000 shares are held by David C. McCourt pursuant to his employment agreement with Narrowstep.

Non-Accelerated Restricted Stock Awards

At the effective time of the Merger, each share of Narrowstep common stock subject to a Non-Accelerated Restricted Stock Award (other than an "Accelerated Restricted Stock Award"), including those held by Narrowstep's officers and directors, will automatically be converted into:

•
a number of shares of Onstream common stock equal to the greater of the exchange ratio and the minimum exchange ratio on the same terms and conditions (including applicable vesting rights) as applicable to such shares of Narrowstep common stock set forth in the Narrowstep Stock Plan and the award agreements pursuant to which such awards were issued; and

•
one Contingent Value Right subject to future vesting in accordance with the same vesting schedule and other requirements (and cancellation conditions) applicable to such Narrowstep Non-Accelerated Restricted Stock Award.

Until such time as the final determination of the exchange ratio is made pursuant to the Merger Agreement, the Onstream common stock issuable will be issued in such amount as if the minimum exchange ratio was used. If it is finally determined that the exchange ratio is greater than the minimum exchange ratio, each share of Onstream restricted common stock issued or to be issued will be converted into such number of shares of Onstream restricted common stock as if the exchange ratio was applicable at the effective time of the Merger. As of October 17, 2008, approximately 1,222,500 shares of Narrowstep common stock were outstanding subject to Non-Accelerated Restricted Stock Awards.

Treatment of Narrowstep Restricted Stock Unit Awards

Immediately prior to the effective time of the Merger, each Narrowstep restricted stock unit granted under the Narrowstep Inc. 2004 Stock Plan or otherwise, all of which are held by Narrowstep's interim chief executive officer and director, will become fully vested and Narrowstep is obligated to issue to the holder thereof a share of Narrowstep common stock for each such restricted stock unit, whereupon the Narrowstep restricted stock unit will be canceled and be of no further force and effect. The shares of Narrowstep common stock issued in respect of such restricted stock units will be included in the total number of shares to Narrowstep common stock outstanding used in calculating the exchange ratio and the minimum exchange ratio.

As of October 17, 2008, approximately 2,500,000 Narrowstep restricted stock units were outstanding.

No Fractional Shares

No fractional shares of Onstream common stock will be issued pursuant to the Merger Agreement. Instead, Narrowstep stockholders will receive an amount equal to the average of the last reported sale prices of the Onstream common stock for the fifteen consecutive trading days ending on the fifth trading day prior to the effective time of the Merger on the primary exchange where Onstream common stock is traded multiplied by the fraction of the share of Onstream common stock to which such holder would otherwise be entitled.

Exchange of Narrowstep Stock Certificates for Onstream Stock Certificates

As soon as practicable following the effective time of the Merger, Onstream will cause the exchange agent, Interwest Transfer Co., to mail to all former holders of record of Narrowstep common stock and Narrowstep Series A preferred stock and shares represented by book-entry, a letter of transmittal and instructions for surrendering their certificates or shares in exchange for a certificate representing shares of Onstream common stock and cash in lie of fractional shares and in the case of former holders of record of Narrowstep common stock, a certificate representing a Contingent Value Right. Upon surrender of the certificates or book entry shares to Interwest Transfer Co., together with the letter of transmittal and such other customary documents reasonably requested by Onstream, each holder of certificates or book entry shares will be entitled to receive in exchange:

•
a certificate representing the number of whole shares of Onstream common stock to which such holder’s shares of Narrowstep common stock or Series A preferred stock have been converted pursuant to the Merger Agreement;

•	any cash in lieu of any fractional shares of Onstream common stock;

•	a certificate representing that number of contingent value rights, if any, to which such holder is entitled pursuant to the Merger Agreement; and

•
in the case of a holder of Narrowstep common stock, the right to receive a certificate representing the number of whole shares of Onstream common stock to which such holder’s shares of Narrowstep common stock have been converted pursuant to the Merger Agreement applying the exchange ratio (as opposed to the minimum exchange ratio), less any shares of Onstream common stock previously delivered in respect of such holder's shares of Narrowstep common stock that were converted pursuant to the Merger Agreement, but only to the extent it is determined that the exchange ratio is greater than the minimum exchange ratio.

The surrendered Narrowstep stock certificates will be canceled as of the effective time of the Merger. After the effective time of the Merger, Narrowstep stock certificates that have not been surrendered will represent only the right to receive the Merger Consideration. Following the completion of the Merger, Narrowstep will not register any transfers of Narrowstep common stock on its stock transfer books. Holders of Narrowstep common stock should not send in their Narrowstep stock certificates until they receive a letter of transmittal from the Interwest Transfer Co. with instructions for the surrender of Narrowstep stock certificates or Series A preferred stock certificates.

Distributions with Respect to Unexchanged Shares

No dividend or other distribution declared with respect to Onstream common stock with a record date after the effective time of the Merger will be paid to holders of unsurrendered Narrowstep stock certificates or book entry shares until such certificates or shares are exchanged in accordance with the terms of the Merger Agreement. Upon surrender, there will be paid to the holders, in addition to the applicable Merger Consideration, the amount of dividends and other distributions, if any, without interest, declared with a record date after the effective time of the Merger and at the appropriate payment date the amount of dividends or other distributions declared with a record date after the effective time of the Merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Onstream common stock.

Lost Stock Certificates

If any Narrowstep stock certificates have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the exchange agent, Interwest Transfer Co. shall deliver in exchange for such lost, stolen or destroyed certificates, applicable certificates representing shares of Onstream common stock, any cash in lieu of fractional shares, and any dividends or distributions payable pursuant to the Merger Agreement; provided, however, that Interwest Transfer Co. may require the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as Interwest Transfer Co. may reasonably direct as indemnity against any claim that may be made against Interwest Transfer Co. with respect to such certificate.

Stockholder Representative

The adoption of the Merger Agreement by the former holders of Narrowstep common stock and the exercise of Narrowstep warrants by the holders of such warrants will constitute the appointment of the Stockholder Representative to act as the representative of each of such persons and authorization of the Stockholder Representative to take all actions required to carry out his duties under the Merger Agreement, give notice and communications on behalf of the stockholders, and exercise such other rights as authorized to the Stockholder Representative under the Merger Agreement.

The former Narrowstep stockholders and exercising warrant holders will be obligated to jointly and severally indemnify the Stockholder Representative and hold it harmless against all liabilities incurred by it, except for liabilities incurred by the Stockholder Representative resulting from its own willful misconduct or gross negligence. The indemnification obligations will be satisfied solely out of shares of Onstream common stock issued pursuant to the provisions of the Merger Agreement requiring the issuance of additional shares of Onstream common stock if the exchange ratio is greater than the minimum exchange ratio and shares of Onstream common stock issued upon conversion of CVRs, in each case only to the extent such shares were not issued prior to the time such indemnification obligation arises.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Narrowstep to Onstream and Merger Sub and by Onstream and Merger Sub to Narrowstep regarding, among other things:

•	Organization and qualification to do business;

•	Authority to execute and perform agreements;

•	Capitalization and title to shares;

•	Subsidiaries;

•	Securities and Exchange Commission reports and compliance with the Sarbanes Oxley Act;

•	Financial statements;

•	Absence of undisclosed liabilities;

•	Absence of adverse changes;

•	Compliance with laws;

•	Actions and proceedings;

•	Contracts and other agreements;

•	Properties;

•	Intellectual property;

•	Insurance;

•	Tax matters;

•	Employee benefit plans;

•	Employee relations;

•	Compliance with certificate of incorporation, bylaws, applicable laws or judgments, and material contracts;

•	Board approval and takeover statutes;

•	Financial advisor; and

•	Proxy statement and registration statement.

In addition, Onstream and Merger Sub made representations and warranties to Narrowstep regarding:

•	Ownership of Narrowstep common stock; and

•	Ownership of Merger Sub and Merger Sub's prior activities.

Covenants Relating to Conduct of Business

Onstream and Narrowstep have each agreed to certain covenants in the Merger Agreement concerning the conduct of their respective businesses between the date of the Merger Agreement and the closing date for the Merger.

Except with the prior written consent of Onstream or as otherwise contemplated by the Merger Agreement or referred to in the Narrowstep disclosure schedule to the Merger agreement or as required by law or pursuant to the Restructuring Plan described below, during the period from the date of the Merger Agreement through the closing of the Merger, Narrowstep is obligated to:

•	use reasonable commercial efforts to keep available the services of employees of Narrowstep and its subsidiaries;

•	use reasonable commercial efforts to keep in effect insurance policies;

•
use reasonable commercial efforts to preserve the business of Narrowstep, advertise, promote and market Narrowstep’s business activities, keep Narrowstep’s properties intact, preserve its goodwill and business, maintain physical properties and comply in all material respects with the terms of Narrowstep’s material contracts;

•	use commercially reasonable efforts to preserve and protect Narrowstep intellectual property;

•	use reasonable commercial efforts to comply with the terms of its material contracts;

•	obtain Onstream's prior written approval for expenditures over $1,000; and

•	operate the Narrowstep business in the ordinary course consistent with past practices.

In addition, Narrowstep is obligated to not, without Onstream's prior written consent:

•	sell or transfer or encumber any of its assets, other than sales or transfers in the ordinary course of business and not exceeding $10,000;

•	incur any indebtedness for borrowed money, obligation or liability or enter into any contracts or commitments involving potential payments by Narrowstep or any subsidiary of $10,000 or more;

•
change the compensation payable to any officer, director, employee, agent or consultant; adopt or increase benefits under any employee plan; enter into any employment, severance or other agreement with an officer, director, employee or consultant of Narrowstep, except that Narrowstep may amend any employment agreement or compensation plan solely to comply with Section 409A of the Internal Revenue Code;

•
except as contemplated by the Merger Agreement and except for the creation and issuance of the Narrowstep Series A preferred stock, make any change in the number of shares of its capital stock authorized, issued or outstanding; grant, accelerate or modify the exercisability of any option, warrant or other right to purchase or convert any obligation into shares of its capital stock; declare or pay any dividend or other distribution on shares of its capital stock;

•
sell, transfer and shares of Narrowstep capital stock, or redeem or otherwise repurchase any shares of its capital stock, except upon the exercise of any options, warrants or convertible securities outstanding on the date of the Merger Agreement;

•	other than filing the Certificate of Designations for the Narrowstep Series A preferred stock, permit or propose any amendments to its Certificate of Incorporation or Bylaws;

•	make any acquisition of property or assets outside the ordinary course of business;

•	authorize any single capital expenditure exceeding $10,000 or capital expenditures which in the aggregate exceed $50,000;

•
change any of the accounting practices or principles used by Narrowstep or restate the financial statements contained in the Narrowstep 10-KSB for the year ended February 29, 2008, except as may be required by law, the Securities and Exchange Commission or generally accepted accounting principles;

•
make any tax election or settle or compromise any material tax liability, change its annual tax accounting period, change any method of tax accounting, enter into any closing agreement relating to any tax, surrender any right to claim a tax refund, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

•	settle or compromise any pending or threatened suit, action or legal proceeding, which is material or relates to the transactions contemplated by the Merger Agreement;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger;

•	satisfy any claims, liabilities or obligations other than in the ordinary course of business and consistent with past practice;

•	modify, amend, terminate, waive, release or assign any material rights or claims under any confidentiality agreement to which Narrowstep is a party; or

•	obligate itself to do any of the foregoing.

Unless Narrowstep agrees in writing or as otherwise contemplated by the Merger Agreement, from and after the date of the Merger Agreement until the earlier of date the Merger Agreement is terminated or the effective time of the Merger, Onstream is obligated, and to cause each of its subsidiaries, to:

•	carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and

•
not take any action of any kind that would impair, restrict, delay or otherwise hinder any of their abilities to perform any of their obligations under the Merger Agreement, the Contingent Value Rights Agreement or any agreement contemplated by either such agreement.

Compliance with the Restructuring Plan

In addition to the foregoing, the Merger Agreement obligates Narrowstep to use commercially reasonable efforts to operate its business between the date of the Merger Agreement until the closing date of the Merger in accordance with a Restructuring Plan. The Restructuring Plan is designed to significantly reduce or eliminate substantial costs related to Narrowstep's facility leases, selling, general and administrative expenses, public company and headquarters costs, and other professional fees and services. Specifically, the Restructuring Plan is a transitional business plan that Narrowstep is obligated to follow until the closing of the Merger. The Restructuring Plan includes a detailed four-month cash operating budget for Narrowstep's business beginning June 2008. The budget consists of a breakdown of Narrowstep’s cash proceeds from customer receivables, equipment sales and additional investments and a breakdown of various cash operating expenses and other cash payments paid out by Narrowstep. The Restructuring Plan also lists certain of Narrowstep's employees and contractors that will be terminated prior to the closing of the Merger as well as certain employees that will enter into one-year employment contracts with Narrowstep (as the surviving corporation with respect to Merger Sub) effective upon the closing of the Merger. Narrowstep is responsible for the funding of all salaries and benefits for the terminated employees and consultants, as well as the cost of any severance, termination penalties and fees, from pre-closing cash. The Restructuring Plan further sets forth an approval process that Narrowstep is obligated to follow for travel, telephone, communication and other various operating expense purchases. The Restructuring Plan also requires that Narrowstep send its weekly reports, such as accounts receivable, payroll and accounts payable, to Onstream for review at least three days prior to payment. Pursuant to the Restructuring Plan, Narrowstep may not enter into any contracts, hire any new employees or make any purchases greater than $1,000 without first obtaining Onstream’s approval. The Restructuring Plan also requires that, at the closing of the Merger, Narrowstep's current assets (excluding cash) will exceed its current liabilities, as determined on a basis consistent with Narrowstep's previously issued financial statements. Lastly, the Restructuring Plan states that proceeds from the sale of Narrowstep equipment (as set forth in the operating budget described above) will be limited to equipment located at its California POP (Point of Presence) located in Narrowstep's internal content delivery network (CDN), which was shut down during April 2008.

Other Covenants

Preparation of Registration Statement and Joint Proxy Statement/Prospectus

Onstream and Narrowstep are obligated, as promptly as practicable, and in any event within sixty days after the execution of the Merger Agreement, to file a joint proxy statement and prospectus, and Onstream agreed to file with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the Onstream share issuance and the Onstream CVR issuance, using its reasonable best efforts to cause the registration statement to be filed on or before September 19, 2008. Narrowstep and Onstream agreed to use reasonable best efforts to have the registration statement declared effective under the Securities Act as promptly as practicable, and Onstream agreed to use its reasonable best efforts to timely respond to any comments from the Securities and Exchange Commission regarding such registration statement.

NASDAQ Capital Market Listing

Onstream is obligated to prepare and submit to the NASDAQ Capital Market a listing application covering the shares of Onstream common stock issuable in connection with the Merger (including shares and rights issuable upon exercise of Narrowstep warrants and shares of Onstream restricted common stock) and to use its commercially reasonable efforts to obtain prior to the effective time of the Merger approval for listing of such shares, subject to official notice of issuance.

Effectiveness of Registration Statement

Onstream is obligated to use commercially reasonable efforts to maintain the effectiveness of this registration statement and the current status of the prospectus for so long as Narrowstep warrants remain outstanding.

Meetings of Narrowstep Stockholders

Narrowstep is obligated to use its reasonable best efforts to cause a meeting of it stockholders, which we refer to as the Narrowstep stockholders meeting, to be held as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the registration statement of which this prospectus/joint proxy statement is a part. Narrowstep is obligated to use its commercially reasonable efforts to solicit proxies from its stockholders in favor of adoption of the Merger Agreement. Narrowstep’s obligation to call, give notice of, convene and hold the Narrowstep stockholders meeting shall not be limited by the commencement, disclosure, announcement or submission of an acquisition proposal or superior offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Narrowstep with respect to the Merger Agreement. Upon termination of the Merger Agreement in accordance with its terms, Narrowstep will have no obligation to call, give notice of, convene or hold the Narrowstep stockholders’ meeting.

Subject to the following paragraph, the Board of Narrowstep is obligated to recommend that the Narrowstep stockholders vote in favor of adoption of the Merger Agreement at the Narrowstep stockholders’ meeting. In addition, the joint proxy/prospectus must include a statement to the effect that the Board of Narrowstep has recommended that the Narrowstep stockholders vote in favor of adoption of the Merger Agreement at the Narrowstep stockholders’ meeting, and neither the Board of Narrowstep or any committee may withdraw, amend or modify in a manner adverse to Onstream, the recommendation that the Narrowstep stockholders vote in favor of adoption of the Merger Agreement at the Narrowstep stockholders’ meeting.

Prior to the adoption of the Merger Agreement at the Narrowstep stockholders meeting and provided that Narrowstep has not violated the other provisions of the Merger Agreement relating to the Narrowstep stockholders meeting, if the Board of Narrowstep determines, in good faith that such action is required in order for the Board to act in a manner consistent with its fiduciary obligations to Narrowstep’s stockholders, nothing in the Merger Agreement will prevent the Board from:

•	withholding, withdrawing, amending or modifying its recommendation that the Narrowstep stockholders vote in favor of adoption of the Merger Agreement; and/or

•
terminating the Merger Agreement (pursuant to a specified provision of the Merger Agreement requiring, among other things, payment of the termination fee) and entering into an agreement with respect to such superior offer if:

o	a superior offer, as described below, is made to Narrowstep and is not withdrawn;

o	Narrowstep has provided prompt notice to Onstream; and

o	Onstream has not made a counterproposal that the Narrowstep Board determines in good faith to be at least as favorable to the Narrowstep stockholders as the superior offer.

Narrowstep is obligated to provide Onstream prior notice of its intention to make such a change of recommendation and/or take action with respect to a superior offer, no later than the later of

•	Two business days prior to such change of recommendation or other action; or

•	Two business days after any counterproposal made by Onstream.

“Superior offer” means an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions:

•
a Merger or consolidation involving Narrowstep pursuant to which the stockholders of Narrowstep immediately preceding such transaction would, as a result of such transaction, hold less than 50% of the voting equity interest in the surviving or resulting entity of such transaction,

•
the acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) including by way of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out Merger involving Narrowstep), directly or indirectly, of ownership of 50% or more of the then outstanding shares of capital stock of Narrowstep, or

•
the sale or other transfer of all or substantially all of the assets of Narrowstep and Narrowstep subsidiaries in one or a series of transactions pursuant to which the stockholders of Narrowstep immediately preceding such transaction would, as a result of such transaction, hold less than 50% of the voting equity of the acquirer, on terms that the Board of Directors of Narrowstep determines in good faith (after consultation with its outside financial advisors and after taking into account, among other things, the financial, legal and regulatory aspects of such offer (including any financing required and the availability thereof), as well as any revisions to the terms proposed by Onstream including any counterproposal as permitted under the Merger Agreement) is more favorable to Narrowstep stockholders than the terms of the Merger (taking into account any revisions proposed by Onstream, including any counterproposal).

No Solicitation by Narrowstep

From and after the date of the Merger Agreement until the effective time of the Merger or the termination of the Merger Agreement, Narrowstep and its subsidiaries may not, nor may they permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative, to directly or indirectly:

•	solicit, initiate, encourage or induce the making or submission of any acquisition proposal, as described below;

•	participate in any in discussions or negotiations regarding, or furnish any non-public information with respect to any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment relating to any acquisition proposal.

Prior to obtaining Narrowstep stockholder approval for adoption of the Merger Agreement, Narrowstep will not be prohibited from furnishing nonpublic information or entering into discussions with any person or group who has submitted (and not withdrawn) to Narrowstep an unsolicited, bona fide acquisition proposal that the Narrowstep Board reasonably determines in good faith (after consultation with its outside financial advisors) constitutes, or could be reasonably be expected to lead to, a superior offer, provided that

•	neither Narrowstep nor any representative has violated any of non-solicitation provisions in the Merger Agreement, in any material respect,

•
the Board of Narrowstep has determined in good faith, after consultation with its outside legal counsel, that such action in reasonably necessary for the Board to act in a manner consistent with its fiduciary obligations under applicable law,

•
prior to furnishing nonpublic information to, or entering into discussion with, such person or group, Narrowstep has received an executed confidentiality agreement containing terms at least as restrictive with regard to Narrowstep’s confidential information as the confidentiality agreement entered into by Narrowstep and Onstream,

•	contemporaneously with furnishing such nonpublic information, Narrowstep must furnish such nonpublic information to Onstream to the extent not already provided to Onstream.

Narrowstep is obligated to cease, and cause its officers, directors or employees or any investment banker, attorney or other advisor or representative to cease, any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any acquisition proposal.

"Acquisition proposal" means any inquiry, offer or proposal, other than from Onstream, Merger Sub or their respective affiliates, relating to or involving:

•
acquisition or purchase (other than the Narrowstep Series A preferred stock) by any person or "group" as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% beneficial ownership interest in the total outstanding voting securities of Narrowstep or any of its subsidiaries;

•
any tender offer or exchange offer that if consummated would result in any person or “group” beneficially owning 25% or more of the total outstanding voting securities of Narrowstep or any of its subsidiaries;

•
any Merger, consolidation, business combination or similar transaction involving Narrowstep or any of its subsidiaries pursuant to which the stockholders of Narrowstep immediately preceding such transaction hold or, in the case of a subsidiary of Narrowstep, Narrowstep holds, less than 50% of the equity interests in the surviving or resulting entity of such transaction;

•
any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any assets of Narrowstep or any of its subsidiaries that generate or constitute 50% or more of the net revenue, net income or assets of Narrowstep and its subsidiaries, taken as a whole;

•
any liquidation, dissolution, recapitalization or other reorganization of Narrowstep (or any of its subsidiaries whose business constitutes more than 50% of the net revenue, net income or assets of Narrowstep and its subsidiaries, taken as a whole).

Prior to providing any information to or entering discussions with any persons in connection with any acquisition proposal by such person, Narrowstep is obligated as promptly as practicable, and in any event within 36 hours of receipt, advise Onstream orally and in writing of an acquisition proposal or any request for non-public information which Narrowstep believes could lead to an acquisition proposal, the material terms of the acquisition proposal, request or inquiry, the identity of the person or group making any acquisition proposal, request or inquiry, and provide copies of all written materials provided to any such persons or group. Narrowstep is obligated to keep Onstream promptly informed of any material changes in the status or a material change in the proposed terms and conditions of any such acquisition proposal, request or inquiry.

Meeting of Onstream Stockholders

Onstream is obligated to use its reasonable best efforts to cause a meeting of it stockholders to be held as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the registration statement. Onstream is obligated to use its commercially reasonable efforts to (i) solicit proxies from its stockholders in favor of approving the issuance of Onstream common stock and contingent value rights as merger consideration payable to the stockholders of Narrowstep in exchange for their shares of Narrowstep common stock along with shares issued upon exercise of Narrowstep warrants assumed by Onstream, and to approve an amendment to Onstream's Articles of Incorporation to increase the authorized shares to 150,000,000 shares of common stock to facilitate the issuance of the Onstream common stock and contingent value rights and shares underlying the assumed warrants in connection with the Merger; and (ii) take such actions that are necessary to secure the affirmative vote or consent of its stockholders as required by Onstream’s charter documents and under Florida law. Onstream is also obligated to use its commercially reasonable efforts to obtain approval from NASDAQ subject to the rules and regulations of the NASDAQ Capital Market.

The Board of Onstream is obligated to recommend that the Onstream stockholders vote in favor of, and to include a statement in the joint proxy/prospectus a statement to the effect that the Board of Onstream has recommended that the Onstream stockholders vote in favor of the issuance of Onstream common stock and contingent value rights as merger consideration payable to the stockholders of Narrowstep in exchange for their shares of Narrowstep common stock along with shares issued upon exercise of Narrowstep warrants assumed by Onstream, and to approve an amendment to Onstream's Articles of Incorporation to increase the authorized shares to 150,000,000 shares of common stock to facilitate the issuance of the Onstream common stock and contingent value rights and shares underlying the assumed warrants in connection with the Merger. Neither the Board of Onstream nor any committee shall withdraw, amend or modify in a manner adverse to Narrowstep, the recommendation that the Onstream stockholders vote in favor of the issuance of Onstream common stock and contingent value rights and shares underlying the assumed warrants and to amend Onstream’s Articles of Incorporation to increase its authorized capital, at the Onstream stockholders’ meeting.

Confidentiality; Access to Information

Narrowstep and Onstream are obligated to, and to cause each of their respective subsidiaries, accountants, counsel and other representatives, reasonable access at reasonable times and upon prior notice to its properties, contracts, books, records and personnel and other documents and data and furnish such other information concerning its business as may be reasonably requested, except as prohibited or restricted by applicable law or any confidentiality agreement to which Narrowstep or Onstream is a party.

Reasonable Best Efforts

Each of the parties to the Merger Agreement is obligated to use its reasonable best efforts to take all actions necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Merger, the charter amendment, the share issuance, the contingent value rights issuance and the other transactions contemplated by the Merger Agreement, including:

•	causing the conditions precedent set forth in the Merger Agreement to be satisfied;

•	obtaining all necessary actions, waivers, consents, approvals, authorizations and orders from governmental entities;

•	obtaining all necessary consents, approvals or waivers from third parties;

•
defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

Third Party Consents

As soon as practicable following the date of the Merger Agreement, Onstream and Narrowstep are each obligated to use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries respective material agreements, licenses or leases required in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement.

Resignations of Narrowstep Directors

Narrowstep is obligated to cause each director of Narrowstep and its subsidiaries to deliver to Onstream written resignations effective at or before the effective time of the Merger.

Appointment to Onstream Board of Directors

Onstream is obligated to take all necessary action to cause David C. McCourt to be appointed to its Board of Directors on the close of business on the date of the effective time of the Merger and to serve until the next election of directors.

Obligations of Merger Sub

Onstream is obligated to cause Merger Sub to comply with its obligations under the Merger Agreement and Merger Sub may not engage in any business which is not in connection with the Merger and the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

The Merger Agreement provides that, from and after the effective time of the Merger, Onstream will and will cause Narrowstep, to the fullest extent permitted by applicable laws, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who was or becomes prior to the effective time of the Merger an officer or director of Narrowstep or any of its subsidiaries against all losses in connection with any claim or action based on the facts that any such person is or was a director, officer, employee, fiduciary or agent of Narrowstep or any of its subsidiaries. The Certificate of Incorporation and Bylaws of Narrowstep will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the indemnified parties as those contained in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Narrowstep as in effect on the date of the Merger Agreement and such provisions may not be amended for six years from the effective time of the Merger in any manner that would adversely affect the rights of the indemnified parties thereunder.

For a period of six years after the effective time of the Merger, Onstream is obligated to cause Narrowstep, as the surviving corporation, to maintain in effect insurance “tail” policies with respect to director’s and officer’s liability insurance maintained by Narrowstep covering those persons covered by Narrowstep’s director’s and officer’s liability insurance policy as of the date of the Merger Agreement for any matter existing or occurring or any acts or omissions or events occurring at or prior to the effective time of the Merger, including the transactions contemplated by the Merger Agreement. The total cost may not exceed $120,000 for such coverage, and if such policy is not available for such cost, Narrowstep is obligated to obtain as much coverage as is possible under substantially similar policies for such premium as does not exceed $120,000.

In the event Onstream or Narrowstep (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns shall succeed the obligations described above.

Treatment as a Tax-Free Reorganization

The Merger Agreement provides that Onstream must not, and must not permit any of its subsidiaries to, intentionally take any action which could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. See "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" beginning on page 211.

Transfer Taxes and Fees

Narrowstep (as the surviving corporation with respect to Merger Sub) shall bear all transfer, documentary, sales, use, stamp, registration and other such taxes and conveyance fees, recording charges and other fees and charges incurred in connection with the Merger.

State Takeover Laws

If any “fair price,” “moratorium,” business combination,” “control share acquisition,” or other form of anti-takeover statute or regulation becomes applicable to the Merger or the other transaction contemplated by Merger Agreement after the date of the Merger Agreement, Onstream and Narrowstep and their respective Boards of Directors of Narrowstep and Onstream are obligated to take such actions as are reasonably necessary so that the Merger and the other transactions may be consummated as promptly as practicable on the terms contemplated in the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated by the Merger Agreement.

Rule 16b-3

Prior to the effective time of the Merger, Narrowstep is permitted to take all such steps as may reasonably be necessary to cause the dispositions of Narrowstep equity securities (including any derivative securities) pursuant to the transactions contemplated by the Merger Agreement by each officer or director of Narrowstep to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Registration for Certain Resales

On the first business day immediately following the six-month anniversary of the effective time of the Merger, Onstream is obligated to file a resale registration statement (which may be in the form of a new registration statement or post-effective amendment of the joint proxy statement/prospectus) registering the resale of (i) all shares of Onstream common stock owned by any person who may not offer or sell any shares of Onstream common stock received pursuant to this Agreement or the Contingent Value Rights Agreement without registration of such offer and sale under the Securities Act, and (ii) all shares Onstream common stock issuable upon the exercise of Narrowstep Warrants.

Narrowstep Tax Returns

Prior to the effective time of the Merger, Narrowstep is obligated to file all tax returns for which the time prescribed by law to file such tax returns has elapsed.

Conditions Precedent to the Merger

The respective obligations of Onstream and Narrowstep to consummate the Merger are subject to the satisfaction or waiver by mutual consent of the other party of each of the following conditions:

•
the adoption of the Merger Agreement by the Narrowstep stockholders, and the approval of the issuance of Onstream common stock and contingent value rights and amendment to Onstream's Articles of Incorporation to increase its number of shares of authorized common stock by the Onstream stockholders;

•	the Securities and Exchange Commission having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	no order or injunction or law shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

•
receipt by Onstream and Narrowstep of the opinion of Arnstein & Lehr LLP, special tax counsel to Onstream, dated the closing date of the Merger, to the effect that the Merger will be treated as a reorganization within the meaning of the Section 368(a) of the Internal Revenue Code;

•
all consents, authorizations, orders and approvals from governmental entities required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained, except

o	for filings in connection with the Merger or any other documents required to be filed after the effective time of the Merger, and

o
where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Narrowstep material adverse effect (as described below) on the business of Narrowstep and its subsidiaries, taken as a whole, following the effective time of the Merger or an Onstream material adverse effect (as described below) on the business of Onstream and its subsidiaries, taken as a whole, following the effective time of the Merger.

The obligation of Onstream and Merger Sub to effect the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived by Onstream:

•
the representations and warranties made by Narrowstep in the Merger Agreement, shall be accurate as of the closing date of the Merger as if made on the closing date, unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specified date, except to the extent the failure to be accurate has not had, and would not be reasonably be expected to have a material adverse effect on Narrowstep;

•
Narrowstep shall have performed and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by on or prior to the effective time of the Merger;

•	no Narrowstep material adverse effect shall have occurred since the date of the Merger Agreement and be continuing;

•	Onstream shall have received a certificate of Narrowstep certifying the above conditions have been satisfied;

•
Narrowstep shall have delivered to Onstream Narrowstep's Amended and Restated Certificate of Incorporation certified by the Delaware Secretary of State and a certificate of the Delaware Secretary of State and equivalent authority in the United Kingdom as to Narrowstep’s corporate good standing and analogous documentation relating to Narrowstep, Ltd.; and

•	Narrowstep shall have received at or prior to the effective time of the Merger an equity contribution of $300,000.

With respect to Narrowstep, "material adverse effect" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of Narrowstep and its subsidiaries, taken as a whole. A material adverse effect does not include facts, circumstances, events, changes, effects or occurrences:

o	generally, affecting or resulting from changes in the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions;

o	generally affecting the principal industries in which Narrowstep or its subsidiaries operates;

o	resulting from the announcement of the Merger Agreement;

o	resulting from changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof;

o	resulting from actions taken pursuant to the Merger agreement or the Restructuring Plan;

o	resulting from any outbreak or escalation of hostilities or war or any act of terrorism;

o
resulting from any failure by Narrowstep to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account in determining whether there has been a material adverse effect); or

o
resulting from a decline in the price of Narrowstep common stock on the OTCBB (it being understood that the facts or occurrences giving rise or contributing to such decline that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account in determining whether there has been a material adverse effect).

The obligations of Narrowstep to effect the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived by it:

•
the representations and warranties made by Onstream in the Merger Agreement, shall be accurate as of the closing date of the Merger as if made on the closing date, unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specified date, except to the extent the failure to be accurate has not had, and would not be reasonably be expected to have, an Onstream;

•
Onstream and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by on or prior to the effective time of the Merger;

•	no Onstream material adverse effect shall have occurred since the date of the Merger Agreement and be continuing;

•	Narrowstep shall have received a certificate of Onstream certifying the above conditions have been satisfied;

•
Onstream shall have delivered to Narrowstep Onstream's Certificate of Incorporation reflecting the charter amendment) certified by the Florida Secretary of State and a certificate of the Florida Secretary of State as to Onstream’s corporate good standing;

•
Onstream shall have filed an amendment to its Articles of Incorporation with the Secretary of State of the State of Florida to increase the number of its authorized shares of common stock and such filing shall have been accepted, and be effective; and

•	Onstream and Narrowstep shall have received from the NASDAQ Capital Market evidence that the shares of Onstream common stock to be issued to:

o
the stockholders of Narrowstep in connection with the Merger (including Narrowstep accelerated restricted stock awards and any shares of Onstream common stock that may be issued pursuant to the Contingent Value Rights Agreement),

o	holders of Narrowstep warrants upon the exercise thereof (including any shares of Onstream common stock that may be issued pursuant to the Contingent Value Rights Agreement), and

o
holders of Narrowstep non-accelerated restricted stock awards pursuant to the Merger Agreement (including any shares of Onstream common stock that may be issued pursuant to the Contingent Value Rights Agreement), in each case shall be listed on the NASDAQ Capital Market immediately following the effective time of the Merger.

With respect to Onstream, "material adverse effect" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of Narrowstep and its subsidiaries, taken as a whole. A material adverse effect does not include facts, circumstances, events, changes, effects or occurrences:

o	generally, affecting or resulting from changes in the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions;

o	generally affecting the principal industries in which Onstream or its subsidiaries operates;

o	resulting from the announcement of the Merger Agreement;

o	resulting from changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof;

o	resulting from actions taken pursuant to the Merger agreement;

o	resulting from any outbreak or escalation of hostilities or war or any act of terrorism;

o
resulting from any failure by Onstream to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account in determining whether there has been a material adverse effect); or

o
resulting from a decline in the price of Onstream common stock on the NASDAQ Capital Market (it being understood that the facts or occurrences giving rise or contributing to such decline that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account in determining whether there has been a material adverse effect).

Termination of Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after the requisite approvals of the stockholders of Narrowstep:

•	by mutual written consent of Narrowstep, Onstream and Merger Sub;

•
by Narrowstep or Onstream if the Merger has not occurred on or before November 30, 2008 (which we refer to as the termination date), provided that the right to terminate is not available to any party whose failure to perform any obligations under the Merger Agreement has been the cause of the failure of the effective time of the Merger to occur on or before the termination date;

•
by Narrowstep or Onstream if any governmental entity shall have issued an order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, which is final and nonappealable;

•
by Narrowstep or Onstream upon the other party's failure to cure (a) a breach of any of its covenants or agreements (unless caused by the party or parties seeking termination), or (b) a representation or warranty having become untrue, and in each case, such failure to cure would cause a failure of a closing condition as of the closing date;

•
by Narrowstep or Onstream if, upon a vote taken at the Narrowstep stockholders’ meeting, the Merger Agreement is not adopted by the Narrowstep requisite vote, provided that this right to terminate is not available to Narrowstep if the failure to obtain such vote has been caused by Narrowstep;

•
by Narrowstep or Onstream if, upon a vote taken ad the Onstream stockholders’ meeting, the Amendment Proposal and the Merger Consideration Proposal are not adopted by the Onstream requisite vote provided that this right to terminate is not available to Onstream if the failure to obtain such vote has been caused by Onstream;

•	by Narrowstep:

o
upon a breach of any covenant or agreement of Onstream or if any representation or warranty or Onstream shall have become untrue such that the closing conditions set forth in the Merger Agreement would not be satisfied, except that if such inaccuracy or breach is curable by Onstream, Narrowstep may not terminate prior to the termination date, provided Onstream uses commercially reasonable efforts to cure such breach;

o
prior to approval of the Merger Agreement by the stockholders of Narrowstep, if Narrowstep's Board of Directors, in connection with a superior offer, changes its recommendation that the stockholders adopt the Merger Agreement; provided that

▪	Narrowstep pays to Onstream a fee of $377,000 (which we refer to as the termination fee), and

▪	Narrowstep enters into an agreement to effect such superior offer.

•	By Onstream:

o
upon a breach of any covenant or agreement of Narrowstep or if any representation or warranty or Narrowstep shall have become untrue such that the closing conditions set forth in the Merger Agreement would not be satisfied, except that if such inaccuracy or breach is curable by Narrowstep, Onstream may not terminate prior to November 30, 2008 (which we refer to as the termination date), provided Narrowstep uses commercially reasonable efforts to cure such breach;

o	Narrowstep fails to call, convene and hold a meeting of its stockholders for the purpose of voting for the adoption of the Merger Agreement;

o	the Narrowstep Board withholds, withdraws, amends or modifies its recommendation that the Narrowstep stockholders vote in favor of adoption of the Merger Agreement;

o	Narrowstep fails to include in the joint proxy statement/prospectus the recommendation of the Board of Narrowstep in favor of adoption of the Merger Agreement;

o
The Board of Narrowstep fails publicly to reaffirm its recommendation in favor of the adoption of the Merger Agreement after Onstream requests in writing that such recommendation be reaffirmed at any time following the public announcement of an acquisition proposal;

o	The Board of Narrowstep approves or publicly recommends any acquisition proposal; or

o
Narrowstep shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any acquisition proposal. We refer to the preceding five items as a “triggering event”.

Effect of Termination

In the event of termination of the Merger Agreement, the Merger Agreement will become void and there will be no liability or obligation on the part of Onstream, Merger Sub, Narrowstep or the Stockholder Representative, except with respect to the provisions relating to access to confidential information, termination fees, expenses, effect of termination and the miscellaneous provisions of the Merger Agreement. However, nothing shall relieve any party from liability for any breach of the Merger Agreement and shall not be deemed to affect the right to specific performance under the applicable provision of the Merger Agreement.

Termination Fee

In the event the Merger Agreement is terminated

•
by Narrowstep, prior to approval of the Merger Agreement by the stockholders of Narrowstep, if Narrowstep's Board of Directors, in connection with a superior offer, changes its recommendation that the stockholders adopt the Merger Agreement; or

•	by Onstream upon a "triggering event", as described above,

then Narrowstep is obligated to pay Onstream a termination fee of $377,000.

Payment of Expenses

Except in the event a termination fee becomes payable to Onstream as described above, all fees and expenses incurred in connection with the Merger Agreement are to be paid by the party incurring such expenses, whether or not the Merger is consummated, except that Onstream and Narrowstep will share equally all expenses related to the registration statement of which this joint proxy statement/prospectus is part.

Amendment; Waiver and Extension

The Merger Agreement may be amended by the parties at any time by a writing signed on behalf of Onstream, Merger Sub and Narrowstep, except that the parties may not amend the Merger Agreement, without the consent of the Stockholder Representative, if such amendment would in any manner be adverse to the Stockholder Representative change the rights or obligations of the Stockholder Representative under the Merger Agreement. After approvals of the transactions contemplated by the Merger Agreement by the stockholders of Onstream, Merger Sub and Narrowstep, no amendment may be made which by law requires further stockholder approval without obtaining such approvals.

At any time prior to the effective time of the Merger, any party may extend the time for the performance of any of the obligations or other acts of the other parties hereto,) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered under the Merger Agreement and) subject to the restrictions on amending the Merger Agreement, waive compliance with any of the agreements or conditions for the benefit of such party.

VOTING AGREEMENTS

Certain of the officers, directors and certain principal stockholders of each of Onstream and Narrowstep have entered into voting agreements as described below:

Onstream Voting Agreements

One director of Onstream, one executive officer of Onstream and six stockholder/family groups (including Mr. Austin Lewis), collectively, the beneficial owners of an aggregate of approximately 42% of the outstanding Onstream common stock, each entered into a voting agreement and irrevocable proxy dated May 29, 2008, that obligates them and certain of their affiliates to vote:

•	in favor of the approval of the amendment to Onstream's Articles of Incorporation to increase its authorized capital;

•	in favor of the issuance of Onstream common stock and contingent value rights in connection with the Merger; and

•	against any proposal or transaction which would reasonably be likely to prevent or delay the consummation of the Merger or the Merger Agreement.

Such voting agreements may be terminated by mutual agreement of the parties and automatically terminates upon the earliest to occur of:

•
the date the amendment to Onstream's Articles of Incorporation to increase its authorized capital and the issuance of the Onstream common stock and contingent value rights and shares underlying assumed warrants in connection with the Merger are approved by the stockholders of Onstream;

•	termination of the Merger Agreement pursuant to the terms and conditions therein; or

•	May 1, 2009.

Such voting agreements provide that the stockholder shall not, directly or indirectly, during the period commencing on the date of the agreement and continuing until termination as noted above, sell, transfer, pledge, hypothecate or otherwise dispose of the shares subject to the agreements or any interest therein.

This summary of the Onstream Voting Agreement is not intended to be complete and is qualified in all respects by the actual agreement, a copy of which is attached to this joint proxy/prospectus.

Narrowstep Voting Agreements

David C. McCourt, certain entities affiliated with Mr. McCourt, and two other stockholders of Narrowstep (including Mr. Austin Lewis), collectively owning an aggregate of approximately 35% of the outstanding Narrowstep common stock, each entered into a voting agreement and irrevocable proxy dated May 29, 2008, that obligates such persons and entities to vote:

•	in favor of the approval of the Merger and adoption of the Merger Agreement;

•	against any acquisition proposal or superior offer from a party other than Onstream or Merger Sub; and

•	against any proposal or transaction which would reasonably be likely to prevent or delay the consummation of the Merger or the Merger Agreement.

The voting agreements may be terminated by mutual agreement of the parties and automatically terminate upon the earliest to occur of

•	the date the Merger Agreement is adopted by the stockholders of Narrowstep;

•	termination of the Merger Agreement pursuant to the terms and conditions therein; or

•	May 1, 2009.

Such voting agreements provide that the stockholder shall not, directly or indirectly, during the period commencing on the date of the agreement and continuing until termination as noted above, sell, transfer, pledge, hypothecate or otherwise dispose of the shares subject to the agreements or any interest therein.

This summary of the Narrowstep voting agreements is not intended to be complete and is qualified in all respects by the form of voting agreement, a copy of which is attached as an exhibit to this joint proxy statement/prospectus and incorporated herein by reference.

ONSTREAM SPECIAL MEETING

Onstream is furnishing this joint proxy statement/prospectus to Onstream stockholders in connection with the solicitation of proxies by the Onstream Board of Directors for use at the special meeting of stockholders, including any adjournment or postponement of the special meeting.

Date, Time and Place of the Onstream Special Meeting

Onstream will hold its special meeting on ______________, 2008 at ________ p.m., local time, at ______________.

Purpose of the Onstream Meeting

At the special meeting, the Onstream stockholders will be asked to consider and vote upon the following matters:

•	a proposal to issue shares of the Onstream common stock and contingent value rights, as well as shares underlying assumed warrants, in connection with the Merger;

•	a proposal to adopt an amendment to Onstream's Articles of Incorporation to increase the number of authorized shares of common stock to 150,000,000 shares;

•	To elect a Board of Directors consisting of seven members;

•	To ratify the appointment of Goldstein Lewin & Co. as the independent auditors of Onstream;

•
a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of Onstream common stock and contingent value rights, as well as shares underlying assumed warrants, in connection with the Merger and the amendment to Onstream's Articles of Incorporation to increase its authorized capital; and

•	to transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

The Board of Directors is recommending stockholders vote FOR the foregoing proposals.

Merger Consideration Proposal

The Board of Directors of Onstream has unanimously adopted and approved the Merger Agreement and the issuance of Onstream common stock and contingent value rights in connection with the Merger. As consideration for the Merger, Onstream may issue up to 20,000,000 shares of Onstream common stock subject to the terms and conditions set forth in the Merger Agreement, as well as approximately 1,969,965 shares of Onstream common stock underlying Narrowstep warrants to be assumed in connection with the Merger. Please carefully review "THE MERGER" beginning on page 117 and "THE MERGER AGREEMENT" beginning on page 161 which sections are incorporated herein by reference.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE MERGER CONSIDERATION PROPOSAL.

Amendment Proposal

The Onstream Articles of Incorporation currently authorizes the issuance of up to 75,000,000 shares of Onstream common stock and 5,000,000 shares of Onstream preferred stock of which, 700,000 are designated Series A-10 convertible preferred stock. As of October 17, 2008, 62,201,820 shares of Onstream common stock were issued and outstanding or reserved for issuance, as follows:

Common shares issued and outstanding	42,625,627
Reserved for issuance upon exercise of outstanding warrants and options currently outstanding	15,174,993
Reserved for restricted stock and option grants available to be made under Onstream's 2007 Equity Incentive Plan	1,915,000
Reserved for issuance upon conversion of convertible notes plus interest	1,700,000
Reserved for issuance upon conversion of Series A-10 convertible preferred stock	786,200
Total common shares issued and outstanding or reserved for issuance	62,201,820

Onstream expects to reserve approximately 22.2 million shares of its common stock in connection with the Merger, as follows: (i) 10.1 million shares of common stock to issue to Narrowstep stockholders in exchange for their shares of Narrowstep common and preferred stock, (ii) 9.9 million shares of common stock underlying contingent value rights that may be issued in the event Narrowstep meets certain revenue targets as set forth in the Contingent Value Rights Agreement, (iii) approximately 2.0 million shares of common stock underlying Narrowstep warrants being assumed by Onstream and (iv) 200,000 shares of common stock for fees in connection with the Merger.

Since the current excess of the total authorized common shares over the common shares issued or reserved is less than 13.0 million, the Merger, which requires the reservation of 22.2 million shares, cannot be consummated without an increase in the number of authorized shares of Onstream common stock. The approval of a proposal allowing sufficient share availability is a condition to the closing of the Merger. In addition, the Onstream Board of Directors believes that, without the share increase, Onstream would not have a sufficient number of authorized but unissued shares of stock to give it flexibility to meet a variety of business needs and opportunities as they may arise.

Pursuant to the Amendment Proposal, Article IV of the Onstream Articles of Incorporation will be amended to read as follows:

“The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (i) One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”) and Five Million (5,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and further, the Board of Directors of the Company is authorized, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.

Seven Hundred Thousand (700,000) shares of the Preferred Stock shall be designated Series A-10 pursuant to the Certificate of Designation, Preferences, and Rights of Series A-10 Convertible Preferred Stock filed with the Secretary of State on December 23, 2004, which such Certificate remains in effect.”

 The purpose of the proposed increase in the number of authorized shares is to ensure that sufficient shares of Onstream common stock are available for issuance pursuant to the Merger Agreement and the Contingent Value Rights Agreement. In addition, the proposed increase would ensure that additional shares will be available, if and when needed, for issuance from time to time for any proper purposes approved by the Onstream Board of Directors. These purposes may include issuances to raise capital or effect acquisitions and for other corporate purposes.

Except for shares currently reserved or planned to be issued as described above, Onstream does not have any present plan, understanding or agreement to issue additional shares of common stock. The Onstream Board of Directors believes, however, that the proposed increase in authorized shares of common stock is desirable to enhance Onstream’s flexibility in connection with possible future actions, such as stock splits, stock dividends, corporate mergers and acquisitions, financings, acquisitions of property, use in employee benefit plans, or other corporate purposes. The Onstream Board of Directors will determine whether, when, and on what terms the common stock may be issued for any of these purposes.

Stockholders generally do not have any preemptive or similar rights to subscribe for or purchase additional shares that may be issued in the future. Future issuances of Onstream common stock or Onstream preferred stock, depending upon the circumstances, may dilute the earnings per share, book value per share, voting power and other interests of existing stockholders.

If the proposed amendment is approved, all or any of the authorized shares of common stock may be issued without further action by the stockholders and without first offering such shares to the stockholders. If the common stock is not issued to stockholders on a pro-rata basis, the stockholders’ proportionate interests would be reduced.

The proposed increase in the authorized number of shares could have an anti-takeover effect, although that is not its purpose. For example, if Onstream were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Onstream common stock or Onstream preferred stock. This would dilute the voting power of the other outstanding shares and increase the potential cost of the takeover. The availability of this defensive strategy to Onstream could discourage unsolicited takeover attempts and limit the opportunity for Onstream’s stockholders to get a higher price for their shares than might otherwise be available in the public markets.

The Board of Directors of Onstream has unanimously adopted resolutions declaring the advisability of the proposed amendment to the Articles of Incorporation and directing that it be submitted to the stockholders for their approval at the special meeting. If adopted by the stockholders, the amendment will become effective when it is filed with the Florida Secretary of State as required by the Florida Business Corporations Act. The form of Amendment to the Articles of Incorporation is included as Appendix E to this proxy statement/prospectus.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT PROPOSAL.

Election of Directors Proposal

General

At the recommendation of Onstream’s Governance and Nominating Committee, the Board of Directors of Onstream has nominated Randy S. Selman, Clifford Friedland, Alan M. Saperstein, Robert J. Wussler, Charles C. Johnston, Carl L. Silva and Leon Nowalsky (each of whom is currently a director of Onstream) for reelection to the Board. Each nominee has consented to serve as a director if elected.

Onstream's Bylaws provide that the number of directors shall be no less than one and no more than nine. Under the terms of the purchase and sale agreement for Onstream’s Series A-10 convertible preferred stock, the purchasers of the Series A-10 preferred stock have the right to designate one individual to join Onstream’s Board of Directors. As of the date of this joint proxy registration/prospectus, no individual has been designated. Each director is elected at Onstream’s annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified. Onstream’s Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified.

Information about the Nominees

Onstream's Board of Directors currently consists of the following seven members, nominated for reelection:

Name	Age	Position	Director Since
Randy S. Selman	52	Chairman of the Board, President and Chief Executive Officer	1993
Clifford Friedland	57	Vice Chairman of the Board, Senior Vice President Business Development	2004
Alan M. Saperstein	49	Director, Chief Operating Officer and Treasurer	1993
Robert J. Wussler(1)(2)(3)(4)	72	Director	1999
Charles C. Johnston(1)(2)(3)	73	Director	2003
Carl L. Silva(1)(2)(3)(4)	45	Director	2006
Leon Nowalsky(2)(3)	47	Director	2007

____________________________________________

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Governance and Nominating Committee
(4)	Member of the Finance Committee

For biographical information and information on director compensation and corporate governance, please see "Management of Onstream and Director Nominee Information" beginning on page 68.

At the special meeting, you will be asked to reelect the seven director nominees to serve until the next annual meeting of stockholders or until their successors are elected and qualified. With respect to this Election of Directors Proposal, the seven nominees receiving the greatest number of votes cast by the holders of Onstream common stock entitled to vote at the special meeting will be elected directors of Onstream (assuming a quorum is present). A vote FOR the nominees includes discretionary authority to vote for a substitute nominee named by the Board if any of the nominees become unable or unwilling to serve.

All Board members are encouraged to attend the special meeting of stockholders. At Onstream’s last annual meeting of stockholders, five of Onstream’s seven Board members were in attendance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE DIRECTOR NOMINEES.

Ratification of Auditors Proposal

The Audit Committee has selected Goldstein Lewin & Co. as Onstream's independent auditors for the current fiscal year. Representatives of Goldstein Lewin & Co. are expected to attend the special meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders. Goldstein Lewin & Co. has served as Onstream's auditors since July 2002, and has audited Onstream's financial statements for the past five fiscal years.

Audit Fees - The aggregate audit fees billed by Goldstein Lewin & Co. for professional services rendered for the audit of Onstream's annual financial statements included in Onstream's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2007 and for the review of quarterly financial statements included in Onstream's quarterly reports on Form 10-QSB for the quarters ending December 31, 2006, and March 31 and June 30, 2007 were $231,000. The aggregate audit fees billed by Goldstein Lewin & Co. for professional services rendered for the audit of Onstream's annual financial statements included in Onstream's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006 and for the review of quarterly financial statements included in Onstream's quarterly reports on Form 10-QSB for the quarters ending December 31, 2005, and March 31 and June 30, 2005 were $220,216.

Audit Related Fees - The aggregate fees billed to Onstream for assurance and related services by Goldstein, Lewin & Co. relating to the performance of the audit of Onstream's financial statements, which are not reported under the caption "Audit Fees" above were $46,214 and $42,402 for the fiscal years ended September 30, 2007 and 2006, respectively.

Tax Fees - The aggregate tax fees billed to Onstream by Goldstein Lewin & Co. were $14,582 and $9,198 for the fiscal years ended September 30, 2007 and 2006, respectively. Tax fees include the preparation of federal and state corporate income tax returns as well as tax compliance, tax advice and tax planning.

All Other Fees - Other than fees relating to the services described above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”, there were no additional fees billed by Goldstein Lewin & Co. for services rendered to Onstream for the fiscal years ended September 30, 2007 or 2006.

Effective May 6, 2003, the Securities and Exchange Commission adopted rules that require that before Onstream's independent auditor is engaged by Onstream to render any auditing or permitted non-audit related service, the engagement be (i) approved by Onstream's Audit Committee; or (ii) entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee's responsibilities to management.

The Audit Committee pre-approves all services provided by Onstream's independent auditors, including those set forth above. The Audit Committee has considered the nature and amount of fees billed by Goldstein Lewin & Co. and believes that the provision of services for activities unrelated to the audit is compatible with maintaining Goldstein Lewin & Co.’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF GOLDSTEIN LEWIN & CO. AS THE INDEPENDENT AUDITORS OF ONSTREAM.

Quorum Required for Onstream Meeting

Onstream's Bylaws provide that the holders of a majority of Onstream common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the special meeting.

Onstream Voting Rights

Onstream common stock is the only type of security entitled to vote at the special meeting. On October 17, 2008, the record date for determination of stockholders entitled to vote at the special meeting, there were 42,625,627 shares of Onstream common stock outstanding. Each Onstream stockholder of record on October 17, 2008 is entitled to one vote for each share of Onstream common stock held by such stockholder on that date.

Onstream Proxies

Whether or not you are able to attend Onstream's special meeting, you are urged to complete and return the enclosed proxy, which is solicited by Onstream's Board of Directors and which will be voted as you direct on your proxy and when properly completed. In the event no directions are specified, such proxies will be voted FOR the Merger Consideration Proposal; FOR the Amendment Proposal; FOR the Election of Directors Proposal; FOR the Ratification of Auditors Proposal; FOR the Adjournment Proposal; and FOR any other matters that may properly come before the special meeting. All shares represented by a valid proxy received prior to the special meeting will be voted.

Revocation of Onstream Proxies

You may also revoke or change your proxy at any time before the special meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary at Onstream's principal executive offices before the beginning of the special meeting. You may also revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting by itself will not be sufficient to revoke a proxy.

Onstream Votes Required

Once a quorum has been established, the affirmative vote of holders of a majority of the shares present and voting is required to approve the Merger Consideration Proposal, the Amendment Proposal and the Adjournment Proposal. Onstream's principal stockholders, including certain of its officers and directors, agreed to vote their shares (each solely in their capacity as stockholders) in favor of the adoption of the Merger Agreement and related proposals and against any proposal or action that could reasonably be expected to delay, impede or interfere with the approval of the Merger or any related transactions. These stockholders presently own or control an aggregate of 42% of the outstanding shares of Onstream common stock.

Approval of the Election of Directors Proposal and approval of the Ratification of Auditors Proposal each requires a plurality of the votes cast by the shares entitled to vote at the Onstream stockholders’ meeting.

Under the rules governing brokers who have record ownership of shares that they hold in “street name” for their clients, who are the beneficial owners of such shares, brokers normally have the discretion to vote such shares on routine matters, such as director elections and the ratification of the selection of an independent registered public accounting firm, but not on non-routine matters. Broker non-votes occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a non-routine proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares.

Because the proposals to be acted upon at the special meeting include both routine matters as well as two non-routine matters (the approval of the Merger Consideration Proposal and Amendment Proposal), with respect to uninstructed shares, a broker may submit a proxy card and vote on the routine matters but not on the non-routine matters. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining whether a proposal has been approved. Accordingly, broker non-votes will not affect the outcome of the Merger Consideration Proposal, the Amendment Proposal and the Adjournment Proposal.

Solicitation of Onstream Proxies

Onstream and Narrowstep will each pay one-half of the costs of solicitation, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy and any additional soliciting material furnished to stockholders. Onstream does not presently intend to solicit proxies other than by mail. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Such brokers, fiduciaries and custodians may be reimbursed for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may also be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of Onstream. No additional compensation will be paid to these individuals for any such services.

NARROWSTEP SPECIAL MEETING

Narrowstep is furnishing this joint proxy statement/prospectus to Narrowstep stockholders in connection with the solicitation of proxies by the Narrowstep Board of Directors for use at the special meeting of stockholders, including any adjournment or postponement of the special meeting.

Date, Time and Place of the Narrowstep Special Meeting

Narrowstep will hold its special meeting on ________________ at ________, local time, at Narrowstep’s offices located at 116 Village Boulevard, Suite 200, Princeton, New Jersey.

Purpose of the Narrowstep Meeting

At the special meeting, the Narrowstep stockholders will be asked to consider and vote upon the following matters:

•	a proposal to adopt the Merger Agreement;

•
A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement; and

•	to transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

The Board of Directors is recommending stockholders vote FOR the foregoing proposals.

Merger Proposal

As proposed, Merger Sub, a Delaware corporation and wholly owned subsidiary of Onstream, a Florida corporation, will merge with and into Narrowstep and Narrowstep will continue as a wholly owned subsidiary of Onstream. Please carefully review "THE MERGER" beginning on page 117 and "THE MERGER AGREEMENT" beginning on page 161 which sections are incorporated herein by reference.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE MERGER PROPOSAL.

Quorum Required for Narrowstep Meeting

Narrowstep's Amended and Restated Bylaws provide that the holders of a majority of the shares of Narrowstep common stock issued and outstanding and entitled to vote at the special meeting, present in person, by remote communication or represented by proxy, shall constitute a quorum for the transaction of business at the special meeting.

Narrowstep Voting Rights

Narrowstep common stock is the only type of security entitled to vote at the special meeting. On November 3, 2008, the record date for determination of stockholders entitled to vote at the special meeting, there were 136,907,977 shares of Narrowstep common stock outstanding (including shares underlying restricted stock awards with voting rights). Each Narrowstep stockholder of record on November 3, 2008 is entitled to one vote for each share of common stock held by such stockholder on that date. Purchasers of Narrowstep’s Series A preferred stock have agreed to consent to the adoption of the Merger Agreement.

Narrowstep Proxies

Whether or not you are able to attend Narrowstep's special meeting, you are urged to complete and return the enclosed proxy, which is solicited by Narrowstep's Board of Directors and which will be voted as you direct on your proxy card when properly completed. In the event no directions are specified, such proxies will be voted FOR the adoption of the Merger Agreement and approval of the Merger, FOR the proposal to adjourn the special meeting to permit further solicitation of proxies if there are not sufficient votes to approve the Merger Agreement and the Merger, and, in the discretion of the proxy holders, FOR any other matters that may properly come before the special meeting. All shares represented by a valid proxy received prior to the special meeting will be voted.

Revocation of Narrowstep Proxies

You may also revoke or change your proxy at any time before the special meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary at Narrowstep's principal executive offices before the beginning of the special meeting. You may also revoke your proxy by attending the special meeting and voting in person. Attendance at the Narrowstep special meeting will not be sufficient to revoke a proxy.

Narrowstep Votes Required

The affirmative vote of the holders of record of a majority of the issued and outstanding shares of Narrowstep common stock is required to adopt the Merger Agreement and approve the Merger. The affirmative vote of the holders of record of a majority of the shares of Narrowstep common stock present and entitled to vote at the Narrowstep special meeting, either in person or by proxy, is required to adjourn the Narrowstep special meeting, if necessary, to permit further solicitation of proxies to establish a quorum and to adopt such other matters that may properly come before the Narrowstep special meeting or any postponements or adjournments of the meeting. If a broker holding shares of Narrowstep common stock or a holder of Narrowstep common stock responds to any of the proposals with an "abstain" vote, it will have the same effect as a vote against that proposal. If a broker holding shares of Narrowstep common stock or a holder of Narrowstep common stock fails to vote on the approval of the any of the proposals, it will have no effect on the outcome of the vote for that proposal.

Certain beneficial owners of an aggregate of 35% of the outstanding Narrowstep common stock, including certain executive officers and directors acting solely in their capacity as stockholders, have agreed to vote in favor of all of the proposals.

Under the rules governing brokers who have record ownership of shares that they hold in “street name” for their clients, who are the beneficial owners of such shares, brokers normally have the discretion to vote such shares on routine matters, such as director elections and the ratification of the selection of an independent registered public accounting firm, but not on non-routine matters. Broker non-votes occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a non-routine proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares.

Because the proposals to be acted upon at the Narrowstep special meeting are non-routine matters, with respect to uninstructed shares, a broker may not submit a proxy card and vote on the non-routine matters. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining whether a proposal has been approved. Accordingly, broker non-votes will have the effect of a vote against the proposal to adopt the Merger Agreement.

Solicitation of Narrowstep Proxies

Narrowstep and Onstream will each pay one-half of the costs of solicitation, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy and any additional soliciting material furnished to stockholders. Narrowstep does not presently intend to solicit proxies other than by mail. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Such brokers, fiduciaries and custodians may be reimbursed for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may also be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of Narrowstep. No additional compensation will be paid to these individuals for any such services.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material U.S. federal income tax consequences of the Merger applicable to Onstream, Merger Sub, Narrowstep, Onstream stockholders, Narrowstep stockholders and holders of Narrowstep warrants to acquire Narrowstep common stock. This discussion is based on provisions of the Internal Revenue Code of 1986 (“Code”), U.S. Department of the Treasury (“Treasury”) regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion is limited to U.S. Holders (as defined below) that hold their shares of Narrowstep common stock or Series A preferred stock or their Narrowstep stock warrants as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a particular Narrowstep stockholder or holder of a Narrowstep stock warrant, or to Narrowstep stockholders or holders of Narrowstep stock warrants that are subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, holders who hold shares of Narrowstep stock as part of a hedge, straddle, constructive sale or conversion transaction or holders who acquired their shares of Narrowstep stock through the exercise of employee stock warrants or options or other compensation arrangements).

If a partnership or other entity taxed for U.S. federal income tax purposes as a partnership holds Narrowstep stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the Merger to them.

This discussion does not address the tax consequences of the Merger under state, local or foreign or other tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

HOLDERS OF NARROWSTEP COMMON STOCK, SERIES A PREFERRED STOCK OR STOCK WARRANTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

For purposes of this section, the term "U.S. Holder" means a beneficial owner of Narrowstep common stock, Series A preferred stock or stock warrants that for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons, as defined under Section 7701(a)(30) of the Code (“U.S. persons”), have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Tax Consequences of the Merger Generally

Onstream and Narrowstep intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Narrowstep's obligation to complete the Merger that Narrowstep receive a written opinion of Onstream’s counsel, Arnstein & Lehr LLP, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and Onstream, Merger Sub and Narrowstep will be parties to the reorganization within the meaning of Section 368(b) of the Code. In rendering this opinion, counsel will require and rely upon representations contained in letters and certificates to be received from Onstream and Narrowstep. If the letters or certificates are inaccurate or incorrect, the conclusions reached in the opinion could be inaccurate or incorrect. In addition, the conclusions will be subject to certain qualifications and limitations as set forth in the opinion.

The opinion to be rendered by Onstream’s legal counsel will not be binding on the IRS or any court. Neither Onstream nor Narrowstep intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below or in the opinion.

In addition, if any of the representations or assumptions upon which the opinion is based is inconsistent with the actual facts, the U.S. Federal income tax consequences of the Merger could be adversely affected.

Assuming that, in accordance with the opinion, the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, then, (i) except as discussed below with respect to cash received in lieu of fractional shares and the potential recognition of imputed interest on the receipt of additional Onstream common stock pursuant to the Contingent Value Rights Agreement, a U.S. Holder of Narrowstep common stock or Series A preferred stock will not recognize any gain or loss as a result of the exchange of such shares of stock for shares of Onstream common stock pursuant to the Merger, (ii) a U.S. Holder of Narrowstep stock warrants will not recognize any gain or loss as a result of the exchange pursuant to the Merger of such warrants for Onstream stock warrants, and (iii) Onstream, Merger Sub and Narrowstep will not recognize gain or loss as a result of the Merger.

Dissenters' Rights

Under specified circumstances, Narrowstep stockholders will be entitled to appraisal rights in connection with the Merger. If a Narrowstep stockholder receives cash pursuant to the exercise of appraisal rights, such stockholder generally will recognize gain or loss, measured by the difference between the cash received and such holder's tax basis in such stock. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder's income as ordinary income for federal income tax purposes. Narrowstep stockholders who exercise appraisal rights are urged to consult their own tax advisors.

Cash Received in Lieu of Fractional Shares

A U.S. Holder that receives cash in lieu of a fractional share of Onstream common stock in the Merger will generally be treated as having received the fractional share and then as having received the cash in redemption of the fractional share interest. A U.S. Holder generally will recognize gain or loss measured by the difference between the amount of cash received instead of a fractional share and the U.S. Holder’s tax basis allocable to such fractional share. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period in the Narrowstep stock exchanged therefor was greater than one year as of the date of the Merger.

Tax Basis and Holding Period

Except as explained below, a U.S. Holder's aggregate tax basis in the Onstream common stock received in the Merger will equal the stockholder's aggregate tax basis in Narrowstep common stock and Series A preferred stock surrendered in the Merger reduced by any tax basis in such Narrowstep common and Series A preferred stock that is allocable to a fractional share of Onstream common stock for which cash is received. Pursuant to current IRS guidance, the tax basis should be allocated among the Onstream common stock as though the Narrowstep stockholder received the maximum number of shares that can be issued under its contingent value rights (“CVRs”).

An adjustment to the tax basis in the Onstream common stock received should be made once it becomes known how many shares (if any) the holders of the CVRs are entitled to receive. It is unclear how this adjustment should be made, particularly if a Narrowstep stockholder no longer retains all the Onstream common stock or CVRs received in the Merger. The IRS has not issued guidelines on how a stockholder should make this adjustment. A Narrowstep stockholder could recalculate its basis in any remaining Onstream common stock or additional Onstream common stock received from the CVRs without recalculating the basis that had been allocated to any disposed merger consideration. Alternatively, a Narrowstep stockholder could recalculate its basis in all of its Onstream common stock, including additional Onstream common stock received from the CVRs, even if the stockholder has disposed of some of its Onstream common stock. Each Narrowstep stockholder should consult its own tax advisor as to the allocation of its tax basis among the Onstream common stock.

The holding period for the shares of Onstream common stock received by a U.S. Holder of Narrowstep common or Series A preferred stock in the Merger generally will include the holding period for the shares of Narrowstep common stock and Series A preferred stock exchanged therefor.

As discussed below with respect to CVRs, some portion of the value of each share of the Onstream common stock received pursuant to the Contingent Value Rights Agreement by the U.S. Holder of Narrowstep stock surrendered in the Merger may be treated as imputed interest income under Section 483 of the Code. With respect to that portion of each share of Onstream common stock which is treated as imputed interest income, the U.S. Holder’s tax basis will be the amount of imputed interest the U.S. Holder is treated as having received and the holding period for said portion of each such share of Onstream common stock will commence on the date such stock is received.

Stock Warrants

Generally, from and after the Merger, holders of Narrowstep warrants will have the right to exercise their warrants for a number of shares of Onstream common stock, determined in accordance with the terms of the Merger Agreement, which will be issued by Onstream and Onstream will receive all proceeds from the exercise of the warrants. Pursuant to Section 354 of the Code, no gain or loss is recognized if stock or securities in a corporation a party to reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. The nonrecognition rule of Section 354 of the Code applies to rights to acquire stock (e.g., stock warrants) of parties to a reorganization under Section 368 of the Code, if the rights are “securities” and if the exchange of such rights is pursuant to a plan of reorganization.

Rights issued by a party to a reorganization to acquire its stock are treated for purposes of Section 354 of the Code as securities with no principal amount. In a reorganization under Section 368 of the Code where a taxpayer surrenders warrants to acquire stock and receives warrants to acquire stock, and where neither the warrants surrendered nor those received have a principal amount, under Section 356 of the Code the taxpayer has not received taxable boot.

Pursuant to Sections 354 and 356 of the Code, and the regulations thereunder, no gain or loss will be recognized with respect to the exchange of the Narrowstep warrants for Onstream warrants in accordance with the Merger Agreement.

Contingent Value Rights

The CVRs will be issued pursuant to the terms of the Contingent Value Rights Agreement to be entered into among Onstream, Mr. Lewis as the CVR representative, and Interwest Transfer Co., as Rights Agent. Pursuant to the terms and subject to the conditions set forth in the Contingent Value Rights Agreement, the CVRs represent the holder’s right to receive subsequent to the Merger a certain number of additional shares of Onstream common stock in the event that the Narrowstep’s business reaches certain revenue targets for the 12-month period beginning 180 days after the Merger and for the following 6-month period. The number of shares of Onstream common stock issuable under the CVRs will depend on a number of factors as set forth in the Contingent Value Rights Agreement. Pursuant to the CVR Agreement, the distribution of additional Onstream common stock will occur in two stages shortly following the final determinations of whether the revenue target for the applicable period has been met. The CVRs will not be transferable by the holders thereof, except by operation of law in limited circumstances. Onstream does not expect a market to develop for the CVRs. Further, it is not certain that the CVRs will result in the issuance of additional shares of Onstream common stock.

Upon the Narrowstep shareholder’s receipt of the additional shares of Onstream common stock pursuant to its CVRs:

• no gain or loss would be recognized, except the portion of each of the Onstream common shares received pursuant to the CVRs that is treated as imputed interest, as described below, will be taxed as ordinary interest income;

• the tax basis in the Onstream common stock received pursuant to the CVRs will be determined initially as set forth above under the section titled "Tax Basis and Holding Period," and will be increased by the value of the portion of each share of such stock that is treated as imputed interest; and

• the holding period of the Onstream common stock received will include the holding period of the Narrowstep common and Series A preferred stock surrendered in the Merger, except that with respect to the portion of each of the additional shares of Onstream common stock received pursuant to the CVRs that represents the receipt of imputed interest, as described below, a new holding period will begin upon receipt of such additional shares.

Imputed Interest on Additional Onstream Shares Received Pursuant to the CVRs

Under current law the deferred receipt of additional shares in a reorganization, such as the Onstream common stock to be received pursuant to the CVRs, requires that a portion of each of the additional shares be treated as interest income. Where there is no express provision in the plan of reorganization for interest on the deferred payment of additional shares, as is the case here, under current Treasury regulations interest may be imputed under Section 483 of the Code. Thus, if pursuant to the CVRs, additional shares of Onstream common stock become payable after the effective date of the Merger, a portion of each of such shares payable will constitute ordinary interest income. The amount of such interest income will be calculated by taking the fair market value of any additional shares issued and discounting such amount from the date of issuance back to the time of the Merger using the imputed interest rate under the Code. The imputed interest rate will be the "applicable federal rate" provided under Section 1274(d) of the Code as of the time of the Merger. Thus, the longer the period of time until the additional Onstream common shares are received, the greater the portion of each of such shares that will be treated as ordinary interest income. Upon the issuance of any additional Onstream common shares, Onstream will report to the recipient and to the IRS the amount of such interest income as required by the Code.

Reporting Requirements

A U.S. Holder who receives Onstream common stock as a result of the Merger will be required to retain records pertaining to the Merger. Each U.S. Holder who is required to file a U.S. tax return and who is a "significant holder" that receives Onstream common stock will be required to file a statement with such holder's U.S. federal income tax return setting forth, inter alia, such holder's basis in Narrowstep common stock, Series A preferred stock and securities, including Narrowstep stock warrants, and the fair market value of the Narrowstep common stock, Series A preferred stock and securities, including Narrowstep stock warrants, transferred in the Merger. A "significant holder" includes, among others, (i) a U.S. Holder, who, immediately before the Merger, owned at least 5% of the outstanding stock of Narrowstep and (ii) a U.S. Holder who, immediately before the Merger owned Narrowstep securities, including Narrowstep stock warrants, with a tax basis of $1,000,000 or more.

Backup Withholding

A non-corporate U.S. Holder of Narrowstep common stock or Series A preferred stock may be subject to information reporting and backup withholding on any cash payments it receives. Such non-corporate U.S. Holder will not be subject to backup withholding, however, if it furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal to be supplied by Onstream or its agent promptly after completion of the Merger, or the non-corporate U.S. Holder is otherwise exempt from backup withholding. Any amounts withheld from payments under the backup withholding rules are not an additional tax, and will be allowed as a refund or credit against the taxpayer’s U.S. federal income tax liability, provided the taxpayer furnishes the required information to the IRS.

COMPARISON OF STOCKHOLDER RIGHTS

Both Onstream and Narrowstep believe the description below covers the material differences between the rights of Onstream stockholders and Narrowstep stockholders, but it may not contain all information important to you. The description is qualified in its entirety by reference to the respective certificates or Articles of Incorporation, as the case may be, and bylaws of Onstream and Narrowstep, each as amended to date, all of which are incorporated by reference into this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 230.

The rights of Narrowstep stockholders summarized below are currently governed by the Delaware General Corporation Law, which is referred to as Delaware law, and Narrowstep's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. After the Merger, Narrowstep stockholders will become Onstream stockholders and to the extent the Narrowstep stockholders have not asserted appraisal rights, their rights will be governed by Florida law and Onstream's Articles of Incorporation, as amended, and Bylaws.

	Onstream	Narrowstep
Authorized Capital
The authorized capital stock consists of (i) 75,000,000 shares common stock; and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share, of which 700,000 shares are currently designated Series A-10 preferred stock.

The authorized capital stock consists of (i) 450,000,000 shares of common stock; and (ii) 50,000 shares of undesignated preferred stock, par value $0.000001 per share, of which up to 50,000 will be designated as Series A preferred stock.

Number of Directors
The Onstream Bylaws provide that the number of directors shall be no less than one and no more than nine. The purchasers of Onstream's Series A-10 preferred stock have the right to designate one individual to the Board; however, as of the date hereof, no individual has been designated. There are seven directors currently on the board. Immediately following completion of the Merger, the board will consist of eight directors.

The Narrowstep Amended and Restated Bylaws provide that the number of directors shall be no less than three. Narrowstep’s Amended and Restated Certificate of Incorporation divides the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board of Directors is composed of four directors as follows: (i) one Class I director (Mr. Whyte), whose term expires upon the election and qualification of directors at the annual meeting of stockholders to be held in 2009, (ii) one Class II director (Mr. Werner) whose term expires upon the election and qualification of directors at the annual meeting of stockholders to be held in 2009, and (iii) two Class III directors (Messrs. Harrington and McCourt), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2010.

Term and Classes of Directors
Onstream's Board of Directors currently consists of a single class of directors. Directors are elected at each annual meeting of Onstream's stockholders and serve until the next annual stockholders meeting.

Narrowstep's Board of Directors is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. Directors serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.

Director Independence
Rule 4350(c) of the NASDAQ Marketplace Rules to which we are subject requires that a majority of the members of Onstream’s Board of Directors are independent as defined in Rule 4200 of the NASDAQ Marketplace Rules. Onstream’s independent directors are Messrs. Wussler, Johnston, Silva and Nowalsky.

Under Delaware law, a contract or transaction entered into by the corporation is not void or voidable solely because a director has a financial interest in the transaction or contract if: (i) the material facts regarding the contract or transaction are disclosed or known and the board, in good faith, authorizes the contract or transaction by a vote of the majority of disinterested directors, (ii) the material facts regarding the contract or transaction are disclosed or known and the stockholders, in good faith, approve the contract or transaction, or (iii) the contract or transaction was fair to the corporation at the time it was authorized, approved, or ratified by the board or stockholders.

There is no further requirement, under Delaware law, Narrowstep's Amended and Restated Certificate of Incorporation, or Narrowstep's Amended and Restated Bylaws, that any member of the Board of Directors be independent.

Removal of Directors	Directors may be removed, with or without cause, at any time, by an affirmative vote of a majority of Onstream's stockholders at an annual meeting or a special meeting called for that purpose.
Directors may be removed without cause by an affirmative vote of seventy-five percent (75%) of the stockholders entitled to vote at an election of Directors. Directors may be removed with cause by an affirmative vote of a majority of the stockholders entitled to vote at an election of Directors.

Vacancies on the Board
A vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors. The term of a director elected to fill a vacancy expires at the next stockholders' meeting at which directors are elected.

A vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors, unless and until filled by the stockholders, may be filled by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director chosen to fill a position resulting from an increase in the number of directors holds office until the next election of the class for which the director was chosen and until his successor is elected and qualified, or until his earlier death, resignation, or removal. A director elected to fill a vacancy as a result of any other circumstances is elected for the unexpired term of his predecessor in office.

Board Quorum and Vote Requirements	A majority of directors then in office constitutes a quorum. If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors.
A majority of directors then in office constitutes a quorum. If one or more of the directors is disqualified to vote at any meeting, the required quorum is reduced by one for each such disqualified director. In no case shall less than one-third (1/3) of the total Board constitute a quorum. If a quorum is present, the vote of a majority of those present is sufficient to take any action.

Action of Board By Written Consent	Any action required or permitted to be taken at any meeting of Onstream's Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing.	Any action required or permitted to be taken at any meeting of Narrowstep's Board of Directors may be taken without a meeting if all members of the Board consent thereto in writing.

Stockholder Meetings
NASDAQ Rule 4350(e) requires Onstream to hold an annual meeting of stockholders no later than 12 months following the end of Onstream's fiscal year. The annual meeting of Onstream's stockholders may be held at any place within or outside the State of Florida and at a time designated by the Board of Directors. Special meetings may be called at any time by Onstream's Board of Directors, or the secretary at the request in writing of the holders of not less than 10% of the voting power represented by all the shares issued, outstanding and entitled to be voted at the proposed special meeting.

Meetings of Narrowstep's stockholders may be held at any place, within or outside the State of Delaware, designated by the Chairman of the Board, the Board of Directors, or the Chief Executive Officer. As allowed by Delaware law, the Board may choose instead to conduct a meeting by remote communication.

The annual meeting of the stockholders is held on a date designated by the Chairman of the Board, the Board of Directors, or the Chief Executive Officer. Special meetings, unless otherwise prescribed by law, may be called by the Chairman of the Board, the Board of Directors, or the Chief Executive Officer.

Written notice of the date, time, location or means of remote communication, and, in the case of a special meeting, the purpose for which the meeting is called, must be given no earlier than sixty (60) days and no later than ten (10) days before the meeting.

Stockholder Quorum Requirements
In compliance with NASDAQ Rule 4350(f), Onstream's Bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of stockholders, but in no event shall a quorum consist of less than one-third of the shares entitled to vote. When a specified item of business is required to be voted on by a class or series of stock, a majority of the shares of such class or series shall constitute a quorum for the transaction of such item of business, other than the election of directors, by that class or series.

The holders of a majority of outstanding shares that are entitled to vote and represented in person, by remote communication, or by proxy, constitutes a quorum at a meeting of stockholders. If no quorum is present, such meeting may be adjourned until a quorum shall is present.

Voting Rights
Except as described below, each Onstream stockholder is entitled to one vote at each meeting for each share of stock held by such stockholder on the date fixed by the board as the record date for the determination of stockholders who shall be entitled to notice of and to vote at such meeting.

Under NASDAQ Rule 4350(i)(6), where stockholder approval is required, the minimum vote which will constitute stockholder approval shall be a majority of the total votes cast on the proposal. These votes may be cast in person, by proxy at a meeting of stockholders or by written consent in lieu of a special meeting to the extent permitted by applicable state and federal law and rules (including interpretations thereof), including, without limitation, SEC Regulations 14A and 14C.

Narrowstep's common stockholders are entitled to one vote for each share of stock, and a proportionate vote for each fractional share of stock, held by such stockholder and recorded by the Corporation. There is no cumulative voting.

When a quorum is present, an affirmative vote of a majority of present stockholders entitled to vote shall decide any matter, other than the election of directors, unless an express provision of the law, the Amended and Restated Certificate of Incorporation, or the Amended and Restated Bylaws, require a different vote.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Each stockholder who is entitled to vote at an election of directors has the right to vote the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. Stockholders currently do not have a right to cumulate their votes for directors.

Action of Stockholders by Written Consent
Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. The action must by evidenced by one or more written consents describing the action taken, dated and signed by approving stockholders having the requisite number of votes of each voting group entitled to vote thereon, and delivered to Onstream's secretary within sixty (60) days of the date of the earliest dated consent
Narrowstep's, stockholders may not take any action by written consent in lieu of a stockholders' meeting.

Advance Notice of Stockholder Proposals
Onstream's Bylaws do not contain provisions related to stockholder proposals. However, under Federal securities law, a proposal must be received at the company's principal executive offices not less than 120 calendar days before the date of the company's proxy statement released to stockholders in connection with the previous year's annual meeting. However, if the company did not hold an annual meeting the previous year, or if the date of this year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before the company begins to print and send its proxy materials. With regard to a proposal for a meeting of stockholders other than a regularly scheduled annual meeting, the deadline is a reasonable time before the company begins to print and send its proxy materials.

Narrowstep's Amended and Restated Bylaws provide that a stockholder of record, who is entitled to vote, may nominate a Board Member or propose business for an annual stockholder meeting if such stockholder provides timely and advanced written notice to the Secretary of the Corporation.

Such notice must include: (i) all information regarding the nominee for the Board that must be disclosed in solicitations of proxies for the election of directors under Federal securities law, (ii) as to any other proposed business, a description of the business, the reason for conducting the business, and any material interest the stockholder has in such business, and (iii) as to the stockholder giving notice, the name and address of the stockholder, and the class and number of shares owned by the stockholder.

Narrowstep's Amended and Restated Bylaws provide that a stockholder of record, who is entitled to vote, may nominate a board member at a special meeting called for the purpose of electing a director, so long as such stockholder complies with notice requirements discussed above, within a designated period of time before the special meeting.

Dividends
Onstream's Bylaws provide that the holders of Onstream common and preferred stock shall be entitled to such dividends as are declared at the discretion of Onstream's Board of Directors. Dividends on Onstream's Series A-10 preferred stock are cumulative and must be fully paid by Onstream prior to payment of any dividend on Onstream common stock. To date, no dividends have been paid by Onstream.

Narrowstep's Amended and Restated Certificate of Incorporation provides that common stock shall be entitled to dividends in the form of cash, property, or shares of capital stock, payable from the assets of the Corporation which are lawfully available for such payment. Dividends may be paid when and if determined by the Board and subject to any preferential dividend or rights of any preferred stock.

Liability and Indemnity of Officers and Directors
Florida law permits a corporation to indemnify a director or officer who was or is a party to any threatened, pending or completed action, suit or other type of proceeding, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer or is currently serving at the request of the corporation as a director or officer of another entity against expenses, including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, under Florida law, Onstream may indemnify and hold harmless an officer or director who is a party to an action by or in the right of the corporation against expenses, including attorneys’ fees, and certain amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if the director or officer has acted in good faith and in a manner in which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except indemnification is not authorized where there is an adjudication of liability, unless a court determines, in view of all the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses.

Delaware law permits a corporation to indemnify a director or officer who was or is a party to any threatened, pending, or completed action, suit, or proceeding, other than an action by or in the rights of the corporation, by reason of the fact that he is or was a director or officer or is or was serving at the request of the corporation as a director or officer of another entity against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, under Delaware law, Narrowstep may indemnify a director or officer who was or is a party to any threatened, pending or completed action, suit, or proceeding by or in the right of the corporation by reason of the fact that he is or was a director or officer or is or was serving at the request of the corporation as a director or officer of another entity against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action. Such indemnification shall be authorized if the director or officer has acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except indemnification is not authorized where there is an adjudication of liability, unless a court determines, in view of all the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses.

Florida law further provides that indemnification against the costs and expenses of defending any action is required to be made to any officer or director who is successful in defending a derivative action. Except with regard to the costs and expenses of successfully defending a derivative action as may be ordered by a court, indemnification is only required to be made to a director or officer if a determination is made that indemnification is proper under the circumstances. Such determination shall be made in accordance with the provisions of Florida law.

Florida law further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

Delaware law further provides that indemnification against the costs and expenses of defending any action is required when a director or officer is successful in defending against a derivative action.

Delaware law further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

Under Delaware law, the provisions for indemnification and advancement of expenses are not exclusive of any other rights to which a director or officer may be entitled under common or statutory law, agreement or vote of stockholders or disinterested directors, or otherwise. A Delaware corporation may make any other or further indemnification or advancement of expenses to any of its directors or officers, both as to action in their official capacity and as to action in another capacity while holding such office.

Under Florida law, the provisions for indemnification and advancement of expenses are not exclusive. A Florida corporation may make any other or further indemnification or advancement of expenses to any of its officers or directors, both as to action in their official capacity and as to action in another capacity while holding such office. Under Florida law, indemnification or advancement of expenses, however, shall generally not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that the director’s or officer’s actions or omissions were material to the cause of action so adjudicated and constitute (a) a violation of the criminal law; (b) a transaction from which the officer or director derived an improper personal benefit; (c) an unlawful distribution; or (d) willful misconduct or a conscious disregard for the best interests of the corporation.

Florida law and Onstream’s Bylaws permit Onstream to purchase and maintain insurance on behalf of any director or officer of Onstream against any liability asserted against the director or officer and incurred in such capacity, whether or not Onstream would have the power to indemnify the director or officer against such liability.

In addition to indemnification under Florida law and Onstream's Bylaws, Onstream has entered into employment agreements that agree to indemnify officers in certain circumstances.

Narrowstep's Amended and Restated Certificate of Incorporation provides for mandatory indemnification and advancement of expenses for current and former directors and officers.

As a condition precedent to indemnification, a Narrowstep director or officer must notify the Corporation in writing as soon as practicable of any action, suit, proceeding, or investigation for which indemnity will or could be sought. After such notification, the Corporation will be entitled to participate at its own expense and/or assume the defense with legal counsel reasonably acceptable to the director or officer. Whether the director or officer is entitled to indemnification or advancement of expenses is determined by (i) a majority vote of the directors who are not a party to the action in question, (ii) a committee of disinterested directors, (iii) independent legal counsel, (iv) a majority vote of a quorum of the outstanding shares of stock of all classes, or (v) a court of competent jurisdiction.

In addition, the Narrowstep Amended and Restated Certificate of Incorporation provides that if Delaware corporate law is amended to expand the level of permitted indemnification, the Corporation shall indemnify directors or officers to the fullest extent allowed by Delaware law.

Finally, Narrowstep has entered into an indemnity agreement with each of its Directors and certain of its executive officers containing provisions that may require Narrowstep, among other things, to indemnify to the fullest extent permitted by law its executive directors and officers against liabilities that may arise by reason of their status or service as executive directors or officers and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Director Liability
Under Florida law, a director is not liable for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and the director’s breach of, or failure to perform, those duties constitutes a violation of criminal law, self-dealing, an unlawful distribution, willful misconduct or recklessness.

As allowed under Delaware law, Narrowstep's directors are not liable for monetary damages for breach of his fiduciary duty, unless the director: (i) breached his duty of loyalty, (ii) committed acts or omissions not in good faith or that involved intentional misconduct or violation of the law, (iii) violated Section 174 of the Delaware General Corporate Law, or (iv) derived improper personal benefit form a transaction.

Amendment of Articles/Certificate of Incorporation
Onstream's Bylaws provide that its Board of Directors may amend the Bylaws without stockholder action to delete any information contained in the articles of incorporation that is solely of historical interest; to change each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding; to delete the authorization for a class or series of shares if no shares of such class or series have been issued.

Under Delaware law, amendments to a corporation's certificate of incorporation require the board of directors to adopt a resolution setting forth the proposed amendment and an assessment of its advisability. The amendment must be approved by a majority of the outstanding stock entitled to vote and by a majority of outstanding stock from each class entitled to vote as a class.

Delaware law further provides that the holders of outstanding shares of a class are entitled to vote as a class upon an amendment, whether or not the class is typically entitled to vote, if the amendment would increase or decrease the number of authorized shares of the class, increase or decrease the par value of the shares of the class, or adversely affect the class by altering the powers, preferences, or special rights of the shares of the class.

In addition to the requirements of Delaware law, Narrowstep's Amended and Restated Certificate of Incorporation requires an affirmative vote by seventy-five percent (75%) of the outstanding shares entitled to vote to (i) reduce or eliminate the number of authorized shares of common or preferred stock, or (ii) amend, repeal, or adopt any provision inconsistent with the term of the corporation's existence, the Board's power to amend the bylaws, the number or term of the directors etc., indemnification provisions, or the terms by which to amend the certificate of incorporation.

Amendment of Bylaws
The Board of Directors of Onstream has the power to amend Onstream's Bylaws at any time; except that a bylaw that fixes a greater quorum or voting requirement for the Board of Directors may be amended or repealed (i) if originally adopted by the stockholders, only by the stockholders; and (ii) if originally adopted by the Board of Directors, either by the stockholders or by the Board of Directors.

The Board of Directors has the power to amend or repeal Narrowstep's Amended and Restated Bylaws by an affirmative vote of a majority of directors.

The stockholders of Narrowstep may also amend Narrowstep's Amended and Restated Bylaws, provided that at least seventy-five percent (75%) of all outstanding shares of the capital stock entitled to vote in the election of directors, voting together as a single class, vote affirmatively for the proposed amendment.

OTHER MATTERS

As of the date hereof, there are no other matters that either Onstream or Narrowstep intends to present, or has reason to believe others will present, at the Onstream or Narrowstep special meeting. If, however, other matters properly come before the special meetings, the accompanying proxies authorize the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

FUTURE STOCKHOLDER PROPOSALS

Onstream

Onstream stockholders may submit proposal on matters appropriate for stockholder action (including any election of a Onstream director) at meetings of Onstream's stockholders in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals that are intended to be included in Onstream's proxy statement for the 2009 annual meeting pursuant to Proxy Rule 14a-8 must be received by Onstream on or before April 3, 2009 and must comply with that rule. Proposals of stockholders intended to be presented at the 2009 annual meeting of stockholders, other than pursuant to Rule 14a-8, must also be received by Onstream on or before April 3, 2009 in order to be eligible for inclusion in Onstream's proxy statement and form of proxy for the meeting. Any stockholder proposal must comply with all applicable rules and regulations of the Securities and Exchange Commission. Proxies solicited by the Board of Directors for the 2009 annual meeting may confer discretionary authority to vote on any proposals notice of which is not received by that date.

Narrowstep

If the Merger is consummated, Narrowstep will not have public stockholders and there will be no public participation in any future meeting of stockholders after the consummation of the Merger.

LEGAL MATTERS

Roetzel & Andress LPA, counsel to Onstream, will deliver an opinion concerning the validity of the issuance of the Onstream common stock and contingent value rights and shares underlying warrants assumed by Onstream. Arnstein & Lehr LLP, counsel to Onstream, will deliver an opinion concerning certain federal income tax consequences of the Merger. See "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The stockholders of Onstream ratified the appointment of Goldstein Lewin & Co., Certified Public Accountants, 1900 NW Corporate Blvd., Boca Raton, FL 33431, as its independent accountants. Goldstein Lewin & Co. has audited Onstream's financial statements for each of the fiscal periods represented in this joint proxy statement/prospectus. Such financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Rothstein, Kass & Company, P.C., 4 Becker Farm Road, Roseland, NJ 07068, has audited Narrowstep's financial statements for each of the fiscal periods ended February 29, 2008 and February 28, 2007. Such financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

Onstream's transfer agent and registrar and the designated exchange agent in the Merger is Interwest Transfer Co., 1981 E 4800 South, Ste. 100, Salt Lake City, UT 84117.

WHERE YOU CAN FIND MORE INFORMATION

Onstream and Narrowstep file annual, quarterly and current reports, proxy statements (in the case of Onstream only) and other information with the Securities and Exchange Commission, or the Securities and Exchange Commission. You may read and copy any reports, statements or other information Onstream or Narrowstep files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Onstream's and Narrowstep's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and on the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

As of the date of this joint proxy statement/prospectus, Onstream has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Onstream common stock and contingent value rights that Onstream will issue to Narrowstep stockholders in connection with the Merger along with shares underlying warrants to be assumed by Onstream. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Onstream, as well as a proxy statement of Narrowstep and Onstream for their respective special meetings.

If you would like to request documents from Onstream or Narrowstep, please send a request in writing or by telephone to either Onstream or Narrowstep at the following addresses:

Onstream Media Corporation Investor Relations Brett Maas (646) 536-7331	Narrowstep Inc. Ellyn Ito (609) 945-1772

Information on Onstream Web Site

Information on any Onstream Internet web site is not part of this document and you should not rely on that information in deciding whether to approve the Merger Consideration Proposal, the Amendment Proposal, the Election of Directors Proposal, the Ratification of Auditors Proposal and the Adjournment Proposal, unless that information is also in this joint proxy statement/prospectus or in a document that is incorporated by reference in this joint proxy statement/prospectus.

Information on Narrowstep Web Site

Information on any Narrowstep Internet web site is not part of this document and you should not rely on that information in deciding whether to adopt the Merger Agreement, unless that information is also in this joint proxy statement/prospectus or in a document that is incorporated by reference in this joint proxy statement/prospectus.

Onstream has supplied or verified all information contained in this joint proxy statement/prospectus about Onstream, and Narrowstep has supplied or verified all information contained in this joint proxy statement/prospectus about Narrowstep (other than the information referred to in the sections "Fairness Opinion of Financial Adviser to Narrowstep" and "Fairness Opinion of Financial Adviser to Onstream" on pages 133 and 150 of this joint proxy statement/prospectus).

THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER.

This joint proxy statement/prospectus is dated ___________ , 2008. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to you nor the issuance of Onstream common stock and contingent value rights in the Merger shall create any implication to the contrary.

INDEX TO FINANCIAL STATEMENTS FOR ONSTREAM

From Onstream’s Annual Report on Form 10-KSB for the year ended September 30, 2007:

From Onstream's Quarterly Report on Form 10Q-QSB for the nine and three months ended June 30, 2008:

INDEX TO FINANCIAL STATEMENTS FOR NARROWSTEP

From Narrowstep's Annual Report on Form 10-KSB for the year ended February 29, 2008:

From Narrowstep's Quarterly Report on Form 1Q-QSB for the quarter ended August 31, 2008:

Unaudited Consolidated Balance Sheets at August 31, 2008 and February 29, 2008	F-121
Unaudited Consolidated Statements of Operations and Comprehensive Loss for the Three and Six Months Ended August 31, 2008 and 2007	F-122
Unaudited Consolidated Statements of Cash Flows for the Six Months Ended August 31, 2008 and 2007	F-123
Notes to Consolidated Financial Statements at August 31, 2008	F-124

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Onstream Media Corporation
Pompano Beach, Florida

We have audited the accompanying consolidated balance sheets of Onstream Media Corporation and subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Onstream Media Corporation and subsidiaries as of September 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

/s/ Goldstein Lewin & Co.

GOLDSTEIN LEWIN & CO.
Certified Public Accountants

Boca Raton, Florida
December 21, 2007

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
	2007	2006

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$560,230	$222,963
Restricted cash	-	8,485
Accounts receivable, net of allowance for doubtful accounts of $65,254 and $28,550, respectively	2,620,177	1,529,820
Prepaid expenses	565,649	398,203
Inventories	85,459	66,807
Other current assets	137,632	49,271
Total current assets	3,969,147	2,275,549

PROPERTY AND EQUIPMENT, net	5,551,026	4,898,715
INTANGIBLE ASSETS, net	5,108,604	190,025
GOODWILL, net	21,696,948	9,692,845
OTHER NON-CURRENT ASSETS	157,931	109,078

Total assets	$36,483,656	$17,166,212

(Continued)

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Continued)

	September 30,
	2007	2006

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,266,134	$2,826,676
Amounts due to shareholders and officer	109,419	209,419
Deferred revenue	215,400	268,237
8% Convertible Debentures - current portion, net of discount	-	726,478
Notes payable – current portion	138,629	892,032
Detachable Warrants and Embedded Conversion Feature associated with 8% Convertible Debentures	-	834,125
Detachable Warrants and Embedded Conversion Feature associated with 8% Subordinated Convertible Debentures	-	281,809
Total current liabilities	2,729,582	6,038,776

8% Convertible Debentures, net of discount and current portion	-	912,657
8% Subordinated Convertible Debentures, net of discount	-	1,294,870
Notes payable, net of discount and current portion	255,329	533,758

Total liabilities	2,984,911	8,780,061

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

Series A-10 Convertible Preferred stock, par value $.0001 per share, authorized 700,000 shares, 69,196 and 430,983 issued and outstanding, respectively	7	43
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 41,880,707 and 15,127,253 issued and outstanding, respectively	4,188	1,513
Additional paid-in capital	129,090,403	87,699,908
Unamortized discount	(98,491)	(1,369,617)
Accumulated deficit	(95,497,362)	(77,945,696)
Total stockholders’ equity	33,498,745	8,386,151

Total liabilities and stockholders’ equity	$36,483,656	$17,166,212

The accompanying notes are an integral part of these consolidated financial statements.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2007	2006
REVENUE:
Smart encoding, DMSP and UGC	$1,718,684	$2,154,556
Network usage	2,105,477	2,092,928
Webcasting	4,769,053	3,620,866
Audio and web conferencing	3,198,818	-
Other	323,013	551,101
Total revenue	12,115,045	8,419,451

COSTS OF REVENUE:
Smart encoding, DMSP and UGC	1,037,439	757,871
Network usage	895,573	905,905
Webcasting	1,722,901	1,367,347
Audio and web conferencing	545,615	-
Other	117,557	224,971
Total costs of revenue	4,319,085	3,256,094

GROSS MARGIN	7,795, 960	5,163,357

OPERATING EXPENSES:
General and administrative:
Compensation	6,679,964	4,979,920
Professional fees	3,344,615	2,310,116
Other	2,183,298	1,609,159
Depreciation and amortization	3,099,940	2,121,161
Total operating expenses	15,307,817	11,020,356

Loss from operations	(7,511,857)	(5,856,999)

OTHER EXPENSE, NET:
Interest income	69,487	4,978
Interest expense	(7,464,897)	(2,128,362)
Debt extinguishment loss	(135,000)	-
Income from derivative instruments	-	1,300,959
Other income, net	284,214	213,211

Total other expense, net	(7,246,196)	(609,214)

Net loss	$(14,758,053)	$(6,466,213)

Loss per share – basic and diluted:

Net loss per share	$(0.48)	$(0.47)

Weighted average shares of common stock outstanding – basic and diluted	30,636,669	13,624,786

The accompanying notes are an integral part of these consolidated financial statements.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2006 AND 2007

	Series A- 10 Preferred Stock		Common Stock		Additional Paid-in Capital		Accumulated
	Shares	Amount	Shares	Amount	Gross	Discount	Deficit	Total

Balance, September 30, 2005	416,031	$41	12,191,001	$1,219	$77,365,612	$(2,067,461)	$(70,440,235)	$4,859,176

Conversion of 8% Convertible Debentures to common shares	-	-	906,506	91	906,415	-	-	906,506
Conversion of Series A-10 preferred shares to common shares	(18,874)	(2)	188,740	19	(17)	69,463	(69,463)	-
Warrants issued with 8% Subordinated Convertible Debentures (includes beneficial conversion)	-	-	-	-	917,917	-	-	917,917
Issuance of shares, warrants and options for equipment and services	-	-	1,092,715	109	1,449,999	-	-	1,450,108
Common shares issued for interest on 8% Convertible Debentures and Notes Payable	-	-	727,458	73	534,585	-	-	534,658
Common shares issued upon exercise of Warrants	-	-	20,833	2	20,831	-	-	20,833
Dividends accrued on Series A-10 preferred	33,826	4	-	-	338,264	628,381	(969,785)	(3,136)
Decrease in equity securities subject to potential rescission	-	-	-	-	7,084,219	-	-	7,084,219
Reclassification to liability of Detachable Warrants and Embedded Conversion Feature associated with 8% Subordinated Convertible Debentures	-	-	-	-	(917,917)	-	-	(917,917)
Net loss	-	-	-	-	-	-	(6,466,213)	(6,466,213)

Balance, September 30, 2006	430,983	$43	15,127,253	$1,513	$87,699,908	$(1,369,617)	$(77,945,696)	$8,386,151

(Continued)

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2006 AND 2007
(Continued)

	Series A- 10 Preferred Stock		Common Stock		Additional Paid-in Capital		Accumulated
	Shares	Amount	Shares	Amount	Gross	Discount	Deficit	Total

Balance, September 30, 2006	430,983	$43	15,127,253	$1,513	$87,699,908	$(1,369,617)	$(77,945,696)	$8,386,151
Cumulative effect of change in accounting principle - adoption of FSP EITF 00-19-2	-	-	-	-	2,416,891	-	(1,300,957)	1,115,934
Conversion of 8% Convertible Debentures to common shares	-	-	5,299,153	530	5,298,624	-	-	5,299,154
Conversion of Series A-10 preferred shares to common shares	(393,368)	(39)	3,933,680	393	(354)	966,124	(966,124)	-
Conversion of Notes Payable to common shares	-	-	3,045,902	305	3,099,695	-	-	3,100,000
Issuance of shares, warrants and options for equipment and services	-	-	910,608	91	2,509,790	-	-	2,509,881
Common shares and options issued for interest and fees on 8% Convertible Debentures and Notes Payable	-	-	2,279,156	228	5,028,803	-	-	5,029,031
Common shares issued upon exercise of warrants and options	-	-	4,552,154	455	6,879,882	-	-	6,880,337
Sale of common shares, net of issuance costs	-	-	4,888,889	489	10,206,537	-	-	10,207,026
Common shares issued for Infinite Conferencing and Auction Video acquisitions	-	-	1,843,912	184	5,499,816	-	-	5,500,000
Dividends accrued or paid on Series A-10 preferred	31,581	3	-	-	315,811	305,002	(526,532)	94,284
Beneficial conversion included in J&C Resources note	-	-	-	-	135,000	-	-	135,000
Net loss	-	-	-	-	-	-	(14,758,053)	(14,758,053)

Balance, September 30, 2007	69,196	$7	41,880,707	$4,188	$129,090,403	$(98,491)	$(95,497,362)	$33,498,745

The accompanying notes are an integral part of these consolidated financial statements.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,758,053)	$(6,466,213)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	3,099,940	2,121,161
Amortization of discount on notes payable	5,015,103	54,364
Amortization of discount on convertible debentures	2,290,995	1,387,716
Interest expense paid in common shares and options	108,754	523,313
Interest expense on notes converted to 8% Subordinated Convertible Debentures	-	25,000
Amortization of deferred professional fee expenses paid in equity	2,323,215	1,397,775
Debt extinguishment loss	135,000	-
Income from derivative instruments	-	(1,300,959)
Decrease (Increase) in allowance for doubtful accounts	37,022	(1,130)
Gain from settlements of obligations and sales of equipment	(193,403)	(11,691)
Net cash (used in) operating activities, before changes in current assets and liabilities	(1,941,427)	(2,270,664)
Changes in current assets and liabilities, net of effect of acquisitions:
Decrease (Increase) in accounts receivable	(169,479)	(253,716)
Decrease (Increase) in prepaid expenses	79,319	6,785
Decrease (Increase) in other current assets	(67,517)	(40,357)
(Increase) Decrease in inventories	(18,652)	19,361
(Decrease) Increase in accounts payable and accrued liabilities	(133,980)	920,225
(Decrease) Increase in deferred revenue	(52,837)	97,266
Net cash (used in) operating activities	(2,304,573)	(1,521,100)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments in connection with the acquisition of Infinite Conferencing, net of cash acquired	(14,201,668)	-
Payments in connection with the acquisition of Auction Video	(523,066)	-
Payment of accounts payable and accrued liabilities assumed at time of Onstream Merger	(100,718)	(15,000)
Acquisition of property and equipment	(1,260,191)	(1,105,249)
Net cash (used in) investing activities	(16,085,643)	(1,120,249)

(Continued)

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

	Years Ended September 30,
	2007	2006
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common shares, net of expenses	$17,087,363	$20,833
Proceeds from loans and notes payable, net of expenses	2,050,000	2,022,815
Proceeds from sale of 8% Subordinated Convertible Debentures, net of expenses	-	1,756,634
Repayment of loans, notes and leases payable	(409,880)	(940,107)
Net cash provided by financing activities	18,727,483	2,860,175

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	337,267	218,826

CASH AND CASH EQUIVALENTS, beginning of period	222,963	4,137

CASH AND CASH EQUIVALENTS, end of period	$560,230	$222,963

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest	$94,568	$208,646

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Conversion of Series A-10 convertible preferred to common shares	$3,933,680	$188,740
Conversion of 8% Convertible Debentures to common shares	$5,299,154	$906,506
Conversion of note payable and interest to 8% Subordinated Convertible Debentures	$-	$375,000
Conversion of notes payable to common shares	$3,100,000	$-
Issuance of shares for acquisition of Infinite Conferencing – see note 2 for assets acquired and liabilities assumed	$4,000,000	$-
Issuance of shares for acquisition of Auction Video – see note 2 for assets acquired and liabilities assumed	$1,500,000	$-
Cumulative effect of change in accounting principle – adoption of FSP EITF 00-19-2, resulting in reversal of previous reclassifications from equity to liability	$2,416,891	$-
Net decrease in amount of equity securities subject to potential rescission, including portion classified as liability	$-	$7,084,219
Derivative instruments reclassified from equity to liability	$-	$917,917
Issuance of shares, warrants and options for deferred services and incentives	$2, 382,480	$1,123,064
Issuance of warrants to placement agent for sale of common shares	$518,445	$-
Issuance of warrants with 8% Subordinated Convertible Debentures	$-	$424,459
Issuance of shares for payment of accounts payable	$127,400	$327,044
Issuance of common shares and options for interest	$5,029,031	$534,658
Issuance of A-10 preferred shares for dividends	$315,815	$338,268
Purchase of equipment under capital lease	$339,483	$-
Disposal of property and equipment	$-	$641,860

The accompanying notes are an integral part of these consolidated financial statements.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Onstream Media Corporation (the "Company" or "Onstream" or "ONSM"), organized in 1993, is a leading online service provider of live and on-demand Internet video, corporate web communications and content management applications, including digital media services and webcasting services. Digital media services are provided primarily to entertainment, advertising and financial industry customers. Webcasting services are provided primarily to corporate, education, government and travel industry customers.

Our Digital Media Services Group, which operates primarily from facilities in San Francisco, California, consists of our Smart Encoding division, our DMSP (“Digital Media Services Platform”) division, our UGC (“User Generated Content”) division and our EDNet division.

Our Smart Encoding division provides both automated and manual encoding and editorial services for processing digital media, using a set of coordinated technologies and processes that allow the quick and efficient on-line search, retrieval, and streaming of this media, which can include photos, videos, audio, engineering specs, architectural plans, web pages, and many other pieces of business collateral. Our DMSP division provides an on-line, subscription based service that includes access to enabling technologies and features for our clients to acquire, store, index, secure, manage, distribute and transform these digital assets into saleable commodities. Our UGC division, which also operates as Auction Video – see note 2, provides a video ingestion and flash encoder that can be used by our clients on a stand-alone basis or in conjunction with the DMSP.

Our EDNet division provides connectivity within the entertainment and advertising industries through its managed network, which encompasses production and post-production companies, advertisers, producers, directors, and talent. The global network, with approximately 500 active clients in cities throughout the United States, Canada, Mexico, Europe, and the Pacific Rim, enables high-speed exchange of high quality audio, compressed video and multimedia data communications, utilizing long distance carriers, regional phone companies, satellite operators, and major internet service providers. EDNet also provides systems integration and engineering services, application-specific technical advice, audio equipment, proprietary and off-the-shelf codecs, teleconferencing equipment, and other innovative products to facilitate the Company's broadcast and production applications. EDNet generates revenues from network usage, the sale, rental and installation of equipment, and other related fees.

Our Web Communications Services Group consists of our Webcasting and Travel divisions, which operate primarily from facilities in Pompano Beach, Florida and our Infinite Conferencing division, which operates primarily from facilities in the New York City metropolitan area.

Our Webcasting division provides an array of web-based media services to the corporate market including live audio and video webcasting, packaged corporate announcements, and rich media information storage and distribution for any business entity. The Travel division produces Internet-based multi-media streaming videos related to hotels, resorts, time-shares, golf facilities, and other travel destinations. The Company warehouses this travel content on its own on-line travel portal – www.travelago.com ("Travelago"). See Note 3 regarding the disputed sale, and related settlement, of these travel related assets and operations. The Webcasting and Travel divisions generate revenues through production and distribution fees.

The Company’s recently acquired Infinite Conferencing (“Infinite”) division generates revenues from usage charges and fees for other services provided in connection with “reservationless” and operator-assisted audio and web conferencing services – see note 2.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Liquidity

The consolidated financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since its inception, and has an accumulated deficit of approximately $95.5 million as of September 30, 2007. The Company's operations have been financed primarily through the issuance of equity and debt. For the year ended September 30, 2007, ONSM had a net loss of approximately $14.8 million and cash used in operations of approximately $2.3 million. However, the Company had working capital of approximately $1.2 million at September 30, 2007.

The Company is constantly evaluating its cash needs and existing burn rate, in order to make appropriate adjustments to operating expenses. Depending on its actual future cash needs, the Company may need to raise additional debt or equity capital to provide funding for ongoing future operations, or to refinance existing indebtedness. No assurances can be given that the Company will be successful in obtaining additional capital, or that such capital will be available on terms acceptable to the Company. The Company's continued existence is dependent upon its ability to raise capital and to market and sell its services successfully. The financial statements do not include any adjustments to reflect future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result if the Company is unsuccessful.

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of Onstream Media Corporation and its subsidiaries - Entertainment Digital Network, Inc., Media On Demand, Inc., HotelView Corporation, OSM Acquisition, Inc., AV Acquisition, Inc., Auction Video Japan, Inc. and Infinite Conferencing, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used when accounting for allowances for doubtful accounts, revenue reserves, inventory reserves, depreciation and amortization, taxes, contingencies and impairment allowances. Such estimates are reviewed on an on-going basis and actual results could materially differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consists of all highly liquid investments with original maturities of three months or less.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and notes payable approximate fair value due to the short maturity of the instruments.

Bad Debt Reserves

The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer's ability to meet its financial obligations to the Company, the Company records a specific allowance against amounts due to us, and thereby reduce the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and historical experience. Bad debt reserves were approximately $65,000 and $29,000, at September 30, 2007 and 2006, respectively.

Concentration of Credit Risk

The Company at times has cash in banks in excess of FDIC insurance limits and places its temporary cash investments with high credit quality financial institutions. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral from them. Reserves for credit losses are maintained at levels considered adequate by management. See Note 7 regarding revenues from significant customers.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market by analyzing market conditions, current sales prices, inventory costs, and inventory balances. The Company evaluates inventory balances for excess quantities and obsolescence on a regular basis by analyzing backlog, estimated demand, inventory on hand, sales levels and other information. Based on that analysis, the Company management estimates the amount of provisions made for obsolete or slow moving inventory.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Property and equipment under capital leases are stated at the lower of the present value of the minimum lease payments at the beginning of the lease term or the fair value at the inception of the lease. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization expense on assets acquired under capital leases is included in depreciation expense. The costs of leasehold improvements are amortized over the lesser of the lease term or the life of the improvement.

Software

Included in property and equipment is computer software developed for internal use, including the Digital Media Services Platform (“DMSP”) – see notes 2 and 3. Such amounts have been accounted for in accordance with Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and Emerging Issues Task Force pronouncement (“EITF”) 00–2 “Accounting for Web Site Development Costs”. Such costs are amortized on a straight-line basis over three years, commencing when the related asset has been substantially placed in service.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and other intangible assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets”, goodwill is reviewed annually (or more frequently if impairment indicators arise) for impairment. Other intangible assets, such as customer lists, are amortized to expense over their estimated useful lives, although they are still subject to review and adjustment for impairment.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses the recoverability of such assets by comparing the estimated undiscounted cash flows associated with the related asset or group of assets against their respective carrying amounts. The amount of an impairment, if any, is calculated based on the excess of the carrying amount over the fair value of those assets.

See Note 2 – Goodwill and other Acquisition-Related Intangible Assets.

Revenue Recognition

Revenues from sales of goods and services are recognized when (i) persuasive evidence of an arrangement between the Company and the customer exists, (ii) the good or service has been provided to the customer, (iii) the price to the customer is fixed or determinable and (iv) collectibility of the sales prices is reasonably assured.

The Digital Media Services Group recognizes revenues from the acquisition, editing, transcoding, indexing, storage and distribution of its customers’ digital media. Charges to customers by the Smart Encoding and UGC divisions are generally based on the activity or volume of such media, expressed in megabytes or similar terms, and are recognized at the time the service is performed. Charges to customers by the DMSP division are generally based on a monthly subscription fee, as well as charges for hosting, storage and professional services. Fees charged to customers for customized applications or set-up are recognized as revenue at the time the application or set-up is completed.

The EDNet division of the Digital Media Services Group generates revenues from customer usage of digital telephone connections controlled by EDNet, as well as bridging services and the sale of equipment. EDNet purchases digital phone lines from telephone companies and sells access to the lines, as well as separate per-minute usage charges. Network usage and bridging revenue is recognized based on the timing of the customer’s use of those services.

EDNet sells various audio codecs and video transport systems, equipment which enables its customers to collaborate with other companies or with other locations. As such, revenue is recognized for the sale of equipment when the equipment is installed or upon signing of a contract after a free trial period. All sales are final and there are no refund rights or rights of return. EDNet leases some equipment to customers under terms that are accounted for as operating leases. Rental revenue from leases is recognized ratably over the life of the lease and the related equipment is depreciated over its estimated useful life. All leases of the related equipment contain fixed terms.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

The Web Communications Services Group recognizes revenue from live and on-demand webcasts at the time an event is accessible for streaming over the Internet. Webcasting services are provided to customers using the Company’s proprietary streaming media software, tools and processes. Customer billings are typically based on (i) the volume of data streamed at rates agreed upon in the customer contract or (ii) a set monthly fee. Since the primary deliverable for the webcasting group is a webcast, returns are inapplicable. If the Company has difficulty in producing the webcast, it may reduce the fee charged to the customer. Historically these reductions have been immaterial, and are recorded in the month the event occurs.

Services for live webcast events are usually sold for a single price that includes on-demand webcasting services in which the Company hosts an archive of the webcast event for future access on an on-demand basis for periods ranging from one month to one year. However, on-demand webcasting services are sometimes sold separately without the live event component and the Company has referred to these separately billed transactions as verifiable and objective evidence of the amount of its revenues related to on-demand services. In addition, the Company has determined that the material portion of all views of archived webcasts take place within the first ten days after the live webcast.

Based on its review of the above data, the Company has determined that the material portion of its revenues for on-demand webcasting services are recognized during the period in which those services are provided, which complies with the provisions of Staff Accounting Bulletin (“SAB”) 101 and SAB 104, “Revenue Recognition”, and EITF 00-21, “Accounting for Revenue Arrangements with Multiple Elements”. Furthermore, the Company has determined that the maximum potentially deferrable revenue from on-demand webcasting services charged for but not provided as of September 30, 2006 and 2007 is immaterial in relation to the Company’s recorded liabilities.

The Infinite Conferencing division of the Web Communications Services Group generates revenues from audio conferencing and web conferencing services, plus recording and other ancillary services. Infinite owns telephone switches used for audio conference calls by its customers, which are generally charged for those calls based on a per-minute usage rate. Infinite provides on-line webconferencing services to its customers, charging either a per-minute rate or a monthly subscription fee allowing a certain level of usage. Audio conferencing and web conferencing revenue is recognized based on the timing of the customer’s use of those services.

The Web Communications Services Group recognizes a portion of its travel contract revenue at the time of completion of video production services with the remaining revenue recognized over the term of the contract. Per hit charges are recognized when users watch a video on the Internet. Fixed monthly fees are recognized on a monthly basis consistent with the terms of the contract. Commissions on bookings are recognized when the stays are completed.

Deferred revenue represents amounts billed to customers for webcasting, EDNet, smart encoding or DMSP services to be provided in future accounting periods. As projects or events are completed and/or the services provided, the revenue is recognized. The Company received $135,000 in non-refundable smart encoding fees during the year ended September 30, 2006 that were not included in the revenue reported for that period. Based on applicable accounting literature, including SAB 104, “Revenue Recognition”, the Company has included this amount on its September 30, 2006 balance sheet under the caption “Deferred Revenue” and recognized it as revenue during the year ended September 30, 2007. Deferred revenue at September 30, 2006 also included a $50,000 initial payment received by the Company in connection with the sale of its travel video library, which payment was refunded as part of a litigation settlement in fiscal 2007 – see Note 3. Deferred revenue at September 30, 2007 included a $50,000 initial payment received from ASPA-Japan Co., Ltd. (“ASPA”) in connection with an exclusive sales agency agreement which final status has not been determined – See Note 9.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income or Loss

The Company has no components of other comprehensive income or loss, and accordingly, net loss equals comprehensive loss for all periods presented.

Advertising and marketing

Advertising and marketing costs, which are charged to operations as incurred, were approximately $340,000 and $348,000 for the years ended September 30, 2007 and 2006, respectively.

Derivatives

Through September 30, 2006, the Company accounted for non-hedging contracts that are indexed to, and potentially settled in, its own common stock in accordance with the provisions of EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. These non-hedging contracts accounted for in accordance with EITF 00-19 included freestanding warrants to purchase the Company’s common stock as well as embedded conversion features that were bifurcated from the host financing contract in accordance with the requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”. Under certain circumstances that could require the Company to settle these equity items in cash or stock, and without regard to probability, EITF 00-19 could require the classification of all or part of the item as a liability and the adjustment of that reclassified amount to fair value at each reporting date, with such adjustments reflected in the Company’s statement of operations, subject to the accounting for equity securities that were subject to potential rescission as discussed in Note 4. Effective within the year ended September 30, 2007, the Company elected early adoption of FASB Staff Position (“FSP”) EITF 00-19-2, “Accounting for Registration Payment Arrangements”, which was issued on December 21, 2006 and establishes that contingent obligations under registration payment arrangements, as defined in FSP EITF 00-19-2, shall be recognized and measured separately in accordance with SFAS 5, “Accounting for Contingencies” and FASB Interpretation (“FIN”) No. 14, “Reasonable Estimation of the Amount of a Loss”, and not under EITF 00-19. The Company determined that all of the underlying factors that had resulted in the Company’s previous determination to account for these warrants and conversion features as derivatives were registration payment arrangements and as a result of its adoption of FSP EITF 00-19-2, these warrants and conversion features were no longer considered derivatives to be accounted for under EITF 00-19, and will instead be evaluated and accounted for based on the requirements of SFAS 5 and FIN 14.

Income Taxes

As part of the process of preparing our consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves estimating current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the Company’s consolidated balance sheet. The Company then assesses the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent it believes that recovery is not likely, it establishes a valuation allowance. To the extent the Company establishes a valuation allowance or changes this allowance in a period, it includes an expense or a benefit within the tax provision in the Company’s statement of operations.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (continued)

The Company has approximately $78.0 million in Federal net operating loss carryforwards as of September 30, 2007, which expire in 2011 through 2027. The utilization of approximately $16.0 million of the net operating loss carryforward, acquired from the 2001 acquisition of EDNET and the 2002 acquisition of MOD and included in this total, against future taxable income may be limited as a result of ownership changes and other limitations. The Company also has an approximately $3.5 million capital loss carryforward which expires in 2008.

Significant judgment is required in determining the Company’s provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against those deferred tax assets. The Company has a deferred tax asset of approximately $29.4 million primarily resulting from the net operating loss carryforwards. A full valuation allowance has been recorded related to the deferred tax asset due to the uncertainty of realizing the benefits of certain net operating loss carryforwards before they expire. The valuation allowance is based on the Company’s historical taxable income and its estimates of future taxable income in each jurisdiction in which it operates and the period over which its deferred tax assets will be recoverable. Management will continue to assess the likelihood that the deferred tax asset will be realizable and the valuation allowance will be adjusted accordingly.

Accordingly, no income tax benefit has been recorded in the accompanying consolidated statement of operations as a result of the net tax losses of approximately $8.9 million and $7.0 million for the years ended September 30, 2007 and 2006, respectively. The primary differences between the net loss for book and tax purposes are non-taxable book income from derivative instruments as well as the following items expensed for book purposes but not deductible for tax purposes – amortization of loan discount, amortization of customer lists, inventory and receivable reserves, and expenses for stock options and shares issued in payment for consulting and other professional fees but not exercised by the recipients, or in the case of shares, not registered for or eligible for resale.

Net Loss Per Share

For the years ended September 30, 2007 and 2006, net loss per share is based on the net loss divided by the weighted average number of shares of common stock outstanding. Since the effect of common stock equivalents was anti-dilutive, all such equivalents were excluded from the calculation of weighted average shares outstanding. The total outstanding options and warrants, which have been excluded from the calculation of weighted average shares outstanding, were 14,636,231 and 15,212,431 at September 30, 2007 and 2006, respectively.

In addition, the potential dilutive effects of the following convertible securities outstanding at September 30, 2007 have been excluded from the calculation of weighted average shares outstanding: 69,196 shares of Series A-10 Convertible Preferred Stock (“Series A-10”) which could potentially convert into 691,960 shares of ONSM common stock. The potential dilutive effects of the following convertible securities outstanding at September 30, 2006 have been excluded from the calculation of weighted average shares outstanding: (i) 430,983 shares of Series A-10 Convertible Preferred Stock (“Series A-10”) which could potentially convert into 4,309,830 shares of ONSM common stock and (ii) $3,000,000 of senior secured convertible notes (“8% Convertible Debentures”) and $2,225,000 of subordinated convertible notes (“8% Subordinated Debentures”) which in aggregate could potentially convert into 5,225,000 shares of ONSM common stock.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

Stock Compensation

The Company has a stock based compensation plan for its employees (the “Plan”).  In December 2004, the FASB issued SFAS 123R, “Share-Based Payments”, which requires all companies to measure compensation cost for all share-based payments, including employee stock options, at fair value, which the Company adopted as of October 1, 2006 (the required date) and first applied during the year ended September 30, 2007, using the modified-prospective-transition method. Under this method, compensation cost recognized for the year ended September 30, 2007 includes compensation cost for all share-based payments granted subsequent to September 30, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). As of October 1, 2006, there were no outstanding share-based payments granted prior to that date, but not yet vested. The results for the prior periods have not been restated. The fair value of each Plan option expensed during the year ended September 30, 2007 was estimated on the date of grant using the Black-Scholes model with the following assumptions: expected volatility from 75% to 92%, risk-free interest rate of 6.25%, expected dividends of $0 and expected term of 2 to 5 years, the full term of the related options. Certain Plan options granted to executives in September 2007 (see note 5) were not reflected as expense during the year ended September 30, 2007 due to the immateriality of the vested and/or earned portion of those options as of that date.

Prior to October 1, 2006, the Company had elected to use Accounting Principles Board Opinion (“APB”) 25, "Accounting for Stock Issued to Employees," in accounting for employee stock options and accordingly no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table summarizes the pro forma consolidated results of operations of the Company as though the fair value based accounting method in “Accounting for Stock-Based Compensation" ("SFAS 123") had been used during the year ended September 30, 2006 in accounting for employee options issued within the Plan (“Plan Options”) and outside the Plan (“Non-Plan Options”).

For the year ended September 30, 2006

Net loss, as reported	$	(6,466,213)
Total stock based compensation expense		(1,397,297)
Pro forma net loss	$	(7,863,510)
Net loss per share – basic and diluted:
Net loss per share, as reported	$	(0.47)
Net loss per share, pro forma	$	(0.58)

Total stock based compensation expense was determined by applying the fair value based method for all employee awards, net of tax. The fair value of each option reflected above as compensation expense for the year ended September 30, 2006 was estimated on the date of grant using the Black-Scholes model with the following assumptions: expected volatility from 65% to 75%, risk-free interest rate of 6.25%, expected dividends of $0 and expected term of 5 years, the full term of the related options.

The Company has granted Non-Plan Options to consultants and other third parties. These options have been accounted for under SFAS 123, under which the fair value of the options at the time of their issuance is reflected in the Company’s consolidated financial statements and expensed as professional fees at the time the services contemplated by the options are provided to the Company. The fair value of each Non-Plan option first expensed during the year ended September 30, 2007 was estimated on the date of grant using the Black-Scholes model with the following assumptions: expected volatility from 56% to 112%, risk-free interest rate of 6.25%, expected dividends of $0 and expected term of 4 years, the full term of the related options. For Non-Plan options first expensed during the year ended September 30, 2006, the expected volatility was from 51% to 75% and the expected term was 4 to 5 years.

See Note 8 for additional information related to all stock option issuances.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Compensation and related expenses

Compensation costs for employees considered to be direct labor are included as part of webcasting and smart encoding costs of revenue. Accounts payable and accrued liabilities includes approximately $578,000 and $393,000 as of September 30, 2007 and 2006, respectively, related to salaries, commissions, taxes, vacation and other benefits earned but not paid as of those dates.

Employee 401(k) plan

The Company’s 401(k) plan, the Onstream Media Corporation 401(k) Retirement Plan and Trust (the “Plan”), is available to all full-time employees and provides them with tax deferred salary reductions and alternative investment options (directly solely by the employees). Employees may contribute a portion of their salary, subject to certain limitations, including an annual maximum established by the Internal Revenue Code. The Company matches employees’ contributions to the Plan, up to the first 8% of eligible compensation, at a 25% rate. The Company’s matching contribution was approximately $40,000 and $42,000 for the years ended September 30, 2007 and 2006, respectively. The Company expensed approximately $40,000 and $34,000 in those fiscal years, respectively, with the remaining amount of $8,000 in fiscal 2006 satisfied by amounts previously funded by the Company and expensed but forfeited by terminated employees. The Company’s contributions to the Plan vest over five years, and the unvested portion of the Company’s previous contributions was approximately $118,000 as of September 30, 2007.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Effects of Recent Accounting Pronouncements

In June 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 154, “Accounting Changes and Error Corrections”, which replaced APB Opinion 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS 154 changes the requirements for the accounting and reporting of a change in an accounting principle. APB 20 required that most voluntary changes in accounting principle be recognized by including the cumulative effect of the new principle in net income for the period of the change. SFAS 154 now requires retrospective application of changes in an accounting principle to prior period financial statements, unless it is impracticable to determine the necessary information. SFAS 154 is effective for fiscal years beginning after December 15, 2005 and adoption by the Company as of October 1, 2006 did not have a material impact on the Company's overall results of operations or financial position. As indicated in Note 4, the cumulative effect of the Company’s adoption of FSP EITF 00-19-2 was reflected via direct adjustments to equity accounts without affecting net income, as prescribed by that pronouncement.

In June 2005, the Emerging Issues Task Force (“EITF”) issued EITF 05-2, “The Meaning of Conventional Convertible Debt Instrument in Issue No. 00-19”, which retained the definition of a conventional convertible debt instrument set forth in EITF 00-19 and which is used in determining certain exemptions to the accounting prescribed under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”. EITF 05-2 also clarified that certain contingencies related to the exercise of a conversion option would not be outside the definition of “conventional” and determined that convertible preferred stock with a mandatory redemption date would also qualify for similar exemptions if the economic characteristics of the preferred stock are more akin to debt than equity. EITF 05-2 was effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005, and the Company adopted it on July 1, 2005, with no material effect on its financial statements.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effects of Recent Accounting Pronouncements (Continued)

However, see Note 4 related to classification of certain amounts related to detachable warrants and embedded conversion features as a liability as of September 30, 2006, which was based on the Company’s application of EITF 00-19 as well as other authoritative literature. As noted under “Derivatives” above, the Company’s adoption of FSP EITF 00-19-2 within the year ended September 30, 2007, resulted in discontinuance of this liability classification under EITF 00-19.

In July 2005, the FASB issued FASB Staff Position (“FSP”) 150-5, “Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares”. FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise or in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. FSP 150-5 was effective for the first reporting period beginning after December 31, 2005 and the Company adopted it on July 1, 2005, with no material effect on its financial statements. However, see Note 4 related to classification of certain amounts related to detachable warrants and embedded conversion features as a liability as of September 30, 2006, which was based on the Company’s application of SFAS 150 as well as other authoritative literature. As noted under “Derivatives” above, the Company’s adoption of FSP EITF 00-19-2 within the year ended September 30, 2007, resulted in discontinuance of this liability classification under EITF 00-19.

In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48 “Accounting for Uncertainty in Income Taxes”, which clarifies SFAS 109, “Accounting for Income Taxes” by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 will be effective for the Company’s fiscal year beginning October 1, 2007 and the Company is currently reviewing the effect FIN 48 may have on its financial statements.

In September 2006, the FASB issued SFAS 157, "Fair Value Measurements". SFAS 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance by defining fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure related to the use of fair value measures. SFAS 157 is effective for the Company’s fiscal year beginning October 1, 2008 and the Company is currently evaluating the impact SFAS 157 may have on its financial statements.

In February 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities". Under SFAS 159, the Company may elect to report most financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in fair value reported in earnings. After the initial adoption, the election is made at the acquisition of an eligible financial asset, financial liability, or firm commitment or when certain specified reconsideration events occur. The fair value election may not be revoked once an election is made. SFAS 159 is effective for the Company’s fiscal year beginning October 1, 2008 and the Company is currently evaluating the impact SFAS 159 may have on its financial statements.

In December 2007, the FASB issued SFAS 141R, “Business Combinations”, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination.  The requirements of SFAS 141R are effective for the Company’s fiscal year beginning October 1, 2009 and early adoption is prohibited. The Company is currently evaluating the impact SFAS 141R may have on its financial statements.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS

Information regarding the Company’s goodwill and other acquisition-related intangible assets is as follows:

	September 30, 2007			September 30, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Goodwill:
Infinite Conferencing	$12,000,887	$-	$12,000,887	$-	$-	$-
Acquired Onstream	8,421,401	-	8,421,401	8,421,401	-	8,421,401
EDNet	1,271,444	-	1,271,444	1,271,444	-	1,271,444
Auction Video	3,216	-	3,216	-	-	-
Total goodwill	21,696,948	-	21,696,948	9,692,845	-	9,692,845

Acquisition-related intangible assets:
Infinite Conferencing - customer lists, trademarks, URLs, supplier terms and consulting/non- competes	4,583,604	(375,000)	4,208,604	-	-	-
Auction Video - customer lists, patent pending and consulting/non- competes	1,150,000	(250,000)	900,000	-	-	-
MOD - customer lists	3,071,722	(3,071,722)	-	3,071,722	(2,918,136)	153,586
Virage - customer lists	332,000	(332,000)	-	332,000	(295,561)	36,439
Total intangible assets	9,137,326	(4,028,722)	5,108,604	3,403,722	(3,213,697)	190,025

Total goodwill and other acquisition-related intangible assets	$30,834,274	$(4,028,722)	$26,805,552	$13,096,567	$(3,213,697)	$9,882,870

Infinite Conferencing - April 27, 2007

On April 27, 2007 the Company completed the acquisition of Infinite Conferencing LLC (“Infinite”), a Georgia limited liability company. The transaction, by which the Company acquired 100% of the membership interests of Infinite, was structured as a merger by and between Infinite and the Company’s wholly-owned subsidiary, Infinite Conferencing, Inc. (the “Infinite Merger”). The primary assets acquired, in addition to Infinite’s ongoing audio and web conferencing business operations, were accounts receivable, equipment, internally developed software, customer lists, trademarks, URLs (internet domain names), favorable supplier terms and employment and non-compete agreements. The operations of Infinite are part of the Web Communications Services Group.

The consideration for the Infinite Merger was a combination of $14 million in cash and 1,376,622 shares of Onstream Media restricted common stock (valued at approximately $4.0 million, or $2.906 per share), for an aggregate purchase price of approximately $18 million, before transaction costs. Onstream arranged a private equity financing for net proceeds totaling approximately $10.2 million, to partially fund the cash portion of the transaction - see Note 6.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS (Continued)

Infinite Conferencing – April 27, 2007 (Continued)

The use of $2.906 per share, the average share price for the thirty days prior to the announcement of the definite merger agreement, to value the portion of the purchase price paid in shares, was in accordance with the merger agreement. However, EITF No. 99-12 indicates that securities given in a business combination should be measured during a period only up to "a few days before and after” the measurement date. In cases where there is a formula, the measurement date is when the number of shares first becomes fixed, which in this case was March 26, 2007, when the March 23, 2007 signing of the definitive merger agreement was publicly announced. The ONSM market price was $2.73 per share on March 21, 2007, $2.78 per share on March 26, 2007 and $2.64 per share on March 27, 2007. Although the $2.906 price used to value the shares was outside the high end of the range indicated by these prices, the Company’s management believes that it was not materially different (particularly when considering that the equity portion was only approximately 22% of the total purchase price) and so is acceptable as reasonably indicative of fair value as of the date of the Infinite Merger.

At the closing of the Infinite Merger, the Company entered into a lock-up agreement with the former Infinite shareholders that limits the number of shares that they may sell, to 25% per quarter and/or weekly sales of 30,000 shares, commencing with the registration of such shares with the SEC and which percentage and weekly limitation may be increased at our option. The lock-up agreement also provides that in the event that the accumulated gross proceeds of the sale of first 50% of the 1,376,622 shares issued to them is less than $2.0 million, the Company, at its sole option but provided that all securities to be issued in connection with the merger agreement and any related financing or other transactions do not exceed 19.99% of ONSM outstanding common stock at the measurement date, will pay the difference in registrable ONSM common shares, or cash to the extent required by the 19.99% restriction. These 1,376,622 shares were included in a registration statement declared effective by the SEC on June 15, 2007 and the payment for any shortfall is computed 190 days thereafter, or December 22, 2007. However, the payment is not expected to be due until January 15, 2008 or possibly later, subject to the notice and proof requirements in the governing documents. As of December 7, 2007, the former Infinite shareholders had sold 635,000 shares at an average price of $1.56 per share, which average price would result in an additional payment by the Company in cash or shares of approximately $923,000 if applied to the first 50% of the shares issued to those former Infinite shareholders. The closing ONSM share price was $0.94 per share on December 7, 2007.

Due to the 19.99% restriction noted above, the Company has estimated that it will be able to issue no more than approximately 80,000 additional ONSM shares to satisfy any additional payment that is required, which would be valued at the average share price for the thirty days prior to such issuance. In accordance with SFAS 141, any such payment made in shares will not change the originally recorded purchase price. However, in the event the Company is required to pay cash under this arrangement, it will be recorded as additional purchase price included in goodwill and subject to periodic evaluation for impairment as discussed below. In accordance with SFAS 141, contingent consideration should only be recorded once the contingency is resolved and the additional consideration is issued or becomes issuable and since these conditions were not met as of September 30, 2007, the Company has not made any entries on its financial statements as of that date to reflect this contingency.

In connection with the merger agreement, the Company entered into two employment contracts and one consulting contract with three key Infinite executives. The employment contracts included five-year option grants for the purchase of up to 200,000 common shares with an exercise price of $2.50 per share (fair market value at the date of closing) and vesting over two years – see Note 8. The employment and consulting contracts contain non-compete provisions with a minimum term of three years from the merger closing.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS (Continued)

Infinite Conferencing – April 27, 2007 (Continued)

The summarized balance sheet of Infinite as of the April 27, 2007 closing of the Infinite Merger is as follows, showing the fair values assigned by the Company to Infinite’s assets and liabilities in accordance with SFAS 141 and recorded by the Company at that time.

Accounts receivable	$893,228
Property and equipment	894,388
Other tangible assets (includes $14,861 cash)	48,817
Identifiable intangible assets	4,583,604
Total assets	$6,420,037

Accounts payable and accrued expenses	$204,395
Shareholder’s equity	6,215,642
Total liabilities and shareholder’s equity	$6,420,037

Infinite’s accounts receivable, net of reserves, were considered to be reasonably collectible and were generally due within thirty days of the closing of the Infinite Merger and therefore their book carrying value as of the date of acquisition was considered to be a reasonable estimate of their fair value.

Infinite’s management estimated the fair value of their property and equipment, primarily phone switch equipment and related internally developed billing and management reporting software, based on information regarding third-party sales of similar equipment and the estimated cost to recreate the customized software. The Company is amortizing these assets over useful lives ranging from 3 to 5 years.

The fair value of certain intangible assets (internally developed software, customer lists, trademarks, URLs (internet domain names), favorable contractual terms and employment and non-compete agreements) acquired as part of the Infinite Merger was determined by Company management. This fair value was primarily based on the discounted projected cash flows related to these assets for the next three to six years, as projected by the Company’s and Infinite’s management on a stand-alone basis without regard to the Infinite Merger. The discount rate utilized considered equity risk factors (including small stock risk) as well as risks associated with profitability and working capital, competition, and intellectual property. The projections were adjusted for charges related to fixed assets, working capital and workforce retraining. The Company is amortizing these assets over useful lives ranging from 3 to 6 years.

Infinite’s accounts payable and accrued expenses were generally due within thirty days of the closing of the Infinite Merger and therefore their book carrying value as of the date of acquisition was considered to be a reasonable estimate of their fair value.

The Company purchased Infinite for $18,216,529 in cash and stock. In conjunction with the acquisition, liabilities were assumed as follows:

Identifiable tangible and intangible assets	$6,420,037
Goodwill	12,000,887
Acquired assets (at fair value)	18,420,924
Less: Cash paid for non-cash assets	(14,201,668)
Less: Cash acquired for cash	(14,861)
Less: Shares issued for non-cash assets	(4,000,000)
Assumed liabilities	$204,395

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS (Continued)

Infinite Conferencing – April 27, 2007 (Continued)

The $12,000,887 excess included in the $18,216,529 paid by the Company for 100% of Infinite over $6,215,642 (the fair values assigned to the tangible and intangible assets, net of liabilities at fair value) was recorded by the Company as goodwill, subject to regular future valuations and adjustments as required by SFAS 142. The other intangible assets are being amortized to expense over their estimated useful lives, although the unamortized balances are still subject to review and adjustment for impairment. Annual reviews for impairment in future periods may result in future periodic write-downs. Tests for impairment between annual tests may be required if events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount.

The following table sets forth the unaudited pro-forma consolidated results of operations for the years ended September 30, 2007 and 2006, giving effect to the Infinite Merger as if the acquisition had occurred as of the beginning of the periods presented:

	For the years ended September 30,
	2007	2006
	(unaudited)

Revenues	$16,121,548		$13,999,077
Net loss	$(13,910,074)	$	(5,618,417)
Net loss per share	$(0.40)		$(0.28)

The above pro-forma net loss per share is based on a weighted average number of shares of common stock which includes (i) the shares issued in connection with the Infinite Merger, (ii) the shares issued for approximately $10.2 million net proceeds in the private equity financing discussed above and in Note 6, since that financing was integral to and directly associated with the Infinite Merger and (iii) shares issued as a result of the exercise of options and warrants, to the extent necessary to fund the portion of the Infinite purchase price not satisfied by the first two items. Since the effect of common stock equivalents was anti-dilutive, all such equivalents are excluded from the calculation of the pro forma weighted average number of shares and the pro forma net loss per share.

Auction Video – March 27, 2007

On March 27, 2007 the Company completed the acquisition of the assets, technology and patents pending of privately owned Auction Video, Inc., a Utah corporation, and Auction Video Japan, Inc., a Tokyo-Japan corporation (collectively, “Auction Video”). The Auction Video, Inc. transaction was structured as a purchase of assets and the assumption of certain identified liabilities by the Company’s wholly-owned U.S. subsidiary, AV Acquisition, Inc. The Auction Video Japan, Inc. transaction was structured as a purchase of 100% of the issued and outstanding capital stock of Auction Video Japan, Inc. The acquisitions were made with a combination of 467,290 shares of restricted ONSM common stock (valued at approximately $1.5 million, or $3.21 per share) issued to the stockholders of Auction Video Japan, Inc. and $500,000 cash paid to certain stockholders and creditors of Auction Video, Inc., for an aggregate purchase price of approximately $2.0 million, before transaction costs. The Company has determined that these transactions do not meet the requirements established by the Securities and Exchange Commission for a “significant acquisition”, and therefore no pro-forma or other financial information related to the periods prior to the acquisition is being presented. The operations of Auction Video are part of the Digital Media Services Group.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS (Continued)

Auction Video – March 27, 2007 (Continued)

The Company allocated $2,046,996 of the Auction Video purchase price to the identifiable tangible and intangible assets acquired, based on a determination of their reasonable fair value as of the date of the acquisition. $600,000 was assigned as the value of the video ingestion and flash transcoder, which was already integrated into the Company’s DMSP as of the date of the acquisition and was added to that asset’s carrying cost for financial statement purposes, with depreciation over a three-year life commencing April 2007 – see Note 3. Future cost savings for Auction Video services to be provided to Onstream Media customers existing prior to the acquisition were valued at $250,000 and are reflected in other current and non-current assets as of September 30, 2007, being amortized to cost of sales over a two-year period commencing April 2007. The technology and patent pending related to the video ingestion and flash transcoder, the Auction Video customer lists and the consulting and non-compete agreements entered into with the former executives and owners of Auction Video were valued in aggregate at approximately $1,150,000 and are being amortized over various lives between two to five years commencing April 2007. Other tangible assets acquired were valued at $46,996.

The Company purchased Auction Video for $2,023,963 in cash and stock. In conjunction with the acquisition, liabilities were assumed as follows:

Identifiable tangible and intangible assets	$2,046,996
Goodwill	3,216
Acquired assets (at fair value)	2,050,212
Less: Cash paid for non-cash assets	(523,066)
Less: Cash acquired for cash	(897)
Less: Shares issued for non-cash assets	(1,500,000)
Assumed liabilities	$26,249

In connection with the acquisition, the Company entered into three consulting contracts with three key Auction Video employees, such contracts including two-year option grant to one of the consultants for the purchase of up to 35,000 common shares with an exercise price of $2.98 per share (fair market value at the date of closing) and vesting over two years – see Note 8. The consulting contracts contain non-compete provisions with a minimum term of two years from the acquisition closing.

Acquired Onstream – December 23, 2004

On October 22, 2003 the Company executed an agreement and plan of merger agreement with privately held Onstream Media Corporation (“Acquired Onstream”) to acquire the remaining 74% of Acquired Onstream not already owned by the Company. On December 23, 2004, after approval by a majority of the Company’s shareholders in a duly constituted meeting, Acquired Onstream was merged with and into OSM Acquisition Inc., a Delaware corporation and the Company’s wholly owned subsidiary (the “Onstream Merger”). At that time, all outstanding shares of Acquired Onstream capital stock and options not already owned by the Company were converted into 2,207,966 shares of the ONSM restricted common stock and 463,554 options and warrants to purchase ONSM common stock at an exercise price of $3.376 per share. The Company also issued common stock options to directors and management as additional compensation at the time of and for the Onstream Merger, which was accounted for in accordance with APB 25 - see Note 1.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS (Continued)

Acquired Onstream – December 23, 2004 (Continued)

Acquired Onstream was a development stage company founded in 2001 that began the development of a feature rich digital asset management service, offered on an application service provider (“ASP”) basis, to allow corporations to better manage their digital rich media without the major capital expense for the hardware, software and additional staff necessary to build their own digital asset management solution. This new product (the “Digital Media Services Platform” or “DMSP”) was initially designed and managed by Science Applications International Corporation (“SAIC”), one of the country's foremost IT security firms, providing services to all branches of the federal government as well as leading corporations.

The summarized balance sheet of Acquired Onstream as of the December 23, 2004 Onstream Merger is as follows, showing the fair values assigned by the Company to Acquired Onstream’s assets and liabilities in accordance with SFAS 141 and recorded by the Company at that time.

Cash and other current assets	$36,059
Property and equipment	2,667,417
Total assets	$2,703,476

Accounts payable and accrued expenses	$814,739
Notes payable and capitalized lease	335,179
Total liabilities	1,149,918
Shareholder’s equity	1,553,558
Total liabilities and shareholder’s equity	$2,703,476

Property and equipment in the above table represents the partially completed Digital Media Services Platform (“DMSP”), primarily Acquired Onstream’s payments to its vendors SAIC, Virage, North Plains and Nine Systems. This was the primary asset included in the purchase of Acquired Onstream, and was recorded at fair value as of the December 23, 2004 closing, in accordance with SFAS 141 – see Note 3. The fair value was primarily based on the discounted projected cash flows related to this asset for the next five years, as projected by the Company’s and Acquired Onstream’s management on a stand-alone basis without regard to the Onstream Merger. The discount rate utilized considered equity risk factors (including small stock risk and bridge/IPO stage risk) as well as risks associated with profitability and working capital, competition, and intellectual property. The projections were adjusted for charges related to fixed assets, working capital and workforce retraining.

The $8,421,401 excess included in the $9,974,959 paid by the Company for 100% of Acquired Onstream over $1,553,558 (the fair values assigned to the tangible and intangible assets, net of liabilities at fair value) was recorded by the Company as goodwill, subject to regular future valuations and adjustments as required by SFAS 142.

Other acquisitions – 2002 through 2004

EDNet, which is part of the Digital Media Services Group, was purchased by the Company in June 2001. MOD, which is part of the Web Communications Services Group, was purchased by the Company in February 2002. In February 2004, the Company acquired certain assets and licensed certain software from Virage, Inc., which operations are part of the Digital Media Services Group.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS (Continued)

Other acquisitions – 2002 through 2004 (Continued)

As of September 30, 2004, the Company owned preferred shares representing a minority interest in Curaspan, Inc. having an original cost of approximately $108,000. This investment was fully reserved since 2002 as a result of Curaspan’s continuing operating losses and negative financial condition. However, on August 5, 2005 the Company sold those preferred shares to Curaspan for $50,000 cash and a $150,000 note from Curaspan, payable in equal monthly installments over 2 years at 6% interest, commencing October 4, 2005. The note was collateralized by Curaspan’s assets, subordinate to a lending bank’s interest in certain of those assets. In addition, the preferred shares were held in escrow to be returned to the Company in the event of Curaspan’s uncured default under the note. Due to Curaspan’s continued operating losses and negative financial condition, proceeds from this sale were recognized by the Company as other income on a cash basis as received. All scheduled payments were made, including the final payment on September 4, 2007.

SFAS 142, Goodwill and Other Intangible Assets, which addresses the financial accounting and reporting standards for goodwill and other intangible assets subsequent to their acquisition, requires that goodwill no longer be amortized, and instead, be tested for impairment on a periodic basis. The Company performed impairment tests on two reporting units, the Webcasting division (MOD) and EDNet as of September 30, 2006, as well as Acquired Onstream as of December 31, 2006. The Company assessed the fair value of the net assets of each of those reporting units by considering the projected cash flows of those two groups and by analysis of comparable companies, including such factors as the relationship of the comparable companies’ revenues to their respective market values. Based on these factors, the Company concluded that there was no impairment of the net assets of neither the Webcasting division nor EDNet as of September 30, 2006 and no impairment of Acquired Onstream’s net assets as of December 31, 2006.

SFAS 142 allows the carryforward of a previous detail valuation, provided certain criteria are met, including no significant changes in assets and liabilities of the reporting unit since the previous valuation, a substantial margin between the previous valuation and the carrying value at the time and a determination that a current year impairment would be remote based on an analysis of past events and changes in circumstances since the previous valuation. The Company determined that these criteria were met as of September 30, 2007 and based on this, as well as its internal valuation calculations and review for impairment performed on a basis consistent with the previous year, determined that an independent valuation of EDNet’s unamortized goodwill was not necessary, and that no impairment existed, as of September 30, 2007.

The valuations of EDNet and Acquired Onstream incorporate management’s estimates of future sales and operating income, which estimates in the case of Acquired Onstream are dependent on a product (the DMSP) from which meaningful sales are yet to be realized.

The Company is required to perform reviews for impairment in future periods, at least annually, that may result in future periodic write-downs. Tests for impairment between annual tests may be required if events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 3: PROPERTY AND EQUIPMENT

Property and equipment, including equipment acquired under capital leases, consists of:

	September 30,	September 30,	Useful Lives
	2007	2006	(Years)

Equipment and Software	$9,466,448	$7,493,679	1-5
DMSP	4,784,875	4,081,978	3
Travel video library	1,368,112	1,368,112	2
Furniture and fixtures	179,205	179,205	5-7
Capitalized internal use software	558,485	333,485	3
Leasehold improvements	296,652	288,745	5
	16,653,777	13,745,204
Less: Accumulated depreciation and amortization	(11,102,751)	(8,846,489)

Net book value	$5,551,026	$4,898,715

Depreciation and amortization expense for property and equipment was approximately $2,285,000 and $1,393,000 for the years ended September 30, 2007 and 2006, respectively. The Company recorded the disposal of approximately $642,000 of fully depreciated furniture and equipment during the year ended September 30, 2006.

The DMSP is comprised of four separate “products”, only two of which were available on an individual basis at the time of the Onstream Merger. The four separate products are transcoding, storage, search and retrieval and distribution. Effective April 29, 2005, all four products were accessible on an integrated basis via an SAIC designed interface using North Plains technology and incorporating security features available through SAIC. A limited version of the DMSP, which included three of the four products, was first placed in service with third-party customers in November 2005, at which time depreciation of 75% (for three of the four products in service, based on guidance in SFAS 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”) of the DMSP’s carrying cost began and continued until the fourth product was placed in service during October 2006, at which time the Company began to depreciate of 100% of the DMSP’s carrying cost. See Note 2 regarding the initial purchase of this asset from Acquired Onstream and Note 5 regarding the SAIC contract.

On March 27, 2007 the Company completed the acquisition of Auction Video – see Note 2. The assets acquired included a video ingestion and flash transcoder, which was already integrated into the Company’s DMSP as of the date of the acquisition. Based on the Company’s determination of the fair value of that transcoder at the date of the acquisition, $600,000 was added to the DMSP’s carrying cost as reflected above, which additional cost is being depreciated over a three-year life commencing April 2007.

On May 18, 2005 the Company agreed to sell its travel video library, as well as all rights associated with that library, including the customer contracts and the related websites, for $455,000. The Company received a $50,000 non-refundable deposit at the time of the initial agreement, with the remaining balance due upon closing.  On September 23, 2005 the buyer filed a legal action against the Company alleging that the Company did not deliver the assets as agreed and seeking return of the $50,000 deposit plus reimbursement of due diligence expenses alleged to be approximately $354,000 plus attorney fees and interest. On December 4, 2005, the Company filed a response objecting to all claims by the buyer, which it believed were without merit. On February 12, 2007, the Company agreed to a full settlement of this legal action, which required only the refund of the $50,000 deposit, which was classified as deferred revenue on the Company’s balance sheet as of September 30, 2006. The Company refunded the deposit shortly after agreeing to the settlement.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 4: CONVERTIBLE DEBENTURES AND NOTES PAYABLE

As of September 30, 2007, all debt including the 8% Subordinated Convertible Debentures, the 8% Senior Convertible Debentures and notes payable, except the capitalized software and equipment leases, had been repaid or converted to ONSM common shares.

8% Subordinated Convertible Debentures

In March and April 2006 the Company sold to several accredited investors $2.3 million principal amount of 8% subordinated secured convertible notes (“8% Subordinated Convertible Debentures”), together with common stock purchase warrants to purchase an aggregate of 805,000 shares of ONSM common stock for $1.50 per share. As of September 30, 2007, all of these 8% Subordinated Convertible Debentures had been converted into registered ONSM common shares, using a $1.00 per share conversion rate.

The conversion of $500,000 principal amount 8% Subordinated Convertible Debentures to common shares occurred at the Company’s election on January 22, 2007, as a result of the automatic conversion provisions contained in those notes. However, $250,000 principal amount of 8% Subordinated Convertible Debentures also eligible for the automatic conversion was not converted on that date as the debenture holder had in excess of the 4.99% beneficial ownership threshold cited in those debentures. The Company, in consultation with its legal counsel, subsequently determined that the waiver of such threshold by the debenture holder was sufficient to allow the Company to convert these debentures to common shares. This waiver was obtained and the debentures converted during March 2007.

In connection with the 8% Subordinated Convertible Debentures, the Company issued five year common stock purchase warrants to purchase an aggregate of 805,000 shares of ONSM common stock, exercisable starting six months after issuance. These warrants have an exercise price of $1.50 per share, subject to adjustment in the event of stock splits, stock dividends, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset or mergers or consolidations. Starting one year after issuance, the warrants include a cashless exercise feature, which provides that in the event the shares are not subject to an effective registration statement at the time of exercise, the holder could elect a “cashless exercise” whereby the Company would issue shares based on the excess of the market price at the time of the exercise over the warrant exercise price. The number of shares of ONSM common stock that can be issued upon the exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of ONSM common stock beneficially owned by the holder does not exceed 4.999% of the Company’s issued and outstanding common stock. See Note 8.

In March and April 2006 the Company paid the selling agents fees totaling $163,000 and issued them 182,500 common stock purchase warrants with terms identical to the warrants sold with the initial $2.3 million principal 8% subordinated secured convertible notes. See Note 8.

The interest on the Subordinated Convertible Debentures of 8% per annum was payable in arrears with the first interest payment due on September 28, 2006 and payment dates quarterly thereafter in cash, or common shares (at 85% of the market price per share) at the Company’s option. The Company issued 165,068 common shares in lieu of the $93,284 interest accrued during the year ended September 30, 2006, which included 1,917 shares issued for $1,917 interest due on conversions during that period. The Company issued 40,976 common shares in lieu of the $50,947 interest accrued during the year ended September 30, 2007, which included 31,681 shares issued for $31,681 interest due on conversions during that period.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 4: CONVERTIBLE DEBENTURES AND NOTES PAYABLE (Continued)

8% Subordinated Convertible Debentures (Continued)

The Company included the 8% Subordinated Convertible Debentures and related $1.50 warrants on a Registration Statement (the “Registration Statement”) which was declared effective by the Securities and Exchange Commission (“SEC”) on July 26, 2006. The Company is only required to expend commercially reasonable efforts to keep the Registration Statement continuously effective. However, in the event the Registration Statement or the ability to sell shares thereunder lapses for any reason for 30 or more consecutive days in any 12 month period or more than twice in any 12 month period, the purchasers of the 8% Subordinated Convertible Debentures may require the Company to redeem (i) any such notes still outstanding for 115% of the face value (or 115% of the market value of the underlying shares for the previous five days, if greater) plus (ii) any shares obtained from the conversion of those notes and still held, for 115% of the market value for the previous five days. The same penalty provisions apply if the Company’s common stock is not listed or quoted, or is suspended from trading on an eligible market for a period of 20 or more trading days (which need not be consecutive). Regardless of the above, the Company believes that the applicability of these provisions would be limited by equity and/or by statute to a certain timeframe after the original security purchase.

Based on the Company’s application of EITF 00-19 and SFAS 133 through September 30, 2006, it was determined that the requirement, discussed above, that the Company file a registration statement including the shares underlying the 8% Subordinated Convertible Debenture and the related $1.50 warrants would require that the amount originally recorded as equity for the embedded conversion feature in the 8% Subordinated Convertible Debentures, as well as the related $1.50 warrants, be reclassified from equity to liability. Although the warrants were not exercisable until six months after their issuance, as discussed above, the Company determined that EITF 00-19 prohibits equity classification for any provision in a contract that could require net-cash settlement and does not appear to contain an exception for such provisions that are not yet applicable. Even after the registration statement was filed by the Company on June 9, 2006, and declared effective by the SEC on July 26, 2006, the “cashless exercise” option discussed above would also result in the continued classification as a liability of the amount recorded for the $1.50 warrants as of September 30, 2006, although that option only becomes available to investors one year after issuance of the warrants and only in the event there is no effective registration statement. Although the filing of the registration statement was no longer a basis for recording the embedded conversion feature as a liability as of September 30, 2006, the existence of penalties for lack of an effective registration and/or listing for the Company’s shares, as discussed above, would result in the continued classification as liability at that date of the amount recorded for the embedded conversion feature.

Although the Company does not believe that payments in connection with these provisions is likely, EITF 00-19 requires that accounting for them be done without regard to probability. EITF 00-19 also requires that the amount reclassified as a liability be adjusted to fair value at each reporting period. Accordingly, the Company reflected a liability of $281,809 on its September 30, 2006 balance sheet, $917,917 of such amount representing the initial reclassification to liability of the $1.50 warrants and the embedded conversion feature in the 8% Subordinated Convertible Debentures and the difference of $636,108 representing the adjustment to fair value included as income under the caption “income from derivative instruments” in the Company’s statement of operations for the year ended September 30, 2006. Effective within the year ended September 30, 2007, the Company elected early adoption of FASB Staff Position (“FSP”) EITF 00-19-2, “Accounting for Registration Payment Arrangements”, which was issued on December 21, 2006 and establishes that contingent obligations under registration payment arrangements, as defined in FSP EITF 00-19-2, shall be recognized and measured separately in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 5, “Accounting for Contingencies” and FASB Interpretation (“FIN”) No. 14, “Reasonable Estimation of the Amount of a Loss”, and not under EITF 00-19.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 4: CONVERTIBLE DEBENTURES AND NOTES PAYABLE (Continued)

8% Subordinated Convertible Debentures (Continued)

The Company determined that all of the underlying factors that had resulted in the Company’s previous determination to account for these warrants and conversion features as derivatives were registration payment arrangements and as a result of its adoption of FSP EITF 00-19-2, these warrants and conversion features were no longer considered derivatives to be accounted for under EITF 00-19, and will instead be evaluated and accounted for based on the requirements of SFAS 5 and FIN 14. In accordance with the transitional adoption requirements of FSP EITF 00-19-2, the Company reflected the cumulative effect of this change in accounting principle in its September 30, 2007 financial statements as a $917,917 increase in its additional paid-in capital and a $636,108 increase in its accumulated deficit. Such changes were effective at the beginning of the year then ended.

The Company has concluded, based on its satisfactory recent history of maintaining the effectiveness of its registration statements and its NASDAQ listing, as well as a stock price and stockholders’ equity in excess of the NASDAQ listing standards as of September 30, 2007, that material payments under these registration payment arrangements are not probable and therefore no accrual related to them is necessary with respect to SFAS 5 and FIN 14 as of that date. However, the Company’s share price was below $1.00 as of December 7, 2007, which condition could eventually affect its NASDAQ listing status – See note 5.

The estimated fair value of all warrants given in connection with the 8% Subordinated Convertible Debentures plus the value of the 8% Subordinated Convertible Debentures’ beneficial conversion feature was $917,917, which was calculated in accordance with EITF 98-05 (“Accounting for Convertible Securities with Beneficial Conversion Features”) and EITF 00-27 (“Application of Issue No. 98-5 to Certain Convertible Instruments”) and allocated to additional paid in capital and debt discount. The Company’s management calculated the discount based on its estimate of the fair value of the warrants and the fair value of the notes, which were allocated on a pro-rata basis as a percentage of the face value of the convertible securities, and the intrinsic value of the beneficial conversion feature. The fair value of the warrants was calculated using the Black-Scholes model including the following assumptions: expected volatility of 56% and risk free interest rate of 6.25%. The estimated fair value of the note was based on the present value of the expected cash flows, discounted at approximately 13% per annum, which Company management determined to be an appropriate interest rate for this financing on a stand-alone basis. The intrinsic value of the beneficial conversion feature was based on the closing price of the stock at the date of issuance, its relationship to the conversion price of the instrument and the value of the warrants. The debt discount, totaling $1,102,033 after inclusion of other direct costs associated with the financing, was amortized to interest expense based on the four year term of the 8% Subordinated Convertible Debentures. In addition, the unamortized portion of the discount related to converted securities was expensed as interest at the time of the conversion.

8% Senior Convertible Debentures

On December 23, 2004, the Company sold senior secured convertible notes (“8% Convertible Debentures”) to several accredited investors for gross proceeds of $4.35 million, which included five-year warrants to purchase 1,522,500 common shares of ONSM for $1.65 per share. The 8% Convertible Debentures were collateralized by a blanket security interest in the Company’s assets and a pledge of the stock of its subsidiaries. The 8% Convertible Debentures included an Additional Investment Right (“AIR”) of $2.175 million, of which $2.050 million was exercised in February 2005 and the remaining $125,000 was exercised in April 2005. The debentures issued under the AIR (the “Additional 8% Convertible Debentures”) had substantially the same terms as the 8% Convertible Debentures, although additional warrants were granted to induce the early exercise, as discussed below. As of September 30, 2007, all of these 8% Convertible Debentures (including the AIR), had been converted into registered ONSM common shares, using a $1.00 per share conversion rate.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 4: CONVERTIBLE DEBENTURES AND NOTES PAYABLE (Continued)

8% Senior Convertible Debentures (Continued)

The conversion of $46,303 principal amount of 8% Senior Convertible Debentures to common shares occurred at the Company’s election on January 22, 2007, as a result of the automatic conversion provisions contained in those notes. However, $400,000 principal amount of 8% Senior Convertible Debentures also eligible for the automatic conversion were not converted on that date as the debenture holder had in excess of the 9.99% beneficial ownership threshold cited in those debentures. The Company, in consultation with its legal counsel, subsequently determined that the waiver of such threshold by the debenture holder was sufficient to allow the Company to convert these debentures to common shares. This waiver was obtained and the debentures converted during March 2007.

The Additional 8% Convertible Debentures included five-year warrants to purchase 761,250 common shares of ONSM for $1.65 per share and one-year warrants to purchase 2,175,000 common shares of ONSM for $1.00 per share. The one-year warrants were subject to the approval of a majority of the Company’s shareholders, which was obtained at the September 13, 2005 shareholder meeting, and at which time the one-year term of those warrants began. In the event the one-year warrants were exercised, the Company would issue additional five year warrants, exercisable at $1.65 per share, to purchase 50% of the common shares of ONSM acquired upon the exercise of the one-year warrants. During April 2006, the Company issued a five-year warrant to purchase 10,417 common shares for $1.65 per share as the result of a single investor’s exercise of a warrant for 20,833 common shares at $1.00 per share. Effective September 13, 2006, the remaining $1.00 warrants expired without having been exercised. See Note 8.

The placement agent fees and direct issue costs for the 8% Convertible Debentures financing were approximately $336,000 in cash plus five-year warrants to purchase 435,000 shares of ONSM common stock for $1.65 per share. The broker dealer fees and legal expenses for the Additional 8% Convertible Debentures were approximately $57,500 plus warrants to purchase 217,500 shares of ONSM common stock for $1.65 per share. See Note 8.

The interest on the Convertible Debentures of 8% per annum was payable quarterly in cash, or common shares (at 85% of the market price per share) at the Company’s option. During the year ended September 30, 2005, the Company issued 267,248 common shares in lieu of the $310,427 interest accrued and due through that date. The Company issued 368,209 common shares in lieu of the $302,206 interest accrued during the year ended September 30, 2006, which included 9,589 shares issued for $9,589 interest due on conversions during that period. The Company issued 54,148 common shares in lieu of the $61,738 interest accrued during the year ended September 30, 2007, which included 42,472 shares issued for $42,472 interest due on conversions during that period.

The Company included the common shares underlying the 8% Convertible Debentures (including the AIR shares), and the related warrants, on a registration statement declared effective by the SEC on June 29, 2005. The 8% Convertible Debentures and the Additional 8% Convertible Debentures provide cash penalties of 1% of the original purchase price for each month that (a) the Company’s common shares are not listed on the NASDAQ Capital Market for a period of 3 trading days (which need not be consecutive) or (b) the common shares underlying those securities and the related warrants are not saleable subject to an S-3 or other registration statement then effective with the SEC. The latter penalty only applies for a five-year period beginning with the June 29, 2005 registration statement effective date and does not apply to shares saleable under the provisions of Rule 144(k). The $1.65 warrants provide that in the event the shares are not subject to an effective registration statement on the date required in relation to the initial and/or subsequent issuance of shares under these transactions and at the time of warrant exercise, the holder could elect a “cashless exercise” whereby the Company would issue shares based on the excess of the market price at the time of the exercise over the warrant exercise price. Regardless of the above, the Company believes that the applicability of these provisions would be limited by equity and/or by statute to a certain timeframe after the original security purchase.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 4: CONVERTIBLE DEBENTURES AND NOTES PAYABLE (Continued)

8% Senior Convertible Debentures (Continued)

The number of shares of ONSM common stock that can be issued upon the exercise of the $1.65 warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of ONSM common stock beneficially owned by the holder does not exceed 9.999% of the Company’s issued and outstanding common stock. However, the Company, in consultation with its legal counsel, determined that the waiver of such threshold by the warrant holder was sufficient to allow the Company to issue shares upon exercise of that warrant by a holder exceeding that threshold. Accordingly, the Company obtained such waiver and in March 2007 issued 118,788 shares to a holder exceeding that threshold.

Based on the Company’s application of EITF 00-19 and SFAS 133 through September 30, 2006, it determined that the existence of the 1% per month penalties for lack of an effective registration and/or listing for the company’s shares, as well as the “cashless exercise” option, all discussed above, required that the amount originally recorded as equity for the $1.00 warrants, the $1.65 warrants and the embedded conversion feature in the 8% Convertible Debenture and Additional 8% Convertible Debenture be classified as a liability. Although the Company does not believe that the assessment of these penalties is likely, EITF 00-19 requires that accounting for them be done without regard to probability. EITF 00-19 requires that the amount recorded as a liability be adjusted to fair value at each reporting period. These amounts were also subject to accounting for a potential rescission through May 23, 2006, during which time the Company did not reflect the effect of such adjustments in its statement of operations. Accordingly, the Company reflected a liability of $834,125 on its September 30, 2006 balance sheet, $1,498,974 of such amount representing the valuation of the $1.65 warrants and the embedded conversion feature in the 8% Convertible Debentures as of May 23, 2006 (the last day of the potential rescission period) and the difference of $664,849 representing the adjustment to fair value included as income under the caption “income from derivative instruments” in the Company’s statement of operations for the year ended September 30, 2006.

Effective within the year ended September 30, 2007, the Company elected early adoption of FASB Staff Position (“FSP”) EITF 00-19-2, “Accounting for Registration Payment Arrangements”, which was issued on December 21, 2006 and establishes that contingent obligations under registration payment arrangements, as defined in FSP EITF 00-19-2, shall be recognized and measured separately in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 5, “Accounting for Contingencies” and FASB Interpretation (“FIN”) No. 14, “Reasonable Estimation of the Amount of a Loss”, and not under EITF 00-19. The Company determined that all of the underlying factors that had resulted in the Company’s previous determination to account for these warrants and conversion features as derivatives were registration payment arrangements and as a result of its adoption of FSP EITF 00-19-2, these warrants and conversion features were no longer considered derivatives to be accounted for under EITF 00-19, and will instead be evaluated and accounted for based on the requirements of SFAS 5 and FIN 14. In accordance with the transitional adoption requirements of FSP EITF 00-19-2, the Company reflected the cumulative effect of this change in accounting principle in its September 30, 2007 financial statements as a $1,498,974 increase in its additional paid-in capital and a $664,849 increase in its accumulated deficit. Such changes were effective at the beginning of the year then ended.

The Company has concluded, based on its satisfactory recent history of maintaining the effectiveness of its registration statements and its NASDAQ listing, as well as a stock price and stockholders’ equity in excess of the NASDAQ listing standards as of September 30, 2007, that material payments under these registration payment arrangements are not probable and therefore no accrual related to them is necessary with respect to SFAS 5 and FIN 14 as of that date. However, the Company’s share price was below $1.00 as of December 7, 2007, which condition could eventually affect its NASDAQ listing status – See note 5.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 4: CONVERTIBLE DEBENTURES AND NOTES PAYABLE (Continued)

8% Senior Convertible Debentures (Continued)

The estimated fair value of all warrants given in connection with the 8% Convertible Debentures plus the value of the 8% Convertible Debentures’ beneficial conversion feature is $2,131,025, which, in accordance with EITF 98-05 (“Accounting for Convertible Securities with Beneficial Conversion Features”) and EITF 00-27 (“Application of Issue No. 98-5 to Certain Convertible Instruments”), was allocated to additional paid in capital and debt discount. The Company’s management calculated the discount based primarily on its estimate of the fair value of the warrants as a percentage of the face value of the convertible securities. The estimate was based on the closing price of the stock at the date of the agreement and the relationship to the conversion price of the instrument and the exercise price of the warrants. The debt discount, which totals $2,467,269 after inclusion of other direct costs associated with the financing, was amortized to interest expense based on the four year term of the 8% Convertible Debentures. In addition, the unamortized portion of the discount related to converted securities was expensed as interest at the time of the conversion.

The estimated fair value of the warrants (including warrants subject to shareholder approval and contingent warrants) given in connection with the Additional 8% Convertible Debentures plus the value of the Additional 8% Convertible Debentures’ beneficial conversion feature, plus other direct costs associated with the financing, exceed the face value of the Additional 8% Convertible Debentures. In accordance with EITF 98-05 and EITF 00-27, which limits the recorded discount to the face value of the related debt, $2,175,000 was allocated to additional paid in capital and debt discount and was amortized to interest expense based on the four year term of the Additional 8% Convertible Debentures. In addition, the unamortized portion of the discount related to converted securities was expensed as interest at the time of the conversion.

Notes Payable

Notes payable consist of the following as of September 30, 2007 and 2006:

	September 30, 2007	September 30, 2006
Note payable to third party, with original funding in August 2006. Principal paid in monthly installments from November 2006 through January 2007.	$-	$350,000
Note payable to a major Company shareholder, with original funding in September and October 2005 and additional funding in December 2006 and March 2007, for total funding of $1.5 million. Converted to common stock at $1.00 per share in March 2007.	-	450,000
Note payable to an affiliate of a Company director, funded in June 2006. Converted to common stock at $1.22 per share in March 2007.	-	300,000
Note payable to a major Company shareholder, with original funding in September 2006. Converted to common stock at $1.00 per share in March 2007.	-	300,000
Capitalized software and equipment leases	393,958	114,355
Total notes payable	393,958	1,514,355
Less: discounts on notes payable	-	(88,565)
Notes payable, net of discount	393,958	1,425,790
Less: current portion	(138,629)	(892,032)
Long term notes payable, net of discount and current portion	$255,329	$533,758

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 4: CONVERTIBLE DEBENTURES AND NOTES PAYABLE (Continued)

Notes Payable (Continued)

As part of the Onstream Merger, the Company assumed a capital lease for software, which had an outstanding principal balance of $63,237 as of September 30, 2007. The balance is payable in equal monthly payments of $3,366 through May 2009, which includes interest at approximately 7% per annum. Accounts payable at September 30, 2007 includes $38,786 of past due payments related to this lease. See Notes 2 and 5.

During July 2007, the Company entered into a capital lease for audio conferencing equipment, which had an outstanding principal balance of $330,721 as of September 30, 2007. The balance is payable in equal monthly payments of $10,172 through August 2010, which includes interest at approximately 5% per annum, plus an optional final payment based on fair value, but not to exceed $16,974.

During August 2006, the Company borrowed $350,000 from Platinum Credit Group, LLC, collateralized by a secondary lien on up to $350,000 of the Company’s tangible equipment. In addition, the Company dedicated certain receivables proceeds to pay $100,000 principal installments, which were paid when due on November 15 and December 15, 2006 as well as the $150,000 principal balance paid when due on January 12, 2007. At the time of the borrowing, the Company paid related fees totaling $50,000 in cash and prepaid interest in the form of 80,000 shares of ONSM common stock, which was recorded as a discount and amortized to interest expense over the term of the loan. The Company granted Platinum Credit piggyback registration rights for these 80,000 shares, which were included in a registration statement declared effective by the SEC on June 15, 2007.

On October 11, 2005, the Company entered into a five-year note with Neil Berman, a major shareholder, in the aggregate principal amount of $750,000, collateralized by hardware and software. Interest, at 10.85% per annum, was payable upon maturity. At the Company's option, and with the consent of required security holders, both interest and principal could be paid with Series A-10 Preferred Stock. The Company received $300,000 of the note amount as of September 30, 2005 and an additional $150,000 in October 2005, resulting in a notes payable balance of $450,000 as of September 30, 2006. The Company received the remaining $300,000 in December 2006. Following Board of Director approval of the modified terms on October 25, 2006, the note was formally modified in January 2007 to increase the principal amount to $1,500,000, adjust the remaining term to four years, increase the interest rate to 17.75% (which the lender could request prepayment of in common shares at $1.00 per share) and modify the note priority to unsecured and subordinated to all other debt. In addition, the new terms allowed the Company or the lender to convert the loan balance to restricted common stock at $1.00 per share at any time. The Company received $100,000 of the increased note amount in December 2006, $50,000 in January 2007 and the $600,000 balance in March 2007.

During March 2007, Mr. Berman exercised his option to require prepayment of interest and fees in shares and also converted this note to common stock. Accordingly, the Company issued an aggregate of 2,789,592 unregistered common shares for conversion of the note and the related interest and fees due. The portion of these shares representing interest and fees were valued at $3,416,477 based on their fair value at date of issuance. $48,825 of this amount had been accrued as a liability and recognized as interest expense through September 30, 2006, with the balance reflected as interest expense for the year ended September 30, 2007.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 4: CONVERTIBLE DEBENTURES AND NOTES PAYABLE (Continued)

Notes Payable (Continued)

The Company has granted Mr. Berman demand registration rights, effective six months from the date of the modified note, for any unregistered common shares issuable thereunder. Upon such demand, the Company will have 60 days to file a registration statement and shall use its best efforts to obtain promptly the effectiveness of such registration statement. 784,592 of the 2,789,592 shares were included in a registration statement declared effective by the SEC on June 15, 2007 and as of December 7, 2007 the Company has not received any demand for the registration of the balance. As the note does not provide for damages or penalties in the event the Company does not comply with these registration rights, the Company has concluded that these rights do not constitute registration payment arrangements under FSP EITF 00-19-2. In any event, the Company has determined that material payments in relation to these rights are not probable and therefore no accrual related to them is necessary with respect to SFAS 5 and FIN 14.

On June 1, 2006 the Company borrowed $300,000 from J&C Resources, LLC, whose President, Chairman and CEO is a member of the Company’s board of directors. The principal balance was due one year after the borrowing date or three days after receipt of funding, including exercise of warrants, in excess of $1.0 million, whichever occurred first. Total interest, origination and legal fess totaling $21,000 cash and 21,000 common shares were due on maturity. Finders fees of $9,000 cash and 9,000 common shares were payable at loan maturity to Asset Factoring Ltd, a related entity. In January and February 2007, all fees due upon maturity were paid in cash and stock, as applicable. Following Board of Director approval of the modified terms on December 20, 2006, the note was formally modified in January 2007 to be convertible into common shares at $1.22 per share and to bear interest at 14.67% per annum, non-compounding, which the Company could settle in shares at $1.22 per share.

During March 2007, the Company exercised its option to force early conversion of this note to common stock, and as a result was required to pay interest (in shares) for the entire original term of the note. Accordingly, the Company issued an aggregate of 300,000 unregistered common shares for conversion of the note and the related interest due. The portion of these shares representing interest, as well as the shares issued in February 2007 for interest and fees related to the predecessor loan, were valued at $187,860 based on their fair value at date of issuance. $7,562 of this amount had been accrued as a liability and recognized as interest expense through September 30, 2006, with the balance reflected as interest expense for the year ended September 30, 2007.

The Company granted J&C Resources piggyback registration rights for these 330,000 shares, which were included in a registration statement declared effective by the SEC on June 15, 2007.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 4: CONVERTIBLE DEBENTURES AND NOTES PAYABLE (Continued)

Notes Payable (Continued)

In accordance with APB 26, “Early Extinguishment of Debt”, and EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”, new debt instruments are to be recorded at fair value at the date of modification and that fair value is to be compared to the carrying value of the previous debt instrument in order to determine the debt extinguishment gain or loss, if any. This accounting treatment was applied to certain of the above transactions as follows:

(i) The fair value of the renegotiated Berman note was determined to be materially equal to the carrying value of the previous Berman note, since the 6.9% per annum increase in the interest rate was considered a reasonable market reflection of the reduced payment priority and lack of collateral under the new note terms. The addition of a conversion feature of $1.00 included in the new note was determined to have no effect on its fair value, based on the market value of $0.75 per ONSM share on the date of Board approval of the terms of the new note. Therefore, there was no debt extinguishment gain or loss associated with the Berman note modifications.

(ii) The renegotiated J&C note was recorded at a gross amount of $435,000, equivalent to the market value of the 245,902 shares that would be received upon its conversion. This value was based on the market value of $1.77 per ONSM share, which was the most recent daily closing price as of the date of Board approval of the terms of the new note, although the $1.22 conversion rate was based on negotiations that occurred with J&C only two weeks earlier when the market value was approximately $1.20 per ONSM share. The valuation based on the date of Board approval resulted in a debt extinguishment loss of $135,000, the difference between the $435,000 fair value and the $300,000 face value of the note, and such non-cash loss was reflected in the Company’s results of operations for the year ended September 30, 2007. The gross carrying value of the new note was offset by the $135,000 value of the conversion feature, which was reflected by an increase to additional paid-in capital and resulted in the net carrying value of the note, prior to its conversion to common stock, being equal to its $300,000 face value. There was no material difference between the effective interest rates of the old and new J&C notes.

On September 14, 2006, the Company borrowed $300,000 from Lewis Opportunity Fund LP, a major shareholder. Cash interest of 10% was paid in advance. The principal, plus additional interest of 90,000 common shares, was due on September 14, 2007. The Company could prepay all or any part of the principal after April 15, 2007 and before maturity without penalty, provided the Company gave the lender five days notice before repayment to allow the lender opportunity to exercise rights of conversion. In the event of early repayment or transfer to another financing all cash interest for the entire term of the loan would be deemed earned but the interest shares would be partially earned on the following basis – prepayment within eight months – 60,000 shares; thereafter – 90,000 shares. The note was convertible at the lender’s option at any time after April 15, 2007, to unregistered common stock at the rate of $1.00 per common share, which exceeded the fair market value at the time of the loan. In the event of such a conversion of the entire principal amount, all cash and interest shares for the entire term of the loan would be fully earned. The Company granted the lender a secondary lien on certain equipment.

During March 2007, the Company exercised its option to force early conversion of this note to common stock, and as a result was required to pay interest (in shares) for the entire original term of the loan. Accordingly, the Company issued an aggregate of 390,000 unregistered common shares for conversion of the note and the related interest due. These interest shares were valued at $191,263 based on their fair value at date of issuance. $3,945 of this amount had been accrued as a liability and recognized as interest expense through September 30, 2006, with the balance reflected as interest expense for the year ended September 30, 2007. There are no registration rights associated with this transaction and as of December 7, 2007 the related shares have not been included in a registration statement.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 4: CONVERTIBLE DEBENTURES AND NOTES PAYABLE (Continued)

Notes Payable (Continued)

On October 27, 2006 the Company entered into a four-year promissory note in the aggregate principal amount of $1.0 million, which was funded in installments through December 2006. The note was unsecured and subordinate to all other liabilities of the Company. The note‘s interest rate was 17.75% per annum, payable in cash quarterly in arrears or, at the Company’s option, in unregistered ONSM common stock valued at $1.00 per share. Interest paid in shares was required to be prepaid on a non-compounding, non-refundable basis for the entire remaining term of the loan. The Company elected to prepay all interest with the aggregate issuance of 694,495 unregistered common shares during November and December 2006, which were valued at $1,077,824 based on the fair market value of the shares on the dates of issuance.

In connection with the above, the Company agreed to pay a finder’s fee to another individual not affiliated with the lending entity and not a director or officer of the Company, but who had greater than a 5% beneficial ownership in the Company. This finder’s fee was payable as 100,000 shares of the Company’s common stock, which the Company issued in November 2006, plus immediately exercisable four-year options to purchase 50,000 shares of the Company’s common stock at $1.00 per share, which was greater than the fair value of those shares at the option grant date. The shares and options were valued at $121,008, based on the fair market value of the shares at the date of the issuance, and in the case of the options, using the Black-Scholes model with a volatility of 75% and a risk-free interest rate of 6.25%. The Company granted piggyback registration rights for these shares and options, which were included in a registration statement declared effective by the SEC on June 15, 2007.

The Company recorded the above shares and options issued for interest and fees, totaling $1,198,832, similarly to a debt discount and was initially amortizing that amount into interest expense over the term of the loan. Although the fair market value of ONSM common stock ranged from $0.95 to $2.12 per share during the approximately two-month period over which this loan was funded, as compared to the $1.00 conversion price, the Company has concluded that no beneficial conversion feature existed with respect to this note, since the fair market value of the ONSM common stock of $0.80 per share as of the October 27, 2006 loan commitment date was less than the $1.00 conversion price.

At any time after April 27, 2007, or earlier if agreed to by the Company, the lending entity, at its option, could begin converting the outstanding principal to the Company’s unregistered common stock at the rate of $1.00 per share through October 25, 2009, and at the rate of $2.00 per share thereafter. The Company allowed the note to be converted into 1.0 million unregistered common shares on January 10, 2007, at which time the remaining unamortized discount was written off to interest expense. The Company has granted the lending entity demand registration rights, effective six months from the date of the note, for any unregistered common shares issuable thereunder. Upon such demand, the Company will have 60 days to file a registration statement and shall use its best efforts to obtain promptly the effectiveness of such registration statement. 1,000,000 of the 1,694,495 total principal and interest shares were included in a registration statement declared effective by the SEC on June 15, 2007 and as of December 7, 2007 the Company has not received any demand for the registration of the balance. As the note does not provide for damages or penalties in the event the Company does not comply with these registration rights, the Company has concluded that these rights do not constitute registration payment arrangements under FSP EITF 00-19-2. In any event, the Company has determined that material payments in relation to these rights are not probable and therefore no accrual related to them is necessary with respect to SFAS 5 and FIN 14. See Note 5 regarding a consulting contract entered into by the Company with the principal and beneficial owner of the lending entity.

Interest expense to related parties (including amortization of debt discount) for all debentures and notes was approximately $6.3 million and $1.3 million for the years ended September 30, 2007 and 2006, respectively. Related parties include Company directors, employees and persons reported as beneficially owning more than 5% of the Company’s outstanding stock at any time during the two years ended September 30, 2007, as well as affiliates.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 5: COMMITMENTS AND CONTINGENCIES

Infinite Merger price adjustment - As more fully discussed in Note 2, the Company agreed to pay any difference between $2.0 million and the proceeds of the sale of first 688,311 shares issued to the former shareholders of Infinite Conferencing. As of December 7, 2007, those former Infinite shareholders had sold 635,000 shares at an average price which, if applied to the entire 688,311 shares, would result in the Company’s payment of approximately $923,000 (in cash or, subject to certain restrictions, in shares).

Consulting agreements - In November 2006, the Company entered into a three-year consulting contract with the principal and beneficial owner of an entity which loaned the Company $1.0 million in October 2006, as discussed in Note 4. The contract, for the provision of international business development and financial advice, is cancellable upon thirty days notice after the first year and originally called for the issuance of 60,000 restricted common shares in advance every six months. The first two tranches under this contract (60,000 shares each) were issued in January and May 2007, valued based on fair market value as of the date of issuance and expensed under SFAS 123 as professional fees expense. This contract was amended in July 2007 for some additional short-term services, resulting in issuance of an additional 15,000 shares plus $22,425 for cash reimbursement of related travel expenses. This contract was amended again in October 2007, which resulted in the issuance of the remaining 240,000 restricted common shares, in exchange for the extension of the remaining term of the contract from two years to three years. These shares will be valued based on fair market value as of the date of issuance and expensed under SFAS 123 ratably over the contract term as professional fees expense.

In addition to the above, the Company is obligated under agreements to issue approximately 83,500 common shares and options to purchase approximately 317,500 shares (at exercise prices of $1.73, $1.83 and $2.46 per share) for financial consulting services subsequent to September 30, 2007, which will be valued at fair value as of the date of issuance and expensed under SFAS 123. These contracts also call for future cash payments of approximately $92,000. The closing ONSM share price was $0.94 per share on December 7, 2007. None of these contracts are with Company directors or officers. The Company currently anticipates that consulting agreements with an equity component will be entered into on a very limited basis, if at all, in the future.

Employment Contracts and Severance – On September 27, 2007, the Company’s Compensation Committee and Board of Directors approved three-year employment agreements with Messrs. Randy Selman (President and CEO), Alan Saperstein (COO and Treasurer), Robert Tomlinson (Chief Financial Officer), Clifford Friedland (Senior Vice President Business Development) and David Glassman (Senior Vice President Marketing), collectively referred to as “the Executives”. Other than the extended term of the new agreements, the following salary, raise and benefit payments are substantially the same as the Executives would have received under the employment agreements previously in place that would have expired December 27, 2008. The new agreements provide annual base salaries of $253,000 for Mr. Selman, $230,000 for Mr. Saperstein, $207,230 for Mr. Tomlinson and $197,230 for Messrs. Friedland and Glassman, and allow for 10% annual increases through December 27, 2008 and 5% per year thereafter. In addition, each of the Executives receives an auto allowance payment of $1,000 per month, a “retirement savings” payment of $1,500 per month, and an annual $5,000 allowance for the reimbursement of dues or charitable donations. The Company also pays insurance premiums for the Executives, including medical, life and disability coverage.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 5: COMMITMENTS AND CONTINGENCIES (Continued)

As part of the above employment agreements, and in accordance with the terms of the “2007 Equity Incentive Plan” approved by the Company’s shareholders in their September 18, 2007 annual meeting, the Company’s Compensation Committee and Board of Directors granted each of the Executives options (“Plan Options”) to purchase an aggregate of 400,000 shares of ONSM common stock at an exercise price of $1.73 per share, the fair market value at the date of the grant, which shall be exercisable for a period of four (4) years from the date of vesting. The options vest in installments of 100,000 per year, starting on September 27, 2008, and they automatically vest upon the happening of the following events on a date more than six (6) months after the date of the agreement: (i) change of control (ii) constructive termination, and (iii) termination other than for cause, each as defined in the employment agreements. Unvested options automatically terminate upon (i) termination for cause or (ii) voluntary termination. In the event the agreement is not renewed or the Executive is terminated other than for cause, the Executives shall be entitled to require the Company to register the options.

As part of the above employment agreements, the Executives will be eligible for a performance bonus, based on meeting revenue and cash flow objectives. In connection with this bonus program, the Company’s Compensation Committee and Board of Directors granted each of the Executives Plan Options to purchase an aggregate of 220,000 shares of ONSM common stock at an exercise price of $1.73 per share, the fair market value at the date of the grant, which shall be exercisable for a period of four (4) years from the date of vesting. Up to one-half of these shares will be eligible for vesting on a quarterly basis and the rest annually, with the total grant allocated over a two-year period starting October 1, 2007. Vesting of the quarterly portion is subject to achievement of increased revenues over the prior quarter as well as positive and increased net cash flow per share (defined as cash provided by operating activities per the Company’s statement of cash flow, measured before changes in working capital components and not including investing or financing activities) for that quarter. Vesting of the annual portion is subject to meeting the above cash flow requirements on a year-over-year basis, plus a revenue growth rate of at least 30% for the fiscal year over the prior year. In the event of quarter to quarter decreases in revenues and or cash flow, the options shall not vest for that quarter but the unvested quarterly options shall be added to the available options for the year, vested subject to achievement of the applicable annual goal. In the event options do not vest based on the quarterly or annual goals, they shall immediately expire. In the event the agreement is not renewed or the Executive is terminated other than for cause, the Executives shall be entitled to require the Company to register the vested options. The Company has also agreed that this bonus program will continue after the initial two-year period, with the specific bonus parameters to be negotiated in good faith between the parties at least ninety (90) days before the expiration of the program then in place.

Under the terms of the above employment agreements, upon a termination subsequent to a change of control, termination without cause or constructive termination, each as defined in the agreements, the Company would be obligated to pay each of the Executives an amount equal to three times the Executive’s base salary plus full benefits for a period of the lesser of (i) three years from the date of termination or (ii) the date of termination until a date one year after the end of the initial employment contract term. The Company may defer the payment of all or part of this obligation for up to six months, to the extent required by Internal Revenue Code Section 409A. In addition, if the five day average closing price of the common stock is greater than or equal to $2.50 per share on the date of any termination or change in control, all options previously granted the Executive(s) will be cancelled, with all underlying shares (vested or unvested) issued to the executive, and the Company will pay all taxes for the Executive(s). If the five-day average closing price of the common stock is less than $2.50 per share on the date of any termination or change in control, the options will remain exercisable under the original terms.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 5: COMMITMENTS AND CONTINGENCIES (Continued)

As part of the above employment agreements, and in consideration for the provision in the new employment agreements that change of control benefits would not be paid related to any merger and any related financing occurring within six months of entering into the new agreements, the Company’s Compensation Committee and Board of Directors agreed that the Company would grant each of the Executives fully vested four-year options for shares equivalent to one percent (1%) of the total number of shares issued in connection with any such merger and/or any related financing. If the Company enters into a definitive merger agreement during that six month period, the number of options will be determined and granted at the time of signing that definitive merger agreement and will have an exercise price equal to the fair value at the date of grant. The Company agreed to register these and all other shares or options held by the Executives with or simultaneously to any shares registered in connection with such a merger and/or any related financing.

Under the terms of the above employment agreements, the Company may terminate an Executive’s employment upon his death or disability or with or without cause. To the extent that an Executive is terminated for cause, no severance benefits are due him. If an employment agreement is terminated as a result of the Executive’s death, his estate will receive one year base salary plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his death. If an employment agreement is terminated as a result of the Executive’s disability, as defined in the agreement, he is entitled to compensation in accordance with the Company’s disability compensation for senior executives to include compensation for at least 180 days, plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his disability. These employment agreements contain certain non-disclosure and non-competition provisions and the Company has agreed to indemnify the Executives in certain circumstances.

As part of the above employment agreements, the Company’s Compensation Committee and Board of Directors agreed that in the event the Company is sold for a Company Sale Price in excess of the Current Capitalization during the term of the agreements, both terms as defined below, and the Company Sale Price represents at least $2.50 per share (adjusted for recapitalization including but not limited to splits and reverse splits), the Executives and certain other employees, will receive, as a group, cash compensation of twelve and one-half percent (12.5%) of the excess of the Company Sale Price over the Current Capitalization, payable in immediately available funds at the time of closing such transaction. The Current Capitalization is defined as the sum of (i) the number of common shares issued and outstanding, (ii) the common stock equivalent shares related to paid for but not converted preferred shares and (iii) the number of common shares underlying “in-the-money” warrants and options, such sum multiplied by the market price per share and then reduced by the proceeds payable upon exercise of the “in-the-money” warrants and options, all determined as of the date of the above employment agreements but the market price per share used for this purpose to be no less than $2.00. The Company Sale Price is defined as the number of common shares outstanding at the time the Company is sold multiplied by the price per share paid in such Company Sale transaction. The 12.5% was allocated in the new employment agreements as two and one-half percent (2.5%) each to Messrs. Selman, Saperstein, Friedland and Glassman and one and one-half percent (1.5%) to Mr. Tomlinson. The remaining one percent (1.0%) will be allocated by the Board and the Company’s management at a later date, which will be primarily to compensate other Company executives not having employment contracts, but may also include additional allocation to some or all of these five senior Executives.

Annual Long Distance Purchase Commitment - Effective January 15, 2006, EDNet entered into a two-year long distance telephone rate agreement with a national telecommunications company, which included a telephone services purchase commitment of approximately $120,000 (before taxes) per year. Effective September 13, 2007, this agreement was extended to add another two years to the original term, for a total term of four years. The Company is in compliance with this agreement.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 5: COMMITMENTS AND CONTINGENCIES (Continued)

NASDAQ share price requirement – As of December 7, 2007, the closing bid price for ONSM common stock was $0.94 per share, which represented the fourteenth consecutive business day under $1.00. Per NASDAQ Marketplace Rule 4310(c)(4), maintenance of a $1.00 closing bid price is necessary in order to be eligible for continued listing on the NASDAQ Capital Market. If the closing bid price stays below $1.00 for thirty consecutive business days, the NASDAQ can be expected to issue a letter to the Company establishing a 180 calendar day deadline for the Company to become compliant with the minimum bid price. The Company may be considered compliant, subject to the NASDAQ staff's discretion, if its common stock closes at $1.00 per share or more for a minimum of ten consecutive business days before the 180-day deadline. If the Company is not considered compliant by the 180-day deadline, but meets all other initial listing criteria for the NASDAQ Capital Market, NASDAQ may extend the initial deadline by an additional 180 calendar days. The terms of the 8% Senior Convertible Debentures and the 8% Subordinated Convertible Debentures (and the related warrants), as well as the common shares issued in connection with the Infinite Merger, contain penalty clauses in the event the Company’s common stock is not traded on NASDAQ or a similar national exchange – See Notes 4 and 6.

The Company received a letter from NASDAQ dated August 2, 2006 indicating that the Company was not in compliance with Marketplace Rule 4310(c)(4) as a result of the bid price of its common stock closing below $1.00 per share for the preceding thirty consecutive business days. The Company received a letter from NASDAQ dated December 4, 2006, stating that the Company had regained compliance with NASDAQ Marketplace Rule 4310(c)(4) as of that date, by having met the $1.00 per share or greater minimum closing bid price requirement for a minimum of 10 consecutive business days.

SAIC Agreement - As part of the December 2004 Onstream Merger (see Note 2), the Company became obligated under a Basic Ordering Agreement for Professional Solutions ("BOA") with SAIC, pursuant to which SAIC would build an outsourced solution for customers that allows for management and use of digital rich media and offers flexible applications, including collaboration and re-purposing (the “DMSP”). SAIC agreed to design the DMSP, as hosted and managed by them, to allow for the addition and customization of applications to fit the specific needs of customers. SAIC also agreed to provide certain hosting and back-office services directly to the Company, as Acquired Onstream’s successor, and in support of the Company’s customers. SAIC agreed that its services under the BOA would be billed at a discount to its regular rates throughout the term of the BOA.

The original term of the BOA ran from June 12, 2003 through December 31, 2006 and as part of a November 2006 agreement between the Company and SAIC, the contract term was extended through June 30, 2008, rescinding all previous contractual extension options. As part of this November 2006 agreement, SAIC’s previous option to cancel the contract if the Company’s minimum expenditures did not reach a certain level, was rescinded. The Company may terminate the BOA prior to the expiration of the term for convenience upon 30 days notice. SAIC may terminate the BOA if the Company is otherwise in material breach of its obligations, including timely payments of amounts due. Cancellation of the contract among other things releases SAIC to offer the Onstream Media Solution directly or indirectly to third parties.

Contemporaneously with the BOA, Acquired Onstream and SAIC entered into a Stock Issuance Agreement, whereby Acquired Onstream, at its option, could pay up to 20% of $1,250,000 of invoices for services with its common stock, valued at the lesser of $0.50 per share or fair market value as of the date of issuance. Prior to the Onstream Merger, Acquired Onstream had issued 158,910 shares of its common stock to SAIC under this arrangement, valued at approximately $59,000 and converted to 23,535 ONSM shares in December 2004.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 5: COMMITMENTS AND CONTINGENCIES (Continued)

Within 30 days after notice of a forward merger of Acquired Onstream with another entity, or the sale of all or substantially all of the assets of Acquired Onstream to another entity, SAIC had the right to terminate the Stock Issuance Agreement. SAIC did not terminate the Agreement as a result of the Onstream Merger and the Company has continued to pay 20% of SAIC invoices with ONSM common stock – 87,715 ONSM shares valued at $130,153 were issued to SAIC subsequent to the Onstream Merger and through September 30, 2006, including $57,142 included in Acquired Onstream’s accounts payable at the time of the Onstream Merger – see Note 2. SAIC has not objected to the use of a fair market value for ONSM shares consistent with the December 2004 conversion of its Acquired Onstream shares to ONSM shares, even though such valuation is higher than the $0.50 per share maximum established in the Stock Issuance Agreement.

As of September 30, 2006, SAIC had been paid approximately $1,786,000 in cash or common stock (which includes approximately $909,000 paid under a predecessor professional services agreement for design and technology demonstration of a media asset management system, not considered BOA expenditures) and was owed approximately $112,000, which is included in accounts payable on the Company’s balance sheet at that date. As part of the November 2006 agreement between the Company and SAIC, this balance was settled by the payment of $50,000 cash and the issuance of 59,615 unregistered ONSM common shares, which had piggyback registration rights and were included in a registration statement declared effective by the SEC on June 15 ,2007.

Lease Commitments - The Company is obligated under operating leases for its four offices (one each in Pompano Beach, Florida and San Francisco, California and two in the New York City area), which call for monthly payments totaling approximately $53,700. The leases, with expiration dates ranging from 2008 to 2010, provide for renewal options and annual increases. Future minimum lease payments required under these non-cancelable leases as of September 30, 2007, excluding the capital lease obligations discussed in Note 4, total approximately $1,209,000.

In September 2007, the Company entered into a three-year operating lease for its principal executive offices in Pompano Beach, Florida. The monthly base rental is currently approximately $20,400 (including the Company's share of property taxes and common area expenses) with annual five percent (5%) increases. The lease provides for one two-year renewal option with 5% annual increases. Approximately $57,000 and $159,000 is included in accounts payable at September 30, 2007 and 2006, respectively, related to amounts due under this lease and the predecessor lease with the same landlord for this property. Payments under this lease were generally current as of September 30, 2007.

In May 2004, the Company entered into a five-year operating lease for office space in San Francisco. The lease provides for one five-year renewal option at 95% of fair market value. The monthly base rental (including month-to-month parking) is approximately $17,200 with annual increases up to five percent (5%).

In December 2007, the Company extended its annual operating lease for office space in New York City, through December 31, 2008. The monthly base rental is approximately $6,600.

The lease for the Company’s Infinite Conferencing location in New Jersey expires July 31, 2008. The monthly base rental is approximately $6,500.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 5: COMMITMENTS AND CONTINGENCIES (Continued)

Future minimum lease payments required under the non-cancelable leases, plus the capital leases included in Notes Payable and more fully discussed in Note 4, are as follows:

	Operating	Capital	All
	Leases	Leases	Leases
Year Ending September 30:
2008	$524,491	$162,453	$686,944
2009	391,593	148,989	540,582
2010	256,488	111,888	368,376
Total minimum lease payments	$1,172,572	$423,330	$1,595,902
Less: amount representing interest		29,372
Present value of net minimum lease payments		$393,958
Less: current portion		138,629
Long-term portion		$255,329

Total rental expense for all operating leases was approximately $636,000 and $467,000 for the years ended September 30, 2007 and 2006, respectively.

Legal Proceedings – the Company is involved in litigation and regulatory investigations arising in the ordinary course of business. While the ultimate outcome of these matters is not presently determinable, it is the opinion of management that the resolution of these outstanding claims will not have a material adverse effect on the Company’s financial position or results of operations.

NOTE 6: CAPITAL STOCK

Common Stock

During the year ended September 30, 2006, the Company issued (i) 906,506 ONSM common shares as a result of six investors’ conversion of $895,000 of 8% Convertible Debentures, plus accrued interest and (ii) 188,740 ONSM common shares as a result of five investors’ conversion of 18,874 shares of Series A-10 Preferred – see Note 5 and below.

During the year ended September 30, 2006, the Company issued 1,092,715 shares of common stock for equipment and consulting, financial, advisory and other services, as follows:

686,143 shares valued at approximately $606,000 and recognized as professional fees expense over various service periods of up to 6 months. None of these shares were issued to Company directors or officers. However, 135,000 of these shares were issued under a consulting agreement with an individual having greater than 5% beneficial ownership in the Company as of September 30, 2005 and 2006. See Note 5 regarding the Company’s obligation to issue additional shares under such agreements.

406,572 common shares as satisfaction for equipment purchases of approximately $252,000 included in accounts payable at September 30, 2005, plus another $75,000 of equipment purchases to be received after that date.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 6: CAPITAL STOCK (Continued)

Common Stock (Continued)

During the year ended September 30, 2006, the Company issued options to purchase its common shares, in exchange for consulting and financial advisory services, such options valued at approximately $517,000. As a result of previously granted or issued options, warrants or shares for consulting expenses, the Company had approximately $258,000 in deferred equity compensation expense at September 30, 2006, which was amortized over the remaining periods of service for these issuances, which range from two to 12 months. The deferred equity compensation expense is included in the balance sheet caption prepaid expenses.

During the year ended September 30, 2006, the Company issued (i) 368,209 common shares in lieu of the $302,206 interest accrued and due through September 30, 2006 on the 8% Convertible Debentures and the Additional 8% Convertible Debentures (which included 9,589 shares issued for $9,589 interest due on conversions during that period), (ii) 165,068 common shares in lieu of the $93,284 interest accrued and due through September 30, 2006 on the 8% Subordinated Convertible Debentures (which included 1,917 shares issued for $1,917 interest due on conversions during that period), (iii) 44,444 common shares as prepaid interest and 15,000 common shares as late payment penalty on $300,000 borrowed from Platinum Credit Group, LLC - see Note 4, (iv) 80,000 common shares as prepaid interest on $350,000 borrowed from Platinum Credit Group, LLC - see Note 4, (v) 35,000 common shares as partial interest on an aggregate $350,000 borrowed from David Namoff and Lewis Opportunity Fund LP in February 2006 – see Note 4 and (vi) 31,243 common shares as interest to various vendors.

During the year ended September 30, 2006, the Company issued 20,833 common shares as a result of the exercise of warrants at $1.00 per share – see Notes 5 and 8.

During the year ended September 30, 2007, the Company issued an aggregate of 9,232,833 registered common shares as a result of conversions by several investors of 8% Senior and Subordinated Convertible Debentures (see Note 4) and Series A-10 Preferred, as follows:

(i)	3,042,472 ONSM common shares for the conversion of $3.0 million of 8% Senior Convertible Debentures, plus accrued interest,

(ii)	2,256,681 ONSM common shares for the conversion of $2.225 million of 8% Subordinated Convertible Debentures, plus accrued interest,

(iii)	3,933,680 ONSM common shares for the conversion of 393,368 shares of Series A-10 Preferred, including accrued dividends.

During the year ended September 30, 2007, the Company received approximately $6.9 million from the exercise of previously issued warrants and options, resulting in its issuance of 4,547,154 registered and 5,000 unregistered common shares. These warrants and options had exercise prices ranging from $0.71 to $2.50 per share. See Note 8.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 6: CAPITAL STOCK (Continued)

Common Stock (continued)

During March and April 2007, the Company sold an aggregate of 4,888,889 restricted common shares at $2.25 per share for total gross proceeds of approximately $11.0 million. This private equity financing was arranged by the Company to partially fund the Infinite Merger. The Company paid $770,000 as the cash portion of the finders and/or placement fees, equal to 7% of the gross proceeds related to the above sale, which was reflected as a reduction of paid-in capital. After deducting these fees, as well as legal fees and other issuance costs, the net proceeds to the Company were $10,207,026. As additional placement fees related to this sale, the Company issued 342,222 five-year warrants exercisable at $2.70 per share, which it valued at $518,445 using Black-Scholes methodology. These shares and warrants were included in a registration statement declared effective by the SEC on June 15, 2007. See Notes 2 and 8.

The Company is required to maintain the effectiveness of this registration statement until the earlier of the date that (i) all of the shares have been sold, (ii) all the shares have been transferred to persons who may trade such shares without restriction or (iii) all of the shares may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) or any similar provision. In the event such effectiveness is not maintained or trading in the shares is suspended or if the shares are delisted for more than five (5) consecutive trading days then the Company is liable for a compensatory payment (pro rated on a daily basis) of one and one-half percent (1.5%) per month until the situation is cured, such payment based on the purchase price of the shares still held and provided that such payments may not exceed ten percent (10%) of the initial purchase price of the shares with respect to any one purchaser. Regardless of the above, the Company believes that the applicability of these provisions would be limited by equity and/or by statute to a certain timeframe after the original security purchase.

Effective within the year ended September 30, 2007, the Company elected early adoption of FSP EITF 00-19-2, “Accounting for Registration Payment Arrangements”, which was issued on December 21, 2006 and establishes that contingent obligations under registration payment arrangements, as defined in FSP EITF 00-19-2, shall be recognized and measured separately in accordance with SFAS 5, “Accounting for Contingencies” and FIN 14, “Reasonable Estimation of the Amount of a Loss”. The Company determined that the above terms constitute a registration payment arrangement and has further concluded, based on its satisfactory recent history of maintaining the effectiveness of its registration statements and its NASDAQ listing, as well as a stock price and stockholders’ equity in excess of the NASDAQ listing standards as of September 30, 2007, that material payments under this registration payment arrangement are not probable and therefore no accrual related to it is necessary with respect to SFAS 5 and FIN 14 as of that date. However, the Company’s share price was below $1.00 as of December 7, 2007, which condition could eventually affect its NASDAQ listing status – See note 5.

During April 2007, the Company issued 1,376,622 restricted common shares to certain of the Infinite sellers – see Note 2.

During March 2007, the Company issued 467,290 restricted common shares as in exchange for 100% of the issued and outstanding capital stock of Auction Video Japan, Inc. - see Note 2. There are no registration rights associated with this transaction and as of December 7, 2007 the related shares have not been included in a registration statement.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 6: CAPITAL STOCK (Continued)

Common Stock (continued)

During the year ended September 30, 2007, the Company issued 910,608 shares of common stock for consulting, financial, advisory and other services, as follows:

790,993 unregistered shares valued at approximately $1,530,000 and recognized as professional fees expense for financial consulting and advisory services over various service periods of up to 21 months. None of these shares were issued to Company directors or officers. See Note 5 regarding the Company’s obligation to issue additional shares under such agreements.

59,615 unregistered shares of common stock to SAIC as payment for services previously capitalized by the Company at $62,000 and included in accounts payable at September 30, 2006. See Note 5.

60,000 unregistered shares of common stock as payment for equipment purchased and capitalized for approximately $65,000 by the Company as of June 30, 2007.

During the year ended September 30, 2007, the Company issued options to purchase its common shares, in exchange for financial consulting and advisory services, such options valued at approximately $852,000. Professional fee expenses arising from these and prior issuances of shares and options for financial consulting and advisory services were approximately $2,261,000 and $1,398,000 for the years ended September 30, 2007 and 2006, respectively. As a result of previously issued shares and options for financial consulting and advisory services, the Company has approximately $384,000 in deferred equity compensation expense at September 30, 2007, to be amortized over the remaining periods of service of up to 18 months. The deferred equity compensation expense is included in the balance sheet caption prepaid expenses.

During the year ended September 30, 2007, the Company issued (i) 3,045,902 restricted common shares as the result of the conversion of four promissory notes having an aggregate face value of $3.1 million and (ii) 2,258,185 restricted common shares for payment of interest and fees incurred in connection with those promissory notes. See Note 5.

During the year ended September 30, 2007, the Company issued 95,125 common shares in lieu of the $112,686 interest accrued and due on the 8% Convertible Debentures and the 8% Subordinated Convertible Debentures (which included 74,154 shares issued for $74,154 interest due on conversions during that period).

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 6: CAPITAL STOCK (Continued)

Preferred Stock

Series A-10 Convertible Preferred Stock

As of September 30, 2007 and 2006, the only preferred stock outstanding is Series A-10 Convertible Preferred Stock (“Series A-10”).

The Series A-10 has a coupon of 8% per annum, payable annually in cash (or semi-annually at the Company’s option in cash or in additional shares of Series A-10), has a stated value of $10.00 per preferred share and has a conversion rate of $1.00 per common share. Series A-10 dividends are cumulative and must be fully paid by the Company prior to the payment of any dividend on its common shares. The Series A-10 is not redeemable by the Company and any shares of Series A-10 that are still outstanding as of December 2008 will automatically convert into common shares. Series A-10 is senior to all other preferred share classes that may be issued by the Company and the Company may not incur any additional indebtedness greater than $1.5 million in aggregate, and excluding trade and purchase money payables, without the consent of the holders of at least 50% of the outstanding Series A-10 shares. The Series A-10 holders have the right to designate one member of the Company’s board of directors. Except as explicitly required by applicable law, the holders of Series A-10 shall not be entitled to vote on any matters as to which holders of the Company’s common shares are entitled to vote. In February 2005, the board of directors and the holders of a majority of the issued and outstanding shares of Series A-10 voted to approve an increase in the authorized number of Series A-10 from 500,000 shares to 700,000 shares to provide for the possible issuance of shares of Series A-10 as dividends on Series A-10 presently outstanding.

On December 23, 2004, the Company sold 215,000 shares of Series A-10 Convertible Preferred Stock for $2.15 million (“Series A-10”) to sixteen accredited investors, plus 100,000 shares of Series A-10 for $1.0 million of previously outstanding debt to a single accredited investor. The 315,000 shares of Series A-10 included five-year warrants to purchase 1,575,000 common shares of ONSM for $1.50 per share – see Note 8. Another 8,562 shares of Series A-10 were issued to the purchasers in January 2005 as compensation for their funds being held in escrow from June 2004 through December 2004, pending shareholder approval, in accordance with NASDAQ Marketplace Rule 4350(i), of the issuance in excess of 19.99% of the Company’s common stock. In December 2004, a single shareholder converted all 232,750 shares of Series A-8 Preferred held by him into 139,650 shares of Series A-10.

The Company’s Board of Directors declared a dividend payable on May 15, 2005 to Series A-10 shareholders of record as of May 10, 2005 of 13,974 Series A-10 preferred shares, in lieu of a $139,738 cash payment. The Company also issued 814 Series A-10 shares in lieu of $8,140 dividends due on conversions during the year ended September 30, 2005. The Company’s Board declared (i) a dividend payable on November 15, 2005 to Series A-10 shareholders of record as of November 10, 2005 of 16,641 Series A-10 preferred shares, in lieu of a $166,413 cash payment and (ii) a dividend payable on May 15, 2006 to Series A-10 shareholders of record as of May 10, 2006 of 16,701 Series A-10 preferred shares, in lieu of a $167,014 cash payment. The Company also issued 484 Series A-10 shares in lieu of $4,840 dividends due on conversions during the year ended September 30, 2006. The Company’s Board declared (i) a dividend payable on November 15, 2006 to Series A-10 shareholders of record as of November 10, 2006 of 17,239 Series A-10 preferred shares, in lieu of a $172,394 cash payment and (ii) a dividend payable on May 15, 2007 to Series A-10 shareholders of record as of May 10, 2007 of 9,787 Series A-10 preferred shares, in lieu of a $97,871 cash payment. The Company also issued 4,555 Series A-10 shares in lieu of $45,550 dividends due on conversions during the year ended September 30, 2007. See Note 9 regarding dividend payments occurring after September 30, 2007.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 6: CAPITAL STOCK (Continued)

As of September 30, 2007, the Company had issued 4,742,110 ONSM common shares as a result of several investors converting a total of 474,211 shares of Series A-10 preferred shares, which included 5,853 Series A-10 shares issued for accrued dividends through the respective conversion dates.

The above transactions are summarized as follows through September 30, 2007:

Initial number of Series A-10 shares issued	454,650
Plus: A-10 shares issued for regular interest and dividends	82,904
Plus: A-10 shares issued for conversion dividends	5,853
Less: A-10 shares converted to common shares	(474,211)
Number of Series A-10 shares outstanding	69,196

The placement agent fees and direct issue costs for the Series A-10 financing were approximately $172,000 plus five-year warrants to purchase approximately 215,000 shares of ONSM common stock for $1.50 per share – see Note 8.

The estimated fair value of all warrants given in connection with the Series A-10 plus the Series A-10’s beneficial conversion feature, was $2,755,951, which, in accordance with EITF 98-05 and EITF 00-27, was allocated to additional paid in capital and discount. The Company’s management calculated the discount primarily based on its estimate of the fair value of the warrants as a percentage of the face value of the convertible securities. The estimate was based on the closing price of the stock at the date of the agreement and the relationship to the conversion price of the instrument and the exercise price of the warrants. The discount, which totals $2,928,041 after inclusion of other direct costs associated with the financing, is being amortized as a dividend over the four-year term of the Series A-10. In addition, the unamortized portion of the discount related to converted securities is expensed as an additional dividend at the time of the conversion.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 7: SEGMENT INFORMATION

The Company's operations are currently comprised of two groups, Digital Media Services and Web Communications Services, both managed from Pompano Beach, Florida. The primary operating activities of Digital Media Services are in San Francisco and the primary operating activities of Web Communications Services are in Pompano Beach and the New York City area. All material balances related to Company sales, primary business activities, and location of property and equipment are within the United States.

For the years ended September 30, 2007 and 2006 the Company provided smart encoding services to a significant customer, America Online, Inc., under a contract that can be terminated upon a 30-day notification. Revenues from sales to this customer were approximately $461,000, or approximately 4%, and $911,000, or approximately 11%, of total consolidated revenue for the years ended September 30, 2007 and 2006, respectively. These revenues represented approximately 11% and 20% of Digital Media Services Group revenues for the same periods.

Detailed below are the results of operations by segment for the years ended September 30, 2007 and 2006, and total assets by segment as of those dates.

	For the years ended September 30,
	2007		2006
Revenue:

Digital Media Services Group		$4,013,572		$4,631,360
Web Communications Services Group		8,101,473		3,788,091
Total consolidated revenue		$12,115,045		$8,419,451

Segment operating income (loss):

Digital Media Services Group		(260,623)		1,051,743
Web Communications Services Group		1,940,906		145,559
Total operating income		1,680,283		1,197,302

Depreciation and amortization		(3,099,940)		(2,121,161)
Corporate and unallocated shared expenses		(6,092,200)		(4,933,140)
Other (expense) income, net		(7,246,196)		(609,214)

Net loss	$	(14,758,053)	$	(6,466,213)

	September 30, 2007	September 30, 2006
Assets:
Digital Media Services Group	$15,092,360	$14,789,639
Web Communications Services Group	20,058,947	1,408,488
Corporate and unallocated	1,332,349	968,085

Total assets	$36,483,656	$17,166,212

Depreciation and amortization are not utilized by the Company’s primary decision makers for making decisions with regard to resource allocation or performance evaluation.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 8: STOCK OPTIONS AND WARRANTS

As of September 30, 2007, the Company had issued and outstanding options and warrants to purchase up to 14,636,231 ONSM common shares, including 7,471,332 Plan Options; 2,431,390 Non-Plan Options to employees and directors; 1,753,674 Non-Plan Options to financial consultants; and 2,979,835 warrants issued in connection with various financings and other transactions.

On February 9, 1997, the Board of Directors and a majority of the Company's shareholders adopted the 1996 Stock Option Plan (the "Plan"), which, including the effect of subsequent amendments to the Plan, authorized up to 4,500,000 shares available for issuance as options and up to another 2,000,000 shares available for stock grants. On September 18, 2007, the Company’s Board of Directors and a majority of the Company's shareholders adopted the 2007 Equity Incentive Plan (the “New Plan”), which authorized the issuance of up to 6,000,000 shares of ONSM common stock pursuant to stock options, stock purchase rights, stock appreciation rights and/or stock awards for employees, directors and consultants. The options and stock grants authorized for issuance under the New Plan were in addition to those already issued under the Plan, although the Company may no longer issue additional options or stock grants under the Plan.

As of September 30, 2007 there are 7,471,332 outstanding options granted to management, employees and directors under the Plan and the New Plan, which all have exercise prices equal to or greater than the fair market value at the date of grant. The initial terms of these options were generally four to five years and they were fully vested as of September 30, 2007, except 3,335,000 of these options issued in fiscal 2007 and detailed later in this note.

On December 15, 2004 a majority of the Company’s shareholders voted to approve the cancellation (subject to the option holder’s approval) of Plan Options to directors, senior management and employees covering 227,776 shares (plus 65,216 Non-Plan Options) with a weighted-average exercise price of $22.93, with such options to be re-issued six months and one day from the date of cancellation with an exercise price equal to the fair market value on the date of the reissue. This cancellation has not yet been implemented and 201,110 of the Plan Options subject to this cancellation and re-issue had expired as of December 7, 2007.

In December 2004 the Company issued four-year Plan options to purchase 50,000 common shares to General Ronald Yates upon his initial appointment to the Company's Board of Directors, immediately exercisable at an exercise price of $1.57 per share, which was the fair market value on the date of grant. In December 2004, the Company's Board of Directors granted an aggregate of 300,000 four-year Plan options exercisable at an exercise price of $1.21 per share, which was the fair market value on the date of grant, to two executives. The Board later accelerated the vesting of 150,000 of these options to the first executive, as discussed below, and the remaining 150,000 options expired unexercised as a result of termination of the second executive's employment.

In July 2005 the Company’s Board of Directors granted 2,634,224 five-year Plan options, exercisable at $1.12 per share, which was the fair market value on the date of grant. This included 1,500,000 fully vested options to Company directors and senior management, with the balance issued to other Company employees and vesting quarterly during the year ended September 30, 2006. At the same time, the Board accelerated the vesting of 150,000 four-year Plan options previously granted to a Company executive in December 2004 at an exercise price of $1.21 per share, which was the fair market value on the date of grant. The options, which were to vest in installments of 50,000 options per year, beginning December 15, 2005, were declared fully vested. At the same time, the Company issued 26,759 Plan fully paid stock grants to Company executives.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 8: STOCK OPTIONS AND WARRANTS (Continued)

During July 2006, the Company issued four-year Plan options to purchase 50,000 common shares to Mr. Carl L. Silva upon his initial appointment to the Company’s Board of Directors, immediately exercisable at an exercise price of $0.88 per share (fair market value on the date of grant). In September 2006 the Company’s Board of Directors granted 1,500,000 five-year Plan options, exercisable at $0.71 per share, which was the fair market value on the date of grant. These options were fully vested, with 700,000 issued to Company directors (other than Mr. Silva) and senior management and the balance issued to other Company employees.

During the year ended September 30, 2007, the Company issued 3,360,000 Plan options- (i) 35,000 two-year options in connection with the Auction Video acquisition - see note 2, (ii) 200,000 five-year Plan options in connection with the Infinite Merger – see note 2, (iii) 25,000 four-year Plan Options exercisable at $2.28 per share to a non-executive employee and (iv) 3,100,000 four-year (from vesting) New Plan options in connection with executive employment contracts - see note 4. None of these options except the 25,000 exercisable at $2.28 were vested as of September 30, 2007. See Note 9 regarding New Plan shares and options issued after September 30, 2007.

Detail of Plan Option activity for the years ended September 30, 2007 and 2006 is as follows:

	September 30, 2007		September 30, 2006
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Balance, beginning of period	4,388,891	$1.28	2,940,895	$1.89
Granted during the period	3,360,000	1.79	1,550,000	0.71
Exercised during the period	(5,000)	0.71	-	N/A
Expired or forfeited during the period	(272,559)	3.28	(102,004)	8.62

Balance, end of the period	7,471,332	$1.43	4,388,891	$1.28

Exercisable at end of the period	4,136,332	$1.15	4,388,891	$1.28

The Company’s 4,103,000 outstanding exercisable Plan Options at September 30, 2007 not subject to the cancellation and re-grant discussed above have a remaining life of approximately 3.2 years and exercise prices ranging from $0.71 to $2.28 per share. The Company’s 33,332 outstanding exercisable Plan Options subject to this cancellation and re-grant have a remaining life of less than 1 year and exercise prices ranging from $11.25 to $22.50 per share.

As of September 30, 2007, the Company had 2,431,390 outstanding Non Plan options issued to employees and directors, which were issued during the year ended September 30, 2005. During that period, the Company issued immediately exercisable five-year options to certain executives, directors and other management for the purchase of 1,350,000 shares of ONSM common stock at $1.57 per share (fair market value at date of grant); five-year options to certain executives, fully-vested as of September 30, 2005, for the purchase of 800,000 shares of ONSM common stock at $2.50 per share (greater than the $1.57 fair market value at date of grant); and 281,390 options at an exercise price of $3.376 per share, issued in conjunction with the Onstream Merger.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 8: STOCK OPTIONS AND WARRANTS (Continued)

As of September 30, 2007, the Company had 1,753,674 outstanding Non Plan options issued to financial consultants, as follows:

Issuance period	Number of options	Exercise price per share	Expiration Date

October - December 2006	75,000	$1.00	Oct - Dec 2010
December 2006	40,000	$1.50	December 2010
January - June 2007	422,500	$2.46	Oct 2010 - Jan 2011
March 2007	21,184	$2.48	March 2012
Year ended September 30, 2007	558,684

October 2005 – August 2006	295,000	$1.00	Oct 2009 – Aug 2010
March – September 2006	85,750	$1.05	March 2011
Year ended September 30, 2006	380,750

July – September 2005	225,000	$1.10	July – Sept 2009
January – March 2005	215,000	$1.65	Jan – Feb 2009
January 2005	30,000	$2.50	January 2009
January 2005	50,000	$3.50	January 2009
December 2004	59,240	$3.376	Mar 2008 – Dec 2009
Year ended September 30, 2005	579,240

May 2004	35,000	$2.25	May 2009
June 2004	200,000	$2.50	June 2008
Year ended September 30, 2004	235,000

Total Non Plan consultant options as of September 30, 2007	1,753,674
210,000 of the above options were not vested as of September 30, 2007, including 125,000 $2.50 options issued during the year ended September 30, 2004 and which are not expected to vest prior to expiration due to termination of the underlying contract. The balance of the unvested options were issued during the year ended September 30, 2007. See Note 5 related to commitments for future issuance of financial consultant options.

255,000 of the above options (plus 100,000 shares) were granted with piggyback registration rights but were not included on the registration statement declared effective by the SEC on June 15, 2007. As the options (or shares) do not provide for damages or penalties in the event the Company does not comply with these registration rights, the Company has concluded that these rights do not constitute registration payment arrangements under FSP EITF 00-19-2. In any event, the Company has determined that material payments in relation to these rights are not probable and therefore no accrual related to them is necessary with respect to SFAS 5 and FIN 14.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 8: STOCK OPTIONS AND WARRANTS (Continued)

As of September 30, 2007, the Company had outstanding vested warrants to purchase an aggregate of 2,979,835 shares of common stock, inclusive of warrants issued in connection with various financings, as follows:

Description of transaction	Number of warrants	Exercise price per share	Expiration Date

Placement fees – common share offering – March and April 2007	342,222	$2.70	March and April 2012
8% Subordinated Convertible Debentures – March and April 2006	403,650	$1.50	March and April 2011
Additional 8% Convertible Debentures - February and April 2005	391,416	$1.65	February and April 2010
8% Convertible Debentures – December 2004	737,114	$1.65	December 2009
Series A-10 Preferred – December 2004	909,083	$1.50	December 2009
Onstream Merger – December 2004	74,050	$3.376	April 2008
Series A-9 Preferred	40,000	$3.00	October 2007
Common share offering	82,300	$3.00	October 2007

Total warrants as of September 30, 2007	2,979,835

See Note 4 related to certain terms of the above warrants issued in connection with the 8% Convertible Debentures, the Additional 8% Convertible Debentures and the 8% Subordinated Convertible Debentures, including registration rights and cashless exercise.

In addition to the warrants listed above, the Additional 8% Convertible Debentures included one-year warrants to purchase 2,175,000 common shares of ONSM for $1.00 per share. The one-year warrants were subject to the approval of a majority of the Company’s shareholders, which was obtained at the September 13, 2005 shareholder meeting, and at which time the one-year term of those warrants began. The one-year warrants provided for the issuance of additional five year warrants, exercisable at $1.65 per share, to purchase 50% of the common shares of ONSM acquired upon the exercise of the one-year warrants. During April 2006, the Company issued a five-year warrant to purchase 10,417 common shares for $1.65 per share as the result of a single investor’s exercise of a warrant for 20,833 common shares at $1.00 per share. Effective September 13, 2006, the remaining $1.00 warrants expired without having been exercised. See Note 4.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 9: SUBSEQUENT EVENTS - FINANCING AND EQUITY TRANSACTIONS

During August 2007, the Company entered into an agreement with ASPA-Japan Co., Ltd. (“ASPA”) a leading video application service provider, whereby ASPA was to serve as the exclusive sales agent in certain Middle Eastern countries for all of the Company’s products and services and was to have been paid commissions on all sales made by them in the region. In exchange for this exclusivity, which had an initial term of five years, ASPA was to pay the Company a fee of $1.0 million, of which $50,000 was paid in advance and the balance was due on or before September 30, 2007. As of December 7, 2007, the balance was not paid, although an additional $50,000 was paid by ASPA during November 2007. The Company continues discussions with ASPA in the hopes of resolving this matter, although no formal contract amendment or extension has been agreed to. Once the full contract price has been paid, and if the previous contract is mutually reinstated, the fee (net of 25% commission payable by the Company to the former Auction Video shareholders) will be amortized as revenue over approximately six years, based on the initial contract term plus a one-year termination period. If the Company formally discontinues its discussions with ASPA and/or the previous contract is not mutually reinstated or a similar contract is not entered into, the Company will retain the amounts paid and recognize them as income at that time.

In December 2007, pursuant to approval of the Company’s Compensation Committee and Board of Directors, the Company issued 25,000 restricted shares of its common stock to Mr. Charles Johnston, director, as compensation for services to be rendered by him for the fiscal year ended September 30, 2008, in connection with his recent appointment as Chairman of the Audit Committee.

During the period from October 1, 2007 through December 7, 2007, the Company issued 245,085 unregistered shares of common stock (including 240,000 shares discussed in note 5), as well as options to purchase 250,000 common shares at exercise prices ranging from $1.73 to $1.83 per share, at or above the fair market value on the date the options were approved, for financial consulting and advisory services. The Company also entered into agreements to issue approximately 40,000 additional unregistered shares for such services. The services are being provided over periods ranging up to three years, and will result in a professional fees expense of approximately $639,000 over the service period. None of these shares or options were issued to Company directors or officers.

The Company’s Board declared a dividend payable on November 15, 2007 to Series A-10 shareholders of record as of November 10, 2007 of 2,767 Series A-10 preferred shares, in lieu of a $27,679 cash payment.

In December 2007, the Company issued immediately exercisable four-year Plan options to purchase 50,000 ONSM common shares at $1.00 per share (above fair market value on the date of issuance) granted to Mr. Leon Nowalsky upon his initial appointment to the Company’s Board of Directors.

In December 2007, the Company entered into a equipment financing line of credit arrangement with several individuals under which it can borrow up to an aggregate of $1.5 million for equipment purchases, including purchases made and paid for by the Company during the twelve (12) months prior to the date of the agreement. The Company has agreed to grant the lenders a security interest in the equipment purchased with the proceeds of the line. The outstanding balance bears interest at 12% per annum, payable monthly in cash or restricted stock, at the Company’s option. An origination fee of $150,000 is payable within ten (10) days of the initial funding under the arrangement, in a single issuance of restricted stock or in ten equal monthly cash installments, at the Company’s option. Principal may be repaid at any time, but no later than three (3) years after the date of the agreement and may be paid in cash or restricted stock, at the Company’s option. All payments in restricted stock are priced at seventy-five percent (75%) of the average ONSM closing price for the twenty (20) trading days prior to the date the applicable payment is due. The outstanding principal is due on demand in the event a payment default is uncured ten (10) business days after written notice. As of December 7, 2007, the Company had not received any funding under this arrangement.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2008	September 30, 2007

	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$874,834	$560,230
Accounts receivable, net of allowance for doubtful accounts of $48,257 and $65,254, respectively	2,598,499	2,620,177
Prepaid expenses	471,755	565,649
Inventories	80,580	85,459
Other current assets	108,596	137,632
Total current assets	4,134,264	3,969,147

PROPERTY AND EQUIPMENT, net	4,501,855	5,551,026
INTANGIBLE ASSETS, net	4,077,745	5,108,604
GOODWILL, net	21,696,948	21,696,948
OTHER NON-CURRENT ASSETS	462,576	157,931

Total assets	$34,873,388	$36,483,656
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,713,756	$2,266,134
Amounts due to shareholders and officers	109,419	109,419
Deferred revenue	115,717	215,400
Notes and leases payable – current portion, net of discount	1,719,610	138,629
Total current liabilities	4,658,502	2,729,582

Notes and leases payable, net of current portion	183,856	255,329
Convertible debentures, net of discount	732,618	-

Total liabilities	5,574,976	2,984,911

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

Series A-10 Convertible Preferred stock, par value $.0001 per share, authorized 700,000 shares, 74,841 and 69,196 issued and outstanding, respectively	8	7
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 42,577,491 and 41,880,707 issued and outstanding, respectively	4,258	4,188
Additional paid-in capital	130,227,899	129,090,403
Unamortized discount	(39,842)	(98,491)
Accumulated deficit	(100,893,911)	(95,497,362)
Total stockholders’ equity	29,298,412	33,498,745

Total liabilities and stockholders’ equity	$34,873,388	$36,483,656

The accompanying notes are an integral part of these consolidated financial statements.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended June 30,		Three Months Ended June 30,
	2008	2007	2008	2007
REVENUE:
DMSP and hosting	$1,085,279	$508,905	$356,383	$209,087
Network usage	1,714,638	1,594,048	570,032	522,261
Webcasting	4,459,077	3,556,047	1,569,679	1,478,106
Audio and web conferencing	5,427,288	1,338,563	1,828,831	1,338,563
Other	534,776	1,017,497	157,522	227,199
Total revenue	13,221,058	8,015,060	4,482,447	3,775,216

COSTS OF REVENUE:
DMSP and hosting	463,448	206,662	219,790	107,531
Network usage	708,665	666,151	236,468	223,472
Webcasting	1,505,132	1,168,799	539,820	479,001
Audio and web conferencing	1,088,091	220,767	387,922	220,767
Other	517,586	627,182	160,031	190,687
Total costs of revenue	4,282,922	2,889,561	1,544,031	1,221,458

GROSS MARGIN	8,938,136	5,125,499	2,938,416	2,553,758

OPERATING EXPENSES:
General and administrative:
Compensation	7,448,821	4,613,340	2,434,777	1,862,503
Professional fees	1,609,985	2,585,351	426,869	787,555
Other	2,013,811	1,478,855	672,216	604,335
Depreciation and amortization	3,112,054	2,085,771	1,012,273	911,933
Total operating expenses	14,184,671	10,763,317	4,546,135	4,166,326

Loss from operations	(5,246,535)	(5,637,818)	(1,607,719)	(1,612,568)

OTHER (EXPENSE) INCOME, NET:
Interest income	1,781	77,798	-	30,147
Interest expense	(131,339)	(7,470,931)	(78,047)	(7,798)
Debt extinguishment loss	-	(135,000)	-	-
Other income, net	81,343	133,182	168	83,519

Total other (expense) income, net	(48,215)	(7,394,951)	(77,879)	105,868

Net loss	$(5,294,750)	$(13,032,769)	$(1,685,598)	$(1,506,700)

Loss per share – basic and diluted:

Net loss per share	$(0.13)	$(0.49)	$(0.04)	$(0.04)

Weighted average shares of common stock outstanding – basic and diluted	42,240,429	26,859,059	42,384,329	36,664,325

The accompanying notes are an integral part of these consolidated financial statements.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
NINE MONTHS ENDED JUNE 30, 2008

(Unaudited)

	Series A- 10 Preferred Stock		Common Stock		Additional Paid-in Capital		Accumulated
	Shares	Amount	Shares	Amount	Gross	Discount	Deficit	Total

Balance, September 30, 2007	69,196	$7	41,880,707	$4,188	$129,090,403	$(98,491)	$(95,497,362)	$33,498,745
Issuance of shares, warrants and options for consultant services	-	-	500,534	50	784,924	-	-	784,974
Issuance of shares and options for employee services	-	-	-	-	1,072,013	-	-	1,072,013
Common shares issued for interest and fees on convertible debentures	-	-	196,250	20	182,493	-	-	182,513
Obligation for shortfall in proceeds from sales of common shares issued for acquisition of Infinite Conferencing	-	-	-	-	(958,399)	-	-	(958,399)
Dividends accrued or paid on Series A-10 preferred	5,645	1	-	-	56,465	58,649	(101,799)	13,316
Net loss	-	-	-	-	-	-	(5,294,750)	(5,294,750)

Balance, June 30, 2008	74,841	$8	42,577,491	$4,258	$130,227,899	$(39,842)	$(100,893,911)	$29,298,412

The accompanying notes are an integral part of these consolidated financial statements.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended June 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,294,750)	$(13,032,769)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	3,112,054	2,085,771
Amortization of deferred professional fee expenses paid with equity	856,158	1,869,482
Compensation expenses paid with equity	1,072,013	-
Amortization of discount on convertible debentures	4,927	2,290,995
Amortization of discount on notes payable	9,883	5,019,541
Interest expense paid in common shares and options	-	108,754
Debt extinguishment loss	-	135,000
Decrease in allowance for doubtful accounts	3,624	18,087
Gain from settlements of obligations and sales of equipment	(16,199)	(80,871)
Net cash (used in) operating activities, before changes in current assets and liabilities	(252,290)	(1,586,010)
Changes in current assets and liabilities, net of effect of acquisitions:
Decrease (Increase) in accounts receivable	18,054	(295,838)
(Increase) Decrease in prepaid expenses	(38,640)	98,119
(Increase) in other current assets	(2,212)	(71,878)
Decrease (Increase) in inventories	4,879	(18,636)
Increase (Decrease) in accounts payable and accrued liabilities	245,852	(189,150)
(Decrease) in deferred revenue	(99,684)	(138,504)
Net cash (used in) operating activities	(124,041)	(2,201,897)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(980,443)	(1,123,283)
Payments in connection with the acquisition of Infinite Conferencing, net of cash acquired	-	(14,184,847)
Payments in connection with the acquisition of Auction Video	-	(523,834)
Payment of accounts payable and accrued liabilities assumed at time of Onstream Merger	-	(100,718)
Net cash (used in) investing activities	(980,443)	(15,932,682)

(Continued)

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Continued)

	Nine Months Ended June 30,
	2008	2007
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans and notes payable, net of expenses	$966,995	$2,050,000
Proceeds from convertible debentures, net of expenses	910,204	-
Proceeds from sale of common shares, net of expenses	-	17,042,363
Repayment of loans, notes and leases payable	(458,111)	(392,239)
Net cash provided by financing activities	1,419,088	18,700,124

NET INCREASE IN CASH AND CASH EQUIVALENTS	314,604	565,545

CASH AND CASH EQUIVALENTS, beginning of period	560,230	222,963

CASH AND CASH EQUIVALENTS, end of period	$874,834	$788,508

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest	$127,067	$90,692

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Obligation arising for shortfall in proceeds from sales of common shares issued for acquisition of Infinite Conferencing – see note 2 for assets acquired and liabilities assumed	$958,399	$-
Issuance of shares for acquisition of Infinite Conferencing – see note 2 for assets acquired and liabilities assumed	$-	$4,000,000
Issuance of shares, warrants and options for consultant services	$784,974	$2, 227,109
Issuance of shares and options for employee services	$1,072,013	$-
Issuance of A-10 preferred shares for dividends	$56,465	$315,030
Issuance of warrants to placement agent for sale of common shares	$-	$518,445
Issuance of common shares and options for interest	$182,513	$5,029,031
Issuance of shares for payment of accounts payable	$-	$127,400
Issuance of shares for acquisition of Auction Video – see note 2 for assets acquired and liabilities assumed	$-	$1,500,000
Conversion of Series A-10 convertible preferred to common shares	$-	$3,861,640
Conversion of 8% Convertible Debentures to common shares	$-	$5,299,154
Conversion of notes payable to common shares	$-	$3,100,000
Purchase of software and equipment with payment to vendor deferred past established trade terms	$337,500	$281,250
Cumulative effect of change in accounting principle – adoption of FSP EITF 00-19-2, resulting in reversal of previous reclassifications from equity to liability	$-	$2,416,891

The accompanying notes are an integral part of these consolidated financial statements.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Onstream Media Corporation (the "Company" or "Onstream" or "ONSM"), organized in 1993, is a leading online service provider of live and on-demand Internet video, corporate web communications and content management applications, including digital media services and webcasting services. Digital media services are provided primarily to entertainment, advertising and financial industry customers. Webcasting services are provided primarily to corporate, education, government and travel industry customers.

The Company’s Digital Media Services Group, which operates primarily from facilities in San Francisco, California, consists of its Smart Encoding division, its DMSP (“Digital Media Services Platform”) division, its UGC (“User Generated Content”) division and its EDNet division.

The Smart Encoding division provides both automated and manual encoding and editorial services for processing digital media, using a set of coordinated technologies and processes that allow the quick and efficient online search, retrieval, and streaming of this media, which can include photos, videos, audio, engineering specs, architectural plans, web pages, and many other pieces of business collateral. This division also provides hosting, storage and streaming services for digital media, which are provided via the DMSP. The DMSP division provides an online, subscription based service that includes access to enabling technologies and features for the Company’s clients to acquire, store, index, secure, manage, distribute and transform these digital assets into saleable commodities. The UGC division, which also operates as Auction Video – see note 2, provides a video ingestion and flash encoder that can be used by the Company’s clients on a stand-alone basis or in conjunction with the DMSP.

The EDNet division provides connectivity within the entertainment and advertising industries through its managed network, which encompasses production and post-production companies, advertisers, producers, directors, and talent. The global network, with approximately 500 active clients in cities throughout the United States, Canada, Mexico, Europe, and the Pacific Rim, enables high-speed exchange of high quality audio, compressed video and multimedia data communications, utilizing long distance carriers, regional phone companies, satellite operators, and major internet service providers. EDNet also provides systems integration and engineering services, application-specific technical advice, audio equipment, proprietary and off-the-shelf codecs, teleconferencing equipment, and other innovative products to facilitate the Company's broadcast and production applications. EDNet generates revenues from network usage, the sale, rental and installation of equipment, and other related fees.

The Company’s Web Communications Services Group consists of its Webcasting and Travel divisions, which operate primarily from facilities in Pompano Beach, Florida and its Infinite Conferencing division, which operates primarily from facilities in the New York City metropolitan area.

The Webcasting division provides an array of web-based media services to the corporate market including live audio and video webcasting, packaged corporate announcements, and rich media information storage and distribution for any business entity. The Travel division produces Internet-based multi-media streaming videos related to hotels, resorts, time-shares, golf facilities, and other travel destinations. The Company warehouses this travel content on its own online travel portal – www.travelago.com ("Travelago"). The Webcasting and Travel divisions generate revenues through production and distribution fees.

The Company’s recently acquired Infinite Conferencing (“Infinite”) division generates revenues from usage charges and fees for other services provided in connection with “reservationless” and operator-assisted audio and web conferencing services – see note 2.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

On May 29, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire Narrowstep, Inc., a publicly held Delaware corporation (“Narrowstep”) with most of its employees and facilities located in the United Kingdom. Narrowstep is a provider of Internet TV services supporting content providers, broadcasters, telecommunications companies and corporations worldwide. See Note 9.

Liquidity

The consolidated financial statements have been presented on the basis that the Company is an ongoing concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since its inception, and has an accumulated deficit of approximately $100.9 million as of June 30, 2008. The Company's operations have been financed primarily through the issuance of equity and debt. For the year ended September 30, 2007, ONSM had a net loss of approximately $14.8 million and cash used in operations of approximately $2.3 million. For the nine months ended June 30, 2008, ONSM had a net loss of approximately $5.3 million and cash used in operations of approximately $124,000. Although the Company had cash of approximately $875,000 at June 30, 2008, working capital was a deficit of approximately $524,000 at that date.

The Company is constantly evaluating its cash needs, in order to make appropriate adjustments to operating expenses. Depending on its actual future cash needs, the Company may need to raise additional debt or equity capital to provide funding for ongoing future operations, or to refinance existing indebtedness. No assurances can be given that the Company will be successful in obtaining additional capital, or that such capital will be available on terms acceptable to the Company. The Company's continued existence is dependent upon its ability to raise capital and to market and sell its services successfully. The financial statements do not include any adjustments to reflect future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result if the Company is unsuccessful.

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of Onstream Media Corporation and its subsidiaries - Entertainment Digital Network, Inc., Media On Demand, Inc., HotelView Corporation, OSM Acquisition, Inc., AV Acquisition, Inc., Auction Video Japan, Inc. and Infinite Conferencing, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used when accounting for allowances for doubtful accounts, revenue reserves, inventory reserves, depreciation and amortization, taxes, contingencies and impairment allowances. Such estimates are reviewed on an on-going basis and actual results could materially differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consists of all highly liquid investments with original maturities of three months or less.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturity of the instruments. The carrying amounts of notes payable approximate fair value due to the short maturity of the instruments, as well as the market value interest rates they carry. The carrying amounts of convertible debentures approximate fair value due to the market value interest rates they carry as well as the debt discount recorded as a deduction of the face value of such instruments.

Bad Debt Reserves

The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer's ability to meet its financial obligations to the Company, the Company records a specific allowance against amounts due to us, and thereby reduce the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and historical experience. Bad debt reserves were approximately $48,000 and $65,000, at June 30, 2008 and September 30, 2007, respectively.

Concentration of Credit Risk

The Company at times has cash in banks in excess of FDIC insurance limits and places its temporary cash investments with high credit quality financial institutions. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral from them. Reserves for credit losses are maintained at levels considered adequate by management.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market by analyzing market conditions, current sales prices, inventory costs, and inventory balances. The Company evaluates inventory balances for excess quantities and obsolescence on a regular basis by analyzing backlog, estimated demand, inventory on hand, sales levels and other information. Based on that analysis, the Company management estimates the amount of provisions made for obsolete or slow moving inventory.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Property and equipment under capital leases are stated at the lower of the present value of the minimum lease payments at the beginning of the lease term or the fair value at the inception of the lease. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization expense on assets acquired under capital leases is included in depreciation expense. The costs of leasehold improvements are amortized over the lesser of the lease term or the life of the improvement.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Software

Included in property and equipment is computer software developed for internal use, including the Digital Media Services Platform (“DMSP”) – see notes 2 and 3. Such amounts have been accounted for in accordance with Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and Emerging Issues Task Force pronouncement (“EITF”) 00– 2 “Accounting for Web Site Development Costs”. Such costs are amortized on a straight-line basis over three years, commencing when the related asset has been substantially placed in service.

Goodwill and other intangible assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets”, goodwill is reviewed annually (or more frequently if impairment indicators arise) for impairment. Other intangible assets, such as customer lists, are amortized to expense over their estimated useful lives, although they are still subject to review and adjustment for impairment.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses the recoverability of such assets by comparing the estimated undiscounted cash flows associated with the related asset or group of assets against their respective carrying amounts. The amount of an impairment, if any, is calculated based on the excess of the carrying amount over the fair value of those assets.

See Note 2 – Goodwill and other Acquisition-Related Intangible Assets.

Revenue Recognition

Revenues from sales of goods and services are recognized when (i) persuasive evidence of an arrangement between the Company and the customer exists, (ii) the good or service has been provided to the customer, (iii) the price to the customer is fixed or determinable and (iv) collectibility of the sales prices is reasonably assured.

The Company includes the DMSP and UGC divisions’ revenues, along with the Smart Encoding division’s revenues from hosting, storage and streaming, in the DMSP and hosting revenue caption. The Company includes the Travel division revenues, the EDNet division’s revenues from equipment sales and rentals and the Smart Encoding division’s revenues from encoding and editorial services in the Other revenue caption.

The Digital Media Services Group recognizes revenues from the acquisition, editing, transcoding, indexing, storage and distribution of its customers’ digital media. Charges to customers by the Smart Encoding and UGC divisions are generally based on the activity or volume of such media, expressed in megabytes or similar terms, and are recognized at the time the service is performed. Charges to customers by the DMSP division are generally based on a monthly subscription fee, as well as charges for hosting, storage and professional services. Fees charged to customers for customized applications or set-up are recognized as revenue at the time the application or set-up is completed.

The EDNet division of the Digital Media Services Group generates revenues from customer usage of digital telephone connections controlled by EDNet, as well as bridging services and the sale of equipment. EDNet purchases digital phone lines from telephone companies and sells access to the lines, as well as separate per-minute usage charges. Network usage and bridging revenue is recognized based on the timing of the customer’s use of those services.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

EDNet sells various audio codecs and video transport systems, equipment which enables its customers to collaborate with other companies or with other locations. As such, revenue is recognized for the sale of equipment when the equipment is installed or upon signing of a contract after the equipment is installed and successfully operating. All sales are final and there are no refund rights or rights of return. EDNet leases some equipment to customers under terms that are accounted for as operating leases. Rental revenue from leases is recognized ratably over the life of the lease and the related equipment is depreciated over its estimated useful life. All leases of the related equipment contain fixed terms.

The Web Communications Services Group recognizes revenue from live and on-demand webcasts at the time an event is accessible for streaming over the Internet. Webcasting services are provided to customers using the Company’s proprietary streaming media software, tools and processes. Customer billings are typically based on (i) the volume of data streamed at rates agreed upon in the customer contract or (ii) a set monthly fee. Since the primary deliverable for the webcasting group is a webcast, returns are inapplicable. If the Company has difficulty in producing the webcast, it may reduce the fee charged to the customer. Historically these reductions have been immaterial, and are recorded in the month the event occurs.

Services for live webcast events are usually sold for a single price that includes on-demand webcasting services in which the Company hosts an archive of the webcast event for future access on an on-demand basis for periods ranging from one month to one year. However, on-demand webcasting services are sometimes sold separately without the live event component and the Company has referred to these separately billed transactions as verifiable and objective evidence of the amount of its revenues related to on-demand services. In addition, the Company has determined that the material portion of all views of archived webcasts take place within the first ten days after the live webcast.

Based on its review of the above data, the Company has determined that the material portion of its revenues for on-demand webcasting services are recognized during the period in which those services are provided, which complies with the provisions of Staff Accounting Bulletin (“SAB”) 101 and SAB 104, “Revenue Recognition”, and EITF 00-21, “Accounting for Revenue Arrangements with Multiple Elements”. Furthermore, the Company has determined that the maximum potentially deferrable revenue from on-demand webcasting services charged for but not provided as of September 30, 2007 and June 30, 2008 is immaterial in relation to the Company’s recorded liabilities.

The Infinite Conferencing division of the Web Communications Services Group generates revenues from audio conferencing and web conferencing services, plus recording and other ancillary services. Infinite owns telephone switches used for audio conference calls by its customers, which are generally charged for those calls based on a per-minute usage rate. Infinite provides online webconferencing services to its customers, charging either a per-minute rate or a monthly subscription fee allowing a certain level of usage. Audio conferencing and web conferencing revenue is recognized based on the timing of the customer’s use of those services.

The Travel division of the Web Communications Services Group recognizes a portion of its contract revenue at the time of completion of video production services with the remaining revenue recognized over the term of the contract. Per hit charges are recognized when users watch a video on the Internet. Fixed monthly fees are recognized on a monthly basis consistent with the terms of the contract. Commissions on bookings are recognized when the stays are completed.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

Deferred revenue represents amounts billed to customers for webcasting, EDNet, smart encoding or DMSP services to be provided in future accounting periods. As projects or events are completed and/or the services provided, the revenue is recognized. The Company received $135,000 in non-refundable smart encoding fees during the year ended September 30, 2006 that were not included in the revenue reported for that period. Based on applicable accounting literature, including SAB 104, “Revenue Recognition”, the Company recognized this amount as revenue during the nine months ended June 30, 2007. Deferred revenue included $50,000 at September 30, 2007, which in addition to another $50,000 the Company received in November 2007 were payments received from ASPA-Japan Co., Ltd. (“ASPA”) in connection with an exclusive sales agency agreement which was terminated in January 2008. The Company recognized these payments, net of $18,750 commissions paid to the former Auction Video shareholders, as other income for the nine months ended June 30, 2008 – see note 5.

Comprehensive Income or Loss

The Company has no components of other comprehensive income or loss, and accordingly, net loss equals comprehensive loss for all periods presented.

Advertising and marketing

Advertising and marketing costs, which are charged to operations as incurred, were approximately $423,000 and $213,000 for the nine months ended June 30, 2008 and 2007, respectively.

Income Taxes

Significant judgment is required in determining the Company’s provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against those deferred tax assets. The Company had a deferred tax asset of approximately $29.4 million as of September 30, 2007, primarily resulting from net operating loss carryforwards. A full valuation allowance has been recorded related to the deferred tax asset due to the uncertainty of realizing the benefits of certain net operating loss carryforwards before they expire. Management will continue to assess the likelihood that the deferred tax asset will be realizable and the valuation allowance will be adjusted accordingly.

Accordingly, no income tax benefit has been recorded in the accompanying consolidated statement of operations as a result of the net tax losses for the nine and three months ended June 30, 2008 and 2007, respectively. The primary differences between the net loss for book and tax purposes are the following items expensed for book purposes but not deductible for tax purposes – amortization of loan discount, amortization of customer lists, inventory and receivable reserves, and expenses for stock options and shares issued in payment for consultant and employee services but not exercised by the recipients, or in the case of shares, not registered for or eligible for resale.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48 “Accounting for Uncertainty in Income Taxes”, which clarifies SFAS 109, “Accounting for Income Taxes” by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted FIN 48 as of the beginning of its fiscal year beginning October 1, 2007. However, as of the date of such adoption and as of June 30, 2008, the Company has not taken, nor recognized the financial statement impact of, any material tax positions, as defined by FIN 48. The Company’s policy is to recognize as non-operating expense interest or penalties related to income tax matters at the time such payments become probable, although it had not recognized any such material items in its statement of operations for the nine or three months ended June 30, 2007 or 2008. The tax years ending September 30, 2005 and thereafter remain subject to examination by Federal and various state tax jurisdictions.

The Company has been assessed state income taxes, plus penalties and interest, for the years ending September 30, 2004 and 2005, in an aggregate amount of approximately $89,000. It has contested these assessments with the state taxing authorities and believes the ultimate resolution will not have a material impact on the Company’s financial position or results of operations - see note 5.

Net Loss Per Share

For the nine and three months ended June 30, 2008 and 2007, net loss per share is based on the net loss divided by the weighted average number of shares of common stock outstanding. Since the effect of common stock equivalents was anti-dilutive, all such equivalents were excluded from the calculation of weighted average shares outstanding. The total outstanding options and warrants, which have been excluded from the calculation of weighted average shares outstanding, were 14,778, 311 and 11,611,839 at June 30, 2008 and 2007, respectively.

In addition, the potential dilutive effects of the following convertible securities outstanding at June 30, 2008 have been excluded from the calculation of weighted average shares outstanding: (i) 74,841 shares of Series A-10 Convertible Preferred Stock (“Series A-10”) which could potentially convert into 748,410 shares of ONSM common stock and (ii) $950,000 of convertible notes which in aggregate could potentially convert into up to 1,187,500 shares of ONSM common stock (excluding interest). The potential dilutive effects of the following convertible securities previously outstanding at June 30, 2007 were excluded from the calculation of weighted average shares outstanding: 76,322 shares of Series A-10 which could have potentially converted into 763,220 shares of ONSM common stock.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Equity Compensation to Employees and Consultants

The Company has a stock based compensation plan for its employees (the “Plan”). In December 2004, the FASB issued SFAS 123R, “Share-Based Payments”, which requires all companies to measure compensation cost for all share-based payments, including employee stock options, at fair value, which the Company adopted as of October 1, 2006 (the required date) and first applied during the year ended September 30, 2007, using the modified-prospective-transition method. Under this method, compensation cost recognized for the nine and three months ended June 30, 2008 and 2007 includes compensation cost for all share-based payments granted subsequent to September 30, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). As of October 1, 2006, there were no outstanding share-based payments granted prior to that date, but not yet vested. The fair value of each Plan option first expensed during the nine and three months ended June 30, 2008 was estimated on the date of grant using the Black-Scholes model with the following assumptions: expected volatility rates from 78% to 81%, risk-free interest rates of 3.0% to 6.25%, expected dividends of $0 and expected terms of 4 to 6.5 years, the full term of the related options. There were no Plan options expensed during the nine or three months ended June 30, 2007.

The Company has granted Non-Plan Options to consultants and other third parties. These options have been accounted for under SFAS 123, under which the fair value of the options at the time of their issuance is reflected in the Company’s consolidated financial statements and expensed as professional fees at the time the services contemplated by the options are provided to the Company. The fair value of each Non-Plan option first expensed during the nine and three months ended June 30, 2008 was estimated on the date of grant using the Black-Scholes model with the following assumptions: expected volatility rates of 79%, risk-free interest rate of 6.25%, expected dividends of $0 and expected term of 4 years, the full term of the related options. For Non-Plan options first expensed during the nine and three months ended June 30, 2007, the expected volatility rates were from 56% to 112% and the expected terms were 2 to 4 years.

See Note 8 for additional information related to all stock option issuances.

Compensation and related expenses

Compensation costs for employees considered to be direct labor are included as part of webcasting and smart encoding costs of revenue. Certain compensation costs for employees involved in development of software for internal use are capitalized as discussed under Software above. Accounts payable and accrued liabilities includes approximately $686,000 and $578,000 as of June 30, 2008 and September 30, 2007 respectively, related to salaries, commissions, taxes, vacation and other benefits earned but not paid as of those dates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interim Financial Data

In the opinion of management, the accompanying unaudited interim financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. These interim financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company’s annual financial statements as of September 30, 2007. These interim financial statements have not been audited. However, management believes the accompanying unaudited interim financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position of ONSM and subsidiaries as of June 30, 2008 and the results of their operations and cash flows for the nine and three months ended June 30, 2008 and 2007. The results of operations and cash flows for the interim period are not necessarily indicative of the results of operations or cash flows that can be expected for the year ending September 30, 2008.

Effects of Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, "Fair Value Measurements". SFAS 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance by defining fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure related to the use of fair value measures. SFAS 157 will be effective for the Company’s fiscal year beginning October 1, 2008 and the Company is currently evaluating the impact SFAS 157 may have on its financial statements.

In February 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities". Under SFAS 159, the Company may elect to report most financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in fair value reported in earnings. After the initial adoption, the election is made at the acquisition of an eligible financial asset, financial liability, or firm commitment or when certain specified reconsideration events occur. The fair value election may not be revoked once an election is made. SFAS 159 will be effective for the Company’s fiscal year beginning October 1, 2008 and the Company is currently evaluating the impact SFAS 159 may have on its financial statements.

In December 2007, the FASB issued SFAS 141R, “Business Combinations”, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination.  The requirements of SFAS 141R will be effective for the Company’s fiscal year beginning October 1, 2009 and early adoption is prohibited. The Company is currently evaluating the impact SFAS 141R may have on its financial statements.

In May 2008, the FASB issued FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement”. Among other items, FSP APB 14-1 specifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The requirements of FSP APB 14-1 will be effective for the Company’s fiscal year beginning October 1, 2009, including interim periods within that fiscal year. The Company is currently evaluating the impact FSP APB 14-1 may have on its financial statements.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS

Information regarding the Company’s goodwill and other acquisition-related intangible assets is as follows:

	June 30, 2008			September 30, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Goodwill:
Infinite Conferencing	$12,000,887	$-	$12,000,887	$12,000,887	$-	$12,000,887
Acquired Onstream	8,421,401	-	8,421,401	8,421,401	-	8,421,401
EDNet	1,271,444	-	1,271,444	1,271,444	-	1,271,444
Auction Video	3,216	-	3,216	3,216	-	3,216
Total goodwill	21,696,948	-	21,696,948	21,696,948	-	21,696,948

Acquisition-related intangible assets:
Infinite Conferencing - customer lists, trademarks, URLs, supplier terms and consulting/non- competes	4,583,604	(1,050,000)	3,533,604	4,583,604	(375,000)	4,208,604
Auction Video - customer lists, patent pending and consulting/non- competes	1,169,141	(625,000)	544,141	1,150,000	(250,000)	900,000
Total intangible assets	5,752,745	(1,675,000)	4,077,745	5,733,604	(625,000)	5,108,604

Total goodwill and other acquisition-related intangible assets	$27,449,693	$(1,675,000)	$25,774,693	$27,430,552	$(625,000)	$26,805,552

Infinite Conferencing – April 27, 2007

On April 27, 2007 the Company completed the acquisition of Infinite Conferencing LLC (“Infinite”), a Georgia limited liability company. The transaction, by which the Company acquired 100% of the membership interests of Infinite, was structured as a merger by and between Infinite and the Company’s wholly-owned subsidiary, Infinite Conferencing, Inc. (the “Infinite Merger”). The primary assets acquired, in addition to Infinite’s ongoing audio and web conferencing business operations, were accounts receivable, equipment, internally developed software, customer lists, trademarks, URLs (internet domain names), favorable supplier terms and employment and non-compete agreements. The operations of Infinite are part of the Web Communications Services Group.

The consideration for the Infinite Merger was a combination of $14 million in cash and 1,376,622 shares of Onstream Media restricted common stock (valued at approximately $4.0 million, or $2.906 per share), for an aggregate purchase price of approximately $18 million, before transaction costs. Onstream arranged a private equity financing for net proceeds totaling approximately $10.2 million, to partially fund the cash portion of the transaction.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS (Continued)

Infinite Conferencing – April 27, 2007 (Continued)

The use of $2.906 per share, the average share price for the thirty days prior to the announcement of the definite merger agreement, to value the portion of the purchase price paid in shares, was in accordance with the merger agreement. However, EITF No. 99-12 indicates that securities given in a business combination should be measured during a period only up to "a few days before and after” the measurement date. In cases where there is a formula, the measurement date is when the number of shares first becomes fixed, which in this case was March 26, 2007, when the March 23, 2007 signing of the definitive merger agreement was publicly announced. The ONSM market price was $2.73 per share on March 21, 2007, $2.78 per share on March 26, 2007 and $2.64 per share on March 27, 2007. Although the $2.906 price used to value the shares was outside the high end of the range indicated by these prices, the Company’s management believes that it was not materially different (particularly when considering that the equity portion was only approximately 22% of the total purchase price) and so is acceptable as reasonably indicative of fair value as of the date of the Infinite Merger.

At the closing of the Infinite Merger, the Company entered into a lock-up agreement with the former Infinite shareholders that limits the number of shares that they may sell, to 25% per quarter and/or weekly sales of 30,000 shares, commencing with the June 15, 2007 registration of such shares with the SEC and which percentage and weekly limitation may be increased at our option. The lock-up agreement also provides that in the event that the accumulated gross proceeds of the sale of first 50% of the 1,376,622 shares issued to them is less than $2.0 million, the Company, at its sole option but provided that all securities to be issued in connection with the merger agreement and any related financing or other transactions do not exceed 19.99% of ONSM outstanding common stock at the measurement date, would pay the difference in registrable ONSM common shares, or cash to the extent required by the 19.99% restriction. On December 27, 2007, the former Infinite shareholders notified the Company that the first 688,311 shares had been sold by them for $1,041,601, which would require an additional payment by the Company in cash or shares of approximately $958,399. In accordance with SFAS 141, contingent consideration should only be recorded once the contingency is resolved and the additional consideration is issued or becomes issuable. The Company concluded that these conditions were substantively met as of December 31, 2007, and accordingly recorded the liability on its financial statements as of that date, which was offset by a reduction in additional paid in capital. Furthermore, on March 12, 2008, the Company executed collateralized promissory notes payable to the former Infinite shareholders in final settlement of this obligation – see note 4.

In connection with the merger agreement, the Company entered into two employment contracts and one consulting contract with three key Infinite executives. The employment contracts include five-year option grants for the purchase of up to 200,000 common shares with an exercise price of $2.50 per share (fair market value at the date of closing) and vesting over two years – see Note 8. As a result of the April 2008 expiration and non-renewal of one of the employment contracts, 50,000 of these options were forfeited. The employment and consulting contracts contain non-compete provisions with a minimum term of three years from the merger closing.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS (Continued)

Infinite Conferencing – April 27, 2007 (Continued)

The summarized balance sheet of Infinite as of the April 27, 2007 closing of the Infinite Merger is as follows, showing the fair values assigned by the Company to Infinite’s assets and liabilities in accordance with SFAS 141 and recorded by the Company at that time.

Accounts receivable	$893,228
Property and equipment	894,388
Other tangible assets (includes $14,861 cash)	48,817
Identifiable intangible assets	4,583,604
Total assets	$6,420,037

Accounts payable and accrued liabilities	$204,395
Shareholder’s equity	6,215,642
Total liabilities and shareholder’s equity	$6,420,037

Infinite’s accounts receivable, net of reserves, were considered to be reasonably collectible and were generally due within thirty days of the closing of the Infinite Merger and therefore their book carrying value as of the date of acquisition was considered to be a reasonable estimate of their fair value.

Infinite’s management estimated the fair value of their property and equipment, primarily phone switch equipment and related internally developed billing and management reporting software, based on information regarding third-party sales of similar equipment and the estimated cost to recreate the customized software. The Company is amortizing these assets over useful lives ranging from 3 to 5 years.

The fair value of certain intangible assets (internally developed software, customer lists, trademarks, URLs (internet domain names), favorable contractual terms and employment and non-compete agreements) acquired as part of the Infinite Merger was determined by Company management at the time of the merger. This fair value was primarily based on the discounted projected cash flows related to these assets for the next three to six years immediately following the merger, as projected by the Company’s and Infinite’s management on a stand-alone basis without regard to the Infinite Merger. The discount rate utilized considered equity risk factors (including small stock risk) as well as risks associated with profitability and working capital, competition, and intellectual property. The projections were adjusted for charges related to fixed assets, working capital and workforce retraining. The Company is amortizing these assets over useful lives ranging from 3 to 6 years.

Infinite’s accounts payable and accrued liabilities were generally due within thirty days of the closing of the Infinite Merger and therefore their book carrying value as of the date of acquisition was considered to be a reasonable estimate of their fair value.

The Company purchased Infinite for $18,216,529 in cash and stock. In conjunction with the acquisition, liabilities were assumed as follows:

Identifiable tangible and intangible assets	$6,420,037
Goodwill	12,000,887
Acquired assets (at fair value)	18,420,924
Less: Cash paid for non-cash assets	(14,201,668)
Less: Cash acquired for cash	(14,861)
Less: Shares issued for non-cash assets	(4,000,000)
Assumed liabilities	$204,395

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS (Continued)

Infinite Conferencing – April 27, 2007 (Continued)

The $12,000,887 excess included in the $18,216,529 paid by the Company for 100% of Infinite over $6,215,642 (the fair values assigned to the tangible and intangible assets, net of liabilities at fair value) was recorded by the Company as goodwill, subject to regular future valuations and adjustments as required by SFAS 142. The other intangible assets are being amortized to expense over their estimated useful lives, although the unamortized balances are still subject to review and adjustment for impairment. Annual reviews for impairment in future periods may result in future periodic write-downs. Tests for impairment between annual tests may be required if events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount.

The following table sets forth the unaudited pro-forma consolidated results of operations for the nine and three months ended June 30, 2007, giving effect to the Infinite Merger as if the acquisition had occurred as of the beginning of the period:

	Nine months ended June 30, 2007	Three months ended June 30, 2007

Revenues	$12,021,563	$4,354,074
Net loss	$(12,184,790)	$(1,358,014)
Net loss per share	$(0.38)	$(0.04)

The above pro-forma net loss per share is based on a weighted average number of shares of common stock which includes (i) the shares issued in connection with the Infinite Merger, (ii) the shares issued for approximately $10.2 million net proceeds in the private equity financing discussed above, since that financing was integral to and directly associated with the Infinite Merger and (iii) shares issued as a result of the exercise of options and warrants, to the extent necessary to fund the portion of the Infinite purchase price not satisfied by the first two items. Since the effect of common stock equivalents was anti-dilutive, all such equivalents are excluded from the calculation of the pro forma weighted average number of shares and the pro forma net loss per share.

Auction Video – March 27, 2007

On March 27, 2007 the Company completed the acquisition of the assets, technology and patents pending of privately owned Auction Video, Inc., a Utah corporation, and Auction Video Japan, Inc., a Tokyo-Japan corporation (collectively, “Auction Video”). The Auction Video, Inc. transaction was structured as a purchase of assets and the assumption of certain identified liabilities by the Company’s wholly-owned U.S. subsidiary, AV Acquisition, Inc. The Auction Video Japan, Inc. transaction was structured as a purchase of 100% of the issued and outstanding capital stock of Auction Video Japan, Inc. The acquisitions were made with a combination of 467,290 shares of restricted ONSM common stock (valued at approximately $1.5 million, or $3.21 per share) issued to the stockholders of Auction Video Japan, Inc. and $500,000 cash paid to certain stockholders and creditors of Auction Video, Inc., for an aggregate purchase price of approximately $2.0 million, before transaction costs. The Company has determined that these transactions do not meet the requirements established by the Securities and Exchange Commission for a “significant acquisition”, and therefore no pro-forma or other financial information related to the periods prior to the acquisition is being presented. The operations of Auction Video are part of the Digital Media Services Group.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS (Continued)

Auction Video – March 27, 2007 (Continued)

The Company allocated $2,046,996 of the Auction Video purchase price to the identifiable tangible and intangible assets acquired, based on a determination of their reasonable fair value as of the date of the acquisition. $600,000 was assigned as the value of the video ingestion and flash transcoder, which was already integrated into the Company’s DMSP as of the date of the acquisition and was added to that asset’s carrying cost for financial statement purposes, with depreciation over a three-year life commencing April 2007 – see Note 3. Future cost savings for Auction Video services to be provided to Onstream Media customers existing prior to the acquisition were valued at $250,000 and are reflected in other current and non-current assets as of September 30, 2007 and in other current assets as of June 30, 2008, being amortized to cost of sales over a two-year period commencing April 2007. The technology and patent pending related to the video ingestion and flash transcoder, the Auction Video customer lists and the consulting and non-compete agreements entered into with the former executives and owners of Auction Video were valued in aggregate at $1,150,000 and are being amortized over various lives between two to five years commencing April 2007. Other tangible assets acquired were valued at $46,996.

The Company purchased Auction Video for $2,023,963 in cash and stock. In conjunction with the acquisition, liabilities were assumed as follows:

Identifiable tangible and intangible assets	$2,046,996
Goodwill	3,216
Acquired assets (at fair value)	2,050,212
Less: Cash paid for non-cash assets	(523,066)
Less: Cash acquired for cash	(897)
Less: Shares issued for non-cash assets	(1,500,000)
Assumed liabilities	$26,249

In connection with the acquisition, the Company entered into three consulting contracts with three key Auction Video employees, two of which expired as of February 28, 2008. Starting with such expiration to date, the Company has continued paying one of these two employees on a month to month basis. The third such contract included a two-year option grant to one of the consultants for the purchase of up to 35,000 common shares with an exercise price of $2.98 per share (fair market value at the date of closing) and vesting over two years – see Note 8. The consulting contracts contain non-compete provisions with a minimum term of two years from the acquisition closing.

Acquired Onstream – December 23, 2004

On October 22, 2003 the Company executed an agreement and plan of merger agreement with privately held Onstream Media Corporation (“Acquired Onstream”) to acquire the remaining 74% of Acquired Onstream not already owned by the Company. On December 23, 2004, after approval by a majority of the Company’s shareholders in a duly constituted meeting, Acquired Onstream was merged with and into OSM Acquisition Inc., a Delaware corporation and the Company’s wholly owned subsidiary (the “Onstream Merger”). At that time, all outstanding shares of Acquired Onstream capital stock and options not already owned by the Company were converted into 2,207,966 shares of the ONSM restricted common stock and 463,554 options and warrants to purchase ONSM common stock at an exercise price of $3.376 per share. The Company also issued common stock options to directors and management as additional compensation at the time of and for the Onstream Merger, which was accounted for in accordance with APB 25.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS (Continued)

Acquired Onstream – December 23, 2004 (Continued)

Acquired Onstream was a development stage company founded in 2001 that began the development of a feature rich digital asset management service, offered on an application service provider (“ASP”) basis, to allow corporations to better manage their digital rich media without the major capital expense for the hardware, software and additional staff necessary to build their own digital asset management solution. This new product (the “Digital Media Services Platform” or “DMSP”) was initially designed and managed by Science Applications International Corporation (“SAIC”), one of the country's foremost IT security firms, providing services to all branches of the federal government as well as leading corporations.

The summarized balance sheet of Acquired Onstream as of the December 23, 2004 Onstream Merger is as follows, showing the fair values assigned by the Company to Acquired Onstream’s assets and liabilities in accordance with SFAS 141 and recorded by the Company at that time.

Cash and other current assets	$36,059
Property and equipment	2,667,417
Total assets	$2,703,476

Accounts payable and accrued liabilities	$814,739
Notes payable and capitalized lease	335,179
Total liabilities	1,149,918
Shareholder’s equity	1,553,558
Total liabilities and shareholder’s equity	$2,703,476

Property and equipment in the above table represents the partially (at the time) completed DMSP, primarily Acquired Onstream’s payments to its vendors SAIC, Virage, North Plains and Nine Systems. This was the primary asset included in the purchase of Acquired Onstream, and was recorded at fair value as of the December 23, 2004 closing, in accordance with SFAS 141 – see Note 3. The fair value was primarily based on the discounted projected cash flows related to this asset for the next five years immediately following the acquisition, as projected at the time of the acquisition by the Company’s and Acquired Onstream’s management on a stand-alone basis without regard to the Onstream Merger. The discount rate utilized considered equity risk factors (including small stock risk and bridge/IPO stage risk) as well as risks associated with profitability and working capital, competition, and intellectual property. The projections were adjusted for charges related to fixed assets, working capital and workforce retraining.

The $8,421,401 excess included in the $9,974,959 paid by the Company for 100% of Acquired Onstream over $1,553,558 (the fair values assigned to the tangible and intangible assets, net of liabilities at fair value) was recorded by the Company as goodwill, subject to regular future valuations and adjustments as required by SFAS 142.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 2: GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS (Continued)

SFAS 142, Goodwill and Other Intangible Assets, which addresses the financial accounting and reporting standards for goodwill and other intangible assets subsequent to their acquisition, requires that goodwill be tested for impairment on a periodic basis. The Company performed impairment tests on Acquired Onstream as of December 31, 2007 and on Infinite Conferencing as of April 27, 2008. The Company assessed the fair value of the net assets of these reporting units by considering the projected cash flows and by analysis of comparable companies, including such factors as the relationship of the comparable companies’ revenues to their respective market values. Based on these factors, the Company concluded that (i) there was no impairment of Acquired Onstream’s net assets (which include the DMSP) as of December 31, 2007 and (ii) there was no impairment of Infinite Conferencing’s net assets as of April 27, 2008.

SFAS 142 allows the carryforward of a previous detail valuation, provided certain criteria are met, including no significant changes in assets and liabilities of the reporting unit since the previous valuation, a substantial margin between the previous valuation and the carrying value at the time and a determination that a current year impairment would be remote based on an analysis of past events and changes in circumstances since the previous valuation. The Company determined that these criteria were met as of September 30, 2007 and based on this, as well as its internal valuation calculations and review for impairment performed on a basis consistent with the previous year, determined that an independent valuation of EDNet’s unamortized goodwill was not necessary, and that no impairment existed, as of September 30, 2007.

The valuations of EDNet, Acquired Onstream and Infinite Conferencing incorporate management’s estimates of future sales and operating income, which estimates in the case of Acquired Onstream are dependent on a product (the DMSP) from which significant sales increases may be required to support that valuation.

The Company is required to perform reviews for impairment in future periods, at least annually, that may result in future periodic write-downs. Tests for impairment between annual tests may be required if events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 3: PROPERTY AND EQUIPMENT

Property and equipment, including equipment acquired under capital leases, consists of:

	June 30,	September 30,	Useful Lives
	2008	2007	(Years)
Equipment and software	$9,990,487	$9,466,448	1-5
DMSP	5,086,836	4,784,875	3-5
Travel video library	1,368,112	1,368,112	2
Furniture and fixtures	179,205	179,205	5-7
Capitalized internal use software	740,485	558,485	3-5
Leasehold improvements	296,652	296,652	5
	17,661,777	16,653,777
Less: Accumulated depreciation and amortization	(13,159,922)	(11,102,751)

Net book value	$4,501,855	$5,551,026

Depreciation and amortization expense for property and equipment was approximately $2,062,000 and $1,621,000 for the nine months ended June 30, 2008 and 2007, respectively. Depreciation and amortization expense for property and equipment was approximately $662,000 and $637,000 for the three months ended June 30, 2008 and 2007, respectively.

The DMSP is comprised of four separate “products”, only two of which were available on an individual basis at the time of the December 2004 Onstream Merger – see Note 2. The four separate products are transcoding, storage, search and retrieval and distribution. A limited version of the DMSP, which included three of the four products, was first placed in service with third-party customers in November 2005, at which time depreciation of 75% (for three of the four products in service, based on guidance in SFAS 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”) of the DMSP’s carrying cost began and continued until the fourth product was placed in service during October 2006, at which time the Company began to depreciate 100% of the DMSP’s carrying cost.

As part of the Onstream Merger, the Company became obligated under a Basic Ordering Agreement for Professional Solutions ("BOA") with SAIC, under which SAIC would build an outsourced solution for customers allowing for management and use of digital rich media and offering flexible applications, including collaboration and re-purposing (the “DMSP”). SAIC agreed (i) to design the DMSP to allow for the addition and customization of applications to fit the specific needs of customers, (ii) to provide certain hosting and back-office services directly to the Company and in support of the Company’s customers and (iii) to bill its services under the BOA at a discount to its regular rates throughout the term of the BOA. The original term of the BOA ran from June 12, 2003 through December 31, 2006. As part of a November 2006 agreement between the Company and SAIC, all previous contractual extension options were rescinded in exchange for a single 18-month extension and the contract terminated on June 30, 2008. Cancellation of the contract among other things releases SAIC to offer the Onstream Media Solution directly or indirectly to third parties, which right Onstream’s management does not expect to result in a material adverse impact on future DMSP sales.

On March 27, 2007 the Company completed the acquisition of Auction Video – see Note 2. The assets acquired included a video ingestion and flash transcoder, which was already integrated into the Company’s DMSP as of the date of the acquisition. Based on the Company’s determination of the fair value of that transcoder at the date of the acquisition, $600,000 was added to the DMSP’s carrying cost as reflected above, which additional cost is being depreciated over a three-year life commencing April 2007.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 3: PROPERTY AND EQUIPMENT (Continued)

On March 31, 2008 the Company agreed to pay $300,000 for a perpetual license for certain digital asset management software, which it currently utilizes to provide its automatic meta-tagging services, in accordance with a limited term license that it purchased in 2007 for $281,250 - see Note 4 for additional terms of this license. Although the Company continues to use this software to provide its automatic meta-tagging services, the Company recently expanded its use of this software in providing its core DMSP services. Therefore, the Company recorded a portion of this 2008 purchase, as well as a portion of the remaining unamortized amount of the 2007 purchase, as an aggregate $243,750 increase in the DMSP’s carrying cost as reflected above, which additional cost is being depreciated over a five-year life commencing April 2008.

NOTE 4: CONVERTIBLE DEBENTURES AND NOTES PAYABLE

Convertible Debentures

In December 2007, the Company entered into an equipment financing line of credit arrangement with several individuals under which it could borrow up to an aggregate of $1.5 million for equipment purchases, including purchases made and paid for by the Company during the twelve (12) months prior to the date of the agreement. As of April 3, 2008, the Company had not drawn any funds under this arrangement and accordingly the Company notified the individuals that it was canceling the line of credit arrangement as of that date so that it might put together an alternative financing structure for the same purpose.

During the period from June 3, 2008 through June 5, 2008 the Company received an aggregate of $950,000 from six accredited individuals and other entities (the “Lenders”), under a software and equipment financing arrangement. The Company issued Notes to those Lenders, which are secured by specifically designated software and equipment owned by the Company with a cost basis of approximately $1.5 million, as well as a subordinated lien on certain other Company assets to the extent that the designated software and equipment, or other software and equipment added to the collateral at a later date, is not considered sufficient security for the loan. Under this arrangement, the Lenders received 10,000 restricted ONSM common shares for each $100,000 lent to the Company, and will also receive interest at 12% per annum. Interest is payable every 6 months in cash or, at the Company’s option, in restricted ONSM common shares, based on a conversion price equal to seventy-five percent (75%) of the average ONSM closing price for the thirty (30) trading days prior to the date the applicable payment is due. The first interest payment date is October 31, 2008.

The Company may prepay the Notes, which have a three (3) year maturity date, at any time upon ten (10) days' prior written notice to the Lenders during which time the Lender may choose to convert the Note. In the event of such repayment, all interest accrued and due for the remaining unexpired loan period is due and payable and may be paid in cash or restricted ONSM common shares in accordance with the above formula.

The outstanding principal is due on demand in the event a payment default is uncured ten (10) business days after written notice. Lenders holding in excess of 50% of the outstanding principal amount of the Notes may declare a default and may take steps to amend or otherwise modify the terms of the Notes and related security agreement.

The Notes may be converted to restricted ONSM common shares at any time six (6) months after issuance and prior to their three (3) year maturity date, at the Lender’s option, based on a conversion price equal to seventy-five percent (75%) of the average ONSM closing price for the thirty (30) trading days prior to the date of conversion, but in no event may the conversion price be less than $0.80 per share. In the event the Notes are converted prior to maturity, interest on the Notes for the remaining unexpired loan period will be due and payable in additional restricted ONSM common shares in accordance with the same formula. Notwithstanding the above, the Company has the right in its sole discretion to allow the Lender to convert the Note into restricted ONSM common shares during the first six months after issuance for any reason.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 4: CONVERTIBLE DEBENTURES AND NOTES PAYABLE (Continued)

Convertible Debentures (Continued)

Fees were paid to placement agents and finders for their services in connection with the Notes in aggregate of 101,250 restricted ONSM common shares and $31,500 paid in cash. The 101,250 shares plus the 95,000 shares issued to the investors discussed above had a fair market value of approximately $182,513. The value of these 196,250 shares, plus the $31,500 cash fees and $8,296 paid for legal fees and other issuance costs related to the Notes, were reflected as a $222,309 discount against the Notes and are being amortized as interest expense over the three year term of the Notes. The effective interest rate of the Notes is approximately 19.8% per annum, excluding the potential effect of a premium to market prices if payment is made in common shares instead of cash.

Although the minimum conversion price was established in the Notes at $0.80 per ONSM share, the quoted market price was approximately $0.93 per ONSM share at the time the proceeds were received by the Company (including releases of funds previously placed in escrow) and the Notes were issued (June 3-5, 2008). However, the quoted market price per ONSM share was $0.81 on April 30, 2008, $0.84 on May 20, 2008 and back to $0.80 by June 27, 2008, less than one month after the issuance of the Notes. Therefore, the Company has determined that the $0.80 per share conversion price in the Notes was materially equivalent to fair value at the date of issuance, which was the intent of all parties when the deal was originally discussed between them in late April and early May 2008. Accordingly, the Company determined that there was not a beneficial conversion feature included in the Notes and did not record additional discount in that respect.

Notes Payable

Notes payable consist of the following as of June 30, 2008 and September 30, 2007:

	June 30, 2008	September 30, 2007
Note payable to a financial institution, collateralized by accounts receivable, interest at prime plus 8%, payable monthly. Revolving line of credit expiring December 2009.	$1,000,000	$-
Notes payable to former Infinite shareholders, collateralized by subordinated liens on all assets other than accounts receivable, principal payable in monthly installments through July 2009, interest at 12% per annum payable at maturity	640,741	-
Capitalized software and equipment leases	285,847	393,958
Total notes payable	1,926,588	393,958
Less: discount on notes payable	(23,122)	-
Notes payable, net of discount	1,903,466	393,958
Less: current portion, net of discount	(1,719,610)	(138,629)
Long term notes payable, net of current portion	$183,856	$255,329

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 4: NOTES PAYABLE (Continued)

In December 2007, the Company entered into a line of credit arrangement with a financial institution under which it can borrow up to an aggregate of $1.0 million for working capital, collateralized by its accounts receivable. The Company has received the full $1.0 million funding allowable under this arrangement as of June 30, 2008. The outstanding balance bears interest at prime plus 8% per annum, payable monthly in arrears. The Company paid initial origination and commitment fees aggregating $20,015 and a commitment fee of $10,000 will be due for the second and any subsequent year. The outstanding principal may be repaid at any time, but no later than two (2) years after the date of the agreement, which term may be extended by the Company for an extra year, subject to compliance with all loan terms, including no material adverse change. The outstanding principal is due on demand in the event a payment default is uncured five (5) days after written notice. The loan is also subject to the Company maintaining an adequate level of receivables, based on certain formulas, as well as its compliance with debt service coverage and minimum tangible net worth covenants. The Company received waivers from the lender with respect to lack of compliance with the tangible net worth covenant as of March 31, 2008 and with respect to the tangible net worth and debt service to cash flow covenants as of June 30, 2008 and for the quarter then ended. Mr. Leon Nowalsky, a member of the Company’s Board of Directors, is also a founder and board member of the lender.

At the time of the April 27, 2007 Infinite Merger (see note 2), the Company entered into a lock-up agreement with the former Infinite shareholders (the "Infinite Shareholders") that provided that in the event the accumulated gross proceeds of the sale of certain shares issued to them in connection with that merger were less than a contractually defined amount, the Company would pay the difference. On December 27, 2007, the Infinite Shareholders notified the Company that those shares had been sold by them for proceeds which under the lock-up agreement would require the Company to pay an additional $958,399. The Company recorded this amount as a liability as of December 31, 2007, which was offset by a reduction in additional paid in capital and on February 14, 2008, the Company paid $100,000 against this obligation.

On March 12, 2008, the Company executed promissory notes (the “Infinite Notes”) payable to the Infinite Shareholders for the remaining aggregate balance due of $858,399 plus interest accruing at 12% per annum on the outstanding balance from February 15, 2008 until the July 10, 2009 maturity. Note payments of (i) $100,000 (one hundred thousand dollars) were paid on March 15, 2008 and (ii) $50,000 (fifty thousand dollars) were paid monthly from April through August 2008. Additional payments of (iii) $50,000 (fifty thousand dollars) will be due on the 10th of the following ten months and (iv) the final payment of $8,399 plus accrued interest will be due on July 10, 2009. The Infinite Notes are collateralized by all of the Company’s assets other than accounts receivable and are subordinated to the first $4.0 million of Company debt outstanding from time to time. The Company also agreed to pay in aggregate up to $7,500 of the Infinite Shareholders' legal expenses incurred in connection with negotiating this matter, which the Company, along with its own legal expenses in the matter, recorded as a note discount to be amortized as interest expense over the remaining term of the Infinite Notes. The Infinite Notes may be prepaid without penalty and all principal and interest thereunder, as well as the legal expenses, is payable in cash. The Infinite Notes provide that if any of certain identified events of default occur, which includes a scheduled payment not made and remaining unpaid after five days notice from the Infinite Shareholders, then or at any time during the continuance of the event of default, the Infinite Shareholders, at their option, may accelerate the maturity of the Infinite Notes and require all accrued interest and other amounts to become immediately due and payable.

The terms of the Company’s Series A-10 Preferred Shares provide that the Company may not incur any additional indebtedness greater than $1.5 million in aggregate, and excluding trade and purchase money payables, without the consent of the holders of at least 50% of the outstanding Series A-10 shares – see Note 6. In December 2007, the Company obtained consent from the single majority holder of the Series A-10 for the working capital line and the equipment financing (which took the form of convertible debentures), as discussed above. In March 2008, the consent was updated to cover the Infinite Notes, also discussed above.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 4: NOTES PAYABLE (Continued)

As part of the Onstream Merger, the Company assumed a capital lease for software, which had an outstanding principal balance of $35,646 as of June 30, 2008. The balance is payable in equal monthly payments of $3,366 through May 2009, which includes interest at approximately 7% per annum. Accounts payable at June 30, 2008 includes $63,958 of past due payments related to this lease. See Note 2.

During July 2007, the Company entered into a capital lease for audio conferencing equipment, which had an outstanding principal balance of $250,201 as of June 30, 2008. The balance is payable in equal monthly payments of $10,172 through August 2010, which includes interest at approximately 5% per annum, plus an optional final payment based on fair value, but not to exceed $16,974.

In accordance with APB 26, “Early Extinguishment of Debt”, and EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”, new debt instruments are to be recorded at fair value at the date of modification and that fair value is to be compared to the carrying value of the previous debt instrument in order to determine the debt extinguishment gain or loss, if any. A J&C Resources note executed by the Company following Board of Director approval of the modified terms on December 20, 2006, was recorded at a gross amount of $435,000, equivalent to the market value of the 245,902 shares that would be received upon its conversion. This value was based on the market value of $1.77 per ONSM share, which was the most recent daily closing price as of the date of Board approval of the terms of the new note, although the $1.22 conversion rate was based on negotiations that occurred with J&C only two weeks earlier when the market value was approximately $1.20 per ONSM share. The valuation based on the date of Board approval resulted in a debt extinguishment loss of $135,000, the difference between the $435,000 fair value and the $300,000 face value of the note, and such non-cash loss was reflected in the Company’s results of operations for the nine months ended June 30, 2007. The gross carrying value of the new note was offset by the $135,000 value of the conversion feature, which was reflected by an increase to additional paid-in capital and resulted in the net carrying value of the note, prior to its conversion to common stock in March 2007, being equal to its $300,000 face value. There was no material difference between the effective interest rates of the old and new J&C notes.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 5: COMMITMENTS AND CONTINGENCIES

Narrowstep acquisition – On May 29, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire Narrowstep, which merger has not been consummated as of August 8, 2008. The Company may recognize certain expenses or incur certain liabilities in the event this merger is not consummated, including (i) the write-off of $213,221 of acquisition-related costs included in other non-current assets on its balance sheet as of June 30, 2008 and (ii) satisfaction of certain compensation agreements entered into by the Company in contemplation of this merger. See Note 9.

NASDAQ letter regarding share price requirement – The Company received a letter from NASDAQ dated January 4, 2008 indicating that it had 180 calendar days, or until July 2, 2008, to regain compliance with Marketplace Rule 4310(c)(4) (the “Rule”), which is necessary in order to be eligible for continued listing on the NASDAQ Capital Market. The NASDAQ letter indicated that the Company’s non-compliance with the Rule was as a result of the bid price of ONSM common stock closing below $1.00 per share for the preceding thirty consecutive business days. The letter further indicated further that Company might be considered compliant with the Rule, subject to the NASDAQ staff’s discretion, if ONSM common stock closes at $1.00 per share or more for a minimum of ten consecutive business days before the July 2, 2008 deadline.

On July 3, 2008, the Company received a letter from NASDAQ stating that the Company was not considered compliant with the Rule as of that date, but because the Company met all other initial listing criteria for the NASDAQ Capital Market, it was granted an additional 180 calendar days, or until December 30, 2008, to regain compliance with the Rule, which is necessary in order to be eligible for continued listing on the NASDAQ Capital Market. The letter indicated further that the Company might be considered compliant with the Rule, subject to the NASDAQ staff’s discretion, if ONSM common stock closed at $1.00 per share or more for a minimum of ten consecutive business days before the December 30, 2008 deadline. The closing ONSM share price was $0.63 per share on August 8, 2008.

The terms of the 8% Senior Convertible Debentures and the 8% Subordinated Convertible Debentures (and the related warrants) issued by the Company at various times from December 2004 through April 2006, as well as the common shares issued in connection with the April 2007 Infinite Merger, contain penalty clauses in the event the Company’s common stock is not traded on NASDAQ or a similar national exchange – See further discussion below.

Registration payment arrangements – The Company included the 8% Subordinated Convertible Debentures and related $1.50 warrants on a registration statement which was declared effective by the Securities and Exchange Commission (“SEC”) on July 26, 2006. The Company is only required to expend commercially reasonable efforts to keep the registration statement continuously effective. However, in the event the registration statement or the ability to sell shares thereunder lapses for any reason for 30 or more consecutive days in any 12 month period or more than twice in any 12 month period, the purchasers of the 8% Subordinated Convertible Debentures may require the Company to redeem any shares obtained from the conversion of those notes and still held, for 115% of the market value for the previous five days. The same penalty provisions apply if the Company’s common stock is not listed or quoted, or is suspended from trading on an eligible market for a period of 20 or more trading days (which need not be consecutive). Regardless of the above, the Company believes that the applicability of these provisions would be limited by equity and/or by statute to a certain timeframe after the original security purchase. All of these debentures were converted to common shares on or before March 31, 2007.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 5: COMMITMENTS AND CONTINGENCIES (Continued)

The Company included the common shares underlying the 8% Senior Convertible Debentures, including the Additional 8% Convertible Debentures (AIR), and the related $1.65 warrants, on a registration statement declared effective by the SEC on June 29, 2005. The 8% Convertible Debentures and the Additional 8% Convertible Debentures provide cash penalties of 1% of the original purchase price for each month that (a) the Company’s common shares are not listed on the NASDAQ Capital Market for a period of 3 trading days (which need not be consecutive) or (b) the common shares underlying those securities and the related warrants are not saleable subject to an S-3 or other registration statement then effective with the SEC. The latter penalty only applies for a five-year period beginning with the June 29, 2005 registration statement effective date and does not apply to shares saleable under the provisions of Rule 144(k). The $1.65 warrants provide that in the event the shares are not subject to an effective registration statement on the date required in relation to the initial and/or subsequent issuance of shares under these transactions and at the time of warrant exercise, the holder could elect a “cashless exercise” whereby the Company would issue shares based on the excess of the market price at the time of the exercise over the warrant exercise price. Regardless of the above, the Company believes that the applicability of these provisions would be limited by equity and/or by statute to a certain timeframe after the original security purchase. All of these debentures were converted to common shares on or before March 31, 2007, although 1,128,530 of the warrants are still outstanding as of June 30, 2008 – see Note 8.

During March and April 2007, the Company sold an aggregate of 4,888,889 restricted common shares at $2.25 per share for total gross proceeds of approximately $11.0 million. This private equity financing was arranged by the Company to partially fund the Infinite Merger – see Note 2. These shares were included in a registration statement declared effective by the SEC on June 15, 2007. The Company is required to maintain the effectiveness of this registration statement until the earlier of the date that (i) all of the shares have been sold, (ii) all the shares have been transferred to persons who may trade such shares without restriction or (iii) all of the shares may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) or any similar provision. In the event such effectiveness is not maintained or trading in the shares is suspended or if the shares are delisted for more than five (5) consecutive trading days then the Company is liable for a compensatory payment (pro rated on a daily basis) of one and one-half percent (1.5%) per month until the situation is cured, such payment based on the purchase price of the shares still held and provided that such payments may not exceed ten percent (10%) of the initial purchase price of the shares with respect to any one purchaser. Regardless of the above, the Company believes that the applicability of these provisions would be limited by equity and/or by statute to a certain timeframe after the original security purchase.

Effective within the year ended September 30, 2007, the Company elected early adoption of FASB Staff Position (“FSP”) EITF 00-19-2, “Accounting for Registration Payment Arrangements”, which was issued on December 21, 2006 and establishes that contingent obligations under registration payment arrangements, as defined in FSP EITF 00-19-2, shall be recognized and measured separately in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 5, “Accounting for Contingencies” and FASB Interpretation (“FIN”) No. 14, “Reasonable Estimation of the Amount of a Loss”, and not under EITF 00-19. The Company has concluded that (i) the terms discussed in the three preceding paragraphs above are registration payment arrangements as defined in the applicable accounting pronouncements, (ii) based on its satisfactory recent history of maintaining the effectiveness of its registration statements and its NASDAQ listing, as well as stockholders’ equity in excess of the NASDAQ listing standards as of June 30, 2008, that material payments under these registration payment arrangements are not probable, and (iii) therefore no accrual related to them is necessary with respect to SFAS 5 and FIN 14 as of that date. However, the Company’s share price was below $1.00 as of August 8, 2008, which condition could eventually affect its NASDAQ listing status, as discussed above.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 5: COMMITMENTS AND CONTINGENCIES (Continued)

Registration rights - The Company has granted a major shareholder demand registration rights, effective six months from the January 2007 modification date of a certain convertible note, for any unregistered common shares issuable thereunder. Upon such demand, the Company will have 60 days to file a registration statement and shall use its best efforts to obtain promptly the effectiveness of such registration statement. 784,592 of the 2,789,592 shares issued in March 2007 were included in a registration statement declared effective by the SEC on June 15, 2007 and as of August 8, 2008 the Company has not received any demand for the registration of the balance. As the note does not provide for damages or penalties in the event the Company does not comply with these registration rights, the Company has concluded that these rights do not constitute registration payment arrangements under FSP EITF 00-19-2. In any event, the Company has determined that material payments in relation to these rights are not probable and therefore no accrual related to them is necessary with respect to SFAS 5 and FIN 14.

The Company has granted demand registration rights, effective six months from the date of a certain October 2006 convertible note, for any unregistered common shares issuable thereunder. Upon such demand, the Company will have 60 days to file a registration statement and shall use its best efforts to obtain promptly the effectiveness of such registration statement. 1,000,000 of the 1,694,495 total principal and interest shares were included in a registration statement declared effective by the SEC on June 15, 2007 and as of August 8, 2008 the Company has not received any demand for the registration of the balance. As the note does not provide for damages or penalties in the event the Company does not comply with these registration rights, the Company has concluded that these rights do not constitute registration payment arrangements under FSP EITF 00-19-2. Furthermore, the unregistered shares were originally issued in November and December 2006 and may be saleable, in whole or in part, under Rule 144. In any event, the Company has determined that material payments in relation to these rights are not probable and therefore no accrual related to them is necessary with respect to SFAS 5 and FIN 14. See Note 6 regarding a consulting contract entered into by the Company with the principal and beneficial owner of the lending entity.

255,000 options and 100,000 shares issued to consultants prior to June 15, 2007 were granted with piggyback registration rights but were not included on the registration statement declared effective by the SEC on June 15, 2007. As these options and shares do not provide for damages or penalties in the event the Company does not comply with these registration rights, the Company has concluded that these rights do not constitute registration payment arrangements under FSP EITF 00-19-2. In any event, the Company has determined that material payments in relation to these rights are not probable and therefore no accrual related to them is necessary with respect to SFAS 5 and FIN 14.

Consultant contract - The Company has entered into an agreement requiring the future issuance of approximately 180,000 unregistered shares for financial consulting and advisory services. The services are being provided over an 18 month period, and will result in a professional fees expense of approximately $113,000 over that service period, based on the current market value of an ONSM common share. None of these shares will be issued to Company directors or officers.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 5: COMMITMENTS AND CONTINGENCIES (Continued)

Employment Contracts and Severance – On September 27, 2007, the Company’s Compensation Committee and Board of Directors approved three-year employment agreements with Messrs. Randy Selman (President and CEO), Alan Saperstein (COO and Treasurer), Robert Tomlinson (Chief Financial Officer), Clifford Friedland (Senior Vice President Business Development) and David Glassman (Senior Vice President Marketing), collectively referred to as “the Executives”. Other than the extended term of the new agreements, the following salary, raise and benefit payments are substantially the same as the Executives would have received under the employment agreements previously in place that would have expired December 27, 2008. The new agreements provide annual base salaries of $253,000 for Mr. Selman, $230,000 for Mr. Saperstein, $207,230 for Mr. Tomlinson and $197,230 for Messrs. Friedland and Glassman, and allow for 10% annual increases through December 27, 2008 and 5% per year thereafter. In addition, each of the Executives receives an auto allowance payment of $1,000 per month, a “retirement savings” payment of $1,500 per month, and an annual $5,000 allowance for the reimbursement of dues or charitable donations. The Company also pays insurance premiums for the Executives, including medical, life and disability coverage.

As part of the above employment agreements, and in accordance with the terms of the “2007 Equity Incentive Plan” approved by the Company’s shareholders in their September 18, 2007 annual meeting, the Company’s Compensation Committee and Board of Directors granted each of the Executives options (“Plan Options”) to purchase an aggregate of 400,000 shares of ONSM common stock at an exercise price of $1.73 per share, the fair market value at the date of the grant, which shall be exercisable for a period of four (4) years from the date of vesting. The options vest in installments of 100,000 per year, starting on September 27, 2008, and they automatically vest upon the happening of the following events on a date more than six (6) months after the date of the agreement: (i) change of control (ii) constructive termination, and (iii) termination other than for cause, each as defined in the employment agreements. Unvested options automatically terminate upon (i) termination for cause or (ii) voluntary termination. In the event the agreement is not renewed or the Executive is terminated other than for cause, the Executives shall be entitled to require the Company to register the options.

As part of the above employment agreements, the Executives are eligible for a performance bonus, based on meeting revenue and cash flow objectives. In connection with this bonus program, the Company’s Compensation Committee and Board of Directors granted each of the Executives Plan Options to purchase an aggregate of 220,000 shares of ONSM common stock at an exercise price of $1.73 per share, the fair market value at the date of the grant, which shall be exercisable for a period of four (4) years from the date of vesting. Up to one-half of these shares will be eligible for vesting on a quarterly basis and the rest annually, with the total grant allocated over a two-year period starting October 1, 2007. Vesting of the quarterly portion is subject to achievement of increased revenues over the prior quarter as well as positive and increased net cash flow per share (defined as cash provided by operating activities per the Company’s statement of cash flow, measured before changes in working capital components and not including investing or financing activities) for that quarter. Vesting of the annual portion is subject to meeting the above cash flow requirements on a year-over-year basis, plus a revenue growth rate of at least 30% for the fiscal year over the prior year. In the event of quarter to quarter decreases in revenues and or cash flow, the options shall not vest for that quarter but the unvested quarterly options shall be added to the available options for the year, vested subject to achievement of the applicable annual goal. In the event options do not vest based on the quarterly or annual goals, they shall immediately expire. In the event the agreement is not renewed or the Executive is terminated other than for cause, the Executives shall be entitled to require the Company to register the vested options. The Company has also agreed that this bonus program will continue after the initial two-year period, with the specific bonus parameters to be negotiated in good faith between the parties at least ninety (90) days before the expiration of the program then in place.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 5: COMMITMENTS AND CONTINGENCIES (Continued)

The Company has determined that the performance objectives were met for the quarter ended December 31, 2007 and as a result recognized compensation expense of approximately $160,000 for the three months ended December 31, 2007, related to the vested quarterly portion of these options plus 25% of the annual portion that it expects to vest based on meeting the annual objectives. Although the Company has determined that the performance objectives were not met for the quarters ended March 31, 2008 or June 30, 2008, it recognized compensation expense of approximately $160,000 in each of those two quarters, related to the quarterly portion plus 25% of the annual portion, since it expects both to vest based on meeting the annual objectives.

Under the terms of the above employment agreements, upon a termination subsequent to a change of control, termination without cause or constructive termination, each as defined in the agreements, the Company would be obligated to pay each of the Executives an amount equal to three times the Executive’s base salary plus full benefits for a period of the lesser of (i) three years from the date of termination or (ii) the date of termination until a date one year after the end of the initial employment contract term. The Company may defer the payment of all or part of this obligation for up to six months, to the extent required by Internal Revenue Code Section 409A. In addition, if the five day average closing price of the common stock is greater than or equal to $2.50 per share on the date of any termination or change in control, all options previously granted the Executive(s) will be cancelled, with all underlying shares (vested or unvested) issued to the executive, and the Company will pay all taxes for the Executive(s). If the five-day average closing price of the common stock is less than $2.50 per share on the date of any termination or change in control, the options will remain exercisable under the original terms.

As part of the above employment agreements, and in consideration for the provision in the new employment agreements that change of control benefits would not be paid related to any merger and any related financing occurring within eighteen months of entering into the new agreements, the Company’s Compensation Committee and Board of Directors agreed that the Company would grant each of the Executives fully vested four-year options for shares equivalent to one percent (1%) of the total number of shares issued in connection with any such merger and/or any related financing. If the Company enters into a definitive merger agreement during that eighteen month period, the number of options will be determined and granted at the time of closing that merger and will have an exercise price equal to the fair value at the date of grant, but no less than $1.00. The Company agreed to register these and all other shares or options held by the Executives with or simultaneously to any shares registered in connection with such a merger and/or any related financing.

Under the terms of the above employment agreements, the Company may terminate an Executive’s employment upon his death or disability or with or without cause. To the extent that an Executive is terminated for cause, no severance benefits are due him. If an employment agreement is terminated as a result of the Executive’s death, his estate will receive one year base salary plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his death. If an employment agreement is terminated as a result of the Executive’s disability, as defined in the agreement, he is entitled to compensation in accordance with the Company’s disability compensation for senior executives to include compensation for at least 180 days, plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his disability. These employment agreements contain certain non-disclosure and non-competition provisions and the Company has agreed to indemnify the Executives in certain circumstances.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 5: COMMITMENTS AND CONTINGENCIES (Continued)

As part of the above employment agreements, the Company’s Compensation Committee and Board of Directors agreed that in the event the Company is sold for a Company Sale Price in excess of the Current Capitalization during the term of the agreements, both terms as defined below, and the Company Sale Price represents at least $2.50 per share (adjusted for recapitalization including but not limited to splits and reverse splits), the Executives and certain other employees, will receive, as a group, cash compensation of twelve and one-half percent (12.5%) of the excess of the Company Sale Price over the Current Capitalization, payable in immediately available funds at the time of closing such transaction. The Current Capitalization is defined as the sum of (i) the number of common shares issued and outstanding, (ii) the common stock equivalent shares related to paid for but not converted preferred shares and (iii) the number of common shares underlying “in-the-money” warrants and options, such sum multiplied by the market price per share and then reduced by the proceeds payable upon exercise of the “in-the-money” warrants and options, all determined as of the date of the above employment agreements but the market price per share used for this purpose to be no less than $2.00. The Company Sale Price is defined as the number of common shares outstanding at the time the Company is sold multiplied by the price per share paid in such Company Sale transaction. The 12.5% was allocated in the new employment agreements as two and one-half percent (2.5%) each to Messrs. Selman, Saperstein, Friedland and Glassman and one and one-half percent (1.5%) to Mr. Tomlinson. The remaining one percent (1.0%) will be allocated by the Board and the Company’s management at a later date, which will be primarily to compensate other Company executives not having employment contracts, but may also include additional allocation to some or all of these five senior Executives.

The form of an agreement containing the above terms was approved by the Company’s Compensation Committee and Board in their September 27, 2007 meeting, subject only to changes to be made to comply with IRS Section 409A. These changes were made and the agreements were executed and filed as exhibits to a Form 8-K/A the Company filed with the SEC on December 22, 2007. It was determined in a subsequent review by corporate counsel that the provision allowing payment of severance as a lump sum was inadvertently deleted as part of the Section 409A modifications, but such deletion was not necessary in order to comply with Section 409A. Accordingly, on May 15, 2008 the Compensation Committee and Board approved the correction of those agreements to reinstate the lump sum provision, since deletion of that provision was not their intention at the time they originally approved the form of agreement. In their May 15, 2008 meeting, the Compensation Committee and Board also extended the time period for the 1% option grant (discussed above) from 6 months to 18 months, modified the grant date to merger closing versus merger agreement date and specified the exercise price to be no less than $1.00. Those amended and corrected agreements were immediately executed and filed as exhibits to the Form 10-QSB the Company filed with the SEC on that same day.

Long Distance Purchase Commitment - Effective January 15, 2006, EDNet entered into a two-year long distance telephone rate agreement with a national telecommunications company, which included a telephone services purchase commitment of approximately $120,000 per year. On September 13, 2007, this agreement was extended to add another two years, for a total term of four years. The Company is in compliance with this agreement.

Bandwidth Purchase Commitments - Effective July 1, 2008, the Company entered into a two-year long distance bandwidth rate agreement with a national CDN (content delivery network) company, which includes a minimum purchase commitment of approximately $200,000 per year. The Company is in compliance with this agreement.

The Company has entered into various agreements with a national co-location facilities company, for an aggregate minimum purchase commitment of approximately $27,000 per month, expiring at various times through September 2009.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 5: COMMITMENTS AND CONTINGENCIES (Continued)

Lease Commitments - The Company is obligated under operating leases for its four offices (one each in Pompano Beach, Florida and San Francisco, California and two in the New York City area), which call for monthly payments totaling approximately $51,000. The leases, with expiration dates ranging from 2008 to 2010, provide for renewal options and annual increases. Future minimum lease payments required under these non-cancelable leases as of June 30, 2008, excluding the capital lease obligations discussed in Note 4, total approximately $799,000.

In September 2007, the Company entered into a three-year operating lease for its principal executive offices in Pompano Beach, Florida. The monthly base rental is currently approximately $20,400 (including the Company's share of property taxes and common area expenses) with annual five percent (5%) increases. The lease provides for one two-year renewal option with 5% annual increases.

In May 2004, the Company entered into a five-year operating lease for office space in San Francisco. The lease provides for one five-year renewal option at 95% of fair market value. The monthly base rental (including month-to-month parking) is approximately $17,200 with annual increases up to five percent (5%).

In December 2007, the Company extended its annual operating lease for office space in New York City, through December 31, 2008. The monthly base rental is approximately $6,600.

The lease for the Company’s Infinite Conferencing location in New Jersey expires July 31, 2009. The monthly base rental is approximately $6,800.

Software purchase and royalty commitment – On March 31, 2008 the Company agreed to pay $300,000 (plus a $37,500 annual support fee) for a perpetual license for certain digital asset management software, which it currently utilizes to provide its automatic meta-tagging and other DMSP services. This obligation was included in accounts payable at June 30, 2008. The initial $56,250 payment due under this perpetual license agreement was paid in July 2008 and the remaining payments are $112,500 due on September 30, 2008 and $168,750 due on December 31, 2008. In connection with this license, the Company also agreed to pay a 1% royalty on revenues arising from the use, licensing or offering of the functionality of this software to its customers, to the extent such revenue exceeds certain levels, subject to a minimum amount per transaction and only to the extent the calculated royalty exceeds the perpetual license payment.

Exclusive sales territories – During 2007, the Company received $100,000 from ASPA-Japan Co., Ltd. (“ASPA”), as partial payment of the amount due in connection with an exclusive sales agency agreement. As part of the January 2008 termination of this agreement, which allowed the Company to retain the $100,000 which it recognized as other income (net of commissions) upon such termination, the Company agreed to reinstate the exclusive five year agreement, provided ASPA pays the remaining $900,000 due within one year of termination and the territories (certain Middle Eastern countries) are still available at the time of such payment. The Company is continuing to pursue several direct sales opportunities in certain Middle Eastern countries.

State income taxes - The Company has been assessed state income taxes, plus penalties and interest, for the years ending September 30, 2004 and 2005, in an aggregate amount of approximately $89,000. The basis of the assessment is an attempt by the state to disallow certain net operating loss carryforwards to the years in question. The Company has contested these assessments with the state taxing authorities and believes the ultimate resolution will not have a material impact on the Company’s financial position or results of operations.

Legal Proceedings – The Company is involved in litigation and regulatory investigations arising in the ordinary course of business. While the ultimate outcome of these matters is not presently determinable, it is the opinion of management that the resolution of these outstanding claims will not have a material adverse effect on the Company’s financial position or results of operations.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 6: CAPITAL STOCK

Common Stock

During the nine months ended June 30, 2008, the Company issued 500,534 unregistered shares valued at approximately $581,000 (including the 240,000 shares issued in connection with a three-year consulting contract entered into in November 2006 and discussed below) and recognized as professional fees expense for financial consulting and advisory services over various service periods of up to 36 months. Except for 25,000 shares issued to Mr. Charles Johnston, director, as compensation for services to be rendered by him for fiscal year 2008 in connection with his appointment as audit committee chairman, none of the other shares were issued to Company directors or officers.

In November 2006, the Company entered into a three-year consulting contract with the principal and beneficial owner of an entity which loaned the Company funds under a convertible note in October 2006, as discussed in Note 5. The contract, for the provision of international business development and financial advice, is cancellable upon thirty days notice and originally called for the issuance of 60,000 restricted common shares in advance every six months. The first two tranches under this contract (60,000 shares each) were issued in January and May 2007, valued based on fair market value as of the date of issuance and expensed under SFAS 123 as professional fees expense. This contract was amended in July 2007 for some additional short-term services, resulting in issuance of an additional 15,000 shares plus $22,425 for cash reimbursement of related travel expenses. This contract was amended again in October 2007, which resulted in the issuance of the remaining 240,000 restricted common shares, in exchange for the extension of the remaining term of the contract from two years to three years. These shares were valued based on fair market value as of the date of issuance and will be expensed under SFAS 123 ratably over the contract term as professional fees expense.

During the nine months ended June 30, 2008, the Company issued options to purchase its common shares, in exchange for financial consulting and advisory services, such options valued at approximately $204,000. Professional fee expenses arising from these and prior issuances of shares and options for financial consulting and advisory services were approximately $856,000 and $1,869,000 for the nine months ended June 30, 2008 and 2007, respectively. As a result of previously issued shares and options for financial consulting and advisory services, the Company has approximately $410,000 in deferred equity compensation expense at June 30, 2008, to be amortized over the remaining periods of service of up to 28 months. The deferred equity compensation expense is included in the balance sheet captions prepaid expenses and other non-current assets.

During the nine months ended June 30, 2008, the Company recognized compensation expense (and a corresponding increase in additional paid in capital) of approximately $1,072,000 in connection with options issued to its employees to purchase its common shares. See Note 5 (employment contracts and severance) and Note 8.

During the nine months ended June 30, 2008, the Company issued 196,250 shares in connection with the Notes – 101,250 shares issued as fees to placement agents and finders and 95,000 shares issued to the investors. See Note 4.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 6: CAPITAL STOCK (Continued)

Preferred Stock

Series A-10 Convertible Preferred Stock

As of June 30, 2008 and September 30, 2007, the only preferred stock outstanding is Series A-10 Convertible Preferred Stock (“Series A-10”). The Series A-10 has a coupon of 8% per annum, payable annually in cash (or semi-annually at the Company’s option in cash or in additional shares of Series A-10), has a stated value of $10.00 per preferred share and has a conversion rate of $1.00 per common share. Series A-10 dividends are cumulative and must be fully paid by the Company prior to the payment of any dividend on its common shares. The Series A-10 is not redeemable by the Company and any shares of Series A-10 that are still outstanding as of December 2008 will automatically convert into common shares. Series A-10 is senior to all other preferred share classes that may be issued by the Company and the Company may not incur any additional indebtedness greater than $1.5 million in aggregate, and excluding trade and purchase money payables, without the consent of the holders of at least 50% of the outstanding Series A-10 shares – see Note 4. The Series A-10 holders have the right to designate one member of the Company’s board of directors. Except as explicitly required by applicable law, the holders of Series A-10 shall not be entitled to vote on any matters as to which holders of the Company’s common shares are entitled to vote. In February 2005, the board of directors and the holders of a majority of the issued and outstanding shares of Series A-10 voted to approve an increase in the authorized number of Series A-10 from 500,000 shares to 700,000 shares to provide for the possible issuance of shares of Series A-10 as dividends on Series A-10 presently outstanding.

On December 23, 2004, the Company sold 215,000 shares of Series A-10 Convertible Preferred Stock for $2.15 million to sixteen accredited investors, plus 100,000 shares of Series A-10 for $1.0 million of previously outstanding debt to a single accredited investor. In December 2004, a single shareholder converted all 232,750 shares of Series A-8 Preferred held by him into 139,650 shares of Series A-10.

The Company’s Board declared a dividend payable on November 15, 2007 to Series A-10 shareholders of record as of November 10, 2007 of 2,767 Series A-10 preferred shares, in lieu of a $27,679 cash payment. The Company’s Board declared a dividend payable on May 15, 2008 to Series A-10 shareholders of record as of May 10, 2008 of 2,878 Series A-10 preferred shares, in lieu of a $28,786 cash payment. Including these two dividends, the Company has issued 88,549 Series A-10 preferred shares, in lieu of $885,515 in cash payments due for regular interest and dividends, from the Company’s initial issuance of Series A-10 shares through June 30, 2008.

As of June 30, 2008, the Company had issued 4,742,110 ONSM common shares as a result of several investors converting a total of 474,211 shares of Series A-10 preferred shares, which included 5,853 Series A-10 shares issued for accrued dividends through the respective conversion dates.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 6: CAPITAL STOCK (Continued)

Preferred Stock (Continued)

The above transactions are summarized as follows through June 30, 2008:

Initial number of Series A-10 shares issued	454,650
Plus: A-10 shares issued for regular interest and dividends	88,549
Plus: A-10 shares issued for conversion dividends	5,853
Less: A-10 shares converted to common shares	(474,211)
Number of Series A-10 shares outstanding	74,841

The 315,000 shares of Series A-10 sold in December 2004, as discussed above, included five-year warrants to purchase 1,575,000 ONSM common shares, plus five-year warrants for 215,000 ONSM shares issued to the placement agents, all exercisable for $1.50 per share. The estimated fair value of these warrants given in connection with the Series A-10, plus the Series A-10’s beneficial conversion feature, was $2,755,951, which, in accordance with EITF 98-05 and EITF 00-27, was allocated to additional paid in capital and discount. The Company’s management calculated the discount primarily based on its estimate of the fair value of the warrants as a percentage of the face value of the convertible securities. The estimate was based on the closing price of the stock at the date of the agreement and the relationship to the conversion price of the instrument and the exercise price of the warrants. The discount, which totals $2,928,041 after inclusion of other direct costs associated with the financing, is being amortized as a dividend over the four-year term of the Series A-10. In addition, the unamortized portion of the discount related to converted securities is expensed as an additional dividend at the time of the conversion.

909,083 of these warrants remain outstanding as of June 30, 2008 – see Note 8.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 7: SEGMENT INFORMATION

The Company's operations are currently comprised of two groups, Digital Media Services and Web Communications Services, both managed from Pompano Beach, Florida. The primary operating activities of Digital Media Services are in San Francisco and the primary operating activities of Web Communications Services are in Pompano Beach and the New York City area. All material balances related to Company sales, primary business activities, and location of property and equipment are within the United States.

Detailed below are the results of operations by segment for the nine and three months ended June 30, 2008 and 2007, and total assets by segment as of June 30, 2008 and September 30, 2007.

	For the nine months ended June 30,		For the three months ended June 30,
	2008	2007	2008	2007
Revenue:

Digital Media Services Group	$3,240,394	$3,016,945	$1,052,652	$923,504
Web Communications Services Group	9,980,664	4,998,115	3,429,795	2,851,712
Total consolidated revenue	$13,221,058	$8,015,060	$4,482,447	$3,775,216

Segment operating income (loss):

Digital Media Services Group	(369,838)	11,090	(193,652)	(195,535)
Web Communications Services Group	3,055,118	1,152,400	1,092,467	941,022
Total operating income	2,685,280	1,163,490	898,815	745,487

Depreciation and amortization	(3,112,054)	(2,085,771)	(1,012,273)	(911,933)
Corporate and unallocated shared expenses	(4,819,761)	(4,715,537)	(1,494,261)	(1,446,122)
Other (expense) income, net	(48,215)	(7,394,951)	(77,879)	105,868

Net loss	$(5,294,750)	$(13,032,769)	$(1,685,598)	$(1,506,700)

	June 30, 2008	September 30, 2007
Assets:
Digital Media Services Group	$13,908,994	$15,092,360
Web Communications Services Group	19,133,915	20,058,947
Corporate and unallocated	1,830,479	1,332,349

Total assets	$34,873,388	$36,483,656

Depreciation and amortization are not utilized by the Company’s primary decision makers for making decisions with regard to resource allocation or performance evaluation.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 8: STOCK OPTIONS AND WARRANTS

As of June 30, 2008, the Company had issued and outstanding options and warrants to purchase up to 14,778,311 ONSM common shares, including 7,699,666 Plan Options; 2,423,986 Non-Plan Options to employees and directors; 1,871,174 Non-Plan Options to financial consultants; and 2,783,485 warrants issued in connection with various financings and other transactions.

On February 9, 1997, the Board of Directors and a majority of the Company's shareholders adopted the 1996 Stock Option Plan (the "1996 Plan"), which, including the effect of subsequent amendments to the Plan, authorized up to 4,500,000 shares available for issuance as options and up to another 2,000,000 shares available for stock grants. On September 18, 2007, the Company’s Board of Directors and a majority of the Company's shareholders adopted the 2007 Equity Incentive Plan (the “2007 Plan”), which authorized the issuance of up to 6,000,000 shares of ONSM common stock pursuant to stock options, stock purchase rights, stock appreciation rights and/or stock awards for employees, directors and consultants. The options and stock grants authorized for issuance under the 2007 Plan were in addition to those already issued under the 1996 Plan, although the Company may no longer issue additional options or stock grants under the 1996 Plan.

As of June 30, 2008 there are 7,699,666 outstanding options granted to management, employees and directors under the 1996 Plan and the 2007 Plan, which all have exercise prices equal to or greater than the fair market value at the date of grant. The initial terms of these options were generally four to five years and they were fully vested as of June 30, 2008, except 3,148,750 of these options issued in fiscal 2007 and 475,000 of these options issued in fiscal 2008 and detailed later in this note.

In December 2004 the Company issued four-year Plan options to purchase 50,000 common shares to General Ronald Yates upon his initial appointment to the Company's Board of Directors, immediately exercisable at an exercise price of $1.57 per share. In December 2004, the Company's Board of Directors granted 150,000 four-year Plan options exercisable at an exercise price of $1.21 per share to a single senior executive. The Board later accelerated the vesting of these options, as discussed below.

In July 2005 the Company’s Board of Directors granted 2,634,224 five-year Plan options, exercisable at $1.12 per share. This included 1,500,000 fully vested options to Company directors and senior management, with the balance issued to other Company employees and vesting quarterly during the year ended September 30, 2006. At the same time, the Board accelerated the vesting of 150,000 four-year Plan options previously granted to a senior executive in December 2004, as discussed above. The options, which were to vest in installments of 50,000 options per year, beginning December 15, 2005, were declared fully vested. At the same time, the Company issued 26,759 Plan fully paid stock grants to Company executives.

During July 2006, the Company issued four-year Plan options to purchase 50,000 common shares to Mr. Carl L. Silva upon his initial appointment to the Company’s Board of Directors, immediately exercisable at an exercise price of $0.88 per share. In September 2006 the Company’s Board of Directors granted 1,500,000 fully vested five-year Plan options, exercisable at $0.71 per share, with 700,000 issued to Company directors (other than Mr. Silva) and senior management and the balance issued to other Company employees.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 8: STOCK OPTIONS AND WARRANTS (Continued)

During the year ended September 30, 2007, the Company issued 3,360,000 Plan options- (i) 35,000 two-year options exercisable at $2.98 per share in connection with the Auction Video acquisition – see note 2, (ii) 200,000 five-year Plan options exercisable at $2.50 per share in connection with the Infinite Merger, of which 50,000 have been forfeited due to termination of employment - see note 2, (iii) 25,000 four-year Plan Options exercisable at $2.28 per share to a non-executive employee and (iv) 3,100,000 four-year (from vesting) 2007 Plan options exercisable at $1.73 per share in connection with executive employment contracts - see note 4. None of these options, except 17,500 of those exercisable at $2.98, 50,000 of those exercisable at $2.50, the 25,000 exercisable at $2.28 and 68,750 of the performance options issued in connection with executive employment contracts, were vested as of June 30, 2008.

In December 2007, the Company issued (i) immediately exercisable four-year 2007 Plan options to purchase 50,000 ONSM common shares at $1.00 per share (above fair market value on the date of issuance) granted to Mr. Leon Nowalsky upon his initial appointment to the Company’s Board of Directors and (ii) four-year 2007 Plan options, vesting over three years starting on the grant date, to an employee to purchase 10,000 ONSM common shares at $1.00 per share. In December 2007, pursuant to approval of the Company’s Compensation Committee and Board of Directors, the Company issued 25,000 2007 Plan shares of its common stock to Mr. Charles Johnston, director, as compensation for services to be rendered by him for fiscal year 2008, in connection with his appointment as audit committee chairman.

In April 2008, the Company issued four-year Plan options to certain employees to purchase 25,000 ONSM common shares at $1.00 per share (above fair market value on the date of issuance). These options vest over two and three years. In May 2008, the Company issued (i) four-year Plan options to purchase 40,000 ONSM common shares at $1.00 per share (above fair market value on the date of issuance), vesting over two years and (ii) four-year Plan options to purchase 400,000 ONSM common shares, as discussed in Note 9. See Note 10 for Plan options granted subsequent to June 30, 2008.

Detail of Plan Option activity for the nine months ended June 30, 2008 is as follows:

	Number of Shares	Weighted Average Exercise Price

Balance, beginning of period	7,471,332	$1.43
Granted during the period	525,000	$1.00
Expired or forfeited during the period	(296,666)	$1.69

Balance, end of the period	7,699,666	$1.40

Exercisable at end of the period	4,075,916	$1.18

The Company’s outstanding exercisable Plan Options at June 30, 2008 have a remaining life of approximately 2.4 years and exercise prices ranging from $0.71 to $2.98 per share, except 26,666 of those outstanding exercisable Plan Options, which expired on August 1, 2008.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 8: STOCK OPTIONS AND WARRANTS (Continued)

As of June 30, 2008, the Company had 2,423,986 outstanding Non Plan options issued to employees and directors, which were issued during the year ended September 30, 2005. During that period, the Company issued immediately exercisable five-year options to certain executives, directors and other management for the purchase of 1,350,000 shares of ONSM common stock at $1.57 per share (fair market value at date of grant); five-year options to certain executives, fully-vested as of September 30, 2005, for the purchase of 800,000 shares of ONSM common stock at $2.50 per share (greater than the $1.57 fair market value at date of grant); and 281,390 options at an exercise price of $3.376 per share, issued in conjunction with the Onstream Merger and of which 7,404 have expired as of June 30, 2008.

As of June 30, 2008, the Company had 1,871,174 outstanding Non Plan options issued to financial consultants, as follows:

Issuance period	Number of options	Exercise price per share	Expiration Date

October 2007	150,000	$1.73	Oct 2011
October 2007	100,000	$1.83	Oct 2011
Nine months ended June 30, 2008	250,000

October - December 2006	75,000	$1.00	Oct - Dec 2010
December 2006	40,000	$1.50	December 2010
January – December 2007	490,000	$2.46	Oct 2010 - Dec 2011
March 2007	21,184	$2.48	March 2012
Year ended September 30, 2007	626,184

October 2005 – August 2006	295,000	$1.00	Oct 2009 – Aug 2010
March – September 2006	85,750	$1.05	March 2011
Year ended September 30, 2006	380,750

July – September 2005	225,000	$1.10	July – Sept 2009
January – March 2005	215,000	$1.65	Jan – Feb 2009
January 2005	30,000	$2.50	January 2009
January 2005	50,000	$3.50	January 2009
December 2004	59,240	$3.376	Mar 2008 – Dec 2009
Year ended September 30, 2005	579,240

May 2004	35,000	$2.25	May 2009
Year ended September 30, 2004	35,000

Total Non Plan consultant options as of June 30, 2008	1,871,174

45,000 of the above options were not vested as of June 30, 2008 - 20,000 were issued during the year ended September 30, 2007 and 25,000 were issued during the nine months ended June 30, 2008.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 8: STOCK OPTIONS AND WARRANTS (Continued)

As of June 30, 2008, the Company had outstanding vested warrants, primarily issued in connection with various financings, to purchase an aggregate of 2,783,485 shares of common stock, as follows:

Description of transaction	Number of warrants	Exercise price per share	Expiration Date

Placement fees – common share offering – March and April 2007	342,222	$2.70	March and April 2012
8% Subordinated Convertible Debentures – March and April 2006	403,650	$1.50	March and April 2011
Additional 8% Convertible Debentures - February and April 2005	391,416	$1.65	February and April 2010
8% Convertible Debentures – December 2004	737,114	$1.65	December 2009
Series A-10 Preferred – December 2004	909,083	$1.50	December 2009

Total warrants as of June 30, 2008	2,783,485

In March and April 2006, in connection with the sale of the 8% Subordinated Convertible Debentures, the Company issued five year common stock purchase warrants to purchase an aggregate of 987,500 shares of ONSM common stock, which included selling agent fees, exercisable starting six months after issuance. These warrants have an exercise price of $1.50 per share, subject to adjustment in the event of stock splits, stock dividends, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset or mergers or consolidations. These warrants, of which 403,650 remain outstanding as of June 30, 2008, include a cashless exercise feature, which provides that, starting one year after issuance, in the event the shares are not subject to an effective registration statement at the time of exercise, the holder could elect a “cashless exercise” whereby the Company would issue shares based on the excess of the market price at the time of the exercise over the warrant exercise price. The number of shares of ONSM common stock that can be issued upon the exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of ONSM common stock beneficially owned by the holder does not exceed 4.999% of the Company’s issued and outstanding common stock.

In December 2004, in connection with the sale of the 8% Convertible Debentures, the Company issued five-year warrants to purchase 1,957,500 common shares of ONSM, which included selling agent fees, exercisable for $1.65 per share. 737,114 of these warrants remain outstanding as of June 30, 2008. In February and April 2005, in connection with the sale of the Additional 8% Convertible Debentures the Company issued five-year warrants to purchase 978,750 common shares of ONSM, which included selling agent fees, exercisable for $1.65 per share. 391,416 of these warrants remain outstanding as of June 30, 2008. The number of shares of ONSM common stock that can be issued upon the exercise of the $1.65 warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of ONSM common stock beneficially owned by the holder does not exceed 9.999% of the Company’s issued and outstanding common stock.

See Note 6 related to the warrants issued in connection with the Series A-10 Preferred.

See Note 5 related to certain registration payment arrangements and related provisions contained in the above $1.50 and $1.65 warrants.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 9: NARROWSTEP ACQUISITION

On May 29, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire Narrowstep, Inc. (“Narrowstep”), a Delaware corporation with most of its employees and facilities located in the United Kingdom. Narrowstep is a provider of Internet TV services supporting content providers, broadcasters, telecommunications companies and corporations worldwide. On August 13, 2008, the Merger Agreement and related documents were modified and those changes are incorporated into the terms as discussed below.

Pursuant to the Merger Agreement, at the effectiveness of the Merger (the “Effective Time”) which is currently expected to be no sooner than October 2008, each outstanding share of Narrowstep common stock, par value $0.000001 per share (“Narrowstep Common Stock”), including shares issued under restricted stock awards, and other than shares held by stockholders who have perfected their appraisal rights under Delaware law, cancelled shares and shares held by any subsidiary of Narrowstep (collectively, the “Shares to be Converted”), will be converted into (i) shares of Onstream common stock, par value $0.0001 per share (“Onstream Common Stock”) based on an exchange ratio determined as described below and (ii) one contingent value right (a “Contingent Value Right”) having terms and conditions described below. Onstream Common Stock and Contingent Value Rights issued for Narrowstep Common Stock issued pursuant to certain restricted stock awards will be subject to any vesting conditions in those awards.

The aggregate number of shares of Onstream Common Stock issuable in the Acquisition in exchange for the Shares to be Converted will be the greater of (i) the sum of (A) two (2) times Annualized Narrowstep Revenue (as defined in the Merger Agreement) and (B) one (1) times the amount of Narrowstep’s cash and cash equivalents immediately prior to the Effective Time, including any proceeds in escrow from Series A Preferred Stock as discussed below, and the sum of these items not exceeding $600,000 and (ii) 9,100,000. The exchange ratio will be the amount determined as described in the prior sentence divided by the Shares to be Converted plus the number of Narrowstep shares held by stockholders who have perfected their appraisal rights (the “Exchange Ratio”).

The final Exchange Ratio will be determined based on Narrowstep’s consolidated revenues for the quarter ended May 31, 2008 (after adjustments as defined in the Merger Agreement) and may not be known prior to the Effective Time. Accordingly, the Merger Agreement provides that the Shares to be Converted will receive an aggregate of 9,100,000 shares of Onstream Common Stock (the “Minimum Exchange Ratio”) upon consummation of the Merger. In the event that the final Exchange Ratio exceeds the Minimum Exchange Ratio, former holders of Shares to be Converted will receive additional shares of Onstream Common Stock within 30 days after the final determination of the Exchange Ratio. No assurance can be given that the Exchange Ratio will exceed the Minimum Exchange Ratio.

In the Acquisition, outstanding shares of Narrowstep’s Series A Preferred Stock, par value $0.000001 per share (the “Series A Preferred Stock”), will be converted into an aggregate of 2,000,000 shares of Onstream Common Stock.

In connection with the Acquisition, the Surviving Corporation will assume Narrowstep’s obligations under its outstanding Warrants for the purchase of up to 16,723,539 shares of Narrowstep common stock, which will convert to the right to purchase an aggregate of 1,080,006 shares of Onstream Common Stock at exercise prices ranging from approximately $5.59 to $18.58 per share - this excludes the 2007 Warrants discussed below. From and after the Acquisition, except as summarized below, holders of warrants will have the right to exercise their warrants for a number of shares of Onstream Common Stock and at exercise prices appropriately adjusted to give effect to the greater of the Exchange Ratio or the Minimum Exchange Ratio.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 9: NARROWSTEP ACQUISITION (Continued)

Holders of warrants to acquire an aggregate of 22,726,400 shares of Narrowstep Common Stock issued by Narrowstep in August 2007 (the “2007 Warrants”) will have the right to exercise their 2007 Warrants for cash only for an aggregate of 1,000,000 shares of Onstream Common Stock at an exercise price of $3.50 per share. If any of the warrants are exercised prior to the Final Exercise Date (as defined in the CVR Agreement referenced below), an exercising holder will also be entitled to receive Contingent Value Rights in an amount equal to the number of Contingent Value Rights such holder would have received had its warrants been exercised immediately prior to the Effective Time. In connection with the Merger Agreement, holders of a majority of the 2007 Warrants have entered into an Amendment and Waiver Agreement with Narrowstep (the “Amendment and Waiver Agreement”) pursuant to which such holders, on behalf of themselves and all other holders of the 2007 Warrants, agreed to amend the terms of the 2007 Warrants as provided above and to waive certain antidilution and other rights.

Narrowstep has agreed that, for a period of at least fifteen (15) days prior to the Effective Time, it shall provide each holder of an option (“Narrowstep Option”) granted by it under the Narrowstep Inc. 2004 Stock Plan or otherwise with the opportunity to exercise each such Narrowstep Option, regardless of whether such Narrowstep Option is otherwise vested or exercisable. To the extent that any such Narrowstep Option is not exercised prior to the Effective Time, such Narrowstep Option shall be canceled and be of no further force and effect. If any Narrowstep Options are exercised prior to the Effective Time, any shares of Narrowstep Stock issued as a result thereof will be included in the total number of Shares to be Converted.

The Contingent Value Rights will be issued pursuant to the terms of a Contingent Value Rights Agreement to be entered into among Onstream, Mr. Lewis as the CVR Representative and Interwest Transfer Co., as Rights Agent, in the form attached to the Merger Agreement (the “CVR Agreement”). Pursuant to the terms and subject to the conditions set forth in the CVR Agreement, the Contingent Value Rights will be converted into shares of Onstream Common Stock in the event that the Narrowstep business reaches certain revenue targets for the 18 month period starting 6 months after the Acquisition; provided, however, that the maximum number of shares of Onstream Common Stock issuable in the Acquisition, including those pursuant to the Contingent Value Rights and the conversion of the Series A Preferred Stock, will not exceed 20,000,000. The number of shares of Onstream Common Stock issuable upon the conversion of each Contingent Value Right will depend on a number of factors, including the Narrowstep business meeting the revenue targets set forth in the CVR Agreement and the number of warrants, if any, exercised prior to the final determination of the consideration, if any, to be paid pursuant to the CVR Agreement. The conversion of Contingent Value Rights into Onstream Common Stock will occur in two stages, shortly following the final determination of whether the initial 12-month and subsequent 6-month revenue targets within the 18-month revenue measurement period have been met. The Contingent Value Rights will not be transferable by the holders thereof except by operation of law in limited circumstances.

The Boards of Directors of both Onstream and Narrowstep have unanimously approved the Merger Agreement and have recommended adoption of the Merger Agreement by the respective stockholders.

The Merger is intended to qualify as a tax-free reorganization for Federal income tax purposes.

The Merger Agreement contains customary representations and warranties of Narrowstep and Onstream. The Merger Agreement also contains customary covenants, including covenants regarding operation of the business of Narrowstep and its subsidiaries prior to the closing of the Merger. In addition, Narrowstep has agreed to use its commercially reasonable efforts to operate its business in accordance with a restructuring plan (the “Plan”), attached as an exhibit to the Merger Agreement, which is designed to significantly reduce or eliminate substantial costs related to Narrowstep’s facility leases, selling, general and administrative expenses, public company and headquarters costs, and other professional fees and services.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 9: NARROWSTEP ACQUISITION (Continued)

The Acquisition is subject to customary closing conditions, including obtaining the approval of Narrowstep’s and Onstream’s stockholders. Each of Narrowstep and Onstream has agreed, unless the Merger Agreement is terminated earlier, to cause a stockholders meeting to be held, for the purpose of considering approval of the Merger and the Merger Agreement, with respect to Narrowstep’s stockholders and, among other things, for the purpose of considering approval of the issuance of Onstream’s common stock as provided in the Merger Agreement, with respect to Onstream’s stockholders. The Merger Agreement may be terminated under certain specified events, including by either Onstream or Narrowstep if the Effective Time has not occurred on or prior to November 30, 2008. If the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, Narrowstep may be required to pay a termination fee of $377,000 to Onstream. Both Narrowstep and Onstream have entered into voting agreements (“Voting Agreements”) pursuant to which several significant stockholders have agreed to vote their shares in favor of the adoption of the Merger Agreement. Pursuant to the Voting Agreements, the holders of approximately 35% of the Narrowstep Common Stock presently outstanding and approximately 42% of the Onstream Common Stock presently outstanding have agreed to vote their shares in favor of the adoption of the Merger Agreement.

In connection with the original Merger Agreement, as well as its subsequent amendment, Narrowstep entered into subscription agreements (the “Subscription Agreements”) with three of Narrowstep’s major stockholders, as well as other qualified investors. Under the Subscription Agreements, which contain a consent to the Merger, the investors agreed to purchase immediately prior to the Merger shares of a to-be-established Series A Preferred Stock. Holders of the Series A Preferred Stock will be entitled to such dividends, if any, as may be declared by the Company’s Board of Directors out of funds legally available therefore (although no such dividends are provided for in the Plan), will not have any voting rights (except to the extent required by applicable law), will have no right to convert the Series A Preferred Stock into Common Stock or any other Narrowstep security and will have no right to force the redemption or repurchase of the Series A Preferred Stock by Narrowstep.

The following table sets forth the components of the estimated purchase price of $11.8 million:

Number of ONSM common shares issued to sellers	11,100,000
Number of ONSM common shares issued as finders fee	200,000
Number of ONSM common shares issued	11,300,000
ONSM per common share closing price on May 30, 2008	$0.95
Value of ONSM common shares issued	$10,735,000
Warrants assumed – Black Scholes valuation	430,000
Estimated cash transaction costs	635,000
Total purchase price	$11,800,000

EITF No. 99-12 indicates that securities given in a business combination should be measured during a period only up to "a few days before and after” the measurement date, which in this case was May 30, 2008, when the May 29, 2008 signing of the definitive merger agreement was publicly announced. The ONSM market price was $0.95 per share on May 30, 2008, $0.88 per share on May 23, 2008 and $0.90 per share on June 6, 2008. The Company believes that the prices one week before and one week after were not materially different from the price as of the date the definitive merger agreement was publicly announced and so the value at that date is acceptable for valuing the ONSM common shares issued in connection with the Acquisition.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 9: NARROWSTEP ACQUISITION (Continued)

EITF No. 99-12 indicates that if the purchase price (i.e., number of shares or other consideration) is substantively changed after the initial acquisition agreement is announced, that the measurement date would be changed to be the date that the new terms were announced. Although the August 13 amendment to the Narrowstep Merger Agreement resulted in a 1.4 million share decrease in the number of ONSM shares to be issued to the holders of Narrowstep common shares, that decrease was offset by a corresponding increase in the number of ONSM shares to be issued to the holders of Narrowstep preferred shares. The market value of the 11.3 million ONSM common shares to be issued in the transaction, based on the market price per share of ONSM common shares on the date the amendment was announced (approximately $0.63 per share), was approximately $3.6 million lower than the market value on the date the original Merger Agreement was announced. However, based on the guidance provided in EITF 99-12, it is not likely that a change in the original May 30, 2008 measurement date will be allowed, since the total number of ONSM common shares to be issued in the transaction did not change.

The above purchase price will be allocated by the Company to assets acquired and liabilities assumed, based upon its determination of the fair value of those assets and liabilities on the Effective Date. Based on information currently available to it, the Company expects the fair value of the assets acquired, net of assumed liabilities, will be approximately $6.5 million (including intangible assets such as customer lists, tradenames, URLs (internet domain names) and employment agreements) and goodwill will be approximately $5.3 million. These estimates of fair value may change based upon completion of the Company’s final valuation. In accordance with applicable accounting pronouncements, goodwill is not amortized but is reviewed annually (or more frequently if impairment indicators arise) for impairment. Other intangible assets, such as customer lists, are amortized to expense over their estimated useful lives, although the unamortized balances are still subject to review and adjustment for impairment. In the event the Company is required to issue shares or pay cash under the CVR Agreement, it will be recorded as additional purchase price included in goodwill and subject to periodic evaluation for impairment as well.

In connection with, and in anticipation of, the Acquisition, the Company entered into an employment contract with an individual who was employed by Narrowstep as a consultant upon the signing of the Definitive Agreement and will become an employee (and the Managing Director) of Narrowstep on the Effective Date, although the Company’s obligations under the contract are not contingent on the closing of the merger. The terms of this contract include:

a) Base fees/salary of $20,000 per month (pro-rated for initial part-time service),

b) A recoverable draw of $2,000 per month for the first six months, to be deducted from future paid commissions if applicable,

c) Commissions of 1% on Narrowstep’s sales that are 25% above annualized existing revenue and 2% on sales that are 50% above annualized existing revenue,

d) Four-year vested options for the purchase of 15,000 common ONSM shares for every one million dollars that Narrowstep’s sales are above 125% annualized existing revenue, applicable for the first two years of service,

e) Four-year term (from vesting) option grants for the purchase of 400,000 common ONSM shares, vesting over four years at 100,000 per year, and

f) Reimbursement of travel and moving expenses up to $16,000.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 9: NARROWSTEP ACQUISITION (Continued)

All options are exercisable at the fair market value at the date of grant, but no less than $1.00 per share. The employment contract contains non-compete provisions and is for a minimum term of one year from the signing of the Definitive Agreement and provides for 6 months severance in the event of termination without cause after that one year period. The Company has estimated the total compensation expense under the above arrangement to be approximately $302,000 for the initial year, which includes expected salary, expense reimbursement and minimum commission payments, as well as the fair value of the 400,000 guaranteed options, the latter calculated in accordance with the provisions of SFAS No. 123R, “Share-Based Payments”, using the Black-Scholes model with the following assumptions: expected volatility of 79-90%, risk-free interest rate of 4.5%, expected dividends of $0 and expected term of 6.5 years, the average term of the related options. This total compensation expense excludes commissions and options that are contingent on increased sales.

NOTE 10: SUBSEQUENT EVENTS

During July 2008 we received $50,000 from an accredited entity, under a software and equipment financing arrangement which allowed for total borrowings of up to $1.5 million and of which $950,000 had been subscribed to and funded as of June 30, 2008. The terms of the Note issued to this lender were substantially equivalent to the Notes issued to the other Lenders - see note 4.

During the period from July 1, 2008 through August 8, 2008, the Company issued 2,433 unregistered shares of common stock for financial consulting and advisory services. The services were provided over a period of one month, and will result in a professional fees expense of approximately $1,500 over the service period. In August 2008, the Company’s Board of Directors also authorized the issuance of up to 30,000 ONSM common shares for past marketing services, which will result in a professional fees expense of up to approximately $19,000. None of these shares were or will be issued to Company directors or officers.

In August 2008, the Company issued four-year Plan options to certain employees to purchase 435,000 ONSM common shares at $1.00 per share (above fair market value on the date of issuance). These options vest over two and three years, except for 25,000 options which will vest in less than one year.

INDEX TO FINANCIAL STATEMENTS FOR NARROWSTEP

From Narrowstep's Annual Report on Form 10-KSB for the year ended February 29, 2008:

From Narrowstep's Quarterly Report on Form 1Q-QSB for the quarter ended May 31, 2008:

Unaudited Consolidated Balance Sheets at May 31, 2008 and February 29, 2008	F-121
Unaudited Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended May 31, 2008 and 2007	F-122
Unaudited Consolidated Statements of Cash Flows for the Three Months Ended May 31, 2008 and 2007	F-123
Notes to Consolidated Financial Statements at May 31, 2008	F-124

219

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and Stockholders of Narrowstep Inc.

We have audited the accompanying consolidated balance sheet of Narrowstep Inc. and Subsidiaries (collectively, the “Company”) as of February 29, 2008, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two year period ended February 29, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of February 29, 2008, and the results of its consolidated operations and its consolidated cash flows for each of the years in the two year period ended February 29, 2008, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has reported significant losses from operations, had an accumulated deficit, utilized a significant amount of cash from operations, and requires additional financing to fund future operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey
June 12, 2008

NARROWSTEP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

February 29, 2008 $
Assets
Current assets:
Cash and cash equivalents	4,170,850
Accounts receivable, net of allowance for doubtful accounts of $767,470	923,850
Prepaid expenses and other current assets	411,110
Total current assets	5,505,810
Property and equipment, net	1,995,504
Software development costs, net	682,060
Other assets	281,790
Total Assets	8,465,164

Liabilities and Stockholders’ Equity
Liabilities
Current liabilities:
Unearned revenue	31,536
Accounts payable	735,776
Net obligations under capital leases, current	153,322
Accrued expenses and other current liabilities	814,214
Total current liabilities	1,734,848
Net obligations under capital leases, long-term	143,408
Total Liabilities	1,878,256
Commitments and Contingencies

Stockholders’ Equity
Common stock, $0.000001 par value 450,000,000 shares authorized, 137,561,227 issued and outstanding	137
Additional paid-in capital	40,745,085
Accumulated deficit	(34,196,475)
Accumulated other comprehensive income	38,161
Total Stockholders’ Equity	6,586,908
Total Liabilities and Stockholders’ Equity	8,465,164

See Notes to Consolidated Financial Statements.

NARROWSTEP INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year ended
	February 29, 2008 $	February 28, 2007 $
Revenue
Narrowcasting and other	5,559,042	4,369,117
Production services	286,691	1,639,718
Total revenue	5,845,733	6,008,835

Costs and Expenses
Operating	5,679,898	2,655,395
Selling, general and administrative	10,486,333	8,206,223
Research & development	2,738,259	1,088,723
Impairment charge on long-lived assets	861,858	1,228,437
Total operating expenses	19,766,348	13,178,778
Operating Loss	(13,920,615)	(7,169,943)

Interest income	185,646	132,042
Interest expense	(883,031)	(13,228)
Currency exchange income (loss)	(22,942)	(10,345)
Net Loss	(14,640,942)	(7,061,474)

Foreign currency translation adjustment	(13,714)	74,135
Comprehensive Loss	(14,654,656)	(6,987,339)

Net Loss per Common Share - Basic and Diluted	(0.16)	(0.16)
Weighted-Average Number of Common Shares Outstanding, Basic and Diluted	92,399,098	45,240,652

See Notes to Consolidated Financial Statements.

NARROWSTEP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Shares	Common Stock $	Additional Paid-In Capital $	Stock Subscription Receivable $	Accumulated Deficit $	Accumulated Other Comprehensive Income/(Loss) $	Total Stockholders’ Equity $

Balances - March 1, 2006	45,136,474	45	19,711,371	(1,410,000)	(12,494,059)	(22,260)	5,785,097
Issuance of common stock subscribed, net of commissions				1,410,000			1,410,000
Payment for services in kind to related parties	100,000		68,000				68,000
Warrants exercised	100,000		1,000				1,000
Stock options exercised	12,500		6,250				6,250
Placement legal fees			(46,668)				(46,668)
Net loss					(7,061,474)		(7,061,474)
Foreign currency translation gain						74,135	74,135
Stock based compensation charge			803,735				803,735
Balances - February 28, 2007	45,348,974	45	20,543,688	—	(19,555,533)	51,875	1,040,075

Issuance of restricted stock, net of retirement	16,108,500	16	2,400,337				2,400,353
Repurchase and cancellation of restricted shares	(1,328,250)	(1)	(317,185)				(317,186)
Convertible debt financing, net of expenses	35,392,003	35	7,803,330				7,803,365
Common stock sold in private placement, net of expenses	42,040,000	42	10,094,843				10,094,885
Warrants issued as payments for services in kind			19,625				19,625
Net loss					(14,640,942)		(14,640,942)
Foreign currency translation loss						(13,714)	(13,714)
Stock based compensation charge			200,447				200,447
Balances - February 29, 2008	137,561,227	137	40,745,085	—	(34,196,475)	38,161	6,586,908

See Notes to Consolidated Financial Statements.

NARROWSTEP INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended
	February 29, 2008 $	February 28, 2007 $

Cash Flows from Operating Activities
Net loss	(14,640,942)	(7,061,474)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	(173,064)	738,821
Depreciation and amortization	952,768	573,934
Loss on disposal of property and equipment	47,180	—
Stock-based compensation expense	2,600,800	803,735
Interest on short-term investment	—	(57,609)
Impairment charge on long - lived assets	861,858	1,228,437
Warrants issued to third party suppliers for services in kind	19,625	—
Interest on debt issuance	853,200	—
Changes in net cash attributable to changes in operating assets and liabilities:
Accounts receivable	652,993	(1,724,206)
Prepaid expenses and other current assets	(78,918)	(196,650)
Unearned revenue	(352,759)	207,667
Accounts payable, accrued expenses and other current liabilities	(388,538)	1,009,503
Net Cash Used in Operating Activities	(9,645,797)	(4,477,842)
Cash Flows from Investing Activities
Purchases of property and equipment	(2,321,940)	(1,132,945)
Payment for security deposit	(281,790)	—
Payments for software development costs	(669,104)	(120,136)
Proceeds from short-term investments	—	2,557,609
Net Cash Provided by (Used in) Investing Activities	(3,272,834)	1,304,528
Cash Flows from Financing Activities
Net proceeds from issuance of common stock	10,094,885	1,431,333
Net proceeds from issuance of debt instruments	6,989,891	—
Proceeds from exercise of stock options and warrants	—	7,250
Retirement of Narrowstep shares	(317,186)	—
Payments on capital leases	(123,552)	(75,298)
Net Cash Provided by Financing Activities	16,644,038	1,363,285
Net Increase (Decrease) in Cash and Cash Equivalents	3,725,407	(1,810,029)
Effect of exchange rates on change in cash	(21,427)	44,045
Cash and cash equivalents at the beginning of period	466,870	2,232,854
Cash and Cash Equivalents at the End of the Period	4,170,850	466,870

Supplemental schedule of non-cash investing activities:
Property and equipment acquired under capital leases	196,702	196,769
Supplemental schedule of non-cash financing activities:
Debt converted to equity	6,989,891	—
Interest on debt issuance paid out with common shares	853,200	—
Common Stock issued pursuant to consulting agreement		68,000

See Notes to Consolidated Financial Statements.

NARROWSTEP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          1. Organization and Basis of Presentation

Organization and Going Concern

Narrowstep Inc. was incorporated in Delaware on May 9, 2002 and adopted a fiscal year-end of February 28th (or 29th). The accompanying consolidated financial statements include the accounts of Narrowstep Inc. and its wholly-owned subsidiaries Narrowstep Ltd. and Sportshows Television Ltd. (“STV”), (collectively, the “Company”).

Narrowstep Inc. is in the business of developing, producing, transmitting and managing, via the Internet, television-like channels of streaming video broadcasts which are tailored for, and targeted to, specific audiences. Narrowstep Ltd. also offers a comprehensive range of related services which facilitate channel development, including consulting, channel design, maintenance, operation and content production. STV provided production services which the Company no longer offers.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred cumulative losses of approximately $34,200,000 since inception. The Company has a working capital surplus of approximately $3,771,000 and has utilized cash from operations over the past two fiscal years of approximately $14,124,000. These factors among others, raise substantial doubt about the company’s ability to continue as a going concern.

On May 29, 2008, Narrowstep signed a definitive merger agreement with Onstream Media Corporation. Further details are described in Note 13 in the notes to the consolidated financial statements.

There are currently no commitments in place for additional financing, nor can assurances be given that such financing will be available.

Basis of presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and are expressed in US dollars. All inter-company accounts and transactions have been eliminated in consolidation.

          2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s two primary sources of revenue are production services (which ceased in June 2007) and Internet TV channel building or “narrowcasting”.

Internet TV channel building service revenue includes the following: (i) consulting fees charged to assist customers in the design and development of the customer’s channel, (ii) consulting fees related to recording and encoding of specific customer content, and (iii) monthly license fees charged for ongoing maintenance, support, upgrades and content hosting activity. The minimum license period is 12 months unless it is an evaluation license. Revenues for the consulting fees are only recognized once the design and development of the channel is completed and accepted by the customer. Recording and encoding fees are due on delivery of the tapes or on completion of the upload of the encoded material onto the Company’s servers. Monthly license fees are recognized month-by-month starting with the month when the channel starts narrowcasting. Any up-front fees are deferred until the revenue is earned by either completion of the consulting activity or month-by-month hosting activity.

Production services revenues include the following: (i) preparation, scripting and filming of a single or multiple series of events, (ii) live editing and encoding of such events, (iii) editing of footage and final production into programs in the Company’s editing suites, and (iv) copying and delivery of the programs. Revenues are recognized once delivery of a program, in the form of edited tape, takes place. If it is a series then payments are staged and revenues recognized on completion of each discrete program. Any up-front fees are deferred and only recognized once the program, editing and production are complete. Until the revenues are earned and recognized any cash received up-front is treated as unearned revenue and any costs incurred in connection with services that have not been completed are capitalized as prepaid expenses.

The Company’s revenue recognition policy complies with the Securities and Exchange Commission Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition”, amended by SAB 104. Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists – A non-cancelable signed agreement between the Company and the customer is considered to be evidence of an arrangement.

•
Delivery has occurred or services have been rendered – Although deposits or prepayments are common with orders, revenues are recognized only on the delivery of content or channel or service. Revenue from resellers is recognized upon sell-through to the end customer.

•
The seller’s price to the buyer is fixed or determinable – All the Company’s customers sign a written contract that states the price the customer will pay for the monthly license fee and for the bandwidth and storage usage. The Company’s contracts terms are typically 12 months. If the customer decides to cancel a channel, all of the development work, content production, initial license and monthly license fees to-date remain due and non-cancelable.

•
Collectibility is reasonably assured – The Company runs normal business credit checks on unknown new customers to minimize the risk of a customer avoiding payment. Collection is deemed probable if the Company expects that the customer will be able to pay amounts under the arrangement as payments become due. If the Company determines that collection is not probable, the revenue is deferred and recognized upon cash collection. The Company also seeks a deposit wherever possible before commencing work on a new contract.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments,” approximates the carrying amounts presented in the consolidated balance sheet.

Cash and Cash Equivalents

For the purposes of the consolidated statements of cash flows, the Company considers all highly-liquid debt instruments purchased with maturities of three months or less to be cash equivalents. At February 29, 2008 cash and cash equivalents consisted of checking and money market accounts aggregating $4,170,850. As of February 29, 2008 and at various times during the year, balances of cash at financial institutions exceeded the federally insured limit. The Company has not experienced any losses in such accounts and believes it is not subject to any significant credit risk on cash and cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent uncollateralized customer obligations due under normal trade terms generally requiring payment within 30 days from the invoice date. Follow-up calls and correspondence is made if unpaid accounts receivable go beyond the invoice due date. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The carrying amounts of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all accounts receivable balances that exceed the due date and estimates the portion, if any, of the balance that will not be collected. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Property and Equipment

Property and equipment are stated at cost net of accumulated depreciation and amortization. Costs of additions and substantial improvements to property and equipment are also capitalized. Maintenance and repairs are charged to operations, while betterments and improvements are capitalized. The Company computes depreciation and amortization for all property and equipment using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows: Computer & Other Equipment are three years, Furniture and Fixtures are four years, Motor Vehicles are four years and Leasehold Improvements are over the term of the lease.

Loss Per Share

The Company complies with SFAS No. 128 “Earnings per Share”, which requires basic loss per common share to be computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share incorporates the dilutive effect of common stock equivalents on an average basis during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is anti-dilutive. Therefore, basic and diluted loss per share were the same for the years ended February 29, 2008 and February 28, 2007.

Impairment of Long-Lived Assets

The Company adheres to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value.

Software Development Costs

The Company accounts for its internal use software under SOP 98-1, “Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use”, which requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software development costs consist primarily of programmers’ compensation and benefits, where applicable. These costs are amortized over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are charged to research and development expense as incurred in accordance with SFAS No. 2 “Research and Development Costs.”

During the years ended February 29, 2008 and 2007, the Company capitalized $669,104 and $120,136 respectively, and recorded amortization expense of $117,967 and $128,491, respectively.

Foreign Currency Translation

The Company complies with the accounting and disclosure requirements of SFAS No. 52 “Foreign Currency Translation.” For operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, statement of operations amounts are translated at an average exchange rate for the year. Assets and liabilities are translated at period end exchange rates. Translation adjustments are presented as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations.

Advertising and Promotional Costs

Advertising and promotional costs are expensed as incurred. Such costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Advertising and promotional costs charged to operations were $258,946 and $457,051 for the years ended February 29, 2008 and February 28, 2007, respectively.

Comprehensive Income

The Company complies with SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes rules for the reporting and display of comprehensive income (loss) and its components. SFAS No. 130 requires the Company’s change in the foreign currency translation adjustments to be included in other comprehensive income (loss).

Income Taxes

Narrowstep Inc., the parent company, is a United States corporation and files corporate income tax returns in the United States. Narrowstep Ltd. and STV are companies incorporated in England and Wales and, as such, file their own corporate income tax returns in the United Kingdom. The provision for income taxes is based on reported income before income taxes. Deferred income taxes are provided in accordance with SFAS No. 109 “Accounting for Income Taxes”, for the effect of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Deferred tax assets and liabilities are measured using currently enacted tax laws and the effects of any changes in income tax laws are included in the provision for income taxes in the period of enactment. Valuation allowances are recognized to reduce deferred tax assets when it is more likely than not that the asset will not be realized. In assessing the likelihood of realization, the Company considers estimates of future taxable income, the character of income needed to realize future benefits and all available evidence.

The Company also complies with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”), which provides criteria for the recognition, measurement, presentation, and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits.

Stock-Based Compensation

The Company complies with the accounting and disclosure requirements of SFAS No. 123(R), “Accounting for Stock-Based Compensation (Revised).” SFAS No. 123(R) supersedes APB No. 25 and its related implementation guidance. SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award the requisite service period (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

Impacts of Recent Accounting Pronouncements

On March 19, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” “(SFAS 161)”, to improve financial reporting of derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2010 and thereafter. Management is currently evaluating the effect that SFAS 161 may have on the Company’s financial statement disclosures.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS 141R”). SFAS 141R replaces SFAS 141 and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS 141R is effective for business combinations occurring in the fiscal years beginning on or after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2010 and thereafter.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” (“SFAS 160”), which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS 160 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and will apply prospectively, except for the presentation and disclosure requirements, which will apply retroactively. The adoption of SFAS 160 is not expected to have a significant impact on the Company’s financial position, results of operations or cash flows occurring in fiscal 2010 and thereafter.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 159 to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” (“SFAS 157”) The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. Management is currently evaluating the effect that SFAS 157 may have on the Company’s financial statement disclosures.

          3. Pension, Post-Retirement and Other Employee Benefit Plans

Certain employees of STV are covered by a non-contributory defined contribution pension plan. Pension costs charged to operations were $697 and $12,330 for the years ended February 29, 2008 and 2007, respectively.

          4. Borrowings

An overdraft facility is a line of credit arrangement, negotiated with a bank and usually reviewable on an annual basis, whereby the bank’s customer is permitted to take its checking account into a debit balance on a pre-agreed interest basis up to an agreed amount. Amounts utilized under overdraft facilities are payable on demand. At February 29, 2008 and February 28, 2007, the Company’s overdraft facilities consisted of approximately $19,800 and $19,600, respectively, with Barclays Bank PLC and $39,700 and $39,000, respectively, with National Westminster Bank PLC (NatWest). Neither facility was utilized on February 29, 2008 or February 28, 2007. The interest rate on the Barclays facility is 5.75% above Barclays’ variable base rate (which base rate was 5.0% per annum as of February 29, 2008). The interest rate on the NatWest facility is 5.75% above NatWest’s variable base rate (which base rate was 5.50% per annum as of February 29, 2008). The Company renewed the Barclays overdraft facility on March 20, 2008. The Company also renewed the NatWest overdraft facility on October 10, 2007 which will expire in one year from such date.

          5. Impairment of Long-Lived Assets

Impairment charge on long-lived assets reflects the write down of the Company’s equipment assets located in the Company’s California POP (Point of Presence) located in the Company’s internal content delivery network (CDN), which was shut down during April 2008.

The reason for the impairment was due to several factors. During the build out of the California POP, which had taken close to a year, the Company’s internal reports from the Company’s CDN indicated that the Company’s London and NY POP’s were sufficiently managing the traffic of the Company’s existing and newly signed customers. During this time, many of the projections related to customer bandwidth requirements had declined. One reason for the decline came as a result of the Company’s shift in focus from smaller content owners to larger enterprise customers. Making this change during the year, created a delay in signing up new customers since the sales cycle is longer for enterprise customers. At the same time, many third party CDN providers had dropped their rates and improved the streaming capabilities. In performing the cost analysis of keeping the California POP vs. utilizing the Company’s existing London and NY POP’s while interconnecting to a third party CDN, management determined that it could operate sufficiently and save a substantial amount per month vs. continuing to pay the high fixed monthly charges that the California POP required. In an effort to conserve operating cash and still meet the bandwidth demands of the Company’s customers, management made the decision to discontinue the operation of the California POP. Therefore, the assets associated with the POP were written down to market value. The market value was determined by obtaining the cost to sell the majority of the equipment and then applying that percent write down to the entire system.

During the fiscal year ended February 28, 2007, the Company took an impairment charge on long-lived assets, which reflected the write off of the goodwill and intangible assets of Sportshows Television, Ltd., the Company’s production services business. The production segment has not been profitable and the Company subsequently decided to exit the production segment.

          6. Property and Equipment

Property and equipment consists of the following at February 29, 2008:

Year Ended February 29, 2008 $

Leasehold improvements	220,200

Furniture and fixtures	103,179

Computer & other equipment	3,234,113

Motor vehicles	25,793
Less: Accumulated depreciation and amortization	(1,587,781)

Net Book Value	1,995,504

The Company leases certain equipment under capital lease arrangements. Depreciation for assets recorded under capital lease agreements is included within depreciation in the consolidated statements of operations. Assets recorded under capital lease agreements included in computer and other equipment consisted of equipment with a cost of $693,204, with an associated balance of accumulated depreciation of $464,001, as of February 29, 2008.

          7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consists of the following at February 29, 2008:

Year Ended February 29, 2008 $

Compensation accrual	300,532

Professional fees accrued	280,986

Bandwidth providers	152,780

Other	79,916

Total	814,214

On March 2, 2007, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with a number of accredited investors (the “Investors”) for the sale of its 12% Mandatorily Convertible Notes (the “Notes”) and Warrants (the “Warrants”) for a total purchase price of $7,110,000. The Notes, which mature on March 2, 2009, bear interest at 12% per annum, payable at maturity. The Notes will mandatorily convert at a 10% discount into the securities issued by the Company in any subsequent private placement that results in gross proceeds to the Company of at least $3,000,000 or, in the event of a sale of the Company prior thereto, shares of common stock valued at a discount of 10% to the per share price to be paid in the Company sale. The Warrants are exercisable at any time on or prior to March 2, 2012 for an aggregate of 3,555,000 shares of common stock at an exercise price of $0.60 per share, subject to adjustment. The Company has the right to force the cash exercise of the Warrants if the common stock trades at or above $1.80 per share for at least 20 consecutive trading days. Both the Notes and the Warrants contain customary anti-dilution provisions in the event of any stock split, reverse stock split, reclassification or recapitalization of the Company. In connection with the August 8, 2007 financing, the full amount of the Notes were automatically converted into an aggregate of 35,392,003 shares of common stock at a conversion price of $0.225 per share.

          8. Stock Option Plan

In December 2003, the board of directors adopted the Narrowstep Inc. 2004 Stock Option Plan (the “Plan”). The purpose of the Plan is to allow the Company to provide a means by which eligible employees, Board members and certain non-employees may be given an opportunity to benefit from increases in value of its common shares. The Plan is administered by the board of directors. The Board is empowered to determine from time-to-time which of the persons eligible under the Plan shall be granted awards; when and how each award shall be granted; what type or combination of types of awards shall be granted; the provisions of each award granted, including the time or times when a person shall be permitted to receive common shares pursuant to an award; and the number of common shares with respect to which an award shall be granted to each person; to construe and interpret the Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration.

The Board, at any time, and from time to time, may amend the Plan.

The following table summarizes activity of the Plan for the years ended February 29, 2008 and February 28, 2007:

	Number of Shares	Weighted- Avg Exercise Price $
Outstanding at February 28, 2006	10,122,213	0.95
Granted	2,666,500	0.89
Exercised	(12,500)	0.50
Forfeited	(504,106)	0.85
Outstanding at February 28, 2007	12,272,107	0.94
Granted	2,497,267	0.56
Exercised	0	0.00
Forfeited	(5,285,739)	1.22
Outstanding at February 29, 2008	9,483,635	0.77

The following table contains information concerning outstanding stock options and restricted stock units as of February 29, 2008:

Exercise Price Range		Awards Outstanding				Awards Exercisable
		Quantity		Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Quantity	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.00	$0.30	1,467,252		0.78	$0.20	1,467,252	0.78	$0.20
$0.31	$0.45	1,020,000		0.84	$0.40	1,010,000	0.84	$0.40
$0.46	$0.60	1,842,928	*	6.98	$0.53	1,450,000	2.47	$0.50
$0.61	$0.75	891,000		6.82	$0.68	641,000	5.90	$0.68
$0.76	$0.90	30,000		7.88	$0.90	30,000	7.88	$0.90
$0.91	$1.05	1,353,334		5.95	$0.95	786,672	3.79	$0.97
$1.06	$1.20	2,002,664		4.06	$1.20	2,002,664	4.06	$1.20
$1.21	$1.35	98,500		7.64	$1.25	98,500	7.64	$1.25
$1.36	$1.50	777,957		3.58	$1.50	777,957	3.58	$1.50
		9,483,635		3.91	$0.77	8,264,045	3.02	$0.81

* Balance includes 1,250,000 restricted stock units.

The following table contains information concerning outstanding warrants as of February 29, 2008:

Grant Date	Exercise Price $	Warrant Shares Issued

February 22, 2006	0.37	6,183,332
February 22, 2006	0.60	6,183,332
March 2, 2007	0.60	3,555,000
March 8, 2007	0.60	75,875
March 8, 2007	0.91	50,000
August 8, 2007	0.50	22,726,400
October 16, 2006	0.95	6,000
May 3, 2006	1.01	40,000
August 31, 2005	1.20	630,000
Total outstanding		39,449,939

All the warrants outstanding expire five years from the grant date.

The fair value of options and warrants granted during the years ended February 29, 2008 and February 28, 2007 were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

Expected life in years	2
Risk-free interest rate	2% to 5%
Volatility	75%
Dividend Yield	Nil

On August 8, 2007, the Company closed a private financing with a number of accredited investors for the sale of common stock and warrants for a total purchase price of $10,510,000. Pursuant to the financing, the Company sold a total of 42,040,000 shares of common stock at a purchase price of $0.25 per share. The Company also issued warrants to purchase an aggregate of 21,020,000 shares of common stock at an exercise price of $0.50 per share, subject to adjustment. The warrants are exercisable at any time on or prior to August 8, 2012. The warrants contain customary anti-dilution provisions in the event of any stock split, reverse stock split, reclassification or recapitalization of the Company. In addition, the exercise price and the number of shares issuable upon the exercise of the warrants are subject to adjustment on a full-ratchet basis in the event that the Company issues or are deemed to have issued shares of common stock at an effective purchase price of less than $0.50 per share, subject to certain exceptions. In the financing, the Company issued to the placement agents warrants to purchase an aggregate of 1,706,400 shares of common stock. Those warrants have the same terms as the warrants issued in the financing, except that the warrants issued to the placement agents have a cashless exercise right.

          9. Income Taxes

The Company did not incur taxes due to the net losses in the fiscal years ended February 28, 2007 and 2006. The components of net loss before income taxes are as follows:

	Year Ended February 29, 2008 $	Year Ended February 28, 2007 $

United States	(11,122,747)	(5,399,827)

Foreign	(3,518,195)	(1,661,647)

Net Loss	(14,640,942)	(7,061,474)

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:

	Year Ended February 29, 2008 $	Year Ended February 28, 2007 $
Income tax at the federal statutory rate of 35%	(5,124,330)	(2,471,516)

Non-deductible costs	922,280	(732,512)
Change in valuation allowances	4,010,116	1,659,081

Foreign tax rate differences	175,910	83,082
Other	16,024	(3,159)

Net Book Value	0	0

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amounts used for income tax purposes. The components of deferred income tax assets are as follows:

February 29, 2008 $

Net operating loss carryforwards	7,146,951

Allowance for bad debt	51,715

Property and equipment	512,887
Gross deferred tax assets	7,711,553
Less valuation allowance	(7,711,553)
Net deferred tax asset	0

Management regularly assesses the ability to realize deferred tax assets based upon the weight of available evidence, including such factors as the recent earnings history and expected future taxable income. The methodology used by management to determine the amount of deferred tax assets that are likely to be realized is based upon the Company’s recent earnings and estimated future taxable income in applicable tax jurisdictions.

The Company has not generated any taxable income to date, and therefore has not had to pay any income tax since its inception. The Company has provided a full valuation allowance against the deferred tax asset since it is more likely than not that the asset will not be recovered. For the fiscal year ended February 29, 2008, the Company’s net operating loss carryforward, at the expected tax rates for its operations, is approximately $3,049,000 which is deductible against future taxable income generated in the United Kingdom, which will remain in place until utilized and approximately $4,053,000 which is deductible against future taxable income generated in the United States, which will remain available until utilized or begin to expire through February 28, 2025.

Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards and credits may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. In connection with the proposed Merger Agreement (see Note 13), management believes that such an ownership change will occur, however, the amount of any limitation on the use of the loss carryforwards can not be determined at this time.

          10. Related Party Transactions

Options granted to current directors. The Company has granted to Roger L. Werner, Jr., a member of the board of directors, options to purchase 300,000 shares at an exercise price of $1.18 on March 28, 2006 which are exercisable until March 28, 2016. The Company has granted to each of David C. McCourt and Jack Whyte, members of the board of directors, options to purchase 300,000 shares at an exercise price of $0.67 per share on June 7, 2006 which are exercisable until June 27, 2011. All of the foregoing options granted to Messrs. Werner, McCourt and Whyte were fully vested on the date granted.

On December 2, 2005, the Company entered into a consultancy agreement with Roger L. Werner, Jr. Pursuant to this agreement, on May 23, 2006, Mr. Werner was granted options to purchase 30,000 shares at an exercise price of $0.75 per share, for consultancy services for the year ended February 28, 2007.

On January 10, 2008, the Company granted Jon Harrington, a member of the board of directors, 300,000 restricted shares which he transferred to Omni Capital. The Company also granted 300,000 restricted shares to Roger L. Werner, Jr. and 500,000 to Jack Whyte. All the shares granted on January 10, 2008 have the following vesting schedule: 25% vested upon grant, the remaining vest in equal installments on the first of every month beginning February 1, 2008 with the last vesting date to be September 1, 2008.

Options granted to current officers. On February 8, 2007, the Company granted options to purchase 200,000 shares to Lisa VanPatten, the Company’s Chief Financial Officer, at an exercise price of $0.92 per share. These options vest over a three-year period and expire on February 8, 2017. On April 30, 2007, the Company granted options to purchase 250,000 shares to Lou Holder, the Company’s Chief Technology Officer, at an exercise price of $0.68 per share. These options vest over a three-year period and expire on April 30, 2017.

On June 8, 2007, the Company entered into an employment agreement with David C. McCourt pursuant to which the Company granted Mr. McCourt 1,250,000 shares of restricted stock units which vested monthly until November 30, 2007 and 2,500,000 shares of restricted stock which vested based on the Company’s meeting certain performance milestones. All of the restricted stock units and shares of restricted stock granted to Mr. McCourt pursuant to his employment agreement have fully vested as of November 30, 2007, as determined by the Company’s Compensation Committee. Mr. McCourt elected to issue back to the Company 336,000 shares of restricted stock with an approximate value of $177,000 to cover the taxes due on the vested restricted stock that the Company paid for on behalf of Mr. McCourt. On December 18, 2007, the Company granted Mr. McCourt 1,250,000 restricted shares which fully vested. Mr. McCourt elected to issue back to the Company 992,000 shares of restricted stock with an approximate value of $140,000 to cover the taxes due on the vested restricted stock that the Company paid for on behalf of Mr. McCourt. On January 10, 2008, the Company granted David C. McCourt 2,500,000 restricted shares which are subject to vesting upon the Company’s meeting certain targets established by the Company’s Compensation Committee.

On January 10, 2008, the Company granted Lisa VanPatten 500,000 shares of restricted stock, Lou Holder 750,000 shares of restricted stock, Barak Bar-Cohen 1,000,000 shares of restricted stock and David C. McCourt 900,000 shares of restricted stock which vest upon termination of employment in connection with a change of control of the Company, or upon $4M EBITDA attainment. None of these shares of restricted stock have vested to date.

Options granted to former officers. The Company has granted options to purchase 1,000,000 shares of common stock to Steven Crowther, the Company’s former Senior Vice President and Chief Financial Officer, at an exercise price of $1.20 per share. 500,000 of these options were granted and vested on March 1, 2005 and are exercisable until February 28, 2015. 500,000 of these options were granted on August 11, 2005, 100,000 of which vested immediately and the remaining 400,000 vested on July 1, 2006. These options are exercisable until August 11, 2015. On January 17, 2006, the Company granted Mr. Crowther additional options to purchase 100,000 shares of common stock, at an exercise price of $0.90 per share. 50,000 of these options vested immediately on January 17, 2006. In connection with the Separation and General Release Agreement between the Company and Mr. Crowther, the period during which Mr. Crowther may exercise his vested options was extended from September 29, 2006 until June 29, 2007. These options have since expired.

The Company has granted options to purchase a total of 900,000 shares of common stock to Stephen Beaumont, the Company’s former President and Chief Executive Officer. 200,000 of these options were granted on November 15, 2005 at an exercise price of $1.50, 100,000 vested immediately and the remainder vested on February 1, 2006. The remaining options were granted on February 28, 2006, 250,000 at an exercise price of $1.00 per share, which vested immediately, and 450,000 at an exercise price of $1.50 per share, 225,000 of which vested on June 30, 2006 and 225,000 of which vested on December 31, 2006. In connection with the Separation and General Release Agreement between the Company and Mr. Beaumont, the period during which Mr. Beaumont may exercise his vested options was extended until December 31, 2007. These options have since expired.

Transactions with companies in which certain persons hold an interest. Narrowstep Ltd. has developed a channel for LTR Consultancy. John Goedegebuure, a founder and shareholder of the Company, is the managing director and a shareholder of LTR Consultancy. Total revenue and total receivables from LTR Consultancy for fiscal year ending February 28, 2007, was $185,480 and $53,614 respectively. Total revenue and total receivables from LTR Consultancy for fiscal year ending February 29, 2008, was $42,236 and $87,224 respectively. The total amount in receivables remained unpaid and the Company wrote off the amount. Pursuant to an Investor Relations Agreement with the Company, LTR Consultancy earned fees for investor relations services of $33,705 for fiscal year ended February 28, 2007. Of these fees, $6,211 was unpaid and netted against the amount owed which was written off before the end of the fiscal year.

Outdoor Channel, a customer of the Company, began utilizing the Company’s services in May 2007. The Chief Executive Officer and President of Outdoor Channel is Roger L. Werner Jr., a member of the Company’s board of directors. The Company billed Outdoor Channel, $67,705 for the fiscal year ended February 29, 2008 and the balance in accounts receivable at February 29, 2008 is $6,459.

On May 30, 2006, the Company entered into an advisory agreement with Granahan McCourt Advisors, LLC. David C McCourt, Chairman of the board of directors, Interim Chief Executive Officer and Interim Chief Operating Officer, is the beneficial owner of Granahan McCourt Advisors, LLC and Granahan McCourt Capital, LLC, a shareholder in the Company. Pursuant to this agreement, Granahan McCourt Advisors, LLC was issued 100,000 shares of common stock on May 30, 2006 and received warrants to purchase 6,000 shares, with an exercise price equal to $0.95 per share. Mr. McCourt became a director of the Company on June 27, 2006, was named as Chairman of the Board and interim Chief Executive Officer in December 2006 and was named interim Chief Operating Officer in June 2007. The Company paid Granahan McCourt Advisors, LLC $80,000 for consulting services and $9,000 to cover out of pocket expenses for fiscal year ending February 28, 2007. Mr. McCourt voluntarily terminated the advisory agreement once he became interim Chief Executive Officer and forfeited the remaining balance in the contract.

In connection with the Company’s August 2007 financing, Mr. McCourt purchased 4,000,000 shares of common stock and warrants to purchase 2,000,000 shares of common stock for a total purchase price of $1,000,000. In addition, Mr. McCourt entered into a lock up agreement pursuant to which he and certain entities controlled by him agreed for a period of nine months from August 8, 2007 not to sell, dispose or otherwise transfer any shares of common stock owned by them, subject to certain exceptions.

On May 29, 2008, we entered into a definitive merger agreement pursuant to which our Company will be acquired by Onstream Media Corporation. In connection with the conditions to closing set forth in the Merger Agreement, we have entered into subscription agreements (the “Subscription Agreements”) with three of our major stockholders, including Mr. Lewis and David C. McCourt, our Chairman and Interim Chief Executive Officer. For a more complete discussion regarding the Merger, see Note 13.

          11. Concentrations

The Company’s largest four customers in the aggregate accounted for approximately $2,200,000, or 38% of the Company’s revenues fiscal year ended February 29, 2008 and approximately $1,400,000, or 23% of the Company’s revenues for fiscal year ended February 28, 2007. The accounts receivable balance for the largest four customers was $520,557 as of February 29, 2008.

          12. Commitments

When a lease is classified as an operating lease, the risks and rewards remain with the lessor and the lease expenses are treated as operating expense.

The Company has non-cancelable operating leases to occupy the following properties: Princeton NJ, which terminates on July 31, 2008. The Company’s lease for its London facility was signed in November 2007 for a term of approximately four years. Below are the minimum lease payments due under the operating leases:

$
February 28, 2009	182,784
February 28, 2010	193,899
February 28, 2011	204,812
February 29, 2012	51,885
Total	633,380

Rent expense for the years ended February 28, 2007 and February 29, 2008 was approximately $387,000 and $483,000, respectively

When a lease is classified as a capital lease, the present value of the lease expenses is treated as debt. Assets held under capital leases are capitalized in the balance sheet and are depreciated over their estimated useful lives. The interest element of the rental obligation is charged to the Statements of Operations over the period of the lease and represents a constant proportion of the balance of capital repayment outstanding.

As of February 29, 2008, the Company’s principal capital commitments consisted of obligations outstanding under capital leases as shown in the table below:

Year ended February 29, 2008 $

Amounts payable:

Within 12 months	175,469

Between one and two years	121,252

Between two and three years	31,521

Total future commitment	328,242
Less: finance charges allocated to future periods	(31,512)

Present Value	296,730

At February 29, 2008 the Company had one employment agreement outstanding with David C. McCourt, Interim Chief Executive Officer. This agreement stays in effect for two years or until employment is terminated (See Item 10. Executive Compensation for further details). For fiscal year ending February 29, 2008, Mr. McCourt was not paid a salary.

          13. Subsequent Events

Merger Agreement

On May 29, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Onstream Media Corporation, a Florida corporation (“Onstream”), Onstream Merger Corp., a newly formed Delaware corporation and a wholly owned subsidiary of Onstream (“Merger Sub”) and W. Austin Lewis IV, as stockholder representative for the Company’s stockholders. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Onstream will acquire the Company by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Onstream after the Merger (the “Surviving Corporation”).

Pursuant to the Merger Agreement, at the effectiveness of the Merger (the “Effective Time”), each outstanding share of the Company’s common stock, other than shares held by stockholders who have perfected their appraisal rights under Delaware law, shares held by Onstream and shares held by any subsidiary of the Company (collectively, the “Shares to be Converted”), will be converted into (i) shares of Onstream common stock, par value $0.0001 per share (“Onstream Common Stock”) based on an exchange ratio determined as described below and (ii) one contingent value right (a “Contingent Value Right”) having terms and conditions described below. Onstream Common Stock and Contingent Value Rights issued in respect of the Company’s common stock subject to certain restricted stock awards will be subject to any vesting conditions contained in such awards.

The aggregate number of shares of Onstream Common Stock issuable in the Merger in exchange for the Shares to be Converted will be the greater of (i) the sum of (A) two (2) times Annualized Company Revenue (as defined in the Merger Agreement) and (B) the greater of (1) the amount of the Company’s cash and cash equivalents immediately prior to the Effective Time and (2) 1,500,000 and (ii) 10,500,000. The exchange ratio will be the amount determined as described in the prior sentence divided by the Shares to be Converted (the “Exchange Ratio”).

The final Exchange Ratio will be determined based on the Company’s consolidated revenues for the quarter ended May 31, 2008 (as adjusted pursuant to the terms of the Merger Agreement) and may not be known prior to the Effective Time. Accordingly, the Merger Agreement provides that the Shares to be Converted will receive an aggregate of 10,500,000 shares of Onstream Common Stock (the “Minimum Exchange Ratio”) upon consummation of the Merger. In the event that the final Exchange Ratio exceeds the Minimum Exchange Ratio, former holders of Shares to be Converted will receive additional shares of Onstream Common Stock within 30 days after the final determination of the Exchange Ratio. No assurance can be given that the Exchange Ratio will exceed the Minimum Exchange Ratio.

In the Merger, outstanding shares of the Company’s Series A Preferred Stock will be converted into an aggregate of 600,000 shares of Onstream Common Stock.

In connection with the Merger, the Surviving Corporation will assume the Company’s obligations under its outstanding warrants. From and after the Merger, except as summarized below, holders of warrants will have the right to exercise their warrants for a number of shares of Onstream Common Stock and at exercise prices appropriately adjusted to give effect to the greater of the Exchange Ratio and the Minimum Exchange Ratio. Holders of warrants to acquire an aggregate of 22,726,400 shares of Company Common Stock issued by the Company in August 2007 (the “2007 Warrants”) will have the right to exercise their 2007 Warrants for cash only for an aggregate of 1,000,000 shares of Onstream Common Stock at an exercise price of $3.50 per share. In the event that any of the warrants are exercised prior to the Final Exercise Date (as defined in the CVR Agreement referenced below), an exercising holder will also be entitled to receive Contingent Value Rights in an amount equal to the number of Contingent Value Rights such holder would have received had its warrants been exercised immediately prior to the Effective Time. In connection with the Merger Agreement, holders of a majority of the 2007 Warrants have entered into an Amendment and Waiver Agreement with the Company (the “Amendment and Waiver Agreement”) pursuant to which such holders, on behalf of themselves and all other holders of the 2007 Warrants, agreed to amend the terms of the 2007 Warrants as provided above and to waive certain antidilution and other rights.

The Contingent Value Rights will be issued pursuant to the terms of a Contingent Value Rights Agreement to be entered into among Onstream, Mr. Lewis as the CVR Representative and Interwest Transfer Co., as Rights Agent, in the form attached to the Merger Agreement (the “CVR Agreement”). Pursuant to the terms and subject to the conditions set forth in the CVR Agreement, the Contingent Value Rights will be converted into shares of Onstream Common Stock in the event that the Company reaches certain revenue targets for the initial 12-month and subsequent 6-month periods following the Merger; provided, however, that the maximum number of shares of Onstream Common Stock issuable in the Merger, including those pursuant to the Contingent Value Rights and the conversion of the Company’s Series A Preferred Stock, will not exceed 20,000,000. The number of shares of Onstream Common Stock issuable upon the conversion of each Contingent Value Right will depend on a number of factors, including the Company’s business meeting the revenue targets set forth in the CVR Agreement and the number of warrants, if any, exercised prior to the final determination of the consideration, if any, to be paid pursuant to the CVR Agreement. The conversion of Contingent Value Rights into Onstream Common Stock will occur in two stages, shortly following the final determination of whether the initial 12-month and subsequent 6-month targets have been met.

The Contingent Value Rights will not be transferable by the holders thereof except by operation of law in limited circumstances. The Company does not expect a market to develop for the Contingent Value Rights. No assurance can be given that the Contingent Value Rights will result in the issuance of additional shares of Onstream Common Stock.

The Merger Agreement contains customary representations and warranties of the Company, Onstream and Merger Sub. The Merger Agreement also contains customary covenants, including covenants regarding operation of the business of the Company and its subsidiaries prior to the closing of the Merger.

In addition, the Company has agreed to use its commercially reasonable efforts to operate its business in accordance with a restructuring plan attached as an exhibit to the Merger Agreement (the “Restructuring Plan”), which is designed to significantly reduce or eliminate substantial costs related to Company’s facility leases, selling, general and administrative expenses, public company and headquarters costs, and other professional fees and services. Specifically, the Restructuring Plan is a transitional business plan that the Company will follow until the close of the Merger. The Restructuring Plan includes a detailed four month cash operating budget for the Company beginning June 2008. The budget consists of a breakdown of cash proceeds to the Company from customer receivables, equipment sales and additional investments and a breakdown of various cash operating expenses and other cash payments out from the Company. The Restructuring Plan also lists certain employees and contractors that will be terminated prior to the closing of the Merger as well as certain employees that will enter into one-year employment contracts with the Company. The Company is responsible for the funding of all salaries and benefits for the terminated employees and consultants, as well as the cost of any severance, from pre-closing cash. The Restructuring Plan further sets forth an approval process that the Company will follow for travel, telephone, communication and other various operating expense purchases. The Restructuring Plan also requires that the Company send its weekly reports, such as accounts receivable, payroll and accounts payable, to Onstream for review at least three days prior to payment. Pursuant to the Restructuring Plan, the Company may not enter into any contracts, hire any new employees or make any purchases greater than $1000.00 without first obtaining Onstream’s approval. The Restructuring Plan also effects a reorganization of management in that certain of the Company’s departments are required to report to the senior manager of the equivalent department at Onstream. The Restructuring Plan also requires that, at the closing of the Merger, the Company’s current assets (excluding cash) will exceed the Company’s current liabilities, as determined on a basis consistent with the Company’s previously issued financial statements. Lastly, the Restructuring Plan states that proceeds from the sale of equipment (as set forth in the operating budget described above) will be limited to equipment located at the Company’s California POP (Point of Presence) located in the Company’s internal content delivery network (CDN), which was shut down during April 2008.

In connection with the conditions to closing set forth in the Merger Agreement, the Company has entered into subscription agreements (the “Subscription Agreements”) with three of its major stockholders, including Mr. Lewis and David C. McCourt, our Chairman and Interim Chief Executive Officer. Under the Subscription Agreements, the three stockholders agreed to purchase immediately prior to the Merger shares of a to-be-established Series A Preferred Stock at a purchase price of $100,000 per stockholder. In connection therewith, each such stockholder is expected to receive 10,000 shares of Series A Preferred Stock. Holders of the Series A Preferred Stock will be entitled to such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefore (no such dividends are expected to be paid under the terms of the Restructuring Plan), will not have any voting rights (except to the extent required by applicable law), will have no right to convert the Series A Preferred Stock into shares of our common stock or any other of our securities and will have no right to force our redemption or repurchase of the Series A Preferred Stock. It is expected that the Company will file a certificate of designations establishing the terms of the Series A Preferred Stock with the Secretary of State of Delaware shortly prior to the closing of the Merger. The sale of the Series A Preferred Stock pursuant to the Subscription Agreements is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

The Merger is subject to customary closing conditions, including obtaining the approval of the Company’s and Onstream’s stockholders. The Merger Agreement may be terminated under certain specified events, including by either Onstream or the Company if the Effective Time has not occurred on or prior to October 31, 2008. If the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, the Company may be required to pay a termination fee of $377,000 to Onstream. Both the Company and Onstream have entered into voting agreements (“Voting Agreements”) pursuant to which several significant stockholders have agreed to vote their shares in favor of the adoption of the Merger Agreement. Pursuant to the Voting Agreements, the holders of approximately 35% of the Company’s common stock presently outstanding and approximately 42% of the Onstream Common Stock presently outstanding have agreed to vote their shares in favor of the adoption of the Merger Agreement.

Compensation Award

On March 25, 2008, the Company granted Mr. McCourt 1,250,000 restricted Stock Units pursuant to his employment agreement which vest monthly up until November 1, 2008.

NARROWSTEP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	August 31, 2008	February 29,
	(Unaudited)	2008
	$	$
Assets
Current assets:
Cash and cash equivalents	1,153,747	4,170,850
Short-term investments	281,790
Accounts receivable, net of allowance for doubtful accounts of $727,890 and $767,470 at August 31, 2008 (unaudited) and February 29, 2008, respectively	502,514	923,850
Prepaid expenses and other current assets	154,830	411,110

Total current assets	2,092,881	5,505,810
Property and equipment, net	1,485,822	1,995,504
Software development costs, net	732,771	682,060
Other assets	-	281,790

Total Assets	4,311,474	8,465,164

Liabilities and Stockholders' Equity
Liabilities
Current liabilities:
Unearned revenue	313,502	31,536
Accounts payable	817,503	735,776
Net obligations under capital leases, current	133,723	153,322
Accrued expenses and other current liabilities	325,912	814,214
Total current liabilities	1,590,640	1,734,848
Net obligations under capital leases, long-term	67,631	143,408

Total Liabilities	1,658,271	1,878,256

Commitments and Contingencies

Stockholders' Equity
Common stock, $0.000001 par value 450,000,000 shares authorized, 137,117,977 issued and outstanding at August 31, 2008 (unaudited) and 137,561,227 issued and outstanding at February 29, 2008	137	137
Additional paid-in capital	41,320,106	40,745,085
Accumulated deficit	(38,531,387)	(34,196,475)
Accumulated other comprehensive income	(135,653)	38,161

Total Stockholders' Equity	2,653,203	6,586,908

Total Liabilities and Stockholders' Equity	4,311,474	8,465,164

See Notes to Condensed Consolidated Financial Statements.

NARROWSTEP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS (Unaudited)

	Three Months Ended		Six Months Ended
	August 31, 2008	August 31, 2007	August 31, 2008	August 31, 2007
	$	$	$	$
Revenue
Narrowcasting and other	659,333	1,143,955	1,620,414	2,559,115
Production services	-	141,902	-	317,535

Total revenue	659,333	1,285,857	1,620,414	2,876,650

Costs and Expenses
Operating	774,565	1,361,524	1,713,112	2,587,315
Selling, general and administrative	1,414,529	3,449,202	3,721,203	6,094,826
Research & development	291,161	783,298	536,590	1,582,048

Total operating expenses	2,480,255	5,594,024	5,970,905	10,264,189

Operating Loss	(1,820,922)	(4,308,167)	(4,350,491)	(7,387,539)
Interest income	10,337	38,275	31,189	86,524
Interest expense	(6,790)	(637,555)	(14,798)	(865,447)
Currency exchange income (loss)	(1,156)	(14,036)	(812)	(15,939)

Net Loss	(1,818,531)	(4,921,483)	(4,334,912)	(8,182,401)

Foreign currency translation adjustment	(164,041)	18,963	(173,814)	36,435

Comprehensive Loss	(1,982,572)	(4,902,520)	(4,508,726)	(8,145,966)

Net Loss per Common Share - Basic and Diluted	(0.01)	(0.07)	(0.03)	(0.14)
Weighted-Average Number of Common Shares Outstanding,
Basic and Diluted	137,693,515	67,858,410	137,954,810	56,603,692

See Notes to Condensed Consolidated Financial Statements.

NARROWSTEP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	August 31, 2008	August 31, 2007
	$	$
Cash Flows from Operating Activities
Net loss	(4,334,912)	(8,182,401)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	(39,580)	633,556
Depreciation and amortization	497,061	439,978
Loss on disposal of property and equipment	54,919	-
Stock-based compensation expense	575,021	1,619,270
Interest on short-term investment	(7,139)	-
Fair value of options and warrants granted to third party suppliers	-	19,625
Interest on debt issuance	-	853,200
Changes in net cash attributable to changes in operating assets and liabilities:
Accounts receivable	460,916	(441,770)
Prepaid expenses and other current assets	256,280	(88,480)
Unearned revenue	281,966	(193,291)
Accounts payable, accrued expenses and other current liabilities	(406,575)	(216,716)

Net Cash Used in Operating Activities	(2,662,043)	(5,557,029)

Cash Flows from Investing Activities
Purchases of property and equipment	(62,026)	(1,583,660)
Payments for software development costs	(184,962)	(141,588)
Net proceeds from sale of assets	9,512
Repayment of security deposit	281,790	-
Purchase of short-term investments	(281,790)	-

Net Cash (Used in) Investing Activities	(237,476)	(1,725,248)

Cash Flows from Financing Activities

Net proceeds from issuance of common stock	-	10,127,457
Payments on capital leases	(95,376)	(42,998)
Net proceeds from issuance of debt instrument	-	6,950,130

Net Cash Provided by (Used in) Financing Activities	(95,376)	17,034,589

Net Increase (Decrease) in Cash and Cash Equivalents	(2,994,895)	9,752,312
Effect of exchange rates on change in cash	(22,208)	(48,621)
Cash and cash equivalents at the beginning of period	4,170,850	466,870

Cash and Cash Equivalents at the End of the Period	1,153,747	10,170,561

See Notes to Condensed Consolidated Financial Statements.

NARROWSTEP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. PREPARATION OF INTERIM FINANCIAL STATEMENTS

Basis of Presentation. Throughout this document, Narrowstep Inc. and its subsidiaries are referred to as “Narrowstep,” “we” or the “Company.” The interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) that permit reduced disclosure for interim periods. We believe that these interim condensed consolidated financial statements include all adjustments necessary to present fairly the results for the interim periods shown. The results for the interim periods are not necessarily indicative of the results of any other interim period or for the full year. The reader is referred to the audited consolidated financial statements and notes thereto for the year ended February 29, 2008 filed as part of Narrowstep Inc. and Subsidiaries (collectively, the “Company”) Form 10-KSB for such year.

Principles of Consolidation. The interim condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Our subsidiaries operate in the TV over the Internet services industry both domestically and internationally providing various services. All intercompany transactions have been eliminated in consolidation.

Use of Estimates. The preparation of the interim condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 2. GOING CONCERN

The Company has incurred net losses and negative cash flow from operations since inception. We had an accumulated deficit of approximately $38.5 million as of August 31, 2008. The Company historically has financed its operations primarily through private equity and convertible debt financing. The Company currently does not have the liquidity or financing available to fund its operations for the next 12 months without additional capital being raised or financing being acquired. On May 29, 2008, we entered into a definitive merger agreement pursuant to which the Company will be acquired by Onstream Media Corporation (See Note 3 for more details). We are currently operating our business in accordance with the Restructuring Plan, as outlined in the Merger Agreement with Onstream, which is intended to reduce costs and operating losses. However, we cannot be certain when we will operate profitably, if ever, and in the event the Merger Agreement is terminated, we may not be able to continue as a going concern.

NOTE 3. MERGER

Merger Agreement
On May 29, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Onstream Media Corporation, a Florida corporation (“Onstream”), Onstream Merger Corp., a newly formed Delaware corporation and a wholly-owned subsidiary of Onstream (“Merger Sub”) and W. Austin Lewis IV, as stockholder representative for the Company’s stockholders. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Onstream will acquire the Company by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Onstream after the Merger (the “Surviving Corporation”).

Pursuant to the Merger Agreement, at the effectiveness of the Merger (the “Effective Time”), each outstanding share of the Company’s common stock, par value $0.000001 per share, other than shares held by stockholders who have perfected their appraisal rights under Delaware law, shares held by Onstream and shares held by any subsidiary of the Company (collectively, the “Shares to be Converted”), will be converted into (i) shares of Onstream common stock, par value $0.0001 per share (“Onstream Common Stock”), based on an exchange ratio determined as described below and (ii) one contingent value right (a “Contingent Value Right”) having terms and conditions described below. Onstream Common Stock and Contingent Value Rights issued in respect of the Company’s common stock subject to certain restricted stock awards will be subject to any vesting conditions contained in such awards.

The aggregate number of shares of Onstream Common Stock issuable in the Merger in exchange for the Shares to be Converted will be the greater of (i) the sum of (A) two (2) times Annualized Company Revenue (as defined in the Merger Agreement) and (B) the greater of (1) the amount of the Company’s cash and cash equivalents immediately prior to the Effective Time and (2) 1,500,000 and (ii) 10,500,000. The exchange ratio will be the amount determined as described in the prior sentence divided by the Shares to be Converted (the “Exchange Ratio”).

The final Exchange Ratio will be determined based on the Company’s consolidated revenues for the quarter ended May 31, 2008 (as adjusted pursuant to the terms of the Merger Agreement) and may not be known prior to the Effective Time. Accordingly, the Merger Agreement provides that the Shares to be Converted will receive an aggregate of 10,500,000 shares of Onstream Common Stock (the “Minimum Exchange Ratio”) upon consummation of the Merger. In the event that the final Exchange Ratio exceeds the Minimum Exchange Ratio, former holders of Shares to be Converted will receive additional shares of Onstream Common Stock within 30 days after the final determination of the Exchange Ratio. No assurance can be given that the Exchange Ratio will exceed the Minimum Exchange Ratio.

In the Merger, outstanding shares of the Company’s Series A Preferred Stock, par value $.000001 per share, will be converted into an aggregate of 600,000 shares of Onstream Common Stock.

In connection with the Merger, the Surviving Corporation will assume the Company’s obligations under its outstanding warrants. From and after the Merger, except as summarized below, holders of warrants will have the right to exercise their warrants for a number of shares of Onstream Common Stock and at exercise prices appropriately adjusted to give effect to the greater of the Exchange Ratio and the Minimum Exchange Ratio. Holders of warrants to acquire an aggregate of 22,726,400 shares of Company Common Stock issued by the Company in August 2007 (the “2007 Warrants”) will have the right to exercise their 2007 Warrants for cash only for an aggregate of 1,000,000 shares of Onstream Common Stock at an exercise price of $3.50 per share. In the event that any of the warrants are exercised prior to the Final Exercise Date (as defined in the CVR Agreement referenced below), an exercising holder will also be entitled to receive Contingent Value Rights in an amount equal to the number of Contingent Value Rights such holder would have received had its warrants been exercised immediately prior to the Effective Time. In connection with the Merger Agreement, holders of a majority of the 2007 Warrants have entered into an Amendment and Waiver Agreement with the Company (the “Amendment and Waiver Agreement”) pursuant to which such holders, on behalf of themselves and all other holders of the 2007 Warrants, agreed to amend the terms of the 2007 Warrants as provided above and to waive certain antidilution and other rights.

The Contingent Value Rights will be issued pursuant to the terms of a Contingent Value Rights Agreement to be entered into among Onstream, Mr. Lewis as the CVR Representative and Interwest Transfer Co., as Rights Agent, in the form attached to the Merger Agreement (the “CVR Agreement”). Pursuant to the terms and subject to the conditions set forth in the CVR Agreement, the Contingent Value Rights will be converted into shares of Onstream Common Stock in the event that the Company reaches certain revenue targets for the initial 12-month and subsequent 6-month periods following the Merger; provided, however, that the maximum number of shares of Onstream Common Stock issuable in the Merger, including those pursuant to the Contingent Value Rights and the conversion of the Company’s Series A Preferred Stock, will not exceed 20,000,000. The number of shares of Onstream Common Stock issuable upon the conversion of each Contingent Value Right will depend on a number of factors, including the Company’s business meeting the revenue targets set forth in the CVR Agreement and the number of warrants, if any, exercised prior to the final determination of the consideration, if any, to be paid pursuant to the CVR Agreement. The conversion of Contingent Value Rights into Onstream Common Stock will occur in two stages, shortly following the final determination of whether the initial 12-month and subsequent 6-month targets have been met.

The Contingent Value Rights will not be transferable by the holders thereof except by operation of law in limited circumstances. The Company does not expect a market to develop for the Contingent Value Rights. No assurance can be given that the Contingent Value Rights will result in the issuance of additional shares of Onstream Common Stock.

The Merger Agreement contains customary representations and warranties of the Company, Onstream and Merger Sub. The Merger Agreement also contains customary covenants, including covenants regarding operation of the business of the Company and its subsidiaries prior to the closing of the Merger.

In addition, the Company has agreed to use its commercially reasonable efforts to operate its business in accordance with a restructuring plan attached as an exhibit to the Merger Agreement (the “Restructuring Plan”), which is designed to significantly reduce or eliminate substantial costs related to Company’s facility leases, selling, general and administrative expenses, public company and headquarters costs, and other professional fees and services. Specifically, the Restructuring Plan is a transitional business plan that the Company will follow until the close of the Merger. The Restructuring Plan includes a detailed four month cash operating budget for the Company beginning June 2008. The budget consists of a breakdown of cash proceeds to the Company from customer receivables, equipment sales and additional investments and a breakdown of various cash operating expenses and other cash payments out from the Company. The Restructuring Plan also lists certain employees and contractors that will be terminated prior to the closing of the Merger as well as certain employees that will enter into one-year employment contracts with the Company. The Company is responsible for the funding of all salaries and benefits for the terminated employees and consultants, as well as the cost of any severance, from pre-closing cash. The Restructuring Plan further sets forth an approval process that the Company will follow for travel, telephone, communication and other various operating expense purchases. The Restructuring Plan also requires that the Company send its weekly reports, such as accounts receivable, payroll and accounts payable, to Onstream for review at least three days prior to payment. Pursuant to the Restructuring Plan, the Company may not enter into any contracts, hire any new employees or make any purchases greater than $1,000.00 without first obtaining Onstream’s approval. The Restructuring Plan also effects a reorganization of management in that certain of the Company’s departments are required to report to the senior manager of the equivalent department at Onstream. The Restructuring Plan also requires that, at the closing of the Merger, the Company’s current assets (excluding cash) will exceed the Company’s current liabilities, as determined on a basis consistent with the Company’s previously issued financial statements. Lastly, the Restructuring Plan states that proceeds from the sale of equipment (as set forth in the operating budget described above) will be limited to equipment located at the Company’s California POP (Point of Presence) located in the Company’s internal content delivery network (CDN), which was shut down during April 2008.

In connection with the conditions to closing set forth in the Merger Agreement, we have entered into subscription agreements (the “Subscription Agreements”) with three of our major stockholders, including Mr. Lewis and David C. McCourt, our Chairman and Interim Chief Executive Officer.  Under the Subscription Agreements, the three stockholders agreed to purchase immediately prior to the Merger shares of a to-be-established Series A Preferred Stock at a purchase price of $100,000 per stockholder.  In connection therewith, each such stockholder is expected to receive 10,000 shares of Series A Preferred Stock.  Holders of the Series A Preferred Stock will be entitled to such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefore (no such dividends are expected to be paid under the terms of the Restructuring Plan), will not have any voting rights (except to the extent required by applicable law), will have no right to convert the Series A Preferred Stock into shares of our common stock or any other of our securities and will have no right to force our redemption or repurchase of the Series A Preferred Stock.   It is expected that we will file a certificate of designations establishing the terms of the Series A Preferred Stock with the Secretary of State of Delaware shortly prior to the closing of the Merger.  The sale of the Series A Preferred Stock pursuant to the Subscription Agreements is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

The Merger is subject to customary closing conditions, including obtaining the approval of the Company’s and Onstream’s stockholders. The Merger Agreement may be terminated under certain specified events. If the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, the Company may be required to pay a termination fee of $377,000 to Onstream. Both the Company and Onstream have entered into voting agreements (“Voting Agreements”) pursuant to which several significant stockholders have agreed to vote their shares in favor of the adoption of the Merger Agreement. Pursuant to the Voting Agreements, the holders of approximately 35% of the Company’s common stock presently outstanding and approximately 42% of the Onstream Common Stock presently outstanding have agreed to vote their shares in favor of the adoption of the Merger Agreement.

Merger Agreement-Amendment

On August 13, 2008, Narrowstep, Onstream and Merger Sub entered into an amendment to the Merger Agreement (the "Amendment"). Pursuant to the Amendment, among other things, the aggregate number of shares of Onstream Common Stock initially issuable in the Merger in exchange for each outstanding share of Company Common Stock, other than Shares to be Converted was reduced from 10,500,000 to 9,100,000 shares. In addition, the calculation of the aggregate number of Onstream Common Stock initially issuable in the Merger in exchange for the Shares to be Converted was modified to limit the value attributed to Narrowstep's cash balances at closing to a maximum of $600,000. Further, Narrowstep agreed to increase the aggregate value of its Series A Preferred Stock, from at least $300,000 to $1,000,000 and to increase the number of shares of Onstream Common Stock from 600,000 to 2,000,000 shares into which the Series A Preferred Stock will convert. In order to assure that this condition would be satisfied, the Company entered into additional subscription agreements (the "Additional Subscription Agreements") with five of its existing stockholders. The sale of the Series A Preferred Stock pursuant to the Additional Subscription Agreements is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

In accordance with the terms of the Amendment, the CVR Agreement was revised. Pursuant to those revisions, among other things, the relevant revenue measurement time periods were changed so that the initial revenue measurement time period will now commence on the 180th day following the date of closing of the Merger, rather than at closing and the second year revenue period will now commence on the 18th month anniversary of the closing date. In addition, the revenue target for the first revenue time period was reduced from $4,500,000 to $4,250,000, if the Minimum Exchange Ratio is used. The definition of Second Year Revenue Shares was also revised so that if the First Year Revenue is less than $4,250,000, no additional shares of Onstream Common Stock will be issuable in respect of Second Year Revenue.

The Amendment also extends the date by which the parties may terminate the Merger Agreement (the "Termination Date") if the Merger has not been completed by November 30, 2008.

On September 15, 2008, Narrowstep, Onstream and Merger Sub entered into a second amendment to the Merger Agreement ("the Second Amendment"), dated effective September 12, 2008. Pursuant to the Second Amendment, among other things, the aggregate number of shares of Onstream Common Stock, initially issuable in the Merger in exchange for each outstanding share of Narrowstep Common Stock, other than the Shares to be Converted was amended from 9,100,000 to 8,100,000 shares. There was no change in the potential total share consideration of 20,000,000 shares, including the shares potentially available under the CVR Agreement (9,900,000), and the additional number of shares of Onstream Common Stock (2,000,000) into which the shares of Narrowstep's Series A Preferred Stock, will convert at the time of the Merger.

In accordance with the terms of the Second Amendment, the CVR Agreement was revised. Pursuant to those revisions, among other things, the revenue target for the first revenue measurement time period (the twelve months commencing on the 180th day following the date of closing of the Merger) was reduced from $4,250,000 to $4,000,000, if the Minimum Exchange Ratio (as defined in the Merger Agreement) is used. The definition of Second Year Revenue Shares was also revised so that if the First Year Revenue is less than $4,000,000, additional shares of Onstream Common Stock might be issuable in respect of Second Year Revenue, but only to the extent that Second Year Revenue, which is for a six month period commencing on the 18th month anniversary of the closing date, exceeds $2,000,000 (50% of the $4,000,000 annual threshold).

In accordance with the terms of the Second Amendment, and notwithstanding anything to the contrary contained in the CVR Agreement, Onstream may require Narrowstep to promptly make certain identified adjustments to its operations and the entity prior to the Effective Time, based solely upon Onstream's evaluation of certain items identified in the Second Amendment. In the event that the certain identified adjustments are made prior to the Effective Time as a result of Onstream's directives, the $4,000,000 thresholds discussed in the previous paragraph will be replaced with $2,000,000, provided that Narrowstep takes all reasonable actions within its power to carry out those directives. In addition, the waiting period of three months after the Effective Date (in the CVR Agreement provision that provides the amounts that the future projected revenues from the Narrowstep business, as determined in good faith by Onstream's Board of Directors, if not exceeded would allow Onstream to terminate the Narrowstep business) was eliminated, subject to Onstream's evaluation of certain items identified in the Second Amendment.

NOTE 4.  SALE OF COMMON STOCK

On August 8, 2007, we closed a private financing with a number of accredited investors for the sale of common stock and warrants for a total purchase price of $10,510,000. Pursuant to the financing we sold a total of 42,040,000 shares of common stock at a purchase price of $0.25 per share. We also issued warrants to purchase an aggregate of 21,020,000 shares of common stock at an exercise price of $0.50 per share, subject to adjustment.  The warrants are exercisable at any time on or prior to August 8, 2012.  The warrants contain customary anti-dilution provisions in the event of any stock split, reverse stock split, reclassification or recapitalization of the Company.  In addition, the exercise price and the number of shares issuable upon the exercise of the warrants are subject to adjustment on a full-ratchet basis in the event that we issue or are deemed to have issued shares of common stock at an effective purchase price of less than $0.50 per share, subject to certain exceptions.  In the financing, we issued to the placement agents warrants to purchase an aggregate of 1,706,400 shares of common stock.  Those warrants have the same terms as the warrants issued in the financing, except that the warrants issued to the placement agents have a cashless exercise right.

NOTE 5.  CONVERTIBLE NOTES PAYABLE

On March 2, 2007, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with a number of accredited investors (the “Investors”) for the sale of its 12% Mandatorily Convertible Notes (the “Notes”) and Warrants (the “Warrants”) for a total purchase price of $7,110,000.  The Notes, which mature on March 2, 2009, bear interest at 12% per annum, payable at maturity.  The Notes will mandatorily convert at a 10% discount into the securities issued by the Company in any subsequent private placement that results in gross proceeds to the Company of at least $3,000,000 or, in the event of a sale of the Company prior thereto, shares of common stock valued at a discount of 10% of the per share price to be paid in the Company sale.  The Warrants are exercisable at any time on or prior to March 2, 2012 for an aggregate of 3,555,000 shares of common stock at an exercise price of $0.60 per share, subject to adjustment.  The Company has the right to force the cash exercise of the Warrants if the common stock trades at or above $1.80 per share for at least 20 consecutive trading days.  Both the Notes and the Warrants contain customary anti-dilution provisions in the event of any stock split, reverse stock split, reclassification or recapitalization of the Company.  In connection with the August 8, 2007 financing, the full amount of the Notes was automatically converted into an aggregate of 35,392,003 shares of common stock at a conversion price of $0.225 per share.

NOTE 6. RELATED PARTY TRANSACTIONS

Options granted to current directors. On January 10, 2008, the Company granted Jon Harrington, a member of the board of directors, 300,000 restricted shares which he transferred to Omni Capital. The Company also granted 300,000 restricted shares to Roger L. Werner, Jr. and 500,000 to Jack Whyte. All the shares granted on January 10, 2008 have the following vesting schedule: 25% vested upon grant, the remaining vest in equal installments on the first of every month beginning February 1, 2008 with the last vesting date to be September 1, 2008.

Options granted to former officers. On February 8, 2007, the Company granted options to purchase 200,000 shares to Lisa VanPatten, the Company’s then Chief Financial Officer, at an exercise price of $0.92 per share. These options vest over a three-year period and expire on February 8, 2017. On April 30, 2007, the Company granted options to purchase 250,000 shares to Lou Holder, the Company’s then Chief Technology Officer, at an exercise price of $0.68 per share. These options vest over a three-year period and expire on April 30, 2017.

On June 8, 2007, the Company entered into an employment agreement with David C. McCourt pursuant to which the Company granted Mr. McCourt 1,250,000 shares of restricted stock units which vested monthly until November 30, 2007 and 2,500,000 shares of restricted stock which vested based on the Company’s meeting certain performance milestones. All of the restricted stock units and shares of restricted stock granted to Mr. McCourt in 2007 pursuant to his employment agreement have fully vested as of November 30, 2007, as determined by the Company’s Compensation Committee. Mr. McCourt elected to issue back to the Company 336,000 shares of restricted stock with an approximate value of $177,000 to cover the taxes due on the vested restricted stock that the Company paid for on behalf of Mr. McCourt. On December 18, 2007, the Company granted Mr. McCourt 1,250,000 restricted shares which fully vested. Mr. McCourt elected to issue back to the Company 992,000 shares of restricted stock with an approximate value of $140,000 to cover the taxes due on the vested restricted stock that the Company paid for on behalf of Mr. McCourt.

On January 10, 2008, the Company granted Lisa VanPatten 500,000 shares of restricted stock, Lou Holder 750,000 shares of restricted stock, David C. McCourt 900,000 shares of restricted stock and Barak Bar-Cohen 1,000,000 shares of restricted stock which vest upon $4M EBITDA attainment, or upon change of control in the event of separation of employment. Also on this date, pursuant to the June 8, 2007 employment agreement between the Company and Mr. McCourt, the Company granted 2,500,000 shares of restricted stock to Mr. McCourt which are subject to vesting upon the Company’s meeting certain targets established by the Company’s Compensation Committee. None of these shares of restricted stock have vested to date. On March 24, 2008, pursuant to the employment agreement, the Company granted Mr. McCourt 1,250,000 shares of restricted stock units which vest monthly up until November 1, 2008. On March 25, 2008, the Company granted Barak Bar-Cohen an additional 1,000,000 shares of restricted stock which had the same vesting schedule as those restricted shares granted on January 10, 2008, however such shares were canceled on July 2, 2008.

Transactions with companies in which certain persons hold an interest. Outdoor Channel, a customer of the Company, began utilizing the Company’s services in May 2007. The Chief Executive Officer and President of Outdoor Channel is Roger L. Werner Jr., a member of the Company’s board of directors. The Company billed Outdoor Channel, $67,705 for the fiscal year ended February 29, 2008 and the balance in accounts receivable at February 29, 2008 is $6,459. The Company billed Outdoor Channel, $34,595 for the six months ended August 31, 2008 and the balance in accounts receivable at August 31, 2008 is $5,601.

In connection with the Company’s August 2007 financing, Mr. McCourt purchased 4,000,000 shares of common stock and warrants to purchase 2,000,000 shares of common stock for a total purchase price of $1,000,000. In addition, Mr. McCourt entered into a lock up agreement pursuant to which he and certain entities controlled by him agreed for a period of nine months from August 8, 2007 not to sell, dispose or otherwise transfer any shares of common stock owned by them, subject to certain exceptions.

On May 29, 2008, we entered into a definitive merger agreement pursuant to which our company will be acquired by Onstream Media Corporation. In connection with the conditions to closing set forth in the Merger Agreement, we have entered into subscription agreements (the “Subscription Agreements”) with three of our major stockholders, including Mr. Lewis and David C. McCourt, our Chairman and Interim Chief Executive Officer for the purchase of preferred stock upon the consummation of the Merger. For a more complete discussion regarding the Merger, see Note 3.

NOTE 7. CONCENTRATIONS

The largest four customers in the aggregate accounted for $243,231, or 37% of our revenues for the three months ended August 31, 2008 and $517,640 or 32% of our revenues for the six months ended August 31, 2008. The largest four customers in the aggregate accounted for $423,296, or 33% of our revenues for the three months ended August 31, 2007 and $923,580 or 32% of our revenues for the six months ended August 31, 2007. The accounts receivable balance for the largest four customers was $353,410 as of August 31, 2008.

NOTE 8. SUBSEQUENT EVENTS

On September 23, 2008, Onstream filed Form S-4 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Executive Officers

The Florida Business Corporations Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the FBCA provides that the corporation is required to indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder.

The statute does not affect a director's responsibilities under any other law, including federal securities laws. The effect of the FBCA, Onstream’s Articles of Incorporation and Onstream’s Bylaws is to require Onstream to indemnify its officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent indemnification for liabilities arising under the Securities Act may be permitted to Onstream’s directors, officers or control persons, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Agreement and Plan of Merger (included as Appendix A to the joint proxy statement/prospectus)

2.2	First Amendment to Agreement and Plan of Merger (included as Appendix B to the joint proxy statement/prospectus)

2.3	Second Amendment to Agreement and Plan of Merger (included as Appendix C to the joint proxy statement/prospectus)

2.4	Form of Contingent Value Rights Agreement (included as Appendix D to the joint proxy statement/prospectus)

5.1	Opinion of Roetzel & Andress LPA

5.2	Opinion of Houlihan Smith & Company, Inc. (included as Appendix I to the joint proxy statement/prospectus)

5.3	Opinion of New Century Capital Partners (included as Appendix H to the joint proxy statement/prospectus)

8.1	Opinion of Arnstein & Lehr LLP as to tax matters (*)

23.1	Consent of Goldstein Lewin & Co.

23.2	Consent of Rothstein, Kass & Company, P.C.

23.3	Consent of Roetzel & Andress LPA (included in Exhibit 5.1 to this registration statement)

23.4	Consent of Arnstein & Lehr LLP (included in Exhibit 8.1 to this registration statement)

99.1	Form of Proxy for Special Meeting of Onstream Stockholders

99.2	Form of Proxy for Special Meeting of Narrowstep Stockholders

99.3	Consent of New Century Capital Partners LLC

99.4	Consent of Houlihan Smith & Company Inc.

99.5	Consent of David C. McCourt to be named as a director nominee

* To be filed by amendment

Item 22. Undertakings

The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

5) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pompano Beach of State of Florida, on November 6, 2008.

ONSTREAM MEDIA CORPORATION

By:	/s/ Randy Selman
Randy S. Selman
President, Chief Executive Officer and
Chairman of the Board

By:	/s/ Robert E. Tomlinson
Robert E. Tomlinson
Chief Financial Officer
and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement on Form S-4 has been signed by the following persons in the capacities indicated below on November 6, 2008.

Signature	Title	Date

/s/ Randy Selman	Chairman of the Board, President and Chief	November 6, 2008
Randy S. Selman	Executive Officer

/s/ Clifford Friedland*	Vice Chairman of the Board, Senior Vice	November 6, 2008
Clifford Friedland	President Business Development

/s/ Alan Saperstein*	Director, Chief Operating Officer and Treasurer	November 6, 2008
Alan M. Saperstein

/s/ David Glassman*	Senior Vice President and Chief Marketing Officer	November 6, 2008
David Glassman

/s/ Robert E. Tomlinson	Senior Vice President and Chief Financial Officer	November 6, 2008
Robert E. Tomlinson

/s/ Robert J. Wussler*	Director	November 6, 2008
Robert J. Wussler

Director
Charles C. Johnston

/s/ Carl L. Silva*	Director	November 6, 2008
Carl L. Silva

/s/ Leon Nowalsky*	Director	November 6, 2008
Leon Nowalsky

* By Randy Selman and Robert Tomlinson pursuant to a Power of Attorney which was previously filed with the initial Registration Statement on September 23, 2008.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AMONG

ONSTREAM MEDIA CORPORATION, ONSTREAM MERGER CORP.,

NARROWSTEP INC.

AND W. AUSTIN LEWIS IV, AS STOCKHOLDER REPRESENTATIVE

Dated as of May 29, 2008

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 29, 2008, is among Onstream Media Corporation (“Parent”), a Florida corporation, Onstream Merger Corp. (“Merger Sub”), a Delaware corporation, Narrowstep Inc. (the “Company”), a Delaware corporation, and W. Austin Lewis IV (the “Stockholder Representative”) solely for purposes of Sections 1.13, 1.14, 8.4, 8.5 and Article IX.

R E C I T A L S

A. The parties wish to effect the acquisition of the Company by Parent through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth herein.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved the Merger upon the terms and subject to the conditions of this Agreement.

C. The Board of Directors of the Company has (i) determined that it is fair to and in the best interests of the Company and the Company Stockholders (as defined herein) to enter into this Agreement, (ii) approved this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) resolved to recommend the adoption of this Agreement by the Company Stockholders.

D. The respective Boards of Directors of Parent and Merger Sub have each determined that it is in the best interests of their respective companies and shareholders to enter into this Agreement and the Board of Directors of Parent has resolved to recommend the approval of the Charter Amendment (as defined herein), the Share Issuance (as defined herein) and the CVR Issuance (as defined herein) by the Parent Shareholders (as defined herein).

NOW, THEREFORE, In consideration of the mutual representations, warranties and covenants contained herein, the Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I - THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. The Merger shall occur at the Effective Time (as defined herein). Following the Merger, the Company shall continue as the surviving corporation (sometimes referred herein as the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

(b) The name of the Surviving Corporation shall be Narrowstep Inc.

1.2 Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Articles V, VI and VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Arnstein & Lehr LLP, 200 East Olas Boulevard, Suite 1700, Fort Lauderdale, Florida, unless another date, place or time is agreed to in writing by Parent and the Company.

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(b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed and filed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.4 Certificate of Incorporation and By-Laws. Subject to Section 4.15(a), the Certificate of Incorporation and By-Laws of the Company, in each case as in effect immediately prior to the Effective Time shall be amended to read in their entirety as set forth on Exhibits A and B attached hereto and, as so amended, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter changed as provided therein or by applicable law.

1.5 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case, until the earlier of his or her resignation or removal or otherwise ceasing to be a director or officer, as the case may be, or until his or her respective successor is duly elected or appointed and qualified. Each director of the Company immediately prior to the Effective Time shall submit his or her resignation at the Closing to be effective at the Effective Time.

1.6 Conversion of Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of the following securities:

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(i) Subject to adjustment for fractional shares as provided in Section 1.6(a)(ii), each share of Company common stock, $0.000001 par value per share (the “Company Common Stock”), outstanding immediately prior to the Effective Time, other than (A) Dissenting Shares (as defined herein), (B) Cancelled Shares (as defined herein), (C) shares held by any Company Subsidiary (as defined in Section 2.4(a)) (“Subsidiary Held Shares”) and (D) outstanding shares issued under Company Non-accelerated Restricted Stock Awards, shall be automatically converted into and become the right to receive: (a) a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent common stock, $.0001 par value per share (“Parent Common Stock”), equal to the greater of the Exchange Ratio (as defined herein) and the Minimum Exchange Ratio (as defined herein); and (b) one contingent value right (a “Contingent Value Right”) to be issued by Parent pursuant to the Contingent Value Rights Agreement (the “CVR Agreement”) in the form of Exhibit C hereto. “Exchange Ratio” means the quotient obtained by dividing (A) the sum of (x) the Annualized Company Revenue Shares (as defined herein) plus (y) the greater of (1) the amount of cash and cash equivalents held by the Company immediately prior to the Effective Time and (2) ONE MILLION FIVE HUNDRED THOUSAND (1,500,000) by (B) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any outstanding shares issued under Company Restricted Stock Awards (as defined herein) and excluding Cancelled Shares and Subsidiary Held Shares). “Minimum Exchange Ratio” means the quotient obtained by dividing (X) TEN MILLION FIVE HUNDRED THOUSAND (10,500,000) by (Y) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any outstanding shares issued under Company Restricted Stock Awards and excluding Cancelled Shares and Subsidiary Held Shares). The (1) shares of Parent Common Stock payable pursuant to this Section 1.6(a)(i), as adjusted for fractional shares pursuant to Section 1.6(a)(ii); (2) shares of Parent Common Stock payable pursuant to Section 1.6(a)(iv), as adjusted for fractional shares pursuant to Section 1.6(a)(ii); (3) shares of Parent Common Stock payable pursuant to Section 1.7(b)(i) and (4) any additional shares of Parent Common Stock issued in connection with the Contingent Value Rights, are referred to collectively as the “Merger Consideration.” The Merger Consideration shall not exceed twenty million (20,000,000) shares of Parent Common Stock.

(ii) No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such stockholder), shall receive an amount equal to the Parent Common Stock Price (as defined herein) multiplied by the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled. “Parent Common Stock Price” means the average of the last reported sale prices of the Parent Common Stock for the fifteen consecutive trading days ending on the fifth trading day prior to the Effective Time on the primary exchange on which the Parent Common Stock is traded.

(iii) Notwithstanding anything in the foregoing to the contrary, if between the date of this Agreement and the Effective Time there is a change in the number or class of issued and outstanding shares of Parent Common Stock or Company Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split), stock dividend, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such event.

(iv) Subject to adjustment for fractional shares as provided in Section 1.6(a)(ii), each share of Series A preferred stock, par value $0.000001 per share, of the Company (the “Company Series A Preferred Stock”), outstanding immediately prior to the Effective Time, shall be automatically converted into and become the right to receive: (a) a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Preferred Stock Exchange Ratio (as defined herein). "Preferred Stock Exchange Ratio" means the quotient obtained by dividing SIX HUNDRED THOUSAND (600,000) by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.

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(b) Each share of Company Common Stock that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, if any, or that is held in treasury by the Company immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c) Each issued and outstanding share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) “Annualized Company Revenue Shares” means a number of shares of Parent Common Stock equal to the product of (A) two (2) multiplied by (B) the amount of the Annualized Company Revenue.

(e) “Annualized Company Revenue” means an amount equal to four multiplied by the Quarterly Billings (as defined herein). For purposes of this Agreement, “Quarterly Billings” means an amount equal to (A) the product of (x) 0.92 and (y) the Company’s consolidated recognized revenue for the fiscal quarter ended May 31, 2008 (such period, the “Prior Full Period”), as determined in accordance with generally accepted accounting principles, applied on a basis consistent with the Company’s financial statements, plus (B) the product of (i) three (3) multiplied by (ii) the aggregate of the per month recurring fees and charges (whether billed or unbilled) payable to the Company for all Eligible Contracts (as defined below) to which the Company or any subsidiary of the Company is a party (whether entered into before, during or after the Prior Full Period) for the initial month of each such contract during which a monthly fee is charged, but in the case of this clause (B) only to the extent such amounts have not been included in the amount calculated pursuant to the immediately preceding clause (A) less (C) (i) to the extent included in the immediately preceding clause (A), any non-recurring fees from a single customer that exceed in the aggregate for such customer $212,000; and (ii) to the extent included in the immediately preceding clause (A), revenues from customers who have terminated contracts or agreements (whether terminated before, during or after the Prior Full Period) on or prior to the Effective Time. “Eligible Contracts” means those contracts for which (i) the Company or any subsidiary of the Company has received payment in full of “set-up” fees payable to the Company or any subsidiary of the Company thereunder; and (ii) the Company or any subsidiary of the Company has verified the credit history of the other party to the contract by performing a credit check consistent with the Company’s past practices.

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(f) As of the Effective Time, the Surviving Corporation shall assume the obligations of the Company under the warrant agreements set forth on the Company Disclosure Schedule in respect of the Company Warrants (as defined herein). The holders of the Company Warrants shall continue to have, and be subject to, the same terms and conditions set forth in such Company Warrants (including, without limitation, any provision contained therein relating to the repurchase or redemption thereof), except that each such Company Warrant shall (A) (1) in the case of a Company Warrant that is not a Company 2007 Warrant (as defined herein), be exercisable for (i) that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by the Company Warrant immediately prior to the Effective Time multiplied by the greater of the Exchange Ratio and the Minimum Exchange Ratio, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of such assumed Company Warrant shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock specified in such Company Warrant in effect immediately prior to the Effective Time by the greater of the Exchange Ratio and the Minimum Exchange Ratio, rounding the resulting exercise price down the nearest whole cent; and (2) in the case of a Company 2007 Warrant, be exercisable for that number of shares of Parent Common Stock, and at a per share exercise price, as set forth in the terms of the Company 2007 Warrants; and (B) in the case of all Company Warrants, upon such exercise described in the immediately preceding clause (A), without any further payment required on the part of the holders, receive such number of Contingent Value Rights that such holders would have been entitled to receive upon conversion of the resulting shares of Company Common Stock in connection with the Merger if such Company Warrants had been exercised by such holders immediately prior to the Effective Time. Notwithstanding anything to the contrary, nothing contained herein shall require Parent to issue fractional shares of Parent Common Stock upon the exercise of any Company Warrant. At the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such Company Warrants pursuant to this Section 1.6(f) assuming the full exercise of all Company Warrants. Notwithstanding anything in the foregoing to the contrary, in the event a holder exercises a Company Warrant (other than a Company 2007 Warrant) prior to the time of a final determination pursuant to Section 1.13 that the Exchange Ratio is greater than the Minimum Exchange Ratio, then as soon as practicable following such determination Parent shall issue and deliver to such holder a certificate representing that number of whole shares of Parent Common Stock into which the Company Warrants so exercised shall have been converted pursuant to the provisions of this Agreement applying the Exchange Ratio (as opposed to the Minimum Exchange Ratio) under this Section 1.6(f) less any shares of Parent Common Stock issued and delivered to such holder respect of such prior exercise. Holders of Company Warrants who exercise such warrants subsequent to the Final Exercise Date (as defined in the CVR Agreement) shall not be entitled to Contingent Value Rights. For purposes of this Agreement, "Company 2007 Warrants" means those Company Warrants issued pursuant to that certain Purchase Agreement, dated as of August 8, 2007, as amended, by and among the Company and the purchasers named therein.

(g) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and are held by a person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal of their Shares (“Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, and the holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that if such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to Section 262 of the DGCL, its shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the applicable Merger Consideration for each such share of Company Common Stock in accordance with the provisions of this Agreement. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto.

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1.7 Company Options, Restricted Stock and Restricted Stock Units.

(a) For a period of at least fifteen (15) days prior to the Effective Time, the Company shall provide each holder of an option (“Company Option”) granted by the Company under the Narrowstep Inc. 2004 Stock Plan (the “Company Stock Plan”) or otherwise with the opportunity to exercise each such Company Option, regardless of whether such Company Option is otherwise vested or exercisable. To the extent that any such Company Option is not exercised prior to the Effective Time, such Company Option shall be canceled and be of no further force and effect. If any Company Options are exercised prior to the Effective Time, any shares of Company Stock issued as a result thereof will be included in the total number of shares of Company Common Stock outstanding per Section 1.6(a)(i).

(b) At the Effective Time, each outstanding share of Company Common Stock that, immediately prior to the Effective Time, is then the subject of a restricted stock award (excluding any Company Accelerated Restricted Stock (as defined herein)) granted under the Company Stock Plan or otherwise (such awards, "Company Non-accelerated Restricted Stock Awards") shall automatically and without any action on the part of the holder thereof, be converted into (i) a number of shares of restricted Parent Common Stock (“Parent Restricted Stock”) equal to the greater of the Exchange Ratio and the Minimum Exchange Ratio on the same terms and conditions (including applicable vesting rights) as applicable to such Company Non-accelerated Restricted Stock Awards set forth in the Company Stock Plan and the award agreements pursuant to which such Company Non-accelerated Restricted Stock Awards were issued as in effect immediately prior to the Effective Time; (ii) cash in lieu of fractional shares pursuant to Section 1.6(a)(ii); and (iii) one (1) Contingent Value Right that is unvested but subject to future vesting in accordance with the same vesting schedule and other requirements (and cancellation conditions) applicable to such Company Non-accelerated Restricted Stock Award; provided, however, that until such time as a final determination of the Exchange Ratio is made pursuant to Section 1.13, the Parent Restricted Stock issuable pursuant to the immediately preceding sentence shall be issued in such amount as if the Minimum Exchange Ratio was used in calculating the conversion of each Company Non-accelerated Restricted Stock Award pursuant hereto. Notwithstanding anything in the foregoing to the contrary, in the event that it is finally determined pursuant to Section 1.13 that the Exchange Ratio is greater than the Minimum Exchange Ratio, each share of Parent Restricted Stock issued or to be issued pursuant to the immediately preceding sentence, shall, as of the date such final determination, automatically and without any action on the part of the holder thereof, be converted into such number of shares of Parent Restricted Stock as if the Exchange Ratio was applicable at the Effective Time, on the same terms and conditions of such Parent Restricted Stock issued pursuant to the first sentence of this Section 1.7(b). Parent shall file a registration statement on Form S-8 as of or prior to the Effective Time with respect to shares of Parent Restricted Stock and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such shares of Parent Restricted Stock remain unvested.

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(c) Immediately prior to the Effective Time, each share of Company Common Stock outstanding on the date of this Agreement that is (i) subject to a restricted stock award; (ii) subject to a written agreement or provision that provides for the acceleration of vesting in the event of a change in control of the Company that results in a termination of employment; and (iii) held by a person who has been terminated from service by the Company on or after the date of this Agreement and prior to the Effective Time ("Company Accelerated Restricted Stock") shall become fully vested without any further action required on the part of the holder thereof or the Company. The shares of Company Accelerated Restricted Stock that vest pursuant to this Section 1.7(c) shall be treated as outstanding shares of Company Common Stock immediately prior to the Effective Time.

(d) Immediately prior to the Effective Time, each restricted stock unit that is then the subject of a restricted stock unit award evidencing the right to receive shares of Company Common Stock granted under the Company Stock Plan or otherwise (each a “Company RSU”) shall become fully vested and the Company shall issue the holder thereof a share of Company Common Stock for each such Company RSU, whereupon the respective Company RSU shall thereupon be canceled and of be of no further force and effect. The shares of Company Common Stock issued in respect of Company RSUs will be treated as outstanding immediately prior to the Effective Time.

(e) Immediately prior to the Effective Time, the Company shall issue the holder of each Company RSU that had previously vested, but with respect to which the delivery of shares of Company Common Stock was delayed or deferred for any reason, a share of Company Common Stock for each such Company RSU, whereupon the respective Company RSU shall thereupon be canceled and be of no further force and effect. The shares of Company Common Stock issued in respect of Company RSUs will be treated as outstanding immediately prior to the Effective Time.

(f) Each share of Company Common Stock issued pursuant to Section 1.7(a), (c), (d) or (e) above shall by virtue of the Merger and without any action on the part of the holder thereof be converted into the right to receive the Merger Consideration in respect of each such share of Company Common Stock in accordance with Section 1.6(a).

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1.8 Exchange of Certificates. Promptly after the Effective Time, Parent shall authorize a bank or trust company to act as exchange agent hereunder, which bank or trust company shall be reasonably acceptable to the Company (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail, to all former holders of record of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares Company Common Stock or Company Series A Preferred Stock that were converted into the right to receive Merger Consideration pursuant to this Agreement (the “Certificates”) or (ii) shares represented by book-entry which immediately prior to the Effective Time represented shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to this Agreement (“Book-Entry Shares”), (A) instructions for surrendering their Certificates, or in the case of Book-Entry Shares, for surrendering such shares, in exchange for a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares and, in the case of former holders of record of Company Common Stock, a certificate representing a Contingent Value Right, and (B) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss of, and title to, the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, or in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal. Upon surrender of Certificates or Book-Entry Shares, for cancellation to the Exchange Agent, together with Letter of Transmittal and such other customary documents reasonably requested by Parent and in accordance with the instructions thereon, each holder of such Certificates and Book-Entry Shares shall be entitled to receive in exchange therefor (a) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock or Company Series A Preferred Stock theretofore represented by the Certificates or Book-Entry Shares so surrendered shall have been converted pursuant to the provisions of this Agreement applying the Minimum Exchange Ratio under Section 1.6(a)(i) and with respect to Company Series A Preferred Stock the Preferred Stock Exchange Ratio, (b) any cash in lieu of fractional shares pursuant to Section 1.6(a)(ii) hereof, (c) a certificate representing that number of Contingent Value Rights, if any, to which such holder is entitled under this Agreement, (d) a check in the amount of any cash due pursuant to Section 1.12 hereof, and (e) in the case of Company Common Stock only the right to receive a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificates or Book-Entry Shares so surrendered shall have been converted pursuant to the provisions of this Agreement applying the Exchange Ratio (as opposed to the Minimum Exchange Ratio) under Section 1.6(a)(i) less any shares of Parent Common Stock issued and delivered to former holders of Company Common Stock in accordance with clause (a) of this sentence, but in the case of this clause (e) only to the extent that it is determined pursuant to Section 1.13 that the Exchange Ratio is greater than the Minimum Exchange Ratio. No interest shall be paid or shall accrue on any such amounts. Until surrendered in accordance with the provisions of this Section 1.8, each Certificate and each Book-Entry Share shall represent for all purposes only the right to receive Merger Consideration together with cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 1.6(a)(ii) hereof and, if applicable, amounts under Section 1.12 hereof. Shares of Parent Common Stock into which shares of Company Common Stock and shares of Company Series A Preferred Stock shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning on the date which is twelve (12) months following the Effective Time, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Certificate or Book-Entry Share shall look solely to Parent and the Surviving Corporation for any amounts to which such holder may be due, subject to applicable law. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of the shares of Company Common Stock and Company Series A Preferred Stock for the Merger Consideration.

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1.9 No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Company Stock (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.

1.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Exchange Agent, the posting by such person of a bond in such reasonable amount as Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, applicable certificates representing shares of Parent Common Stock and any cash in lieu of fractional shares pursuant to Section 1.6(a)(ii) and, if applicable, certificates representing Contingent Value Rights and any amounts due pursuant to Section 1.12 hereof, deliverable in respect thereof pursuant to this Agreement.

1.11 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Series A Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the Company Series A Preferred Stock, as applicable, in respect of which such deduction and withholding was made.

1.12 Distributions with Respect to Unexchanged Shares. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to holders of unsurrendered Certificates or Book-Entry Shares until such holders surrender such Certificates or Book-Entry Shares for exchange as provided for herein. Upon the surrender of such Certificates and Book-Entry Shares in accordance with Section 1.8, there shall be paid to such holders, promptly after such surrender in addition to the applicable Merger Consideration as provided in Section 1.6 (including any cash paid or other distributions pursuant to Section 1.6(a)(ii)), (i) the amount of dividends or other distributions, without interest, declared with a record date after the Effective Time and not paid because of the failure to surrender such Certificates or Book-Entry Shares for exchange, and (ii) at the appropriate payment date, the amount of dividends or other distributions, without interest, declared with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

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1.13 Additional Shares.

(a) Not later than five business days after the Closing Date, Parent shall deliver to the Stockholder Representative, a certificate setting forth the calculation of the Exchange Ratio (“Parent’s Report”).

(b) If within thirty (30) days upon delivery of Parent’s Report, Stockholder Representative has not given written notice of its objection to such report (which notice shall state in reasonable detail the basis of Stockholder Representative’s response or objection), then such Parent’s Report shall be binding. If Stockholder Representative gives Parent a written objection and if the parties fail to resolve the issues outstanding with respect to such report within a period of thirty (30) days after notification of rejection, the parties shall submit the issues remaining in dispute to an independent public accounting firm (the “Independent Accountant”) acceptable to the parties for resolution. The parties agree to execute such engagement or similar letter as reasonably requested by the Independent Accountant. If issues are submitted to the Independent Accountant for resolution, the parties shall or cause to be furnished to the Independent Accountant such work papers and other documents and information related to those disputed issues as the Independent Accountant may request and are available to that party or its representatives before the opportunity to present to the Independent Accountant any material related to the disputed issues and discuss the issues with the Independent Accountant. Parent and the Stockholder Representative shall use their commercially reasonable efforts to cause the Independent Accountant to make a determination within thirty days of accepting its selection.

(c) The decision of the Independent Accountant shall be final, binding and conclusive resolution of the parties’ dispute, shall be non-appealable and shall not be subject to further review.

(d) Parent will bear one hundred percent (100%) of the fees and costs of the Independent Accountant for such determination; provided, however, that in the event that the Independent Accountant determines pursuant to Section 1.13(b) that Parent’s Report, as submitted pursuant to Section 1.13(a), is correct, then the fees and costs of the Independent Accountant (the “Accountant Fees”) shall be paid by Parent to the Independent Accountant and to the extent so paid shall be set off against the number of shares of Parent Common Stock issuable pursuant to Section 1.13(g), on a pro rata basis and if no additional shares are issued, pursuant to Section 1.13(g), Parent shall be able to offset such amount against any CVR Shares (as defined in the CVR Agreement) that may be issued pursuant to the CVR Agreement, in each case in accordance with the following sentences. The aggregate number of shares issuable pursuant to Section 1.13(g) shall be reduced by an amount equal to the quotient obtained by dividing the Accountant’s Fees by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date on which the right to set off arises pursuant to the immediately preceding sentence. To the extent the quotient calculated pursuant to the immediately preceding sentence is less than the amount of the Accountant’s Fees payable by the former stockholders of the Company (such deficient amount, the "Accountant’s Fees Deficiency”), the number of CVR Shares issuable pursuant to the CVR Agreement share be reduced in the aggregate by an amount equal to the quotient obtained by dividing the Accountant’s Fees Deficiency by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date on which the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio, as applicable, are finally determined.

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(e) Upon delivery of Parent’s Report, Parent will provide the Stockholder Representative and its accountants and advisors access to (i) Parent’s Chief Financial Officer for questions, and (ii) the books and records of the Surviving Corporation (including any work papers used to prepare Parent’s Report) and such other information requested by such persons, in each case to the extent reasonably necessary related to the Stockholder Representative’s evaluation of a Parent’s Report and the calculations thereof.

(f) As promptly as practicable after Parent’s Report becomes final pursuant to this Section 1.13, Parent shall cause to be mailed a notice to each former holder of record of Company Common Stock who surrenders Certificates or Book-Entry Shares pursuant to Section 1.8 specifying the amount of the Exchange Ratio and the number of any additional shares of Parent Common Stock, if any, issuable to such holders pursuant to this Agreement.

(g) In the event that the Exchange Ratio is greater than the Minimum Exchange Ratio, as finally determined pursuant to this Section 1.13, then Parent and Exchange Agent shall cause to be issued and delivered, within thirty days of such final determination, to each former holder of record of Company Common Stock that surrenders Certificates or Book-Entry Shares pursuant to Section 1.8, (i) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificates or Book-Entry Shares surrendered pursuant to Section 1.8 shall have been converted pursuant to the provisions of this Agreement applying the Exchange Ratio (as opposed to the Minimum Exchange Ratio) under Section 1.6(a)(i) less any shares of Parent Common Stock issued and delivered to such holder in accordance with clause (a) of the third sentence of Section 1.8 hereof; (ii) any cash in lieu of fractional shares pursuant to Section 1.6(a)(ii) hereof; and (iii) a check in the amount of any cash due pursuant to Section 1.12 hereof.

1.14 Appointment of Stockholder Representative.

(a) The (i) adoption of the Merger Agreement by the former holders of record of Company Common Stock, and (ii) any exercise of the Company Warrants by the holders thereof (such holders, together with the former stockholders of record of the Company, the “Former Company Stockholders”), shall constitute by each such person, respectively, the authorization, designation and appointment of the Stockholder Representative, in each case to act as the sole and exclusive agent, attorney-in-fact and representative of each of the Former Company Stockholders by the consent of the Former Company Stockholders and as such is hereby authorized and directed to (a) take any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses for the account of the Former Company Stockholders and making any and all determinations required by this Agreement) which may be required in carrying out his duties under this Agreement, (b) give notices and communications on behalf of the stockholder as set forth in this Agreement, (c) exercise such other rights, power and authority as are authorized, delegated and granted to the Stockholder Representative under this Agreement and hereby, and (d) exercise such rights, power and authority as are incidental to the foregoing, and any decision or determination made by the Stockholder Representative consistent therewith shall be absolutely and irrevocably binding on each Former Company Stockholder as if such stockholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Former Company Stockholder’s individual capacity.

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(b) The Stockholder Representative shall not be liable, in any manner or to any extent, for any mistake or fact or error of judgment or for any acts or omissions by it of any kind, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct or gross negligence. The Former Company Stockholders shall jointly and severally indemnify the Stockholder Representative and hold it harmless against any and all liabilities incurred by it, except for liabilities incurred by the Stockholder Representative resulting from its own willful misconduct or gross negligence, provided, however, that any indemnification obligations of the Former Company Stockholders shall be satisfied solely out of the shares of Parent Common Stock issuable pursuant to Section 1.13 of this Agreement and the CVR Shares issuable under the CVR Agreement, in each case only to the extent such shares of Parent Common Stock and CVR Shares were not issued prior to the time such indemnification obligation arises. The Stockholder Representative shall be entitled to receive a number of shares of Parent Common Stock and CVR Shares equal to the quotient obtained by dividing the amount of the indemnification obligation referenced in the immediately preceding sentence by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date of issuance of shares of Parent Common Stock pursuant to Section 1.13 hereof, and, in the case of CVR Shares, the date of issuance of such shares pursuant to the CVR Agreement.

(c) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Former Company Stockholders and shall be final, binding and conclusive upon each such Holder, and Parent may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Former Company Stockholder.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as set forth on Schedule C hereto delivered by the Company to Parent and Merger Sub on the date hereof (the “Company Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent, or (ii) as a result of any actions taken or not taken by the Company or any Company Subsidiary (as defined herein) in accordance with or pursuant to the Plan (as defined herein), the Company hereby makes the following representations and warranties to Parent and Merger Sub:

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2.1 Organization and Qualification.

(a) Each of the Company and each Company Subsidiary (as defined in Section 2.4(a)) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted, except where any such failure to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined herein). Each of the Company and each Company Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have a Company Material Adverse Effect. “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and the Company Subsidiaries taken as a whole, provided, however, that a Company Material Adverse Effect shall not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions, (ii) generally affecting any of the industries in which the Company or the Company Subsidiaries operate, (iii) resulting from the announcement of this Agreement, (iv) resulting from changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof, (v) resulting from any actions taken pursuant to or in accordance with the terms of this Agreement or the Plan (as defined herein) (including without limitation, Section 4.1(c)) or at the request of, or with the approval by, Parent (collectively, “Permitted Actions”), (vi) resulting from any outbreak or escalation of hostilities or war or any act of terrorism, (vii) resulting from any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (viii) resulting from a decline in the price of the Company Common Stock on the Bulletin Board Market (it being understood that the facts or occurrences giving rise or contributing to such decline that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect).

(b) The Company has previously provided or made available to Parent true, correct and complete copies of the charter and bylaws or other organizational documents of the Company and each Company Subsidiary as in effect on the date of this Agreement, and none of Company or any Company Subsidiary is in violation of any provisions of such documents, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.2 Authority to Execute and Perform Agreements. The Company has the corporate power and authority to enter into, execute and deliver this Agreement, and, subject to receipt of the Company Requisite Vote (as defined herein), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other corporate proceeding on the part of the Company is necessary to consummate the transactions contemplated hereby other than the adoption of this Agreement by the requisite holders of Company Common Stock and, depending on the date and terms of issuance of the Company Series A Preferred Stock, the requisite holders of Company Series A Preferred Stock (and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity. The only vote of Company stockholders required to adopt this Agreement is (i) the affirmative vote of a majority of the outstanding shares of Company Common Stock to adopt this Agreement and (ii) depending on the date and terms of issuance of the Company Series A Preferred Stock, the affirmative vote of a majority of the outstanding shares of Company Series A Preferred Stock to adopt this Agreement ((i) and (ii) collectively, the “Company Requisite Vote”).

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2.3 Capitalization and Title to Shares.

(a) The authorized capital stock of the Company consists of (i) 450,000,000 shares of Company Common Stock, and (ii) 50,000 shares of undesignated preferred stock, par value $0.000001 per share (“Company Preferred Stock”). As of February 29, 2008, (A) 137,561,227 shares of Company Common Stock were issued and outstanding (which amount includes outstanding shares issued under Company Restricted Share Awards), (B) no shares of Company Preferred Stock were issued an outstanding and (C) no shares are issued and held in the treasury of the Company. All of the issued and outstanding shares of Company’s Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Prior to the Effective Time, up to 50,000 shares of Company Series A Preferred Stock will be issued and outstanding and such shares will be duly authorized, validly issued, fully paid and nonassessable.

(b) The Company has reserved 27,000,000 shares of Company Common Stock for issuance pursuant to all Company Options. As of February 29, 2008, Company Options to purchase 8,233,635 shares of Company Common Stock were outstanding. Section 2.3(b) of the Company Disclosure Schedule sets forth with respect to each Company Option outstanding as of February 29, 2008, (i) the number of shares of Company Common Stock issuable therefor and (ii) the purchase price payable therefor upon the exercise of each such Company Option. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 2.3(b) have been furnished previously or otherwise made available to Parent.

(c) The Company has reserved 27,000,000 shares of Company Common Stock for issuance pursuant to all shares of Company Common Stock subject to restricted stock awards granted under the Company Stock Plan or otherwise (including (i) any “Bonus Restricted Shares” issued pursuant to that certain Employment Agreement, dated June 8, 2007, by and between the Company and David C. McCourt; (ii) any Company Non-accelerated Restricted Stock Awards; and (iii) any Company Accelerated Restricted Stock) (collectively, "Company Restricted Stock Awards"). As of February 29, 2008, 17,108,500 shares of Company Common Stock were subject to Company Restricted Stock Awards. Section 2.3(c) of the Company Disclosure Schedule sets forth each Restricted Stock Award outstanding as of February 29, 2008, and the number of shares of Company Common Stock subject to the award. The Company has reserved 2,500,000 shares of Company Common Stock for issuance pursuant to all Company RSUs. As of February 29, 2008, 1,250,000 shares of Company Common Stock were subject to Company RSUs. Section 2.3(c) of the Company Disclosure Schedule sets forth each Company RSU outstanding as of February 29, 2008, and the number of shares of Company Common Stock subject to the award. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 2.3(c) have been furnished previously or otherwise made available to Parent.

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(d) As of February 29, 2008, warrants to acquire 39,433,273 shares of Company Common Stock were issued and outstanding (“Company Warrants”), which includes 22,726,400 Company 2007 Warrants. Section 2.3(d) of the Company Disclosure Schedule includes a true and complete list of all outstanding Company Warrants.

(e) Except for (i) shares indicated as issued and outstanding on February 29, 2008 in Section 2.3(a) and (ii) shares issued after February 29, 2008, upon (A) the exercise of outstanding Company Options listed in Section 2.3(b) of the Company Disclosure Schedule, (B) the vesting of outstanding Company Restricted Stock Awards and Company RSUs listed in Section 2.3(c) of the Company Disclosure Schedule, or (C) the exercise of outstanding Company Warrants listed in Section 2.3(d) of the Company Disclosure Schedule, there are not as of the date hereof, and at the Effective Time, except as set forth in Section 2.3(e) of the Company Disclosure Schedule, there will not be, any shares of Company Common Stock issued and outstanding.

(f) Other than Company Options listed in Section 2.3(b) of the Company Disclosure Schedule, the Company Restricted Stock Awards listed in Section 2.3(c) of the Company Disclosure Schedule, the Company RSUs listed in Section 2.3(c) of the Company Disclosure Schedule, and the Company Warrants listed in Section 2.3(d) of the Company Disclosure Schedule, and except as set forth in Section 2.3(f) of the Company Disclosure Schedule, there are not, as of the date of this Agreement, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement. Except as set forth in Section 2.3(f) of the Company Disclosure Schedule, to the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company.

(g) The Company has no outstanding bonds, debentures, notes or other indebtedness, which have the right to vote on any matters on which stockholders may vote or which have the right to be converted into Company Common Stock or Company Preferred Stock.

2.4 Company Subsidiaries.

(a) Section 2.4(a) of the Company Disclosure Schedule sets forth the name of each Company Subsidiary, and with respect to each Company Subsidiary, (i) the jurisdiction in which each is incorporated or organized and (ii) the jurisdictions, if any, in which it is qualified to do business. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by the Company free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, “Company Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which the Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Company Subsidiary, or by the Company and one or more Company Subsidiaries.

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(b) There are not as of the date of this Agreement, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement. To the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company Subsidiary, other than as noted in Section 2.2 hereof.

(c) There are not as of the date of this Agreement any Company Joint Ventures. The term “Company Joint Venture” means any corporation or other entity (including partnerships, limited liability companies and other business associations) that is not a Company Subsidiary and in which the Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

2.5 SEC Reports; Sarbanes-Oxley Act. The Company previously has filed with the Securities and Exchange Commission (the “SEC”) its (i) Annual Report on Form 10-KSB for the year ended February 28, 2007 (the “Company 10-K”), as amended, (ii) its quarterly report on Form 10-QSB for its fiscal quarters ended November 30, 2007, August 31, 2007 and May 31, 2007, and (iii) all other documents required to be filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 1, 2005 (all such forms, reports, statements, certificates and other documents filed since March 1, 2005, including any amendments thereto, collectively, the “Company SEC Reports”). As of their respective filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Company SEC Reports complied, and each of the Company SEC Reports filed by the Company between the date of this Agreement and the Closing Date will comply, in all material respects, with the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), as the case may be. As of their respective filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Company SEC Reports did not, or in the case of the Company SEC Reports filed by the Company on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Reports has been amended or superseded by a later Company SEC Report filed prior to the date of this Agreement. Since March 1, 2005, the Company has filed with the SEC all reports required to be filed by it under the Exchange Act. No Company Subsidiary is required to file any form, report or other document with the SEC. There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report and to the Company’s knowledge the applicable executive officers anticipate making such certifications in the Company’s Annual Report on Form 10 KSB for the year ended February 29, 2008. The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand since March 1, 2006. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

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2.6 Financial Statements. As of the dates on which they were filed or amended prior to the date of this Agreement in the Company SEC Reports filed prior to the date of this Agreement, the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in such Company SEC Reports (i) were prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-QSB of the Exchange Act) and (ii) fairly presented, in all material respects (except as may be indicated in the notes thereto and subject, in the case of any unaudited interim financial statements, to normal year-end adjustments that would not be reasonably expected to be material in amount), the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of financial statements for any quarter of the current fiscal year, to normal year-end audit adjustments).

2.7 Absence of Undisclosed Liabilities. The Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than liabilities (i) adequately reflected, accrued or reserved against on the Company Balance Sheet (as defined herein), (ii) included in Section 2.7 of the Company Disclosure Schedule, (iii) incurred since November 30, 2007, in the ordinary course of business consistent with past practice, or (iv) which have been discharged or paid in full prior to the date of this Agreement. The consolidated, unaudited balance sheet of the Company as of November 30, 2007 is referred to herein as the “Company Balance Sheet.”

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2.8 Absence of Adverse Changes. Since February 28, 2007 through the date of this Agreement, except as contemplated by this Agreement, whether taken before or after the date of this Agreement (including any actions taken pursuant to the Plan (as defined herein)) (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any change, event or circumstance that has had a Company Material Adverse Effect.

2.9 Compliance with Laws.

(a) The Company and each of the Company Subsidiaries have all required franchises, tariffs, grants, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, accreditation, approvals, orders and authorizations of any Governmental Entity (defined in Section 2.9(b)) necessary for the Company and each of the Company Subsidiaries to operate and use their properties and assets and to conduct their businesses as presently operated, used and conducted (“Company Permits”) other than those the failure of which to possess would not have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received written notice from any Governmental Entity or third party that any Company Permit is subject to any adverse action, including but not limited to, suspension, termination, revocation or withdrawal, except where the failure to have any such Company Permit or the receipt of such notice would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is in compliance with the terms of the Company Permits, as applicable, except for such failures to comply that, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are not in violation of any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether local, state, federal or foreign (a “Governmental Entity”), applicable to the Company or any of the Company Subsidiaries or by which its or any of their respective properties are bound, except for violations of any of the foregoing which would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.10 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, decrees or other requirements of any Governmental Entity against the Company, any Company Subsidiary or any of their respective assets or properties, except for those that would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any of their respective securities, assets or properties, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Company Material Adverse Effect.

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2.11 Contracts and Other Agreements.

(a) Neither the Company nor any Company Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-KSB, Form 10-QSB or Form 8-K of the SEC, which is not so disclosed. All of such contracts and other agreements and all of the contracts required to be set forth in Section 2.11 of the Company Disclosure Schedule (“Company Material Contracts”) are valid, subsisting, in full force and effect, binding upon the Company or the Company Subsidiary party thereto, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any of the Company Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Correct and complete copies of the Company Material Contracts have been previously provided to Parent.

(b) Section 2.11(b) of the Company Disclosure Schedule sets forth a list of the following contracts and other agreements to which the Company or any Company Subsidiary is a party or by or to which they or their assets or properties are bound or subject:

(i) any agreement (A) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person or entity, (B) providing for the payment or receipt by the Company or a Company Subsidiary of milestone payments or royalties, or (C) that individually requires aggregate expenditures by the Company and/or any Company Subsidiary in any one year of more than $50,000;

(ii) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $50,000;

(iii) any agreement of surety, guarantee or indemnification that involves potential obligations in excess of $50,000;

(iv) any agreement that limits or restricts the Company or any Company Subsidiary (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business or with any person or in any geographic area except for and any such Material Contract that may be canceled without any penalty or other liability to the Company or any of the Company Subsidiaries upon notice of 30 days or less;

(v) any interest rate, equity or other swap or derivative instrument; or

(vi) any agreement obligating the Company to register securities under the Securities Act.

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(c) Except as disclosed on Section 2.11(c) of the Company Disclosure Schedule, no executive officer or director of the Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 1% of a class of securities of a publicly traded company) has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

2.12 Properties.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries, as applicable, has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or one of the Company Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all liens except Permitted Company Encumbrances. “Permitted Company Encumbrances” means (a) mechanics’, materialmen’s, carrier’s, repairer’s and other statutory liens arising or incurred in the ordinary course of business and that are not yet delinquent or are being contended in good faith; (b) liens for taxes assessments or other governmental charges not yet due and payable; (c) defects or imperfections of title in the nature of easements, covenants, conditions, encumbrances, restrictions, rights of way and similar matters affecting title as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; (d) zoning, building codes and other land use laws regulating the use or occupancy of the Company Leased Property (defined in Section 2.12(b)) or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Company Leased Property; and (e) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company.

(b) Section 2.12(b) of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of all material real property leased, subleased or licensed by the Company or any of the Company Subsidiaries (as lessor, sublessor, landlord, sublandlord or licensor, or lessee, sublessee, tenant, subtenant or licensee, as the case may be) (collectively, “Company Leased Property”) pursuant to which the Company or any of the Company Subsidiaries (and all of its and their sublessees and licensees) uses or occupies the Company Leased Property (all leases, subleases, licenses, sublicenses and other agreements with respect to such use or occupancy, including all master or ground leases), and all amendments, modifications and extensions thereof being referred to collectively as “Company Leases.” The Company has made available to the Parent correct and complete copies of all Company Leases and, to the knowledge of the Company, there are no material oral agreements, promises or understandings with respect to any Company Leased Property, which is subject to a Company Lease.

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(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Lease is valid and binding on the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect; (B) there is no breach or default under any Lease by the Company or the Company Subsidiary party thereto or, to the knowledge of the Company, any other party thereto, and neither the Company nor any of the Company Subsidiaries has received any written communication from, or given any written communication to, any other party to the Company Lease or any lender, alleging that the Company or any of the Company Subsidiaries or such other party, as the case may be, is or may be in default (and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Company Lease by the Company or any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto); and (C) the Company or the Company Subsidiary party to each Company Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Company Lease, free and clear of all liens except Permitted Company Encumbrances, and is in possession of the properties purported to be leased or licensed thereunder.

(d) None of the Company or any of the Company Subsidiaries owns any real property or has any options or rights or obligations to purchase, rights of first refusal, rights of first negotiation or rights of first offer to purchase, any real property.

2.13 Intellectual Property.

(a) Schedule 2.13 of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material patents and patent applications; registered trademarks, service marks and trade names; registered domain names; and registered copyrights that are owned by the Company or any of the Company Subsidiaries and used by the Company or any of its Subsidiaries in the business of the Company and the Company Subsidiaries.

(b) Except as set forth on Section 2.13 of the Company Disclosure Schedule:

(i) except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, the Company and/or the Company Subsidiaries (A) exclusively own the Company Intellectual Property, or (B) license, sublicense or otherwise possess legally enforceable rights to use all Company Intellectual Property that it does not so own, in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens granted by the Company, other than Permitted Liens, and as are reasonably necessary for their businesses as currently conducted;

(ii) to the knowledge of the Company, neither the operation of the business of the Company or any of the Company Subsidiaries, nor any activity of the Company or any of the Company Subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property of any third party;

(iii) to the knowledge of the Company, the Company Intellectual Property is not being infringed or misappropriated by any third party.

(iv) the Company and the Company Subsidiaries have taken reasonable measures and efforts to protect and maintain the confidentiality of any know-how, trade secrets, confidential information or proprietary information owned by the Company or any of the Company Subsidiaries;

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(v) the Company and the Company Subsidiaries are not a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license the Company Intellectual Property and, no third party has alleged in writing during the two (2) year period prior to the date hereof that any of the operation of the Company Intellectual Property, the operation of the business of the Company or any of the Company Subsidiaries, or any activity of the Company or any of the Company Subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property of any third party;

(vi) except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no current or former employee or consultant of the Company or any of its Subsidiaries owns any material rights in or to any Intellectual Property created in the scope of such employee’s employment or consultant’s engagement by, as applicable, with the Company or any of the Company Subsidiaries;

(vii) except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the transactions contemplated by this Agreement will not adversely affect the Company’s or the Company Subsidiaries’ or the Surviving Corporation’s right, title and interest in and to the Company Intellectual Property; and

(viii) all patents, patent applications and registrations for trademarks, service marks and copyrights which are held by the Company or any of the Company Subsidiaries and which are material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, are subsisting, have been duly maintained (including the payment of maintenance fees), and have not expired or been cancelled.

(c) For purposes of this Agreement,

(i) “Intellectual Property” means (i) rights in patents, inventions, copyrights in both published and unpublished works, works of authorship, software, trademarks, service marks, domain names, trade dress, trade secrets, (ii) registrations and applications to register any of the foregoing in any jurisdiction, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, (iv) other tangible or intangible proprietary or confidential information and materials, and (v) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing.

(ii) “Company Intellectual Property” means all Intellectual Property owned by the Company or any of the Company Subsidiaries or used by the Company or any of the Company Subsidiaries in the business of the Company and the Company Subsidiaries.

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2.14 Insurance. Section 2.14 of the Company Disclosure Schedule sets forth a true and correct list of all material insurance policies and binders held by or on behalf of the Company and the Company Subsidiaries. Such policies and binders (i) are in full force and effect, (ii) are in material conformity with the requirements of all leases or other agreements to which the Company or the relevant Company Subsidiary is a party and (iii) to the knowledge of the Company, are valid and enforceable in accordance with their terms, except where the failure to be valid and enforceable would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in material default with respect to any provision contained in such policy or binder nor has any of the Company or a Company Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no material outstanding unpaid claims under any such policy or binder. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of cancellation or non-renewal of any such policy or binder.

2.15 Tax Matters. Except as set forth in Section 2.15 of the Company Disclosure Schedule:

(a) For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States federal, state, and local, and all foreign, income, profits, franchise, gross receipts, payroll, custom chattels, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, withholding and any other taxes, charges, duties, impositions or assessments of any kind whatsoever, together with all interest, penalties, and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes.

(b) All Tax Returns required to be filed on or before the date hereof by or with respect to the Company and the Company Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by the Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been paid. The Company and the Company Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made by any taxing authority in any other jurisdiction that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

(c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

(d) No audit is currently pending with respect to any Tax Return of the Company or the Company Subsidiaries. No deficiency for any Taxes has been proposed in writing against the Company or the Company Subsidiaries, which deficiency has not been paid in full.

(e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or the Company Subsidiaries for any taxable period. The Company has delivered to Parent complete and correct copies of all income Tax Returns, audit reports and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to the Company or the Company Subsidiaries.

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(f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has, in accordance with generally accepted accounting principles, made due and sufficient accruals for such Taxes in the Company’s books and records.

(g) Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Form W-2 and 1099 or corresponding foreign reports required with respect thereto have been properly completed and timely filed.

(h) Other than with respect to the consolidated group of which the Company is the parent, the Company and the Company Subsidiaries are not and have never been a party to or bound by, nor do they have or have they ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. Other than with respect to the consolidated group of which the Company is the parent, neither the Company nor any Company Subsidiary has any liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(i) Neither the Company nor any Company Subsidiary has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(j) Neither the Company nor the Company Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) The Company has made available to Parent correct and complete copies of all state sales and use Tax Returns filed for the Company and each of the Company Subsidiaries and each of the Company’s and the Company Subsidiaries’ predecessor entities, if any, filed since December 31, 2004. The Company has also made available to Parent correct and complete copies of all material examination reports received and all statements of deficiencies assessed against, or agreed to, by the Company or any of the Company Subsidiaries or their predecessor entities with respect to such Tax Returns described in the preceding sentence.

(l) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

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(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

2.16 Employee Benefit Plans.

(a) Section 2.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, consultancy, non-compete, severance, termination, change of control, or similar agreement, contract, plan, arrangement or policy and each other contract, plan, arrangement or policy providing for compensation, bonuses, profit-sharing, stock purchase, stock option or other stock-related rights or other forms of incentive or deferred compensation, fringe benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits and any summary plan descriptions) which covers any current employee or former employee, director or consultant of the Company or the Company Subsidiaries or its ERISA Affiliates or any of their dependents, with respect to which the Company or any of its ERISA Affiliates has any material liability, whether current or contingent (individually, a “Company Employee Plan” and collectively, the “Company Employee Plans”). A copy of each such Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto or a description of each Company Employee Plan that is unwritten, has been made available to Parent together with the most recent annual report (Form 5500 including, where applicable, all schedules and actuarial and accountants’ reports) and Tax Return (Form 990) prepared in connection with any such plan or trust.

(b) Section 2.16(b) of the Company Disclosure Schedule contains a list of all severance payments payable by the Company in connection with the termination of any current employee or consultant of the Company or any Company Subsidiary, including any amounts, to the Company's knowledge, arising under statutory obligations and any applicable notice periods.

(c) No Company Employee Plan is subject to Title IV of ERISA or Section 412 of the Code.

(d) No Company Employee Plan is a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA (a “MEWA”) or a multiple employer plan as defined in Section 413(c) of the Code. Neither the Company, any of the Company Subsidiaries nor any of their ERISA Affiliates has (i) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); or (ii) to the knowledge of the Company, ever maintained a Company Employee Plan which was ever subject to the laws of any jurisdiction outside of the United States.

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(e) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Company Qualified Plan”) is so qualified and the plan as currently in effect has received a favorable determination or opinion letter to that effect from the Internal Revenue Service, no such determination or opinion letter has been revoked and revocation has not been threatened, and to the Company’s knowledge, there is no reason why any such determination or opinion letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Company Qualified Plan. Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan with such exceptions as would not have or be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(l) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code and the regulations, guidance and notices issued thereunder. The Company has complied in all material respects with the reporting and wage withholding requirements under Section 409A of the Code and applicable IRS guidance. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company or any of its ERISA Affiliates of any excise Taxes under Sections 4972, 4975,4976, 4977,4979, 4980B, 4980D, 4980E or 5000 of the Code or any penalty or tax under Section 5.02(i) of ERISA except for any such payment or assessment as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(f) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits or other retiree benefits for any person, retired, former or current employees of the Company or the Company Subsidiaries, except as required by applicable law or under Section 4980B of the Code (“COBRA”). No condition exists that would prevent the Company or any of its ERISA Affiliates from amending or terminating any Company Employee Plan providing health or medical benefits in respect of any current or former employees of the Company or the Company Subsidiaries. None of the Company, any of the Company Subsidiaries, or any Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law and there has been no communication to current or former employees by the Company or any of the Company Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

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(g) All contributions and payments due under each Company Employee Plan, determined in accordance with GAAP, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary Company practice. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. With respect to each Company Employee Plan, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP on the Company’s financial statements.

(h) Section 2.16(h) of the Company Disclosure Schedule lists all contracts and agreements between the Company and David C. McCourt.

(i) No employee, consultant or former consultant or employee of the Company or any of the Company Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit or any other payment, as a result of the transactions contemplated hereby alone or together with any other event. Except as set forth on Section 2.16(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of the Company Subsidiaries, or could limit the right of the Company or any of the Company Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. There is no Contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of the Company Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event. The information set forth on Section 2.16(g)(ii) of the Company Disclosure Schedule regarding severance arrangements for certain executive officers and certain other executives of the Company is true and correct in all material respects.

(j) No “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that are not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There is no material action, suit, investigation, audit, arbitration or proceeding (i) pending against or involving or, to the knowledge of the Company, threatened against any Company Employee Plan or (ii) involving the Company’s classification of individuals as either employees or independent contractors, in each case, before any arbitrator or any Governmental Entity.

(k) There is no material action, suit, investigation, audit, arbitration or proceeding (i) pending against or involving or, to the knowledge of the Company, threatened against any Company Employee Plan, (ii) pending or, to the knowledge of the Company, threatened involving the Company’s or any of the Company Subsidiaries’ classification of individuals as either employees or independent contractors, (iii) pending or, to the knowledge of the Company, threatened involving the Company’s or any of the Company Subsidiaries’ classification of Employees as exempt or non-exempt for purposes of wage and hour laws, rules or regulations, or (iv) pending or, to the knowledge of the Company, threatened under any workers compensation policy or long-term disability policy, in each case, before or by any arbitrator or any Governmental Entity other than routine claims for benefits payable under any such policy.

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2.17 Employee Relations.

(a) The Company and the Company Subsidiaries, collectively, have the employees and consultants listed on Schedule 2.17 of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Except as disclosed in Section 2.17 of the Company Disclosure Schedule, upon termination of the employment of any employees, none of the Company, the Company Subsidiaries nor Parent shall be liable, by reason of the Merger or anything done prior to the Effective Time, to any of such employees for severance pay or any other payments (other than their accrued salary, vacation or sick pay in accordance with normal policies). Schedule 2.17 of the Company Disclosure Schedule list all current directors, officers, employees and consultants of the Company and the Company Subsidiaries including, in each case, name, current job title and annual rate of base compensation, minimum employment or contract terms and termination notice requirement.

(b) The Company and each Company Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except in each case of clauses (i) through (iv) where the failure or liability would not be reasonably expected to have a Company Material Adverse Effect.

(c) No work stoppage or labor strike against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would result in material liability to the Company. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar foreign law that would, directly or indirectly result in material liability to the Company. Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 2.17 of the Company Disclosure Schedule and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. No union organizing campaign or activity with respect to non-union employees of the Company or any Company Subsidiary is ongoing, pending or, to the knowledge of the Company, threatened.

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2.18 No Breach. Except as set forth in Section 2.18 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) result in a violation or breach of or the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any instrument, contract or other agreement to which the Company or any Company Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) assuming that all consents, approvals, authorizations and other actions described in subsection (v) have been obtained and all filings and obligations in subsection (v) have been made or complied with, violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any Governmental Entity applicable to the Company or the Company Subsidiaries or by which any of the Company’s or the Company Subsidiaries’ assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any Governmental Entity, except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger or (C) any filings with the SEC or the NASDAQ Stock Market, (vi) result in the creation of any lien or other encumbrance on the assets or properties of the Company or a Company Subsidiary, or (vii) cause any of the assets owned by the Company or any Company Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Entity, excluding from clauses (ii) through (vi) where (x) any such violations, breaches, defaults or encumbrances, (y) any failure to obtain such permits, authorizations, consents or approvals, or (z) any failure to make such filings, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or materially interfere with the ability of the Company to consummate the transactions contemplated hereby.

2.19 Board Approvals; Takeover Statutes.

(a) At a meeting duly called and held, the Company’s Board of Directors unanimously (i) approved and adopted the Agreement and declared its advisability in accordance with the provisions of the DGCL; (ii) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and the Company’s shareholders; and (iii) directed, subject to Section 4.4(c), that this Agreement be submitted to the Company’s shareholders for their adoption and resolved to recommend that the shareholders vote in favor of the adoption of this Agreement.

(b) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Sections 3.22 and 3.23, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

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2.20 Financial Advisor.

(a) The Board of Directors of the Company has received the opinion of Houlihan Smith & Company Inc. (“Houlihan”), dated on or about the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, a copy of which opinion has been made available to Parent.

(b) No broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company.

2.21 Proxy Statement and Registration Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement (as defined herein) and the Joint Proxy Statement/Prospectus (as defined herein) will, (i) at the time it is declared effective under the Securities Act, (ii) at the time the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the stockholders of the Company, (iii) at the time of the Company Stockholders’ Meeting, and (iv) at the Effective Time (with respect to the Registration Statement only), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which it is made, not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiaries, or their respective officers and directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Registration Statement or Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by Parent or any of its representatives, which is contained in the Registration Statement or the Joint Proxy Statement/Prospectus. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply in all material aspects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on Schedule D delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent, Parent and Merger Sub hereby make the following representations and warranties to the Company:

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3.1 Organization and Qualification.

(a) Each of Parent and each Parent Subsidiary (as defined in Section 3.4(a)) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted, except where any such failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined herein). Each of Parent and each Parent Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have a Parent Material Adverse Effect. “Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of Parent and the Parent Subsidiaries taken as a whole, provided, however, that a Parent Material Adverse Effect shall not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions, (ii) generally affecting any of the industries in which Parent or the Parent Subsidiaries operate, (iii) resulting from the announcement of this Agreement, (iv) resulting from changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof, (v) resulting from any actions taken pursuant to or in accordance with the terms of this Agreement, (vi) resulting from any outbreak or escalation of hostilities or war or any act of terrorism, (vii) resulting from any failure by the Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), or (viii) resulting from a decline in the price of the Parent Common Stock on the NASDAQ Capital Market (it being understood that the facts or occurrences giving rise or contributing to such decline that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect).

Parent has previously provided or made available to the Company true, correct and complete copies of the charter and bylaws or other organizational documents of Parent and each Parent Subsidiary as in effect on the date of this Agreement, and none of Parent or any Parent Subsidiary is in violation of any provisions of such documents, except as would not reasonably be expected to have a Parent Material Adverse Effect.

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3.2 Authority to Execute and Perform Agreements. The Parent and the Merger Sub each have the corporate power and authority to enter into, execute and deliver this Agreement, and, subject to receipt of the Parent Requisite Vote (as defined herein), to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of (i) the Board of Directors of Parent and (ii) the Board of Directors of the Merger Sub, has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and immediately after the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, will approve and adopt this Agreement. No other corporate proceeding on the part of the Parent or Merger Sub is necessary to consummate the transactions contemplated hereby other than the approval of the Charter Amendment, the Share Issuance and the CVR Issuance by the requisite holders of Parent Common Stock (and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by Parent and the Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and the Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity. The only vote of Parent stockholders required to approve (i) the Charter Amendment is an affirmative votes of a number of outstanding shares of Parent Common Stock in favor of the Charter Amendment that exceeds the number of votes of outstanding shares of Parent Common Stock against the Charter Amendment and (ii) the Share Issuance and the CVR Issuance is the affirmative vote of a majority of the votes cast by outstanding shares of Parent Common Stock (the requisite votes to approve required by clauses (i) and (ii) collectively, the “Parent Requisite Vote”).

3.3 Capitalization and Title to Shares.

(a) The authorized capital stock of Parent consists of (i) 75,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 700,000 shares are currently designated Series A-10 Preferred Stock. As of May 9, 2008, (A) 42,343,326 shares of Parent Common Stock were issued and outstanding and (B) 74,841 shares of Series A-10 Preferred Stock, convertible into 748,410 shares of Parent Common Stock, were issued and outstanding. All of the issued and outstanding shares of Parent’s Common Stock and Parent’s Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b) The Parent has reserved 14,646,528 shares of Parent Common Stock for issuance pursuant to all of the options to purchase Parent Common Stock issued or issuable pursuant to Parent's stock option and similar plans (the "Parent Options"). As of March 31, 2008, Parent Options to purchase 11,806,528 shares of Parent Common Stock were outstanding. Section 3.3(b) of the Parent Disclosure Schedule sets forth with respect to each Parent Option outstanding as of March 31, 2008, (i) the number of shares of Parent Common Stock issuable therefor and (ii) the purchase price payable therefor upon the exercise of each such Parent Option. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.3(b) have been furnished previously to Company. Except as indicated in Section 3.3(b) of the Parent Disclosure Schedule, Parent is not obligated to accelerate the vesting of any Parent Options as a result of the Merger.

(c) As of March 31, 2008, warrants to purchase 2,857,535 shares of Parent Common Stock were outstanding (“Parent Warrants”). Section 3.3(c) of the Parent Disclosure Schedule includes a true and complete list of all outstanding Parent Warrants.

(d) Except for (i) shares indicated as issued and outstanding on March 31, 2008 in Section 3.3(a), and (ii) shares issued after March 31, 2008, upon (A) the exercise of outstanding Parent Options listed in Section 3.3(b) of the Parent Disclosure Schedule; (B) the exercise of outstanding Parent Warrants listed in Section 3.3(c) of the Parent Disclosure Schedule; or (C) the exercise of other outstanding convertible securities or other agreement to issue Parent Common Stock listed on Section 3.3(e) of the Parent Disclosure Schedule, there are not as of the date hereof, and at the Effective Time, except as set forth in Section 3.3(e) of the Parent Disclosure Schedule, there will not be, any shares of Parent Common Stock issued and outstanding.

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(e) Other than Parent Options listed in Section 3.3(b) of the Parent Disclosure Schedule and the Parent Warrants listed in Section 3.3(d) of the Parent Disclosure Schedule, and except as set forth in Section 3.3(e) of the Parent Disclosure Schedule, there are not, as of the date of this Agreement, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments of any nature whatsoever obligating Parent to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Parent or obligating Parent to grant, extend or enter into any such agreement. Except as set forth in Section 3.3(e) of the Parent Disclosure Schedule, to the knowledge of Parent, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company.

(f) The Parent has no outstanding bonds, debentures, notes or other indebtedness, which have the right to vote on any matters on which stockholders may vote.

3.4 Parent Subsidiaries.

(a) Section 3.4(a) of the Parent Disclosure Schedule sets forth the name of each Parent Subsidiary, and with respect to each Parent Subsidiary, (i) the jurisdiction in which each is incorporated or organized and (ii) the jurisdictions, if any, in which it is qualified to do business. All issued and outstanding shares or other equity interests of each Parent Subsidiary are owned directly by the Parent free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, “Parent Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which the Parent or any Parent Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Parent or by any Parent Subsidiary, or by the Parent and one or more Parent Subsidiaries.

(b) There are not as of the date of this Agreement, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Parent Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of the Parent or any Parent Subsidiary or obligating the Parent or any Parent Subsidiary to grant, extend or enter into any such agreement. To the knowledge of the Parent, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Parent Subsidiary, other than as noted in Section 3.2 hereof.

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(c) Section 3.4(c) of the Parent Disclosure Schedule sets forth, for each Parent Joint Venture, the interest held by the Parent and the jurisdiction in which such Parent Joint Venture is organized. Interests in Parent Joint Ventures held by the Parent are held directly by the Parent, free and clear of any charges, liens, encumbrances, security interest or adverse claims. The term “Parent Joint Venture” means any corporation or other entity (including partnerships, limited liability companies and other business associations) that is not a Parent Subsidiary and in which the Parent or one or more Parent Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

3.5 SEC Reports; Sarbanes-Oxley Act. Parent previously has filed with the SEC its (i) Annual Report on Form 10-KSB for the year ended September 30, 2007 (the “Parent 10-K”), as amended, (ii) its quarterly report on Form 10-QSB for its fiscal quarters ended December 31, 2007 and March 31, 2008, and (iii) all other documents required to be filed by Parent with the SEC under the Exchange Act since October 1, 2006 (all such forms, reports, statements, certificates and other documents filed since October 1, 2006, including any amendments thereto, collectively, the “Parent SEC Reports”). As of their respective filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Parent SEC Reports complied, and each of the Parent SEC Reports filed by Parent between the date of this Agreement and the Closing Date will comply, in all material respects, with the Exchange Act and the Securities Act, as the case may be. As of their respective filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Parent SEC Reports did not, or in the case of the Parent SEC Reports filed by Parent on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Parent SEC Reports has been amended or superseded by a later Parent SEC Report filed prior to the date of this Agreement. Since October 1, 2006, Parent has filed with the SEC all reports required to be filed by it under the Exchange Act. No Parent Subsidiary is required to file any form, report or other document with the SEC. There are no outstanding loans or other extensions of credit made by Parent or any of the Parent Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report and to Parent’s knowledge the applicable executive officers anticipate making such certifications in Parent’s Annual Report on Form 10-QSB for the quarter ended June 30, 2008. Parent has made available to Company true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and Parent and any of the Parent Subsidiaries, on the other hand since October 1, 2006. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Parent Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

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3.6 Financial Statements. As of the dates on which they were filed or amended prior to the date of this Agreement in the Parent SEC Reports filed prior to the date of this Agreement, the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in such Parent SEC Reports (i) were prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-QSB of the Exchange Act) and (ii) fairly presented, in all material respects (except as may be indicated in the notes thereto and subject, in the case of any unaudited interim financial statements, to normal year-end adjustments that would not be reasonably expected to be material in amount), the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of financial statements for any quarter of the current fiscal year, to normal year-end audit adjustments).

3.7 Absence of Undisclosed Liabilities. The Parent has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than liabilities (i) adequately reflected, accrued or reserved against on the Parent Balance Sheet (as defined herein), (ii) included in Section 3.7 of the Parent Disclosure Schedule or (iii) incurred since March 31, 2008, in the ordinary course of business consistent with past practice, or (iv) which have been discharged or paid in full prior to the date of this Agreement. The consolidated, unaudited balance sheet of Parent as of March 31, 2008 is referred to herein as the “Parent Balance Sheet.”

3.8 Absence of Adverse Changes. Since September 30, 2007 through the date of this Agreement, except as contemplated by this Agreement, whether taken before or after the date of this Agreement (i) the Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any change, event or circumstance that has had a Parent Material Adverse Effect.

3.9 Compliance with Laws.

(a) Parent and each of the Parent Subsidiaries have all required franchises, tariffs, grants, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, accreditation, approvals, orders and authorizations of any Governmental Entity necessary for Parent and each of the Parent Subsidiaries to operate and use their properties and assets and to conduct their businesses as presently operated, used and conducted (“Parent Permits”) other than those the failure of which to possess would not have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries has received written notice from any Governmental Entity or third party that any Parent Permit is subject to any adverse action, including but not limited to, suspension, termination, revocation or withdrawal, except where the failure to have any such Parent Permit or the receipt of such notice would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not have or reasonably be expected to have a Parent Material Adverse Effect. Parent and each of the Parent Subsidiaries is in compliance with the terms of the Parent Permits, as applicable, except for such failures to comply that, individually or in the aggregate, would not have or reasonably be expected to have a Parent Material Adverse Effect.

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(b) Parent and the Parent Subsidiaries are not in violation of any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any Governmental Entity, applicable to Parent or any of the Parent Subsidiaries or by which its or any of their respective properties are bound, except for violations of any of the foregoing which would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.10 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, decrees or other requirements of any Governmental Entity against Parent, any Parent Subsidiary or any of their respective assets or properties, except for those that would not, individually or in the aggregate, have a Parent Material Adverse Effect. There are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent, any Parent Subsidiary or any of their respective securities, assets or properties, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

3.11 Contracts and Other Agreements.

(a) Neither Parent nor any Parent Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-KSB, Form 10-QSB or Form 8-K of the SEC, which is not so disclosed. All of such contracts and other agreements and all of the contracts required to be set forth in Section 3.11 of the Parent Disclosure Schedule (“Parent Material Contracts”) are valid, subsisting, in full force and effect, binding upon Parent or the Parent Subsidiary party thereto, and, to the knowledge of Parent, binding upon the other parties thereto in accordance with their terms, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no default under any Parent Material Contract by Parent or any of the Parent Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any Parent Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Correct and complete copies of the Parent Material Contracts have been previously provided to the Company.

(b) Section 3.11(b) of the Parent Disclosure Schedule sets forth a list of the following contracts and other agreements to which Parent or any Parent Subsidiary is a party or by or to which they or their assets or properties are bound or subject:

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(i) any agreement (A) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person or entity, (B) providing for the payment or receipt by Parent or a Parent Subsidiary of milestone payments or royalties, or (C) that individually requires aggregate expenditures by Parent and/or any Parent Subsidiary in any one year of more than $100,000;

(ii) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $100,000;

(iii) any agreement of surety, guarantee or indemnification that involves potential obligations in excess of $100,000;

(iv) any agreement that limits or restricts Parent or any Parent Subsidiary to compete in any business or with any person or in any geographic area except for and any such Material Contract that may be canceled without any penalty or other liability to Parent or any of the Parent Subsidiaries upon notice of 30 days or less;

(v) any interest rate, equity or other swap or derivative instrument; or

(vi) any agreement obligating Parent to register securities under the Securities Act.

(c) Except as disclosed on Section 3.11(c) of the Parent Disclosure Schedule, no executive officer or director of Parent has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 1% of a class of securities of a publicly traded company) has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of Parent which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

3.12 Properties.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or one of the Parent Subsidiaries, as applicable, has good title to all the properties and assets reflected in the latest audited balance sheet included in the Parent SEC Reports as being owned by Parent or one of the Parent Subsidiaries or acquired after the date thereof that are material to Parent’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all liens except Permitted Parent Encumbrances. “Permitted Parent Encumbrances” means (a) mechanics’, materialmen’s, carrier’s, repairer’s and other statutory liens arising or incurred in the ordinary course of business and that are not yet delinquent or are being contended in good faith; (b) liens for taxes assessments or other governmental charges not yet due and payable; (c) defects or imperfections of title in the nature of easements, covenants, conditions, encumbrances, restrictions, rights of way and similar matters affecting title as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; (d) zoning, building codes and other land use laws regulating the use or occupancy of the Parent Leased Property (defined in Section 3.12(b)) or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Parent Leased Property; (e) the financing secured by the Parent's receivables, equipment and software, and other assets, as more fully disclosed on Section 3.12 of the Parent Disclosure Schedule; and (f) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of Parent.

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(b) Section 3.12(b) of the Parent Disclosure Schedule sets forth a complete list as of the date of this Agreement of all material real property leased, subleased or licensed by the Parent or any of the Parent Subsidiaries (as lessor, sublessor, landlord, sublandlord or licensor, or lessee, sublessee, tenant, subtenant or licensee, as the case may be) (collectively, “Parent Leased Property”) pursuant to which Parent or any of the Parent Subsidiaries (and all of its and their sublessees and licensees) uses or occupies the Parent Leased Property (all leases, subleases, licenses, sublicenses and other agreements with respect to such use or occupancy, including all master or ground leases), and all amendments, modifications and extensions thereof being referred to collectively as “Parent Leases.” Parent has made available to the Company correct and complete copies of all Parent Leases and, to the knowledge of Parent, there are no material oral agreements, promises or understandings with respect to any Parent Leased Property, which is subject to a Parent Lease.

(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Parent Lease is valid and binding on Parent or the Parent Subsidiary party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect; (B) there is no breach or default under any Lease by Parent or the Parent Subsidiary party thereto or, to the knowledge of Parent, any other party thereto, and neither Parent nor any of the Parent Subsidiaries has received any written communication from, or given any written communication to, any other party to the Parent Lease or any lender, alleging that Parent or any of the Parent Subsidiaries or such other party, as the case may be, is or may be in default (and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Parent Lease by Parent or any of the Parent Subsidiaries or, to the knowledge of Parent, any other party thereto); and (C) Parent or the Parent Subsidiary party to each Parent Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Parent Lease, free and clear of all liens except Permitted Parent Encumbrances, and is in possession of the properties purported to be leased or licensed thereunder.

(d) None of the Parent or any of the Parent Subsidiaries owns any real property or has any options or rights or obligations to purchase, rights of first refusal, rights of first negotiation or rights of first offer to purchase, any real property.

3.13 Intellectual Property.

(a) Schedule 3.13 of the Parent Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material patents and patent applications; registered trademarks, service marks and trade names; registered domain names; and registered copyrights that are owned by Parent or any of the Parent Subsidiaries and used by Parent or any of its Subsidiaries in the business of Parent and the Parent Subsidiaries.

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(b) Except as set forth on Section 3.13 of the Parent Disclosure Schedule:

(i) except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of the Parent, the Parent and/or the Parent Subsidiaries (A) exclusively own the Parent Intellectual Property, or (B) license, sublicense or otherwise possess legally enforceable rights to use all Parent Intellectual Property that it does not so own, in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens granted by Parent, other than Permitted Liens, and as are reasonably necessary for their businesses as currently conducted;

(ii) to the knowledge of Parent, neither the operation of the business of Parent or any of the Parent Subsidiaries, nor any activity of Parent or any of the Parent Subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property of any third party;

(iii) to the knowledge of Parent, the Parent Intellectual Property is not being infringed or misappropriated by any third party.

(iv) Parent and the Parent Subsidiaries have taken reasonable measures and efforts to protect and maintain the confidentiality of any know-how, trade secrets, confidential information or proprietary information owned by Parent or any of the Parent Subsidiaries;

(v) Parent and the Parent Subsidiaries are not a party to any claim, suit or other action, and to the knowledge of Parent, no claim, suit or other action is threatened against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license the Parent Intellectual Property and, no third party has alleged in writing during the two (2) year period prior to the date hereof that any of the operation of the Parent Intellectual Property, the operation of the business of Parent or any of the Parent Subsidiaries, or any activity of Parent or any of the Parent Subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property of any third party;

(vi) except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no current or former employee or consultant of Parent or any of its Subsidiaries owns any material rights in or to any Intellectual Property created in the scope of such employee’s employment or consultant’s engagement by, as applicable, with Parent or any of the Parent Subsidiaries;

(vii) except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the transactions contemplated by this Agreement will not adversely affect the Parent’s or the Parent Subsidiaries’ or the Surviving Corporation’s right, title and interest in and to the Parent Intellectual Property; and

(viii) all patents, patent applications and registrations for trademarks, service marks and copyrights which are held by Parent or any of the Parent Subsidiaries and which are material to the business of Parent and the Parent Subsidiaries, taken as a whole, as currently conducted, are subsisting, have been duly maintained (including the payment of maintenance fees), and have not expired or been cancelled.

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(c) For purposes of this Agreement,

(i) “Parent Intellectual Property” means all Intellectual Property owned by Parent or any of the Parent Subsidiaries or used by Parent or any of the Parent Subsidiaries in the business of Parent and the Parent Subsidiaries.

3.14 Insurance. Section 3.14 of the Parent Disclosure Schedule sets forth a true and correct list of all material insurance policies and binders held by or on behalf of the Parent and the Parent Subsidiaries. Such policies and binders (i) are in full force and effect, (ii) are in material conformity with the requirements of all leases or other agreements to which the Parent or the relevant Parent Subsidiary is a party and (iii) to the knowledge of the Parent, are valid and enforceable in accordance with their terms, except where the failure to be valid and enforceable would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither the Parent nor any Parent Subsidiary is in material default with respect to any provision contained in such policy or binder nor has any of the Parent or a Parent Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no material outstanding unpaid claims under any such policy or binder. As of the date of this Agreement, neither the Parent nor any Parent Subsidiary has received written notice of cancellation or non-renewal of any such policy or binder.

3.15 Tax Matters. Except as set forth in Section 3.15 of the Parent Disclosure Schedule:

(a) All Tax Returns required to be filed on or before the date hereof by or with respect to Parent and the Parent Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by Parent or the Parent Subsidiaries, whether or not shown on any Tax Return, have been paid. Parent and the Parent Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made by any taxing authority in any other jurisdiction that Parent or the Parent Subsidiaries are or may be subject to taxation by that jurisdiction.

(b) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of Parent or the Parent Subsidiaries, other than with respect to Taxes not yet due and payable.

(c) No audit is currently pending with respect to any Tax Return of Parent or the Parent Subsidiaries. No deficiency for any Taxes has been proposed in writing against Parent or the Parent Subsidiaries, which deficiency has not been paid in full.

(d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Parent or the Parent Subsidiaries for any taxable period. Parent has delivered to the Company complete and correct copies of all income Tax Returns, audit reports and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to Parent or the Parent Subsidiaries.

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(e) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Parent has, in accordance with generally accepted accounting principles, made due and sufficient accruals for such Taxes in Parent’s books and records.

(f) Each of Parent and the Parent Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Form W-2 and 1099 or corresponding foreign reports required with respect thereto have been properly completed and timely filed.

(g) Other than with respect to the consolidated group of which Parent is the parent, Parent and the Parent Subsidiaries are not and have never been a party to or bound by, nor do they have or have they ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. Other than with respect to the consolidated group of which the Parent is the parent, neither Parent nor any Parent Subsidiary has any liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(h) Neither Parent nor any Parent Subsidiary has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(i) Neither Parent nor the Parent Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) Parent has made available to the Company correct and complete copies of all state sales and use Tax Returns filed for Parent and each of the Parent Subsidiaries and each of the Parent’s and the Parent Subsidiaries’ predecessor entities, if any, filed since December 31, 2004. Parent has also made available to the Company correct and complete copies of all material examination reports received and all statements of deficiencies assessed against, or agreed to, by Parent or any of the Parent Subsidiaries or their predecessor entities with respect to such Tax Returns described in the preceding sentence.

(k) Neither Parent nor any of the Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

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(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Parent Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, consultancy, non-compete, severance, termination, change of control, or similar agreement, contract, plan, arrangement or policy and each other contract, plan, arrangement or policy providing for compensation, bonuses, profit-sharing, stock purchase, stock option or other stock-related rights or other forms of incentive or deferred compensation, fringe benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits and any summary plan descriptions) which covers any current employee or former employee, director or consultant of Parent or the Parent Subsidiaries or its ERISA Affiliates or any of their dependents, with respect to which Parent or any of its ERISA Affiliates has any material liability, whether current or contingent (individually, a “Parent Employee Plan” and collectively, the “Parent Employee Plans”). A copy of each such Parent Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto or a description of each Parent Employee Plan that is unwritten, has been made available to the Company together with the most recent annual report (Form 5500 including, where applicable, all schedules and actuarial and accountants’ reports) and Tax Return (Form 990) prepared in connection with any such plan or trust.

(b) No Parent Employee Plan is subject to Title IV of ERISA or Section 412 of the Code.

(c) No Parent Employee Plan is Multiemployer Plan, or a MEWA or a multiple employer plan as defined in Section 413(c) of the Code. Neither Parent, any of the Parent Subsidiaries nor any of their ERISA Affiliates has (i) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); or (ii) to the knowledge of Parent, ever maintained a Parent Employee Plan which was ever subject to the laws of any jurisdiction outside of the United States.

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(d) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Parent Qualified Plan”) is so qualified and the plan as currently in effect has received a favorable determination or opinion letter to that effect from the Internal Revenue Service, no such determination or opinion letter has been revoked and revocation has not been threatened, and to the Parent’s knowledge, there is no reason why any such determination or opinion letter should be revoked or not be reissued. Parent has made available to the Company copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Parent Qualified Plan. Each Parent Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Employee Plan with such exceptions as would not have or be reasonably expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Each Parent Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(l) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code and the regulations, guidance and notices issued thereunder. Parent has complied in all material respects with the reporting and wage withholding requirements under Section 409A of the Code and applicable IRS guidance. No events have occurred with respect to any Parent Employee Plan that could result in payment or assessment by or against the Parent or any of its ERISA Affiliates of any excise Taxes under Sections 4972, 4975,4976, 4977,4979, 4980B, 4980D, 4980E or 5000 of the Code or any penalty or tax under Section 5.02(i) of ERISA except for any such payment or assessment as would not be reasonably expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(e) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits or other retiree benefits for any person, retired, former or current employees of Parent or the Parent Subsidiaries, except as required by applicable law or under Section 4980B of the Code (“COBRA”). No condition exists that would prevent the Parent or any of its ERISA Affiliates from amending or terminating any Parent Employee Plan providing health or medical benefits in respect of any current or former employees of Parent or the Parent Subsidiaries. None of Parent, any of the Parent Subsidiaries, or any Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law and there has been no communication to current or former employees by Parent or any of the Parent Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(f) All contributions and payments due under each Parent Employee Plan, determined in accordance with GAAP, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary Parent practice. There has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Parent Employee Plan which would increase materially the expense of maintaining such Parent Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. With respect to each Parent Employee Plan, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP on the Parent’s financial statements. The assets of each Parent Employee Plan which is funded are reported at their fair market value on the books and records of such Parent Employee Plan and, if applicable, Parent’s financial statements.

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(g) Except as set forth on Section 3.16(g) of the Parent Disclosure Schedule, no employee, consultant or former consultant or employee of Parent or any of the Parent Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit or any other payment, as a result of the transactions contemplated hereby alone or together with any other event. Except as set forth on Section 3.16(g)(i) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Parent or any of the Parent Subsidiaries, or could limit the right of Parent or any of the Parent Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Employee Plan or related trust. There is no Contract, plan or arrangement (written or otherwise) covering any employee or former employee of Parent or any of the Parent Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event. The information set forth on Section 3.16(g)(ii) of the Parent Disclosure Schedule regarding severance arrangements for certain executive officers and certain other executives of the Parent is true and correct in all material respects.

(h) No “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that are not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan. There is no material action, suit, investigation, audit, arbitration or proceeding (i) pending against or involving or, to the knowledge of Parent, threatened against any Parent Employee Plan or (ii) involving the Parent’s classification of individuals as either employees or independent contractors, in each case, before any arbitrator or any Governmental Entity.

(i) There is no material action, suit, investigation, audit, arbitration or proceeding (i) pending against or involving or, to the knowledge of the Parent, threatened against any Parent Employee Plan, (ii) pending or, to the knowledge of the Parent, threatened involving Parent’s or any of the Parent Subsidiaries’ classification of individuals as either employees or independent contractors, (iii) pending or, to the knowledge of Parent, threatened involving Parent’s or any of the Parent Subsidiaries’ classification of Employees as exempt or non-exempt for purposes of wage and hour laws, rules or regulations, or (iv) pending or, to the knowledge of Parent, threatened under any workers compensation policy or long-term disability policy, in each case, before or by any arbitrator or any Governmental Entity other than routine claims for benefits payable under any such policy.

3.17 Employee Relations.

(a) Parent and the Parent Subsidiaries, collectively, have the employees and consultants listed on Schedule 3.17 of the Parent Disclosure Schedule. Neither Parent nor any Parent Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Except as disclosed in Section 3.17 of the Parent Disclosure Schedule, upon termination of the employment of any employees, none of Parent, the Parent Subsidiaries nor the Company shall be liable, by reason of the Merger or anything done prior to the Effective Time, to any of such employees for severance pay or any other payments (other than their accrued salary, vacation or sick pay in accordance with normal policies). Schedule 3.17 of the Parent Disclosure Schedule list all current directors, officers, employees and consultants of Parent and the Parent Subsidiaries including, in each case, name, current job title and annual rate of base compensation, minimum employment or contract terms and termination notice requirement.

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(b) Parent and each Parent Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except in each case of clauses (i) through (iv) where the failure or liability would not be reasonably expected to have a Parent Material Adverse Effect.

(c) No work stoppage or labor strike against Parent or any Parent Subsidiary is pending or, to the knowledge of Parent, threatened. Neither Parent nor any Parent Subsidiary is involved in or, to the knowledge of Parent, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would result in material liability to Parent. Neither Parent nor any Parent Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar foreign law that would, directly or indirectly result in material liability to Parent. Neither Parent nor any Parent Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 3.17 of the Parent Disclosure Schedule and no collective bargaining agreement is being negotiated by Parent or any Parent Subsidiary. No union organizing campaign or activity with respect to non-union employees of Parent or any Parent Subsidiary is ongoing, pending or, to the knowledge of Parent, threatened.

3.18 No Breach. Except as set forth in Section 3.18 of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of the Parent or Merger Sub, (ii) result in a violation or breach of or the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any instrument, contract or other agreement to which the Parent or any Parent Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) assuming that all consents, approvals, authorizations and other actions described in subsection (v) have been obtained and all filings and obligations in subsection (v) have been made or complied with, violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any Governmental Entity applicable to Parent or the Parent Subsidiaries or by which any of the Parent’s or the Parent Subsidiaries’ assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any Governmental Entity, except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger or (C) any filings with the SEC or the NASDAQ Stock Market, (vi) result in the creation of any lien or other encumbrance on the assets or properties of Parent or a Parent Subsidiary, or (vii) cause any of the assets owned by the Parent or any Parent Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Entity, excluding from clauses (ii) through (vi) where (x) any such violations, breaches, defaults or encumbrances, (y) any failure to obtain such permits, authorizations, consents or approvals , or (z) any failure to make such filings, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially interfere with the ability of the Parent to consummate the transactions contemplated hereby.

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3.19 Board Approvals. At meetings duly called and held, each of the Parent’s and Merger Sub’s Boards of Directors unanimously (i) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including (a) the Merger, (b) the amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Parent Common Stock to 150,000,000 (the "Charter Amendment"), and (c) the issuance of shares of Parent Common Stock in excess of 19.99% of the outstanding Parent Common Stock (the "Share Issuance"), and (d) the issuance of Contingent Value Rights and any shares of Parent Common Stock issuable thereunder (the "CVR Issuance"); (ii) directed that the Charter Amendment, the Share Issuance and the CVR Issuance be submitted to the Parent’s shareholders for approval and resolved to recommend that the shareholders vote in favor thereof; and (iii) with respect to such Merger Sub board meeting, Merger Sub's Board of Directors determined the Agreement and the Merger to be advisable and fair to and in the best interests of Merger Sub and its stockholders and recommended its stockholders adopt the Agreement.

3.20 Financial Advisor. Other than New Century Financial and Brimberg & Co., no broker, finder, agent or similar intermediary has acted on behalf of Parent in connection with this Agreement or the transactions contemplated hereby, and, other than the fee payable to New Century Financial and Brimberg & Co., there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Parent, or any action taken by the Parent.

3.21 Proxy Statement and Registration Statement.

(a) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement (as defined herein) and the Joint Proxy Statement/Prospectus (as defined herein) will, (i) at the time it is declared effective under the Securities Act, (ii) at the time the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the stockholders of Parent, (iii) at the time of the Parent Shareholders’ Meeting, and (iv) at the Effective Time (with respect to the Registration Statement only), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which it is made, not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any Parent Subsidiaries, or their respective officers and directors, should be discovered by the Parent which should be set forth in an amendment or supplement to the Registration Statement or Joint Proxy Statement/Prospectus, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by the Company or any of its representatives, which is contained in the Registration Statement or the Joint Proxy Statement/Prospectus. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply in all material aspects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

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(b) Neither the Registration Statement or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Merger Sub in this Section 3.21(b) with respect to statements made or incorporated by reference therein based on information supplied the Company or any of its subsidiaries for inclusion by reference in the Registration Statement. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

3.22 Interim Operations of Merger Sub; Ownership of Company Common Stock.

(a) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

(b) As of the date hereof and through and including the Effective Time, Parent shall own all of the equity securities of Merger Sub.

(c) As of immediately prior to entering into this Agreement, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” under the applicable provisions of the DGCL or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Merger or any of the transactions contemplated hereby. Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement). To the knowledge of Parent, no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby which would require action by the Board of Directors of the Company.

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3.23 Certain Agreements. There are no contracts or agreements (whether oral or written) between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.

ARTICLE IV - COVENANTS AND AGREEMENTS

4.1 Conduct of Business. Except with the prior written consent of Parent, as otherwise contemplated herein or referred to in Section 4.1 of the Company Disclosure Schedule or as required by law or in connection with any actions taken or not taken by the Company or any Company Subsidiary in accordance with or pursuant to the Plan, during the period from the date hereof to the Closing Date, the Company shall observe the following covenants:

(a) Affirmative Covenants Pending Closing. The Company shall:

(i) Preservation of Personnel. Use reasonable commercial efforts to preserve intact and keep available the services of present employees of the Company and the Company Subsidiaries;

(ii) Insurance. Use reasonable commercial efforts to keep in effect casualty, public liability, worker’s compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

(iii) Preservation of the Business; Maintenance of Properties, Contracts. Use reasonable commercial efforts to preserve the business of the Company, advertise, promote and market the Company’s business activities in accordance with past practices over the last twelve months, keep the Company’s properties intact, preserve its goodwill and business, maintain all physical properties in such operating condition as will permit the conduct of the Company’s business on a basis consistent with past practice, and perform and comply in all material respects with the terms of the Material Contracts referred to in Section 2.11;

(iv) Intellectual Property Rights. Use commercially reasonable efforts to preserve and protect the Company Intellectual Property;

(v) Expenditures. Obtain Parent prior written approval for Company expenditures over $1,000 or commitments to make such expenditures, whether in cash, securities or other form of consideration; and

(vi) Ordinary Course of Business. Operate the Company’s business in the ordinary course consistent with past practices.

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(b) Negative Covenants Pending Closing. The Company shall not, without Parent’s prior written consent:

(i) Disposition of Assets. Sell or transfer, or mortgage, pledge, lease or otherwise encumber any of its assets, other than sales or transfers in the ordinary course of business and in amounts not exceeding $10,000;

(ii) Liabilities. Incur any indebtedness for borrowed money, obligation or liability or enter into any contracts or commitments involving potential payments by the Company or any Company Subsidiary, in each case of $10,000 or more;

(iii) Compensation. Except as required or permitted by this Agreement or any agreement in effect prior to the date of this Agreement that is set forth on Schedule 4.1 of the Company Disclosure Schedule, change the compensation payable to any officer, director, employee, agent or consultant; or enter into any employment, severance or other agreement with any officer, director, employee, agent or consultant of the Company or a Company Subsidiary; or adopt, or increase the benefits under, any employee benefit plan, except as required by law; provided, that, the Company may amend any employment agreement or benefit or compensation plan solely in order to comply with or conform to Section 409A of the Code;

(iv) Capital Stock. Except as contemplated or required by this Agreement and except for the creation and issuance of the Company Series A Preferred Stock, make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of, any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock, except upon the exercise of any options, warrants or convertible securities outstanding on the date of this Agreement and disclosed herein;

(v) Certificate of Incorporation and By-Laws. Other than the filing of a Certificate of Designations for the Company Series A Preferred Stock with the Secretary of State of the State of Delaware, cause, permit or propose any amendments to the Certificate of Incorporation or By-laws of the Company;

(vi) Acquisitions. Make, or permit to be made, any acquisition of property or assets outside the ordinary course of business;

(vii) Capital Expenditures. Authorize any single capital expenditure in excess of $10,000 or capital expenditures which in the aggregate exceed $50,000;

(viii) Accounting Policies. Except as may be required by law, the SEC or generally accepted accounting principles, change any of the accounting practices or principles used by it or restate, or become obligated to restate, the financial statements included in the Company 10-KSB for the year ended February 29, 2008;

(ix) Taxes. Make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

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(x) Legal. Settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

(xi) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Merger);

(xii) Payment of Indebtedness. Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice;

(xiii) Confidentiality Agreements. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which the Company is a party; or

(xiv) Obligations. Obligate itself to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Section 4.1, the Company shall use its commercially reasonable efforts to operate its business, in all material respects, in accordance with the plan set forth on Exhibit E hereto (the “Plan”).

4.2 Conduct of Business by Parent pending the Merger. Parent covenants and agrees that, from and after the date of this Agreement until the earlier of (x) the date this Agreement is terminated or (y) the Effective Time, unless the Company shall otherwise agree in writing or except as otherwise permitted by this Agreement, Parent shall, and shall cause each of its subsidiaries to, (i) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (ii) not take any action of any kind that would impair, restrict, delay or otherwise hinder any of their abilities to perform any of their obligations under this Agreement, the CVR Agreement or any agreement contemplated hereby or thereby.

4.3 Joint Proxy Statement/Prospectus; Registration Statement; and Other Filings. (a) As promptly as practicable, and in any event within sixty days after the execution of this Agreement, the Company and Parent will prepare and file with the SEC a preliminary proxy statement, which shall constitute a joint proxy statement and prospectus (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) (but in the case of the Company, it shall only be required to file the Joint Proxy Statement/Prospectus with the SEC to the extent required by applicable law), and Parent shall, as promptly as practicable after receipt of notification from the SEC that it has no further comments to the Joint Proxy Statement/Prospectus, in cooperation with the Company, prepare and file with the SEC on Form S-4 with respect to the Share Issuance and the CVR Issuance (together with all amendments thereto, the “Registration Statement”). The Joint Proxy Statement/Prospectus shall be included in the Registration Statement as the Parent’s prospectus. Each of the Company and Parent will promptly respond to any comments of the SEC regarding the Joint Proxy Statement/Prospectus and the Registration Statement and will use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and, prior the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance by Parent shares of Parent Common Stock and Contingent Value Rights pursuant to the Merger. The Company and Parent will cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy Statement/Prospectus in light of the date set for the Company Stockholders’ Meeting and the Parent Shareholders’ Meeting. Each of Parent and the Company shall pay its own expenses incurred in connection with the Registration Statement, the Joint Proxy Statement/Prospectus, the Company Stockholders’ Meeting and the Parent Shareholders’ Meeting, except that the Company and Parent shall each pay one-half of any filing fees and printing expenses incurred in connection therewith.

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(b) No amendment or supplement to the Joint Proxy Statement/Prospectus or Registration Statement will be made by Parent or the Company without the approval of the other party, which shall not be unreasonably withheld or delayed. Parent and the Company will each advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of qualification of Parent Common Stock or Contingent Value Rights issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c) Parent will prepare and submit to the Nasdaq Capital Market a listing application covering shares of Parent Common Stock issuable in connection with the Merger (including shares and rights issuable upon exercise of Company Warrants and shares of Parent Restricted Stock), and shall use its commercially reasonable efforts to obtain, prior to the Effective Time, approval for listing of such shares of Parent Common Stock, subject to official notice of issuance. The Company shall cooperate fully with Parent with respect to such listing.

(d) Parent shall use commercially reasonable efforts to maintain the effectiveness of the Registration Statement (and maintain the current status of the Prospectus contained therein) for so long as the Company Warrants remain outstanding.

(e) As promptly as practicable after the execution of this Agreement, each of the Company and Parent will prepare and file any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). The Company and Parent each shall promptly supply the other with any information, which may be required in order to effectuate any filings pursuant to this Section 4.3.

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(f) Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus or the Merger. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 4.3 to comply in all material respects with all applicable laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and to shareholders of Parent, such amendment or supplement.

(g) The Company, Parent and Merger Sub each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates, and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws), in the Registration Statement and the Joint Proxy Statement/Prospectus, (ii) agrees to use all reasonable efforts to obtain the written consent of any person or entity retained by which may be required to be named (as an expert or otherwise) in the Registration Statement or the Joint Proxy Statement/Prospectus, and (iii) agrees to cooperate fully, and agrees to use all reasonable efforts to cause its subsidiaries and affiliates to cooperate fully, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) above in connection with the preparation of any and all information required, as determined after consultation with each party’s counsel, to be disclosed by applicable securities laws in the Registration Statement or the Joint Proxy Statement/Prospectus.

4.4 Meeting of Company Stockholders.

(a) As promptly as possible after the date hereof, the Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”), and shall use its reasonable best efforts to cause the Company Stockholders’ Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within forty-five (45) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon adoption of this Agreement. Subject to Section 4.4(c), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of adoption of this Agreement and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approval. The Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company’s stockholders in advance of a vote on adoption of this Agreement or, if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders’ Meeting are solicited, in compliance with the DGCL, its Certificate of Incorporation and Bylaws, and all other applicable laws. The Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 4.4(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Offer (each as defined below), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to this Agreement or the Merger or by any other act or action, including any action contemplated by this Section 4.4. Upon termination of this Agreement in accordance with Section 8.1, the Company will have no obligation to call, give notice of, convene or hold the Company Stockholders’ Meeting in accordance with this Section 4.4(a).

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(b) Subject to Section 4.4(c), (i) the Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement of the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company’s stockholders vote in favor of the adoption of this Agreement.

(c) Prior to the adoption of this Agreement at the Company Stockholders’ Meeting and provided that the Company shall not have violated any of the restrictions set forth in this Section 4.4(c) in any material respect, if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that such action is required in order for the Board of Directors of the Company to act in a manner consistent with its fiduciary obligations to the Company’s stockholders under applicable law, nothing in this Agreement shall prevent the Board of Directors of the Company from (A) withholding, withdrawing, amending or modifying its recommendation (a “Change of Recommendation”) that the Company’s stockholders vote in favor of adoption of this Agreement (regardless of whether the Change of Recommendation occurs before or after delivery of the Joint Proxy Statement/Prospectus to the Company’s stockholders) and/or (B) terminating this Agreement pursuant to Section 8.1(d)(ii) and entering into an agreement with respect to such Superior Offer if, in the case of (B), (i) a Superior Offer is made to the Company and is not withdrawn, (ii) the Company shall have provided prompt (and in any event within thirty-six (36) hours) written notice to Parent (a “Notice of Superior Offer”) advising Parent that the Company has received a Superior Offer specifying all of the terms and conditions of such Superior Offer identifying the person or entity making such Superior Offer, and providing a copy of all documentation relating to the Superior Offer, and (iii) Parent shall not, within three (3) business days of Parent’s receipt of the Notice of Superior Offer, have made an offer (a “Counterproposal”) that the Company’s Board of Directors determines in good faith (after consultation with its outside financial and legal advisors) to be at least as favorable to the Company’s stockholders as such Superior Offer. The Company shall provide Parent with prior notice of its intention to make such Change of Recommendation and/or take action with respect to such Superior Offer, as applicable (a “Notice of Change of Recommendation”), no later than the later of (i) two (2) business days prior to such Change of Recommendation or other action or (ii) two (2) business days after any Counterproposal made by Parent pursuant to Section 4.4(c)(B)(iii) (the “Notice Period”). For the avoidance of doubt, the parties hereto acknowledge and agree that (i) if there is any revision to the financial terms or any other material term of an Acquisition Proposal which revision affects the determination of whether an Acquisition Proposal is a Superior Offer to the Merger or any Counterproposal, the Company shall extend the Notice Period as necessary to ensure that at least two (2) business days remain in the Notice Period and (ii) any Notice of Superior Offer shall also constitute a Notice of Change of Recommendation if Parent does not make a Counterproposal prior to the expiration of the period set forth in Section 4.4(c)(B)(iii).

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For purposes of this Agreement, a “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would, as a result of such transaction, hold less than 50% of the voting equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) including by way of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 50% or more of the then outstanding shares of capital stock of the Company, or (iii) the sale or other transfer of all or substantially all of the assets of the Company and the Company Subsidiaries in one or a series of transactions pursuant to which the stockholders of the Company immediately preceding such transaction would, as a result of such transaction, hold less than 50% of the voting equity of the acquirer, on terms that the Board of Directors of the Company determines in good faith (after consultation with its outside financial advisors and after taking into account, among other things, the financial, legal and regulatory aspects of such offer (including any financing required and the availability thereof), as well as any revisions to the terms hereof proposed by Parent pursuant to this Section 4.4(c) (including any Counterproposal)) is more favorable to the Company stockholders than the terms of the Merger (taking into account any revisions to the terms hereof proposed by Parent pursuant to this Section 4.4(c) (including any Counterproposal)).

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act (or any similar communication to stockholders), if, in the good faith judgment of the Company’s Board of Directors, after consultation with its outside counsel, such disclosure is required in order for the Board of Directors to comply with its fiduciary obligations, or is otherwise required, under applicable law; provided that the Company shall not disclose a position constituting a Change of Recommendation unless specifically permitted pursuant to the terms of Section 4.4(c); and provided, further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Company’s Board of Directors expressly publicly reaffirms the recommendation that the stockholders of the Company adopt this Agreement (x) in such communication or (y) within five (5) business days after requested to do so by Parent.

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4.5 Confidentiality; Access to Information.

(a) The parties acknowledge that the Company and Parent have previously executed that certain confidentiality agreement dated December 17, 2007, between the Company and Parent, as amended to date (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Parent, on the one hand, and the Company, on the other, will afford the other party and the other party’s accountants, counsel and other representatives reasonable access during regular business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as the other party may reasonably request. Any investigation pursuant to this Section 4.5 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained by a party in any investigation pursuant to this Section 4.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

4.6 No Solicitation.

(a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making or submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to adoption of this Agreement at the Company Stockholders’ Meeting, this Section 4.6(a) shall not prohibit the Company from furnishing nonpublic information, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company reasonably determines in good faith (after consultation its outside financial advisors) constitutes, or could reasonably be expected to lead to, a Superior Offer; provided further, however, that (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 4.6(a) or Section 4.6(b), in each case in any material respect, (2) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that such action is reasonably necessary in order for the Board of Directors of the Company to act in a manner consistent with its fiduciary obligations to the Company’s stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company shall have received from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Confidentiality Agreement, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company shall have furnished such nonpublic information to Parent (to the extent such nonpublic information shall not have been previously furnished by the Company to Parent). Subject to the immediately preceding sentence, the Company and its subsidiaries shall immediately cease, and cause their respective officers, directors, employees, investment bankers, attorneys and other advisors and representatives to cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 4.6 by the Company.

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For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent, Merger Sub or their respective affiliates) relating to, or involving: (A) any acquisition or purchase (other than the purchase of Company Series A Preferred Stock) by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% beneficial ownership interest in the total outstanding voting securities of Company or any of its subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 25% or more of the total outstanding voting securities of the Company or any of its subsidiaries; (C) any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold or, in the case of a subsidiary of the Company, the Company holds, less than 50% of the equity interests in the surviving or resulting entity of such transaction; (D) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any assets of the Company or any of its subsidiaries that generate or constitute 50% or more of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole; or (E) any liquidation, dissolution, recapitalization or other reorganization of the Company (or any of its subsidiaries whose business constitutes more than 50% of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole).

(b) Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, the Company as promptly as practicable, and in any event within thirty-six (36) hours of its receipt, shall advise Parent orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and provide copies of all written materials sent or provided to the Company by or on behalf of any person or group or provided to any such person or group by or on behalf of the Company. The Company will keep Parent promptly informed of any material change in the status of or material change in the proposed terms and conditions (including all material revisions or material proposed revisions) of any such Acquisition Proposal, request or inquiry.

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4.7 Public Disclosure. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably conditioned, withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement.

4.8 Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Charter Amendment, the Share Issuance, the CVR Issuance and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) causing the conditions precedent set forth herein to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from, and providing all necessary notices to third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and, (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to the terms and conditions of this Agreement, the Company, Parent and Merger Sub shall use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Parent Stockholders’ Meeting. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such necessary actions.

(b) Each of the Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) any litigation relating to, involving or otherwise affecting the Company, Parent or their respective Subsidiaries that relates to the Merger or any of the other transactions contemplated by this Agreement. The Company shall give prompt written notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt written notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

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4.9 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the Merger and the other transactions contemplated hereby.

4.10 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its respective obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger and the transactions contemplated hereby.

4.11 Resignations. The Company shall cause each director of the Company and the Company Subsidiaries to deliver to Parent written resignations from such position as director, effective at or before the Effective Time.

4.12 Meeting of Parent Shareholders.

(a) As promptly as possible after the date hereof, Parent will take all action necessary in accordance with the Florida Business Corporation Act and its Certificate of Incorporation and Bylaws to convene a meeting of the Parent’s shareholders (the “Parent Shareholders’ Meeting”), and shall use its reasonable best efforts to cause the Parent Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within forty-five (45) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval of the Charter Amendment, the Share Issuance and the CVR Issuance. Parent will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of approval of the Charter Amendment, the Share Issuance and the CVR Issuance and will take all other actions reasonably necessary or advisable to secure the vote or consent of its shareholders required by Parent’s Articles of Incorporation and Bylaws and the Florida Business Corporation Act, and the rules and regulations of the NASDAQ Capital Market. Parent may adjourn or postpone the Parent Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Parent’s shareholders in advance of a vote on the approval of Charter Amendment, the Share Issuance and the CVR Issuance or, if as of the time for which the Parent Shareholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders’ Meeting. Parent shall ensure that the Parent Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Shareholders’ Meeting are solicited, in compliance with the Florida Business Corporation Act, its Certificate of Incorporation and Bylaws, and all other applicable laws.

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(b) (i) The Board of Directors of Parent shall recommend that Parent’s shareholders vote in favor of approval of the Charter Amendment, the Share Issuance and the CVR Issuance at the Parent Shareholders’ Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement of the effect that the Board of Directors of Parent has recommended that Parent’s shareholders vote in favor of approval of the Charter Amendment, the Share Issuance and the CVR Issuance at the Parent Shareholders’ Meeting; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of the Board of Directors of Parent that Parent’s shareholders vote in favor of approval of the Charter Amendment, the Share Issuance and the CVR Issuance.

(c) Immediately following the Parent Shareholders' Meeting, Parent shall file, or cause to be filed, the Charter Amendment with the Secretary of State of the State of Florida.

4.13 Merger Sub Stockholder Approval. Immediately following execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement in accordance with Merger Sub’s Certificate of Incorporation and the DGCL.

4.14 Parent Board. Parent shall take all necessary action to cause David McCourt to be appointed to the Board of Directors of Parent as of the close of business on the date on which the Effective Time occurs and to serve until the next election of directors.

4.15 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable laws, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who was, is now or who becomes prior to the Effective Time an officer or director of the Company or any of its subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim or action that is based in whole or in part on, or arises in whole or in part out of, the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by law.

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(b) For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect insurance “tail” policies with respect to the directors’ and officers’ liability insurance maintained by the Company covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof (the “D&O Insurance”) for any matter existing or occurring or any acts or omissions or events occurring at or prior to the Effective Time (including, the transactions contemplated by this Agreement) for a total cost not to exceed $120,000 (the "Insurance Cap"), provided, if such policy is not available for such cost, then the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such premium as does not exceed the Insurance Cap.

(c) Notwithstanding anything herein to the contrary, if an Indemnified Party is a party to or is otherwise involved (including as a witness) in any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (whether arising before, at or after the Effective Time) (a "Proceeding") on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 4.15 shall continue in effect until the final disposition of such Proceeding.

(d) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the Company’s Certificate of Incorporation or Bylaws, or any indemnification agreement, employment agreement or Company Employee Plan, in each case in effect on the date thereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, such other parties entitled to indemnification hereunder and their respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party or any other person entitled to indemnification hereunder is entitled, whether pursuant to law, contract or otherwise.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 4.15. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 4.15.

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4.16 Tax-Free Reorganization Treatment. Parent shall not, and shall not permit any of its subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

4.17 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Merger shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

4.18 Takeover Statute. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, and the other transactions contemplated hereby. Nothing in this Section 4.18 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

4.19 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.20 Registration Statement for Certain Resales. On the first business day immediately following the six-month anniversary of the Effective Time, Parent shall file a resale registration statement on Form S-3 (which may be in the form of a new registration statement or post-effective amendment of the Registration Statement) registering the resale of (i) all shares of Parent Common Stock owned by any person (such persons collectively, the “Restricted Holders”) who may not offer or sell any shares of Parent Common Stock received pursuant to this Agreement or the CVR Agreement without registration of such offer and sale under the Securities Act, and (ii) all shares of Parent Common Stock issuable upon the exercise of Company Warrants. This covenant is for the benefit of, and shall be enforceable by, each of the Restricted Holders and each of the holders of Company Warrants.

4.21 Certain Tax Returns. Prior to the Effective Time, the Company shall file all Tax Returns for which the time prescribed by law to file such Tax Returns has elapsed and the Company has not filed such Tax Returns within such time period or subsequent thereto.

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ARTICLE V - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER

5.1 Mutual Closing Conditions. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by mutual consent of the other party, at or before the Effective Time, of each of the following conditions:

(a) Stockholder Approval. The Company Requisite Vote shall have been obtained at the Company Stockholders’ Meeting and the Parent Requisite Vote shall have been obtained at the Parent Shareholders’ Meeting.

(b) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective and shall not be subject to a stop order in effect at the Effective Time.

(c) Absence of Order. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction (each, an “Order”) or law shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties shall have used all reasonable efforts to prevent the entry of an such Order that may be entered.

(d) Tax Opinion. Parent and the Company shall have received the opinion of Arnstein & Lehr LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely on customary assumptions and representations provided by Parent and Company that counsel to Parent reasonably deems relevant.

(e) Regulatory Approvals. All consents, authorizations, orders and approvals from governmental entities required in connection with the execution, delivery and performance of this Agreement shall have been obtained, except (x) for filings in connection with the Merger or any other documents required to be filed after the Effective Time and (y) where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Company Material Adverse Effect on the business of the Company and its subsidiaries, taken as a whole, following the Effective Time, or a Parent Material Adverse Effect on the business of Parent and its subsidiaries, taken as a whole, following the Effective Time.

5.2 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Articles V, VI or VII, as the case may be, to be satisfied if such failure was caused by such relying party’s breach in any material respect of any provision of this Agreement or failure to use all best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 4.8.

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ARTICLE VI - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND MERGER SUB TO CONSUMMATE THE MERGER

The obligations of Parent and Merger Sub to consummate the Merger are subject, to the fulfillment of the following conditions, any one or more of which may be waived by Parent:

6.1 Representations, Warranties and Covenants. The representations and warranties made by the Company in this Agreement shall be accurate as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except to the extent failure to be accurate, in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

6.2 Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

6.3 Officer’s Certificate. Parent shall receive a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

6.4 Corporate Certificates. The Company shall have delivered a copy of the Certificate of Incorporation of the Company, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to the Company’s corporate good standing, and analogous documentation related to Narrowstep, Ltd. with respect to good standing in the United Kingdom.

6.5 Capital Contributions. The Company shall have received at or prior to the Effective Time an equity contribution of $300,000, in accordance with such terms disclosed to Parent prior to the date of this Agreement.

ARTICLE VII - CONDITIONS PRECEDENT TO THE OBLIGATION OF COMPANY TO CONSUMMATE THE MERGER

The obligation of the Company to consummate the Merger is subject to the fulfillment of the following conditions, any one or more of which may be waived by it:

7.1 Representations, Warranties and Covenants. The representations and warranties made by Parent and Merger Sub in this Agreement shall be accurate as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except to the extent failure to be accurate has not had, and would reasonably be expected to have, a Parent Material Adverse Effect. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

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7.2 Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

7.3 Officer’s Certificate. The Company shall receive a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

7.4 Corporate Certificates. The Parent shall have delivered a copy of the Certificate of Incorporation of Parent, as in effect immediately prior to the Closing Date (and which reflects the Charter Amendment), certified by the Florida Secretary of State and a certificate, as of the most recent practicable date, of the Florida Secretary of State as to the Company’s corporate good standing.

7.5 Charter Amendment. Parent shall have filed the Charter Amendment with the Secretary of State of the State of Florida and such filing shall have been accepted, and be effective.

7.6 Listing. Parent and the Company shall have received from the Nasdaq Capital Market evidence that the shares of Parent Common Stock to be issued to (i) the stockholders of the Company in connection with the Merger (including Company Accelerated Restricted Stock Awards and any shares of Parent Common Stock that may be issued pursuant to the CVR Agreement), (ii) holders of Company Warrants upon the exercise thereof (including any shares of Parent Common Stock that may be issued pursuant to the CVR Agreement), and (iii) holders of Company Non-accelerated Restricted Stock Awards pursuant to this Agreement (including any shares of Parent Common Stock that may be issued pursuant to the CVR Agreement), in each case shall be listed on the Nasdaq Capital Market immediately following the Effective Time.

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of the Company:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent if the Effective Time shall not have occurred on or before October 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement, including pursuant to Section 4.8;

(c) by either the Company or Parent if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used such best efforts as may be required pursuant to Section 4.8 to prevent, oppose and remove such restraint, injunction or other prohibition;

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(d) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 8.1(d) prior to the Termination Date; provided, however, Parent exercises commercially reasonable efforts to cure such breach, and provided further that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii) prior to the approval of this Agreement by the stockholders of the Company, upon a Change of Recommendation in connection with a Superior Offer; provided, however, that contemporaneously with the termination of this Agreement (i) the Company pays to Parent the Termination Fee (as defined in Section 8.3) and (ii) the Company enters into a definitive agreement to effect such Superior Offer;

(e) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.1 would not be satisfied, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 8.1(e) prior to the Termination Date, provided the Company exercises commercially reasonable efforts to cure such breach; and provided further that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement.

(ii) if a Triggering Event, as defined below, shall have occurred. For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) a Change of Recommendation has occurred and is continuing; (ii) the Board of Directors of the Company shall have failed to comply with the second to last sentence of Section 4.4(a); (iii) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of adoption of this Agreement; (iv) the Board of Directors of the Company fails publicly to reaffirm its recommendation in favor of the adoption of this Agreement within five (5) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (v) the Board of Directors of the Company shall have approved or publicly recommended any Acquisition Proposal; or (vi) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or

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(f) by either Parent or the Company if, upon a vote taken thereon at the Company Stockholders’ Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote provided, however, that the right to terminate the Agreement under this Section 8.1(f) shall not be available to the Company when the failure to obtain the Company Requisite Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes material breach by the Company of this Agreement; or

(g) by either Parent or the Company if, upon a vote taken thereon at the Parent Shareholders’ Meeting or any postponement or adjournment thereof, the Charter Amendment, the Share Issuance or the CVR Issuance shall not have been approved by the Parent Requisite Vote provided, however, that the right to terminate the Agreement under this Section 8.1(g) shall not be available to Parent when the failure to obtain the Parent Requisite Vote shall have been caused by the action or failure to act of the Parent and such action or failure to act constitutes material breach by the Parent of this Agreement

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except as provided in Sections 4.5(a), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement. The parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.11. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto (including SEC filing fees).

In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(d)(ii), or 8.1(e)(ii), the Company shall promptly, but in no event later than two days (or if such day is not a business day, the next succeeding business day) after the date of such termination, pay Parent a fee equal to $377,000 in immediately available funds (the “Termination Fee”). In the absence of fraud on the part of the Company, payment of the Termination Fee is the sole and exclusive remedy for the parties in connection with any termination of this Agreement pursuant to Sections 8.1(d)(ii) or 8.1(e)(ii).

8.4 Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after approval of the transactions contemplated by this Agreement by the shareholders of the Company, Merger Sub and Parent, by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that (i) no such amendment may, without the consent of the Stockholder Representative, change in any manner adverse to the Stockholder Representative any of its rights or obligations under this Agreement or the provisions of this Section 8.4, and (ii) after approval of the transactions contemplated by this Agreement by the shareholders of the Company, Merger Sub and Parent, no amendment of this Agreement shall be made which by law requires further approval by the shareholders of the Company, Merger Sub and Parent without obtaining such approvals.

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8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso set forth in Section 8.4, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX - MISCELLANEOUS

9.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

9.2 Notices. Any notice or other communication hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable overnight courier service, or (iii) on the date of confirmation of receipt (or the first business day following receipt if the date of such receipt is not a business day) of facsimile transmission, in each case to the intended recipient set forth below:

if to Parent or Merger Sub, to:

Onstream Media Corporation
1291 S.W. 29th Avenue
Pompano Beach, Florida 33069
Attention: Randy Selman
Telephone: (954) 917-6655
Facsimile: (954) 917-6660

with a copy to:

Arnstein & Lehr LLP
200 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301
Attention: Joel D. Mayersohn, Esq.
Telephone: (954) 713-7614
Facsimile: (953) 713-7700

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if to the Company, to:

Narrowstep Inc.
202 Carnegie Center, Suite 101
Princeton, New Jersey 08540
Attention: David McCourt
Telephone: (609) 951-2221
Facsimile: (609) 845-1776

with a copy to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attention: John D. Hogoboom, Esq.
Telephone: (973) 597-2382
Facsimile: (973) 597-2383

if to the Stockholder Representative, to:

W. Austin Lewis IV
45 Rockefeller Plaza, Suite 2570
New York, NY 10011
Telephone: (212) 332-3450
Facsimile: (212) 399-0941

Any party may, by notice given in accordance with this Section 9.2 to the other parties, change the address for receipt of notices hereunder.

9.3 Certain Definitions. For purposes of this Agreement, the term

(a) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “beneficial owner” with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);

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(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(d) “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “generally accepted accounting principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(f) “knowledge” (i) with respect to the Company means the actual knowledge, as opposed to implied or constructive knowledge, of any of David C. McCourt, Lou Holder or Lisa Van Patten and (ii) with respect to Parent or Merger Sub means the actual knowledge of Randy Selman, Robert Tomlinson or Clifford Friedland;

(g) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(h) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

9.4 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, contains the entire agreement between the parties with respect to the Merger and supersedes all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement between Parent and the Company, which shall survive execution of this Agreement and any termination of this Agreement.

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9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws provisions thereof.

9.6 Binding Effect; No Assignment; Parties in Interest.

(a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by operation of law or otherwise without the prior written consent of the other parties hereto.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Sections 4.15 and 4.20 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of shares of Company Common Stock and Company Series A Preferred Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) at and after the Effective Time, the rights of the holders of Company Non-accelerated Restricted Stock Awards to receive the shares of Parent Restricted Stock, Contingent Value Rights and other payments contemplated by the applicable provisions of Section 1.7, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, (d) at and after the Effective Time, the rights of the holders of Company Warrants to receive shares of Parent Common Stock, Contingent Value Rights and other payments contemplated by the applicable provisions of Section 1.6(f), and (e) prior to the Effective Time, the rights of the holders of shares of Company Common Stock and Company Series A Preferred Stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement; provided, however, that the rights granted to the holders of Company Common Stock and Company Series A Preferred Stock pursuant to the foregoing clause (e) of this Section 9.6 shall only be enforceable on behalf of such holders by the Company (or any successor in interest thereto) in its sole and absolute discretion.

9.7 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.8 Counterparts. This Agreement may be executed in four (4) counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

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9.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.10 Submission to Jurisdiction; Waiver. Each of Company, Stockholder Representative, Parent and Merger Sub irrevocably agrees (a) that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware and each of the Company, Stockholder Representative, Parent and Merger Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts, and (b) (1) to the extent such party is not otherwise subject to service or process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, or (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware. Each of Company, Stockholder Representative, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.11 Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or to enforce specifically the terms and provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

9.12 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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9.13 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB, COMPANY AND STOCKHOLDER REPRESENTATIVE HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

ONSTREAM MEDIA CORPORATION

By:	/s/ Randy S. Selman

Name:	Randy S. Selman

Title:	CEO

ONSTREAM MERGER CORP.

By:	/s/ Randy S. Selman

Name:	Randy S. Selman

Title:	President

NARROWSTEP INC.

By:	/s/ David McCourt

Name:	David McCourt

Title:	Chairman and interim CEO

Solely for purposes of Sections 1.13, 1.14, 8.4, 8.5 and Article IX:

W. AUSTIN LEWIS IV, AS STOCKHOLDER REPRESENTATIVE

/s/ W. Austin Lewis IV

[Signature Page to Agreement and Plan of Merger]

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AGREEMENT AND PLAN OF MERGER
AMONG
ONSTREAM MEDIA CORPORATION, ONSTREAM MERGER CORP.,
AND NARROWSTEP, INC.
Schedule E - The Plan

	(All amounts in US dollars)
	June 08	July 08	Aug 08	Sept 08
Cash Proceeds:
Proceeds from Customer Receivables	325,000	325,000	325,000	325,000
Proceeds from Equipment Sales				150,000
Proceeds from Additional Investment				300,000
Total Cash Proceeds	325,000	325,000	325,000	775,000

Cash Payments for Operating Expenses:
Total Consulting	63,483	52,658	47,458	25,208
Salaries (including severance and Ari Kestin)	301,698	256,348	357,693	185,518
Benefits/Taxes (including Ari Kestin)	45,255	38,452	53,654	27,828
Network	60,000	57,500	57,500	57,500
Rent UK	23,000	23,000	23,000	23,000
Travel Related (including Ari Kestin)	18,000	18,000	18,000	20,000
Bar-Cohen Allowances	11,000	11,000
Telephone/Mobile/Internet	8,000	8,000	8,000	8,000
Barclays Lease (principal and interest)	15,150	15,150	15,150	15,150
Cleaning	900	900	900	900
Repairs & Maintenance - Bldg	500	500	500	500
Office Supplies	500	500	500	500
Printing	600	600	600	600
Expense Equipment	500	500	500	500
Auditing & Tax	1,300	1,300	125,000	1,300
Dues & Subscriptions	200	200	200	200
State & Reg Fee	200	200	200	200
License & Registration	200	200	200	200
Bank Charges	600	600	600	600
Trade Shows	500	500	500	500
Postage/Freight	1,000	1,000	1,000	1,000
Miscellaneous	5,000	5,000	5,000	5,000
Property Tax	7,870	7,870	7,870	7,870

Total Operating Expenses	565,455	499,978	724,024	382,073

Other Cash Payments:

Sprint Contract Termination				50,000
D&O insurance				120,000
Deal Costs (Onstream)				35,000
Deal Costs (NS)	240,000	60,000	50,000	110,000

Total Other Cash Payments	240,000	60,000	50,000	315,000

Total Cash Payments	805,455	559,978	774,024	697,073

Net Increase (Decrease) in Cash	(480,455)	(234,978)	(449,024)	77,927
Beginning Cash Balance	2,348,048	1,867,593	1,632,615	1,183,591
Ending Cash Balance	1,867,593	1,632,615	1,183,591	1,261,518

In the event the Closing is after September 30, 2008, ONSM will provide NS with additional monthly columns as necessary to supplement the above schedule.

Upon signing of Definitive Agreement, NS will terminate the following employees and positions, effective after the indicated number of days, counting from the date of the definitive agreement:

See Schedule E -1

The following NS employees will be reviewed by Randy Goins and Ari Kestin and by June 1, 2008 they will deliver a list of NS employees to be terminated.

See Schedule E -1

Headcount as of Merger Agreement Date	37
Headcount as of Closing Date	22
Headcount at Expiration of Transitional Agreements	21

On signing of Definitive Agreement, NS will terminate the following consultant/third party manpower agreements:

See Schedule E -1

The following NS consultants will be reviewed by Randy Goins and Ari Kestin and by June 1, 2008 they will deliver a list of NS consultants to be terminated.

See Schedule E -1

Narrowstep is responsible for the funding of all salaries and benefits for the terminated employees and consultants, as well as the cost of any severance, from pre-closing cash.

By closing, NS will execute employment contracts, effective through one-year after closing, with the following:

See Schedule E -1

The cost of Onstream's employment agreement with Ari Kestin, who will be hired as of the date of the Definitive Agreement, will be funded from NS cash through closing. Ari Kestin, will be a consultant and acting MD of Narrowstep Ltd until merger.

Narrowstep is responsible for the funding of all retention bonuses, plus any raises or additional benefits, for the contracted employees, from pre-closing cash.

Narrowstep is responsible for the funding of all costs for the terminated contracts/agreements, including termination penalties and fees, from pre-closing cash.

TRAVEL EXPENSES: From the date of the definitive agreement and through closing, all remaining employees and consultants will abide by the ONSM Travel and Reimbursement Policy. All employees will read and sign the ONSM Travel and Reimbursement Policy. All Travel Expenses need prior approval.

PENDING TRAVEL EXPENSES: All submitted but unpaid travel expenses will be reviewed by ONSM.

TELEPHONE AND COMMUNICATIONS EXPENSES: All cell phones for terminating employees will be returned within 7 days of Definitive Agreement. All remaining employees must follow the guidelines for use of cell phones.

Telephone and Communications Expenses for all employees and consultants of NS will follow the ONSM Travel and Reimbursement Policy. No reimbursements will be made for any personal or non NS business related calls.

LEGAL AND ACCOUNTING - Deal Costs include all Legal, Accounting, D&O, Tax Opinion, Printing, Postage, Fees. Only Feb audit and May quarterly review separately budgeted.

PROCESS AND APPROVAL POST DEFINITIVE AGREEMENT:
NS Staff will provide Onstream with weekly A/P list, A/R, and Cash Balance
NS Staff will provide Onstream with monthly recap of Cash Activity corresponding to the line items in the above plan.

The following Onstream Group will be emailed data: rtomlinson@onsm.com, cfriedland@onsm.com, saper@onsm.com, akestin@onsm.com, rgoins@onsm.com, randysel@onsm.com

A list of all payables including payroll to be paid will be provided by NS to Onstream Group for review at least 3 days before payment. Onstream Group will notify NS Staff (to be designated) if any payment does not fall under the guideline of the restructuring business plan

An Aging A/R will be sent on a weekly basis by NS to the Onstream Group for review. Any account past 90 days due will be reviewed for service termination. If the likelihood that the account will not pay is determined, NS Staff will terminate the contract.

No Contracts may be signed by NS without approval of the COO of Onstream Media.

No new hires can be made without the written consent of the COO of Onstream Media - Alan Saperstein.

All purchases greater than $1000 must be approved by the COO of Onstream Media.

Any payments, contracts, and any other actions by any employees of NS must be approved by Ari Kestin.

All UK employees will report to Ari Kestin except that Network Dept will have dotted line to Randy Goins and Development Group dotted line to Brad Tyler.

NS USA sales team will report to Bob Nuelle unless otherwise designated by Randy Selman. US Sales team will have weekly review meetings with Randy Selman, CEO.

At Closing, NS current assets (excluding cash) will exceed NS current liabilities, as determined on a basis consistent with the Company's previously issued financial statements.

Proceeds from sale of equipment will be limited to equipment located in recently closed Narrowstep POP located in California.

APPENDIX B

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made effective as of August 13, 2008, among Onstream Media Corporation, a Florida corporation ( “Parent”), Onstream Merger Corp., a Delaware corporation ("Merger Sub"), and Narrowstep Inc., a Delaware corporation (the “Company”).

BACKGROUND

WHEREAS, the Parent, Merger Sub, the Company and W. Austin Lewis IV are parties to that certain Agreement and Plan of Merger, dated as of May 29, 2008 (the “Agreement”); and

WHEREAS, pursuant Section 8.4 of the Agreement, the Agreement may be amended by a written instrument executed by Parent, Merger Sub and the Company.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Exchange Ratio, Minimum Exchange Ratio and Preferred Stock Exchange Ratio.

(a) The second sentence of Section 1.6(a)(i) of the Agreement is hereby amended by deleting the phrase “the greater of (1) the amount of cash and cash equivalents held by the Company immediately prior to the Effective Time and (2) ONE MILLION FIVE HUNDRED THOUSAND (1,500,000)” and inserting “the amount of cash and cash equivalents held by the Company and its subsidiaries immediately prior to the Effective Time plus any cash held in escrow by the applicable escrow agent in respect of the Company's proposed issuance and sale of Company Series A Preferred Stock (as defined herein), but the sum of the preceding items in this clause (y) not exceeding SIX HUNDRED THOUSAND (600,000)” in lieu thereof.

(b) The third sentence of Section 1.6(a)(i) of the Agreement is hereby amended by deleting the phrase “TEN MILLION FIVE HUNDRED THOUSAND (10,500,000)” and inserting “NINE MILLION ONE HUNDRED THOUSAND (9,100,000)” in lieu thereof.

(d) The second sentence of Section 1.6(a)(iv) of the Agreement is hereby amended by deleting the phrase “SIX HUNDRED THOUSAND (600,000)” and inserting “TWO MILLION (2,000,000)” in lieu thereof.

2. Company Form 10-KSB and Form 10-QSB. The preamble to Article II of the Agreement is hereby amended by deleting the phrase "or (ii)" and inserting the following in lieu thereof:

"(ii) as disclosed in the Company's Form 10-KSB for the fiscal year ended February 29, 2008, as filed with the SEC on June 16, 2008, the Company's Form 10-KSB/A for the fiscal year ended February 29, 2008, as filed with the SEC on June 16, 2008, the Company's Form 10-KSB/A for the fiscal year ended February 29, 2008, as filed with the SEC on June 20, 2008, or the Company’s Form 10-QSB for the quarterly period ended May 31, 2008, as filed with the SEC on July 8, 2008, or (iii)".

3. Termination Date. Section 8.1(b) of the Agreement is hereby amended by deleting the phrase "October 31, 2008" and inserting "November 30, 2008" in lieu thereof.

4. CVR Agreement. Exhibit C to the Agreement is hereby deleted in its entirety and replaced with the Form of Contingent Value Rights Agreement attached as Annex I hereto.

5. Defined Terms. Capitalized terms which are used in this Amendment but are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws provisions thereof.

7. Section Headings. Section headings used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

8. Ratification of Agreement. Except as expressly modified or amended by this Amendment, all of the provisions of the Agreement are hereby ratified, confirmed and approved and shall remain in full force and effect.

9. Further Assurances. Each party hereto shall, upon the reasonable request of any other party hereto, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of and the transactions contemplated by this Amendment.

10. Counterparts. This Amendment may be executed and delivered (including, without limitation, by facsimile transmission), in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Parent:

ONSTREAM MEDIA CORPORATION

By:	/s/ Randy S. Selman
Name: Randy Selman Title: President

Merger Sub:

ONSTREAM MERGER CORP.

By:	/s/ Randy S. Selman
Name: Randy Selman Title: President

Company: NARROWSTEP INC.
By:	/s/ David McCourt
Name: Title:

3

APPENDIX C

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made effective as of September 12, 2008, among Onstream Media Corporation, a Florida corporation (“Parent’), Onstream Merger Corp., a Delaware corporation (“Merger Sub”) and Narrowstep Inc., a Delaware corporation (the “Company”).

BACKGROUND

WHEREAS, the Parent, Merger Sub, the Company and W. Austin Lewis IV are parties to that certain Agreement and Plan of Merger, dated as of May 29, 2008 as amended August 13, 2008 (the “Agreement”); and

WHEREAS, pursuant to Section 8.4 of the Agreement, the Agreement may be amended by a written instrument executed by parent, Merger Sub and the Company.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Exchange Ratio. The third sentence of Section 1.6(a)(i) of the Agreement is hereby amended by deleting the phrase “NINE MILLION ONE HUNDRED THOUSAND (9,100,000)” and inserting “EIGHT MILLION ONE HUNDRED THOUSAND (8,100,000)” in lieu thereof.

2. Operations. Notwithstanding anything to the contrary contained in the Contingent Value Rights Agreement (“CVR Agreement”), Parent may require Company to promptly discontinue its European operations and the entity prior to the Effective Time or Parent may terminate the Business of the Surviving Corporation at any time prior to the third month anniversary of the Effective Time, based solely upon Parent’s evaluation of (i) the Company’s or the Surviving Corporation’s, as the case may be, “cash burn rate” and/or (ii) the terms and conditions of existing provisions in certain identified contracts of Company or the Surviving Corporation as the case may be. In the event that the European operations and/or entity are discontinued prior to the effective time as a result of Parent’s directives, (i) the first sentence of Section 4.1(c) of the CVR Agreement shall be amended by deleting the amount “$4,250,000” (or “$4,000,000”, in accordance with item 3 below) and replacing it with “$2,000,000” and (ii) the first sentence of Section 4.1(g) of the CVR Agreement (as amended in accordance with item 3 below) shall be further amended by deleting the amount “$4,000,000” in both instances that it appears and replacing it with “$2,000,000.” The previous sentence is expressly conditioned on the Company taking all reasonable actions within its power to carry out the Parent’s directives given to accomplish the above within the time frames set forth in such directives.

3. CVR Agreement. The first sentence of Section 4.1(c) of the CVR Agreement shall be amended by deleting the amount “$4,250,000” and replacing it with “$4,000,000.” The first sentence of Section 4.1(g) of the CVR Agreement is hereby amended by deleting the first sentence and revising it as follows:

(g) “Second Year Revenue Shares” means a number of shares of Parent Common Stock equal to the product of (A) one (1) multiplied by (B) an amount equal to (x) the Second Year Revenue (as defined herein) minus (y) the product of 0.5 and the First Year Revenue provided that in the event First Year Revenue is less than $4,000,000 then solely for purposes of subclause (y) First Year Revenue shall be deemed to be $4,000,000.

4. Filing of Registration Statement. Parent shall use its reasonable best efforts to cause the Registration Statement to be filed on or before September 19, 2008, and its reasonable best efforts to timely respond to any comments from the Securities and Exchange Commission regarding such Registration Statement.

5. Defined Terms. Capitalized terms which are used in this Amendment but are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without holding regard to conflicts of laws provisions.

7. Section Headings. Section headings used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

8. Ratification of Agreement. Except as expressly modified or amended by this Amendment, all of the provisions of the Agreement are hereby ratified, confirmed and approved and shall remain in full force and effect.

9. Further Assurances. Each party hereto shall, upon the reasonable request of any other party hereto, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of and the transactions contemplated by this Agreement.

10. Counterparts. This Amendment may be executed and delivered (including, without limitation, by facsimile transmission), in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Parent:

ONSTREAM MEDIA CORPORATION

By:	/s/ Randy S. Selman
Name: Randy Selman Title: President

Merger Sub:

ONSTREAM MERGER CORP.

By:	/s/ Randy S. Selman
Name: Randy Selman Title: President

Company: NARROWSTEP INC.

By:	/s/ David McCourt
Name: David McCourt Title: Interim CEO

APPENDIX D

EXHIBIT C TO AGREEMENT AND PLAN OF MERGER AMONG
ONSTREAM MEDIA CORPORATION, ONSTREAM MERGER CORP.,
NARROWSTEP INC., AND W. AUSTIN LEWIS IV

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT (this "Agreement"), dated _________ __, 2008, by and among Onstream Media Corporation (“Parent”), a Florida corporation, W. Austin Lewis IV, as CVR Representative (the "CVR Representative") and Interwest Transfer Co., as Rights Agent (the “Rights Agent”), in favor of each person (a “Holder”) who from time to time holds one or more Contingent Value Rights (the “CVRs”) to receive a number of shares of Parent common stock, $0.0001 par value per share (the “Parent Common Stock”), in the amounts and subject to the terms and conditions set forth herein. A registration statement on Form S-4 (No. 333-______) (the “Registration Statement”) with respect to, among other securities, the CVRs, has been prepared and filed by Parent with the Securities and Exchange Commission (the “Commission”) and has become effective in accordance with the Securities Act of 1933, as amended (the “Act”). This Agreement is entered into in connection with the Agreement and Plan of Merger, dated as of May 29, 2008, by and among Parent, Onstream Merger Corp. (“Merger Sub”), Narrowstep Inc. (the “Company”), and W. Austin Lewis IV, as amended by First Amendment to Agreement and Plan of Merger, dated as of August __, 2008 (the “Merger Agreement”), which sets forth the allocation of (i) one CVR for each outstanding share of Company Common Stock immediately prior to the Effective Time (including any Company Restricted Stock Awards outstanding immediately prior to the Effective Time) and (ii) one CVR issuable for each share of Company Common Stock issuable immediately prior to the Effective Time upon exercise of a Company Warrant, on the terms and subject to the conditions set forth herein. Unless the context requires otherwise, terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

Section 1. Appointment of Rights Agent. Parent hereby appoints the Rights Agent to act in accordance with the instructions set forth herein, and the Rights Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

Section 2. Issuance of CVRs; Form of CVR Certificate.

2.1 The CVRs shall be issued (i) as a portion of the Merger Consideration at the times and in the manner set forth in the Merger Agreement, and (ii) in connection with the exercise of the Company Warrants pursuant to Section 1.6(f) of the Merger Agreement at the times and in the manner set forth in the Merger Agreement and in this Agreement.

2.2 In the event of the exercise of a Company Warrant prior to the Final Exercise Date (as defined herein), Parent shall, as soon as practicable following the date of such exercise, notify the Rights Agent of such exercise, including the name and mailing address of the exercising Company Warrant holder; and (ii) the Rights Agent shall record in the CVR Register (as defined herein) that such holder owns a number of CVRs equal to the number of shares of Company Common Stock that would have been issued if such exercise occurred immediately prior to the Effective Time.

2.3 As soon as practicable following the Final Exercise Date, Parent shall notify the Rights Agent of any Company Warrants that have not been exercised in full as of such time. Any Company Warrants that are not exercised prior to the Final Exercise Date shall not be entitled to receive any CVRs or CVR Consideration (as defined herein); provided, however, that nothing contained herein shall affect the rights of the holders of Company Warrants to receive Parent Common Stock upon the exercise thereof in accordance with their respective terms and the Merger Agreement.

2.4 The CVRs shall be evidenced by certificates (the “CVR Certificates”), substantially in the form attached hereto as Exhibit A. The CVR Certificates may have such letters, numbers, or other marks of identification or designation and such legends, summaries, or endorsements printed, lithographed, or engraved thereon as Parent may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with applicable law or with any rule or regulation made pursuant thereto.

2.5 The CVR Certificates shall be executed on behalf of Parent by the manual or facsimile signature of the present or any future President or Vice President of Parent, under its corporate seal, affixed or in facsimile, attested by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of Parent and countersigned by Rights Agent. CVR Certificates shall be dated as of the date of the initial issuance thereof or the date of any subsequent transfer, as the case may be.

2.6 Notwithstanding the foregoing, CVRs issued upon exercise of Company Warrants may, at Parent's option, be issued in uncertificated form. Any CVRs issued in uncertificated form shall be the same security, in every manner and in every respect, as a CVR for which a CVR Certificate has been issued (including, but not limited, with respect to the rights, powers, privileges and preferences existing under this Agreement.

Section 3. Registration.

3.1 The Rights Agent shall maintain an ownership register (the "CVR Register") in which the Rights Agent shall provide for the registration of the CVRs, including any CVRs issued in certificated or book entry form to holders of Company Warrants. Prior to transfer of any CVR as provided for herein, in the case of CVRs for which CVR Certificates have been issued, Parent and the Rights Agent may deem and treat the registered Holder thereof as the absolute owner of the CVR Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone other than Parent or the Rights Agent), for the purpose of the CVR Consideration and for all other purposes, and neither Parent nor the Rights Agent shall be affected by any notice to the contrary.

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3.2 A Holder may make a written request to the Rights Agent or Parent to change such Holder's address of record in the CVR Register. Upon receipt of such written notice by the Rights Agent, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 4. Payment and Exchange of CVRs.

4.1 CVR Exchange Ratio.

(a) Subject to and in accordance with the terms of this Agreement, each CVR (including any CVRs owned by Company Warrant holders pursuant to this Agreement) shall be converted and become the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock (the "CVR Shares") equal to the sum of (i) the CVR Year One Exchange Ratio (as defined herein), plus (ii) the CVR Year Two Exchange Ratio (as defined herein), plus (iii) in the case of CVRs issued other than in respect of Company Warrants, the Warrant Expiration Exchange Ratio (as defined herein); plus (iv) the 2006 Warrant Expiration Exchange Ratio (as defined herein); provided, however, that, the maximum number of CVR Shares deliverable hereunder shall not exceed (A) 20,000,000, minus (B) the number of shares of Parent Common Stock into which shares of Company Common Stock are converted pursuant to Section 1.6(a)(i)(a) of the Merger Agreement, excluding, in the case of this clause (B) any unvested Company Restricted Stock Awards that fail to vest in accordance with their respective terms, minus (C) the number of shares of Parent Common Stock into which shares of Company Series A Preferred Stock are converted pursuant to Section 1.6(a)(iv) of the Merger Agreement. The CVR Shares that may be issued pursuant to the terms of this Agreement are sometimes referred to herein as the "CVR Consideration". Notwithstanding anything in this Agreement to the contrary, the number referenced in clause (A) of the immediately preceding sentence shall, until the such time as any CVR Shares are issuable pursuant to Section 4.3(e) hereof, be deemed to equal 19,900,000 and thereafter shall be 20,000,000 less the number of shares of Parent Common Stock issued upon the cashless exercise of Company 2006 Warrants but such reduction not to exceed 100,000.

(b) "CVR Year One Exchange Ratio" means the quotient obtained by dividing (i) the sum of (A) the First Year Revenue Shares (as defined herein), plus (B) the First Year Additional Revenue Shares (as defined herein), less (C) the lesser of 100,000 or the sum of the First Year Revenue Shares and the First Year Additional Revenue Shares by (ii) the sum of (X) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Subsidiary Held Shares) plus (Y) the number of CVRs issuable upon exercise of the Company Warrants pursuant to Section 1.6(f) of the Merger Agreement. Notwithstanding anything contained herein to the contrary, in the event the CVR Year One Exchange Ratio is a negative number, the CVR Year One Exchange Ratio shall be deemed, for all purposes, to be zero.

(c) "First Year Revenue Shares" means a number of shares of Parent Common Stock equal to the product of (A) two (2) multiplied by (B) the First Year Revenue (as defined herein) minus the Annualized Company Revenue (as defined in the Merger Agreement) or minus $4,000,000 if the Minimum Exchange Ratio (as defined in the Merger Agreement) exceeded the Exchange Ratio (as defined in the Merger Agreement); provided, however, that if the First Year Revenue exceeds $8,000,000, for purposes of this Section 4.1(c) only, First Year Revenue shall be deemed to be $8,000,000. "First Year Revenue" means (A) all revenue recognized by Parent, the Surviving Corporation or any of their respective affiliates, in accordance with generally accepted accounting principles, applied on a basis consistent with the Company's financial statements, with respect to the Business, during the period commencing on 180 day anniversary of the Closing Date and ending on the eighteen month anniversary of the Closing Date (such period the “First Year” and such anniversary, the "Eighteen Month Anniversary") (the "First Year Gross Revenue"), minus (B) any First Year Bad Debt Expense (as defined herein). "First Year Bad Debt Expense" means, subject to the immediately following sentence, an amount equal to the product of (X) (1) the amount recorded by Parent or the Surviving Corporation as actual write-offs of revenue of the Business during the First Year divided by First Year Gross Revenue minus (2) 0.01 multiplied by (Y) First Year Gross Revenue, but only to the extent such product exceeds one percent (1.0%) of the First Year Gross Revenue. Notwithstanding anything in this Agreement to the contrary, in the event the amount recorded by Parent or the Surviving Corporation as actual write-offs of revenue of the Business during the First Year exceeds nine percent (9.0%) of the First Year Gross Revenue, First Year Bad Debt expense shall be deemed to equal eight percent (8.0%) of the First Year Gross Revenue.

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(d) "Business" means the business of developing, selling and servicing (including, but not limited to, with respect to customers of Parent, or any of its affiliates, existing prior to the Effective Time) (i) any products or services offered by the Company or its subsidiaries on or prior to the date of the Merger Agreement; (ii) any products or services in development by the Company or its subsidiaries on or prior to the date of the Merger Agreement, including, but not limited to, the Company's "TelvOS" product; and (iii) any products or services derived or based, in whole or in part, on the products or services referenced in the foregoing clauses (i) and (ii).

(e) "First Year Additional Revenue Shares" means a number of shares of Parent Common Stock equal to the product of (A) one (1) multiplied by (B) an amount equal to the First Year Revenue minus $8,000,000.

(f) "CVR Year Two Exchange Ratio" means the quotient obtained by dividing (i) (A) the Second Year Revenue Shares (as defined herein) minus (B) the lesser of (1) 100,000 less the number determined under Section 4.1(b)(i)(C) hereof or (2) the Second Year Revenue Shares by (ii) the sum of (X) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Subsidiary Held Shares) plus (Y) the number of CVRs issuable upon exercise of the Company Warrants pursuant to Section 1.6(f) of the Merger Agreement. Notwithstanding anything contained herein to the contrary, in the event the CVR Year Two Exchange Ratio is a negative number, the CVR Year Two Exchange Ratio shall be deemed, for all purposes, to be zero.

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(g) "Second Year Revenue Shares" means a number of shares of Parent Common Stock equal to the product of (A) one (1) multiplied by (B) an amount equal to (x) the Second Year Revenue (as defined herein) minus (y) the product of 0.5 and the First Year Revenue provided that in the event First Year Revenue is less than $4,000,000 then solely for purposes of subclause (y) First Year Revenue shall be deemed to be $4,000,000. "Second Year Revenue" means (A) all revenue recognized by Parent, the Surviving Corporation or any of their respective affiliates, in accordance with generally accepted accounting principles, consistently applied, with respect to the Business during the period commencing on the eighteen month anniversary of the Closing Date and ending on the twenty-four month anniversary of the Closing Date (such anniversary, the "Twenty-four Month Anniversary") (the "Second Year Gross Revenue"), minus (B) any Second Year Bad Debt Expense (as defined herein). "Second Year Bad Debt Expense" means, subject to the immediately following sentence, an amount equal to the product of (X) (1) the amount recorded by Parent or the Surviving Corporation as actual write-offs of revenue of the Business during the First Year divided by First Year Gross Revenue minus (2) 0.01 multiplied by (Y) Second Year Gross Revenue, but only to the extent such product exceeds one percent (1.0%) of the Second Year Gross Revenue. Notwithstanding anything in this Agreement to the contrary, in the event the amount recorded by Parent or the Surviving Corporation as actual write-offs of revenue of the Business during the Second Year exceeds nine percent (9.0%) of the Second Year Gross Revenue, Second Year Bad Debt expense shall be deemed to equal eight percent (8.0%) of the Second Year Gross Revenue.

(h) "Warrant Expiration Exchange Ratio" means a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) (A) the number of shares of Parent Common Stock holders of Company Warrants would have been entitled to receive pursuant to this Agreement if such holders exercised all Company Warrants in full prior to the Final Exercise Date, minus (B) the number of shares of Parent Common Stock holders of Company Warrants received (or became entitled to receive) in connection with CVRs acquired (or deemed to be acquired) upon exercise of all Company Warrants prior to the Final Exercise Date, by (ii) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Subsidiary Held Shares).

(i) "2006 Warrant Expiration Exchange Ratio" means the quotient obtained by dividing (i) the positive difference, if any, obtained by subtracting (A) the product of 0.5 multiplied by the number of shares of Parent Common Stock acquired in the aggregate upon cashless exercises of the Company 2006 Warrants (as defined herein) from (B) 100,000 by (ii) the sum of (X) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Subsidiary Held Shares) plus (Y) the number of CVRs issuable upon exercise of the Company Warrants pursuant to Section 1.6(f) of the Merger Agreement. "Company 2006 Warrants" means those warrants issued pursuant to that certain Purchase Agreement, dated as of February 22, 2006, by and among the Company and the purchasers named therein.

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(j) Parent will deliver to Rights Agent all calculations and a list of any CVRs or CVR Shares to be issued including all registration and issuance information, as it is understood that the Rights Agent does not determine these matters.

4.2 Statements of Additional Shares.

(a) No later than sixty (60) days after the Eighteen Month Anniversary, Parent shall deliver to CVR Representative a certificate setting forth a calculation of the CVR Year One Exchange Ratio. Such statement shall be certified by Parent's chief financial officer ("Parent's Year One Report").

(b)  No later than sixty (60) days after the Twenty-four Month Anniversary, Parent shall deliver to CVR Representative a certificate setting forth a calculation of the CVR Year Two Exchange Ratio. Such statement shall be certified by Parent's chief financial officer ("Parent's Year Two Report"). Parent's Year One Report and Parent's Year Two Report are sometimes individually and collectively referred to herein as "Parent's Report".

(c) If within thirty (30) days upon delivery of a Parent's Report, CVR Representative has not given written notice of its objection to such report (which notice shall state in reasonable detail the basis of CVR Representative's response or objection), then such Parent's Report shall be binding on the Holder. If CVR Representative gives Parent a written objection and if the parties fail to resolve the issues outstanding with respect to such report within a period of thirty (30) days after notification of rejection, the parties shall submit the issues remaining in dispute to an independent public accounting firm (the "Independent Accountant") acceptable to the parties for resolution. The parties agree to execute such engagement or similar letter as reasonably requested by the Independent Accountant. If issues are submitted to the Independent Accountant for resolution, the parties shall or cause to be furnished to the Independent Accountant such work papers and other documents and information related to those disputed issues as the Independent Accountant may request and are available to that party or its representatives before the opportunity to present to the Independent Accountant any material related to the disputed issues and discuss the issues with the Independent Accountant. Parent and the CVR Representative shall use their commercially reasonable efforts to cause the Independent Accountant to make a determination within thirty days of accepting its selection.

(d) The decision of the Independent Accountant shall be final, binding and conclusive resolution of the parties' dispute, shall be non-appealable and shall not be subject to further review.

(e) Parent will bear one hundred percent (100%) of the fees and costs of the Independent Accountant for such determination; provided, however, that in the event that the Independent Accountant determines pursuant to Section 4.2(d) that a Parent's Report, as submitted pursuant to Section 4.2(a) or Section 4.2(b), as applicable, is correct, then the fees and costs of the Independent Accountant (the "Accountant Fees") shall be paid by Parent to the Independent Accountant and to the extent so paid shall be set off against the number of CVR Shares otherwise deliverable to Holders hereunder, in accordance with the following sentence of this Section 4.2(e). The aggregate CVR Shares issuable in respect of (i) the Year One Exchange Ratio shall be reduced by an amount equal to the quotient obtained by dividing the Accountant Fees relating to Parent's Year One Report by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date of determination of the Year One Exchange Ratio, and (ii) the Year Two Exchange Ratio shall be reduced by an amount equal to the quotient obtained by dividing the Accountant Fees relating to Parent's Year Two Report by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date of determination of the Year Two Exchange Ratio.

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(f) Upon delivery of a Parent's Report, Parent will provide the CVR Representative and its accountants and advisors access to (i) Parent's Chief Financial Officer for questions, and (ii) the books and records of the Surviving Corporation (including any work papers used to prepare a Parent's Report) and such other information requested by such persons, in each case to the extent reasonably necessary related to the CVR Representative's evaluation of a Parent's Report and the calculations therein.

4.3 Issuance of CVR Shares.

(a) The date on which the Parent's Year One Report becomes final and binding on the parties pursuant to Section 4.2 hereof shall be referred to herein as the "Year One Final Determination Date" and the date on which the Parent's Year Two Report becomes final and binding on the parties pursuant to Section 4.2 hereof shall be referred to herein as the "Year Two Final Determination Date". Each of the Year One Final Determination Date and the Year Two Final Determination Date are sometimes referred to herein as a "Final Determination Date".

(b) On the Year One Final Determination Date, each CVR outstanding immediately prior to such date shall be entitled to receive a number of shares of Parent Common Stock equal to the CVR Year One Exchange Ratio as finally determined hereunder and subject to the maximum number of CVR Shares set forth in Section 4.1(a).

(c) On the Year Two Final Determination Date, each CVR outstanding immediately prior to such date shall be entitled to receive a number of shares of Parent Common Stock equal to the CVR Year Two Exchange Ratio as finally determined hereunder and subject to the maximum number of CVR Shares set forth in Section 4.1(a).

(d) On the Year Two Final Determination Date, each CVR outstanding immediately prior to such date (other than CVRs issued in respect of Company Warrants) shall be entitled to receive a number of Shares of Parent Common Stock equal to the Warrant Expiration Exchange Ratio as finally determined hereunder and subject to the maximum number of CVR Shares set forth in Section 4.1(a).

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(e) On the first business day following the expiration date of the Company 2006 Warrants (or such earlier date as when each outstanding Company 2006 Warrant has been exercised in full), each CVR outstanding immediately prior to such date shall be entitled to receive a number of shares of Parent Common Stock equal to the 2006 Warrant Exchange Ratio, subject to the maximum number of CVR Shares set forth in Section 4.1(a). The Parent may at its sole option elect to issue the shares under this Section 4.3(e) on a date earlier than stated herein.

(f) Notwithstanding anything in foregoing to the contrary, if prior to either the Year One Final Determination Date or the Year Two Final Determination Date, there is a change in the number or class of issued and outstanding shares of Parent Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split), stock dividend, combination or exchange of shares, the number of shares of Parent Common Stock to be issued in exchange for the CVRs pursuant to Sections 4.1(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.4 or 4.5 hereof, as the case may be, shall be correspondingly adjusted to reflect such event.

(g) No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each Holder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such Holder), shall have any fractional shares rounded down to the nearest whole share of Parent Common Stock.

4.4 Change of Control.

(a) Notwithstanding anything in this Agreement to the contrary, in the event Parent publicly announces (or is required by law to publicly announce) a Change of Control (as defined herein) transaction at any time before the six month anniversary of the date of this Agreement (the "Six Month Anniversary"), the Surviving Person (as defined herein) shall assume all of the Parent's and the Surviving Corporation's obligations under this Agreement pursuant to Section 14.1 through 14.3 hereof. In the event Parent enters into a Change of Control at any time on or after the Six Month Anniversary and the Surviving Person does not assume all of the Parent’s and the Surviving Corporation’s obligations under this Agreement pursuant to Section 14.1 through 14.3 hereof, then subject to and in accordance with the terms of this Agreement, immediately following such announcement each CVR shall be converted and become the right to receive a number of CVR Shares as set forth in Section 4.4(b) below.

(b) Subject to the conditions set forth in Section 4.4(a) above, in the event Parent publicly announces (or is required by law to publicly announce) (the date of such announcement or required announcement, the "Post-Six Month Change of Control Announcement Date") a Change of Control at any time on or after the Six Month Anniversary (a "Post-Six Month Change of Control"), each CVR (including any CVRs owned by Company Warrant holders pursuant to Section 2.2 hereof and any CVRs issued in respect of Company Restricted Stock Awards) shall be converted and become the right to receive a number of CVR Shares equal to the CVR Year One Exchange Ratio plus the CVR Year Two Exchange Ratio (except that in calculating each of such ratios, First Year Revenue and Second Year Revenue shall each be deemed to equal the corresponding portion of the Change of Control Revenue (as defined herein) relative to each of those two periods, respectively).

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(c) Notwithstanding the above, nothing in this Section 4.4 shall result in (i) a change in the calculation of the CVR Year One Exchange Ratio set forth in Section 4.1(b), or the replacement of First Year Revenue used in that calculation, if the Change of Control occurs after the Eighteen Month Anniversary or (ii) a change in the calculation of the CVR Year Two Exchange Ratio set forth in Section 4.1(f), or the replacement of Second Year Revenue, if the Change of Control occurs after the Twenty-four Month Anniversary.

(d) "Change of Control Revenue" means (A) all revenue recognized by Parent, the Surviving Corporation or any of their respective affiliates, in accordance with generally accepted accounting principles, applied on a basis consistent with the Company's financial statements, with respect to the Business ("Business Revenue"), during the period commencing on the Closing Date and ending on the last full quarter immediately preceding the Post-Six Month Change of Control Announcement Date, plus (B) the Estimated Quarter Amount (as defined below) for the quarter during which the Post-Six Month Change of Control occurs, plus (C) an amount equal to (x) the Estimated Quarter Amount multiplied by (y) the average quarter over quarter growth rate (expressed as a decimal plus 1.0) for the immediately preceding two quarters multiplied by (z) the number of quarters remaining until and including the occurrence of Twenty-four Month Anniversary, in each case compounded quarterly. Business Revenue calculated under this Section 4.4(d), as well as under Section 4.4(e) below, shall reflect (i) a reduction for (1) bad debt expense computed on basis consistent with Section 4.1(c) of this Agreement and (2) non-recurring fees and terminated contracts computed on a basis consistent with clauses (C)(i) and (C)(ii) contained in the second sentence of Section 1.1(e) of the Merger Agreement; and (ii) an increase for Eligible Contracts computed on a basis consistent with clause (B) of the second sentence of Section 1.1(e) of the Merger Agreement.

(e) "Estimated Quarter Amount" means (1) all Business Revenue during each completed month during such quarter plus (2) (x) all Business Revenue for the last completed month during such quarter multiplied by (y) the average month over month growth rate (expressed as a decimal plus 1.0) for the immediately preceding three months multiplied by (z) the number of remaining uncompleted months in such quarter.

(f) For purposes of this Agreement, "Change of Control" means (1) the consummation of any transaction, including without limitation, any merger or consolidation, pursuant to which any of the voting stock of Parent is converted into or exchanged for cash, securities or other property, other than any transaction where the voting stock of Parent outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee entity constituting more than 50% of such voting stock of such surviving or transferee entity (immediately after giving effect to such issuance); or (2) a sale of all or substantially all of Parent’s assets.

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4.5 Issuance of CVR Shares upon Exercise of Company Warrants.

(a) As soon as practicable, and in any event within ten business days, after each of the Year One Final Determination Date and the Year Two Final Determination Date, Parent shall deliver to each holder of an outstanding Company Warrant a notice stating (i) the number of CVR Shares issuable in respect of each share of Parent Common Stock subject to such Company Warrant with respect to the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio, as applicable; and (ii) in order to receive such CVR Shares the holder must exercise the Company Warrant by not later than the Initial Exercise Date (as defined herein) and the Final Exercise Date, as applicable, except that if the holder exercises subsequent to the Initial Exercise Date but prior to the Final Exercise Date, such holder shall be entitled to receive any CVR Shares payable in respect of the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio. "Initial Exercise Date" means the thirty day anniversary of the Year One Final Determination Date. "Final Exercise Date" means the thirty day anniversary of the Year Two Final Determination Date.

(b) In the event of any exercise of any Company Warrant prior to the Final Exercise Date in accordance with the terms of such Company Warrants, in lieu of issuing CVR Certificates to the holder of such Company Warrant, the Rights Agent shall (i) record such issuance of CVRs in the CVR Register in accordance with Section 2.2 hereof and (ii) in the same manner and the same times it delivers CVR Shares to CVR Holders pursuant to Section 4.6 of this Agreement, deliver to such Company Warrant holder the number of CVR Shares such holder became entitled to receive by virtue of exercising such Company Warrant.

(c) As soon as practicable, and in any event within ten business days, after the Post-Six Month Control Announcement Date, Parent shall deliver to each holder of an outstanding Company Warrant a notice stating (i) the number of CVR Shares issuable in respect of each share of Parent Common Stock subject to such Company Warrant pursuant to Section 4.4 hereof; and (ii) in order to receive such CVR Shares the holder must exercise the Company Warrant by not later than the Post-Six Month Change of Control Exercise Date. "Post-Six Month Change of Control Exercise Date" means the thirty-five day anniversary of the Post-Six Month Change of Control Announcement Date.

(d) In the event of any exercise of any Company Warrant prior the Post-Six Month Change of Control Exercise Date, in accordance with the terms of such Company Warrants, in lieu of issuing CVR Certificates to the holder of such Company Warrant, the Rights Agent shall (i) record such issuance of CVRs in the CVR Register in accordance with Section 2.2 hereof and (ii) in the same manner and the same time it delivers CVR Shares to CVR Holders pursuant to Section 4.6 of this Agreement, deliver to such Company Warrant holder the number of CVR Shares such holder became entitled to receive by virtue of exercising such Company Warrant.

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(e) Prior to any delivery of CVR Shares pursuant to Sections 4.4(b) or 4.4(d) above, each holder who exercises a Company Warrant shall be the Holder of a CVR evidencing such CVR Shares deliverable in respect thereof and may transfer such ownership in accordance with Article 6 hereof, regardless of whether such CVR was issued in uncertificated form.

4.6 Delivery of CVR Shares.

(a) Each Holder of record of CVRs (including CVRs issued to holders of Company Warrants) as of the Initial Exercise Date and as of the Final Exercise Date, shall be entitled to receive CVR Shares issuable in respect of the Year One Exchange Ratio (in the case of the Initial Exercise Date) and the Year Two Exchange Ratio (in the case of the Final Exercise Date). Within ten business days after each of the Initial Exercise Date and the Final Exercise Date, Parent shall issue and deliver to each CVR Holder as of such date a certificate representing that number of whole shares of Parent Common Stock into which the CVRs theretofore owned by such person shall have been converted pursuant to the provisions of this Agreement. Shares of Parent Common Stock into which the CVRs shall be converted (including exercised Company Warrants) at the Year One Final Determination Date and the Year Two Final Determination Date, as applicable, shall be deemed to have been issued on such respective date. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the CVR Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Rights Agent all documents necessary to evidence and effect such transfer and shall pay to the Rights Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered Holder of the CVR Certificate surrendered, or establish to the satisfaction of the Rights Agent that such tax has been paid or is not applicable.

(b) Notwithstanding the foregoing, in the event of conversion of the CVRs upon a Change of Control pursuant to Section 4.4 hereof, Parent shall deliver CVR Shares to the Holders (including the Company Warrant holders) in accordance with the procedures set forth in this Section 4.6(b). Parent shall issue and deliver to each CVR Holder as of the Post-Six Month Change of Control Exercise Date a certificate representing that number of whole shares of Parent Common Stock into which the CVRs theretofore owned by such person shall have been converted pursuant to the provisions of this Agreement. Shares of Parent Common Stock into which the CVRs shall be converted (including in the case of exercised Company Warrants) shall be deemed to have been issued on such respective date. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the CVR Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Rights Agent all documents necessary to evidence and effect such transfer and shall pay to the Rights Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered Holder of the CVR Certificate surrendered, or establish to the satisfaction of the Rights Agent that such tax has been paid or is not applicable.

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4.7 Lost Certificates. If any CVR Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CVR Certificate to be lost, stolen or destroyed and, if required by the Rights Agent, the posting by such person of an open ended indemnity bond as indemnity of both Parent and Rights Agent against any claim that may be made against it with respect to such CVR Certificate, the Rights Agent shall deliver in exchange for such lost, stolen or destroyed CVR Certificate (a) if prior to a Final Determination Date, a new CVR Certificate of like tenor and evidencing the number of CVRs evidenced by the CVR Certificate so lost, stolen or destroyed or (b) if after a Final Determination Date, the applicable certificates representing shares of Parent Common Stock.

4.8 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of CVRs such amounts as it is required to deduct and withhold with respect to the making of such payment under the any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the CVRs in respect of which such deduction and withholding was made.

Section 5. Registration of CVRs.

5.1 The CVRs have been registered pursuant to the Registration Statement under the Act. Parent covenants and agrees:

(a) to prepare and file with the SEC such amendment and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary and to maintain the effectiveness of the Registration Statement so long as any CVRs or Company Warrants remain outstanding;

(b) as expeditiously as possible, to register or qualify the CVRs under the Securities or Blue Sky laws of each jurisdiction in which such registration or qualification is necessary; and

(c) to pay all expenses incurred by it in complying with this Section 5.1, including, without limitation, (i) all registration and filing fees, (ii) all printing expenses, (iii) all fees and disbursements of counsel and independent public accountants for Parent, and (iv) all National Association of Securities Dealers, Inc., FINRA, and Blue Sky fees and expenses.

Section 6. Exchange, Transfer, or Assignment of CVRs.

6.1 CVRs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined herein) and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof. A “Permitted Transfer” shall mean the transfer of any or all of the CVRs by operation of law (including a consolidation or merger) or in connection with the dissolution of any corporation or other entity.

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6.2 In the event of a Permitted Transfer, CVRs may be assigned or transferred upon surrender of CVR Certificates to the Rights Agent (except with respect to such Holders for which CVR Certificates were not issued), accompanied (if so required by Parent or the Rights Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to Parent and the Rights Agent, duly executed by the registered holder or by a duly authorized representative or attorney, such signature to be have a Medallion Guarantee from a commercial bank or trust company having an office in the United States, by a broker or dealer that is a member of the National Association of Securities Dealers, Inc., or by a member of a national securities exchange. Upon any such registration of transfer, a new CVR Certificate shall be issued to the transferee and the surrendered CVR Certificate shall be cancelled by the Rights Agent. CVR Certificates so cancelled shall be delivered by the Rights Agent to Parent from time to time or otherwise disposed of by the Rights Agent in its customary manner.

6.3 The cost of any transfer or assignment of CVRs shall be paid (including the cost of any transfer tax) by the holder, based on the Rights Agents customary fee schedule, and any new CVR Certificates issued pursuant to this Section 6 shall be dated the date of such transfer or assignment.

6.4 Notwithstanding anything in the foregoing to the contrary, a Company Warrant holder (or former Company Warrant holder) that owns a CVR, regardless of whether such CVR was issued in uncertificated form, may effect a Permitted Transfer by delivering to the Rights Agent such documentation as reasonably requested by the Rights Agent.

Section 7. Parent Covenants Regarding Operation of the Business.

7.1 From and after the Effective Time and until the Twenty-four Month Anniversary, Parent and the Surviving Corporation, shall perform, or cause to be performed, the actions set forth in Sections 7.2 and 7.3 hereof with respect to the Business.

7.2 Parent shall keep complete and accurate records with respect to the Business. The books and records shall be maintained in such a manner that the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio shall be readily verifiable and shall be available for inspection by the CVR Representative upon reasonable prior notice during normal business hours.

7.3 Parent shall operate the Business, or cause the Business to be operated, (i) using commercially reasonable efforts to maximize revenues generated by the Business and to minimize write-offs of such revenues, and (ii) without limiting the generality of the foregoing, in accordance with the Plan.

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7.4 Notwithstanding anything contained in this Agreement, Parent may discontinue the operations of the Business of the Surviving Corporation at any time following the three month anniversary of the Effective Time, without the consent of the Holders or the CVR Representative and without liability to the Holders or the CVR Representative with respect to such discontinuation, in the event that Parent's Board of Directors determines in good faith that, despite compliance with Sections 7.1 through 7.3 hereof, it is reasonably certain that (i) First Year Revenue will not exceed the greater of Annualized Company Revenue and $4,500,000, or (ii) in the case of a determination after the Eighteen Month Anniversary, the Second Year Revenue will not exceed 50% of the greater of First Year Revenue and $4,500,000.

Section 8. Rights of CVR Certificate Holder. Except as otherwise provided in this Agreement, the Holder of any CVR Certificate or CVR, shall not, by virtue thereof, be entitled to any rights of a stockholder of Parent, either at law or in equity. The rights of the Holders are limited to those expressed in this Agreement and the Merger Agreement and, in the case of holders of any Company Warrants, in such Company Warrants and any related agreements pursuant to which such Company Warrants were issued.

Section 9. Availability of Information. Parent will provide to the Rights Agent all information in connection with this Agreement and the CVRs that the Rights Agent may reasonably request.

Section 10. Reservation of Stock. Parent covenants that it will reserve from its authorized and unissued Parent Common Stock a sufficient number of shares to provide for the issuance of Parent Common Stock pursuant to the CVRs (including Parent Common Stock issuable pursuant to CVRs issued, or that may be issued, to holders of Company Warrants). Parent further covenants that all shares that may be issued pursuant to the CVRs will be free from all taxes, liens and charges in respect of the issue thereof. Parent agrees that its issuance of the CVRs shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Parent Common Stock issuable pursuant hereto and that upon issuance such shares of Parent Common Stock shall be validly issued, fully paid and nonassessable.

Section 11. Tax Treatment. Parent (and each of its affiliates) shall for federal income tax purposes treat any issuance of CVR Shares as a payment made in connection with the acquisition of Company Common Stock, and Parent (and each of its affiliates) shall file any tax return reporting the issuance of CVR Shares consistent with such treatment.

Section 12. Duties of Rights Agent.  The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which Parent and the Holders, by their acceptance hereof, shall be bound.

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12.1 The statements contained herein and in the CVR Certificates shall be taken as statements of Parent, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or actions taken or to be taken by it. The Rights Agent assumes no responsibility with respect to the delivery of CVRs and the CVR Consideration except as herein otherwise provided.

12.2 The Rights Agent shall not be responsible for any failure of Parent to comply with any of the covenants contained in this Agreement or in the CVR Certificates to be complied with by Parent.

12.3 The Rights Agent shall have no duties or obligations other than those specifically set forth in this Agreement.

12.4 The Rights Agent shall not be obligated to take any action hereunder which may, in the Rights Agent’s sole judgment, involve any expense or liability to the Rights Agent unless it shall have been furnished with indemnity against such expense or liability which, in the Rights Agent’s sole judgment, is adequate.

12.5 The Rights Agent may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, instruction, letter, telegram or other document, or any security, delivered to the Rights Agent and believed by the Rights Agent to be genuine and to have been signed by the proper party or parties.

12.6 The Rights Agent may rely on and shall be protected in acting upon the written instructions of the Parent, its counsel, or its representatives.

12.7 The Rights Agent shall not be liable for any claim, loss, liability or expense incurred without the Rights Agent’s gross negligence or willful misconduct, arising out of or in connection with the administration of the Rights Agent’s duties hereunder.

12.8 The Rights Agent may consult with counsel, and the written advice of such counsel or any written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Rights Agent hereunder in accordance with such advice of such counsel or any such opinion of such counsel.

12.9 Notwithstanding any other provision of this Agreement, the Rights Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Rights Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.

12.10 IN NO EVENT SHALL THE RIGHTS AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE RIGHTS AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

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12.11 In the event that the Rights Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until the questions regarding its duties and rights are clarified to its satisfaction or it shall be directed otherwise by a final judgment of a court of competent jurisdiction.

12.12 Parent will pay the Rights Agent its customary fees plus expenses, including without limitation fees and expenses of legal counsel, and disbursements, as previously provided to Parent.

12.13 Parent covenants and agrees to indemnify and hold harmless the Rights Agent, its directors, officers, employees, attorneys and agents (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, costs or expenses (including reasonable attorney’s fees and expenses and court costs), arising out of or attributable to its acceptance of its appointment and execution and performances of its duties as the Rights Agent hereunder, provided however, that such indemnification shall not apply to losses, damages, liabilities, costs or expenses finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Rights Agent. The Rights Agent shall notify the Issuer in writing of any written asserted claim against the Rights Agent or of any other action commenced against the Rights Agent reasonably promptly after the Rights Agent shall have received any such written assertion or shall have been served with a summons in connection therewith. The Issuer shall be entitled to participate at its own expenses in the defense of any such claim or other action and, if the Issuer so elects, the Parent may assume the defense of any pending or threatened action against the Rights Agent in respect of which indemnification may be sought hereunder; provided however, that the Parent shall not be entitled to assume the defense without Rights Agent’s explicit agreement and agrees to pay the costs of counsel for Rights Agent in monitoring of any such action if defense has been assumed by Parent.

12.14 Notwithstanding anything else provided for in this agreement, the provisions of this Section 12 shall survive the resignation or removal of the Rights Agent and the termination of this Agreement.

12.15 The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything, which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith.

Section 13. Change of Rights Agent.

13.1 Any corporation into which the Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party, or any corporation succeeding to the corporate trust business of the Rights Agent, shall be the successor to the Rights Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

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13.2 The Rights Agent may resign and be discharged from its duties under this Agreement by giving to Parent notice in writing, specifying a date when such resignation shall take effect, which notice shall be sent at least 15 days prior to the date so specified. If the Rights Agent shall resign or otherwise become incapable of acting, Parent shall appoint a successor to the Rights Agent reasonably acceptable to the CVR Representative. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor Rights Agent copies of all books, records, plans, and other documents in the former Rights Agent's possession relating to the CVRs or this Agreement and execute and deliver any further assurance, conveyance, act, or deed necessary for the purpose. Failure to give any notice provided for in this Section 13.2 or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

13.3 The Rights Agent may be removed at any time upon 15 days written notice by act of the CVR Representative and Parent.

13.4 If at any time the Rights Agent shall become incapable of acting, any Holder of a CVR may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Rights Agent and the appointment of a successor Rights Agent.

13.5 Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

13.6 Each successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

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Section 14. Consolidation, Merger, Sale or Conveyance.

14.1 Company May Not Consolidate, Etc. So long as the CVRs remain outstanding, Parent and the Surviving Corporation shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

(a) in the case where Parent or the Surviving Corporation shall consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which Parent or the Surviving Corporation is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Parent or the Surviving Corporation substantially as an entirety (the “Surviving Person”) shall assume in writing all of Parent's and the Surviving Corporation's obligations under this Agreement; and

(b) Parent or the Surviving Corporation has delivered to the Rights Agent an officer’s certificate stating that such consolidation, merger, conveyance, transfer or lease complies with all of the terms of Sections 14.1 through 14.3 hereof and that all conditions precedent herein provided for relating to such transaction have been complied with.

(c) For purposes of this Section 14.1, "convey, transfer or lease its properties and assets substantially as an entirety" means properties and assets contributing in the aggregate at least 60% of Parent's or the Surviving Corporation's total consolidated revenues as reported in Parent's last available periodic financial report (quarterly or annual, as the case may be).

14.2 Successor Substituted. Upon any consolidation of or merger by Parent with or into any other person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any person in accordance with Section 14.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein.

14.3 Joint and Several Liability. Parent, the Surviving Corporation and Merger Sub are jointly and severally responsible for the performance of all actions, and the payment of all sums and delivery of all CVR Shares, required under this Agreement of any of such party.

Section 15. CVR Representative.

15.1 Designation; Duties. The (i) adoption and approval of the Merger Agreement by the stockholders of the Company, and (ii) any exercise of the Company Warrants by the holder thereof, shall constitute by each such person, respectively, the authorization, designation and appointment of the CVR Representative, in each case to act as the sole and exclusive agent, attorney-in-fact and representative of each of the Holders by the consent of the Holders and as such is hereby authorized and directed to (a) take any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses for the account of the Holders and making any and all determinations required by this Agreement) which may be required in carrying out his duties under this Agreement, (b) give notices and communications on behalf of the Holders as set forth in this Agreement, (c) exercise such other rights, power and authority as are authorized, delegated and granted to the CVR Representative under this Agreement in connection with the transactions contemplated by the Merger Agreement and hereby, and (d) exercise such rights, power and authority as are incidental to the foregoing, and any decision or determination made by the CVR Representative consistent therewith shall be absolutely and irrevocably binding on each Holder as if such Holder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Holder’s individual capacity.

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15.2 Removal; Successor CVR Representative. The CVR Representative may be removed at any time by act of the Holders of a majority of the outstanding CVRs (the “Majority Holders”). In the event the Majority Holders determine to remove the CVR Representative, the Majority Holders shall give notice of the removal of the CVR Representative and the appointment of a successor CVR Representative by delivering written notice of such event by first-class mail to Parent. Any such notice shall include the name and address of the successor CVR Representative. Any successor CVR Representative appointed hereunder shall execute, acknowledge and deliver to Parent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor CVR Representative shall be become vested with the powers of the prior CVR Representative.

15.3 No Liability. The CVR Representative shall not be liable, in any manner or to any extent, for any mistake or fact or error of judgment or for any acts or omissions by it of any kind, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct, gross negligence or bad faith. The Holders shall jointly and severally indemnify the CVR Representative and hold it harmless against any and all liabilities incurred by it, except for liabilities incurred by the CVR Representative resulting from its own willful misconduct, gross negligence or bad faith, provided, however, that any indemnification obligations of the Holders shall be satisfied solely out of the CVR Shares deliverable under this Agreement, but only to the extent such CVR Shares were not issued prior to the time such indemnification obligation arises. The CVR Representative shall be entitled to receive a number of CVR Shares equal to the quotient obtained by dividing the amount of the indemnification obligation referenced in the immediately preceding sentence by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date of issuance of such shares pursuant to this Agreement.

15.4 Decision of CVR Representative. A decision, act, consent or instruction of the CVR Representative shall constitute a decision of all Holders and shall be final, binding and conclusive upon each such Holder, and Parent may rely upon any decision, act, consent or instruction of the CVR Representative as being the decision, act, consent or instruction of each and every such Holder.

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Section 16. Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 17. Counterparts. This Agreement may be executed in any number of counterparts; and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same agreement.

Section 18. Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 19. Amendments. This Agreement may be amended by the written consent of Parent and the affirmative vote or the written consent of Holders holding not less than a majority of the then outstanding CVRs; provided, however, that no such modification or amendment to this Agreement may, (i) without the consent of each Holder affected thereby, change in manner adverse to the Holders, (a) the amount of CVR Consideration to be issued according to the terms of this Agreement to the Holders of the CVRs, or (b) the provisions of this Section 19; (ii) without the consent of the Rights Agent, change in a manner adverse to the Rights Agent any of its rights or obligations under this Agreement or the provisions of this Section 19; and (iii) without the consent of the CVR Representative, change in a manner adverse to the CVR Representative any of its rights or obligations under this Agreement or the provisions of this Section 19.

Section 20. Notices. Any notice or other communication hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable overnight courier service, or (iii) on the date of confirmation of receipt (or the first business day following receipt if the date of such receipt is not a business day) of facsimile transmission, in each case to the intended recipient set forth below:

If to Parent:

Onstream Media Corporation
1291 S.W. 29th Avenue
Pompano Beach, Florida 33069
Attention: Randy Selman
Telephone: (954) 917-6655
Facsimile: (954) 917-7700

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If to the Rights Agent:

Interwest Transfer Co.
1981 E 4800 South, Ste. 100
Salt Lake City, UT 84117
Telephone:
Facsimile:

If to CVR Representative:

W. Austin Lewis IV
c/o Lewis Asset Management
45 Rockefeller Plaza, Suite 2570
New York, NY 10011
Telephone: (212) 332-3450
Facsimile: (212) 399-0941

Any party may, by notice given in accordance with this Section 20 to the other parties, change the address for receipt of notices hereunder.

Section 21. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation, other than Parent, the Rights Agent, the CVR Representative and the Holders, any legal or equitable right, remedy, or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Parent, the Rights Agent, the CVR Representative and the registered Holders.

Section 22. Governing Law; Submission to Jurisdiction. As between Parent and CVR Representative, this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its rules of conflict of laws provisions. The parties hereto agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in the United States District Court for the District of Florida, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action, or proceeding and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 20 shall be deemed effective service of process on such party.

As between the Parent or CVR Representative, on the one hand, and Rights Agent, on the other hand, this Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts made in Utah by persons domiciled in Salt Lake City and without regard to its principles of conflicts of laws. Each of the Parties agrees to submit himself to the in personam jurisdiction of the state and federal courts situated within the State of Utah with regard to any controversy arising out of or relating to this Agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ONSTREAM MEDIA CORPORATION

By:
Name:
Title:

Interwest Transfer Co., as Rights Agent

By:
Name:
Title:

W. Austin Lewis IV, as CVR Representative

Name:

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Exhibit A

ONSTREAM MEDIA CORPORATION

CONTINGENT VALUE RIGHTS TO RECEIVE SHARES OF COMMON STOCK

THIS CERTIFIES THAT, FOR VALUE RECEIVED, __________________, or its permitted assigns, is the registered holder of _______________ Contingent Value Rights of Onstream Media Corporation, a Florida corporation (“Parent”), subject to the terms of the Contingent Value Rights Agreement (“CVR Agreement”), dated _______________, 2008, between Parent, W. Austin Lewis IV (the "CVR Representative") and Interwest Transfer Co. (the "Rights Agent").

REFERENCE IS MADE TO THE PROVISIONS OF THIS CVR CERTIFICATE SET FORTH ON THE REVERSE SIDE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH ON THE FRONT OF THIS CERTIFICATE.

This CVR Certificate shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, Parent has caused this CVR Certificate to be executed by its duly authorized officer.

Dated: ______________________	ONSTREAM MEDIA CORPORATION

By:
Name:
Title:

Countersigned:
Interwest Transfer Co., As Rights Agent

By:
Name:
Title:

This CVR Certificate is subject to all of the terms, provisions and conditions of the Contingent Value Rights Agreement, dated as of ________________, 2008 (the “CVR Agreement”), by and among Parent, Rights Agent and the CVR Representative, to all of which terms, provisions and conditions the registered holder of the CVR consents by acceptance hereof. Copies of the CVR Agreement are available for inspection at the principal office of the Rights Agent or may be obtained upon written request addressed to the Rights Agent at its principal office at [__________________________________].

Parent shall not be required, upon conversion of the CVRs evidenced by this CVR Certificate into shares of common stock of Parent, to issue fractional shares, but shall round down to the nearest whole share of Parent Common Stock as provided in the CVR Agreement.

Parent has filed and caused to become effective a registration statement under the Securities Act of 1933, as amended, covering the CVRs and CVR Shares (as defined in the Agreement) and has agreed to register or qualify the CVRs and the CVR Shares to be delivered upon conversion of the CVRs under the laws of each jurisdiction in which such registration or qualification is necessary.

The holder of this CVR Certificate shall not, by virtue hereof, be entitled to any of the rights of a stockholder in Parent, either at law or in equity, and the rights of the holder are limited to those expressed in the CVR Agreement.

Every holder of this CVR Certificates, by accepting the same, consents and agrees with Parent, the Rights Agent and with every other holder of a CVR Certificate that Parent and the Rights Agent may deem and treat the person in whose name this CVR Certificate is registered as the absolute owner hereof (notwithstanding any notation of ownership or other writing hereon made by anyone other than Parent or the Rights Agent) for all purposes whatsoever and neither Parent nor the Rights Agent shall be affected by any notice to the contrary.

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This CVR Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

The CVR Agreement and this CVR Certificate shall be governed by and construed in accordance with the laws of the State of Florida without regard to its rules of conflict of laws.

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM, as tenants in common

TEN ENT, as tenants by the entireties

JT TEN, as joint tenants with right of survivorship and not as tenants in common

COM PROP, as community property

UNIF GIFT MIN ACT, ___________ Custodian ____________________-(Cust) (Minor) Under Uniform Gifts to Minors Act

_____________________________________________________ (State)

Addition abbreviations may also be used though not in the above list.

For Value Received ________________ hereby sells, assigns and transfers unto ________________ Contingent Value Rights ("CVRs") represented by this Certificate, and do hereby irrevocably constitute and appoint _____________________________ Attorney in Fact to transfer the said CVRs on the books of the within named Corporation with full power of substitution in the premises.

Dated _____________________________

In the presence of _______________________________________________________

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APPENDIX E

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
ONSTREAM MEDIA CORPORATION

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned, being the President of ONSTREAM MEDIA CORPORATION, a Florida corporation (the “Corporation”), bearing Document Number P93000035279, does hereby submit these Articles of Amendment for the purpose of amending the Corporation’s Articles of Incorporation as follows:

FIRST: Article IV of the Corporation's Articles of Incorporation shall be deleted in its entirety and replaced with the following:

“ARTICLE IV
CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (i) One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”) and Five Million (5,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and further, the Board of Directors of the Company is authorized, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.

Seven Hundred Thousand (700,000) shares of the Preferred Stock shall be designated Series A-10 pursuant to the Certificate of Designation, Preferences, and Rights of Series A-10 Convertible Preferred Stock filed with the Secretary of State on December 23, 2004, which such Certificate remains in effect.”

SECOND: The foregoing amendment was adopted pursuant to unanimous written consent of the Directors of the Corporation dated ___________________, 2008, and by the holders of a majority of the shares of Common Stock. Therefore, the number of votes cast for the Amendment to the Corporation's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation on this August ___, 2008.

Randy Selman, President

APPENDIX F

VOTING AGREEMENT

This Voting Agreement (the "Agreement") is made and entered into as of ______________, 2008, by and between Narrowstep, Inc., a Delaware corporation (the "Company") and the undersigned stockholder ("Stockholder") of Onstream Media Corporation, a Florida corporation ("ONSM").

A. Concurrently with the execution of this Agreement, ONSM, Onstream Merger Corp., a Delaware corporation and a wholly-owned subsidiary of ONSM ("Merger Sub") and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

B. As of the date hereof, Stockholder has the power to vote or to direct the voting of the shares of ONSM Common Stock indicated on the signature pages to this Agreement (the “Existing Shares”).

C. As a material inducement to enter into the Merger Agreement, the Company desires Stockholder to agree, and Stockholder is willing to agree, to vote the Existing Shares, and such other shares of the Company Common Stock over which Stockholder acquires the right to vote after the date hereof (collectively with the Existing Shares, the “Shares”), so as to facilitate consummation of the Merger.

1. Voting of Shares.

1.1 Agreement to Vote Shares. Stockholder hereby covenants and agrees that during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of ONSM, however called, and in any action by written consent of the stockholders of ONSM, Stockholder shall appear at the meeting or otherwise cause any and all Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) any and all Shares: (i) in favor of the approval of the Charter Amendment, CVR Issuance and Share Issuance; and (ii) against any proposal or transaction which would reasonably be likely to prevent or delay the consummation of the Merger or the Merger Agreement. Stockholder further agrees not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of any provision contained in this Section 1.1. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed to limit or restrict Stockholder from acting in Stockholder's capacity as a director or officer of the Company or voting in Stockholder's sole discretion on any matter other than those matters referred to in the first sentence of this Section 1.1.

1.2 Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to ONSM a proxy in the form attached hereto as Exhibit 1 (the "Proxy"), which shall be irrevocable prior to the termination of this Agreement, with respect to the Shares, subject to the other terms of this Agreement.

1.3 Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of ONSM Common Stock by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into ONSM Common Stock), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of ONSM, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

2. Transfer and Other Restrictions. Stockholder represents, covenants and agrees that, except for the proxy granted in Section 1.2 hereof and as contemplated by this Agreement: (i) Stockholder shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, offer for sale or agree to sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to, or consent to, the offer for sale, sale, transfer, tender, pledge hypothecation, encumbrance, assignment or other disposition of, or create any Encumbrance of any nature whatsoever with respect to, any or all of the Shares or any interest therein; (ii) Stockholder shall not grant any proxy or power of attorney, of deposit any Shares into a voting trust or enter into a voting agreement or other arrangement, with respect to the voting Shares (each a "Voting Proxy") except as provided by this Agreement; and (iii) Stockholder has not granted, entered into or otherwise created any Voting Proxy which is currently (or which will hereafter become) effective, and if any Voting Proxy has been created, such Voting Proxy will be effectively revoked upon delivery of the executed Proxy as provided hereby.

3. Representations and Warranties of Stockholder. Stockholder represents and warrants to the Company that:

3.1 Authority; Validity. If such Stockholder is an entity, (i) the Stockholder has all requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and (ii) the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder. If this Agreement is being executed in a representative or fiduciary capacity with respect to Stockholder, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

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3.2 Non-Contravention. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not result in the creation of any encumbrance on the Shares (other than those created pursuant to this Agreement) or violate the terms of any contract, agreement or arrangement to which the Stockholder is a party or by which it is bound or to which the Shares may be subject. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is settlor or trustee or any other person or entity, including any governmental entity, whose consent, approval, order or authorization is required by or with respect to Stockholder for the execution, delivery and performance of this Agreement by Stockholder or the consummation by Stockholder of the transactions contemplated hereby.

3.3 Title. Stockholder has the authority and right to vote the Shares and to grant the Proxy as contemplated hereby. The Existing Shares set forth on the signature pages hereto are the only shares of ONSM Common Stock as to which Stockholder has the power to vote or to direct the voting thereof.

4. Effectiveness; Termination; No Survival. This Agreement shall become effective upon its execution by Stockholder and the Company and upon the execution of the Merger Agreement. This Agreement may be terminated at any time by mutual written consent of Stockholder and the Company. This Agreement, and the obligations of Stockholder hereunder, including, without limitation, Stockholder's obligations under Section 1 and Section 2 above, shall terminate, without any action by the parties hereto, upon the earlier to occur of the following: (i) such date and time as the Charter Amendment, Share Issuance and CVR Issuance shall have been approved by the stockholders of the Company; (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof; and (iii) May 1, 2009.

5. Further Assurances. Subject to the terms of this Agreement, from time to time, Stockholder shall execute and deliver such additional documents and use commercially reasonable efforts to take, or cause to be taken, all such further actions, and to do or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6. Miscellaneous.

6.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. Any purported assignment in violation of this Section 6 shall be void.

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6.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

6.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity and Stockholder hereby irrevocably and unconditionally waives any objection in the Company seeking so to enforce such covenants and agreements by specific performance, injunctive relief and other means.

6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice).

If to the Company, to:         Narrowstep, Inc.
202 Carnegie Center, Suite 101
Princeton, New Jersey 08540
Facsimile: (609) 845-1776
Attention: David McCourt

with copies to:
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attention: John D. Hogoboom, Esq.
Telephone: (973) 597-2382
Facsimile: (973) 597-2383

If to Stockholder, at its address set forth on the signature pages hereto.

6.6 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction to any court in the State of Florida having jurisdiction for any actions, suits or proceedings arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. certified mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in such courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought n any such court has been brought in an inconvenient forum.

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6.7 Entire Agreement. The Merger Agreement, this Agreement and Proxy granted hereunder constitute and contain the entire agreement and understanding of the parties with respect to the subject matter and supersede any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties respecting the subject matter hereof.

6.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9 Captions. The captions to sections of this Agreement have been inserted only for identification and reference purposes and shall not be used to construe or interpret this Agreement.

6.10 Stockholder Capacity. Notwithstanding anything herein to the contrary, Stockholder makes no agreement or understanding herein in his capacity as a director or officer of ONSM or any subsidiary or ONSM, and the agreements set forth herein shall in no way restrict Stockholder in the exercise of his fiduciary duties as a director or officer of ONSM or any subsidiary of ONSM or limit or affect any actions taken by Stockholder solely in his capacity as an officer or director of ONSM or any subsidiary of ONSM. Stockholder has executed this Agreement solely in his capacity as a stockholder of ONSM.

6.11 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to such Shares shall remain vested in and belong to Stockholder or his affiliates, and the Company shall have no authority to direct Stockholder in the voting or disposition of any Shares, except as otherwise provided herein.

6.12 Waiver of Registration Rights. Stockholder hereby irrevocably waives all rights to which it or any of its affiliates may be entitled under any registration rights agreement or other arrangement with ONSM or otherwise covering any shares of ONSM Common Stock owned by Stockholder or its affiliates or which Stockholder or its affiliates have the right to acquire. Such waiver shall terminate and be of no further force in the event that the Merger Agreement is terminated in accordance with its terms; provided, however, that no such termination shall have the effect of reinstating any rights or claims which Stockholder may otherwise have had if the waiver had not been in place. Any time periods specified in such agreements or other arrangements shall be tolled while such waiver is in effect. ONSM shall be entitled to rely upon and enforce this Section 6.12 as a third party beneficiary.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

NARROWSTEP, INC.

By:
Name:
Title:

STOCKHOLDER:

Stockholder's Address:

Shares that Stockholder has the right to vote or direct the voting of:

_________

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Exhibit 1

Irrevocable Proxy

The undersigned stockholder (“Stockholder”) of Onstream Media Corporation, a Florida corporation (the “Company”), hereby revokes any prior proxy and hereby irrevocably appoints and constitutes _______________, _______________ and ________________ (collectively, the “Proxyholders”), the agents, attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote any and all shares of common stock of the Company registered in the name of the Stockholder or as to which the Stockholder has the right to vote or to direct the vote (collectively, the “Shares”) as follows: the Proxyholders named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special, postponed or adjourned meeting of the Company’s stockholders, and in every written consent in lieu of any such meeting, or otherwise cause any and all shares to be counted as present thereat for purposes of establishing a quorum, (i) in favor of the approval of the Charter Amendment Company Share Issuance and CVR Issuance as such terms are defined in the merger agreement by and among Onstream Merger Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of the Company, with and into Narrowstep, Inc., a Delaware corporation ("Narrowstep"), pursuant to that certain Agreement and Plan of Merger among Narrowstep, Merger Sub, the Company and the Stockholder Representative named therein (the “Merger Agreement”), and (ii) against any proposal or transaction which would reasonably be likely to prevent or delay the consummation of the Merger or the Merger Agreement.

The proxy granted by Stockholder to the Proxyholders hereby is granted as of the date specified below in order to secure the obligations of Stockholders set forth in Section 1.2 of that certain voting agreement entered into concurrently with the Merger Agreement (the “Voting Agreement”), and is irrevocable in accordance with subdivision (e) of Section 607.077 of the Florida Business Corporation Act.

This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. The undersigned Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the stockholders of the Company.

Name of Stockholder

Dated: May ___, 2008

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APPENDIX G

VOTING AGREEMENT

This Voting Agreement (the "Agreement") is made and entered into as of ______________, 2008, by and between Onstream Media Corporation, a Delaware corporation ("Parent") and the undersigned stockholder ("Stockholder") of Narrowstep, Inc., a Delaware corporation (the "Company").

A. Concurrently with the execution of this Agreement, Parent, Onstream Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

B. As of the date hereof, Stockholder has the power to vote or to direct the voting of the shares of Company Common Stock indicated on the signature pages to this Agreement (the “Existing Shares”).

C. As a material inducement to enter into the Merger Agreement, Parent desires Stockholder to agree, and Stockholder is willing to agree, to vote the Existing Shares, and such other shares of Company Common Stock over which Stockholder acquires the right to vote after the date hereof (collectively with the Existing Shares, the “Shares”), so as to facilitate consummation of the Merger.

1. Voting of Shares.

1.1 Agreement to Vote Shares. Stockholder hereby covenants and agrees that during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Stockholder shall appear at the meeting or otherwise cause any and all Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) any and all Shares: (i) in favor of the approval of the Merger and adoption of the Merger Agreement; (ii) against any Acquisition Proposal or Superior Offer; and (iii) against any proposal or transaction which would reasonably be likely to prevent or delay the consummation of the Merger or the Merger Agreement. Stockholder further agrees not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of any provision contained in this Section 1.1. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed to limit or restrict Stockholder from acting in Stockholder's capacity as a director or officer of the Company or voting in Stockholder's sole discretion on any matter other than those matters referred to in the first sentence of this Section 1.1.

1.2 Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit 1 (the "Proxy"), which shall be irrevocable prior to the termination of this Agreement, with respect to the Shares, subject to the other terms of this Agreement.

1.3 Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

2. Transfer and Other Restrictions. Stockholder represents, covenants and agrees that, except for the proxy granted in Section 1.2 hereof and as contemplated by this Agreement: (i) Stockholder shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, offer for sale or agree to sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to, or consent to, the offer for sale, sale, transfer, tender, pledge hypothecation, encumbrance, assignment or other disposition of, or create any Encumbrance of any nature whatsoever with respect to, any or all of the Shares or any interest therein; (ii) Stockholder shall not grant any proxy or power of attorney, of deposit any Shares into a voting trust or enter into a voting agreement or other arrangement, with respect to the voting Shares (each a "Voting Proxy") except as provided by this Agreement; and (iii) Stockholder has not granted, entered into or otherwise created any Voting Proxy which is currently (or which will hereafter become) effective, and if any Voting Proxy has been created, such Voting Proxy will be effectively revoked upon delivery of the executed Proxy as provided hereby.

3. Representations and Warranties of Stockholder. Stockholder represents and warrants to Parent that:

3.1 Authority; Validity. If such Stockholder is an entity, (i) the Stockholder has all requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and (ii) the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder. If this Agreement is being executed in a representative or fiduciary capacity with respect to Stockholder, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

3.2 Non-Contravention. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not result in the creation of any encumbrance on the Shares (other than those created pursuant to this Agreement) or violate the terms of any contract, agreement or arrangement to which the Stockholder is a party or by which it is bound or to which the Shares may be subject. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is settlor or trustee or any other person or entity, including any Governmental Entity, whose consent, approval, order or authorization is required by or with respect to Stockholder for the execution, delivery and performance of this Agreement by Stockholder or the consummation by Stockholder of the transactions contemplated hereby.

3.3 Title. Stockholder has the authority and right to vote the Shares and to grant the Proxy as contemplated hereby. The Existing Shares set forth on the signature pages hereto are the only shares of Company Common Stock as to which Stockholder has the power to vote or to direct the voting thereof.

4. Effectiveness; Termination; No Survival. This Agreement shall become effective upon its execution by Stockholder and Parent and upon the execution of the Merger Agreement. This Agreement may be terminated at any time by mutual written consent of Stockholder and Parent. This Agreement, and the obligations of Stockholder hereunder, including, without limitation, Stockholder's obligations under Section 1 and Section 2 above, shall terminate, without any action by the parties hereto, upon the earlier to occur of the following: (i) such date and time as the Merger Agreement shall have been adopted by the stockholders of the Company; (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof; and (iii) May 1, 2009.

5. Further Assurances. Subject to the terms of this Agreement, from time to time, Stockholder shall execute and deliver such additional documents and use commercially reasonable efforts to take, or cause to be taken, all such further actions, and to do or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6. Miscellaneous.

6.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. Any purported assignment in violation of this Section 6 shall be void.

6.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

6.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby irrevocably and unconditionally waives any objection in Parent seeking so to enforce such covenants and agreements by specific performance, injunctive relief and other means.

6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice).

If to Parent, to:	Onstream Media Corporation
1291 S.W. 29th Avenue
Pompano Beach, Florida 33069
Facsimile: (954) 917-6660
Attention: Randy Selman

with copies to:

Arnstein & Lehr LLP
200 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301
Facsimile: (954) 713-7700
Attention: Joel D. Mayersohn, Esq.

If to Stockholder, at its address set forth on the signature pages hereto.

6.6 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction to any court in the State of Delaware having jurisdiction for any actions, suits or proceedings arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. certified mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in such courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought n any such court has been brought in an inconvenient forum.

6.7 Entire Agreement. The Merger Agreement, this Agreement and Proxy granted hereunder constitute and contain the entire agreement and understanding of the parties with respect to the subject matter and supersede any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties respecting the subject matter hereof.

6.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9 Captions. The captions to sections of this Agreement have been inserted only for identification and reference purposes and shall not be used to construe or interpret this Agreement.

6.10 Stockholder Capacity. Notwithstanding anything herein to the contrary, Stockholder makes no agreement or understanding herein in his capacity as a director or officer of the Company or any subsidiary or the Company, and the agreements set forth herein shall in no way restrict Stockholder in the exercise of his fiduciary duties as a director or officer of the Company or any subsidiary of the Company or limit or affect any actions taken by Stockholder solely in his capacity as an officer or director of the Company or any subsidiary of the Company. Stockholder has executed this Agreement solely in his capacity as a stockholder of the Company.

6.11 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to such Shares shall remain vested in and belong to Stockholder or his affiliates, and Parent and Merger Sub shall have no authority to direct Stockholder in the voting or disposition of any Shares, except as otherwise provided herein.

6.12 Waiver of Registration Rights. Stockholder hereby irrevocably waives, on its own behalf and on behalf of all other holders entitled to such rights, all rights to which it, any of its affiliates or any other persons may be entitled under any registration rights agreement or other arrangement with the Company or otherwise covering shares of Company Common Stock. Such waiver shall terminate and be of no further force and effect in the event that the Merger Agreement is terminated in accordance with its terms; provided, however, that no such termination shall have the effect of reinstating any rights or claims which Stockholder may otherwise have had if this waiver had not been in place. Any time periods specified in such agreements or other arrangements shall be tolled while such waiver is in effect and until such time as Parent effects the registration of the Parent Common Stock to which Stockholder, its affiliates and any other affected persons are entitled in accordance with Section 4.20 of the Merger Agreement; provided, that Parent has complied in all material respects with such Section 4.20. The Company shall be entitled to rely upon and enforce this Section 6.12 as a third party beneficiary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

ONSTREAM MEDIA CORPORATION

By:_______________________________________
Name:_____________________________________
Title:______________________________________

STOCKHOLDER:

Stockholder's Address:

____________________________________

Shares that Stockholder has the right to vote or direct the voting of:

____________________

EXHIBIT 1

Irrevocable Proxy

The undersigned stockholder (“Stockholder”) of Onstream Media Corporation, a Florida corporation (the “Parent”), hereby revokes any prior proxy and hereby irrevocably appoints and constitutes Randy Selman and Alan Saperstein (collectively, the “Proxyholders”), the agents, attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote any and all shares of common stock of the Parent registered in the name of the Stockholder or as to which the Stockholder has the right to vote or to direct the vote (collectively, the “Shares”) as follows: the Proxyholders named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special, postponed or adjourned meeting of the Parent’s stockholders, and in every written consent in lieu of any such meeting, or otherwise cause any and all shares to be counted as present thereat for purposes of establishing a quorum, (i) in favor of the approval of the Charter Amendment Parent Share Issuance and CVR Issuance as such terms are defined in the merger agreement by and among Onstream Merger Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Parent, with and into Narrowstep, Inc., a Delaware corporation, pursuant to that certain Agreement and Plan of Merger among Parent, Merger Sub, the Company and the Stockholder Representative named therein (the “Merger Agreement”), and (ii) against any proposal or transaction which would reasonably be likely to prevent or delay the consummation of the Merger or the Merger Agreement.

The proxy granted by Stockholder to the Proxyholders hereby is granted as of the date specified below in order to secure the obligations of Stockholders set forth in Section 1.2 of that certain voting agreement entered into concurrently with the Merger Agreement (the “Voting Agreement”), and is irrevocable in accordance with subdivision (e) of Section 607.077 of the Florida Business Corporation Act.

This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. The undersigned Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the stockholders of the Company.

_________________________________________
Name of Stockholder

Dated: May ___, 2008

APPENDIX H

CONFIDENTIAL

Presentation to the

Board of Directors of Onstream Media

May 26, 2008

Scope of the Assignment and Background

New Century Capital Partners LLC ("NCCP") understands that Onstream Media Corporation (“Onstream” or “ONSM”) intends to acquire all of the issued and outstanding common stock of Narrowstep, Inc. (the “Transaction”). The terms and conditions of the Transaction are set forth in a draft term sheet, dated March 20, 2008 (the “Term Sheet”) and a draft of the Agreement and Plan of Merger, dated May 22, 2008 (the “Agreement”). You have requested that NCCP provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the stockholders of ONSM of the consideration to be paid by ONSM in connection with the Transaction as of the date of this Opinion.

NCCP does not own any interest in ONSM or Narrowstep, Inc. (“NRWS” or the “Company”). NCCP was retained previously by ONSM to render a valuation in connection with ONSM’s purchase of all of the issued and outstanding common stock of Infinite Conferencing, LLC (the “Infinite Valuation”). NCCP has not provided any services to ONSM other than rendering this Opinion and the Infinite Valuation. NCCP will receive a fee from ONSM for providing this Opinion, a portion of which will become due and payable upon delivery of this Opinion and a substantial portion of which will become payable only if the proposed Transaction is consummated. NCCP may be required by ONSM to render additional fairness opinions in connection with this Transaction, including a bring-down fairness opinion, for which it will receive a fee. ONSM has also agreed to indemnify NCCP against certain liabilities, and to reimburse it for certain expenses, in connection with NCCP providing the Opinion.

The Opinion is given in good faith but neither NCCP nor its officers shall be held responsible for any errors or omissions. In rendering its Opinion, NCCP has undertaken such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. NCCP has reviewed: (i) certain financial, operational and business information and data regarding NRWS and ONSM; (ii) certain financial, market performance and other data of certain other public companies that NCCP deemed relevant; (iii) a draft of the Agreement; (iv) a draft of the Term Sheet; and (v) industry information that NCCP deemed relevant for purposes of its Opinion. NCCP also reviewed and discussed with senior management of NRWS and ONSM, and the accounting firm for NRWS, Rothstein Kass & Company, P.C. (“RKC”), certain financial, operational and business information and data regarding NRWS, the online video industry and ONSM.

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Scope of the Assignment and Background (continued)

In rendering its Opinion, NCCP has assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of all financial and other information and data that was publicly available regarding NRWS and ONSM. NCCP has also assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of all financial and other information and data that ONSM and NRWS provided to, reviewed with or discussed with NCCP. NCCP has further assumed, with the assurances of senior management of ONSM and NRWS, that the information and other data provided to NCCP have been reasonably prepared in accordance with industry standards, and ONSM and NRWS are not aware of any relevant information that had been omitted or not disclosed to NCCP, or that would make any of the information provided to NCCP incomplete or misleading. Furthermore, NCCP has assumed, with the assurances of senior management of ONSM and NRWS, that the financial forecasts of NRWS for the fiscal years 2009, 2010, 2011 and 2012 have been reasonably prepared in accordance with industry standards, and ONSM and NRWS are not aware of any relevant information that has been omitted or not disclosed to NCCP, or that would make any of the financial forecasts provided to NCCP incomplete or misleading. In rendering its Opinion, NCCP has assumed that the Transaction will be consummated as described in the Agreement and Term Sheet, and that the Agreement and Term Sheet will be further revised, but that further revisions to the Agreement and Term Sheet will not materially change the analysis or conclusions of NCCP in its Opinion. NCCP has assumed and relied upon, without assuming responsibility or liability for verifying, that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, and any other applicable federal and state statutes, laws, rules and regulations. NCCP has further assumed and relied upon, without assuming responsibility or liability for independently verifying, the operational, financial and strategic benefits that ONSM represented to NCCP will be achieved by the Transaction. NCCP expresses no opinion as to whether ONSM will be able to achieve any such operational, financial or strategic benefits in connection with the Transaction. In addition, NCCP has assumed and relied upon, without assuming responsibility or liability for independently verifying, that there will be no material change in NRWS’ business, customers, assets, prospects, operations or financial condition prior to the consummation of the Transaction. NCCP has further assumed that the representations and warranties made by ONSM and NRWS in the Agreement are and will be true and correct in all respects that would be material to its analysis. Furthermore, NCCP has assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on ONSM or NRWS that would be material to its analysis.

NCCP is not a legal, regulatory or tax expert. Accordingly, NCCP expresses no opinion regarding the legal, regulatory or tax effect of the Transaction. NCCP has relied upon the assessments made by ONSM and NRWS with respect to such issues. NCCP also does not express any opinion regarding the effect on the Transaction of any accounting regulations, or any potential changes thereto. Furthermore, NCCP does not express any opinion regarding any financial assumptions provided by the senior management of ONSM regarding the future operations of NRWS. NCCP has not: (i) undertaken to determine whether there is any pending or threatened litigation, regulatory action, contingent liabilities or unasserted claims against ONSM or NRWS, or an analysis of same; (ii) performed appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of ONSM or NRWS; (iii) received or reviewed any executed Agreement or Term Sheet; (iv) visited the Company; or (v) received or reviewed any insurance policies procured or maintained by NRWS to confirm whether sufficient insurance coverage exists to cover any mishaps that might occur or risks associated with the Company’s business.

3

Scope of the Assignment and Background (continued)

This Opinion is based on economic, monetary, market and other conditions as they exist, and the information made available to NCCP, as of the date of this Opinion. NCCP expresses no opinion regarding any potential changes to economic, monetary, market or other conditions that may occur after the date of this Opinion, including any potential changes in supply and demand for online video. The analysis performed by NCCP in connection with this Opinion is based on the value of NRWS as a going concern. In connection with RKC’s audit of NRWS for fiscal year ending February 28, 2007 (the “2007 Audit”), RKC expressed doubt as to NRWS’ ability to continue as a going concern. RKC has not completed its audit of NRWS for fiscal year ending February 29, 2008 as of the date of this Opinion. NCCP has assumed, with the assurances of RKC and senior management of ONSM and NRWS, that RKC’s audit of NRWS for fiscal year ending February 29, 2008 will be completed within approximately four (4) weeks after the date of this Opinion. NCCP expresses no opinion regarding (i) whether or when RKC will complete the audit of NRWS for fiscal year ending February 29, 2008; (ii) what RKC’s opinions or findings will be in connection with any such audit; or (iii) whether RKC will again express doubt about NRWS’ ability to continue as a going concern in its audit of NRWS for fiscal year ending February 29, 2008. Based on the representations of, and information and data provided to NCCP by, senior management of ONSM and NRWS, the Company has negative cash flow, is not profitable and has continually incurred losses from its operations since it completed its initial public offering in August 2005. NCCP expresses no opinion regarding whether NRWS: (i) will ever become profitable before the Transaction is consummated or at any time in the future; or (ii) will ever become cash flow positive before the Transaction is consummated or at any time in the future. Moreover, in connection with its 2007 Audit, RKC informed NRWS of certain material deficiencies in the internal controls of NRWS with respect to its financial reporting. In response to certain of the deficiencies, NRWS restated its financial results for the fiscal third quarter ending November 30, 2006 and the fiscal year ending February 28, 2007. NCCP expresses no opinion regarding whether NRWS has adequately addressed any or all of the deficiencies identified by RKC in connection with its 2007 Audit.

NCCP has not performed any analysis regarding the value of liquidating NRWS or any of its assets. NCCP has assumed that neither NRWS, nor ONSM is a party to any material pending transaction other than this Transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off. It should be understood that subsequent developments may affect this Opinion and that NCCP does not have any obligation and assumes no responsibility to update, revise or reaffirm its Opinion based upon circumstances and events occurring after the date of this Opinion. NCCP expresses no opinion regarding whether the necessary approvals or other conditions to the consummation of the Transaction will be obtained or satisfied. NCCP does not express any opinion as to the price at which ONSM’s or NRWS’ shares may trade upon the announcement of the Transaction, or the price at which ONSM’s shares may trade upon the consummation of the Transaction, or at time in the future. NCCP also expresses no opinion on whether the applicable stock market will react favorably to the Transaction, or whether any party to the Agreement will decide to cancel the Agreement or terminate the Transaction. Furthermore, NCCP was not requested to opine as to, and this Opinion does not address, the business decision to proceed with the Transaction, or the merits of the Transaction relative to any alternative transaction or business strategy that may be available to ONSM.

4

Scope of the Assignment and Background (continued)

This Opinion is solely for the benefit and use of the board of directors of ONSM in considering the Transaction and should not be relied upon by any other person or entity. NCCP’s Opinion is limited to the fairness, from a financial point of view, to the stockholders of the consideration to be paid by ONSM in connection with the Transaction, and NCCP expresses no opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of ONSM. The Opinion, and the analysis and assumptions contained therein, must be considered as a whole, and selecting only portions of the analysis could create an incomplete or misleading view of the process underlying the analysis performed by NCCP in connection with the preparation of this Opinion. This Opinion is not intended to be and does not constitute a recommendation to the stockholders or the board of directors of ONSM as to how they should vote or otherwise act with respect to the Transaction. This Opinion, and the analysis contained therein, may not be quoted or referred to or used for any purpose without the prior written consent of NCCP, except that this Opinion may be disclosed in any public filing document used in connection with the Transaction without the prior written consent of NCCP. To the extent this Opinion is quoted, referred to or used for any purpose, it must be quoted, referred to or used in full. This notwithstanding, ONSM may reference the Opinion within another document as an exhibit, rather than quoting the Opinion in full.

On the basis of and subject to the foregoing, it is the opinion of NCCP that, as of the date of this Opinion, the Transaction is fair, from a financial point of view, to the stockholders of ONSM.

Sincerely,

New Century Capital Partners LLC, a California Limited Liability Company

By:	/s/ Mark J. Salter
Mark J. Salter, Managing Member

5

APPENDIX I

September 15, 2008

CONFIDENTIAL
Board of Directors
Narrowstep, Inc.
202 Carnegie Center, Suite 101
Princeton, NJ 08540

Re:	Fairness Opinion - Opinion of the Board of Directors’ Financial Advisor

Members of the Board:

We have been advised that Narrowstep Inc. [OTCBB: NRWS], a Delaware Corporation (“Narrowstep” or the “Company”) proposes to enter into an amendment (the “Amendment”) to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 29, 2008, by and among Onstream Media Corp. [NASDAQ: ONSM], a Florida Corporation (“Onstream”), Onstream Merger Corporation (“Merger Sub”), the Company and the stockholders representative set forth therein. The Merger Agreement provides for the acquisition of the Company through the merger of Merger Sub with and into the Company (“the Merger”). Pursuant to the Merger, the common stockholders of Narrowstep will receive, at minimum, 8,100,000 shares of Onstream common stock, as well as contingent value rights (“Contingent Value Rights” or “CVR”), as defined in, and paid in accordance with, the Form of Contingent Value Rights Agreement, in exchange for all of the issued and outstanding common stock of Narrowstep (collectively, the “Merger Consideration”). Houlihan understands that the CVR can increase the total Merger Consideration to a maximum amount of 18,000,000 shares of Onstream common stock. Houlihan further understands that should any Narrowstep warrant holder choose to exercise their warrants, they would also be eligible to participate in the CVR, and those shares would be included in the calculation subject to the maximum amount of 18,000,000 shares.

Houlihan Smith & Company, Inc. (“Houlihan”) was engaged by the Board of Directors of Narrowstep (the “Board”) to render an opinion (our “Opinion”) to the Board as to whether, on the date of such Opinion, the Merger Consideration is fair from a financial point of view to the common stockholders of the Company.

In performing our analyses and for purposes of our Opinion set forth herein, we have, among other things:

a)	Reviewed the financial terms and conditions of the Agreement and Plan of Merger dated May 29, 2008;

b)
Reviewed a draft of the Amendment dated September 15, 2008. Houlihan noted changes from the Amendment dated August 7, 2007, including Exchange Ratio, Operations, and CVR agreement. The changes, in relating to our opinion, affect the Minimum Consideration, which reduces Narrowstep’s stake in the Combined Entity and the Fair Value of Narrowstep’s Equity Stake in the Combined Entity. The result is a change in the range of Narrowstep’s Fair Value of Equity - Post Transaction to $5.8 million to $10.7 million, which falls within or greater than the Fair Value Range for Narrowstep as a Standalone Entity of $6.0 million to $10.6 million;

105 W. Madison, Suite 1500	Tel: 312.499.5900 Toll Free: 800.654.4977	www.houlihansmith.com
Chicago, IL 60602	Fax: 312.499.5901	www.fairnessopinion.com
www.solvencyopinion.com

Board of Directors
Narrowstep Inc.
Fairness Opinion - Confidential

c)	Reviewed a draft of the Amended Form of Contingent Value Rights Agreement, dated August 7, 2008, which serves as an exhibit to the Merger Agreement;

d)
Reviewed Board of Directors Meeting Presentation, dated March 31, 2008, which outlined rationale for a merger, overview of terms and status, an overview of Onstream, and an overview of the potential synergies;

e)	Reviewed Board of Directors Meeting Presentation, dated April 23, 2008, which outlined key strategies for a potential merger, an overview of Onstream, and an overview of potential synergies;

f)	Reviewed an analysis of Narrowstep Common Stock prepared by Merriman Curhan Ford, dated January 15, 2008;

g)
Reviewed publicly available financial information and other data with respect to Onstream, including the Annual Report on Form 10-KSB for the year ended September 30, 2007, the Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2007 and December 31, 2007;

h)
Reviewed publicly available financial information and other data with respect to Narrowstep, including the Annual Report on Form 10-KSB for the year ended February 28, 2007, the Quarterly Reports on Form 10-QSB for the quarterly periods ended May 31, 2008, August 31, 2007, May 31, 2007 and November 30, 2007;

i)
Reviewed certain internal financial information and other data relating to the business and financial prospects of both Onstream and Narrowstep, including financial forecasts and estimates prepared by the management of Onstream;

j)
Held discussions with the senior management of Narrowstep regarding, among other items, the process by which the Company conducted its search for a strategic acquisition, the Company’s decision to form a business combination with Onstream, and the management of the Company’s outlook for the future prospects of the Surviving Corporation;

k)
Reviewed financial and operating information with respect to certain publicly-traded companies in the Internet and Online Services industries which we believe to be generally comparable to the businesses of Onstream and Narrowstream, as well as other research related to the size and growth of markets in which each company operates or may operate;

l)
Reviewed the financial terms of certain recent business combinations in the information technology consulting, internet and online services, and networking equipment industries specifically and in other industries generally;

m)
Reviewed certain Internet and Online Services industry trade information, including information and industry trends provided by Bear Stearns, ReadWriteWeb, Online Publishers Association, and various other industry trade publications as we deemed appropriate; and

n)	Performed other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering the Opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Narrowstep or Onstream, nor have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances from senior management of both the Company and Onstream that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of our Opinion. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information.

Board of Directors
Narrowstep Inc.
Fairness Opinion - Confidential

Further, our Opinion is necessarily based upon information made available to us, as well as the economic, monetary, market, financial, and other conditions as they exist as of the date of our Opinion. We disclaim any obligation to advise the Board or any person of any change in any fact or matter affecting our Opinion, which may come or be brought to our attention after the date of this Opinion.

Each of the analyses conducted by Houlihan was carried out to provide a particular perspective of the Merger. Houlihan did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support our Opinion as to the fairness of the Merger Consideration to the common stockholders of the Company. Houlihan does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses taken as a whole, supports its conclusion and Opinion. Accordingly, Houlihan believes that its analyses must be considered in its entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Houlihan in connection with the preparation of the Opinion.

Our Opinion does not constitute a recommendation to proceed with the Merger. This Opinion relates solely to the question of the fairness of the Merger Consideration to the stockholders of Narrowstep, from a financial point of view. We are expressing no opinion as to the income tax consequences of the Merger to the stockholders of Narrowstep.

Houlihan, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Houlihan has no prior investment banking relationships with Narrowstep or Onstream. Houlihan has received a non-contingent fee from Narrowstep relating to its services in providing the Opinion. In an engagement letter dated May 1, 2008, Narrowstep has agreed to indemnify Houlihan with respect to Houlihan’s services relating to the Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Narrowstep common stock, pursuant to the Merger, is fair from a financial point of view to such holders of Narrowstep common stock.

This letter is solely for the information of the Board of Directors and it is not to be used, circulated, quoted or otherwise referred to for any other purpose, without our prior consent.

Very truly yours,

/s/ Houlihan Smith & Company, Inc.

Houlihan Smith & Company, Inc.

Appendix J

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

Statute text

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX K

Onstream Media Corporation
Audit Committee Charter

Introduction and Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (a) the Company's financial reporting and public disclosure activities, (b) the Company's internal controls regarding finance and accounting, (c) the Company's auditing, accounting and financial reporting processes generally, (d) monitoring management's identification and control of key business and financial risks, and (e) ensuring the independent auditor is ultimately accountable to the board of directors and the audit committee.

Composition

The Committee shall be comprised of a minimum of three independent directors as appointed by the Board of Directors, who shall meet the independence and Audit Committee composition requirements under any rules or regulations of the Securities and Exchange Commission and/or the NASDAQ Capital Market, as in effect from time to time, and shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee. Members of the Audit Committee will be considered independent if they have no relationship to the corporation that may interfere with the exercise of their independence from management and the corporation. At least one member of the Committee shall have employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

Meetings

The Committee will have four regularly scheduled meetings each fiscal year. In addition, the Committee will meet at other times if deemed necessary to completely discharge its duties and responsibilities as outlined in this charter.

Responsibilities

The responsibilities of the Audit Committee shall include:

1.	Reviewing this Charter on an annual basis and update it as conditions dictate.

K-1

2.
Ensuring that the auditor submits a formal written statement regarding relationships and services which may affect objectivity and independence, for discussing any relevant matters with the independent auditors and for recommending that the full Board take appropriate action to address the independence of the auditor.

3.	Nominating and recommending to the Board the selection or replacement of the independent accountants, taking into consideration independence and effectiveness.

4.	Reviewing the plan for the audit and related services.

5.	Reviewing audit results and financial statements.

6.
Overseeing the adequacy and effectiveness of the Company's system of internal accounting controls, including obtaining from the independent auditors management letters or summaries on such internal accounting controls.

7.	Overseeing compliance with SEC requirements for disclosure of auditor's services and Audit Committee members and activities.

8.	Overseeing the Company's finance function, which may include the adoption from time to time of a policy with regard to the investment of the Company's assets.

9.	Annually review the significant risks the Company is exposed to and evaluate management's plan to manage these uncertainties.

10.	Report Committee actions to the Board of Directors, with such recommendations as the Committee deems appropriate.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it.

Reporting Requirements

The Audit Committee Chairperson will update the full Board of Directors regarding the significant items of discussion at each committee meeting. Additional reports on matters of special interest will be submitted to the Board of Directors as appropriate. In addition to Board of Directors communication, the following information will be reported to the shareholders in the annual proxy statement: (a) confirmation that the Company has a formal, documented audit committee charter; and (b) the full text of the audit committee charter at least once every three years and after any significant modification is approved by the Board of Directors.

K-2

APPENDIX L

Onstream Media Corporation
Corporate Governance and Nominating Committee Principles

In order to help our shareholders understand the Company‘s Board of Directors and governance practices, the following is a description of the Company’s corporate governance principles and current practices. The Governance and Nominating Committee reviews these practices periodically. As part of its review, the Committee also evaluates board practices at other well-managed companies and practices that are the focus of commentators on corporate governance.

CEO Performance Evaluation

At the end of each year, the CEO presents his performance objectives for the upcoming year to the non-employee directors for their approval. The non-employee directors then meet privately to discuss the CEO’s performance for the current year against his performance objectives and review that evaluation with the CEO. The Compensation Committee uses this performance evaluation in the course of its deliberations when considering the CEO’s compensation.

Board Performance Evaluation

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Governance and Nominating Committee evaluates the Board‘s performance as a whole. The evaluation process, which occurs at least every two years, includes a survey of the individual views of all non-employee directors, which are then shared with the full Board and with management.

CEO Succession

The Board of Directors views CEO selection as one of its most important responsibilities. The CEO reports annually to the Governance and Nominating Committee on planning for CEO succession either in the event of a sudden emergency or, longer range, when it is time for the CEO’s retirement. When a succession of the CEO occurs, this Committee manages the process of identifying and selecting the new CEO with the full participation of each of the non-employee directors.

Board Size and Composition

The Board of Directors believes that approximately 6 to 8 members is an appropriate size for the Company’s Board. The Board also believes that it should be made up of a substantial majority of independent, non-employee directors. The Governance and Nominating Committee reviews annually the appropriate skills and characteristics required of Board members in light of the current make-up of the Board. This assessment includes issues of diversity, age, international expertise and skills such as understanding of finance, marketing, technology and public policy. The principal qualification for a director is the ability to act on behalf of all the shareholders. The Board currently has 7 members, three of whom are employees of the Company.

Selection of Directors

Under the by-laws, the Board of Directors has authority to fill vacancies on the Board and to nominate candidates for election by the shareholders. The screening process is handled by the Governance and Nominating Committee with direct input from the Chairman and Chief Executive Officer and from the other directors. The Committee reviews employment and other relationships of directors. The Board believes that there is no current relationship between any non-employee director and Onstream Media that would be construed in any way as compromising the independence of any director.

Director Compensation and Stock Ownership

The Governance and Nominating Committee periodically reviews and compares the Company‘s Board of Directors compensation to director compensation at peer companies that are also benchmarks for the Company’s executive compensation program. It is the Board’s policy that a significant portion of director compensation be in the form of Onstream Media stock or stock equivalent units.

Board Agenda and Meetings

The Chairman and Chief Executive Officer establishes the agendas for Board of Director meetings. Each director is free to suggest items for the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board reviews and approves the Company’s yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. The Board also reviews long-range strategic issues at regular Board meetings.

Executive Sessions of Outside Directors

The non-employee directors meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Compensation Committee concerning compensation for the employee director and other members of senior management. These non-employee directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a routinely scheduled agenda item for every Board meeting.

Committees of the Board

The Board of Directors has the following committees: Audit, Compensation, Governance and Nominating and Finance. Only non-employee directors serve on these committees. The CEO of the Company is the non-voting Chairperson on all committees, except the audit committee, which consists of all non-employee directors. At each meeting of the Audit Committee, committee members meet privately with representatives of Goldstein Lewin & Co., the Company’s independent auditors, and with the Company’s Principle Accounting Officer. It is the policy of the Company that the chairs of the Audit, Compensation, Governance and Nominating and Finance Committees of the Board of Directors each act as the chair at meetings or executive sessions of the outside directors at which the principal items to be considered are within the scope of the authority of that director’s committee. This factor provides for leadership at all meetings or executive sessions without the need to designate a lead director.

Independent Advice

The Board of Directors (or generally with the Board’s approval, a committee of the Board) may seek legal or other expert advice from a source independent of management. Generally, this would be with the knowledge of the Chairman and Chief Executive Officer.

Outside Board Memberships

The Chief Executive Officer and other members of senior management must seek the approval of the Board of Directors or appropriate Board committee before accepting outside board memberships with for-profit entities.

APPENDIX M

ONSTREAM MEDIA CORPORATION - ACQUISITION OF NARROWSTEP INC.
 Unaudited Pro Forma Condensed Combining Financial Information

On May 29, 2008, Onstream Media Corporation, a Florida corporation (“Onstream”) and Onstream Merger Corp., a newly formed Delaware corporation and a wholly owned subsidiary of Onstream (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Narrowstep Inc., a Delaware corporation (“Narrowstep”) and W. Austin Lewis IV, as stockholder representative (for the Narrowstep stockholders). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Onstream will acquire Narrowstep by means of a merger of Merger Sub with and into Narrowstep (the “Merger” or the “Acquisition”), with Narrowstep continuing as the surviving corporation and a wholly-owned subsidiary of Onstream after the Merger (the “Surviving Corporation”). On August 13, 2008, and again on September 15, 2008, the Merger Agreement and related documents were amended and those changes are incorporated into the terms as discussed below.

Pursuant to the Merger Agreement, at the effectiveness of the Merger (the “Effective Time”), each outstanding share of Narrowstep common stock, par value $0.000001 per share (“Narrowstep Common Stock”), including shares issued under restricted stock awards, and other than shares held by stockholders who have perfected their appraisal rights under Delaware law, cancelled shares and shares held by any subsidiary of Narrowstep (collectively, the “Shares to be Converted”), will be converted into (i) shares of Onstream common stock, par value $0.0001 per share (“Onstream Common Stock”) based on an exchange ratio determined as described below and (ii) one contingent value right (a “Contingent Value Right”) having terms and conditions described below. Onstream Common Stock and Contingent Value Rights issued for Narrowstep Common Stock issued pursuant to certain restricted stock awards will be subject to any vesting conditions in those awards.

The aggregate number of shares of Onstream Common Stock issuable in the Acquisition in exchange for the Shares to be Converted will be the greater of (i) the sum of (A) two (2) times Annualized Narrowstep Revenue (as defined in the Merger Agreement) and (B) one (1) times the amount of Narrowstep’s cash and cash equivalents immediately prior to the Effective Time, including any proceeds in escrow from Series A Preferred Stock as discussed below, and the sum of these items not exceeding $600,000 and (ii) 8,100,000. The exchange ratio will be the amount determined as described in the prior sentence divided by the sum of the Shares to be Converted plus the number of Narrowstep shares held by stockholders who have perfected their appraisal rights (the “Exchange Ratio”).

The final Exchange Ratio will be determined based on Narrowstep’s consolidated revenues for the quarter ended May 31, 2008 (after adjustments as defined in the Merger Agreement) and may not be known prior to the Effective Time. Accordingly, the Merger Agreement provides that the Shares to be Converted will receive an aggregate of 8,100,000 shares of Onstream Common Stock (the “Minimum Exchange Ratio”) upon consummation of the Merger. In the event that the final Exchange Ratio exceeds the Minimum Exchange Ratio, former holders of Shares to be Converted will receive additional shares of Onstream Common Stock within 30 days after the final determination of the Exchange Ratio. No assurance can be given that the Exchange Ratio will exceed the Minimum Exchange Ratio.

In the Acquisition, outstanding shares of Narrowstep’s Series A Preferred Stock, par value $0.000001 per share (the “Series A Preferred Stock”), will be converted into an aggregate of 2,000,000 shares of Onstream Common Stock.

In connection with the Acquisition, the Surviving Corporation will assume Narrowstep’s obligations under its outstanding Warrants for the purchase of up to 39,449,939 shares of Narrowstep Common Stock, which includes the 2007 Warrants discussed below. From and after the Acquisition, except as summarized below, holders of warrants will have the right to exercise their warrants for a number of shares of Onstream Common Stock and at exercise prices appropriately adjusted to give effect to the greater of the Exchange Ratio or the Minimum Exchange Ratio. Holders of warrants issued by Narrowstep in August 2007 to acquire an aggregate of 22,726,400 shares of Narrowstep Common Stock (the “2007 Warrants”) will have the right to exercise their 2007 Warrants for cash only for an aggregate of 1,000,000 shares of Onstream Common Stock at an exercise price of $3.50 per share. In the event that any of the warrants are exercised prior to the Final Exercise Date (as defined in the CVR Agreement referenced below), an exercising holder will also be entitled to receive Contingent Value Rights in an amount equal to the number of Contingent Value Rights such holder would have received had its warrants been exercised immediately prior to the Effective Time. In connection with the Merger Agreement, holders of a majority of the 2007 Warrants have entered into an Amendment and Waiver Agreement with Narrowstep (the “Amendment and Waiver Agreement”) pursuant to which such holders, on behalf of themselves and all other holders of the 2007 Warrants, agreed to amend the terms of the 2007 Warrants as provided above and to waive certain antidilution and other rights.

Narrowstep has agreed that, for a period of at least fifteen (15) days prior to the Effective Time, it shall provide each holder of an option (“Narrowstep Option”) granted by it under the Narrowstep Inc. 2004 Stock Plan or otherwise with the opportunity to exercise each such Narrowstep Option, regardless of whether such Narrowstep Option is otherwise vested or exercisable. To the extent that any such Narrowstep Option is not exercised prior to the Effective Time, such Narrowstep Option shall be canceled and be of no further force and effect. If any Narrowstep Options are exercised prior to the Effective Time, any shares of Narrowstep Stock issued as a result thereof will be included in the total number of Shares to be Converted.

The Contingent Value Rights will be issued pursuant to the terms of a Contingent Value Rights Agreement to be entered into among Onstream, Mr. Lewis as the CVR Representative and Interwest Transfer Co., as Rights Agent, in the form attached to the Merger Agreement (the “CVR Agreement”). Pursuant to the terms and subject to the conditions set forth in the CVR Agreement, the Contingent Value Rights will be converted into shares of Onstream Common Stock in the event that the Narrowstep business reaches certain revenue targets for the 18 month period starting 6 months after the Acquisition; provided, however, that the maximum number of shares of Onstream Common Stock issuable in the Acquisition, including those pursuant to the Contingent Value Rights and the conversion of the Series A Preferred Stock, will not exceed 20,000,000. The number of shares of Onstream Common Stock issuable upon the conversion of each Contingent Value Right will depend on a number of factors, including the Narrowstep business meeting the revenue targets set forth in the CVR Agreement and the number of warrants, if any, exercised prior to the final determination of the consideration, if any, to be paid pursuant to the CVR Agreement. The conversion of Contingent Value Rights into Onstream Common Stock will occur in two stages, shortly following the final determination of whether the initial 12-month and subsequent 6-month revenue targets within the 18-month revenue measurement period have been met.

The Boards of Directors of both Onstream and Narrowstep have unanimously approved the Merger Agreement and have recommended adoption of the Merger Agreement by the respective stockholders.

The Merger is intended to qualify as a tax-free reorganization for Federal income tax purposes.

The Merger Agreement contains customary representations and warranties of Narrowstep, Onstream and Merger Sub. The Merger Agreement also contains customary covenants, including covenants regarding operation of the business of Narrowstep and its subsidiaries prior to the closing of the Merger. In addition, Narrowstep has agreed to use its commercially reasonable efforts to operate its business in accordance with a restructuring plan (the “Plan”), attached as an exhibit to the Merger Agreement, which is designed to significantly reduce or eliminate substantial costs related to Narrowstep’s facility leases, selling, general and administrative expenses, public company and headquarters costs, and other professional fees and services.

The Acquisition is subject to customary closing conditions, including obtaining the approval of Narrowstep’s and Onstream’s stockholders. Each of Narrowstep and Onstream has agreed, unless the Merger Agreement is terminated earlier, to cause a stockholders meeting to be held, for the purpose of considering approval of the Merger and the Merger Agreement, with respect to Narrowstep’s stockholders and, among other things, for the purpose of considering approval of the issuance of Onstream’s common stock as provided in the Merger Agreement, with respect to Onstream’s stockholders. The Merger Agreement may be terminated under certain specified events, including by either Onstream or Narrowstep if the Effective Time has not occurred on or prior to November 30, 2008. If the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, Narrowstep may be required to pay a termination fee of $377,000 to Onstream. Both Narrowstep and Onstream have entered into voting agreements (“Voting Agreements”) pursuant to which several significant stockholders have agreed to vote their shares in favor of the adoption of the Merger Agreement. Pursuant to the Voting Agreements, the holders of approximately 35% of the Narrowstep Common Stock presently outstanding and approximately 42% of the Onstream Common Stock presently outstanding have agreed to vote their shares in favor of the adoption of the Merger Agreement.

In connection with the original Merger Agreement as well as its subsequent amendment, Narrowstep entered into subscription agreements (the “Subscription Agreements”) with three of its major stockholders, including Mr. Lewis and David C. McCourt, the Company’s Chairman and Interim Chief Executive Officer as well as other qualified investors. Under the Subscription Agreements, which contain a consent to the Merger, the investors agreed to purchase immediately prior to the Merger shares of a to-be-established Series A Preferred Stock (the “Financing”). Holders of the Series A Preferred Stock will be entitled to such dividends, if any, as may be declared by the Company’s Board of Directors out of funds legally available therefore (although no such dividends are provided for in the Plan), will not have any voting rights (except to the extent required by applicable law), will have no right to convert the Series A Preferred Stock into Common Stock or any other Narrowstep security and will have no right to force the redemption or repurchase of the Series A Preferred Stock by Narrowstep. It is expected that a certificate of designations establishing the terms of the Series A Preferred Stock will be filed by Narrowstep with the Secretary of State of Delaware shortly prior to the Effective Time. The sale of the Series A Preferred Stock pursuant to the Subscription Agreements is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

The foregoing descriptions are summaries only, do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements described above which are filed as companion Appendices to this report on Form S-4 and are incorporated herein by reference. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by Narrowstep and Onstream to each other in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Narrowstep and Onstream rather than establishing matters as facts. In addition, information concerning the subject matter of these representations and warranties may have changed since the date of the Merger Agreement. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Narrowstep or Onstream.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied, including, among other things, risks relating to the expected timing of the completion and financial benefits of the Merger. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma balance sheet as of June 30, 2008 gives effect to the Acquisition and the related financing as if these had occurred at that date. The following unaudited pro forma statements of operations for the year ended September 30, 2007 and the nine months ended June 30, 2008, give effect to the Acquisition and the related financing as if these had been consummated at the beginning of the respective periods presented.

Onstream Media Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combining Balance Sheet
As of June 30, 2008

	ONSM	Narrowstep	Financing		Acquisition		Pro Forma Combined
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$874,834	$1,435,537	$1,000,000	(1)	$(571,000)	(4)	$2,219,371
			50,000	(2)	$(570,000)	(5)
Accounts receivable, net	2,598,499	502,514	-		-		3,101,013
Prepaid expenses	471,755	154,830	-		-		626,585
Inventories	80,580	-	-		-		80,580
Other current assets	108,596	-	-		-		108,596
Total current assets	4,134,264	2,092,881	1,050,000		(1,141,000)		6,136,145

PROPERTY AND EQUIPMENT, net	4,501,855	2,218,593	-		(1,058,593)	(5)	5,661,855
INTANGIBLE ASSETS, net	4,077,745	-	-		1,550,000	(5)	5,627,745
GOODWILL, net	21,696,948	-	-		4,242,000	(3)	23,752,338
					719,000	(4)
					(2,905,610)	(5)
OTHER NON-CURRENT ASSETS	462,576	-	-		(213,000)	(4)	249,576

Total assets	$34,873,388	$4,311,474	$1,050,000		$1,192,797		$41,427,659

LIABILITIES AND EQUITY:

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,713,756	$1,143,415	-		(149,000)	(4)	$3,377,171
					(331,000)	(5)
Amounts due to shareholders and officer	109,419	-	-		-		109,419
Deferred revenue	115,717	313,502	-		-		429,219
Notes and leases payable – current portion, net of discount	1,719,610	133,723	-		-		1,853,333
Total current liabilities	4,658,502	1,590,640	-		(480,000)		5,769,142

Notes and lease payable, net of current portion	183,856	67,631	-		-		251,487
Convertible debentures, net of discount	732,618	-	50,000	(2)	-		778,427
			(4,191)	(2)
Total liabilities	5,574,976	1,658,271	45,809		(480,000)		6,799,056

A-10 Preferred, par value	8	-	-		-		8
Common stock, par value	4,258	137	1	(2)	873	(3)	5,289
					20	(4)
Additional paid-in capital	130,227,899	41,320,106	1,000,000	(1)	4,241,127	(3)	135,557,059
			4,190	(2)	83,980	(4)
					(2,653,203)	(5)
					(38,667,040)	(6)
Unamortized discount	(39,842)	-	-		-		(39,842)
Accumulated deficit	(100,893,911)	(38,667,040)	-		38,667,040	(6)	(100,893,911)
Total stockholders’ equity	29,298,412	2,653,203	1,004,191		1,672,797		34,628,603

Total liabilities and stockholders’ equity	$34,873,388	$4,311,474	$1,050,000		$1,192,797		$41,427,659

See notes to unaudited pro forma condensed combining financial information.

Onstream Media Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combining Statement of Operations
For the nine months ended June 30, 2008

							Pro Forma
	ONSM	Narrowstep	Financing		Acquisition		Combined

Revenue	$13,221,058	$2,874,786	$-		$-		$16,095,844

Expenses:
Cost of revenue	4,282,922	1,609,553	-		(470,000)	(8)	5,067,475
					(355,000)	(11)
Compensation	7,448,821	3,999,653	-		(2,334,000)	(8)	9,345,474
					231,000	(9)
Professional fees	1,609,985	1,414,941	-		(420,000)	(8)	2,604,926
Other general and administrative	2,013,811	2,218,395	-		(580,000)	(10)	3,652,206
Impairment charge on long-lived assets	-	861,858	-		(861,858)	(11)	-
Depreciation and amortization	3,112,054	812,953	-		(339,000)	(12)	3,586,007
Total expenses	18,467,593	10,917,353	-		(5,128,858)		24,256,088

Income (loss) from operations	(5,246,535)	(8,042,567)	-		5,128,858		(8,160,244)
Other income (expense)	(48,215)	40,304	(133,000)	(7)	-		(140,911)

Net income (loss)	$(5,294,750)	$(8,002,263)	$(133,000)		$5,128,858		$(8,301,155)

Net loss per common share - basic & diluted	$(0.13)						$(0.16)

Weighted average shares outstanding - basic & diluted	42,240,429		5,000	(2)	10,300,000	(3) (4)	52,545,429

See notes to unaudited pro forma condensed combining financial information.

Onstream Media Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combining Statement of Operations
For the year ended September 30, 2007

							Pro Forma
	ONSM	Narrowstep	Financing		Acquisition		Combined

Revenue	$12,115,045	$6,237,721	$-		$-		$18,352,766

Expenses:
Cost of revenue	4,319,085	2,340,000	-		(496,000)	(8)	6,139,085
					(24,000)	(11)
Compensation	6,679,964	8,676,034	-		(5,882,000)	(8)	9,775,998
					302,000	(9)
Professional fees	3,344,615	2,941,996	-		(440,000)	(8)	5,846,611
Other general and administrative	2,183,298	3,569,764	-		(397,000)	(10)	5,356,062
Impairment charge on long-lived assets	-	1,228,437	-		-		1,228,437
Depreciation and amortization	3,099,940	842,876	-		(211,000)	(12)	3,731,816
Total expenses	19,626,902	19,599,107	-		(7,148,000)		32,078,009

Income (loss) from operations	(7,511,857)	(13,361,386)	-		7,148,000		(13,725,243)
Other expense	(7,246,196)	(740,883)	(196,000)	(7)	-		(8,183,079)

Net income (loss)	$(14,758,053)	$(14,102,269)	$(196,000)		$7,148,000		$(21,908,322)

Net loss per common share - basic & diluted	$(0.48)						$(0.54)

Weighted average shares outstanding - basic & diluted	30,636,669		5,000	(2)	10,300,000	(3) (4)	40,941,669

See notes to unaudited pro forma condensed combining financial information.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

The accompanying unaudited pro forma financial information is presented for illustrative purposes and is not necessarily indicative of the financial condition or results of operations that will be reported after the closing of the Acquisition. The results of operations of Narrowstep will be included as part of our consolidated results of operations for all periods subsequent to the Acquisition date. The unaudited pro forma condensed combined financial information presented herein is based on, and should be read in conjunction with, the historical financial statements and the related notes thereto for both Onstream Media and Narrowstep.

The unaudited pro forma net loss per share is based on the combined weighted average number of shares of common stock, which include the shares issued in connection with the Acquisition and the Financing. Since the effect of common stock equivalents was anti-dilutive, all such equivalents are excluded from the calculation of pro forma net loss per share.

The following table sets forth the components of the purchase price:

Number of ONSM common shares issued to sellers	10,100,000
Number of ONSM common shares issued as finders fee	200,000
Number of ONSM common shares issued	10,300,000
ONSM per common share closing price on September 15, 2008	$0.42
Value of ONSM common shares issued	$4,326,000
Warrants assumed – Black Scholes valuation	100,000
Estimated cash transaction costs	635,000
Total purchase price	$5,061,000

The 10.1 million ONSM common shares indicated above as issued to the sellers represents the minimum number issuable on the Effective Date. Although the Merger Agreement provides that the number of ONSM common shares issued to the sellers on or shortly after the Effective Date might be greater than 10.1 million depending on, among other things, Narrowstep’s consolidated revenues for the quarter ended May 31, 2008 (after adjustments as defined in the Merger Agreement), our preliminary calculations indicate that these provisions will not result in an issuance on or shortly after the Effective Date in excess of the minimum number indicated above. In the event we are required to issue shares above the minimum, it will be recorded as additional purchase price included in goodwill and subject to periodic evaluation for impairment as discussed below.

EITF No. 99-12 indicates that securities given in a business combination should be measured during a period only up to "a few days before and after” the measurement date, which in this case was September 15, 2008, the day before the September 15, 2008 signing of the second amendment to the definitive merger agreement was publicly announced on September 16, 2008. The ONSM market price was $0.49 per share on September 10, 2008, $0.42 per share on September 15, 2008 and $0.37 per share on September 18, 2008. We believe that the prices three business days before and three business days after were not materially different from the price as of the date the second amendment to the definitive merger agreement was publicly announced and so the value at that date is acceptable for valuing the ONSM common shares issued in connection with the Acquisition.

EITF No. 99-12 indicates that if the purchase price (i.e., number of shares or other consideration) is substantively changed after the initial acquisition agreement is announced, that the measurement date would be changed to be the date that the new terms were announced. On September 16, 2008, we publicly announced the September 15, 2008 amendment of the Merger Agreement and related documents, which amendment resulted in a 1.0 million share decrease in the minimum number of ONSM shares to be issued to the holders of Narrowstep common shares and no change in the number of ONSM shares to be issued to the holders of Narrowstep preferred shares. The terms of this second amendment resulted in an approximately 9% decrease in the total minimum number of ONSM shares to be issued in the transaction, from 11.1 million to 10.1 million, which we determined to be a substantive change. Therefore, based on the guidance provided in EITF 99-12, a change in the measurement date, to the date the second amendment was announced, was indicated.

On the Effective Date, Contingent Value Rights will be issued pursuant to the terms of a CVR Agreement to be entered into among Onstream, the CVR Representative and the Rights Agent. Pursuant to the terms and subject to the conditions set forth in the CVR Agreement, the Contingent Value Rights will be converted into shares of Onstream Common Stock in the event that the Narrowstep business reaches certain revenue targets for the 18 month period commencing 6 months after the Acquisition; provided, however, that the maximum number of shares of Onstream Common Stock issuable in the Acquisition, including those pursuant to the Contingent Value Rights and the shares issued on the Effective Date, will not exceed 20.0 million. In the event we are required to issue shares or pay cash under the CVR Agreement, it will be recorded as additional purchase price included in goodwill and subject to periodic evaluation for impairment as discussed below.

The shares of Narrowstep Common Stock being exchanged for a portion of the 10.1 million ONSM common shares to be issued in the Merger include restricted shares subject to vesting conditions established at the time those restricted shares were issued. Most of those restricted shares will vest as a result of termination of the holder’s employment arising from a change in control, the definition of which is satisfied by the Merger. The remaining restricted shares will convert on the Effective Date to restricted ONSM common shares, which will vest under the original conditions, primarily the holder’s continued service as an employee for a certain period after the Effective Date. Since these restricted ONSM common shares are considered immaterial to the transaction as a whole, they are included as part of the Narrowstep purchase price.

The allocation of the purchase price to the assets acquired and liabilities assumed, as presented in the pro forma condensed combined financial information, is based upon our management’s preliminary estimates of the fair value of those assets and liabilities. These estimates of fair value, which are based on limited information and analysis to date, may change significantly based upon completion of our final valuation, which will utilize the work of valuation professionals.

The following table sets forth the book and estimated fair values of the assets acquired and liabilities assumed.

Narrowstep’s cash at book value	$1,435,537
Narrowstep’s accounts receivable at book value	502,514
Narrowstep’s property and equipment at book value	2,218,593
Narrowstep’s other assets at book value	154,830
Narrowstep’s total assets at book value	4,311,474

Narrowstep’s accounts payable and accrued liabilities at book value	1,143,415
Narrowstep’s debt and other liabilities at book value	514,856
Narrowstep’s total liabilities at book value	1,658,271

Net book value of assets acquired and liabilities assumed	2,653,203
Adjustments to reflect assets acquired at fair value	491,407
Adjustments to reflect liabilities assumed at fair value	(239,000)

Estimated fair value of net assets acquired	2,905,610
Excess of the purchase price over the estimated fair value of the net assets being acquired (goodwill)	2,155,390
Total purchase price	$5,061,000

Narrowstep’s accounts receivable and payable are generally due within thirty to sixty days of the closing of the Acquisition and therefore their book value is considered to be a reasonable estimate of their fair value. Narrowstep’s debt and other liabilities are primarily equipment leases recorded at a discount to reflect a market interest rate and are therefore considered to be recorded at a reasonable estimate of their fair value. We have estimated that the fair value of certain intangible assets purchased by us in the Acquisition but not reflected on Narrowstep’s books (customer lists, tradenames, URLs (internet domain names) and workforce/employment agreements) is approximately $1.6 million. However, we have estimated that the amount reflected on Narrowstep’s books for property and equipment exceeds the fair value of such items by approximately $1.1 million. Therefore, the fair value of the net assets acquired is reflected in the pro forma condensed combined financial information by a net increase in the book value of such assets by approximately $0.5 million.

Following is a summary of the components of the estimated fair value of the net assets acquired, including if applicable the assigned useful life for depreciation/amortization purposes.

Cash	$1,435,537
Customer lists	1,200,000	6 years
Property and equipment, including software	1,160,000	3-5 years
Accounts receivable	502,514
Tradenames and URLs	250,000	6 years
Workforce/employment agreements	100,000	1 year
Liabilities, net of other assets	(1,742,441)

Estimated fair value of net assets acquired	$2,905,610

The approximately $2,155,000 excess of the purchase price over the fair value of the net assets being acquired will be allocated to goodwill. In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”, effective for fiscal years beginning after December 15, 2001. Under the provisions of these pronouncements, goodwill is not amortized but is reviewed annually (or more frequently if impairment indicators arise) for impairment. Other intangible assets, such as customer lists, are amortized to expense over their estimated useful lives, although the unamortized balances are still subject to review and adjustment for impairment. Annual reviews for impairment in future periods may result in future periodic write-downs. Tests for impairment between annual tests may be required if events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount.

Explanation of pro forma statements and adjustments:

The accompanying pro forma condensed combining financial statements give effect to the Acquisition and the related Financing. The unaudited pro forma balance sheet as of June 30, 2008 gives effect to the Acquisition and the Financing as if these had occurred at June 30, 2008. The unaudited pro forma statements of operations, for the year ended September 30, 2007 and the nine months ended June 30, 2008, give effect to the Acquisition and the Financing as if these had been consummated at the beginning of the respective periods presented.

The “ONSM” column in the pro forma balance sheet is based on the balances presented in Onstream Media’s 10-QSB as of June 30, 2008. The “Narrowstep” column in the pro forma balance sheet is based on balances presented in Narrowstep’s 10-QSB as of August 31, 2008.

The “ONSM” column in the pro forma statements of operations is based on the balances presented in Onstream Media’s 10-KSB for the year ended September 30, 2007 and 10-QSB for the nine months ended June 30, 2008. The “Narrowstep” column in the pro forma statements of operations is for the year ended November 30, 2007 (based on the balances presented in Narrowstep’s 10-KSB for the year ended February 29, 2008, adjusted to add the results for the three months ended February 28, 2007 and to remove the results for the three months ended February 28, 2008) and for the nine months ended August 31, 2008 (based on the balances presented in Narrowstep’s 10-QSB for the six months ended August 31, 2008, adjusted to add the results for the three months ended February 28, 2008). Certain operating expense categories utilized in Narrowstep’s financial statements (operating, selling, general and administrative and research and development) have been reclassified to conform with the operating expense captions utilized in Onstream Media’s financial statements (cost of revenue, compensation, professional fees, other general and administrative expenses and depreciation and amortization). These reclassifications were based on information provided by Narrowstep’s management. Compensation costs for employees considered to be direct labor are included as cost of revenue.

Narrowstep’s statements of operations includes foreign currency translation adjustments of $109,294 income and $312,813 loss, for the twelve months ended November 30, 2007 and for the nine months ended August 31, 2008, respectively, which were used to adjust Narrowstep’s net loss for those periods to arrive at the comprehensive loss reported in Narrowstep’s 10-KSB and 10-QSB filings. The pro forma statements of operations do not include these foreign currency translation adjustments, nor do they present comprehensive income or loss, as such amounts are considered immaterial to the presentation as a whole.

Balance Sheet Adjustments:

A. Related to Financing

1)
In connection with the original Merger Agreement, as well as its subsequent amendment, Narrowstep entered into Subscription Agreements with three of its major stockholders as well as other qualified investors. Under the Subscription Agreements, the investors agreed to purchase, immediately prior to the Merger, shares of a to-be-established Series A Preferred Stock, for aggregate gross proceeds to Narrowstep of $1,000,000. A portion of the total 10.1 million ONSM shares (minimum) to be issued in connection with the Acquisition will be exchanged for the Series A preferred Stock.

2)
Commencing June 3, 2008 we received an aggregate of $1,000,000 from seven accredited individuals and other entities (the “Lenders”), under a software and equipment financing arrangement. We issued Notes to those Lenders, which are secured by specifically designated software and equipment owned by us with a cost basis of approximately $1.5 million, as well as a subordinated lien on certain of our other assets to the extent that the designated software and equipment, or other software and equipment added to the collateral at a later date, is not considered sufficient security for the loan. Under this arrangement, the Lenders received 10,000 restricted ONSM common shares for each $100,000 (one “Unit”) lent to us, and will also receive interest at 12% per annum. Interest is payable every 6 months in cash or at our option, in restricted ONSM common shares, based on a conversion price equal to seventy-five percent (75%) of the average ONSM closing price for the thirty (30) trading days prior to the date the applicable payment is due. The first interest payment date is October 31, 2008.

We may prepay the Notes, which have a three (3) year maturity date, at any time upon ten (10) days' prior written notice to the Lenders during which time the Lender may choose to convert the Note. In the event of such repayment, all interest accrued and due for the remaining unexpired loan period is due and payable and may be paid in cash or restricted ONSM common shares in accordance with the above formula.

The outstanding principal is due on demand in the event a payment default is uncured ten (10) business days after written notice. Lenders holding in excess of 50% of the outstanding principal amount of the Notes may declare a default and may take steps to amend or otherwise modify the terms of the Notes and related security agreement.

The Notes may be converted to restricted ONSM common shares at any time six (6) months after issuance and prior to their three (3) year maturity date, at the Lender’s option, based on a conversion price equal to seventy-five percent (75%) of the average ONSM closing price for the thirty (30) trading days prior to the date of conversion, but in no event may the conversion price be less than $0.80 per share. In the event the Notes are converted prior to maturity, interest on the Notes for the remaining unexpired loan period will be due and payable in additional restricted ONSM common shares in accordance with the same formula. Notwithstanding the above, we have the right in our sole discretion to allow the Lender to convert the Note into restricted ONSM common shares during the first six months after issuance for any reason.

Fees were paid to placement agents and finders for their services in connection with the Notes in aggregate of 101,250 restricted ONSM common shares and $31,500 paid in cash. The 101,250 shares plus the 100,000 shares issued to the investors discussed above had a fair market value of approximately $185,000. The value of these 201,250 shares, plus the $31,500 cash fees and $10,000 for estimated additional costs for legal fees and other issuance costs related to the Notes are, results in a $226,500 discount against the Notes, to be amortized as interest expense over the three year term of the Notes.

Although the minimum conversion price was established in the Notes at $0.80 per ONSM share, the quoted market price was approximately $0.93 per ONSM share at the time the proceeds were received by us (including releases of funds previously placed in escrow) and the Notes were issued (June 3-5, 2008). However, the quoted market price per ONSM share was $0.81 on April 30, 2008, $0.84 on May 20, 2008 and back to $0.80 by June 27, 2008, less than one month after the issuance of the Notes. Therefore, we have determined that the $0.80 per share conversion price in the Notes was materially equivalent to fair value at the date of issuance, which was the intent of all parties when the deal was originally discussed between them in late April and early May 2008. Accordingly, we determined that there was not a beneficial conversion feature included in the Notes and did not record additional discount in that respect.

The number of ONSM shares potentially issuable upon conversion of the Notes or payment of interest thereon are not included in the pro forma loss per share calculation as the effect of doing so would be anti-dilutive.

The effects of this financing are included in this pro forma on the basis that it was considered necessary to provide cash for costs associated with the negotiations and due diligence related to this transaction, as well as for certain costs we expected to incur after the signing of the Definitive Agreement but before the Effective Date.

$950,000 of the above financing, as well as the related discount of $222,309, was reflected on ONSM’s June 30, 2008 balance sheet. Therefore the incremental pro forma adjustment reflected above reflects $50,000 financing, as well as related discount of $4,191.

B.  Related to Acquisition

3)
In exchange for our issuance of 10,100,000 (minimum) shares of Onstream Media restricted common stock and our assumption of Narrowstep’s outstanding Warrants as discussed above, we will acquire 100% of the outstanding common and preferred shares of Narrowstep. This represents an aggregate purchase price (excluding transaction costs) of approximately $5.1 million, based on valuing the shares at fair market value as of September 16, 2008, the date of our public announcement of the amended Acquisition terms, and valuing the Warrants based on the Black-Scholes method, as discussed below. The Acquisition will be structured as a merger by and between Narrowstep and our wholly-owned subsidiary, Onstream Merger Corp. The primary assets to be acquired, in addition to Narrowstep’s ongoing Internet television channel business operations, will be cash, accounts receivable, equipment, internally developed software, customer lists, tradenames, URLs (internet domain names) and workforce/employment agreements - see note 5 below. Refer to the above table detailing the components of the purchase price, as well as the above discussion related to possible additional purchase price that could result from (i) an adjustment of the initial share conversion ratio arising from among other things, Narrowstep’s consolidated revenues for the quarter ended May 31, 2008 (after adjustments as defined in the Merger Agreement) and/or (ii) the terms of a CVR Agreement we entered into with the Narrowstep sellers. We will also incur approximately $825,000 of estimated transaction costs, as discussed in note 4 below.

The fair value of the Narrowstep Warrants to be assumed by us was calculated on the Effective Date using the Black-Scholes model with the following assumptions: expected volatility rates from 81% to 86%, risk-free interest rates of 2.7% to 3.0%, expected dividends of $0 and expected terms of 2.4 to 3.8 years, the full remaining term of the related Warrants.

The number of ONSM shares potentially issuable upon exercise of the Narrowstep warrants are not included in the pro forma loss per share calculation as the effect of doing so would be anti-dilutive.

4)
The estimated additional costs for legal fees, accounting and audit fees, valuation fees and other costs related to the Acquisition are approximately $635,000, which are reflected as an increase in the purchase price and a reduction of cash. Approximately $213,000 of these acquisition-related costs were included in other non-current assets on the ONSM balance sheet as of June 30, 2008, of which approximately $149,000 were also included in accounts payable and accrued liabilities as of that date. In addition, we have agreed to issue 200,000 restricted ONSM common shares as an introduction/ finder’s fee upon the closing of the Acquisition, which is reflected as an increase in the purchase price and a corresponding increase in stockholder’s equity of $84,000, based on the fair market value of the shares as of September 16, 2008, the date of our public announcement of the amended Acquisition terms. This does not include Narrowstep’s out of pocket costs in connection with the Acquisition, which are discussed in note 5 below.

5)
The total purchase price of $5,061,000, as reflected in the pro-forma adjustments discussed in notes 3 and 4 above, was initially classified in the balance sheet caption goodwill. However, after certain reclassifications and adjustments aggregating $2,905,610 and listed below, the remaining goodwill balance related to this Acquisition, as reflected in the unaudited pro forma condensed balance sheet, is $2,155,390:

Reclassification from goodwill to intangible assets of our estimate of the fair value of certain intangible assets purchased by us in the Acquisition but not reflected on Narrowstep’s books (customer lists, tradenames, URLs, and workforce/employment agreements)	($1,550,000)
Reclassification from property and equipment of our estimate of the excess of the net book value of property and equipment as reflected on Narrowstep’s books over the fair value of that property and equipment (including internally developed software)	1,058,593
Reclassification of net book value of assets and liabilities recorded on Narrowstep’s books, to eliminate Narrowstep’s additional paid-in capital balance arising from these assets	(2,653,203)
Adjustment of previous entry to reflect certain non-operating items Narrowstep has agreed to fund from its cash balance as of the Effective Date, which are estimated to total approximately $570,000 and include legal fees and other expenses associated with the Acquisition, including severance payments. We reduced accounts payable for $331,000 of these items reflected by Narrowstep as a liability as of August 31, 2008 and reduced goodwill for the balance	239,000
Total decrease in goodwill for the above items	$(2,905,610)

Refer to the above table detailing the individual assets identified by us and assigned estimated values as part of the preliminarily purchase price allocation.

A portion of the pro forma cash balance of $2,219,371 at June 30, 2008 is expected to be utilized for (a) up to approximately $600,000 of capital expenditures, primarily capitalized labor costs, to modify and improve the TelvOS system (b) up to approximately $1,300,000 of operating losses from the Narrowstep operations after the Effective Date (as assumed for purposes of this pro forma) until such time as Onstream’s management expects those operations to become cash-flow breakeven, although this cannot be assured.

6)
The pro forma condensed combining balance sheet has been adjusted to remove Narrowstep’s accumulated deficit as of the Effective Date, with a corresponding adjustment to reduce additional paid-in capital.

Statement of Operations Adjustments:

A. Related to Financing – None

7)
As discussed in note 2 above, commencing June 3, 2008 we received an aggregate of $1,000,000 from the Lenders under a software and equipment financing arrangement, which was considered necessary to provide cash for costs associated with the negotiations and due diligence related to this transaction, as well as for certain costs we expected to incur after the signing of the Definitive Agreement but before the Effective Date. We have reflected pro forma adjustments to recognize additional interest expense in the combined pro forma results of operations for those periods, as presented above, as if this financing arrangement had been entered into at the beginning of the respective periods presented. The result is additional interest expense of $196,000 and $133,000 for the year ended September 30, 2007 and the nine months ended June 30, 2008, respectively. This includes cash interest at 12% per annum as well as amortization of the initial loan discount of $226,500 over the 3 year term of the Notes.

B. Related to Acquisition

8)
Prior to the Acquisition, Narrowstep recognized compensation and professional fee expense related to (i) payments to or on behalf of certain individuals or entities (including the value of shares or options) designated for termination on or before the Effective Date as part of the Plan, such expense totaling $4,551,000 and $2,616,000 for the year ended September 30, 2007 and the nine months ended June 30, 2008, respectively, and (ii) payments to or on behalf of certain other individuals or entities (including the value of shares or options) already terminated by Narrowstep during the negotiation of the terms of the Acquisition and in contemplation of such transaction, such expense totaling $2,268,000 and $608,000 for the year ended September 30, 2007 and the nine months ended June 30, 2008, respectively. Therefore, we do not expect to continue these payments after the Acquisition and have reflected pro forma adjustments to remove these expenses from the compensation and professional fee expense (or cost of revenue, for the portion considered to be direct labor), as presented in the combined pro forma results of operations for those periods. However, see note 9 below related to pro forma compensation recognized for arrangements entered into with other individuals in connection with the Acquisition.

9)
In connection with, and in anticipation of, the Acquisition, on June 1, 2008 we entered into an employment contract with an individual who was employed by Narrowstep as a consultant upon the signing of the Definitive Agreement and will become an employee (and the Managing Director) of Narrowstep on the Effective Date. Compensation under these arrangements include:

a) Base fees/salary of $20,000 per month (pro-rated for initial part-time service),

b) A recoverable draw of $2,000 per month for the first six months, to be deducted from future paid commissions if applicable,

c) Commissions of 1% on Narrowstep’s sales that are 25% above annualized existing revenue and 2% on sales that are 50% above annualized existing revenue,

d) Four-year vested options for the purchase of 15,000 common ONSM shares for every one million dollars that Narrowstep’s sales are above 125% annualized existing revenue, applicable for the first two years of service,

e) Four-year term (from vesting) option grants for the purchase of 400,000 common ONSM shares, vesting over four years at 100,000 per year, and

f) Reimbursement of travel and moving expenses up to $16,000.

All options once vested are exercisable at the fair market value at the date of grant, but no less than $1.00 per share. The employment contract contains non-compete provisions and is for a minimum term of one year and provides for 6 months severance in the event of termination without cause after that one year period. We have reflected pro forma adjustments to recognize additional compensation expense in the combined pro forma results of operations for those periods, as presented above, as if these employment arrangements had been entered into at the beginning of the respective periods presented. The result is additional compensation expense of $302,000 and $231,000 for the year ended September 30, 2007 and the nine months ended June 30, 2008, respectively. This additional compensation expense includes expected salary, expense reimbursement and minimum commission payments, as well as the fair value of the 400,000 guaranteed options, the latter calculated in accordance with the provisions of SFAS No. 123R, “Share-Based Payments”, using the Black-Scholes model with the following assumptions: expected volatility of 79% to 90%, risk-free interest rate of 4.5%, expected dividends of $0 and expected term of 6.5 years, the average term of the related options. This additional compensation expense excludes cash commissions and/or options that are contingent on increased sales.

In addition to the above, Narrowstep and Onstream Media have entered into employment agreements with a limited number of existing Narrowstep employees, which agreements include options to purchase ONSM shares (once vested) and retention bonuses, as well as continued vesting of certain restricted shares issued as part of the Merger consideration and discussed above. The compensation expense from these arrangements is not expected to be materially different from the compensation expense recognized by Narrowstep for these individuals in the past and therefore no adjustment has been made to the pro forma financial statements. In addition, Mr. David McCourt, Narrowstep’s acting CEO who will resign from such capacity on the Effective Date, is expected to serve on the Onstream board of directors after the Effective Date and will be compensated for that service in accordance with Onstream’s standard board compensation policy. However, that compensation is not considered to be material and no adjustment has been made to the pro forma financial statements. Mr. McCourt’s previous compensation from Narrowstep was included in the pro forma adjustment discussed in note 8 above.

10)
Prior to the Acquisition, Narrowstep recognized general and administrative expenses related to the lease of sales and administrative office facilities in New York City and Princeton, New Jersey, which leases were terminated by Narrowstep during the negotiation of the terms of the Acquisition and in contemplation of such transaction. Such expenses (including lease termination payments) totaled approximately $397,000 and $580,000 for the year ended September 30, 2007 and the nine months ended June 30, 2008, respectively. Since we do not expect to continue these payments after the Acquisition, we have reflected pro forma adjustments to remove the above expenses (which are stated herein after reduction for the approximately $6,000 per month rent for Narrowstep’s new administrative facility in Princeton) from the other general and administrative expense presented in the combined pro forma results of operations for those periods.

11)
Narrowstep’s financial statements include impairment charges on long-lived assets of $1,228,437 and $861,858 for the year ended September 30, 2007 and the nine months ended June 30, 2008, respectively. Although the instructions given in SEC Regulation S-X (Article 11 - “Pro Forma Financial Information”) indicate that no adjustment should be made to remove infrequent or nonrecurring items such as gains or losses on asset dispositions or liability settlements in arriving at pro forma results of operations, it also indicates that adjustments shall be made for items that are directly attributable to the specific transaction (i.e., the Acquisition), are factually supportable and are expected to have a continuing impact. Since the impairment charges for the nine months ended June 30, 2008 reflect Narrowstep’s write down of equipment located in their California POP which was shut down in the March and April 2008 timeframe, which action was taken during the negotiation of the terms of the Acquisition and in contemplation of such transaction, an adjustment was made to remove these charges from the combined pro forma results of operations for that period, as presented above.

In addition to the above, Narrowstep recognized cost of revenue prior to the Acquisition related to co-location facilities and related bandwidth in their California POP, which facility leases and bandwidth commitments were terminated by Narrowstep during the negotiation of the terms of the Acquisition and in contemplation of such transaction. Such expenses (including termination payments) totaled $24,000 and $355,000 for the year ended September 30, 2007 and the nine months ended June 30, 2008, respectively. Since we do not expect to continue these payments after the Acquisition, we have reflected a pro forma adjustment to remove these expenses from the cost of revenue presented in the combined pro forma results of operations for that period.

12)
We have estimated that the fair value of certain intangible assets purchased by us in the Acquisition but not reflected on Narrowstep’s books (customer lists, tradenames, URLs – internet domain names and workforce/employment agreements), net of the excess of net book value of Narrowstep’s property and equipment (including internally developed software) over the fair value of those assets, is approximately $491,000.

We have reflected pro forma adjustments to recognize depreciation and amortization expense as if the above assets were purchased and depreciation of their fair values commenced at the beginning of the respective periods presented. This depreciation and amortization expense is based on expected useful lives assigned to the assets ranging from one to six years. The result is a reduction of depreciation and amortization expense of $211,000 for the year ended September 30, 2007 and a reduction of depreciation and amortization expense of $339,000 for the nine months ended June 30, 2008.

13)
Prior to the Acquisition, Narrowstep recognized general and administrative expenses related to accounting fees, legal fees and D&O insurance premiums, which totaled approximately $1,276,000 and $804,000 for the twelve months ended November 30, 2007 and the nine months ended August 31, 2008, respectively. The expenses for the nine months ended August 31, 2008 include amounts for Narrowstep’s negotiation of this Acquisition. Although, based on the guidance of SEC Regulation S-X (Article 11 - “Pro Forma Financial Information”), we have not reflected pro forma adjustments to remove any portion of these expenses from the combined pro forma results of operations for those periods, we expect these payments will be reduced after the Acquisition, particularly as the result of combining the administration and oversight of two public entities into one.